                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, For Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                          KONOVER PROPERTY TRUST, INC.
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies: common stock and Series A convertible preferred stock.

     2)   Aggregate number of securities to which transaction applies:
          32,695,034 shares of capital stock (31,914,354 shares of common stock and 780,680 shares of Series A convertible preferred stock).

     3)   Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): In accordance with Rule 0-11(c), the fee was calculated to be one-fiftieth of one percent of the proposed cash payment or of the value of the securities and other property to be distributed to the stockholders of Konover Property Trust, Inc. and the holders of unexercised options with exercise prices of less than the
          consideration per share to be paid to the holders of common stock.

     4)   Proposed maximum aggregate value of transaction: $ 37,797,207
          (calculated on the basis of (1) 15,298,432 outstanding shares of common stock that will receive the merger consideration multiplied by the transaction price of $2.10, plus (2) 2,264,153 shares of common stock issuable upon conversion of Konover's 780,680 outstanding shares of Series A Convertible Preferred stock multiplied by $2.205 (the
          $2.10 transaction price multiplied by 105%, as required by Konover's charter), plus (3) the product of (A) 448,403 shares which are subject to options to purchase shares with an exercise price of less than
          $2.10 per share and (B) the difference between $2.10 per share and the exercise price of such options).

     5)   Total fee paid: $7,560

[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                          KONOVER PROPERTY TRUST, INC.
--------------------------------------------------------------------------------

                                                              [proxy date], 2002

Dear Stockholder:

     On behalf of our board of directors, I cordially invite you to attend a special meeting of stockholders of Konover Property Trust, Inc. to be held at
[meeting location], [meeting address, city, state].

     At the special meeting, we will ask you to consider and vote upon a proposal to approve a merger between PSCO Acquisition Corp. and Konover Property
Trust, Inc., the merger agreement governing the merger, and certain amendments to our charter contemplated by the merger agreement. PSCO Acquisition Corp. is a newly formed Maryland corporation. It is owned by Prometheus Southeast Retail
Trust, a Maryland real estate investment trust and an owner of approximately 66%
of our common stock, and Kimkon Inc., a Delaware corporation and an indirect wholly owned subsidiary of Kimco Realty Corporation (NYSE: KIM), a Maryland
corporation. Under the merger agreement, PSCO Acquisition Corp. will be merged with Konover, with Konover surviving the merger. If the merger proposal is approved, you will be entitled to receive $2.10 in cash for each share of
Konover common stock that you hold. Following the merger, Konover will continue its operations as a privately held company under the name Kimsouth Realty Inc.
More detailed information about the merger proposal is included in the accompanying proxy statement. Copies of the merger agreement and an amendment to the merger agreement are attached as Appendices A1 and A2 to the proxy statement. You should read carefully the accompanying material.

     The board of directors, after careful consideration and based on various factors, including the unanimous recommendation of a special committee of the board, has determined that the merger, merger agreement, and charter amendments are advisable and in the best interests of Konover and are fair to Konover and our unaffiliated stockholders. The board of directors unanimously approved the merger, merger agreement, and charter amendments and recommends that you vote
"For" approval of the merger proposal, which consists of the merger, merger agreement, and charter amendments.

     To ensure that your shares are represented at the meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed postage prepaid envelope as soon as possible. This will allow your shares to be represented at the meeting. Returning your proxy card will not prevent you from voting in person, but it will ensure that your vote will be counted if you are unable to attend the meeting. The failure to submit a proxy card or vote at the meeting will have the same effect as a vote against the merger proposal.

                                       Sincerely,

                                       J. Michael Maloney
                                       Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE
MERITS OR FAIRNESS OF THIS TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY
OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

                          KONOVER PROPERTY TRUST, INC.

--------------------------------------------------------------------------------
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       To Be Held on [meeting date], 2002
--------------------------------------------------------------------------------

     You are cordially invited to attend the special meeting of stockholders of
Konover Property Trust, Inc. to be held on [meeting date], 2002, at [meeting time], at [meeting location], [meeting address, city, state] for the following purposes:

     1.   To consider and vote upon a proposal to approve a merger of PSCO
          Acquisition Corp. ("PSCO") and Konover, the Agreement and Plan of
          Merger, dated June 23, 2002, as amended on July 26, 2002 between PSCO and Konover, and charter amendments contemplated by that agreement.
          The merger will result in:

          .    PSCO merging with and into Konover, with Konover surviving the merger. Prometheus Southeast Retail Trust, which currently owns approximately 66% of our outstanding common stock, and Kimkon
               Inc., an indirect wholly owned subsidiary of Kimco Realty
               Corporation (NYSE: KIM), will own all of the outstanding shares of Konover common stock after the merger is completed.
               Additionally, immediately before the merger, PSCO will issue shares of redeemable preferred stock to approximately 100
               individuals in order to ensure that Konover maintains its REIT status after the merger. In the merger, PSCO's newly issued shares of redeemable preferred stock will be converted into shares of a newly created series of redeemable preferred stock.
               In the merger, Konover may also issue shares of a newly created series of convertible preferred stock to holders of Konover's existing Series A convertible preferred stock; and

          .    Each share of Konover common stock outstanding immediately before the effective time of the merger, other than 16,615,922 shares of
               Konover common stock that Prometheus will contribute to PSCO immediately before the merger, being converted into the right to receive $2.10 in cash, which may be reduced for persons subject to applicable withholding taxes.

     2.   To transact such other business as may properly come before such meeting or any postponements or adjournments of the meeting.

     Only common stockholders of record at the close of business on [record date], 2002 will be entitled to vote at the meeting or any adjournments.

     Whether or not you expect to attend the meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope in order to ensure representation of your shares. No postage need be affixed if you mail the proxy card in the United States.

                                     By Order of the Board of Directors

                                     Robin W. Malphrus
                                     Senior Vice President, General Counsel and
                                     Secretary

                          Konover Property Trust, Inc.
                       3434 Kildaire Farm Road, Suite 200
                          Raleigh, North Carolina 27606

--------------------------------------------------------------------------------
                                 Proxy Statement
                                       for
                         Special Meeting of Stockholders
--------------------------------------------------------------------------------

                       To Be Held on [meeting date], 2002

     This proxy statement is furnished in connection with the solicitation by the board of directors of Konover Property Trust, Inc. ("Konover," "we" or "us")
of proxies for use at the special meeting of stockholders to be held on [meeting day], [meeting date], 2002, at [meeting time], local time, at [meeting location], [meeting address, city, state].

     This proxy statement and the accompanying proxy were first mailed to our stockholders on or about [mailing date], 2002.

     As of [record date], 2002, the record date, we had 31,914,354 shares of our common stock, par value $0.01 per share, outstanding. Only common stockholders of record at the close of business on the record date are entitled to vote at the meeting. Each stockholder will be entitled to one vote for each share of common stock held by such stockholder on the record date. The "merger proposal"
consists of approving the merger, the merger agreement, and amendments to our charter. The affirmative vote of a majority of the votes entitled to be cast at the meeting is required to approve the merger proposal, except for certain charter amendments principally relating to stock transfer restrictions and the ability of our board of directors to classify or reclassify unissued stock.
Those charter amendments require the affirmative vote on the merger proposal of two-thirds of the votes entitled to be cast at the meeting. Thus, if holders of at least two-thirds of the votes entitled to be cast approve the merger proposal, the surviving corporation's charter will contain those additional amendments. However, approval of those charter amendments is not a condition to completing the merger. We have included, as Appendices A1 and A2 to this proxy statement, the merger agreement and an amendment to the merger agreement. Two alternate forms of the surviving corporation's charter are attached as Exhibits
B-1 and B-2 to the amendment to the merger agreement. The form of charter attached as Exhibit B-1 will be the charter of the surviving corporation if the merger proposal receives the affirmative vote of two-thirds of the votes entitled to be cast at the meeting. The form of charter attached as Exhibit B-2 will be the charter of the surviving corporation if the merger proposal receives the affirmative vote of a majority but less than two thirds of the votes entitled to be cast at the meeting. The alternate charter forms are substantially identical, other than those amendments requiring a two-thirds vote. Prometheus Southeast Retail Trust, which currently owns approximately 66%
of our common stock, has entered into a voting agreement with us and Kimkon
Inc. The voting agreement obligates Prometheus to vote in favor of the merger proposal.

     Our board of directors has, after taking into account various factors as described in this proxy statement, including the unanimous recommendation of a special committee of the board

of directors, unanimously approved the merger, the merger agreement, and the charter amendments, determining them to be advisable and in the best interests of Konover and fair to Konover and our unaffiliated stockholders. The board of directors recommends that you vote "For" approval of the merger proposal.

     To ensure that your shares are represented at the special meeting, please complete, sign, and date the enclosed proxy card and return it in the enclosed postage prepaid envelope. If you complete, date, sign, and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote for the merger proposal. If you fail to return your proxy card and fail to vote at the special meeting, the effect will be the same as a vote against the merger proposal. Returning the proxy card does not deprive you of your right to attend the special meeting and vote your shares in person.

     We will pay the expense of soliciting proxies. Proxies will be solicited by mail and may also be solicited by telephone calls or personal calls by our officers, directors, or employees, none of whom will be specially compensated for soliciting proxies. We estimate the total expenses of soliciting proxies, including printing and postage, to be approximately $60,000.

                                       2

                                       i

APPENDIX A1 ......................Agreement and Plan of Merger, dated as of
                                  June 23, 2002, by and between PSCO
                                  Acquisition Corp. and Konover Property Trust,
                                  Inc.

APPENDIX A2 ......................Amendment No. 1 to the Agreement and
                                  Plan of Merger, dated as of July 26,
                                  2002, by and between PSCO Acquisition
                                  Corp. and Konover Property Trust, Inc.

APPENDIX B .......................Voting Agreement, dated as of June 23, 2002, by and between Prometheus Southeast

                                       ii

                                  Retail Trust, Konover Property Trust, Inc.,
                                  and Kimkon Inc.

APPENDIX C .......................Supplemental Voting and Tender Agreement dated as of June 23, 2002, by and between Prometheus
                                  Southeast Retail Trust and Konover Property
                                  Trust, Inc.

APPENDIX D1 ......................Co-Investment Agreement, dated as of June 23,
                                  2002, by and among Prometheus Southeast
                                  Retail Trust, Kimkon Inc., PSCO Acquisition
                                  Corp., LF Strategic Realty Investors II L.P.,
                                  LFSRI II - CADIM Alternative Partnership
                                  L.P., LFSRI II Alternative Partnership L.P.,
                                  and Kimco Realty Corporation.

APPENDIX D2 ......................Amendment No. 1 to the Co-Investment
                                  Agreement, dated as of July 26, 2002, by and
                                  among Prometheus Southeast Retail Trust,
                                  Kimkon Inc., PSCO Acquisition Corp., LF
                                  Strategic Realty Investors II L.P., LFSRI II
                                  - CADIM Alternative Partnership L.P., LFSRI
                                  II Alternative Partnership L.P., and Kimco
                                  Realty Corporation.

APPENDIX E .......................Opinion of Credit Suisse First Boston
                                  Corporation, dated June 23, 2002.

APPENDIX F .......................Information Relating to the Directors and
                                  Executive Officers of the Prometheus Parties.

APPENDIX G .......................Information Relating to Kimco, Kimco Realty
                                  Services, Kimkon, and the Directors and
                                  Executive Officers of Kimco.

APPENDIX H .......................Information Relating to the Directors and
                                  Executive Officers of PSCO Acquisition Corp.

APPENDIX I .......................Information Relating to the Directors and
                                  Executive Officers of Konover Property Trust,
                                  Inc.

                                       iii

APPENDIX J........................Annual Report on Form 10-K for the Fiscal
                                  Year ended December 31, 2001.

APPENDIX K........................Quarterly Report on Form 10-Q for the Fiscal
                                  Quarter ended March 31, 2002.

APPENDIX L .......................Letter from Counsel for the Series A
                                  Convertible Preferred Stockholders, dated
                                  September 26, 2001.

APPENDIX M .......................Letter from Konover, dated October 10, 2001, in Response to the September 26, 2001 Letter
                                  from Counsel for the Series A Convertible
                                  Preferred Stockholders.

APPENDIX N .......................Letter from Kaye Scholer LLP, dated October
                                  10, 2001, in Response to the September 26,
                                  2001 Letter from Counsel for the Series A
                                  Convertible Preferred Stockholders.

APPENDIX O .......................Letter from the Financial Advisor of the
                                  Series A Convertible Preferred Stockholders,
                                  dated June 17, 2002.

                                       iv

                               Summary Term Sheet

          The following summary briefly describes the material terms of the proposed acquisition of Konover by PSCO Acquisition Corp., a newly formed
Maryland corporation ("PSCO"). PSCO is owned by Prometheus Southeast Retail
Trust ("Prometheus"), a Maryland real estate investment trust that currently owns approximately 66% of our common stock, and Kimkon Inc. ("Kimkon"), a
Delaware corporation and an indirect wholly owned subsidiary of Kimco Realty
Corporation (NYSE: KIM), a Maryland corporation ("Kimco"). While this summary describes the material terms that you should consider when evaluating the merger proposal you will vote on at the special meeting, the information throughout this proxy statement contains a more detailed description of the merger proposal. You should read carefully the proxy statement in its entirety before voting. We have included page references to direct you to more complete descriptions of the topics described in this summary term sheet.

PSCO:                    The buyer is PSCO, a newly formed Maryland corporation.
                         As of the date of this proxy statement, PSCO is wholly
                         owned by Prometheus and Kimkon. See "The Parties
                         Involved in the Merger" beginning on page 37.

Transaction Structure:

   OP Transfer:          Prior to the closing date of the merger of PSCO and
                         Konover, we will cause our wholly owned subsidiary, KPT
                         Properties Holding Corp., to transfer (the "OP
                         Transfer") to Konover substantially all of the
                         partnership interests ("OP Units") that KPT Properties
                         Holding Corp. currently holds in KPT Properties L.P.
                         (the "Operating Partnership"), the limited partnership
                         through which we conduct substantially all of our
                         operations.

   OP Merger:            On the closing date of the merger of PSCO and Konover,
                         after the OP Transfer but before the consummation of
                         the merger, we will cause a newly formed, wholly owned
                         Delaware limited partnership to be merged (the "OP
                         Merger") with and into the Operating Partnership, with
                         the Operating Partnership being the surviving entity.
                         Pursuant to the OP Merger, each OP Unit in the
                         Operating Partnership, other than those we directly or
                         indirectly own, will be converted into the right to
                         receive a cash payment in an amount equal to the merger
                         consideration to be paid to our common stockholders in
                         the merger of PSCO and Konover.

   OP Distribution:      Immediately after the OP Merger but before the
                         consummation of the merger of PSCO and Konover, we will
                         cause the Operating Partnership to distribute
                         $12,000,000.00 of cash to Konover (the "OP
                         Distribution") which will be used to pay a portion of
                         the consideration payable in the merger of PSCO and
                         Konover.

   Contribution by       On the closing date of the merger of PSCO and Konover,
   Prometheus to PSCO:   but before it is consummated, Prometheus, in exchange
                         for additional PSCO equity interests, will contribute
                         to PSCO 16,615,922 shares of Konover common stock and
                         all of Prometheus' rights and obligations under the
                         contingent value right agreement between Prometheus and
                         Konover. These 16,615,922 shares will be canceled at
                         the effective time of the merger without any payment or
                         other consideration. See "The Merger and Related
                         Agreements - Co-Investment Agreement" beginning on page
                         120.

   Contribution by       On the closing date of the merger of PSCO and Konover,
   Kimkon to PSCO:       but before it is consummated, Kimkon, in exchange for
                         additional PSCO equity interests, will contribute to
                         PSCO approximately $35.6 million (subject to downward
                         adjustment), which cash will be used to pay a portion
                         of the merger consideration. See "The Merger and
                         Related Agreements - Co-Investment Agreement" beginning
                         on page 120.

   Issuance of           On the closing date of the merger of PSCO and Konover,
   Redeemable            but before it is consummated, PSCO will issue up to 150
   Preferred Stock by    shares of redeemable preferred stock to approximately
   PSCO:                 100 individuals in order to ensure that Konover
                         maintains its REIT status after the merger. In the
                         merger, each share of PSCO redeemable preferred stock
                         will be converted into one share of a newly created
                         Series B redeemable preferred stock.

   Merger:               At the effective time of the merger, PSCO will be
                         merged with Konover, with Konover as the surviving
                         corporation. Shares of PSCO capital stock will be
                         converted into shares of Konover capital stock on a
                         one-for-one basis.

Stockholder Vote:        We are asking you to consider and vote upon the merger
                         proposal, which involves approving the Agreement and
                         Plan of Merger, dated June 23, 2002, as amended on July
                         26, 2002, between Konover and PSCO, and the merger and
                         charter amendments contemplated by the merger
                         agreement.

                         The affirmative vote of a majority of the votes
                         entitled to be cast at the meeting is required to
                         approve the merger proposal, except for certain charter
                         amendments principally relating to stock transfer
                         restrictions and the ability of our board of directors
                         to classify or reclassify unissued stock. Those charter
                         amendments require the approval of two-thirds of the
                         votes entitled to be cast. Thus, if holders of at least
                         two-thirds of the votes entitled to be cast approve the
                         merger proposal, the charter of the surviving
                         corporation will contain those additional amendments.
                         The

                                       2

                         alternate charter forms are substantially
                         identical, other than those amendments requiring a
                         two-thirds vote. See "The Merger and Related Agreements
                         - The Merger Structure - Amendment to Charter"
                         beginning on page 96 for a description of the material
                         differences between the forms of the surviving
                         corporation's charter. Prometheus currently owns
                         approximately 66% of our common stock and has entered
                         into an agreement to vote in favor of the merger
                         proposal. See "The Special Meeting" beginning on page
                         34 and "The Merger and Related Agreements - Voting
                         Agreement" beginning on page 123.

Payment:                 Upon completion of the merger, you will be entitled to
                         receive $2.10 in cash, without interest, for each share
                         of Konover common stock that you own. You will not own
                         any shares of Konover common stock or any other
                         interest in Konover after the merger is completed. Each
                         outstanding option to purchase shares of Konover common
                         stock will be canceled at the effective time of the
                         merger, and each option with an exercise price of less
                         than $2.10 per share will be converted into the right
                         to receive a cash payment, without interest, equal to
                         the difference between $2.10 and the exercise price of
                         the option, multiplied by the number of shares of
                         common stock subject to the option. Options with an
                         exercise price equal to or greater than $2.10 per
                         share, however, will be canceled at the effective time
                         of the merger without any payment or other
                         consideration. See "The Merger and Related Agreements
                         -Conversion of Stock and Options" beginning on page
                         103.

Special Committee:       The special committee is a committee of our board of
                         directors that, in consultation with its own legal and
                         financial advisors, evaluated and negotiated the merger
                         proposal, including the terms of the merger agreement
                         with PSCO. The special committee consists solely of
                         directors who are not officers or employees of Konover
                         or of any affiliate of Konover (including Prometheus)
                         and who have no financial interest in the merger
                         different from Konover stockholders generally. The
                         members of the special committee are William D. Eberle,
                         Carol R. Goldberg and L. Glenn Orr, Jr.

Fairness of the          The special committee and our board of directors, after
Merger:                  careful consideration and based on various factors,
                         have each determined that the merger agreement, the
                         merger, and the charter amendments are advisable and in
                         the best interests of Konover and fair to Konover and
                         our unaffiliated stockholders. The special committee
                         received an oral opinion, confirmed by delivery of a
                         written opinion dated June 23, 2002, from its financial
                         advisor, Credit Suisse First Boston Corporation
                         ("Credit Suisse First

                                       3

                         Boston") to the effect that, as of the date of the
                         opinion and based on and subject to matters described
                         in the opinion, the cash consideration to be received
                         in the merger was fair, from a financial point of view,
                         to our common stockholders other than PSCO and its
                         affiliates. The full text of Credit Suisse First
                         Boston's written opinion is attached to this proxy
                         statement as Appendix E. We encourage you to read this
                         opinion carefully in its entirety for a description of
                         the procedures followed, assumptions made, matters
                         considered, and limitations on the review undertaken.
                         Credit Suisse First Boston's opinion is addressed to
                         the special committee and does not constitute a
                         recommendation to any stockholder as to how such
                         stockholder should vote or act on any matter relating
                         to the merger. See "Special Factors - Reasons for the
                         Merger; Factors Considered by the Special Committee and
                         Board of Directors" beginning on page 66 and " -
                         Opinion of the Special Committee's Financial Advisor"
                         beginning on page 71.

Tax Consequences:        Generally, the merger will be taxable for U.S. federal
                         income tax purposes to Konover stockholders. You will
                         recognize taxable gain or loss in the amount of the
                         difference between $2.10 and your adjusted tax basis
                         for each share of Konover common stock that you own.
                         See "Special Factors - Material Federal Income Tax
                         Considerations" beginning on page 91.

Conditions:              The merger is subject to approval by the holders of a
                         majority of the outstanding shares of our common stock.
                         Approval of the amendments to the charter requiring a
                         two-thirds vote is not a condition to completing the
                         merger. Other conditions required to complete the
                         merger include that no court or governmental entity has
                         imposed an order or injunction prohibiting the merger,
                         and that no event has occurred that has resulted in or
                         would reasonably be likely to result in a material
                         adverse effect on Konover. See "The Merger and Related
                         Agreements - Conditions to the Merger" beginning on
                         page 117.

After the Merger:        Upon completion of the merger, Prometheus and Kimkon
                         will own 100% of our common stock. It is possible that
                         the holders of our existing outstanding Series A
                         convertible preferred stock will elect to receive,
                         instead of a cash payment, a continuing interest in the
                         surviving corporation after the merger in the form of
                         shares of a newly created series of convertible
                         preferred stock. In addition, in order to maintain our
                         REIT status following the merger, PSCO will issue up to
                         150 shares of its redeemable preferred stock to
                         approximately 100 individuals before the merger. In the
                         merger, these shares of redeemable preferred stock will
                         be converted into shares of our newly created Series B
                         redeemable preferred stock.

                                       4

                         Our existing common stockholders, however, will cease
                         to have ownership interests in us or rights as Konover
                         stockholders. As a result, if the merger is completed,
                         you will not participate in any future earnings,
                         losses, growth or decline of Konover. See "Special
                         Factors - Effects of the Merger" beginning on page 86.

                                       5

                 Questions and Answers About the Merger Proposal

Q: What am I being asked to vote upon?

A: We are asking you to consider and vote upon a proposal to approve the merger agreement and the merger and amendments to our charter contemplated by the merger agreement. We refer to this proposal as the "merger proposal," or sometimes as just the proposal, throughout this proxy statement. If the merger proposal is approved and the merger is completed, PSCO and Konover will merge, with Konover surviving the merger. Approval by the holders of a majority of our outstanding shares of common stock is required to approve the merger proposal, except for certain charter amendments principally relating to stock transfer restrictions and the ability of our board of directors to classify or reclassify unissued stock. Our current charter requires holders of two-thirds of our outstanding common stock to approve those charter amendments. Thus, if holders of at least two-thirds of the votes entitled to be cast approve the merger proposal, the charter of the surviving corporation will contain those additional amendments. However, completing the merger is not conditioned upon approval of those additional charter amendments. Thus, if a majority of the votes entitled to be cast vote to approve the merger proposal, the merger will occur. Upon completion of the merger, Konover will no longer be a public company, and you will no longer own any Konover common stock.

Q: How much will I receive for my shares of Konover common stock in the merger?

A: If the merger is completed, you will receive $2.10 per share in cash (less applicable withholding taxes, if any) for each share of Konover common stock you own at the time of the merger, and you will have no interest in the surviving corporation. See "The Merger and Related Agreements - Conversion of Stock and
Options" beginning on page 103.

Q: What if I have options to purchase shares of Konover common stock?

A: If you hold options to purchase shares of our common stock at an exercise price of less than $2.10 per share, you will receive a cash payment equal to the difference between $2.10 and the exercise price multiplied by the number of shares subject to your options. If your options' exercise price is $2.10 or more, your options will be canceled in the merger without any payment or other consideration. See "The Merger and Related Agreements - Conversion of Stock and
Options" beginning on page 103.

Q: Will I have to pay taxes on the consideration I receive in the merger?

A: If you hold shares of our common stock, the receipt of cash in the merger will generally be a taxable transaction to you in the same way as if you sold your shares for $2.10 per share in cash. See "Special Factors - Material Federal
Income Tax Considerations" beginning on page 91. If you receive payment for your options as described above, the payment generally will be treated as ordinary income.

Q: What will happen to Konover and our stockholders in the merger?

                                       6

A:  As a result of the merger:

     .    Konover, the surviving corporation in the merger, will become owned entirely by Prometheus and Kimkon (with the exception of (1) shares of a newly created series of redeemable preferred stock that will be issued to holders of PSCO's redeemable preferred stock in connection with maintaining Konover's REIT status after the merger and (2) shares of a newly created series of convertible preferred stock that may be issued in the merger to holders of our existing Series A convertible preferred stock who elect not to receive cash in the merger);

     .    Konover common stockholders, except for PSCO, will receive cash in exchange for their shares and will no longer have any interest in the future earnings, losses, growth or decline of Konover. Prometheus will contribute 16,615,922 shares of Konover common stock to PSCO before the merger. These 16,615,922 shares will be canceled in the merger;

     .    Konover will no longer be a public company; and

     .    Konover's common stock will no longer be listed or traded on the New
          York Stock Exchange.

See "The Merger and Related Agreements" beginning on page 95 and "Special
Factors - Effects of the Merger" beginning on page 86.

Q: Will I receive any dividends between now and the merger?

A: In an effort to conserve cash until we determined our ultimate strategy, our board of directors ceased declaring dividends in the second quarter of 2001. The merger agreement does not permit us to declare any dividends before the merger closes, unless we need to do so in order to preserve our REIT status. However, we currently do not expect that will be necessary. Once the merger is completed, you will no longer own any stock of Konover and, therefore, will not receive any dividends for any period following the merger. See "Special Factors - Effects of the Merger" beginning on page 86.

Q: How does Konover's board of directors recommend I vote?

A: Our board of directors, after careful consideration and based on various factors, including the unanimous recommendation of the special committee, has determined that the merger, merger agreement, and charter amendments are advisable and in the best interests of Konover and are fair to Konover and our unaffiliated stockholders. Accordingly, our board of directors unanimously approved the merger, the merger agreement, and the charter amendments. Our board of directors recommends that you vote to approve the merger proposal. As of the record date, Prometheus owned approximately 66% of our common stock and has entered into a voting agreement obligating it to vote "For" the merger proposal.
Our board of directors, executive officers, and their affiliates, excluding
Prometheus and our director Mark S. Ticotin, who is a Managing Principal of
Lazard Freres Real Estate Investors L.L.C., the general partner of the investment funds that control Prometheus, together owned less than 10,000 shares of our outstanding common stock, or less than one percent, as of the record date. Our board of

                                       7

directors, executive officers, and their affiliates, including Mr. Ticotin and
Prometheus, owned approximately 66% of our outstanding common stock as of the record date. See "Special Factors - Reasons for the Merger; Factors Considered
by the Special Committee and Board of Directors" beginning on page 66.

Q: Are there any conditions to completing the merger?

A: In addition to obtaining stockholder approval, which is assured pursuant to the Prometheus voting agreement noted above, the merger is also subject to the following conditions:

     .    Both Prometheus and Kimkon must have made certain contributions to
          PSCO in accordance with a co-investment agreement among Prometheus and its affiliates, Kimkon, and Kimco.

     .    Our subsidiary, KPT Properties Holding Corp., must have transferred to
          Konover substantially all of its OP Units in the Operating
          Partnership.

     .    The Operating Partnership must have merged with a newly formed limited partnership owned by Konover. In this, the OP Merger, the Operating
          Partnership will be the surviving entity and the Operating
          Partnership's limited partners, other than Konover and our subsidiaries, will receive a cash payment per OP Unit equal to the
          $2.10 per share payment our common stockholders (other than PSCO) will receive in the merger of PSCO and Konover.

     .    Following the OP Merger, the Operating Partnership must make a $12.0 million distribution to Konover. This OP Distribution will be used in part to pay the merger consideration to you.

     .    Konover must deliver to PSCO letters of resignation from each member of our board of directors, other than from Messrs. Ross, Ticotin, and
          Zobler (the directors who were nominated by Prometheus), for such resignation to be effective as of the closing.

     .    Other customary closing conditions.

See "The Merger and Related Agreements - Conditions to the Merger" beginning on page 117.

Q: What vote is required to approve the merger?

A: The merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Konover common stock on the record date, or 15,957,178 shares. Abstentions will have the same effect as a vote against the merger proposal. In connection with the execution of the merger agreement,
Prometheus entered into a voting agreement with Konover and Kimkon. The voting agreement obligates Prometheus to vote in favor of approving the merger. As of the record date, Prometheus owned 21,052,631 shares of Konover common stock, representing approximately 66% of the outstanding voting power of Konover. See
"The Special Meeting - Quorum and Vote Required" beginning on page 35.

Q: What vote is required to approve the amendments to the charter?

                                       8

A: The form of the charter of the surviving corporation will depend on whether the holders of at least two-thirds or only a majority of our outstanding shares of common stock vote to approve the merger proposal. Certain charter amendments that relate principally to the ability of our board of directors to classify or reclassify unissued stock and to stock transfer restrictions must be approved by the holders of two-thirds of our outstanding shares of common stock on the record date, or 21,276,236. Abstentions will have the same effect as a vote against the merger proposal. Approval of these charter amendments is not a condition to completing the merger. The remaining charter amendments must be approved by the affirmative vote of the holders of a majority of our outstanding shares of common stock on the record date, or 15,957,178 shares. The voting agreement noted above obligates Prometheus, which owned 21,052,631 shares of
Konover common stock on the record date, representing approximately 66% of the outstanding voting power of Konover, to vote its shares in favor of approving the merger proposal, which includes the charter amendments. See "The Special
Meeting - Quorum and Vote Required" beginning on page 35 and "The Merger and
Related Agreements - The Merger - Amendment to Charter" beginning on page 96.

Q: If I will not have a continuing interest in Konover after the merger, why are you asking me to vote on the charter amendments?

A: We are incorporated in Maryland. Maryland law requires that charter amendments be approved by common stockholders. As of the record date, you are a common stockholder.

Q: Can the stockholders other than Prometheus defeat the merger proposal?

A: No. As noted above, Prometheus has entered into a voting agreement obligating it to vote in favor of the merger proposal. If Prometheus votes in favor of the proposal, the merger, merger agreement, and the charter amendments not requiring a two-thirds vote will be approved.

Q: What rights do I have if I oppose the merger proposal?

A: You can vote against the merger proposal by indicating a vote against the merger proposal on your proxy card and signing and mailing your proxy card, or by voting against the proposal in person at the meeting. Failure to submit a proxy or vote at the meeting will have the same effect as a vote against the proposal. Under Maryland law, since our common stock is listed on the New York
Stock Exchange, our common stockholders do not have the right to receive the appraised value of their shares in connection with the merger. If you do not vote in favor of the proposal and the merger takes place anyway, you will be bound by the terms of the merger agreement and will receive $2.10 per share
(less applicable withholding taxes, if any) for each share of Konover common stock you own at the time of the merger.

Q: When and where will the special meeting be held?

A: The special meeting will be held at [meeting location], [meeting address, city, state], on [meeting day], [meeting date], 2002, at [meeting time], local time. See "The Special Meeting" beginning on page 34.

Q: Who can vote?

                                       9

A: Only our common stockholders of record as of the close of business on [record date], 2002 may vote at the meeting. See "The Special Meeting - Record Date and
Voting Power" beginning on page 35.

Q: What other matters will be voted on at the special meeting?

A: Maryland law and our bylaws do not permit any other matters to be presented at the special meeting except related procedural matters, including adjournment of the meeting to a later date.

Q: How can I vote shares held in my broker's name?

A: If your broker or another nominee holds your shares in its name (or in what is commonly called "street name"), then you should give your broker or nominee instructions on how to vote. Otherwise, your shares will not be voted and will have the same effect as a vote against the merger proposal. Your broker will provide you directions regarding how to instruct your broker to vote your shares. See "The Special Meeting - Proxies, Voting and Revocation" beginning on page 35.

Q: Can I change my vote?

A: You may change your vote at any time before the vote is tabulated at the meeting. For shares held directly in your name, you may do this by sending a new proxy or a written revocation to Konover's secretary or by attending the meeting and voting there. Attending the meeting alone will not change the vote in the proxy you sent, unless you vote at the meeting. For shares held in "street name," you may change your vote only by giving new voting instructions to your broker or nominee. See "The Special Meeting - Proxies, Voting and Revocation"
beginning on page 35.

Q: What should I do now?

A: Please vote. If you mail your completed, signed, and dated proxy card in the enclosed envelope as soon as possible, your shares will be voted at the meeting even if you are unable to attend. No postage is required if the proxy card is returned in the enclosed postage prepaid envelope and mailed in the United
States.

Q: What does it mean if I receive more than one proxy card?

A: It means your shares are registered differently or are held in more than one account. Please complete, sign, date, and mail each proxy card that you receive.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, we will send you written instructions that will tell you how to exchange your certificates for $2.10 per share in cash, less any applicable withholding taxes. Please do not send in your certificates now or with your proxies. Hold your certificates until you receive further instructions.

Q: What happens if I sell my shares before the special meeting?

                                       10

A: The record date for the meeting is earlier than the expected completion date of the merger. If you held your shares on the record date, but have transferred those shares after the record date and before the meeting, you will retain your right to vote at the meeting, but not the right to receive the merger consideration. The right to receive the merger consideration will pass to the person to whom you transferred your shares.

Q: Whom should I contact if I have questions about the merger proposal or need additional copies of the proxy statement?

A: If you have more questions about the merger proposal or would like additional copies of this proxy statement, you should contact Daniel J. Kelly, Executive
Vice President and Chief Financial Officer, Konover Property Trust, Inc., 3434
Kildaire Farm Road, Raleigh, North Carolina 27606, Telephone (919) 372-3000.

                                       11

                                     Summary

          This summary highlights selected information in this proxy statement and may not contain all of the information that is important to you. To more fully understand the proposal to be voted on at the special meeting, and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents to which it refers.
Copies of the merger agreement and amendment no. 1 to the merger agreement are attached as Appendices A1 and A2 to this proxy statement. We refer to the merger agreement and amendment no. 1 to the merger agreement collectively as the
"merger agreement" in this proxy statement.

Parties Involved in the Merger

Konover Property Trust, Inc.

          We are principally engaged in the acquisition, development, ownership and operation of retail shopping centers in the Southeastern United States. Our revenues are primarily derived under real estate leases with national, regional and local retailing companies. Our address and phone number, and the address and phone number of our executive officers and directors (except for Messrs. Ross,
Ticotin and Zobler), are:

          3434 Kildaire Farm Road
          Suite 200
          Raleigh, North Carolina 27606
          (919) 372-3000

          The address and phone number for Messrs. Ross, Ticotin and Zobler are:

          c/o Lazard Freres Real Estate Investors L.L.C.
          Attn: General Counsel
          30 Rockefeller Plaza
          New York, New York 10020
          (212) 632-6000

PSCO Acquisition Corp.

          PSCO is a Maryland corporation that was formed by Prometheus and
Kimkon for the sole purpose of completing the merger with Konover as contemplated by the merger agreement. PSCO was incorporated in June 2002 and has not carried on any activities to date other than activities incident to its formation and as contemplated by the merger agreement. Immediately before the merger and as a result of contributions made by Prometheus and Kimkon to PSCO pursuant to the co-investment agreement, substantially all of PSCO's assets will consist of:

     .    16,615,922 shares of Konover common stock contributed by Prometheus;

                                       12

     .    All of Prometheus's rights and obligations under the contingent value right agreement, dated February 24, 1998, between Prometheus and
          Konover, also contributed by Prometheus; and

     .    Kimkon's contribution of $35,554,438.50 in cash. Kimkon's contribution is subject to downward adjustment to the extent that holders of
          Konover's existing Series A convertible preferred stock elect to receive in the merger, instead of a cash payment, shares of a newly created Series A convertible preferred stock. If all of our existing
          Series A convertible preferred stockholders elect to receive the new series of convertible preferred stock, Kimkon's cash contribution will be reduced to $30,561,980.22.

          Certain investment funds, of which Lazard Freres Real Estate
Investors, L.L.C. is the general partner, have guaranteed Prometheus's contribution obligations under the co-investment agreement, and Kimco has guaranteed Kimkon's contribution obligations under the co-investment agreement.
See "The Merger and Related Agreements - Co-Investment Agreement." Additional
Information about PSCO and about PSCO's directors and executive officers is set forth in "The Parties Involved in the Merger" and Appendix H to this proxy statement.

PSCO's address and phone number are:

          PSCO Acquisition Corp.
          c/o The Corporation Trust Incorporated
          300 East Lombard Street
          Baltimore, Maryland 21202
          410-539-2837

The Prometheus Parties

          Prometheus Southeast Retail Trust,
          Prometheus Southeast Retail LLC,
          LFSRI II SPV REIT Corp.,
          LF Strategic Realty Investors II L.P.,
          LFSRI II Alternative Partnership L.P.,
          LFSRI II-CADIM Alternative Partnership L.P.,
          Lazard Freres Real Estate Investors L.L.C., and
          Lazard Freres & Co. LLC

          Prometheus is a Maryland real estate investment trust that currently owns 21,052,631 shares of our common stock. Prometheus (as assignee of
Prometheus Southeast Retail LLC) and Konover are parties to a contingent value right agreement, which provides that if Prometheus has not doubled its investment (through stock appreciation, dividends, or both) in Konover by
January 1, 2004, then we will pay Prometheus, in cash or stock, an amount necessary to achieve such a return (subject to a maximum payment of 4,500,000 shares of our common stock or the cash value thereof). Prometheus Southeast
Retail LLC ("PSLLC") is a Delaware limited liability company that owns 100% of the common stock of Prometheus. Additional information about Prometheus and
PSLLC and about Prometheus's directors and executive officers is set forth in
"The Parties Involved in the Merger" and Appendix F to this proxy statement.

                                       13

          LFSRI II SPV REIT Corp. ("SPV"), a Delaware corporation, is a holding company and is the sole member of PSLLC. Additional information about SPV and about SPV's directors and executive officers is set forth in "The Parties
Involved in the Merger" and Appendix F to this proxy statement.

          LF Strategic Realty Investors II L.P. ("LFSRI II"), LFSRI II
Alternative Partnership L.P. ("LSFRI II-Alternative") and LFSRI II-CADIM
Alternative Partnership L.P. ("LSFRI II-CADIM") (collectively the "LFSRI II
Funds"), each a Delaware limited partnership, are investment partnerships formed to invest in companies active in the real estate industry. The LFSRI II Funds together own all of the common stock of SPV. Additional information about the
LFSRI II Funds is set forth in "The Parties Involved in the Merger."

          Lazard Freres Real Estate Investors L.L.C. ("LFREI"), a New York
limited liability company, is the general partner of each of the LFSRI II Funds.
LFREI's activities consist principally of acting as general partner of several real estate investment partnerships that are affiliated with Lazard Freres & Co.
LLC. Additional information about LFREI and about the executive officers of
LFREI and the members of the LFREI investment committee is set forth in "The
Parties Involved in the Merger" and in Appendix F to this proxy statement.

          Lazard Freres & Co. LLC ("LFC") is a New York limited liability company and the managing member of LFREI. LFC's activities consist principally of financial advisory services. Additional information about LFC and about the members of the LFC management committee is set forth in "The Parties Involved in the Merger" and in Appendix F to this proxy statement.

          We refer to Prometheus, PSLLC, SPV, the LFSRI II Funds, LFREI, and LFC
collectively as the "Prometheus Parties" in this proxy statement.

          The address and phone number of Prometheus, PSLLC, SPV, the LFSRI II
Funds, and LFREI are:

          c/o Lazard Freres Real Estate Investors L.L.C.
          Attn: General Counsel
          30 Rockefeller Plaza
          New York, New York 10020
          (212) 632-6000

          The address and phone number of LFC are:

          Lazard Freres & Co. LLC
          Attn: General Counsel
          30 Rockefeller Plaza
          New York, New York 10020
          (212) 632-6000

                                       14

Merger Description

The Merger Structure.

          The merger agreement provides that PSCO will be merged with Konover, with Konover surviving the merger. If the stockholders approve the merger, the merger will become effective when the articles of merger have been filed with and accepted for record by the State Department of Assessments and Taxation of
the State of Maryland in accordance with the Maryland General Corporation Law.
At that time, PSCO will be merged with Konover, and PSCO will cease to exist as a separate entity. Konover, as the surviving corporation in the merger, will have as its stockholders: (1) Prometheus, (2) Kimkon, (3) any holder of our existing Series A convertible preferred stock that elects to receive in the merger, instead of a cash payment, a continuing interest in the surviving corporation in the form of shares of a newly created Series A convertible preferred stock, and (4) holders of PSCO's redeemable preferred stock, who will receive in the merger shares of a newly created Series B redeemable preferred stock in connection with preserving Konover's REIT status after the merger. We expect the merger to become effective as soon as practicable after our stockholders approve the merger proposal and all of the other conditions to the merger are waived or satisfied. See "The Merger and Related Agreements - The
Merger Structure."

What You Will Receive in the Merger.

          At the effective time of the merger, each issued and outstanding share of Konover common stock (other than the 16,615,922 shares held by PSCO) will be converted into the right to receive $2.10 in cash, reduced by any applicable withholding taxes. Immediately before the merger, PSCO will become the owner of
16,615,922 of the 21,052,631 shares of our common stock currently owned by
Prometheus, which 16,615,922 shares will be canceled without payment of any consideration. See "The Merger and Related Agreements - Conversion of Stock and
Options." At the effective time of the merger, options with an exercise price of less than $2.10 per share will be converted into the right to receive a cash payment equal to the amount by which the per share exercise price is less than
$2.10, multiplied by the number of shares of common stock subject to such options.

You should not send in your Konover common stock certificates until you receive a letter of transmittal after the merger is completed.

Dividends.

          We ceased paying regular quarterly dividends in the second quarter of
2001 in order to conserve cash until we determined what our strategic focus would be. The merger agreement does not permit us to pay any dividends before the merger is completed unless we need to do so in order to preserve our REIT status. However, we do not expect that will be necessary. Since you will not own any stock of the surviving corporation, you will not receive any dividends for any period following the merger.

Recommendation of the Special Committee.

                                       15

          Our board of directors formed a special committee consisting of directors who were not officers or employees of Konover or any of its affiliates. The special committee retained its own independent legal and financial advisors. The special committee unanimously approved the merger, merger agreement, and charter amendments and recommended that our board of directors approve the same. The special committee believes the merger, merger agreement, and charter amendments are advisable and in the best interests of
Konover and are fair to Konover and our unaffiliated stockholders. See "Special
Factors - Reasons for the Merger; Factors Considered by the Special Committee
and Board of Directors."

Recommendation of Our Board of Directors.

          Our board of directors determined that the merger, merger agreement, and charter amendments are advisable and in the best interests of Konover and are fair to Konover and our unaffiliated stockholders and accordingly unanimously approved the merger, merger agreement, and charter amendments. Our board of directors, therefore, recommends that you vote "For" the merger proposal. See "Special Factors - Reasons for the Merger; Factors Considered by
the Special Committee and Board of Directors."

Background and Reasons for the Merger.

          In making the determination to approve and recommend the merger proposal, the special committee and our board of directors considered various factors and alternatives to the merger, including those described under the headings "Special Factors - Background of the Merger," and "- Reasons for the
Merger; Factors Considered by the Special Committee and Board of Directors."

Opinion of the Special Committee's Financial Advisor.

          In connection with the merger, Credit Suisse First Boston, the special committee's financial advisor, delivered a written opinion to the special committee as to the fairness, from a financial point of view, of the consideration to be received in the merger by Konover's common stockholders
(other than PSCO and its affiliates). The full text of Credit Suisse First
Boston's written opinion, dated June 23, 2002, is attached to this proxy statement as Appendix E. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken.

          Credit Suisse First Boston's opinion is addressed to the special committee and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. See
"Special Factors - Opinion of the Special Committee's Financial Advisor."

Interests of Certain Persons in the Merger.

          Some of our directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. These interests may relate to or arise from, among other things, options and severance payments. Three of our directors are also affiliated with the Prometheus
Parties. See "Special Factors - Interests of Directors and Officers in the
Merger" for a more detailed description of these interests.

                                       16

          As of the record date, our executive officers and directors owned options to acquire 244,655 shares of our common stock; these options are either vested or will become vested immediately before the merger. Although the shares that may be acquired by exercising the options cannot be voted at the meeting, if the merger is completed these executive officers and directors will receive cash payments for those options having an exercise price of less than $2.10 per share. Additionally, some executive officers, directors, and their affiliates own shares of our common stock or OP Units. Ownership of these securities will entitle these persons to an aggregate payment of approximately $260,000 in the merger or OP Merger. Further, certain executive officers have entered into severance arrangements with us entitling them to receive, in the aggregate,
$868,000.

          As of the record date, our directors, executive officers, and their affiliates, all of whom intend to vote "For" approval of the merger proposal, beneficially owned an aggregate of 21,061,729 shares of our common stock (not including shares underlying unexercised options), representing approximately 66%
of our common stock outstanding on the record date. This includes 21,052,631 shares of our common stock that Prometheus owns. Prometheus has entered into a voting agreement requiring it to vote "For" approval of the merger proposal. See
"The Merger and Related Agreements - Voting Agreement."

Appraisal Rights.

          There are no dissenters' or appraisal rights offered in the merger agreement or otherwise in connection with the merger. Under Maryland law, since our common stock is listed on the New York Stock Exchange, our common stockholders do not have the right to receive the appraised value of their shares in connection with the merger. Additionally, under Maryland law, the holders of our existing Series A convertible preferred stock do not have appraisal rights with respect to the merger.

Special Meeting and Voting.

The Special Meeting.

          The special meeting of the stockholders will be held at [meeting location], [meeting address, city, state] on [meeting day], [meeting date],
2002, at [meeting time], local time. At the meeting, you will be asked to consider and vote upon a proposal to approve the merger proposal, which includes approving the merger agreement and the charter amendments and merger contemplated by the merger agreement. See "The Special Meeting."

Record Date and Voting Power.

          Our board of directors has fixed the close of business on [record date], 2002 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. On the record date, approximately [342]
stockholders of record held the 31,914,354 shares of our common stock which were outstanding. Common stockholders of record on the record date will be entitled to one vote per share of common stock on any matter that may properly come before the meeting and any adjournment or postponement of the meeting. See "The
Special Meeting - Record Date and Voting Power."

                                       17

          Our outstanding Series A convertible preferred stock does not have voting rights with respect to the merger proposal. There are provisions governing the rights of the holders of the existing Series A convertible preferred stock in our charter. The holders of existing Series A convertible preferred stock generally will have the right in connection with the merger to elect to receive either (1) a new security representing a continuing interest in
Konover after the merger or (2) cash equal to 105% of $2.10 (the per share common stock consideration) multiplied by the number of shares of common stock issuable upon conversion of the existing shares of Series A convertible preferred stock. See "The Merger and Related Agreements - Conversion of Stock
and Options - Konover Series A Convertible Preferred Stock."

Quorum and Vote Required.

          Our charter and bylaws require (1) the presence, in person or by proxy, of holders of shares representing at least a majority of the votes entitled to be cast at the meeting in order to constitute a quorum, and (2) the affirmative vote of holders of shares representing at least a majority of the votes entitled to be cast at the meeting in order to approve the merger proposal, except for certain charter amendments principally relating to stock transfer restrictions and the ability of our board of directors to classify or reclassify unissued stock, which require the affirmative vote on the merger proposal of two-thirds of the votes entitled to be cast. Approval of the charter amendments requiring a two-thirds vote is not a condition to completing the merger. Failure to return your proxy or direct your broker or nominee how to vote your proxy, as well as abstentions, will have the same effect as a vote against the merger proposal. See "The Special Meeting - Quorum and Vote
Required."

Proxies, Voting and Revocation.

          Shares represented at the meeting by properly executed proxies received prior to or at the meeting and not revoked will be voted at the meeting, and at any adjournments or postponements of the meeting, in accordance with the instructions on the proxies. If you execute a proxy and submit it without instructions, except for broker non-votes, the shares represented by your proxy will be voted "For" approval of the merger proposal. Proxies are being solicited on behalf of our board of directors.

     You may revoke your proxy at or before the meeting by:

          (1)  delivering to our secretary a written notice, bearing a later date than the previously delivered proxy, revoking the proxy;

          (2)  executing, dating and delivering to our secretary a subsequently dated proxy; or

          (3)  attending the meeting and voting in person. Attendance at the meeting will not, by itself, constitute revocation of a proxy.
               See "The Special Meeting - Proxies, Voting and Revocation."

          We will bear our own cost of soliciting proxies. We will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock held in their names. We have not retained the services

                                       18

of any third parties to assist us in the solicitation of proxies. We estimate that the costs to solicit proxies, including printing and postage, will be approximately $60,000.

Broker Votes.

          Shares may be held in the name of your broker or a nominee or in
"street name." Your broker or nominee will not vote your shares unless you provide to them instructions on how to vote. Your broker or nominee will provide you directions regarding how to instruct your broker or nominee to vote your shares. Without your instructions, your shares will not be voted, which will have the same effect as a vote against the merger proposal.

Selected Merger Agreement Provisions

          The merger agreement and amendment no. 1 to it are described on pages
95 through 120 and are attached to this proxy statement as Appendices A1 and A2.
The merger agreement, as amended, is the legal document that governs the merger, and we encourage you to read it carefully.

OP Transfer.

          As of the date of this proxy statement, substantially all of our OP
Units are held by KPT Properties Holding Corp., which is one of our direct, wholly owned subsidiaries. Konover is the sole general partner of the Operating
Partnership. As required by the merger agreement, before the merger of Konover and PSCO, we will cause KPT Properties Holding Corp. to transfer to Konover all of the OP Units it holds, except for 1% of the total common OP Units. We refer to this transfer as the OP Transfer throughout this proxy statement.

OP Merger.

          Subsequent to the OP Transfer and prior to the merger of PSCO and
Konover, we will cause a newly formed, wholly owned Delaware limited partnership to be merged with and into the Operating Partnership, with the Operating
Partnership being the surviving entity. We refer to this merger as the OP Merger throughout this proxy statement. The OP Merger will occur on the same date as the merger of PSCO and Konover. In the OP Merger, each OP Unit, other than those owned directly or indirectly by Konover, will be converted automatically into the right to receive $2.10, the same as the consideration per common share payable in the merger.

OP Distribution.

          Immediately after the OP Merger but immediately before the consummation of the merger of PSCO and Konover, we will cause the Operating
Partnership to distribute to Konover $12,000,000.00 in cash. We refer to this distribution as the OP Distribution throughout this proxy statement. The
Operating Partnership will make the OP Distribution out of its funds remaining after payment of the consideration to its minority limited partners (which excludes Konover) in the OP Merger.

Conditions to the Merger.

                                       19

          Each of Konover's and PSCO's obligation to complete the merger depends on the satisfaction or waiver of a number of conditions, including the following:

..    our common stockholders approving the merger proposal (excluding those charter amendments requiring a two-thirds vote);

..    the representations and warranties of the other party in the merger agreement being true and correct on the closing date (without giving effect to knowledge, materiality, or material adverse effect qualifiers), subject generally to any inaccuracies, in the aggregate, not having a material adverse effect on the party making the representations and warranties;

..    the material performance of the material obligations to be performed by the other party under the merger agreement;

..    the absence of governmental actions having the effect of making the merger illegal or otherwise prohibiting the merger; and

..    Prometheus completing its contribution to PSCO of Konover common stock and its rights under the contingent value right agreement and Kimkon completing its cash contribution to PSCO. If either Prometheus or Kimkon fail to make their respective required contributions, Konover has the right, under the co-investment agreement, to seek enforcement of those contributions and the guarantees relating to the contributions.

         PSCO's obligation to complete the merger also depends on the satisfaction or waiver of a number of additional conditions, including the following:

..    Konover's subsidiary, KPT Properties Holding Corp., must have completed the
     OP Transfer;

..    The OP Merger must be completed, which will have the effect of causing the
     Operating Partnership to be directly and indirectly wholly owned by
     Konover;

..    Following the OP Merger, but before the merger of PSCO and Konover, the OP
     Distribution must be completed; and

..    Konover must deliver to PSCO a letter of resignation from each of William
     D. Eberle, Carol R. Goldberg, Simon Konover, J. Michael Maloney, L. Glenn
     Orr, Jr. and Philip A. Schonberger, who are the members of our board of directors that were not nominated by Prometheus, with each such resignation to be effective as of the closing of the merger.

          For a more detailed description of the conditions to the merger, see
"The Merger and Related Agreements - Conditions to the Merger."

Termination of the Merger Agreement.

          Konover and PSCO may, by mutual written consent, agree to terminate the merger agreement without completing the merger. The merger agreement may also be terminated by either Konover or PSCO:

                                       20

..    if there has been a breach of the merger agreement that causes the representations and warranties of the other party not to be true and correct and has a material adverse effect on the party making the representations and warranties or causes the failure of a party to materially perform its material obligations;

..    if any final, nonappealable order of any governmental entity or court is in effect that prevents completion of the merger;

..    if our stockholders do not approve the merger at the meeting; or

..    if the merger is not completed on or before March 31, 2003.

          We also have the right to terminate the merger agreement before our stockholders approve the merger proposal at the meeting if the special committee and our board of directors (acting without the participation of Messrs. Ross,
Ticotin, and Zobler, or any of their successors) approves or recommends an alternative acquisition proposal that our board of directors concludes is a superior proposal (as defined in the merger agreement). But before we can terminate the merger agreement, we must give PSCO five business days to revise its merger proposal to make a counterproposal that is at least as favorable as the alternative acquisition proposal. If our board of directors concludes that the alternative acquisition proposal remains superior to PSCO's counterproposal and elects to terminate the merger agreement, we must pay PSCO a termination fee and reimburse PSCO for certain out-of-pocket costs and expenses.

          Finally, PSCO also may terminate the merger agreement:

..    if our board of directors withdraws or modifies in any adverse manner its approval or recommendation of the merger or approves any alternative acquisition proposal;

..    if a third party commences a tender offer and our board of directors or the special committee does not recommend against accepting the offer to our stockholders (including by taking no position or a neutral position); or

..    if we violate our obligation not to solicit alternative acquisition proposals.

          For a more detailed description relating to termination of the merger agreement, see "The Merger and Related Agreements - Termination of the Merger
Agreement."

Termination Fee and Expense Reimbursement Under the Merger Agreement.

         If the merger agreement is terminated in any of the circumstances discussed below, we must pay PSCO a $3.0 million termination fee plus all of
PSCO's and its stockholders' and their affiliates' out-of-pocket costs and expenses incurred in the process of reviewing, negotiating, and buying Konover.
The merger agreement caps the out-of-pocket costs and expenses we must pay at
$1.0 million. We must pay the termination fee and out-of-pocket costs and expenses if the merger agreement is terminated:

                                       21

..    by PSCO, as a result of our board of directors withdrawing or modifying in any adverse manner its approval or recommendation of the merger agreement or approving or recommending to our stockholders an alternative acquisition proposal;

..    by Konover, as a result of our board of directors determining to approve or recommend a superior proposal to the merger;

..    by PSCO, as a result of our breach of our obligation not to solicit alternative acquisition proposals;

..    by PSCO, because we breached the merger agreement and within 12 months of termination, we enter into an alternative acquisition transaction that results in the payment to our common stockholders of an amount per share of at least $2.10; or

..    by Konover, because the merger was not completed by March 31, 2003, and by
     June 30, 2003, we enter into an alternative acquisition transaction that results in the payment to our common stockholders of an amount per share of at least $2.10.

For a more detailed description relating to termination of the merger agreement, see "The Merger and Related Agreements - Termination of the Merger Agreement."

Financing, Tax, and Accounting Matters

Financing for the Merger.

          The funds to pay the merger consideration will come from a combination of Kimkon's cash contribution of approximately $35.6 million (subject to adjustment) to PSCO and from cash that we have on hand, a portion of which will be distributed by our Operating Partnership to Konover immediately before the closing of the merger. Kimkon's cash contribution is subject to downward adjustment to the extent that holders of Konover's existing Series A convertible preferred stock elect to receive, instead of a cash payment, a continuing interest in Konover after the merger in the form of shares of a new series of convertible preferred stock of the surviving corporation designated Series A convertible preferred stock. Kimkon's cash contribution will be funded from
Kimco's cash on hand or credit facilities. Kimco has guaranteed Kimkon's obligation to contribute cash to PSCO. There are no financing contingencies to the completion of the merger.

Material Federal Income Tax Considerations.

          In general, you will recognize a gain or loss for U.S. federal income tax purposes equal to the difference between the cash received in payment for your stock of Konover and your adjusted tax basis in your stock of Konover. This transaction may also be taxable for state, local or foreign tax purposes. See
"Special Factors - Material Federal Income Tax Considerations."

          Because individual circumstances may differ, each stockholder is urged to consult his or her own tax advisor to determine the particular tax effects of the merger, including the application and effect of state, local and other tax laws.

                                       22

Accounting Treatment.

          The merger will be treated as a recapitalization transaction in accordance with generally accepted accounting principles. See "Special Factors -
Expected Accounting Treatment of the Merger."

Further Information

Additional Information.

          This proxy statement contains important information regarding the merger proposal. It also contains important information about the factors we, the special committee of our board of directors, and our board of directors considered in evaluating the merger proposal. We urge you to read this document carefully, including the appendices, before voting your shares.

Stockholder Questions.

          If you have more questions about the merger proposal, you may contact:

Daniel J. Kelly
Executive Vice President and Chief Financial Officer
Konover Property Trust, Inc.
3434 Kildaire Farm Road
Suite 200
Raleigh, North Carolina 27606
(919) 372-3000

                                       23

                    Selected Financial and Other Information
               (In thousands, except for share and property data)

          The following table sets forth summary historical consolidated financial and operating information for Konover. The summary historical consolidated financial information for the quarter ended March 31, 2002 and for the years ended December 31, 2001, 2000, 1999, 1998 and 1997 is derived from the unaudited consolidated financial statements for Konover for the quarter ended
March 31, 2002 and the audited consolidated financial statements of Konover for the years ended December 31, 2001, 2000, 1999, 1998 and 1997. The information set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the
consolidated financial statements and notes thereto incorporated into this proxy statement by reference from our Annual Report on Form 10-K for the year ended
December 31, 2001, which is included as Appendix J to this proxy statement.

                                                For the
                                                Quarter               For the Years Ended December 31,
                                                 Ended      ------------------------------------------------------
                                                March 31,
                                                  2002         2001        2000        1999        1998      1997
                                                ------------------------------------------------------------------
Operating Data:
   Rental revenues                               $10,648    $  75,113    $ 88,920    $82,449     $70,666   $54,940
   Property operating costs                        3,200       25,025      29,215     27,057      21,749    16,885
                                                ------------------------------------------------------------------
                                                   7,448       50,088      59,705     55,392      48,917    38,055
   Depreciation and amortization                   2,698       18,505      25,614     23,562      19,034    15,858
   General and administrative                      1,909        7,950       6,669      6,317       5,066     4,404
   Stock compensation amortization                    44          845       2,865      1,979       1,419       537
   Severance and other related costs                  --        6,099          --         --          --        --
   Interest, net                                   4,523       28,131      27,806     16,801      19,772    16,436
   (Gain) loss on sale of real estate                 --         (367)      1,946      3,810         512        --
   Abandoned transaction costs                        --           83       1,257      3,883          --     1,250
   E-commerce start-up costs                          --           --          --      2,847          --        --
   Equity in (earnings) losses of
      unconsolidated entities                       (150)       6,782      10,416        915          --        --
   Operating loss of sold management business         84           --          --         --          --        --
   Minority interest                                 (57)      (3,645)     (1,157)       (78)         86        --
   Adjustment to carrying value of property
      and investments                                 --      114,755      19,338      2,400          --        --
   Extraordinary (gain) loss on early
      retirement of debt                              --         (775)         --         --          --       986
                                                ------------------------------------------------------------------
   Net (loss) income                             $(1,603)   $(128,275)   $(35,049)   $(7,044)    $ 3,028   $(1,416)
                                                ==================================================================

   (Loss) income before extraordinary item       $(1,603)   $(129,050)   $(35,049)   $(7,044)    $ 3,028   $  (430)
      Preferred stock dividends                       --         (271)     (1,084)    (1,089)         --        --
                                                ------------------------------------------------------------------
   (Loss) income before extraordinary item
      applicable to common stockholders           (1,603)    (129,321)    (36,133)    (8,133)      3,028      (430)
   Extraordinary gain (loss) on early
      retirement of debt                              --          775          --         --          --      (986)
                                                ------------------------------------------------------------------
   (Loss) income applicable to common
      stockholders                               $(1,603)   $(128,546)   $(36,133)   $(8,133)    $ 3,028   $(1,416)
                                                ==================================================================
   Basic (loss) income per common share:
   (Loss) income before extraordinary item
      applicable to common stockholders          $ (0.05)   $   (4.13)   $  (1.17)   $ (0.26)    $  0.16   $ (0.04)
   Extraordinary item                                 --         0.02          --         --          --     (0.08)
                                                ------------------------------------------------------------------
   Net (loss) income applicable to common
      stockholders                               $ (0.05)   $   (4.11)   $  (1.17)   $ (0.26)    $  0.16   $ (0.12)
                                                ==================================================================
   Weighted average common shares
      outstanding                                 31,767       31,292      30,954     30,847      18,693    11,824
                                                ==================================================================
Diluted (loss) income per common share:
(Loss) income before extraordinary item
   applicable to common stockholders             $ (0.05)   $   (4.13)   $  (1.17)   $ (0.26)    $  0.14   $ (0.04)
Extraordinary item                                    --         0.02          --         --          --     (0.08)
                                                ------------------------------------------------------------------
Net (loss) income applicable to common
   stockholders                                  $ (0.05)   $   (4.11)   $  (1.17)   $ (0.26)    $  0.14   $ (0.12)
                                                ==================================================================
Weighted average common shares
   outstanding - diluted (a)                      31,767       31,292      30,954     30,847      21,878    11,824
                                                ==================================================================

                                       24

                                                          For the
                                                          Quarter               For the Years Ended December 31,
                                                           Ended      -----------------------------------------------------
                                                          March 31,
                                                            2002         2001       2000       1999       1998       1997
                                                          -----------------------------------------------------------------
Other Data:
EBITDA:
Net (loss) income                                          $(1,603)   $(128,275)  $(35,049)  $  (7,044)  $  3,028   $ (1,416)
   Adjustments:
      Interest, net                                          4,523       28,131     27,806      16,801     19,772     16,436
      Depreciation and amortization                          2,698       18,505     25,614      23,562     19,034     15,858
      Stock compensation amortization                           44          845      2,865       1,979      1,419        537
      (Gain) loss on sale of assets                             --         (367)     1,946       3,810        512         --
      Minority interest                                        (57)      (3,645)    (1,157)        (78)        86         --
      Equity in (earnings) losses of unconsolidated
         ventures                                             (150)       6,782     10,416         915         --         --
      Abandoned transaction costs                               --           83      1,257       3,883         --      1,250
      E-commerce start-up costs                                 --           --         --       2,847         --         --
      Adjustment to carrying value of property
         and investments                                        --      114,755     19,338       2,400         --         --
      Extraordinary (gain) loss on early retirement of
         debt                                                   --         (775)        --          --         --        986
                                                          ==================================================================
                                                           $ 5,455    $  36,039   $ 53,036   $  49,075   $ 43,851   $ 33,651
                                                          ==================================================================
Funds from Operations:
Net (loss) income before extraordinary items               $(1,603)   $(129,050)  $(35,049)  $  (7,044)  $  3,028   $   (430)
Adjustments:
   Real estate depreciation and amortization                 2,425       17,224     24,147      21,854     18,333     15,504
   (Gain) loss on sale of assets                                --         (367)     1,946       3,810        512         --
   Minority interest in Operating Partnership                  (57)      (3,645)      (953)       (281)        86         --
   E-commerce start-up costs                                    --           --         --       2,847         --         --
   Technology venture operations                                --           --      5,525          --         --         --
   Share of depreciation in unconsolidated
      ventures                                                 102          298      2,654         229         --         --
   Adjustment to carrying value of property                     --      112,399     19,338       2,400         --         --
                                                          ------------------------------------------------------------------
                                                           $   867    $  (3,141)  $ 17,608   $  23,815   $ 21,959   $ 15,074
                                                          ==================================================================
Weighted average shares outstanding-diluted (a)             35,247       34,810     34,621      34,472     21,878     14,158
                                                          ==================================================================
Funds Available for Distribution/Reinvestment:
   Funds from Operations                                   $   867    $  (3,141)  $ 17,608   $  23,815   $ 21,959   $ 15,074
   Adjustments:
      Stock compensation amortization                           44          845      2,865       1,979      1,419        537
      Capitalized tenant allowances                           (170)        (917)    (1,685)     (2,652)    (4,259)    (1,418)
      Capitalized leasing costs                               (168)      (1,878)    (2,035)     (1,656)    (2,258)    (1,054)
      Recurring capital expenditures                           (54)        (774)    (1,341)     (1,103)      (599)      (845)
                                                          ------------------------------------------------------------------
                                                           $   519    $  (5,865)  $ 15,412   $  20,383   $ 16,262   $ 12,294
                                                          ==================================================================

Dividends declared on annual earnings                      $    --    $   4,307   $ 18,556   $  18,107   $     --   $     --
                                                          ==================================================================
Dividends declared on annual earnings per share            $    --    $   0.125   $   0.50   $    0.50   $     --   $     --
                                                          ==================================================================
Cash Flows:
   Cash flows from operating activities                    $ 1,028    $     554   $ 19,094   $  33,027   $ 18,540   $ 12,283
   Cash flows provided by (used in) investing
      activities                                               569      184,152    (33,108)   (129,237)   (72,115)   (62,251)
   Cash flows (used in) from financing activities             (896)    (177,751)    19,308      31,317    121,749     47,061
                                                          ------------------------------------------------------------------
   Net increase (decrease) increase in cash and cash
      equivalents                                          $   701    $   6,955   $  5,294   $ (64,893)  $ 68,174   $ (2,907)
                                                          ==================================================================

                                       25

                                                      At                           At December 31,
                                                   March 31,   ----------------------------------------------------
                                                     2002        2001       2000       1999       1998       1997
                                                   ----------------------------------------------------------------
Balance Sheet Data:
   Income-producing properties, including net
      realizable value of properties held for
      sale (before depreciation and
      amortization)                                 $368,157   $359,780   $710,068   $671,544   $575,471   $393,624
   Total assets                                     $384,639   $385,016   $703,271   $719,457   $682,449   $403,626
   Debt on income properties                        $229,212   $229,709   $399,812   $362,041   $304,783   $232,575
   Total liabilities                                $240,050   $240,637   $426,700   $385,400   $320,862   $240,699
   Minority interests                               $  4,952   $  3,680   $  8,356   $ 12,999   $ 12,246   $     --
   Total stockholders' equity                       $139,637   $140,699   $268,215   $321,058   $349,341   $162,927

Portfolio Property Data:
   Total GLA (at end of period) /(b)/                  4,636      4,659      9,400      9,519      8,148      5,503
   Weighted average GLA /(b)/                          4,636      8,145      9,477      8,978      7,390      5,341
   Number of properties (at end of period) /(b)/          33         33         66         68         59         41
   Occupancy (at end of year):
      Operating-retail                                  85.7%      86.1%      91.0%      93.2%      92.0%      93.4%
      Operating-office                                  38.8%        --         --         --         --         --
      Held for sale-non operational property            15.7%      15.7%      32.5%      66.4%      56.4%      50.4%

       Held for sale-operating property                 95.3%      94.8%        --         --         --         --
       Development property-retail portion                --       73.9%        --         --         --         --
       Development property-office portion                --       38.8%        --         --         --         --

     /(a)/ The following table sets forth the computation of the denominator to be used in calculating the weighted-average shares outstanding based on Statement of Financial Accounting Standard No. 128, "Earnings Per
          Share".
     /(b)/ Excludes certain properties under development during the periods.

Denominator:
   Denominator- weighted average shares               31,767     31,292     30,954     30,847     18,693     11,824
   Effect of dilutive securities:
      Preferred stock                                  2,264      2,193      2,169      2,189      2,222      2,222
      Employee stock options                              --         --         --         --         33         69
   Restricted stock                                      298        397        459        328        328         43
      Operating Partnership Units                        918        928      1,039      1,108        602         --
                                                    ---------------------------------------------------------------
   Dilutive potential common shares                    3,480      3,518      3,667      3,625      3,185      2,334
                                                    ---------------------------------------------------------------
   Denominator- adjusted weighted average
      shares and assumed conversions                  35,247     34,810     34,621     34,472     21,878     14,158
                                                    ===============================================================

          Funds From Operations ("FFO") means net income before extraordinary items (computed in accordance with accounting principles generally accepted in the United States) excluding gains or losses on sale of real estate plus depreciation and amortization.

          "EBITDA" is defined as revenues less operating costs, including general and administrative expenses, before interest, depreciation and amortization and unusual items. As a REIT, Konover is generally not subject to
Federal income taxes. Some analysts use EBITDA as an indicator of operating performance for the following reasons: (1) it is industry practice to evaluate the performance of real estate properties based on net operating income ("NOI"), which is generally equivalent to EBITDA; and (2) both NOI and EBITDA are unaffected by the debt and equity structure of the property owner.

          FFO and EBITDA (1) do not represent cash flow from operations as defined by generally accepted accounting principles, (2) are not necessarily indicative of cash available to fund all cash flow needs and (3) should not be considered as an alternative to net income for purposes of evaluating Konover's operating performance or as an alternative to cash flow as a measure of liquidity.

                                       26

                      Comparative Market and Per Share Data

Comparative Market Data

          Our common stock is currently listed on the New York Stock Exchange
(the "NYSE") under the symbol "KPT." Our common stock began trading on the NYSE on June 29, 1994.

          The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices of our common stock and the dividends declared per share.

                                            Cash Dividends
                             High    Low       Declared
                            ------------------------------
2000
   First Quarter            $6.18   $4.75       $0.125
   Second Quarter            6.06    4.00        0.125
   Third Quarter             4.93    4.00        0.125
   Fourth Quarter            4.50    3.50        0.125

2001
   First Quarter            $5.00   $3.80       $0.125
   Second Quarter            4.25    2.68           --
   Third Quarter             3.08    1.35           --
   Fourth Quarter            1.88    1.15           --

2002
   First Quarter            $1.90   $1.46       $   --
   Second Quarter            2.06    1.61           --
   Third Quarter (through    2.06    1.96           --
   July 25, 2002)

          On June 21, 2002, the last full trading day on the NYSE prior to the public announcement of the execution of the merger agreement on June 23, 2002, our common stock closed at $1.86 per share. The highest sales price during the second quarter 2002 occurred on June 26, 2002. On July 25, 2002, the most recent practicable date prior to the printing of this proxy statement, the closing price was $2.00.

          Following the consummation of the merger, our common stock will cease to be publicly traded.

Unaudited Comparative Per Share Data

          We present below the earnings per share, cash dividends declared, and book value per common share data of Konover on a historical and unaudited pro forma basis. We have derived the unaudited pro forma per share information from the unaudited pro forma information presented elsewhere in this document. You should read the information below in conjunction with the financial statements and accompanying notes that are incorporated by reference into this proxy statement from our Annual Report on Form 10-K for the year ended December 31,
2001, and the unaudited pro forma data included in this proxy statement.

                                            As of and for       As of and for
                                          the Quarter Ended    the Year Ended
                                           March 31, 2002     December 31, 2001
                                          -------------------------------------
Historical:
   Earnings per share - basic                  $(0.05)             $(4.11)
   Earnings per share - diluted                $(0.05)             $(4.11)
   Cash dividends declared                     $   --              $0.125
   Book value per common share                 $ 3.92

Pro Forma:
   Earnings per share - basic                  $(0.05)             $(0.87)
   Earnings per share - diluted                $(0.05)             $(0.87)
   Cash dividends declared                     $   --              $0.125
   Book value per common share                 $ 3.65

                                       27

                          Konover Property Trust, Inc.
                      Pro forma Consolidated Balance Sheet
                              As of March 31, 2002
                             (Amounts in thousands)
                                   (Unaudited)

                                                                                                    Pro Forma
                                                  Konover        Mount Pleasant                      Konover
                                                 Property             Towne                         Property
                                              Trust, Inc./(a)/      Centre/(b)/     Merger/(c)/    Trust, Inc.
                                              ----------------------------------------------------------------
Assets
   Investment in rental property, excluding
   properties held for sale, net                 $ 270,281          $     --      $     --          $ 270,281
   Properties held for sale                         63,107           (53,079)           --             10,028
   Cash and cash equivalents                        18,316             9,130        (6,588)/(d)/       20,858
   Restricted cash                                   6,475            (1,484)           --              4,991
   Accounts receivable, net                          4,401                --            --              4,401
   Deferred charges and other assets                 6,360              (826)           --              5,534
   Notes receivable                                  2,628                --            --              2,628
   Investment in and advances to
   unconsolidated entities                          13,071                --            --             13,071
                                              ----------------------------------------------------------------
      Total assets                               $ 384,639          $(46,259)     $ (6,588)         $ 331,792
                                              ================================================================

Liabilities and Stockholders Equity
   Debt on income properties                     $ 229,212          $(45,946)     $     --          $ 183,266
   Capital lease obligation                             74                --            --                 74
   Accounts payable and other liabilities           10,764              (473)       (2,200)/(e)/        8,091
                                              ----------------------------------------------------------------
   Total liabilities                               240,050           (46,419)       (2,200)           191,431

   Minority interests                                4,952                --        (3,538)/(f)/        1,414
                                              ----------------------------------------------------------------

Stockholders' equity:
   Series A convertible preferred stock             18,679                --       (13,687)/(g)/        4,992
   Series B redeemable preferred stock                  --                --            75 /(h)/           75
   Stock purchase warrants                               9                --            (9)/(g)/           --
   Common stock                                        319                --            61 /(g)/          380
   Additional paid-in capital                      291,045                --        15,946 /(g)/      306,991
   Accumulated deficit                            (170,359)              160        (3,292)/(i)/     (173,491)
   Deferred compensation                               (56)               --            56 /(e)/           --
                                              ----------------------------------------------------------------

      Total stockholders' equity                   139,637               160          (850)           138,947
                                              ----------------------------------------------------------------

      Total liabilities and
         stockholders' equity                    $ 384,639          $(46,259)     $ (6,588)         $ 331,792
                                              ================================================================

   The accompanying notes and management's assumptions are an integral part of this statement.

                                       28

                          Konover Property Trust, Inc.
                 Pro forma Consolidated Statement of Operations
                    For the Three Months Ended March 31, 2002
              (Amounts in thousands, except per share information)
                                   (Unaudited)

                                                                                                    Pro Forma
                                                  Konover        Mount Pleasant                      Konover
                                                 Property         Towne Centre                       Property
                                              Trust, Inc./(k)/       Sale/(l)/      Merger/(c)/    Trust, Inc.
                                              ----------------------------------------------------------------
Revenues
   Base rents                                     $ 7,914           $(1,297)      $ --              $ 6,617
   Percentage rents                                   422               (15)        --                  407
   Property operating cost recoveries               2,183              (385)        --                1,798
   Other income                                       129                48         --                  177
                                              ----------------------------------------------------------------
      Total revenues                               10,648            (1,649)        --                8,999

Expenses
   Property operating                               2,140              (285)        --                1,855
   Real estate taxes                                1,060              (173)        --                  887
   Depreciation and amortization                    2,698                --         --                2,698
   General and administrative                       1,909                --         --/(i)//(j)/      1,909
   Stock compensation amortization                     44                --        (44)/(e)/             --
   Operating loss of sold management
      business                                         84                --         --                   84
   Interest, net                                    4,523              (926)        35/(m)/           3,632
   Equity in earnings of
      unconsolidated earnings                        (150)               --         --                 (150)
                                              ----------------------------------------------------------------
      Total expenses                               12,308            (1,384)        (9)              10,915
                                              ----------------------------------------------------------------

   Loss before minority interests                  (1,660)             (265)         9               (1,916)
      Minority interest                                57                --        (43)/(f)/             14
                                              ----------------------------------------------------------------
   Net loss                                        (1,603)             (265)       (34)              (1,902)
      Preferred dividends                              --                --         --                   --
                                              ----------------------------------------------------------------
   Loss applicable to common
      stockholders                                $(1,603)          $  (265)      $(34)             $(1,902)
                                              ================================================================

Earnings per common share:
   Basic                                          $ (0.05)                                          $ (0.05)
                                              ================================================================

   Diluted                                        $ (0.05)                                          $ (0.05)
                                              ================================================================

Weighted average common shares outstanding:
   Basic                                           31,767                                            35,670
                                              ================================================================

   Diluted                                         31,767                                            35,670
                                              ================================================================

   The accompanying notes and management's assumptions are an integral part of this statement.

                                       29

                          Konover Property Trust, Inc.
                 Pro forma Consolidated Statement of Operations
                      For the Year Ended December 31, 2001
              (Amounts in thousands, except per share information)
                                   (Unaudited)

                                                                                                                        Pro Forma
                                                 Konover         Mount Pleasant      2001                                Konover
                                                Property          Towne Centre     Property                              Property
                                              Trust, Inc./(k)/      Sale/(l)/     Disposals/(n)/       Merger/(c)/      Trust, Inc.
                                              -------------------------------------------------------------------------------------
Revenues
   Base rents                                    $  58,265          $ (5,328)       $ (26,243)     $    --               $ 26,694
   Percentage rents                                    834               (53)            (378)          --                    403
   Property operating cost recoveries               13,575            (1,110)          (5,857)          --                  6,608
   Other income                                      2,439               179           (1,620)          --                    998
                                              -------------------------------------------------------------------------------------
      Total revenues                                75,113            (6,312)         (34,098)          --                 34,703

Expenses
   Property operating                               17,243            (1,078)          (9,240)          --                  6,925
   Real estate taxes                                 7,782              (690)          (3,627)          --                  3,465
   Depreciation and amortization                    18,505            (1,449)          (5,851)          --                 11,205
   General and administrative                        7,950                --               --           -- /(i)//(j)/       7,950
   Stock compensation amortization                     845                --               --         (845)/(e)/               --
   Severance and other related costs                 6,099                --               --           --                  6,099
   Interest, net                                    28,131            (3,623)          (9,882)         185/(m)/             14,811
   Gain on sale of real estate                        (367)               --              367           --                     --
   Adjustment to carrying value of
   property and investments                        114,755            (6,123)        (100,575)          --                  8,057
   Abandoned transaction costs                          83                --              (22)          --                     61
   Equity in losses of unconsolidated
   ventures                                          6,782                --               --           --                  6,782
   Minority interest                                (3,645)               --               --        3,645/(f)/                --
                                              -------------------------------------------------------------------------------------
      Total expenses                               204,163           (12,963)        (128,830)       2,985                 65,355
                                              -------------------------------------------------------------------------------------

   Loss before extraordinary item                 (129,050)            6,651           94,732       (2,985)               (30,652)
      Extraordinary gain on early
         retirement of debt                            775                --             (775)          --                     --
                                              -------------------------------------------------------------------------------------
   Net loss                                       (128,275)            6,651           93,957       (2,985)               (30,652)
      Preferred dividends                             (271)               --               --           --                   (271)
                                              -------------------------------------------------------------------------------------
   Loss applicable to common
      stockholders                               $(128,546)         $  6,651        $  93,957      $(2,985)              $(30,923)
                                              =====================================================================================

Earnings per common share:
   Basic                                         $   (4.11)                                                              $  (0.87)
                                              =====================================================================================

   Diluted                                       $   (4.11)                                                              $  (0.87)
                                              =====================================================================================

Weighted average common shares outstanding:
   Basic                                            31,292                                                                 35,670
                                              =====================================================================================

   Diluted                                          31,292                                                                 35,670
                                              =====================================================================================

   The accompanying notes and management's assumptions are an integral part of this statement.

                                       30

                          Konover Property Trust, Inc.
                 Notes to Pro forma Consolidated Financial Data
                                   (Unaudited)

Basis of Presentation:

          On June 24, 2002, we announced that our board of directors approved a definitive merger agreement, subject to stockholder approval, with PSCO, a newly formed Maryland corporation owned by Prometheus and Kimkon, a subsidiary of
Kimco, to take Konover private. Prometheus currently owns approximately 66% of our common stock. Under the terms of the merger agreement: (1) the holders of our common stock (excluding PSCO, to which Prometheus will transfer 16,615,922 of its currently held shares of common stock immediately before the merger of
Konover and PSCO) will receive $2.10 of cash per share in exchange for their shares of common stock; (2) all rights to shares of common stock under our stock compensation plans will become fully vested, and the holders of options to purchase shares of our common stock will receive for each share of stock subject to the option the difference (to the extent a positive amount) between $2.10 and the exercise price of each option; (3) the holders of our existing Series A convertible preferred stock, at their individual election, will receive either a new preferred security, designated Series A convertible preferred stock, representing a continuing interest in the surviving corporation in the merger or cash of $6.395 per share of existing Series A convertible preferred stock; and
(4) the holders of PSCO's redeemable preferred stock will receive redeemable preferred stock, designated Series B redeemable preferred stock, in the surviving corporation in the merger (we have assumed that PSCO will issue its redeemable preferred stock for $500 per share).

          As of the date of this proxy statement, Prometheus owns 500 shares of
PSCO common stock which it purchased for $1,050, and Kimkon owns 500 shares of
PSCO common stock which it purchased for $1,050. Immediately before the merger,
Prometheus will contribute to PSCO 16,615,922 shares of its Konover common stock and its rights under the contingent value right agreement. In exchange PSCO will issue to Prometheus an additional 21,115,922 shares of PSCO common stock. In the merger, the 16,615,922 shares of Konover common stock that PSCO owns will be canceled without any payment or consideration. The 21,116,422 shares of PSCO common stock that Prometheus owns will be converted in the merger on a one-for-one basis into shares of the surviving corporation's common stock.
Therefore, immediately after the merger, Prometheus will own 21,116,422 shares of the common stock of the surviving corporation.

          In addition to Prometheus's contributions, immediately before the merger, Kimkon will contribute to PSCO up to $35,554,438.50 in cash. In exchange
PSCO will issue to Kimkon shares of PSCO common stock at $2.10 per share (i.e., up to an additional 16,930,685 shares of PSCO common stock). The amount of cash
Kimkon is required to contribute to PSCO and the number of shares of PSCO common stock that Kimkon is entitled to receive in exchange for its cash contribution is subject to downward adjustment if any of our existing Series A convertible preferred stockholders elect to receive, instead of a cash payment, the new
Series A convertible preferred stock of the surviving corporation. If all holders of our existing Series A convertible preferred stock elect to receive shares of the new Series A convertible preferred stock instead of cash, Kimkon's cash contribution will be reduced to $30,561,980.22 and the number of shares of
PSCO common stock that it will receive in exchange for the contribution will be
14,553,324. In the merger, all shares of PSCO common stock owned by Kimkon will be converted on a one-for-one basis into shares of the surviving corporation's common stock. Therefore, immediately after the merger, assuming all holders of our existing Series A convertible preferred stock elect to receive cash in lieu of the new Series A convertible preferred stock, Kimkon will own 16,931,185 shares of common stock of the surviving corporation. On the other hand, assuming all holders of our existing Series A convertible preferred stock elect to receive the new Series A convertible preferred stock, instead of a cash payment, then Kimkon will own 14,553,824 shares of the common stock of the surviving corporation.

          Lastly, immediately before the merger, PSCO will issue up to 150 shares of its redeemable preferred stock to approximately 100 individuals at a subscription price of $500 per share. In the merger, the newly issued shares of
PSCO redeemable preferred stock will be converted on a one-for-one basis into the surviving corporation's shares of Series B redeemable preferred stock.

          The funds to pay the merger consideration and transaction costs of the merger will come from a combination of Kimkon's cash contribution to PSCO and from cash that we have on hand, a portion of which our Operating Partnership will distribute to us immediately before the closing of the merger.

                                       31

          The unaudited pro forma consolidated balance sheet as of March 31,
2002 is based on our unaudited historical financial statements after giving effect to the merger transaction with Prometheus and Kimkon and certain adjustments as described below.

Adjustments:

(a)  Represents the historical unaudited consolidated balance sheet of Konover as of March 31, 2002.

(b)  Represents the elimination of the historical unaudited balance sheet accounts as of March 31, 2002 of Mount Pleasant Towne Centre, which was sold on May 15, 2002.

(c)  Represents the impact of the merger as described above.

(d)  Adjustments to cash and cash equivalents include (in thousands):

Cash contributed by Kimkon and Prometheus         $ 30,564
Cash paid to common stockholders                   (32,127)
Cash paid to holders of OP Units                    (1,994)
Cash paid to holders of certain employee equity
   instruments, less applicable exercise price        (678)
Issuance of redeemable preferred stock                  75
Transaction costs, net of payments through
   March 31, 2002                                   (2,428)
                                                  --------
                                                  $ (6,588)
                                                  ========

(e)  Represents settlement of all employee equity instruments, including deferred compensation on restricted stock and accrued liabilities under stock purchase and repurchase rights.

(f)  Represents the acquisition in the OP Merger of all OP Units not held directly or indirectly by Konover.

(g)  Represents the recapitalization of Konover. The presentation assumes all
     Series A convertible preferred stockholders will elect to receive an equity interest in the surviving corporation.

(h)  Represents the sale by PSCO prior to the merger of 150 shares of redeemable preferred stock for $500 per share, which shares are then converted in the merger into shares of Series B redeemable preferred stock.

(i)  The pro forma consolidated statements of operations presented herein do not reflect estimated non-recurring costs attributable to the merger transaction to be expensed in future periods which consist of:

                                            Quarter Ended   Year Ended
                                              March 31,     December 31,
                                                2002            2001
                                            -------------   ------------
Merger transaction costs, net of expenses
   included in historical amounts               $2,428         $2,489
Record vesting of unearned stock
   compensation                                    292            336
                                                ------         ------
                                                $2,720         $2,825
                                                ======         ======

(j)  The pro forma consolidated statements of operations presented herein do not reflect planned reductions in certain general and administrative expenses arising from the merger. To date, an operating and transition plan has not been completed. In addition, legal fees related to litigation arising from the proposed merger have not been included in the pro forma consolidated statements of operations. We cannot currently estimate these legal fees.

(k)  Represents, the unaudited consolidated statement of operations of Konover for the three months ended March 31, 2002 and the audited consolidated statement of operations for the year ended December 31, 2001.

                                       32

(l)  Represents the elimination of the historical unaudited statements of operations for the three months ended March 31, 2002 and the year ended
     December 31, 2001 of Mount Pleasant Towne Centre, which was sold on May 15,
     2002. Other income includes management fees earned in connection with our on-going management of the property.

(m)  Represents the elimination of interest income on the $6.6 million of cash used in the merger closing.

(n)  Represents the elimination of the historical unaudited statements of operations for the year ended December 31, 2001 of the 33 properties sold during 2001. The properties include the 31 property outlet portfolio sale in September 2001, the sale of the Shoreside shopping center in September
     2001, and the sale of the Nashville outlet shopping center in December
     2001.

                                       33

                               The Special Meeting

Date, Time and Place of the Special Meeting

          This proxy statement is being used in connection with the solicitation of proxies for the special meeting of our stockholders which will be held at
[meeting location], [meeting address, city, state] on [meeting day], [meeting date], 2002, at [meeting time], local time, and at any adjournment or postponement thereof. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [mailing date], 2002.

Purpose of the Special Meeting

          At the meeting, you will be asked to consider and vote on a proposal to approve the merger proposal, which includes a single vote on the merger, merger agreement, and charter amendments contemplated by the merger agreement, as more completely described under the heading "The Merger and Related
Agreements." As a result of the merger, Konover's common stock will become owned entirely by Prometheus and Kimkon. Konover will issue shares of a newly created
Series A convertible preferred stock in the merger to any holders of our existing Series A convertible preferred stock who elect to receive, instead of a cash payment, a continuing interest in Konover after the merger. In addition, to maintain Konover's REIT status after the merger, a new Series B redeemable preferred stock will be issued in the merger to holders of PSCO's redeemable preferred stock. If the merger is completed, each of our common stockholders
(other than PSCO) will receive $2.10 per share in cash, less applicable withholding taxes, if any, for each share of our common stock held and will no longer be a stockholder of Konover following the merger. As a result of a contribution to PSCO by Prometheus immediately before the merger, PSCO will own
16,615,922 shares of our common stock that will be canceled in the merger without payment of any consideration. In the merger, Prometheus will receive the
$2.10 per share merger consideration for the 4,436,709 shares of Konover common stock it will continue to own up until the merger.

          Only business that is brought before the special meeting by or at the direction of our board of directors will be conducted at the meeting. Except for the merger proposal, which includes amendments to our charter, our board of directors knows of no other business to be brought before the meeting. If a motion to adjourn or postpone the meeting to another time or place is made, the persons named in the enclosed form of proxy and acting under that proxy generally will have discretion to vote on the motion to adjourn or postpone the meeting in accordance with their best judgment. Our board of directors, after the recommendation of its special committee and after careful consideration, has unanimously approved the merger agreement and the merger and charter amendments contemplated by the merger agreement and recommends that you vote "For" approval of the merger proposal.

                                       34

Record Date and Voting Power

          Our board of directors has fixed the close of business on [record date], 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting. As of the record date, there were
31,914,354 shares of Konover common stock outstanding, held by approximately 342 stockholders. Common stockholders of record on the record date will be entitled to one vote per share on any matter that properly comes before the meeting and any adjournment or postponement of that meeting. We also had on the record date
780,680 shares of Series A convertible preferred stock outstanding. The Series A convertible preferred stock has no voting power with respect to the merger proposal. There are provisions governing the rights of holders of this Series A convertible preferred stock in our charter, and these Series A convertible preferred stockholders will be entitled to elect to receive cash consideration or shares of a new security representing a continuing interest in Konover after the merger. See "The Merger and Related Agreements - Conversion of Stock and
Options - Konover Series A Convertible Preferred Stock."

Quorum and Vote Required

          Our charter and bylaws require (1) the presence, in person or by proxy, of the holders of shares of common stock representing at least a majority of the votes entitled to be cast at the meeting in order to constitute a quorum;
(2) the affirmative vote of the holders of shares of Konover common stock representing a majority of the votes entitled to be cast at the meeting in order to approve the merger agreement, the merger, and certain charter amendments; and
(3) the affirmative vote of two-thirds of the votes entitled to be cast in order to approve the charter amendments principally relating to stock transfer restrictions and the ability of our board of directors to classify or reclassify unissued stock. For purposes only of determining the presence or absence of a quorum for the transaction of business, abstentions will be counted as present at the meeting. Abstentions and broker non-votes will have the same effect as a vote against the merger proposal. Broker non-votes are proxies from brokers or other nominees indicating that they have not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

          As of the record date, our directors, executive officers, and their affiliates, all of whom intend to vote "For" approval of the merger proposal beneficially owned an aggregate of 21,061,729 shares of our common stock (not including shares underlying unexercised options), representing approximately 66%
of our common stock outstanding on the record date. This includes 21,052,631 shares of our common stock that Prometheus owns. Prometheus has entered into a voting agreement requiring it to vote "For" approval of the merger proposal. See
"The Merger and Related Agreements -Voting Agreement."

Proxies, Voting and Revocation

          Shares of common stock represented at the special meeting by properly executed proxies received before or at the special meeting, and not revoked, will be voted at the special meeting, and at any adjournment or postponement of that meeting, in accordance with the instructions on those proxies. If a proxy is executed and submitted without instructions, except for broker non-

                                       35

votes, the shares of common stock represented by that proxy will be voted "For"
the approval of the merger proposal. Proxies are being solicited on behalf of our board of directors. Shares held in the name of your broker, or in "street name," will be voted by your broker according to your instructions. Your broker will provide you with directions regarding how to instruct your broker to vote your shares.

          You may revoke a proxy at any time before it is voted at the special meeting by:

     (1)  delivering to our secretary a written notice, bearing a later date than the previously delivered proxy, revoking the proxy;

     (2)  executing, dating, and delivering to our secretary a subsequently dated proxy; or

     (3)  attending the meeting and voting in person. Attendance at the meeting will not, by itself, constitute revocation of a proxy.

Any written notice revoking a proxy should be delivered to: Robin W. Malphrus,
Secretary, Konover Property Trust, Inc., 3434 Kildaire Farm Road, Suite 200,
Raleigh, North Carolina 27606. If you have instructed a broker to vote your shares, you must follow directions received from the broker in order to change your vote or to vote at the special meeting.

Solicitation of Proxies and Expenses

          We will bear our own cost of soliciting proxies. We will reimburse brokerage houses, fiduciaries, nominees, and others for their out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock held in their names. We have not retained the services of any third parties to assist us in the solicitation of proxies. We estimate that the costs to solicit proxies, including printing and postage, will be approximately $60,000. Original solicitation of proxies by mail may also be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. We will not pay our directors, officers or other regular employees any additional compensation for these services.

                                       36

                       The Parties Involved in the Merger

Konover

          Konover, formerly FAC Realty Trust, Inc., is a self-advised and self-managed real estate investment trust (REIT) headquartered in Raleigh, North
Carolina. As a REIT, we are principally engaged in the acquisition, development, ownership and operation of retail shopping centers in the Southeastern United
States. As of [record date], 2002, the record date, we owned directly or through joint ventures 37 shopping centers in 7 states with approximately 4.8 million square feet.

          Our revenues are primarily derived under real estate leases with national, regional, and local retailing companies. The majority of the leases with our tenants have terms of between five and ten years and are triple-net leases, which require tenants to pay their pro rata share of utilities, real estate taxes, insurance and operating expenses. Some tenant leases do provide for exclusions of certain expenses and for expense caps, and we have modified some leases to a modified gross rent with annual increases. Our brand tenant mix at our properties feature retailers such as Circuit City, Home Depot, Kmart,
Staples, and grocers such as Food Lion, Publix, Kroger, BiLo, Winn Dixie, and
Harris Teeter.

          We were incorporated on March 31, 1993 to qualify as a real estate investment trust under federal income tax laws. On December 17, 1997, following stockholder approval, we changed our domicile from the State of Delaware to the
State of Maryland. The reincorporation, was accomplished through the merger of
FAC Realty, Inc. into its Maryland subsidiary, Konover Property Trust, Inc.
(formerly FAC Realty Trust, Inc.). Following the reincorporation, on December
18, 1997, we reorganized as an umbrella partnership real estate investment trust. We then contributed to KPT Properties, L.P. (formerly FAC Properties,
L.P.), a Delaware limited partnership, all of our assets and liabilities. In exchange for Konover's assets, Konover received OP Units in the Operating
Partnership in an amount and designation that corresponded to the number and designation of outstanding shares of stock of Konover at the time. We are the sole general partner of the Operating Partnership and own a 97.0% interest in the Operating Partnership as of the record date. We conduct substantially all of our business and own all of our assets through the Operating Partnership (either directly or through subsidiaries) such that an OP Unit is economically equivalent to a share of our common stock.

          Our address and phone number, and the address and phone number of our executive officers and directors (except for Messrs. Ross, Ticotin, and Zobler), are:

          3434 Kildaire Farm Road
          Suite 200
          Raleigh,  North Carolina 27606
          (919) 372-3000

                                       37

          The address and phone number of Messrs. Ross, Ticotin and Zobler are:

          Lazard Freres Real Estate Investors LLC
          30 Rockefeller Center, 50th Floor
          New York, New York 10020
          (212) 632-6000

          The name, citizenship, principal occupation or employment, and statement as to criminal and judicial proceedings during the past five years of the directors and executive officers of Konover is set forth in Appendix I to this proxy statement.

PSCO Acquisition Corp.

          PSCO's address and phone number are:
          PSCO Acquisition Corp.
          c/o The Corporation Trust Incorporated
          300 East Lombard Street
          Baltimore, Maryland 21202
          410-539-2837

          PSCO is a Maryland corporation that was formed by Prometheus and
Kimkon for the sole purpose of completing the merger with Konover as contemplated by the merger agreement. PSCO was incorporated in June 2002 and has not carried on any activities to date other than activities incident to its formation and as contemplated by the merger agreement. Immediately before the merger and as a result of contributions made by Prometheus and Kimkon to PSCO pursuant to the co-investment agreement, substantially all of PSCO's assets will consist of:

..    16,615,922 shares of Konover common stock contributed by Prometheus;

..    all of Prometheus's rights and obligations under the contingent value right agreement, dated February 24, 1998, with Konover, also contributed by
     Prometheus; and

..    Kimkon's contribution of $35,554,438.50 in cash. Kimkon's contribution is subject to downward adjustment to the extent that holders of our existing
     Series A convertible preferred stock elect to receive in the merger, instead of a cash payment, shares of the surviving corporation's newly created Series A convertible preferred stock. If all of Konover's existing
     Series A convertible preferred stockholders elect to receive the new Series
     A convertible preferred stock of the surviving corporation in the merger,
     Kimkon's cash contribution will be reduced to $30,561,980.22.

The LFSRI II Funds have guaranteed Prometheus's contribution obligations under the co-investment agreement, and Kimco has guaranteed Kimkon's contribution obligations under the co-investment agreement. See "The Merger and Related
Agreements - Co-Investment Agreement." Information relating to Prometheus is set forth below under "The Prometheus Parties," and the name, business address, citizenship, and principal occupation or employment of the directors and executive officers of Prometheus are set forth in Appendix F to this proxy

                                       38

statement. Information relating to Kimco, Kimco Realty Services, and Kimkon, and the name, business address, citizenship, and principal occupation or employment of the directors and executive officers of Kimco are set forth in Appendix G to this proxy statement.

          As of the date of this proxy statement, Mark S. Ticotin, a Konover director designated by Prometheus and the Managing Principal of LFREI, and David
B. Henry, the Vice Chairman and Chief Investment Officer of Kimco, serve as the directors of PSCO. The officers of PSCO as of the date of this proxy statement are as follows: David B. Henry is the President and Treasurer; Michael V.
Pappagallo, Vice President and Chief Financial Officer of Kimco, is a Vice
President and Assistant Secretary; Mark S. Ticotin is the Chairman and
Secretary; and Andrew E. Zobler, a Konover director designated by Prometheus and a Principal of LFREI, is a Vice President and Assistant Secretary.

          During the last five years, none of PSCO, Mr. Henry, Mr. Pappagallo,
Mr. Ticotin or Mr. Zobler has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor has been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction, and is or was, as a result of such proceeding, subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

          The name, business address, citizenship, and principal occupation or employment of the directors and executive officers of PSCO are set forth in
Appendix H to this proxy statement.

The Prometheus Parties

          Prometheus Southeast Retail Trust,
          Prometheus Southeast Retail LLC,
          LFSRI II SPV REIT Corp.,
          LF Strategic Realty Investors II L.P.,
          LFSRI II Alternative Partnership L.P.,
          LFSRI II-CADIM Alternative Partnership L.P.,
          Lazard Freres Real Estate Investors L.L.C., and
          Lazard Freres & Co. LLC

          The address and phone number of Prometheus, PSLLC, SPV, the LFSFI II
Funds, and LFREI are:

          c/o Lazard Freres Real Estate Investors L.L.C.
          Attn: General Counsel
          30 Rockefeller Plaza
          New York, New York 10020
          (212) 632-6000

          The address and phone number of LFC are:

          Lazard Freres & Co. LLC
          Attn: General Counsel

                                       39

          30 Rockefeller Plaza
          New York, New York 10020
          (212) 632-6000

          Prometheus, a Maryland real estate investment trust, and PSLLC, a
Delaware limited liability company, were formed to acquire and hold the common stock we issued in 1998 pursuant to a stock purchase agreement between Konover and PSLLC. PSLLC owns 100% of the common stock of Prometheus. As of the record date, Prometheus owned 21,052,631 shares of our common stock, representing approximately 66% of our outstanding common stock. The name, business address, citizenship and principal occupation or employment of the directors and executive officers of Prometheus is set forth in Appendix F to this proxy statement.

          SPV, a Delaware corporation, is a holding company and is the sole member of PSLLC. The name, business address, citizenship and principal occupation or employment of the directors and executive officers of SPV is set forth in Appendix F to this proxy statement.

          Each of the LFSRI II Funds are investment partnerships, organized as limited partnerships under the laws of the State of Delaware, formed to invest in companies active in the real estate industry. The LFSRI II Funds together own all of the common stock of SPV. Their respective ownership of the common stock of SPV follows: LFSRI II has 86.1592%; LSFRI II-Alternative has 10.3806%; and
LFSRI II-CADIM has 3.4602%.

          LFREI, a New York limited liability company, is the general partner of each of the LFSRI II Funds. LFREI's activities consist principally of acting as general partner of several real estate investment partnerships that are affiliated with LFC. LFREI's investment decisions must be approved by its investment committee. The name, business address, citizenship, and principal occupation or employment of the executive officers of LFREI and the members of the LFREI investment committee is set forth in Appendix F to this proxy statement.

          LFC is a New York limited liability company and the managing member of
LFREI. LFC's activities consist principally of financial advisory services. On a day-to-day basis, LFC is run by a management committee. LFC is wholly owned by
Lazard LLC, a Delaware limited liability company, and therefore Lazard LLC may be viewed as controlling LFC. Lazard LLC is a holding company. The Head of
Lazard controls Lazard LLC, subject to the approval of certain significant matters by the Lazard Board of Lazard LLC. The name, business address, citizenship and principal occupation or employment of the members of the management committee of LFC is set forth in Appendix F to this proxy statement.
The principal business office of Lazard LLC is 3711 Kennett Pike, Suite 120,
P.O. Box 4649, Greenville, Delaware 19807-4649. The name, business address, citizenship, and principal occupation or employment of the members of the Lazard
Board of Lazard LLC is set forth in Appendix F to this proxy statement.

          During the last five years, none of the Prometheus Parties, nor any of the individuals listed on Appendix F to this proxy statement, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors)
nor has been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction, and is or was, as a result of such proceeding, subject to a judgment, decree, or final order enjoining future violations

                                       40

of, or prohibiting or mandating activities subject to, federal or state securities laws, or finding any violation with respect to such laws.

                                 Special Factors

Background of the Merger

Chronology

          Our board of directors approved the merger agreement with PSCO after an extensive evaluation of strategic alternatives available to us. Our evaluation of our strategic alternatives began during 2000 and was based in part on the factors that led to the decision to sell our portfolio of outlet properties. By August 2000, for reasons discussed in more detail below, our board of directors determined that it should seriously consider selling the outlet portfolio.

          In light of this decision, Mr. Morton, who was then our CEO, invited
Donaldson, Lufkin and Jenrette, Inc. ("DLJ") and another financial advisory firm to the next meeting of our board of directors, which was held September 28 and
29, 2000. Although we had engaged both investment banks previously on other matters, neither had been engaged to represent us with respect to a sale of our outlet portfolio or any other strategic alternative. Additionally, neither bank conducted significant due diligence with respect to our portfolio before attending the meeting. The board of directors viewed their discussions as, in part, solicitations for our business. At this meeting, the board of directors discussed with DLJ and the other firm certain potential strategic alternatives available to us that might yield higher shareholder value as compared to the continued operation of the company on a stand-alone basis.

          Following the discussions with the investment banks, the board of directors remained convinced for the reasons noted below that our most pressing need was to sell our outlet portfolio and then focus on a plan to operate without the outlet properties. At our November 1, 2000 board of directors meeting, the board formally resolved to market for sale our outlet property portfolio and three community center properties that were part of the portfolio of properties (primarily outlets) securing our $72 million securitized financing facility. In reaching this decision, the board noted the following factors:

..    The debt associated with the outlet properties matured in June of 2002, and we likely could not refinance a material portion of this debt on acceptable terms or possibly any terms;

..    A sale of the entire company was not likely to maximize value at that time because few buyers would be interested in acquiring both outlet centers and community shopping centers;

..    Our long-standing strategy of becoming a community-center company with a reduced reliance on outlet properties;

..    The complexity and expense of operating both portfolios, the importance of size in operating competitively in the outlet center business, and each portfolio's relatively small size, which made economies of scale difficult to realize;

                                       41

..    The oversupply and declining values of outlet properties in general and the risk that, with our outlets located primarily outside of urban areas, oversupply would disproportionately affect our outlet properties;

..    The declining net operating income of the Vanity Fair-anchored outlet centers and the uncertainty of Vanity Fair renewing their leases, which expired primarily between 2002 and 2005;

..    The difficulty in forecasting cash flow from the outlet properties because of the short-term nature of the leases on those properties;

..    The heightened market risks of the outlet portfolio, especially our
     Nashville and Las Vegas outlets; and

..    The financial condition of outlet tenants as being generally less favorable than that of strip center tenants.

          On November 8, 2000, our board of directors resolved to engage Credit
Suisse First Boston, which had recently acquired DLJ, as Konover's financial advisor in connection with selling the outlet portfolio. One of our directors,
Mr. Gildea, favored the other investment bank. This preference was in part because he believed that they were further along than DLJ in terms of the amount of work they had already devoted to the project and that they had more experience in this area. The remaining directors voted in favor of Credit Suisse
First Boston. The board's decision was based in part on the belief that DLJ (now
Credit Suisse First Boston) was at least as capable as the other firm to work on the engagement and that engaging DLJ would not significantly delay a sale of the outlet portfolio. Moreover, we had a $600,000 credit with DLJ, which Credit
Suisse First Boston, as successor to DLJ, was contractually obligated to apply against future investment banking fees payable by Konover. On December 6, 2000, we engaged Credit Suisse First Boston to serve as financial advisor in connection with selling the outlet portfolio.

          On January 18, 2001, our board of directors asked Credit Suisse First
Boston to discuss our broader strategic alternatives. It was also at this time that several members of the board of directors expressed their view that a change in our management would be appropriate.

          On February 26, 2001, the board of directors and Credit Suisse First
Boston discussed the outlet sale process and various strategic alternatives available to Konover beyond the sale of the outlet properties, including the sale or merger of the company as a whole, a going-private transaction, selling the outlet centers and remaining a public community center REIT, and selling the outlet centers and community centers in separate transactions. Mr. Morton was not present for this discussion because he had indicated an interest in purchasing the outlet portfolio. Before the conclusion of the meeting, the board of directors resolved to further engage Credit Suisse First Boston to assist us in exploring more broadly our strategic alternatives beyond the sale of the outlet portfolio.

          On March 7, 2001, Mr. Morton resigned as our CEO and as a board member, noting that he was interested in acquiring the outlet portfolio. Mr.
Morton's separation arrangement was negotiated over several weeks before the
March 7 announcement of his resignation. Our board

                                       42

of directors appointed Mr. Michael Maloney as our interim CEO, to serve in that capacity on a part-time basis. On March 7, 2001, the board of directors also voted to terminate Mr. Miniutti as chief operating officer.

          On March 23, 2001, Credit Suisse First Boston discussed with the board of directors the status of the marketing process for the outlet and the community center portfolios. On April 5, 2001, Credit Suisse First Boston reported at a meeting of our board of directors that bids on the outlet properties were being requested by the end of the month. Also on this date,
Prometheus terminated a letter agreement with Mr. Maloney which had required him to resign from our board of directors at Prometheus's request.

          On May 3, 2001, at the direction of the board of directors, Credit
Suisse First Boston met with Prometheus and Michael Maloney primarily to discuss the outlet center marketing process. At that time, Credit Suisse First Boston also reported that two parties had expressed interest in both the community center and outlet portfolios. One party was considering a possible asset acquisition but needed more time to decide whether it wanted to pursue a transaction with us. The other party verbally expressed interest in acquiring the entire company by means of a merger. Credit Suisse First Boston also reported that Mr. Morton, who was aligned with one of these two entities, had requested an additional four weeks to make a proposal because his potential financial sponsors had not had adequate time to review certain due diligence information about our outlet center portfolio.

          On May 18, 2001, our board of directors held a meeting at which the directors agreed that it was important to fill the vacancies on the board of directors which were created by the resignations of Messrs. Morton and Miniutti from the board. The directors also agreed that our management should work with our legal counsel to draft resolutions authorizing the formation of a special committee of our board of directors to oversee the consideration of alternatives for our community center portfolio.

          By a letter dated May 29, 2001, Mr. Gildea, who is an owner of our
Series A convertible preferred stock, resigned from the board of directors.

          At a board of directors meeting on May 30, 2001, the board agreed that
Mr. Maloney, who had been designated to serve on our board by Prometheus pursuant to its stockholders agreement with us, dated February 24, 1998, would no longer be deemed one of Prometheus's three board designees. In addition,
Credit Suisse First Boston discussed with our board the marketing efforts for the outlet properties and the community centers. With respect to the community centers, Credit Suisse First Boston reported that to date 48 parties had received confidentiality agreements, of which 30 executed confidentiality agreements. Credit Suisse First Boston also reported that on May 20 and 21,
2001, at the direction of the board of directors, it had met at the
International Conference of Shopping Centers with 11 of those entities that had executed confidentiality agreements.

          On June 19, 2001, our board of directors discussed various proposals with respect to the outlet portfolio, including a proposal from CPG Partners,
L.P. ("Chelsea"), the operating partnership of Chelsea Property Group Inc., and recommended proceeding with negotiations with Chelsea. J. Richard Futrell, Jr.
resigned from the board of directors as of the conclusion of

                                       43

the board meeting. Before concluding the meeting, the board of directors unanimously elected to fill the four vacancies on the board of directors with
Ms. Goldberg and Messrs. Orr, Ross, and Schonberger and appointed Ms. Goldberg and Messrs. Eberle and Orr to the special committee. Mr. Ross was chosen by
Prometheus and joined Messrs. Ticotin and Zobler as Prometheus's three board designees.

          The special committee was formed to evaluate, with the assistance of
Credit Suisse First Boston or any successor financial advisor chosen by the special committee, the strategic alternatives available to us with respect to our community center portfolio and to make a recommendation to the board of directors. The special committee was also formed to negotiate with Prometheus to amend, modify, or replace the contingent value rights. Our board of directors believed that certain strategic alternatives, such as a sale of Konover, were complicated by the existence of the contingent value rights.

          The special committee was given the power to:

..    direct all aspects of the engagement of Credit Suisse First Boston or any successor or other financial advisor chosen by the special committee;

..    engage its own counsel and other experts as it required;

..    direct the performance of our employees and agents with respect to analyzing strategic alternatives; and

..    negotiate and execute confidentiality and standstill agreements and other agreements with respect to reimbursing expenses of prospective buyers or strategic partners.

          The special committee held its first meeting on June 27 and 28, 2001.
On the 27th, Mr. Kelly, our Chief Financial Officer, reviewed our financial condition and the contingent value right agreement with the special committee.
In addition, the special committee sought the views of Alston & Bird LLP, counsel to Konover, on various matters.

          On June 28, 2001, the special committee engaged Kaye Scholer LLP to serve as its counsel. Kaye Scholer, Credit Suisse First Boston, and Mr. Kelly
attended the special committee meeting on June 28, 2001. Mr. Kelly discussed our financial condition. Kaye Scholer discussed with the special committee its duties and obligations in serving as members of a special committee. Also at this meeting, it was determined that Credit Suisse First Boston was to report to and take its directions from the special committee. A general discussion followed concerning the status of the outlet properties sale and other possible strategic alternatives.

          On June 29, 2001, New Plan Excel Realty Trust Inc. ("New Plan"), which had previously expressed an interest in the community centers, and Transwestern
Investment Company ("Transwestern"), which had been interested in both the community center and outlet portfolios, submitted a joint proposal to purchase all of our assets, indicating that they valued the assets in a range of $520 to
$560 million. Our former president, Mr. Morton, was also affiliated with the joint bid. We asked that New Plan and Transwestern also submit separate bids on the two portfolios so that we could compare their offer prices with the other bidders for the two portfolios. In early July, before entering into an agreement to sell the outlet center portfolio,

                                       44

Credit Suisse First Boston and Mr. Maloney, at the direction of the special committee, met with representatives of New Plan and Transwestern to discuss their joint bid for all of our assets. We concluded that New Plan and
Transwestern would need more time to develop their bid and that their final bid would probably reflect a valuation of our assets materially lower than they initially estimated.

          On July 12, 2001, we entered into an agreement with Chelsea to sell our outlet portfolio, consisting of 28 outlet properties and three community centers. The sale was subject to customary closing conditions and was expected to close by September 30, 2001.

          The special committee held a meeting on July 25, 2001. In addition to the members of the special committee and Kaye Scholer, Messrs. Maloney, Ross,
Ticotin, and Zobler attended the first part of the meeting, as did representatives of Credit Suisse First Boston. Credit Suisse First Boston
discussed with the special committee the community center portfolio marketing process. Credit Suisse First Boston also informed the special committee that, at the direction of the board of directors before the formation of the special committee, it had contacted 128 entities regarding their potential interest in acquiring the community center portfolio and distributed a summary offering memorandum to 100 parties that expressed initial interest in a potential transaction. It also sent more detailed property information to the 58 parties that subsequently signed confidentiality agreements. Twenty-one parties indicated interest in purchasing community center properties, 17 of which submitted bids, including 13 bids for the entire community center portfolio. The bids for the community center portfolio ranged from $266 million to $346 million. At this point in time, the community center portfolio included our Mt.
Pleasant, South Carolina center and our Shoreside (Outer Banks), North Carolina center. We subsequently disposed of these two centers. Further, it should be noted that these amounts are not the net amounts that would be available to us;
for example, we would have had to repay debt and satisfy loan assumption fees and transaction costs. Credit Suisse First Boston and the special committee discussed the possibility that, based on Credit Suisse First Boston's prior experience in similar bidding situations and some of the assumptions the bidders had made, the bids at the higher end of the range would be reduced after the bidders had conducted due diligence. Since these indications of interest were so preliminary, the special committee did not attempt to calculate implied equity values with respect to these proposals. The special committee instructed Credit
Suisse First Boston to obtain more information from various bidders and to encourage them to conduct some preliminary due diligence.

          The special committee discussed various issues, including the Maryland law requirement for stockholder approval of a sale of the community center portfolio or the entire company. The special committee also discussed our alternatives if Prometheus, our majority stockholder, did not approve a proposed transaction. There followed a discussion with Messrs. Ross, Ticotin, and Zobler, the directors nominated by Prometheus, as to whether Prometheus would approve a sale of the community center portfolio at the prices reflected in the bids. Mr.
Ticotin told the special committee that he would discuss with his investment committee the price at which Prometheus would be willing to approve such a sale and have an answer for the special committee within the next few weeks. Also at the July 25, 2001 special committee meeting, the special committee discussed the question of the contingent value rights with Messrs. Ross, Ticotin, and Zobler.
The Prometheus designees had previously indicated that any evaluation by
Prometheus of a proposed transaction would need to take account of the proposed treatment of Prometheus's contingent value rights. The representatives from
Credit Suisse First Boston and Messrs. Ross, Ticotin, and

                                       45

Zobler then left the meeting. The special committee determined that it, together with its legal and financial advisors, should continue working with the bidders to firm up their bids, while waiting for Prometheus's response regarding the price at which it would be willing to approve a sale. It also determined that it was premature to attempt negotiating a modification or replacement of the contingent value rights with Prometheus in the absence of a proposed transaction.

          The special committee held a meeting by conference call on August 10,
2001 with Kaye Scholer, Mr. Maloney, and Mr. Kelly. Mr. Kelly updated the special committee as to our cash flow and other financial information and reviewed with them materials he had sent to all members of our board of directors on August 3, 2001. Mr. Maloney updated the special committee on the status of the transaction with Chelsea and the refinancing of a $60 million term loan due upon the termination of our REMIC facility. The special committee questioned both Mr. Maloney and Mr. Kelly as to our long-term prospects on a stand-alone basis. Our management believed that we could meet our short-term obligations if the Chelsea transaction and related debt refinancing closed.
However, management indicated that it was unlikely that we could maintain dividend payments and that we would have to make substantial investments to improve the condition of our properties. In addition, management noted that overhead costs and the costs associated with being a public company were quite high relative to our size, especially after completion of the outlet properties sale to Chelsea. Mr. Eberle then reported to the special committee that our audit committee had recommended that we not pay a dividend for the second quarter in an effort to preserve our cash. Mr. Maloney and Mr. Kelly then left the meeting.

          Mr. Eberle and Kaye Scholer reported back to the special committee that the Prometheus representatives had discussed price ranges in which they might be willing to approve a sale of our community center portfolio. Depending on the transaction and the treatment of the contingent value rights, an acceptable price would be at the high end of the range of bids that had been submitted. The special committee discussed various types of transactions, such as a merger, liquidation, or sale of assets. Also at this meeting, the special committee discussed with Credit Suisse First Boston various potential transaction structures, including that a sale of assets followed by liquidation would involve substantial transaction costs, mainly involving loan breakage fees, the continuing expenses of remaining a public company during the liquidation process, the expenses involved in setting up a liquidating trust, and the probability of having to hold reserves for some time to cover indemnity obligations under asset sale agreements. The special committee decided to solicit bids for mergers as well as a sale of assets. At this meeting, the special committee also discussed with Credit Suisse First Boston the belief that the contingent value rights complicated the marketing of the community center portfolio. The special committee directed Credit Suisse First Boston to inform potential bidders that the contingent value rights would be handled separately and that they need not factor the contingent value rights into their bids. The special committee then discussed various ways to value the contingent value rights. There was a general consensus among the special committee members that some discount based on a present value formula would be appropriate. The special committee determined to begin its negotiations with Prometheus using a 15%
present value discount. Fifteen percent was the annual return required during the five-year measurement period to avoid any obligation under the contingent value right agreement in 2004.

                                       46

          At the board of directors meeting on August 21 and August 22, 2001,
Credit Suisse First Boston updated the directors on the discussions with potential bidders interested in the community center portfolio. Credit Suisse
First Boston and the board of directors discussed the bidding process, the 17 entities that submitted bids, including the 13 that submitted bids for the entire community center portfolio, the terms of the bids, and trends in the REIT industry in general. The special committee then determined to narrow the bidders down to four or five and continue negotiations with them. The board of directors discussed the benefits of a merger transaction compared with an asset sale. The board of directors also discussed the timing and various liabilities that might be associated with different types of transactions.

          The special committee reported to the board of directors that it had been working with its advisors and negotiating with some of the bidders for the community center portfolio. However, the expressions of interest were still in the preliminary stage.

          Our board of directors met again on September 13, 2001. Mr. Eberle reported to the board of directors that the special committee, together with its advisors, was exploring a number of transaction structures. Those under consideration included a merger, joint venture, and asset sales. Potential bidders had been encouraged to continue their diligence process and to consider bidding under each of these structures. The special committee also informed the board of directors that it had asked our management to analyze what we would look like after the outlet sale if we continued on a stand-alone basis and did not enter into an extraordinary transaction.

          On September 25, 2001, we closed the sale of the outlet portfolio with
Chelsea for a price of $180 million, including the assumption and pay down of approximately $163 million of mortgage indebtedness. In connection with the sale, we also closed on a $58 million refinancing. The net proceeds from the sale and related refinancing were $14 million.

          On October 5, 2001, eight potential bidders, which had submitted bids at the higher end of the value range, were sent a final bid request letter along with a new offering memorandum containing corporate information about Konover to allow them to make bids for the entire company. The bid request letter asked for bids to be submitted by November 1, 2001.

          The special committee met on November 9, 2001 with its advisors. At this meeting, Credit Suisse First Boston updated the special committee as to the status of the potential transaction involving the community center portfolio. Of the eight bidders from whom the special committee requested bids on October 5,
2001, only Kramont Realty Trust ("Kramont"), Equity Investment Group, Kimco, and
Archon Group, L.P. ("Archon") responded with bids. The bid from Kramont was for a merger for an unspecified combination of Kramont stock, cash, and assumption of debt, with a stated aggregate value of $310 million. The other bids were for the community center portfolio only and were asset purchases involving all cash.
Another bidder, IRT Property Company, indicated that it was also working on a bid with a venture partner. At this stage of the process, Kramont was the highest bidder for the community center portfolio (which was broken out separately in its bid) as well as the only bidder for the entire company. It had also completed more due diligence than any other bidders.

          The board of directors met on November 12, 2001. At this meeting, the board of directors and Credit Suisse First Boston discussed the business plans prepared by our

                                       47

management relating to the prospects for our business on a stand-alone basis.
Management noted that they had already given termination notices to take effect in December which would reduce our staff's size to 124 employees (from a high of
284 at the beginning of 2001) and that further reductions would be needed.
However, management noted that some layoffs should be delayed until a decision was reached regarding our strategic alternatives because until then it would not be clear which employees would be needed to consummate a transaction.

          Also during the November 12, 2001 board meeting, Credit Suisse First
Boston updated the directors on the status of the potential community center transaction, including the status and financial terms of the final bids received. Credit Suisse First Boston reported that a number of potential bidders withdrew from the process after having spent considerable time reviewing Konover and our assets. One bidder cited the properties' current condition as a factor in its decision. In addition, Credit Suisse First Boston discussed with the board the value of our community centers and certain alternatives available to
us.

          On November 20, 2001, Credit Suisse First Boston outlined for the board of directors certain business and financial information about Kramont as well as the financial aspects of the transaction proposed by Kramont.

          The special committee met on November 26, 2001 with Kaye Scholer. Kaye
Scholer pointed out to the special committee that our obligation to indemnify the committee members, the other directors, and our officers was set forth in our bylaws. Kaye Scholer pointed out that in a merger the surviving entity could change our bylaws to limit the indemnification obligation. Kaye Scholer also noted that nothing obligated us or any successor to maintain director and officer insurance. Kaye Scholer suggested that it would be appropriate for each of our directors and certain officers to obtain indemnification agreements from
us. The special committee then directed Kaye Scholer to prepare a draft of such an indemnification agreement. The special committee also directed Kaye Scholer to start negotiations with Prometheus's counsel regarding a repurchase of the contingent value rights. They directed Kaye Scholer to seek a purchase price, either through cash or stock, which reflected a present-value discount. The special committee then discussed how various transactions would impact the holders of Series A convertible preferred stock. Kaye Scholer pointed out that the treatment of the Series A convertible preferred stockholders would depend on the form of acquisition as Konover's charter specifies different treatment of the Series A preferred stockholders based on whether the form of transaction was an asset purchase followed by a liquidation, a merger, or a going-private transaction. Kaye Scholer outlined to the special committee types of proposals relating to the Series A convertible preferred stock that would be permitted under Konover's charter.

          The special committee met again on December 11, 2001 with Kaye
Scholer. Mr. Eberle updated the group on the status of discussions with Kramont and indicated that since the Kramont proposal was likely to involve Kramont stock as part of the consideration, Konover's and Prometheus's representatives would be conducting due diligence on Kramont and its assets during the following week. Kaye Scholer then reported that it had prepared and sent to Konover a draft indemnification agreement.

          On December 6, 2001, Kramont increased its bid from $310 million to
$320.5 million, including the assumption of $251 million of indebtedness.
Kramont's proposed consideration

                                       48

was an unspecified combination of cash and stock. On December 12, 2001, representatives of Konover, Credit Suisse First Boston, and Prometheus visited
Kramont's offices for a due diligence investigation of Kramont.

          The special committee met on January 11, 2002. At this meeting, the special committee and representatives from Credit Suisse First Boston discussed the Kramont proposal. Four days later, the special committee met again. In addition to the special committee members, Kaye Scholer, Mr. Maloney, Mr. Kelly, and representatives of Credit Suisse First Boston participated. Credit Suisse
First Boston informed the special committee that Kimco, IRT Property Company and
Equity Investment Group had withdrawn from the bidding process. The special committee then discussed the remaining bids from Kramont and Archon, of which
Kramont's was the higher bid. The special committee also discussed our future financial outlook if we continued on a stand-alone basis as a public company or a private company. The special committee determined that neither of these scenarios was likely to significantly increase shareholder value in the long term. Further, both involved substantial risk primarily because of the following factors:

..    the need for substantial capital to maintain the competitiveness of our properties;

..    the need to refinance significant debt obligations in the short term;

..    the amount of anchor-tenant space that was currently economically or physically vacant, which would be difficult to fill in the then-current economic climate;

..    the risk of additional tenant bankruptcies; and

..    the difficulty of retaining key employees because of our limited growth prospects.

The special committee reached a consensus that a merger with Kramont, if we could negotiate acceptable terms, offered stockholders a better opportunity than remaining a stand-alone entity. The special committee agreed to recommend to the board of directors that Konover continue pursuing negotiations for a merger with
Kramont.

          At our board of directors meeting on January 16, 2002, Credit Suisse
First Boston reviewed the status of the potential community center transaction and reviewed the bids submitted by Kramont and Archon. Credit Suisse First
Boston also reviewed with the board of directors the marketing efforts, a chronology of significant events to date, and the implied values of Konover and
Kramont.

          The special committee then made a report to the board of directors which summarized various available strategies, including continuing as a stand-alone public company or selling our assets to or merging with another company. The special committee reported that it believed that it should continue to work with Kramont to negotiate a merger agreement based on the factors

                                       49

discussed above. In addition, the board of directors noted the need to reduce overhead costs to be profitable as a stand-alone company and the difficulty of reducing those costs while remaining a public company. After further discussion, the directors agreed that the discussions with Kramont should continue.

          On January 18, 2002, a proposed form of merger agreement was sent to
Kramont and on January 31, 2002, representatives of Prometheus met with Kramont to discuss Kramont's proposed term sheet.

          On February 6, 2002, Kramont submitted a bid to purchase the entire company in a merger with consideration consisting of only Kramont common stock at an exchange ratio of 0.15 shares of Kramont common stock for each share of our common stock. Kramont's bid assumed that we would repurchase the contingent value rights for $6 million before closing. In addition, Kramont required that we negotiate with Kramont exclusively for 30 days while it completed due diligence.

          Our board of directors held a meeting on February 7, 2002. At that meeting, Credit Suisse First Boston discussed the status of its negotiations with Kramont, the proposed terms and financial aspects of the transaction with
Kramont, and the implied values of Konover and Kramont. Credit Suisse First
Boston also discussed the terms of an offer submitted on January 31, 2002 by The
Blackstone Group. The Blackstone Group offer was for an amount substantially less than Kramont offered. The special committee had determined that The
Blackstone Group's offer was too low to pursue at that time and that The
Blackstone Group should be informed of the special committee's determination in case it wished to increase its offer.

          The special committee made its report to the board of directors and renewed its recommendation that we continue negotiations with Kramont with respect to a stock merger at an exchange ratio of 0.15 shares of Kramont common stock for each share of Konover common stock. Based on the February 6, 2002 closing price of Kramont's common stock, the exchange ratio had an implied equity value of $1.92 per share. The special committee requested that the members of the board designated by Prometheus indicate whether the Kramont proposal in its current form was a proposal Prometheus would find acceptable and whether Prometheus would be likely to vote its shares in favor of such a proposed merger with Kramont. The Prometheus board designees informed the board of directors and the special committee that Prometheus was not interested in receiving shares of Kramont stock as consideration and asked the special committee to ask Kramont if they would make an all-cash offer. They then discussed with the special committee whether it would be appropriate for
Prometheus itself to consider making an all-cash offer for Konover. The meeting then adjourned while the special committee met separately to discuss the
Prometheus response to the Kramont proposal and the Prometheus request to consider making its own all-cash offer. The special committee determined that
Prometheus should, if it ultimately concluded that it desired to do so, be permitted to make an offer for Konover but that Kramont should be given the opportunity to make another offer that would include at least a substantial portion of cash. The special committee then informed the board of directors of this decision.

                                       50

          The board of directors also reviewed the draft indemnification agreements proposed for the special committee members, other members of the board of directors, and officers. The board of directors suggested certain modifications to the proposed forms of indemnification agreements. With those modifications, the board of directors unanimously approved the agreements.

          On February 28, 2002, we sold RMC/Konover Trust LLC to RMC Management
Company LLC, a Florida limited liability company whose sole member is Suzanne L.
Rice, a former Konover officer. Under the terms of the agreement, the entity affiliated with Ms. Rice assumed the operating assets, third-party liabilities, and property management and leasing contracts for 70 shopping centers totaling
6.5 million square feet. The transaction further reduced our staff, bringing the total number of employees to 77.

          On March 7, 2002, Credit Suisse First Boston received a written offer from Coventry Real Estate Partners ("Coventry") and its partner, Developers
Diversified Realty Corporation ("DDR"). The special committee had been discussing this proposal with Coventry for a number of days but had only received this written proposal earlier that day. The offer was for an aggregate purchase price of $77.8 million or $2.35 per share payable in DDR stock and was characterized by Coventry as a "stock sale" but did not otherwise describe how the transaction would be structured. The Coventry per share calculation assumed that we had 33,106,382 shares of capital stock outstanding. The proposal was also based on assumptions as to certain asset values and balance sheet items that were different from our own estimates, and the per share amounts underestimated our outstanding shares on a fully diluted basis and attributed no value to the contingent value rights.

          At the special committee's direction, Mr. Eberle, Mr. Maloney, Kaye
Scholer, and Credit Suisse First Boston met with Coventry and DDR to discuss their proposal on March 7, 2002. At this meeting, the participants discussed the assumptions underlying the Coventry bid. Coventry was also informed that Konover was in the process of selling a shopping center called Mt. Pleasant for what it considered an attractive price. Coventry informed the meeting participants that it was quite interested in acquiring Mt. Pleasant and that its inclusion was an important part of their bid. The special committee noted that Coventry's written offer did not address how Coventry proposed to handle the Series A convertible preferred stock, the OP Units, or the contingent value rights. One possibility raised with respect to the Series A convertible preferred stock and the OP Units was that DDR would issue a preferred security with rights similar to the existing Series A convertible preferred stock and that it would give OP
Unitholders the opportunity to convert their OP Units into limited partnership interests in DDR's operating partnership. No discussion at that time was held with respect to the contingent value rights. At this meeting, Coventry also acknowledged that if its property value assumptions were inaccurate, it might reduce its bid when it had more accurate information.

          The special committee, in a follow up telephone call, informed
Coventry that we would proceed with our planned Mt. Pleasant sale unless
Coventry was willing to enter into a binding agreement to purchase Mt. Pleasant that matched the other potential purchaser's offer price. The agreement would be binding regardless of whether Coventry was the successful bidder for all of
Konover. Coventry declined to enter into the agreement.

                                       51

          Our board of directors met by conference call on March 7, 2002. At this meeting, the special committee and its financial advisor updated the board of directors on the current status of the Kramont negotiations. Also at this meeting, Credit Suisse First Boston, Mr. Eberle, and Mr. Maloney updated the board of directors on the discussions they had with Coventry earlier in the day.
Credit Suisse First Boston also reported that the offer submitted by The
Blackstone Group was still outstanding. The special committee reported that it was still negotiating the terms of the Kramont offer and that it would continue to have discussions with Coventry regarding its bid. The special committee determined that the bid from The Blackstone Group was too low to warrant further consideration. The board also authorized us to enter into a sale agreement with
DRA Advisors, Inc. ("DRA") to sell the Mt. Pleasant property for $55.3 million, including the assumption of $45.9 million of related mortgage indebtedness.

          Given that Prometheus is a majority stockholder of Konover, Kramont and Prometheus had some direct contact to discuss Kramont's proposal as it applied to Prometheus's interest in Konover. During these telephonic discussions, Prometheus expressed that it was not interested in receiving any
Kramont stock and requested that Kramont submit an all-cash offer to acquire
Konover. However, Kramont indicated to Prometheus that it did not have the desire or ability to offer all-cash in its bid to acquire Konover.

          In response to a weak market reaction to a potential sale of Konover, estimates of Konover's ability to operate as a stand-alone company and, in particular, Kramont's unwillingness to offer all cash in its proposed transaction with Konover, Prometheus decided to explore partnering with an experienced property manager to pursue a going-private transaction. By letter to the special committee, dated March 13, 2002 and delivered on the close of business on that day, Prometheus submitted a written expression of interest in a potential transaction to acquire the portion of Konover's common stock that it did not already own for $1.75 per share. The contemplated transaction involved offering to the holders or our common stock (other than Prometheus) $1.75 per share in cash in exchange for their shares of our common stock. In addition, holders of our Series A convertible preferred stock could elect to receive in the transaction either (x) a security representing a continuing interest in
Konover, the terms of which had not yet been determined, or (y) $1.84 multiplied by the number of shares of common stock issuable upon conversion of such holder's shares of Series A convertible preferred stock. In this letter of interest, Prometheus disclosed its interest in acquiring Konover if it were able to identify and partner with an experienced property manager that would, among other things, provide the cash equity for the possible going-private transaction.

          On March 14, 2002, the Prometheus Parties filed an amendment to their
Schedule 13D disclosing the information set forth in the letter of interest submitted to the special committee. The special committee indicated to
Prometheus in a meeting promptly following the submission of its letter of interest, that it would require a value in excess of $1.75 per share in order to recommend the proposal to the board of directors.

          Subsequent to delivering the letter of interest, Prometheus identified the following 13 parties as potential partners (collectively, the "Initial
Potential Partners"): Benderson Property Development, Inc., New Plan Excel
Realty Trust, Kimco, Regency Realty Corp., Aronov Properties, The Crosland
Group, Inc., Weingarten Realty Investors, Ramco Gershenson, Transwestern
Investment Company, Garden Commercial Properties, IRT Property Company,

                                       52

Equity Investment Group, and Edens & Avant. Some of these parties, including
Kimco, had been contacted previously by Credit Suisse First Boston at the direction of the special committee and had submitted proposals or indications of interest for acquiring all or a portion of the community center portfolio. None of the parties that Prometheus wished to consider were active bidders for us at that time.

          In a letter dated March 14, 2002, Kaye Scholer advised Prometheus that
Prometheus was not authorized to share any confidential information concerning us with any other parties at that time. Following receipt of the letter,
Prometheus made a specific request to the special committee to permit it to share confidential information about us with the Initial Potential Partners.

          Throughout the remainder of the month of March 2002, Prometheus held preliminary discussions with 10 of the Initial Potential Partners. At the special committee's direction, Prometheus did not share any of our confidential information with any third parties at that time.

          Coventry, together with DDR, submitted a revised proposal on March 14,
2002, which stated that the purchase price would be based on a $77.8 million valuation of our equity or $2.20 per share. The per share calculation assumed that we had 35,363,636 shares of capital stock outstanding. The proposal assumed that the holders of our Series A convertible preferred stock and the OP Units converted their securities into our common stock and assumed no value for the contingent value rights. The proposal stated that the purchase price was payable, at Coventry's option, in cash or shares of DDR stock. The offer was subject to various conditions, including due diligence, which Coventry estimated to take six to eight weeks and an exclusivity period that would run through completion of due diligence. Coventry told the special committee that the offer was contingent upon Mt. Pleasant not being sold by Konover. The Coventry proposal was characterized as a stock sale but again did not otherwise describe how the transaction would be structured and did not appear to value the contingent value rights. The special committee concluded, after discussion with its advisors, that it was not realistic to expect that Prometheus would accept that the contingent value rights had no value. Based on conversations with
Coventry and an analysis of Coventry's assumptions, the special committee expected that the Coventry bid would be reduced after they had conducted due diligence. Given this belief and the preliminary nature of the Coventry bid, the special committee also concluded that it was not in the best interests of
Konover to postpone the sale of Mt. Pleasant since it believed it was being sold for an attractive price and worried that the proposed purchaser might withdraw if Konover delayed the sale. The special committee agreed to renew its offer to
Coventry to match the offered purchase price and transaction terms.

          On March 15, 2002, Mr. Maloney received a call from Coventry offering to buy Mt. Pleasant for slightly more than the outstanding offer from DRA that he had previously discussed with them. Mr. Maloney worried that DRA would back out of the transaction if we did not execute a sale agreement with them quickly as the agreement had been fully negotiated and was ready for execution. Mr.
Maloney tried to arrange a conference call meeting of the board of directors later that day to see if there was a consensus to execute the sale agreement with DRA. Five members of the board participated in the call and agreed that we should enter into the sale agreement with DRA as had been agreed at the March
7th board meeting. The sale agreement was executed on March 15, 2002.

                                       53

          The special committee met with its advisors by teleconference on March
19, 2002. At this meeting Credit Suisse First Boston and the special committee discussed the status of negotiations with various bidders and reported that five different parties expressed some level of interest. Each of Kramont, Coventry,
The Blackstone Group, and Prometheus had submitted written expressions of interest, and Equity One, Inc. had discussed its interest orally. Of the written proposals, the special committee valued the Kramont proposal at approximately
$1.94, and believed the Coventry proposal ultimately would be comparable to the
Kramont proposal. Kramont was offering up to 25% cash, and since Prometheus had already indicated it was not interested in receiving Kramont stock, Kramont was asked to increase the cash portion of its proposal, in part because, as a result of the pending sale of Mt. Pleasant, Konover would have more cash on hand upon consummation of the sale of Mt. Pleasant. Coventry's stated bid was the highest proposal to date, but Coventry had done very little due diligence and had not indicated in its proposal that it had adequately considered other aspects of
Konover's capital structure, which could impact the per share value of its bid.
The special committee discussed the likelihood that the Coventry bid would be reduced after it completed its due diligence. It was also not clear whether
Coventry would still be interested if we consummated the Mt. Pleasant sale. Its bid was for cash or stock of DDR at its election. The Prometheus bid ($1.75) was substantially below the Kramont bid and the special committee estimates of what the Coventry bid would ultimately be. The Blackstone Group bid was substantially below all of the others. Equity One had suggested a $2.00 per share valuation, but it had done no due diligence. It was noted that other bidders had lowered their initial value estimates after conducting further due diligence. Equity One never subsequently submitted a written proposal and later informed Credit Suisse
First Boston that it was no longer interested. The special committee determined that none of the proposals was compelling at this point and determined to work, together with its advisors, with all of the bidders to try to improve their bids.

          On March 21, 2002, Mr. Zobler received a message by telephone from Mr.
Hipple, a Senior Vice President of Kramont. Mr. Zobler did not return Mr.
Hipple's call and instead relayed the message to Credit Suisse First Boston. Mr.
Zobler requested Credit Suisse First Boston to inform Mr. Hipple that all future inquiries from Kramont should be directed to the special committee and its representatives.

          During this timeframe, Coventry contacted CSFB to request permission to talk to Prometheus concerning a possible joint proposal. Coventry was prevented from talking to Prometheus under the terms of its confidentiality agreement with us. The special committee considered this request. The committee determined it was inappropriate to permit two of the three remaining serious bidders to partner because it might reduce the effectiveness of the auction process. The special committee informed Coventry of its decision on March 22,
2002.

          On March 27, 2002, on behalf of the special committee, Credit Suisse
First Boston informed Kramont, Coventry, Prometheus, and The Blackstone Group
that a draft acquisition agreement would be separately forwarded to them and that the special committee expected each bidder to finish its due diligence and be in a position to sign a definitive agreement by May 11, 2002.

          On March 29, 2002, Prometheus received a letter from Kaye Scholer noting that the special committee had granted Prometheus's request to share confidential information with the

                                       54

Initial Potential Partners. The permission was subject to the following conditions: (1) Prometheus must enter into a confidentiality agreement with us in the form attached to the letter; (2) before disclosing Konover confidential information to any Initial Potential Partner, the Initial Potential Partner must enter into a confidentiality agreement with us in the form attached to the letter; and (3) Prometheus could not require that as a condition to holding discussions with any Initial Potential Partner, such Initial Potential Partner would be prohibited from entering into a transaction with us without the participation of Prometheus.

          On April 1, 2002, Prometheus negotiated revisions to the
confidentiality agreement Kaye Scholer provided. On April 2, 2002, Prometheus executed the confidentiality agreement with us.

          During the first week of April 2002, Prometheus distributed our form of confidentiality agreement to 11 of the 13 Initial Potential Partners. In addition, Prometheus distributed to these 11 Initial Potential Partners a second confidentiality agreement governing the treatment of confidential information relating to Prometheus and its affiliates. Certain of the Initial Potential
Partners negotiated revisions to the forms. The following 10 Initial Potential
Partners (collectively, the "Potential Partners") signed confidentiality agreements with us and with Prometheus: New Plan Excel Realty Trust, Kimco,
Regency Realty Corp., Institutional Investments Corporation/Aronov Properties,
The Crosland Group, Inc., Weingarten Realty Investors, Benderson Property
Development, Inc. together with GFI Realty Services, Inc., Transwestern
Investment Company, Garden Commercial Properties, and IRT Property Company.

          After receiving the executed confidentiality agreements, Prometheus held meetings with a number of the Potential Partners. In addition, Prometheus distributed due diligence materials it had prepared regarding, among other things, Konover's assets, tenant profile and indebtedness and the potential sources and uses of funds in connection with a going private transaction.
Throughout the month of April 2002, Prometheus and its legal advisors conducted their due diligence investigation of us, including discussions with our management and our legal advisors.

          On April 17, 2002, Kramont submitted a revised bid with an exchange ratio of 0.1375 shares of Kramont common stock (subject to a collar) for each share of Konover common stock, with the cash component comprising up to 75% of the total consideration and a request for exclusivity. Based on the closing price of Kramont's common stock on April 16, 2002, Kramont noted that its bid price would result in $1.92 per share of our common stock. After the special committee reviewed the bid, Kramont was informed that the process would continue as previously outlined and that it should complete its due diligence and submit a mark-up of the merger agreement by May 11, 2002.

                                       55

          On April 18, 2002, Coventry, Kramont, Prometheus and The Blackstone
Group received a proposed form of merger agreement from our representatives.

          On April 26, 2002, Prometheus met with one of the Potential Partners,
Kimco, to discuss a possible bid to acquire us through a joint venture arrangement. The meeting participants included Prometheus, Kimco, and their respective legal counsel. No decision was made at that time regarding whether
Prometheus and Kimco would make a joint bid to acquire Konover. Following the meeting, Prometheus continued to have discussions and meetings with other
Potential Partners about forming a joint venture to acquire us. In addition to
Kimco, Prometheus held extensive term sheet negotiations with Benderson Property
Development, Inc. and GFI Realty Services, Inc., and Garden Commercial
Properties.

          The special committee met on April 26, 2002 with its advisors. Credit
Suisse First Boston reported on the bidding process and the expressions of interest from various potential bidders. It was expected that a number of entities would submit bids and conduct due diligence. The special committee agreed to schedule its next meeting for May 21.

          On May 1, 2002, Coventry renewed its request to speak to Prometheus about a joint bid and stated that it had withdrawn as an independent bidder. The special committee again determined that it would not enhance the auction process to permit Coventry to join with Prometheus and turned down Coventry's request.

          Throughout the month of May 2002, Prometheus and Kimco continued to negotiate, directly and indirectly through their respective legal advisors, a term sheet relating to a possible joint venture to acquire us.

          During the same time period, all of the remaining bidders were invited to schedule visits to conduct due diligence on us. From May 1, 2002 through May
3, 2002, Kimco, Prometheus, and the latter's legal representatives visited the data room we established at our headquarters. During this visit, and as part of their due diligence review, Prometheus and Kimco met with our management. In addition, during this same period, Kimco conducted a due diligence review of
Konover at the offices of one of Prometheus's legal advisors. None of the other potential bidders visited our headquarters or met with our management during this period.

          On May 6, the special committee extended the bidding deadline to May
17, 2002.

          On the morning of May 10, 2002, Prometheus met with another of the
Potential Partners, Garden Commercial Properties, to discuss a possible joint venture to acquire us. Legal advisors to each were also present at the meeting.
At the conclusion of the meeting, Prometheus and Garden Commercial Properties agreed to postpone further discussions on forming a joint venture.

          On the afternoon of May 10, 2002, Prometheus, Kimco, and their respective legal advisors met to discuss the unresolved economic terms and governance arrangements relating to the possible joint venture. They also discussed the status of their respective due diligence investigations of us.

                                       56

          On May 13, 2002, Mr. Zobler spoke by telephone with Mr. Eberle regarding the possibility of Prometheus and Kimco submitting a joint proposal on
May 17, 2002.

          On May 15, 2002, we closed the sale of Mt. Pleasant to DRA Advisors,
Inc. for $55.3 million, including the assumption of $45.9 of related mortgage indebtedness, resulting in net proceeds to us of $9.1 million after payment of transaction costs.

          On May 17, 2002, Prometheus and Kimco reached an agreement in principle to make a joint proposal to acquire us pursuant to a going-private transaction. On that same day, by letter to the special committee, dated May 17,
2002, Prometheus and Kimco submitted a joint proposal for an all-cash merger between us and a newly formed entity for $1.90 per share of our outstanding common stock. In connection with their initial proposal, Prometheus and Kimco delivered to the special committee a joint mark-up of the proposed merger agreement, as well as a term sheet for the new security that would be offered in the proposed merger to holders of our existing Series A convertible preferred stock. On May 20, 2002, the Prometheus Parties filed an amendment to their
Schedule 13D disclosing the offer in this proposal.

          Also on May 17, 2002, Kramont submitted a non-binding proposal to acquire by merger all of our common stock. The proposal contemplated a combination of cash and Kramont common stock with the cash portion being up to
75% of the total consideration. The value of the consideration was based upon an exchange ratio of 0.1325 shares of Kramont common stock (subject to a collar)
for each share of our common stock. The contingent value rights would remain in place, and the Series A convertible preferred stock and the OP Units would be rolled over into new securities of Kramont. Kramont valued the consideration in the proposal at $1.90 per share of our outstanding common stock, based on the closing price of Kramont stock on May 16, 2002. The impact of a market increase or decrease of Kramont's common stock was limited by a 25% collar. The proposal was subject to a number of assumptions and conditions. Enclosed with the proposal was a term sheet outlining some of the significant terms of the Kramont proposal. The proposal also required that Konover enter into a 30-day exclusivity period with Kramont to enable Kramont to complete its due diligence and to negotiate a merger agreement. Kramont did not submit a markup of the merger agreement that the special committee had previously sent them, although
Kramont did submit an outline of key business issues raised by its review of the form of merger agreement.

          On May 21, 2002, at 9:00 a.m., at the direction of the special committee, Mr. Eberle met with Kaye Scholer and representatives of Credit Suisse
First Boston to review the joint bid proposal of Prometheus and Kimco and the proposal of Kramont. Later that morning, the special committee met at the offices of Kaye Scholer in New York. At this meeting, Mr. Eberle summarized his discussions with Kaye Scholer and Credit Suisse First Boston. Also at this meeting, Credit Suisse First Boston discussed with the special committee the
Kramont bid and the Prometheus and Kimco bid.

          Kaye Scholer also reviewed with the special committee the two bids, noting that there were a number of provisions in the revised draft merger agreement submitted by Prometheus and Kimco that would require substantial negotiations. These provisions included ones relating to the scope of the representations, warranties, and covenants; the restrictions on us if a superior offer later were made; the conduct of the majority stockholder if a superior offer were made; the

                                       57

extent of the closing conditions; and the amount of, and the timing of the payment of, termination expenses and break-up fees. There were also a number of areas in which the special committee needed to seek clarification. Kaye Scholer pointed out that the Kramont bid did not include a markup of the draft merger agreement that the special committee had sent to Kramont. It did include a summary of its proposal and a term sheet which outlined key business issues and specific and general items that it would require in an agreement. Kaye Scholer noted that, based on the term sheet, many of the same issues that were raised by the Prometheus and Kimco markup of the draft merger agreement would be raised in negotiations with Kramont. The special committee discussed the proposals at length, focusing on the amount and the nature of the consideration, the way in which the two proposals dealt with the contingent value rights, whether the proposals dealt with the Series A convertible preferred stock in a manner consistent with the charter, whether the proposals dealt with the OP Unit holders in a manner consistent with the limited partnership agreement, and the extent of due diligence required by each of the parties before they would be ready to sign an agreement. The special committee also discussed issues of exclusivity, break-up fees, and expenses. The Kramont proposal required Konover to enter into a period of exclusivity with Kramont. The special committee expressed concern that this would prematurely end the auction process. A number of questions raised by the special committee required further information from the bidders, which was sought. It was further agreed that the special committee would try to meet again by telephone conference call at 1:00 p.m. on May 23, to determine what progress had been made. The special committee concluded, after discussion with its advisors, that the bids were similar in terms of value to the minority common stockholders, assuming that the portion of the purchase price proposed by Kramont to be paid in Kramont stock traded within the range of the collar between signing and closing. It was the consensus of the special committee that the price being offered by each of the bidders was not adequate and the special committee determined to request that each bidder raise its offer.

          On May 21, 2002, Kramont submitted a letter that alleged that the bid
Prometheus and Kimco submitted was suspiciously similar in value to the bid
Kramont submitted and implied that information about its proposal was leaked to
Prometheus and Kimco. Kramont further questioned the fairness of the bidding process. That letter also argued that the Kramont proposal was superior to that of Prometheus and Kimco. The special committee asked Kaye Scholer to respond to the allegations in Kramont letter, which Kaye Scholer did on May 23. The Kaye
Scholer response denied that any confidential information had been shared with any other bidder and noted that a bidding process applicable to all bidders had been set up by the special committee. As part of that process, all bidders were asked to complete their due diligence and submit a marked up merger agreement with their bid. Kramont had chosen not to follow that process.

          On May 21, 2002, at 3:00 p.m., at the direction of the special committee, a conference call was held with the special committee's advisors and
Prometheus and Kimco to discuss certain major issues raised by the Prometheus and Kimco bid. During this call, the parties discussed the rationale and mechanics for the OP Merger, the terms of the newly-proposed preferred stock, the scope of the representations and warranties, the nature of the closing conditions, the special committee's concern with the proposed limitations on our board's ability to respond to a superior proposal, and the relationship between
Prometheus and Kimco. At the conclusion of this call, Prometheus and Kimco were told that the value of their bid was too low and would have to be increased for it to be further considered. In addition, the representatives of the special committee

                                       58

requested that Prometheus and Kimco provide the special committee with a copy of the (1) the proposed voting agreement, (2) the proposed form of charter and bylaws for the surviving corporation in the proposed merger, and (3) the proposed co-investment agreement, which would govern the relationship of
Prometheus and Kimco during the period between signing the proposed merger agreement and closing the proposed merger.

          On May 21, 2002, at 4:00 p.m., at the special committee's direction, a conference call was held with the special committee's advisors and Kramont to discuss certain major issues raised by the Kramont bid. During this call the parties discussed the collar, the percentage of cash and stock to be paid, the scope of the representations and warranties, and the nature of the closing conditions. Kramont again informed the special committee that it would not negotiate the draft merger agreement or complete its due diligence unless the special committee agreed to reimburse its expenses if it were not the successful bidder. At the conclusion of this call, Kramont was told that the value of its bid was too low and would have to be increased for it to be further considered.

          On May 22, 2002, Prometheus and Kimco submitted a revised proposal to the special committee increasing its bid to $1.95 per share, in cash, for each outstanding share of our common stock. No other terms were changed. On May 23,
2002, the Prometheus Parties filed an amendment to their Schedule 13D reporting the offer set forth in the revised proposal.

          On May 23, 2002, at 1:00 p.m., the special committee held a conference call meeting to discuss the clarifications that had been obtained with respect to the two bid proposals on May 21, 2002, and to discuss the revised Prometheus and Kimco bid. The special committee concluded that neither proposal was acceptable either in price or in the conditions requested. It determined to continue to negotiate the terms of the merger agreement with Prometheus and
Kimco and inform them that the offered price was not sufficient. Also during this call, the special committee discussed whether it would be appropriate to agree to reimburse Kramont's expenses as required by Kramont in order to complete its due diligence and negotiate the merger agreement. It was the consensus of the special committee that Kramont's current proposal was not strong enough to justify making that expenditure. It was determined that Kramont should be instructed that if it was not willing to negotiate the terms of its proposal at this time, it should increase the value of its offer to exceed the publicly announced proposal from Prometheus and Kimco.

          On May 24, 2002, Paul, Weiss, Rifkind, Wharton & Garrison, counsel to
Prometheus, distributed to representatives of the special committee the most current drafts of the documents that had been requested on the May 21, 2002 conference call with Prometheus and Kimco.

          On May 28, 2002, at 10:00 a.m., a meeting of our board of directors was held at the offices of Alston & Bird in New York. One of the issues discussed at the meeting was that the initial term of the special committee was set to expire on June 19, 2002. The board of directors determined that since the work of the special committee was ongoing, it would extend the term of the special committee until the earlier of the completion of a stockholder vote upon a proposed transaction or the termination of the special committee's responsibilities by the board of directors. The special committee then made a report to the members of the board of directors other than Messrs. Maloney,
Ross, Ticotin, and Zobler, who were not present for the discussion.

                                       59

Representatives of Credit Suisse First Boston discussed with the board the current status of discussions with Prometheus and Kimco and Kramont. The consensus of the directors who were present was that the special committee, together with its advisors, should continue to move forward simultaneously with both bidders to try to firm up their bids and to get final and higher bids from both of them.

          On May 28, 2002, Prometheus, Kimco, and their respective legal advisors met with Mr. Eberle and the special committee's legal and financial advisors to negotiate the proposed merger agreement.

          Beginning the week of May 27th and continuing through June 20th, Kaye
Scholer and Alston & Bird negotiated with Prometheus and Kimco and its advisors regarding various issues in the merger agreement as submitted by Prometheus and
Kimco on May 17th. The special committee's primary goals during these negotiations were to:

     .    scale back the representations and warranties to avoid inadvertent breaches;

     .    relieve the burden on us of preparing the schedule of exceptions to the representations and negative covenants, called the Target
          Disclosure Memorandum, which could delay completion of the agreement;

     .    loosen the operating covenants to preserve our ability to operate our business in our customary manner between signing and closing;

     .    revise the conditions to closing so that it would be highly unlikely that the transaction would fail to close;

     .    limit proposed restrictions on our board's of directors ability to respond to what it believed was a superior proposal made after the merger agreement was signed;

     .    impose an obligation on our majority stockholder to vote in favor of a superior proposal if the proposal satisfied certain conditions; and

     .    limit the amount of and the conditions under which a termination fee and break-up expenses would be paid.

Over the course of these negotiations, Prometheus and Kimco made significant concessions in each of these areas.

          During the same period, Prometheus and Kimco continued to negotiate the economic and governance issues relating to their joint venture.

          On May 31, 2002, Kramont submitted a letter increasing the consideration in its offer to a fixed ratio of 0.1375 Kramont shares (subject to a collar) for each outstanding share of our common stock; however, the value of the consideration was subject to the 30-day average price for Kramont common stock prior to closing and subject to significant assumptions and conditions.
The proposal stated its value was equal to $1.99 per share of our common stock based on the closing price of Kramont's common stock on May 30, 2002. The cash portion of the consideration would be up to 75% of the total consideration based on certain assumptions relating to the Series A convertible preferred stock and
OP Units, subject to a cash cap of $47.5 million. The proposal was conditioned on either (1) Prometheus and the special committee approving the proposal or (2)
our agreement in writing to reimburse Kramont up to $250,000 for all expenses related to completing due diligence and negotiating an agreement. At this time

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Kramont did not submit a mark-up of the merger agreement nor had it completed its due diligence.

          On June 3, 2002, at the direction of the special committee, Mr.
Eberle, Kaye Scholer, and Credit Suisse First Boston held a conference call to discuss the most recent proposal from Kramont. During this call, the parties discussed a number of issues concerning Kramont's latest proposal. Among those issues were how long it would take Kramont to complete its due diligence and negotiate a merger agreement; whether Kramont would reduce its offer as a result of its due diligence; whether, based on the Kramont term sheet, Konover would be able to negotiate as favorable a merger agreement with Kramont as it believed it could negotiate with Prometheus and Kimco; whether Prometheus would accept that the contingent value rights would remain in place; whether the Kramont assumption that none of the Series A convertible preferred stockholders or OP
Unit holders would convert their securities and seek to receive the merger consideration would hold true; and whether the price of Kramont stock, and thus the value of the offer, would decline between signing and closing. Mr. Eberle concluded that if Kramont would increase its price and if the special committee could be comfortable that the price was firm, it would be worth pursuing the
Kramont proposal. Given the small incremental difference in the price of the
Kramont proposal compared to the Prometheus and Kimco proposal and the uncertainties of completing a transaction with Kramont, Mr. Eberle did not believe it was appropriate to agree to reimburse Kramont's expenses at this time. As a result of this call, Kramont was asked to address three issues:
first, could Kramont's proposal include downside protection to our stockholders if the price of Kramont stock declined between signing and closing; second, could Kramont's proposal guarantee that 75% of the consideration be in cash without regard to a fixed-dollar cap; and third, how long did Kramont think it needed to complete its diligence.

          On June 5, 2002, at 12:00 p.m., at the direction of the special committee, Mr. Eberle, with Mr. Kelly, Kaye Scholer, Alston & Bird, and Credit
Suisse First Boston, met with Kramont and Kramont's legal and financial advisors to discuss a number of issues concerning Kramont's proposal, including the need for downside protection on the exchange ratio; the validity of certain assumptions upon which the proposal was specifically conditioned; narrowing the scope of the representations, warranties, covenants, and closing conditions; and
reducing the amount of the break-up fee. Both sides also discussed the need to complete due diligence and negotiate the draft merger agreement. Kramont restated its position that it would not conduct any further due diligence or negotiate a merger agreement unless the special committee agreed to reimburse its expenses up to $250,000 if it were not the successful bidder. Kramont was informed that the special committee would consider reimbursing Kramont's expenses up to $250,000 if it modified its proposal to provide protection against a decline in the price of the Kramont stock and was the unsuccessful bidder, subject to two conditions -- first that Kramont be in a position to make a definitive offer by the next meeting of the Konover board of directors, then scheduled for June 19, and second, that a bid at that time be no lower than what it currently was. The special committee offered to provide any assistance it could in helping Kramont complete its due diligence. Kramont was reminded that almost all the relevant diligence materials were available for review (and had been for some months) on a secure internet site to which they had access and
CD-ROMs forwarded to them. The special committee also offered to provide to
Kramont certain parts of the merger agreement keyed to a nearly completed disclosure schedule to help speed its review. This draft merger agreement was delivered to Kramont on June 8, 2002. Kramont was

                                       61

also informed that the value of its existing proposal was not high enough, and
Kramont would have to increase its bid if Kramont hoped to be the successful bidder. Kramont was also asked to submit a fixed-price bid to eliminate possible fluctuation in the value of the consideration.

          On June 6, 2002, Prometheus, Kimco, and their respective legal advisors met with Mr. Eberle and the special committee's legal and financial advisors to discuss the status of the special committee's bidding process and to negotiate outstanding issues on the proposed merger agreement and related documents.

          On June 7, 2002, Kramont submitted a revised written proposal with a fixed value of $2.00 per share. Up to 75% of the consideration could be paid in cash with the aggregate cash consideration limit increased to $49.9 million. The
$2.00 per share of Konover common stock payable in Kramont stock would be based on the average price of Kramont common stock for the 90-day period before closing, subject to a 10% collar based on the market price for Kramont's common stock at the time the merger agreement was executed. The proposal required our existing Series A convertible preferred stockholders to either convert into common stock or receive a new, substantially identical series of Kramont preferred stock, giving effect to the exchange ratio. It also required
Prometheus to agree to vote for the merger and agree to the no-shop provision.

          Between June 7, 2002 and June 13, 2002, at the direction of the special committee, Credit Suisse First Boston had telephone conversations with the representatives of Kramont requesting again that its proposal include protection against fluctuation in the price of the Kramont common stock. On June
13, 2002, Kramont submitted a revision to its proposal, reducing the pricing reference period used to determine the exchange ratio for the stock component of the consideration from 90 to 30 days prior to closing. The revised bid also replaced the 10% collar with a 10% floor, which would permit either party to terminate the proposed agreement if the price of Kramont common stock fell more than 10% from the date of the agreement. Along with its revised proposal,
Kramont submitted a letter to be signed by us agreeing to pay Kramont's fees and expenses, up to $250,000, incurred since March 28, 2002 in structuring and negotiating a transaction with us. The special committee asked Kaye Scholer to respond to this request by providing Kramont with a draft letter agreement that incorporated the conditions for expense reimbursement outlined in the June 5,
2002 meeting. Kaye Scholer sent Kramont that draft agreement on June 14, 2002.

          On June 12, 2002, Konover distributed to Prometheus and Kimco a draft of our disclosure schedules for the proposed merger agreement. During the week of June 17, 2002, legal advisors to Prometheus and Kimco held telephonic discussions with our management and legal advisors regarding the disclosure schedules. During that week, we also distributed the disclosure schedules to
Kramont.

          During the period from June 10, 2002 to June 19, 2002, the legal advisors to each of Konover, the special committee, Prometheus, and Kimco had further discussions by telephone regarding the proposed merger agreement and related agreements.

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          On June 17, 2002, Kramont sent a letter to Kaye Scholer which (1)
resubmitted its bid of June 13, 2002 and (2) rejected the expense reimbursement conditions set forth in the draft letter agreement Kaye Scholer sent on June 14,
2002.

          On the evening of June 17, 2002, at the direction of the special committee, Mr. Eberle, Kaye Scholer, and Credit Suisse First Boston discussed
(on a conference call) the advisability of changing the date for receiving final bids from 8:00 a.m. on June 19, to 5:00 p.m. on June 21. Among the reasons for the change were the likelihood that the special committee would not have finished negotiating the draft merger agreement, disclosure schedules, and related documents with Prometheus and Kimco; problems with the special committee members' and directors' schedules if the meetings were to run late on June 19;
and Kramont's having more time to review the portions of the draft merger agreement previously sent to them and to conduct further due diligence. The special committee decided that the date should be pushed back to 5:00 p.m. on
June 21 and notified Kramont and Prometheus and Kimco on the evening of June 17.
The special committee scheduled a meeting for 11:00 a.m. on June 23 to discuss the bids and a meeting of the board of directors for 1:00 p.m. on June 23 to report to the full board of directors whether the special committee was willing to recommend one of the bids.

          On June 18, 2002, Kaye Scholer and Alston & Bird continued
negotiations with Prometheus and Kimco and their legal advisors, negotiating various open issues on the merger agreement. Kaye Scholer updated Mr. Eberle and
Credit Suisse First Boston on the status of those negotiations. A conference call was scheduled for the next day to determine the status of the Kramont bid.

          On June 19, 2002, further negotiations were held between Kaye Scholer and Alston & Bird and Prometheus and Kimco and their legal advisors. At the direction of the special committee, a conference call was also held with Kaye
Scholer, Alston & Bird, Credit Suisse First Boston, and representatives of
Kramont to determine whether there was any further information that could be provided to Kramont. During that call, Kaye Scholer offered to provide Kramont with a sanitized version of the merger agreement in the current state of negotiations with Prometheus and Kimco for its consideration. Kramont agreed that it would try to provide the special committee with drafts relating to the mechanics of its own bid. Kaye Scholer updated Mr. Eberle on the results of the call. Following the call, Kaye Scholer delivered to Kramont a draft merger agreement that mirrored the terms in the then current draft being negotiated with Prometheus and Kimco.

          On June 20, 2002, Kaye Scholer and Alston & Bird continued
negotiations with Prometheus and Kimco and their legal advisors and continued to review drafts of the merger agreement and the related agreements.

          On June 21, 2002, by letter to the special committee, Prometheus and
Kimco submitted their best and final offer to acquire us. In connection with their final proposal, Prometheus and Kimco delivered final execution copies of the merger agreement, the voting agreement, the supplemental voting and tender agreement, the co-investment agreement, a form of charter for the surviving corporation and other documents related to the signing of the merger agreement.

                                       63

          On June 21, 2002, Kramont did not increase its bid, but by letter reaffirmed the bid it had made on June 13, 2002. At this time, Kramont still had a significant amount of due diligence to complete and it had not submitted a mark-up of the merger agreement. Kramont also noted in its June 21, 2002 letter that the form merger agreement that it received, which mirrored the form merger agreement being negotiated with Prometheus and Kimco, seemed extreme in its allocation of risk to the buyer. Kramont indicated that it had a lower tolerance for those risks than the other bidder and stated its availability to discuss a transaction on, in its opinion, more commercially reasonable terms.

          The special committee, Kaye Scholer, Credit Suisse First Boston, and
Alston & Bird reviewed both proposals on June 21 and June 22, 2002.

          On June 23, 2002, the special committee met at 11:00 a.m. to review the two bids. Credit Suisse First Boston reviewed its financial analysis of the cash consideration to be received in the merger with PSCO by holders of our common stock (other than PSCO and its affiliates) and rendered to the special committee its oral opinion, confirmed by delivery of a written opinion dated
June 23, 2002, to the effect that, as of the date of the opinion and based on and subject to matters described in the opinion, such cash consideration was fair, from a financial point of view, to holders of our common stock (other than
PSCO and its affiliates). Kaye Scholer discussed the substantive provisions of the merger agreement submitted by Prometheus and Kimco and compared the
Prometheus and Kimco final proposal to the term sheet Kramont provided. Kaye
Scholer discussed the proposed Prometheus and Kimco merger agreement and related agreements in detail with the special committee.

          The special committee deliberated for some time and asked numerous questions as to various provisions of the Prometheus and Kimco proposal and the comparable provision, to the extent known, under Kramont's proposal. The special committee concluded that the Prometheus and Kimco proposal was clearly superior to the Kramont proposal, but expressed some concern that there was a particular provision that the special committee had requested during negotiations and that was not part of the Prometheus and Kimco proposal. The provision pertained to the obligation of Prometheus as a majority stockholder to vote its shares in favor of a superior proposal if that proposal met certain conditions. The special committee believed those conditions were too narrow as proposed and determined to go back to Prometheus and Kimco and request again certain changes it had requested during the prior week's negotiations.

          The special committee's representatives then informed Prometheus and
Kimco that the special committee was prepared to recommend its final proposal if
Prometheus and Kimco agreed to revise the definition of "superior transaction"
in the supplemental voting and tender agreement to provide that (1) the consideration offered by a third party could consist of a combination of cash and the common stock of such bidder, as opposed to only cash, provided, however, that if the consideration included common stock of the bidder, Prometheus would have the right to elect to receive only cash in exchange for its shares, and (2)
the timing of the closing of the third party transaction did not have to necessarily be the same as that of the merger. Prometheus and Kimco agreed in principle to the special committee's request, but indicated that they wanted their legal advisors to help draft acceptable language for the agreement. The special committee at that time determined to recommend to the board of directors to accept the Prometheus and Kimco proposal and execute the merger agreement in the form submitted to the

                                       64

special committee and to the board of directors by Prometheus and Kimco subject to its final approval of the language reflecting the modifications to the supplemental voting and tender agreement discussed.

          The full board of directors met for several hours immediately following the meeting of the special committee. Mr. Eberle indicated that the special committee was prepared to make a recommendation to the board of directors. At this time, Messrs. Ross, Ticotin, and Zobler, and their representatives, left the meeting. Mr. Eberle then conveyed the recommendation of the special committee, noting the modification needed to the supplemental voting and tender agreement. Kaye Scholer described the proposal from Kramont and the Prometheus and Kimco proposal. The board of directors discussed the two proposals and their effects on our stockholders and employees as well as their impact on the Operating Partnership's minority limited partners. Kaye Scholer and Alston & Bird described the merger agreement and the related agreements in detail. Mr. Konover reminded the board of directors of the tax protection arrangements he and his affiliates and partners made with us at the time of the sale to us of certain property in which he and his affiliates and partners had an interest. Mr. Konover also indicated that he intended to exercise his right to reclaim, as of the time of the proposed merger, the "Konover" trade name. The board of directors also noted the conflict of interest of Messrs. Ross, Ticotin, and Zobler as a result of their affiliation with one of the stockholders of
PSCO.

          Following the description of the transaction terms, Credit Suisse
First Boston discussed with the board its presentation at the special committee meeting earlier the same day of its financial analysis and the rendering of its opinion as to the fairness, from a financial point of view, of the consideration to be received in the merger by our common stockholders (other than PSCO and its affiliates). After the Credit Suisse First Boston discussion, Messrs, Ross,
Ticotin, and Zobler (and their representatives) rejoined the meeting. At this point, the representatives of the parties and the board of directors discussed how the proposed changes to the agreement would be drafted. After reaching agreement on the required revisions, Mr. Eberle reported that the special committee recommended the approval of the merger with Prometheus and Kimco. The board of directors, including each member of the special committee, unanimously voted to approve the merger agreement and merger and recommend the transaction to our stockholders and to take all steps necessary to convene and hold a stockholders meeting to vote on the transaction.

          On June 23, 2002, Konover and PSCO executed the merger agreement. In connection with the merger agreement, the parties also executed the voting agreement, the supplemental voting and tender agreement, and the co-investment agreement.

          On June 24, 2002, the Prometheus Parties filed an amendment to their
Schedule 13D, and we issued a press release, each of which announced the signing of the merger agreement.

          On July 26, 2002, our board of directors adopted resolutions by unanimous written consent approving an amendment to the merger agreement. In the original merger agreement, the proposed charter of the surviving corporation contained certain amendments to our charter that required the affirmative vote of two-thirds of our outstanding common stock. Our board of directors determined it was advisable to provide for two alternate forms of charters in connection with the merger. The alternate forms of charter for the surviving corporation are attached as Exhibits B-1 and B-2 to the amendment no. 1 to the merger agreement. Exhibit B-2 will apply if holders of a majority but less than two-thirds of our

                                       65

outstanding common stock approve the merger proposal, and Exhibit B-1 will apply if holders of two-thirds or more of our outstanding common stock approve the merger proposal. The alternate forms of charter, however, are substantially identical, other than those amendments requiring a two-thirds vote.

Reasons for the Merger; Factors Considered by the Special Committee and Board of
Directors

Reasons for the Recommendation of the Special Committee.

          The special committee is composed of directors who are not officers or employees of Konover, Prometheus or Kimkon (or any of their affiliates) and who have no financial interest in the merger different from our stockholders generally. The special committee has unanimously determined that the merger, merger agreement, and charter amendments are advisable and in the best interests of Konover and are fair to Konover and our unaffiliated stockholders. The special committee unanimously approved the merger agreement, and the transactions contemplated by the merger agreement, including the merger and charter amendments, and recommended to the board of directors to approve the merger agreement, the merger, and the charter amendments. The special committee considered a number of factors, as more fully described above under "Special
Factors - Background of the Merger" and below under "--Factors Considered by the
Special Committee," in making its recommendation.

Factors Considered by the Special Committee.

          In recommending approval of the merger agreement, merger, and charter amendments to the board of directors, the special committee considered a number of factors that it believed supported its recommendation, the material ones of which include:

..    the efforts of the special committee, assisted by its financial advisor, commencing in June 2001 and continuing over the subsequent twelve months, to explore and pursue strategic alternatives for us, including continuing to operate as a stand-alone company;

..    that during a twelve-month period the special committee (through its financial advisor) had contact with at least 128 parties, entered into confidentiality agreements with 58 parties, received preliminary indications of interest from 21 parties concerning their possible interest in acquiring Konover or its assets, and received preliminary bids or proposals from numerous parties;

..    the $2.10 per share merger consideration is greater than that of the proposal from Kramont, the only other proposal received, and that the merger agreement with Prometheus and Kimco was fully negotiated and not subject to due diligence review, whereas the Kramont proposal was subject to negotiation of a merger agreement and further due diligence review that
     Kramont was not willing to continue unless it received reimbursement for its expenses if it was not the successful bidder;

..    the $2.10 per share cash merger consideration that our common stockholders will receive in the merger is above or at the top of the range of values implied for Konover under any of the traditional valuation methodologies employed to value REITS;

                                       66

..    that the merger agreement, after giving consideration to the requirements and limitations contained therein, allows us a reasonable opportunity to respond to certain third party alternative acquisition proposals, and, if a superior proposal were made, to terminate the merger agreement and accept the superior proposal up until the time of the stockholder vote on the merger, subject to certain limitations including the payment of a termination fee and expense reimbursement (See "The Merger and Related
     Agreements - Additional Agreements - No Solicitation of Transactions" and
     "The Merger and Related Agreements - Termination of the Merger Agreement");

..    that Prometheus's agreement to vote for a superior proposal (or tender in a tender offer representing a superior proposal) under certain conditions meant that if other strategic partners were willing to pay more for us than
     Prometheus and Kimco, the other party would have a reasonable chance to acquire us despite competing against an almost two-thirds' shareholder;

..    that the percentage of the transaction value represented by the termination fee and reimbursement of out-of-pocket expenses payable, as discussed in
     "The Merger and Related Agreements - Termination of the Merger Agreement -
     Termination Fee and Expense Reimbursement," would not unduly discourage superior third-party offers, and that the amount payable for reimbursement of expenses and the termination fee is within the range of fees and expenses in comparable transactions;

..    that the special committee was able to negotiate the purchase price up to
     $2.10 per share from the $1.75 per share initially offered by Prometheus;

..    that there was a publicly announced bid at $1.95 made on May 22, 2002 and that no party, other than Kramont, subsequently came forward with any offer or expression of interest at any price;

..    the financial presentation on June 23, 2002 of the special committee's financial advisor, Credit Suisse First Boston, including its opinion, addressed to the special committee and dated June 23, 2002, as to the fairness, from a financial point of view and as of the date of the opinion, of the cash consideration to be received in the merger by our common stockholders (other than PSCO and its affiliates) (See "-Opinion of the
     Special Committee's Financial Advisor");

..    that Konover's common stock has been trading, and continues to trade, at lower multiples relative to comparable REITs due to higher leverage, lower liquidity, and smaller scale than comparable REITs; and

..    that the negotiations with Prometheus and Kimco resulted in the elimination of numerous conditions and contingencies originally proposed by Prometheus and Kimco, including substantial revisions to the representations, warranties, covenants and closing conditions; substantial modifications to the limitations on the ability of our board of directors to consider superior proposals; Prometheus's agreement to vote for a superior proposal if it met certain conditions; and a reduction in the payment of break up fees if the merger agreement is terminated under certain circumstances.

                                       67

          The special committee also considered the following factors, among others, relating to the procedures involved in the negotiation of the merger:

..    our board of directors established the special committee to consider and negotiate the merger agreement and make a recommendation to the board of directors;

..    the special committee, which consists solely of directors who are not officers or employees of us, Prometheus or Kimkon (or any of their affiliates) and who have no financial interest in the proposed merger different from our stockholders generally, was given exclusive authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transactions;

..    members of the special committee will have no continuing interest in
     Konover after completion of the merger;

..    the special committee had independent legal and financial advisors; and

..    the $2.10 per share cash consideration and the other terms and conditions of the merger agreement resulted from arm's length bargaining between the special committee and its representatives, on the one hand, and Prometheus and Kimco and their representatives, on the other hand.

          The special committee also considered a variety of risks and other potentially negative factors concerning the merger but determined that these factors were outweighed by the benefits of the factors supporting the merger.
These negative factors included the following:

..    certain terms and conditions set forth in the merger agreement, required by
     Prometheus and Kimco as a prerequisite to entering into the merger agreement, prohibit us and our representatives from soliciting third-party bids and from accepting third-party bids except in specified circumstances and upon reimbursement of expenses relating to the merger agreement and related transactions and payment to Prometheus and Kimco of a specified termination fee, and these terms could have the effect of discouraging a third party from making a bid to acquire Konover (See "The Merger and
     Related Agreements - Additional Agreements - No Solicitation of
     Transactions" and "The Merger and Related Agreements - Termination of the
     Merger Agreement");

..    if the merger is not consummated, under circumstances further discussed in
     "The Merger and Related Agreements - Termination of the Merger Agreement"
     we may be required to reimburse Prometheus and Kimco for expenses relating to the merger agreement and related transactions and to pay to Prometheus and Kimco the specified termination fee;

..    that Prometheus held more than a majority of our voting stock may have discouraged other parties from becoming bidders;

..    that the supplemental voting and tender agreement, which was meant to assist a bidder with a superior proposal to compete against an almost two-thirds' stockholder, contains significant conditions to Prometheus's obligation to support the higher bid, including the condition that the bid enable Prometheus to elect all-cash consideration and that the contingent value rights

                                       68

     obligation be extinguished in exchange for a cash payment equal to 4.5 million multiplied by the price per share of common stock in the higher bid even though the obligation does not become due until January 1, 2004 (See
     "The Merger and Related Agreements - Supplemental Voting and Tender
     Agreement");

..    the merger was not structured to require approval by a majority of our unaffiliated stockholders;

..    the potential conflicts of interest created by Messrs. Ross, Ticotin, and
     Zobler's affiliation with the Prometheus Parties and the expectation that they will remain directors of the surviving corporation. Mssrs. Ross,
     Ticotin, and Zobler also likely will each hold at least one share of the surviving corporation's Series B redeemable preferred stock (See
     "--Interests of Directors and Officers in the Merger - Interests of
     Prometheus Designated Directors");

..    following the merger, Konover will be a privately-held company, and our current common stockholders will cease to participate in any future earnings, losses, growth, or decline of Konover;

..    the merger may trigger adverse tax consequences for certain limited partners of the Operating Partnership; and

..    some alternative transactions may have been more favorable to our Series A convertible preferred stockholders, e.g., a sale of assets followed by a liquidation would have likely entitled our Series A convertible preferred stockholders to receive $25 per preferred share and a merger into another unaffiliated company may have entitled them to receive preferred stock in the surviving corporation with similar rights and preferences as they now have, including the possibility that they would eventually receive a $25 per share liquidation preference or that their convertible shares would appreciate significantly in value.

          After considering these factors, the special committee concluded that, overall, the positive factors relating to the merger outweighed the negative factors. The determination of the special committee was made after consideration of all of the factors together. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the special committee may have assigned different weights to various factors.

Reasons for the Recommendation of the Board of Directors.

          Our board of directors consists of nine directors, three of whom served on the special committee. In reporting to the board of directors regarding its determination and recommendation, the special committee, with its legal and financial advisors participating, updated the other members of the board of directors of the course of its negotiations with Kramont and with
Prometheus and Kimco, its review of the merger agreement proposed by Prometheus and Kimco, and the factors it took into account in reaching its determination that the terms of the merger agreement, including the offer price of $2.10 per share of common stock, and the merger are advisable and in the best interests of
Konover and fair to Konover and our

                                       69

unaffiliated stockholders. In view of the wide variety of factors considered in its evaluation of the proposed merger, the board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, our board of directors based its position on the totality of the information presented and considered. The board of directors also noted
the opinion of Credit Suisse First Boston delivered to the special committee as to the fairness, from a financial point of view, of the consideration to be received in the merger by our common stockholders (other than PSCO and its affiliates). See "Special Factors - Opinion of the Special Committee's Financial
Advisor." In connection with its consideration of the recommendation of the special committee, as part of its determination with respect to the merger, the board of directors adopted the conclusion, and the analysis underlying such conclusion, of the special committee, based upon its view as to the reasonableness of that analysis. Therefore, our board of directors, based on various factors, including the unanimous recommendation of the special committee, recommends that you vote "For" the approval of the merger proposal.

Fairness of the Merger to Our Unaffiliated Stockholders.

          Our board of directors believes that the merger agreement and the merger are advisable and in the best interests of Konover and fair to Konover and our unaffiliated stockholders for all of the reasons set forth above. In addition, with respect to procedural fairness, our board of directors established a special committee that consists of three directors who are not officers or employees of Konover, Prometheus, or Kimkon (or any of their affiliates) and who have no financial interest in the merger different from
Konover stockholders generally.

          In recommending approval of the merger proposal to our stockholders, our board of directors considered a number of factors, including:

..    the efforts of the special committee, assisted by its financial advisor, commencing in June 2001 and continuing over the subsequent twelve months, to explore and pursue strategic alternatives for Konover, including continuing to operate as a stand-alone company;

..    that during a twelve-month period the special committee (through its financial advisor) had contact with at least 128 parties, entered into confidentiality agreements with 58 parties, received preliminary indications of interest from 21 parties concerning their possible interest in acquiring Konover or its assets, and received preliminary bids or proposals from numerous parties;

..    that the $2.10 per share merger consideration is greater than that of the proposal from Kramont, the only other proposal received, and that the merger agreement with Prometheus and Kimco was fully negotiated and not subject to due diligence review, whereas the Kramont proposal was subject to negotiation of a merger agreement and further due diligence review which
     Kramont was not willing to continue, unless it received reimbursement for its expenses in the event it was not the successful bidder;

..    the special committee's conclusion that Prometheus's agreement to vote for a superior proposal (or tender in a tender offer representing a superior proposal) under certain conditions meant that if other strategic partners were willing to pay more for Konover than

                                       70

     Prometheus and Kimco, the other party would have a reasonable chance to acquire Konover despite competing against an almost two-thirds'
     shareholder;

..    the special committee's determination that the $2.10 per share cash merger consideration that our common stockholders will receive in the merger is above or at the top of the range of values implied for Konover under any of the traditional valuation methodologies employed to value REITs;

..    that the special committee was able to negotiate the purchase price up to
     $2.10 per share from the $1.75 per share initially offered by Prometheus;

..    that there was a publicly announced bid at $1.95 made on May 22, 2002 and that no party, other than Kramont, subsequently came forward with any offer or expression of interest at any price;

..    that no member of the special committee has a financial interest in the merger different from Konover's stockholders generally, and no member will have a continuing interest in Konover after completion of the merger;

..    that the special committee was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transactions and to make a recommendation to the board of directors;

..    that the special committee retained its own independent legal and financial advisors;

..    that the $2.10 per share cash consideration and the other terms and conditions of the merger agreement resulted from arm's-length bargaining between the special committee and its advisors, on the one hand, and
     Prometheus and Kimco and their advisors, on the other hand; and

..    the financial presentation on June 23, 2002 of the special committee's financial advisor, Credit Suisse First Boston, including its opinion, addressed to the special committee and dated June 23, 2002, as to the fairness, from a financial point of view and as of the date of the opinion, of the cash consideration to be received in the merger by our common stockholders (other than PSCO and its affiliates).

          Our board of directors believes that the merger, merger agreement, and charter amendments are fair to our unaffiliated stockholders for all of the reasons and factors described above, even though the merger agreement is structured so that the approval of at least a majority of our unaffiliated stockholders is not required to consummate the merger. The board of directors voted unanimously to approve the merger, merger agreement, and charter amendments.

          The board of directors, based upon the above considerations, among others, including the unanimous recommendation of the special committee, recommends that you vote "For" the approval of the merger proposal.

Opinion of the Special Committee's Financial Advisor.

                                       71

          Credit Suisse First Boston has acted as our exclusive financial advisor in connection with the merger. We selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation, and its familiarity with us and our business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

          In connection with Credit Suisse First Boston's engagement, the special committee requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the holders of our common stock
(other than PSCO and its affiliates) of the cash consideration to the common stockholders provided for in the merger. On June 23, 2002, at a meeting of the special committee held to evaluate the merger, Credit Suisse First Boston rendered to the special committee an oral opinion, which opinion was confirmed by delivery of a written opinion dated June 23, 2002, to the effect that, as of that date and based on and subject to the matters described in its opinion, the cash consideration per share of common stock to be received in the merger was fair, from a financial point of view, to the holders of our common stock (other than PSCO and its affiliates).

          The full text of Credit Suisse First Boston's written opinion, dated
June 23, 2002, to the special committee, which sets forth the procedures followed, assumptions made, matters considered, and limitations on the review undertaken, is attached as Appendix E and is incorporated into this proxy statement by reference. You are encouraged to read this opinion carefully in its entirety. Credit Suisse First Boston's opinion is addressed to the special committee and relates only to the fairness, from a financial point of view, of the cash consideration to be received in the merger, does not address any other aspect of the proposed merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger. The summary of Credit Suisse First Boston's opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

          A copy of Credit Suisse First Boston's written presentation to the special committee has been attached as an exhibit to the Schedule 13E-3 filed with the Securities and Exchange Commission in connection with the merger. The written presentation will be available for any interested Konover stockholder
(or any representative of the stockholder who has been so designated in writing)
to inspect and copy at our principal executive offices during regular business hours. Alternatively, you may inspect and copy the presentation at the office of, or obtain it by mail from, the Securities and Exchange Commission.

          In arriving at its opinion, Credit Suisse First Boston reviewed the merger agreement and publicly available business and financial information relating to us. Credit Suisse First Boston also reviewed other information, including financial forecasts, that we provided to or discussed with Credit
Suisse First Boston and met with our management to discuss our business and prospects. Credit Suisse First Boston also considered financial and stock market data of Konover and compared those data with similar data for other publicly held companies in businesses similar to ours. Credit Suisse First Boston also considered, to the extent publicly available, the financial terms of other business combinations and other transactions which have

                                       72

been effected. Credit Suisse First Boston also considered other information, financial studies, analyses, and investigations, and financial, economic and market criteria that Credit Suisse First Boston deemed relevant.

          In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by it and relied on that information being complete and accurate in all material respects. With respect to the financial forecasts, Credit Suisse First Boston was advised, and assumed, that the financial forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our future financial performance. Credit Suisse First Boston assumed, with our consent, that the merger and related transactions will be consummated in accordance with the terms of the merger agreement and related documents without waiver, amendment, or modification of any material term. In addition, Credit Suisse
First Boston was not requested to make, and did not make, an independent evaluation or appraisal of our assets or liabilities, contingent or otherwise, nor, with the exception of various third party appraisals we provided to Credit
Suisse First Boston, was Credit Suisse First Boston furnished with any independent evaluations or appraisals.

          Credit Suisse First Boston's opinion was necessarily based on information available to it, and financial, economic, market, and other conditions as they existed and could be evaluated, on the date of its opinion.
Although Credit Suisse First Boston evaluated the cash consideration per share to be received in the merger by our common stockholders from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration to be received in the merger, which consideration was determined between the special committee and our board of directors, on the one hand, and Prometheus and Kimco, on the other hand. In connection with its engagement, Credit Suisse First Boston was requested to solicit third party indications of interest in the possible acquisition of Konover and held preliminary discussions with a number of these parties prior to the date of its opinion. Credit Suisse First Boston's opinion did not address the relative merits of the merger as compared to other transactions and strategies that might have been available to us or our underlying business decision to engage in the merger. No other limitations were imposed on Credit Suisse First Boston with respect to the investigations made or procedures followed by Credit Suisse First
Boston in rendering its opinion.

          In preparing its opinion to the special committee, Credit Suisse First
Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

                                       73

          In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market, and financial conditions, and other matters, many of which are beyond the control of Konover. No company, transaction, or business used in Credit Suisse First Boston's analyses as a comparison is identical to us or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading, or other values of the companies, business segments, or transactions analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First
Boston's analyses and estimates are inherently subject to substantial uncertainty.

          Credit Suisse First Boston's opinion and financial analyses were only one of many factors the special committee and our board of directors considered in their evaluation of the merger and should not be viewed as determinative of the views of the special committee, our board of directors, or our management with respect to the merger or the consideration provided for in the merger agreement.

          The following is a summary of the material financial analyses underlying Credit Suisse First Boston's opinion delivered to the special committee in connection with the merger. The financial analyses summarized below include information presented in tabular format. In order to fully understand
Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

Selected Companies Analysis.

          Credit Suisse First Boston reviewed financial, operating, and stock market data of the following seven publicly traded REITs in the community shopping center industry:

                    Community Shopping Center REITs

               .    Acadia Realty Trust
               .    Equity One, Inc.
               .    IRT Property Company
               .    JDN Realty Corporation
               .    Kramont Realty Trust
               .    Mid Atlantic Realty Trust
               .    Ramco-Gershenson Properties Trust

          Credit Suisse First Boston reviewed adjusted enterprise values, calculated as total capitalization less land held for development, construction in progress, joint venture equity

                                       74

interests, mortgages receivable, and cash, as a multiple of last quarter annualized earnings before interest, taxes, depreciation and amortization, commonly known as EBITDA. Credit Suisse First Boston also reviewed equity values as a multiple of estimated calendar years 2002 and 2003 funds from operations.
Estimated data for us were based on internal estimates of our management.
Estimated data for the seven selected companies were based on publicly available filings and research analysts' estimates. All multiples were based on closing stock prices on June 21, 2002. Credit Suisse First Boston applied a range of selected multiples derived from the selected companies to corresponding financial data of Konover, in the case of EBITDA, assuming the sale of Mt.
Pleasant. This analysis indicated the following implied per share equity reference range for Konover, on a fully diluted basis and assuming the issuance of 4.5 million shares of Konover common stock pursuant to the contingent value right agreement as compared to the cash consideration per share to be received by our common stockholders in the merger:

Implied Per Share Equity   Cash Consideration Per
   Reference Range for      Share of Common Stock
         Konover                in the Merger
------------------------   ----------------------
      $1.00 - $1.50                 $2.10

Precedent Transactions Analysis.

          Credit Suisse First Boston reviewed the purchase prices, aggregate transaction values and implied transaction multiples in the following seven selected merger and acquisition transactions in the community shopping center
REIT industry in 2000 and 2001:

                  Acquiror                               Target
                  --------                               ------
     .    Equity One, Inc.                      Centrefund Realty Corporation
     .    Equity One, Inc.                      United Investors Realty Trust
     .    Weingarten Realty Investors           Burnham Pacific Properties, Inc.
     .    US Retail Partners, LLC               First Washington Realty Trust, Inc.
     .    Pan Pacific Retail Properties, Inc.   Western Properties Trust
     .    Heritage Property Investment Trust    Bradley Real Estate, Inc.
     .    CV REIT, Inc.                         Kranzco Realty Trust

          Credit Suisse First Boston compared enterprise values in the selected transactions as a multiple of last quarter annualized EBITDA and equity values as multiples of latest 12 months and one year forward funds from operations.
Estimated financial data for us were based on internal estimates our management provided. All multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.
Credit Suisse First Boston applied a range of selected multiples derived from the selected transactions to corresponding data of our last quarter annualized
EBITDA, annualized last quarter funds from operations, and one year forward funds from operations. This analysis indicated the following implied per share equity reference range for Konover, on a fully diluted basis and assuming the issuance pursuant to the contingent value right agreement, as compared to the cash consideration per share to be received by our common stockholders in the merger:

Implied Per Share Equity   Cash Consideration Per
   Reference Range for      Share of Common Stock
         Konover                in the Merger
------------------------   ----------------------

                                       75

      $0.70 - $1.00                 $2.10

Net Asset Valuation Analysis.

          Credit Suisse First Boston performed a net asset valuation analysis of our assets, after adjusting the balance sheet based on discussions with our management, by adding the estimated gross value of our assets and subtracting our estimated outstanding liabilities and the estimated costs associated with the sale of Konover. Estimated financial data for us were based on public filings discussed with our management. An estimated gross value range was derived by capitalizing the annualized last quarter net operating income attributable to our community shopping centers utilizing capitalization rates ranging from 10.25% to 11.25%. This analysis indicated the following implied per share equity reference range for Konover, on a fully diluted basis and assuming the issuance pursuant to the contingent value right agreement, as compared to the cash consideration per share to be received by our common stockholders in the merger:

Implied Per Share Equity   Cash Consideration Per
   Reference Range for      Share of Common Stock
         Konover                in the Merger
------------------------   ----------------------
      $1.90 - $2.15                 $2.10

          Credit Suisse First Boston then estimated the potential range of net proceeds available for distribution upon an orderly liquidation of Konover by subtracting the costs associated with a liquidation from the balance sheet data utilized above. This analysis indicated the following implied per share equity reference range for Konover, assuming the issuance pursuant to the contingent value right agreement and liquidation of all outstanding shares of our Series A convertible preferred stock at a per share cost of $25.00 in cash, as compared to the cash consideration per share to be received by our common stockholders in the merger:

Implied Per Share Equity   Cash Consideration Per
   Reference Range for      Share of Common Stock
         Konover                in the Merger
------------------------   ----------------------
      $1.20 - $1.50                 $2.10

Discounted Cash Flow Analysis.

          Credit Suisse First Boston calculated the estimated present value of the standalone, unlevered, after-tax free cash flows that Konover could produce for calendar years 2002 to 2006. Estimated financial data for us were based on our management's internal estimates. Credit Suisse First Boston calculated a range of estimated terminal values for Konover by applying a range of terminal
EBITDA multiples of 10.0x to 12.0x to our calendar year 2006 estimated EBITDA.
The estimated free cash flows and terminal values for Konover were then discounted to present value using discount rates ranging from 9.0% to 11.0%.
Credit Suisse First Boston then subtracted Konover's estimated net debt, including joint venture debt of $21.6 million,

                                       76

from, and added excess cash to, the aggregate discounted cash flow range. This analysis indicated the following implied per share equity reference range for
Konover, assuming the issuance pursuant to the contingent value right agreement, as compared to the cash consideration per share to be received by our common stockholders in the merger:

Implied Per Share Equity   Cash Consideration Per
   Reference Range for      Share of Common Stock
         Konover                in the Merger
------------------------   ----------------------
      $1.00 - $1.50                 $2.10

Miscellaneous.

          We have agreed to pay Credit Suisse First Boston for its financial advisory services upon consummation of the merger an aggregate fee based on a percentage of the transaction value. We also have agreed to reimburse Credit
Suisse First Boston for its reasonable out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse
First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

          Credit Suisse First Boston has in the past provided investment banking and financial services to Konover unrelated to the proposed merger, for which services it has received compensation. Credit Suisse First Boston also in the past has provided, and in the future may provide, investment banking and financial services to certain affiliates of Prometheus unrelated to the proposed merger, for which services it has received, and expects to receive, compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade or hold the securities of Konover, Kimco and certain affiliates of Prometheus for their own and their affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

PSCO's and the Prometheus Parties' Position as to the Fairness of the Merger.

          The rules of the Securities and Exchange Commission require PSCO and the Prometheus Parties to express their belief as to the fairness of the merger to Konover's unaffiliated stockholders.

          Each of PSCO and the Prometheus Parties has considered the factors considered by the special committee and the board of directors, referred to above under "Special Factors - Reasons for the Merger; Factors Considered by the
Special Committee and Board of Directors," and although neither PSCO nor the
Prometheus Parties participated in the deliberations of the special committee or received advice from the special committee's advisors, PSCO and the Prometheus
Parties generally adopted the overall analyses and conclusions of the special committee and the board of directors that the merger is fair to Konover's unaffiliated stockholders. However, PSCO and the Prometheus Parties had more limited facts and information available to them. Based on the factors considered by the special committee and the board of directors, including in particular the following material factors, each of PSCO and the Prometheus Parties believes that the merger is fair to Konover's unaffiliated stockholders from a financial point of view:

                                       77

..    the efforts of the special committee, assisted by its financial advisor, commencing in June 2001 and continuing over the subsequent twelve months, to explore and pursue strategic alternatives for Konover, including continuing to operate as a stand-alone company;

..    that during a twelve-month period the special committee (through its financial advisor) had contact with at least 128 parties, entered into confidentiality agreements with 58 parties, received preliminary indications of interest from 21 parties concerning their interest in acquiring Konover or its assets, and received preliminary bids or proposals from numerous parties;

..    that the $2.10 per share merger consideration is greater than that of the proposal from Kramont, the only other proposal received, and that the merger agreement with Prometheus and Kimkon was fully negotiated and not subject to due diligence review, whereas the Kramont proposal was subject to negotiation of a merger agreement and further due diligence review which
     Kramont was not willing to continue, unless it received reimbursement for its expenses in the event it was not the successful bidder;

..    the special committee's conclusion that Prometheus's agreement to vote for a superior proposal (or tender in a tender offer representing a superior proposal) under certain conditions meant that if other strategic partners were willing to pay more for Konover than Prometheus and Kimco, the other party would have a reasonable chance to acquire Konover despite competing against an almost two-thirds shareholder;

..    the special committee's determination that the $2.10 per share cash merger consideration that was to be received by Konover's common stockholders in the proposed merger was above or at the top of the range of values implied for Konover under any of the traditional valuation methodologies employed to value REITs;

..    that the special committee was able to negotiate the purchase price up to
     $2.10 per share from the $1.75 per share initially offered by Prometheus;

..    that there was a publicly announced bid at $1.95 made on May 22, 2002, and that no party, other than Kramont, subsequently came forward with any offer or expression of interest at any price;

..    that Konover's common stock has been trading, and continues to trade, at lower multiples relative to comparable REITs due to higher leverage, lower liquidity, and smaller scale than comparable REITs; and

..    that the negotiations with Prometheus and Kimco resulted in the elimination of numerous conditions and contingencies originally proposed by Prometheus and Kimco, including substantial revisions to the representations, warranties, covenants, and closing conditions; substantial modifications to the limitations on the ability of the board of directors to consider superior proposals; the agreement of Prometheus to vote for a superior proposal if it met certain conditions; and a reduction in the payment of break up fees if the merger agreement is terminated in certain circumstances.

                                       78

          In addition to the factors considered by the special committee and board of directors described above, PSCO and the Prometheus Parties considered the following to be a material factor in determining the fairness of the merger to Konover's unaffiliated stockholders:

..    the fact that Prometheus is selling 4,436,709 shares of common stock (or approximately 17% of its investment in Konover assuming the issuance of 4.5 million shares of common stock to Prometheus under the contingent value right agreement) in the transaction at the $2.10 per share merger consideration, reducing its ownership interest in Konover from approximately 64% (on a fully diluted basis assuming issuance of 4.5 million shares under the contingent value right agreement and conversion into common stock of outstanding Series A convertible preferred stock and
     OP Units and the exercise of in-the-money options) to approximately 55.5%
     after the transaction.

          In addition, based on the following material factors, each of PSCO and the Prometheus Parties believes that the procedures used by the special committee in negotiating the merger agreement and the merger were fair to the unaffiliated stockholders of Konover:

..    The board of directors formed the special committee, which consists solely of directors who are not officers or employees of Konover, Prometheus, or
     Kimkon (or any of their affiliates) and who have no financial interest in the proposed merger different from Konover's unaffiliated stockholders. The special committee retained its own financial and legal advisors. The special committee conducted a vigorous evaluation and negotiation of the merger agreement. Negotiations were considered to be an important element of a fair bargaining process, and the fact that there were effective negotiations in this case indicated that the process leading to the execution of the merger agreement was fair.

..    The special committee was given exclusive authority to, among other things, consider, negotiate and evaluate the terms of any proposed transaction, including the merger and to make a recommendation to the board of directors.

..    The $2.10 per share cash merger consideration to be received by the common stockholders in the merger and the other terms and conditions of the merger agreement resulted from active arm's length bargaining between the special committee and its advisors, on the one hand, and the Prometheus Parties and
     Kimco and their respective advisors, on the other hand.

..    The special committee's financial and legal advisors reported directly to the special committee and took direction exclusively from the special committee.

..    The special committee unanimously determined that the merger agreement and the merger and charter amendments contemplated by the merger agreement are advisable and in the best interests of Konover and fair to Konover and its unaffiliated stockholders and unanimously recommended to the board of directors that the merger agreement, merger, and charter amendments be approved.

..    Following its receipt of the special committee's recommendation, the board of directors unanimously determined that the merger agreement and the merger and charter amendments contemplated by the merger agreement are advisable and in the best interests of Konover and

                                       79

     fair to Konover and its unaffiliated stockholders and unanimously recommended that the common stockholders of Konover vote to approve the merger proposal.

..    At all times, the special committee and the board of directors were aware of the potential conflicts of interest created by the affiliation of
     Messrs. Ross, Ticotin, and Zobler with the Prometheus Parties.

..    At the June 23, 2002 board of directors meeting, the non-Prometheus designated directors had the opportunity to discuss, without the participation of Messrs. Ross, Ticotin, and Zobler, the merger proposal.

          Although the merger agreement is structured so that the approval of at least a majority of unaffiliated stockholders of Konover is not required to consummate the merger, each of PSCO and the Prometheus Parties believes that the merger is procedurally fair to Konover's unaffiliated stockholders.

          Each of PSCO and the Prometheus Parties believes that the analyses and factors discussed above provided a reasonable basis upon which it formed its belief that the merger is fair to Konover's unaffiliated stockholders. Each of
PSCO and the Prometheus Parties did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific analyses and factors they considered in forming their belief, and such belief should not be construed as a recommendation by PSCO or the Prometheus Parties to
Konover's unaffiliated stockholders to vote to approve the merger proposal.

          Neither PSCO nor any of the Prometheus Parties relied on any report, opinion, or appraisal in determining the fairness of the transaction to
Konover's unaffiliated stockholders. Although PSCO and the Prometheus Parties noted as a positive factor the opinion of Credit Suisse First Boston described under the caption "Opinion of the Special Committee's Financial Advisor," the
opinion of Credit Suisse First Boston was delivered to the special committee, and neither PSCO nor the Prometheus Parties are entitled to rely on such opinion.

          Each of Messrs. Ross, Ticotin, and Zobler did, however, participate as members of the board of directors in the consideration of the merger agreement and the related merger and charter amendments. In doing so, each of Messrs.
Ross, Ticotin, and Zobler considered the same factors examined by the board of directors. Each adopted, in his capacity as a member of the board of directors, the conclusion of the board of directors and the analysis underlying such conclusion based upon his view as to the reasonableness of the board's of directors analysis. Mr. Ross, Mr. Ticotin, and Mr. Zobler are affiliated with the Prometheus Parties and, therefore, have interests in the merger not shared by the unaffiliated stockholders of Konover. These interests are described below under "Special Factors - Interests of Directors and Officers in the Merger -
Interests of the Prometheus Designated Directors."

Vote Required to Approve the Merger Proposal.

          The affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date is required to approve the merger proposal, except for those charter amendments principally relating to stock transfer restrictions and the ability of our board of directors to classify or reclassify unissued stock. Those latter charter amendments require the

                                       80

affirmative vote of holders of two-thirds of the outstanding shares of our common stock. Approval of the charter amendments requiring a two-thirds vote is not a condition to completing the merger. In connection with the execution of the merger agreement, Prometheus entered into a voting agreement with us and
Kimkon, which obligates Prometheus to vote in favor of the merger proposal.
Since Prometheus owns approximately 66% of our outstanding common stock, if
Prometheus votes in favor of the proposal, the merger agreement, merger, and charter amendments not requiring a two-thirds vote will be approved. See "The
Merger and Related Agreements - Voting Agreement."

Interests of Directors and Officers in the Merger.

          In considering the recommendation of the special committee and our board of directors, you should be aware that some of our directors and members of our management team may have interests in the merger that are different from, or in addition to, yours. Those interests may create potential conflicts of interest. Each of the members of the special committee and the board of directors was aware of these interests and considered them, among other factors, in recommending approval of and in approving the merger proposal. The board of directors appointed the special committee, consisting solely of directors who are not officers or employees of Konover and who have no financial interest in the merger different from our stockholders generally. The special committee evaluated and negotiated the merger agreement and evaluated whether the merger is advisable and in the best interests of Konover and fair to Konover and our unaffiliated stockholders. Members of the special committee received additional compensation for their services on that committee, but no compensation was based on or contingent on any proposed transaction being entered into or being completed. These interests are summarized below.

Share Ownership.

         On the record date, Prometheus owned approximately 66% of our common stock. In connection with the execution of the merger agreement, Prometheus entered into a voting agreement obligating it to vote "For" approval of the merger proposal. Our board of directors and executive officers and their affiliates, excluding Prometheus and our director Mark S. Ticotin, who is a director of PSCO and a Managing Principal of LFREI, the general partner of the
LFSRI II Funds, the investment funds which control Prometheus, together owned less than 10,000 shares, or less than one percent, of our outstanding common stock on the record date. Under SEC rules, as a result of his position with
LFREI, Mr. Ticotin is deemed to beneficially own 66% of our outstanding shares of common stock. Including Prometheus and Mr. Ticotin, the board of directors and executive officers and each of their affiliates owned approximately 66% of our outstanding common stock on the record date. The directors and executive officers have confirmed to us their intention to vote their shares in favor of approving the merger proposal. The following table sets forth, for each of our current directors and executive officers:

..    the number of shares of our common stock or OP Units directly owned or owned by entities owned by such person;

..    the number of options with exercise prices below $2.10, whether already vested or that will become vested as a result of the merger; and

                                       81

..    the aggregate payments that are anticipated to be made in connection with such ownership when the merger is completed (excluding any amounts in respect of tax indemnification payments to which any such person may be entitled).

                                                    No. shares
                                                    common stock   No. in-the-     Aggregate
Name                          Position              or OP Units    money options   payment
--------------------------------------------------------------------------------------------
Daniel J. Kelly............   Executive.Vice               --         71,109       $118,211
                              President, Chief
                              Financial Officer
Robin W. Malphrus..........   Senior Vice               2,003         38,899       $ 62,145
                              President, General
                              Counsel, Secretary
William D. Eberle..........   Director                  7,095             --       $ 14,900
Carol R. Goldberg..........   Director                     --             --             --
Simon Konover..............   Director                 30,897             --       $ 64,884
J. Michael Maloney.........   President and Chief          --             --             --
                              Executive Officer,
                              Director
L. Glenn Orr, Jr...........   Director                     --             --             --
Robert A. Ross.............   Director                     --             --             --
Philip A. Schonberger......   Director                     --             --             --
Mark S. Ticotin............   Director                     --             --             --
Andrew E. Zobler...........   Director                     --             --             --

Employment and Severance Arrangements.

          During the two years preceding the date of the merger agreement, we entered into several employment agreements or severance agreements with key employees and officers. Pursuant to these agreements, the employee or officer will receive a severance package upon the happening of specified events. For example, if these individuals are terminated in connection with the merger, they will receive payments under their agreements. Such severance packages typically include a lump sum payment of a base amount (usually related to salary), a lump sum payment of the cash equivalent of COBRA premiums for a specified period under our health and dental plans, and outplacement services. The amount of the severance payments for key employees and officers varies based upon the person's position with us, but all of the severance packages provide benefits ranging from $47,000 to $528,000. The severance agreements of our executive officers provide benefits ranging from $139,000 to $528,000 and cumulatively total approximately $868,000. None of the directors (other than Mr. Maloney, who is also an executive officer) have severance agreements or arrangements.

Options.

          The merger agreement provides that options that have exercise prices at or above $2.10 per share will be canceled at the effective time of the merger without further consideration. Those that have exercise prices below $2.10 will entitle the holders of the options to receive in the merger a cash payment in an amount equal to the difference between the exercise price and $2.10 multiplied by the number of shares for which the option is exercisable. The aggregate payments due under these options is approximately $678,000. This amount includes payment for

                                       82

unvested options, the vesting of which will accelerate as a result of the merger. As of [record date], 2002, our directors and executive officers collectively held 110,008 options with exercise prices below $2.10 per share, which will result in an aggregate payment to these individuals of approximately
$176,000. These payments are reflected in the share ownership table above. See
"The Merger and Related Agreements - Treatment of Stock Options, Purchase
Rights, Repurchase Rights, and Warrants."

Restricted Stock.

          Pursuant to the merger agreement, all unvested restricted stock will become vested upon the closing of the merger. As a result of this vesting acceleration, we expect an additional 14,722 shares of restricted stock to vest, resulting in an additional payment of $31,000. However, none of the shares of restricted stock subject to acceleration are held by our directors or executive officers.

Indemnification of Konover Officers and Directors.

          The merger agreement provides that the surviving corporation will indemnify each present and former director, officer, employee, and agent of
Konover and our subsidiaries against any costs, expenses, or liabilities arising out of actions or omissions relating to the person's service to, or at the direction of, Konover. This indemnification will be to the fullest extent permitted or required under Maryland law and by Konover's charter and bylaws as in effect on the date of the merger agreement. This indemnification obligation will continue for a period of six years following the consummation of the merger. Additionally, the surviving corporation will assume Konover's indemnification obligations under currently existing indemnification agreements with our directors and certain officers.

Interests of Prometheus Designated Directors.

          In connection with LFREI's investment in Konover, Prometheus (as assignee of PSLLC) and Konover are parties to the contingent value right agreement, dated February 24, 1998. This agreement provides that if Prometheus has not doubled its investment (through stock appreciation, dividends, or both)
in Konover by January 1, 2004, then we will pay Prometheus, in cash or stock, an amount necessary to achieve such a return (subject to a maximum payment of
4,500,000 shares of our common stock or the cash value thereof).

          In addition, in connection with LFREI's investment in Konover,
Prometheus, as assignee of PSLLC, and Konover are parties to a stockholders agreement, dated February 24, 1998. Under that stockholders agreement, we are obligated to take all actions necessary to cause our board of directors to consist of at least nine members, three of which are designated by Prometheus.
Two of the Prometheus designees are chosen at the sole discretion of Prometheus, while the third Prometheus designee is subject to the reasonable approval of
Konover. The stockholders agreement provides that the number of directors that
Prometheus is entitled to nominate decreases as the value of its ownership interest in Konover decreases below specified thresholds. As of the date of this proxy statement, the Prometheus designees are Messrs. Ross, Ticotin, and Zobler.
Under the stockholders agreement we granted certain equity participation rights to Prometheus. The stockholders agreement also places prohibitions on certain corporate

                                       83

actions that we may not take without first obtaining the approval of over 67% of our board of directors. Before signing the merger agreement, we irrevocably waived the applicability of all restrictions in the stockholders agreement to the extent they applied to the contributions to be made by Prometheus to PSCO, the co-investment agreement, the merger agreement, the merger, and the other transactions contemplated by the merger agreement, including the charter amendments.

          Messrs. Ross, Ticotin, and Zobler are affiliated with the Prometheus
Parties. Messrs. Ross, Ticotin, and Zobler participated as members of Konover's board of directors in the consideration of the merger agreement, merger, and charter amendments. At all times, the special committee and the board of directors were aware of this affiliation, and at the June 23, 2002 board of directors meeting, the non-Prometheus designated directors had an opportunity to discuss, without the participation of Messrs. Ross, Ticotin, and Zobler, the merger proposal. The merger agreement provides that each member of our board of directors, other than Messrs. Ross, Ticotin, and Zobler, or their respective successors, will resign from the board, with such resignation to be effective as of the closing of the merger.

          Mr. Ticotin is an officer and director of PSCO, and Mr. Zobler is an officer of PSCO. In addition, Mr. Ticotin is a director, officer, and employee, and Mr. Zobler is an officer and employee, of certain of the Prometheus Parties.
Mr. Ross is also an officer and employee of certain of the Prometheus Parties.
As of the date of this proxy statement, neither Mr. Ross, Mr. Ticotin, nor Mr.
Zobler own any shares of PSCO stock. However, immediately before the effective time of the merger, PSCO will issue up to 150 shares of its redeemable preferred stock to approximately 100 individuals in connection with preserving Konover's
REIT status after the merger. It is expected that Mr. Ross, Mr. Ticotin, and Mr.
Zobler each will subscribe for at least one share of the redeemable preferred stock that PSCO will issue immediately before the merger. In the merger, PSCO's newly issued redeemable preferred stock will be converted into the surviving corporation's series B redeemable preferred stock. Accordingly, it is likely that Mr. Ross, Mr. Ticotin, and Mr. Zobler will each hold at least one share of the surviving corporation's series B redeemable preferred stock.

Special Interests of Simon Konover.

          When we acquired certain properties from Mr. Konover, the chairman of our board of directors, we provided agreements that allow Mr. Konover to reclaim the "Konover" tradename in certain circumstances, including as a result of the merger. During the June 23, 2002 board of directors meeting and in a communication dated July 8, 2002, Mr. Konover notified us of his exercise of this right and that he will require Konover and the Operating Partnership to release their claims to the "Konover" trade name as of the time of the merger.

                                       84

Purpose of the Merger.

          The merger's purpose is to allow our unaffiliated common stockholders to maximize the value of their investment in Konover. Our board of directors believes that the merger consideration of $2.10 per share represents the highest likely value that our unaffiliated common stockholders could realize under any scenario available to us based on our exploration of strategic alternatives as set forth in "Special Factors - Background of the Merger."

          The purpose of the merger is also for the Prometheus Parties to acquire, along with Kimkon, all of the equity interest in Konover that
Prometheus does not already own, except for any existing Series A convertible preferred stock that may be converted into a continuing interest of the surviving corporation in the form of a newly created series of convertible preferred stock. The Prometheus Parties believe that Konover is an attractive investment opportunity as a private company for the following reasons:

..    Prometheus selected a joint venture partner, Kimco, that has substantial community shopping center industry experience, and the Prometheus Parties believe that Konover's business prospects can be improved by the more active participation of their joint venture partner in the strategic direction and operations of Konover, including the ability to leverage
     Kimco's existing relations with a larger tenant base and its power in negotiating leases;

..    the merger would decrease the uncertainty surrounding Konover's future, thereby improving relationships with tenants and lenders and establishing a more favorable environment for the continued operation of the business;

..    by eliminating costs associated with being a public company, the overall operational and administrative costs of Konover after the merger will be reduced;

..    Konover will receive a cash flow benefit as a result of the fact that it will no longer be subject to the periodic reporting requirements and other provisions of the federal securities laws; and

..    as a private company, Konover will have more flexibility to make investments that benefit the long-term growth of the business without regard to short-term effects on earnings per share or the publicly traded stock price.

          Konover is undertaking the transaction now primarily because it presents the most viable alternative for Konover at this time, the benefits of which may not be available to our unaffiliated stockholders in the future, and for the reasons set forth in "Special Factors - Background of the Merger" and "
- Reasons for the Merger; Factors Considered by the Special Committee and Board
of Directors" beginning on pages 41 and 66.

          The merger has been structured as a merger of PSCO with and into
Konover in order to permit the acquisition of Konover in a single step and the preservation of Konover's identity and existing contractual arrangements with third parties. The merger was structured as a cash transaction because that was the consideration offered by Prometheus and Kimkon in their proposal.

                                       85

Effects of the Merger

          Pursuant to the merger agreement, PSCO will be merged with and into
Konover, with Konover surviving the merger. As a result of the merger,

..    Each share of our common stock issued and outstanding immediately before the merger (other than 16,615,922 shares of Konover common stock that
     Prometheus will contribute to PSCO immediately before the merger) will be converted into the right to receive $2.10 in cash, without interest, less any applicable withholding taxes.

..    The 16,615,922 shares of Konover common stock held by PSCO immediately before the merger will be canceled without any payment or other consideration.

..    Each share of our Series A convertible preferred stock issued and outstanding immediately before the merger will be converted into either (1)
     the right to receive 3.045244 fully paid and nonassessable shares of the surviving corporation's newly created Series A convertible preferred stock with rights and preferences set forth in the alternate forms of charter attached to the amendment to the merger agreement and described in "The
     Merger and Related Agreements-- Conversion of Stock and Options - Konover
     Series A Convertible Preferred Stock" or (2) the right to receive a cash payment in the amount equal to the product of (A) 2.900232 (the number of shares of common stock issuable upon conversion of one share of existing
     Series A convertible preferred stock) and (B) $2.205 (the amount equal to
     105% of the price per share of common stock to be paid in the merger).

..    Options to purchase shares of Konover common stock with an exercise price below $2.10 per share will be entitled to receive a cash payment equal to the amount by which the per share exercise price is less than $2.10 multiplied by the number of shares of common stock for which the option is exercisable. All out-of-the-money options will be canceled at the effective time of the merger without any payment or consideration.

..    Prometheus and Kimkon will own 100% of the common stock of Konover following the merger.

..    Each share of PSCO's redeemable preferred stock issued and outstanding immediately before the merger will be converted into one share of the surviving corporation's newly created Series B redeemable preferred stock.

          For additional information relating to the effects of the merger on
Konover's capital stock, see "The Merger and Related Agreements - Conversion of
Stock and Options."

          As a result of the merger, our current common stockholders, other than
Prometheus, will not have any interest in our net book value and net earnings following the merger and will not have the opportunity to participate in any future earnings, losses, growth, or decline. PSCO will not survive the merger and, consequently, will have no interest in the net book value and net earnings and losses of the surviving corporation. Prometheus and Kimkon will own 100% of the common stock of the surviving corporation. Other than our existing Series A convertible preferred stockholders, if any, who elect to receive the new Series
A convertible preferred stock of the surviving corporation and who will be entitled to convert their new Series A convertible

                                       86

preferred stock into common stock, and the individuals who will own the new
Series B redeemable preferred stock of the surviving corporation, Prometheus and
Kimkon will be entitled to 100% of the net book value and net earnings and losses of the surviving corporation. Based on our audited financial statements, at and for the year ended December 31, 2001, and on our unaudited financial statements at and for the quarter ended March 31, 2002, our net book value was
$140.7 million at December 31, 2001 and $139.6 million at March 31, 2002, and our net loss applicable to common stockholders were $128.5 million for the year ended December 31, 2001 and $1.6 million for the three months ended March 31,
2002. Subject to the rights of any holders of the new Series A convertible preferred stock and the holders of the new Series B redeemable preferred stock,
Prometheus and Kimkon will be entitled to all benefits resulting from their interest in the net book value and net earnings and losses of the surviving corporation. This includes the right to all income (after providing for dividends on preferred stock) generated by the surviving corporation's operations and any future increase in the surviving corporation's value.
Similarly, Prometheus and Kimkon will also bear all the risk of losses generated by the surviving corporation's operations and any future decrease in the value of the surviving corporation. Except for Prometheus and any of our existing
Series A convertible preferred stockholders electing to receive the new Series A convertible preferred stock, our current stockholders will cease to have any ownership interests in Konover or rights as stockholders after the merger.

          Our common stock is currently listed on the New York Stock Exchange and registered under the Exchange Act. After the merger:

..    Our common stock will be delisted from the New York Stock Exchange.

..    The registration of the common stock under the Exchange Act will be terminated.

..    We will be relieved of the obligation to comply with the proxy rules of
     Regulation 14A under the Exchange Act.

..    Our officers, directors, and beneficial owners of more than 10% of the common stock will be relieved of the reporting requirements and restrictions on insider trading under Section 16 of the Exchange Act and will cease filing information with the SEC.

..    We will no longer be subject to the periodic reporting requirements of the
     Exchange Act and will cease filing information with the SEC.

Accordingly, the information we will be required to make publicly available will be significantly reduced. As a private company, we estimate that we will save approximately $900,000 per year in accounting fees, stock transfer fees, filing fees, New York Stock Exchange listing fees, attorney fees, printing and mailing costs, directors and officers liability insurance, board of directors compensation, and other related fees and expenses as compared to costs we incurred in 2001.

          In addition, we will terminate our existing shelf registration under the Securities Act of 1933, as amended, which covers, among other things, the resale of 780,680 shares of our existing Series A convertible preferred stock and of the shares of our common stock issuable upon conversion of the existing
Series A convertible preferred stock.

                                       87

          As more fully described in the next section, "Future Plans," at the effective time of the merger, we will file with State Department of Assessments and Taxation of the State of Maryland one of the alternate forms of charter attached as an exhibit to the amendment to the merger agreement. The bylaws of
Konover will be amended and restated as of the effective time of the merger to be substantially identical to the form of bylaws attached as an exhibit to the merger agreement. For additional information relating to the effects of the merger on our organizational documents, see "The Merger and Related Agreements -
The Merger Structure - Amendment to Charter" and "- Amendment to Bylaws." At the
effective time of the merger, Konover will change its name to Kimsouth Realty
Inc., and the Operating Partnership will change its name to Kimsouth Properties,
L.P.

          In addition, the merger agreement provides that, each member of our board of directors (other than Messrs. Ross, Ticotin, and Zobler) will resign from the board of directors upon the closing of the merger. Pursuant to a stockholders agreement, dated June 23, 2002, among PSCO, Prometheus, and Kimkon,
Prometheus and Kimkon have agreed that the surviving corporation's board of directors will consist of five members; three of the directors will be nominated by Prometheus, and two of the directors will be nominated by Kimkon. The merger agreement also provides that the directors and officers of PSCO immediately before the merger will be the directors and officers of Konover after the merger.

Future Plans.

          Prometheus, Kimkon and the persons controlling each of Prometheus and
Kimkon, are continuing to evaluate our business, practices, operations, properties, corporate structure, capitalization, management and personnel to determine what changes, if any, will be desirable in light of the circumstances which then exist. Subject to this evaluation and except as described below,
Prometheus and Kimkon expect that, initially following the merger, the business and operations of Konover will generally continue as currently being conducted.
Prometheus and Kimkon intend to manage the properties of the surviving corporation and its subsidiaries to maximize the net operating income of the properties. Other than a potential disposition of the Falls Pointe joint venture property pursuant to a buy/sell arrangement that is described in more detail in the next paragraph, Prometheus and Kimkon have no immediate plans to dispose of any of our existing properties. However, Prometheus and Kimkon will continue to evaluate all aspects of the properties following consummation of the merger and will consider what action, if any, would be desirable. Subject to the terms of any agreements governing the relationship between Prometheus and Kimkon following the merger, Prometheus and Kimkon will take any action they deem appropriate under the circumstances.

          By letter dated June 26, 2002, the non-managing member of Falls Pointe
KPT LLC, a Konover joint venture, exercised his buy/sell right under the joint venture's operating agreement. The terms of the operating agreement require that we deliver a valuation to the non-managing member within 60 days following receipt of the non-managing member's exercise of the buy/sell right. Upon receipt of the valuation from us, the non-managing member will have 60 days to choose to either buy our interest in Falls Pointe or sell his interest in Falls
Pointe to Konover. Our management and PSCO are currently evaluating the Falls
Pointe property, and we intend to send the valuation to the non-managing member within the timeframe prescribed by the operating agreement. Since the agreement provides the non-managing member with the option

                                       88

to either buy or sell, there is a possibility that the Falls Pointe property will be disposed of either before or after the merger.

          The merger agreement contains two alternate forms of the charter, one of which will be filed with the State Department of Assessments and Taxation of the State of Maryland at the effective time of the merger. The form of charter attached as Exhibit B-1 to the amendment to the merger agreement, which contains several amendments that require the approval of two-thirds of the votes entitled to be cast, will be filed only if holders of at least two-thirds of our outstanding common stock approve the merger proposal. The form of charter attached as Exhibit B-2 to the amendment to the merger agreement will be filed if holders of a majority but less than two-thirds of our outstanding common stock approve the merger proposal. However, if the merger is consummated but holders of at least two-thirds of our outstanding common stock do not approve the merger proposal, Prometheus and Kimkon intend, as soon as possible after the amended charter is filed with the State Department of Assessments and Taxation of the State of Maryland and has become effective, to amend and restate the surviving corporation's charter in accordance with its terms to include the additional charter amendments. The charter of the surviving corporation will then be in the form that would have been filed with the State Department of
Assessments and Taxation of the State of Maryland had the merger proposal been approved by holders of at least two-thirds of our outstanding common stock.

          Our bylaws will be amended and restated as of the effective time of the merger to be substantially identical to the form of bylaws attached as an exhibit to the merger agreement.

          The merger agreement also provides that each member of our board of directors (other than Messrs. Ross, Ticotin, and Zobler) will resign from our board of directors, with such resignation to be effective as of the closing of the merger. The board of directors of the surviving corporation will consist of five members, three of whom will be nominated by Prometheus and two of whom will be nominated by Kimkon. PSCO's directors and officers immediately before the effective time of the merger will be the directors and officers of Konover after the merger.

          In connection with the merger, it is expected that some of the current officers and employees of Konover and its subsidiaries will be dismissed.
Following the merger, the surviving corporation will hire a third party affiliated with Kimkon to provide it with certain advisory and support services in connection with the management and operation of the surviving corporation's properties, including certain construction management, leasing, and administrative services.

          In connection with the merger, Konover will change its name to
"Kimsouth Realty Inc." The name change is necessary because under a master agreement dated June 30, 1998 entered into by us and affiliates of Simon
Konover, one of our directors, Mr. Konover has the right to reclaim the
"Konover" trade name as a result of the merger of PSCO and Konover. At the June
23, 2002 meeting of our board of directors, Mr. Konover indicated that he intends to exercise those rights to reclaim, as of the time of the merger, that trade name. In addition, subsequent to the board meeting, by communication dated
July 8, 2002, Mr. Konover formally notified us of his exercise of that right.
Accordingly, pursuant to the terms of the master agreement, at the effective time of the merger, Konover and the Operating Partnership will release their claims to

                                       89

the "Konover" trade name. The Operating Partnership's name will change to
"Kimsouth Properties, L.P."

          Prometheus and Kimkon currently intend that following the merger, the surviving corporation will continue to operate as a REIT through December 31,
2002. Thereafter, Prometheus and Kimkon will convert the surviving corporation from a REIT to a C corporation.

          It is expected that, following the merger, the surviving corporation will have a different dividend policy than our current dividend policy. The new dividend policy will provide that each quarter, to the extent funds are legally available, Konover's subsidiaries will distribute 100% of their respective cash available for distribution to the Operating Partnership or Konover, and, if
applicable, to their other equity owners. After payment of any obligations required under Konover's financing arrangements or dividends or other amounts due on the new Series A convertible preferred stock and new Series B redeemable preferred stock of the surviving corporation, Konover will distribute 100% of its cash available for distribution to Prometheus and Kimkon in the form of cash dividends, in each case after setting aside adequate reserves.

          Except as described in this proxy statement, Prometheus and Kimkon do not have any present plans or proposals that relate to, or will result in, an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the surviving corporation or any of its subsidiaries; a sale or transfer of a material amount of the surviving corporation's assets; or
any other material changes in the surviving corporation's capitalization, dividend policy, corporate structure, business or composition of the board of directors or management that will be in place immediately following the closing.
Prometheus and Kimkon will, however, continue to evaluate the business and operations of Konover following the merger and make such changes as they deem desirable or appropriate.

Financing for the Merger.

          The funds to pay the merger consideration will come from a combination of Kimkon's cash contribution of approximately $35.6 million (subject to adjustment) to PSCO and from cash that we have on hand, a portion of which our
Operating Partnership will distribute to us immediately before the closing of the merger. Kimkon's cash contribution is subject to downward adjustment to the extent that holders of our existing Series A convertible preferred stock elect to receive, instead of a cash payment, a continuing interest in Konover after the merger in the form of shares of a new class of Series A convertible preferred stock. There are no financing contingencies to the completion of the merger. Kimkon's cash contribution, which has been guaranteed by Kimco, will be funded from Kimco's cash on hand or credit facilities. Based on the condensed consolidated balance sheets of Kimco in Kimco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, Kimco's cash and cash equivalents were
$26.5 million, and its marketable securities were $86.4 million. Assuming all holders of our existing Series A convertible preferred stock elect to receive cash in lieu of the new Series A convertible preferred stock, the total amount necessary to purchase all of our outstanding common stock (other than the
16,615,922 shares of common stock that Prometheus will contribute to PSCO and that will be canceled in the merger) and all of our outstanding Series A convertible preferred stock, and to pay the holders of in-the-money options, will be approximately $37 million.

                                       90

Estimated Fees and Expenses of the Merger.

          Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Under certain circumstances described in "The
Merger and Related Agreements - Termination of the Merger Agreement," we will pay PSCO up to an aggregate of $4,000,000 as a termination fee and reimbursement of the out-of-pocket expenses of PSCO, Prometheus, Kimkon, and each of their affiliates. Fees and expenses of Konover with respect to the merger are estimated at the time of mailing this proxy statement to be as follows:

Description                                                      Amount
-------------------------------------------------------------------------
Filing fees                                                    $    7,560
Legal, accounting, and financial advisors' fees and expenses    2,525,000
Printing, mailing and solicitation costs                           60,000
Miscellaneous expenses                                             50,000
                                                               ----------
   Total                                                       $2,642,560
                                                               ==========

          These expenses, or any variation from these estimates, will not reduce the merger consideration stockholders will receive.

Expected Accounting Treatment of the Merger.

          The merger will be accounted for as a recapitalization transaction for financial reporting purposes under accounting principles generally accepted in the United States. Under this method of accounting, the historical basis of our assets and liabilities will be carried over to the surviving corporation, payment of the merger consideration will be treated as a redemption of capital stock, and additional capital contributions will be allocated to additional paid-in capital accounts. The costs we incur in connection with the transaction will be expensed in the period in which we incur them.

Material Federal Income Tax Considerations.

     Upon completion of the merger, each outstanding share of our common stock will be converted into the right to receive $2.10 in cash, without interest, subject to reduction for applicable withholding taxes. The following discussion is a summary of the material U.S. federal income tax consequences of the merger to our stockholders who will surrender their shares in connection with the merger. The discussion below does not purport to deal with all aspects of U.S.
federal income taxation that may affect you in light of your individual circumstances. Nor is it intended for a stockholder subject to special treatment under the federal income tax law, including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who hold their stock as part of a hedge, integrated transaction, appreciated financial position, straddle or conversion transaction, traders who elect to use the mark-to-market method to account for their securities, stockholders who do not hold their stock as capital assets, and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation. In addition, the discussion below does not

                                       91

consider the effect of any applicable state, local, or foreign tax laws. The discussion below is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), currently applicable treasury regulations promulgated under the Tax Code, and judicial and administrative decisions and rulings. Future legislative changes, judicial decisions, or administrative changes or interpretations could alter or modify the statements and conditions described in this proxy statement. These changes, decisions, or interpretations could be retroactive and could affect the tax consequences of the merger.

This discussion does not address all aspects of U.S. federal income taxation that may be important to a stockholder based on such holder's particular circumstances and does not address any aspect of state, local, or foreign tax laws. Because individual circumstances may differ, we urge each stockholder to consult with your own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the merger, including the application and effect of state, local, and other tax laws. Foreign stockholders should consult with local advisors as to the tax consequences of the merger.

          The conversion of common stock into the right to receive cash pursuant to the merger will be a taxable transaction at the effective time of the merger for federal income tax purposes under the Tax Code. For federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the cash received by the stockholder under the merger agreement and the stockholder's adjusted tax basis in the shares of common stock surrendered in connection with the merger agreement. In general, this gain or loss will be a capital gain or loss and the applicable tax rate for this gain, if any, for non-corporate stockholders (including individuals, estates, and trusts) will depend upon each stockholder's holding period for the shares of common stock at the effective time of the merger. Thus, if a non-corporate stockholder's holding period for the shares of common stock is more than one year, the stockholder will generally be subject to federal income tax at a maximum rate of 20%. If the stockholder's holding period for the shares of common stock is one year or less, the gain will be taxed at the same rate as ordinary income. Capital loss recognized by non-corporate stockholders generally is deductible only to the extent of capital gain plus ordinary income of up to $3,000. Net capital loss in excess of $3,000 may be carried forward to subsequent taxable years.

          For corporations, capital losses are allowed only to the extent of capital gains, and net capital gain is taxed at the same rate as ordinary income. Corporations generally may carry capital losses back up to three years and forward up to five years.

          Payment in connection with the merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder fails to furnish the stockholder's social security number or other taxpayer identification number, or furnishes an incorrect taxpayer identification number. Backup withholding is not an additional tax but merely a creditable advance payment which may be refunded to the extent it results in an overpayment of tax, provided that specific required information is furnished to the Internal Revenue Service. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income. You should consult with your own tax advisors as to the qualifications and procedures for exemption from backup withholding.

                                       92

Litigation Challenging the Merger.

          Between March 15, 2002 and April 2, 2002, three substantially similar class action complaints were filed in the Circuit Court for Baltimore City,
Maryland. These actions recently were consolidated. The plaintiff in each action purports to represent a putative class of all our public common stockholders who allegedly will be harmed by the proposed merger transaction. Excluded from the class are the defendants and any related or affiliated person, corporation, or other entity. The named defendants are Konover, certain directors and officers of Konover, and Prometheus. The primary claim against the defendants is an alleged breach of fiduciary duty. The plaintiffs allege that Prometheus, which owns approximately 66% of our outstanding common stock, is engaging in self-dealing and not acting in good faith by offering to acquire all of the remaining outstanding common stock for an unreasonably low price, that
Prometheus's offer is based on inside information known to the defendants regarding our value and prospects that has not been publicly disclosed, and that
Prometheus improperly is exerting its majority position and control over the directors, which has resulted in conflicts of interest between Prometheus and our common stockholders and between our directors and officers and our common stockholders. The complaints seek an injunction, damages, and other relief.

          While we believe that these lawsuits are without merit, we have determined that an early resolution of the claims, without admitting any liability, would avoid costly litigation expenses and would be in the best interests of Konover. On July 18, 2002, the parties reached an agreement in principle to, among other things, settle the lawsuits mentioned above, and are working to finalize the terms.

Events Relating to the Holders of Series A Convertible Preferred Stock.

          Legal counsel representing the Series A convertible preferred stockholders contacted Kaye Scholer to arrange a meeting in August 2001. On
August 14, 2001, Kaye Scholer met with counsel for the Series A convertible preferred stockholders and discussed with them, in general terms, the process we had set up to explore possible strategic alternatives and the progress to date.

          At a telephonic meeting of our board of directors on October 8, 2001,
Mr. Maloney explained to the board of directors that Konover had received a letter dated September 26, 2001, from counsel for the Series A convertible preferred stockholders. We have attached a copy of this letter as Appendix L to this proxy statement. The letter urged us to liquidate our non-outlet assets and alleged that "there may be undue influence on the Board by other potentially conflicted shareholders of the company." On October 10, 2001, Konover responded to the September 26, 2001 letter. We have attached a copy of this letter as
Appendix M to this proxy statement. On October 10, 2001, Kaye Scholer also responded to the September 26, 2001 letter stating that the special committee did not believe that the special committee's pursuing the course of action requested in the September 26, 2001 letter was consistent with the special committee's duties under Maryland law and that the special committee was formed specifically to address any conflicts which might arise between Konover and its majority shareholder in

                                       93

exploring alternatives available to Konover. We have attached a copy of this letter as Appendix N to this proxy statement.

          During the course of the merger negotiations between Prometheus and
Kimco, on the one hand, and Konover, on the other hand, some holders of our existing Series A convertible preferred stock contacted Mr. Zobler, one of the
Prometheus designees on our board of directors. On June 10, 2002, Mr. Zobler received a telephone call from Mr. Jarvis, Senior Managing Director of Mercury
Partners LLC and the investment banker representing our existing Series A convertible preferred stockholders. On this call, Mr. Jarvis stated that the existing Series A convertible preferred stockholders were dissatisfied with the merger consideration that Prometheus and Kimco had proposed in the letter to the special committee dated May 22, 2002, and that the holders of the existing
Series A convertible preferred stock wanted to receive their liquidation preference in the proposed transaction. On June 12, 2002, Mr. Zobler received a telephone call from Mr. Citron, the Chief Executive Officer of Blackacre Capital
Group, L.P. Mr. Citron said that the Series A convertible preferred stockholders would file suit if the Series A convertible preferred stockholders did not receive their liquidation preference in the proposed Konover merger. Mr. Zobler informed Mr. Citron that our charter clearly states the existing Series A convertible preferred stockholders' rights in a going-private transaction and that any suggestion that the holders of the existing Series A convertible preferred stock were entitled to their liquidation preference was incorrect.

          On June 14, 2002, some of our existing Series A preferred stockholders filed a lawsuit against us, alleging, among other things, that we breached our contractual obligations under the note purchase agreement dated April 2, 1996, by failing to register the plaintiffs' shares of Series A convertible preferred stock. The lawsuit was filed in the United States District Court of the Southern
District of New York by Blackacre Bridge Capital LLC, Gildea Management Company,
Blackacre Capital Group L.P., Network Fund Associates III, Ltd., John Gildea,
William O'Donnell and North Atlantic Smaller Companies Investment Trust PLC. We
believe that there is no merit to the allegations contained in the complaint because, among other things, Konover filed a shelf registration statement on
Form S-3 with the Securities and Exchange Commission in 1999 pursuant to which we registered the resale of all of the plaintiffs' shares of existing Series A convertible preferred stock, as well as the resale of the common stock issuable upon conversion of the plaintiffs' shares of existing Series A convertible preferred stock. The Securities and Exchange Commission issued an order declaring the registration statement effective on November 12, 1999. Konover has not filed answers to this suit, as the time period for doing so has been extended. Konover intends to defend this lawsuit vigorously.

          On June 27, 2002, the financial advisor to the holders of our Series A convertible preferred stock issued a press release in which it released a letter it purported to have previously delivered to the special committee, although the special committee members and its advisors had not seen the letter until its public release. The letter was dated June 17, 2002 and urges that we pursue a liquidation strategy. In addition, the letter makes a number of allegations that we believe are without merit and if they are asserted in a lawsuit by the holders of the Series A convertible preferred stock, we will defend any such lawsuit vigorously. A copy of the letter released by the financial advisor to the Series A convertible preferred stockholders is attached as Appendix O to this proxy statement.

                                       94

                        The Merger and Related Agreements

          The following is a summary of the material provisions of the merger agreement, as amended to date, the voting agreement, the co-investment agreement, and the supplemental voting and tender agreement. Copies of the merger agreement and amendment no. 1 to the merger agreement are attached as
Appendices A1 and A2 to this proxy statement and incorporated in this document by reference. We refer to the merger agreement and amendment no. 1 to the merger agreement collectively as the "merger agreement" in this proxy statement. Copies of the voting agreement, the supplemental voting and tender agreement, the co-investment agreement, and amendment no. 1 to the co-investment agreement, which we collectively refer to as the "related agreements," are attached as
Appendices B, C, D1 and D2, respectively, to this proxy statement and are incorporated in this document by reference. This summary includes reference to the articles in the merger agreement, but it does not contain all the information you should consider and is qualified in its entirety by reference to the merger agreement and the related agreements. We urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

The Merger Structure.

          The merger agreement provides that PSCO will be merged with and into
Konover. As of the date of this proxy statement, the stockholders of PSCO are
Prometheus and Kimkon. At the time of the merger, the separate corporate existence of PSCO will cease and Konover will continue as the surviving corporation operating under the name "Kimsouth Realty Inc."

          On the record date, Prometheus owned 21,052,631 shares of Konover common stock. Concurrently with the execution of the merger agreement, PSCO,
Prometheus, Kimkon, Kimco and the LFSRI II Funds entered into a co-investment agreement. Pursuant to that agreement, Prometheus has agreed to contribute to
PSCO immediately before consummation of the merger (1) 16,615,922 of
Prometheus's shares of our common stock and (2) all of Prometheus's rights and obligations under the contingent value right agreement, in exchange for an additional equity interest in PSCO. Also pursuant to the co-investment agreement, Kimkon has agreed to contribute to PSCO immediately before consummation of the merger cash in the amount of $35,554,438.50 (subject to adjustment) in exchange for an additional equity interest in PSCO. The co-investment agreement also provides that on the closing date of the merger but before it is consummated, PSCO will issue up to 150 shares of redeemable preferred stock to approximately 100 individuals. See "The Merger and Related
Agreements - Co-Investment Agreement" below.

          Concurrently with the execution of the merger agreement, as a condition to the willingness of Konover and Kimkon, in its capacity as a stockholder of PSCO, to enter into the merger agreement, Prometheus entered into a voting agreement with Konover and Kimkon. This agreement provides for, among other things, Prometheus's agreement to vote its shares of Konover common stock in favor of approval of the merger proposal at the special stockholders meeting.
See "The Merger and Related Agreements - Voting Agreement."

          Konover is the sole general partner of the Operating Partnership. As of the date of the merger agreement, Konover held all of its OP Units through a wholly owned subsidiary, KPT

                                       95

Properties Holding Corp. Pursuant to the merger agreement and prior to the merger, the OP Transfer will occur, whereby we will cause KPT Properties Holding
Corp. to transfer to Konover all of the OP Units it holds, except for 1% of the total common OP Units.

          Konover directly or indirectly owns substantially all of the Operating
Partnership's OP Units. Subsequent to the OP Transfer but prior to the merger, we will cause a newly formed wholly owned Delaware limited partnership to be merged with and into the Operating Partnership, with the Operating Partnership being the surviving entity. The OP Merger will occur on the same date as the merger of Konover and PSCO. Pursuant to the OP Merger, each OP Unit, other than those owned directly or indirectly by Konover, will be converted automatically into the right to receive $2.10 in cash, an amount equal to the per common share cash consideration to be paid in the merger of PSCO and Konover. Upon completion of the OP Merger, Konover and its subsidiaries will own 100% of the OP Units in the Operating Partnership.

          Immediately after the OP Merger but immediately before the consummation of the merger of Konover and PSCO, Konover will cause the Operating
Partnership to distribute $12,000,000.00 in cash to Konover. This OP
Distribution will be made out of the Operating Partnership's funds remaining after paying the merger consideration to the minority OP Unitholders in the OP
Merger.

The Merger (Article 1)

Amendment to Charter.

          If the merger is consummated, Konover will be the surviving corporation. However, as required by the merger agreement, our charter will be amended at the effective time of the merger to be substantially identical to one of the two forms of charter attached as exhibits to amendment no. 1 to the merger agreement. Which form of charter is approved depends on whether the merger is approved by holders of a majority or of two-thirds of the shares of common stock entitled to vote on the merger proposal.

          The two forms of charter are substantially identical except for provisions principally relating to stock transfer restrictions and the ability of our board of directors to classify or reclassify unissued stock. These latter provisions require the approval by holders of two-thirds of our outstanding common stock. If the merger is consummated but holders of at least two-thirds of our outstanding common stock do not approve the merger proposal, Prometheus and
Kimkon, as soon as possible after the first form of charter is filed with the
Maryland State Department of Assessments and Taxation and has become effective, intend to amend and restate the surviving corporation's charter in accordance with its terms to include these additional charter provisions.

          If you currently hold our common stock, the provisions of the charter, as amended in connection with the merger, will not affect your rights as a stockholder. If this merger is consummated, you will receive cash for your shares and will not continue to own any interest in us. If this merger is not consummated, our charter will not be amended.

                                       96

         However, if this merger is consummated, the material differences between our existing charter and the charter as amended in connection with the merger will be relevant to those persons who will continue to own shares in us, such as existing holders of our Series A convertible preferred stock, if any, that elect to receive shares of our new series of Series A convertible preferred stock. Regardless of whether the merger is approved by a majority or two-thirds of the shares entitled to vote, the charter as amended in connection with the merger will set forth the preferences, conversion or other rights, and other terms of the new series of convertible preferred stock into which the existing
Series A convertible preferred stock may be converted and the new series of redeemable preferred stock into which PSCO's preferred redeemable stock will be converted. See "The Merger and Related Agreements - Conversion of Stock and
Options - Konover Series A Convertible Preferred Stock" below. We summarize below the material differences between (a) our existing charter, (b) the charter amendments to be effected if the merger proposal is approved by holders of at least two-thirds of the outstanding shares entitled to vote, and (c) the charter amendments to be effected if the merger proposal is approved by holders of a majority, but less than two-thirds, of the outstanding shares entitled to vote on the merger proposal. A copy of both proposed forms of charter are attached as exhibits to amendment no. 1 to the merger agreement, which is attached as
Appendix A2 and incorporated in this proxy statement by reference.

                                                                                                Upon Majority Approval
                                                                                              but less than 2/3 Approval
                                                          Upon at Least 2/3 Approval          (Exhibit B-2 to Amendment
                                                      (Exhibit B-1 to Amendment No.1 to           No.1 to the Merger
                           Existing Charter                 the Merger Agreement)                      Agreement)
                    ------------------------------   ------------------------------------   ------------------------------
Authorized
Capital Stock:
   General:         Authorized shares consist of:    Authorized shares will consist of:     Authorized shares will
                    100,000,000 shares of common     40,000,000 shares of common stock      consist of: 40,000,000 shares
                    stock, 5,000,000 shares of       and 2,377,511 shares of preferred      of common stock, 2,377,511
                    preferred stock and              stock. Of the 2,377,511 authorized     shares of preferred stock and
                    25,000,000 shares of excess      shares of preferred stock,             25,000,000 shares of excess
                    stock. Of the 5,000,000          2,377,361 shares will be designated    stock. Of the 2,377,511
                    authorized shares of             as Series A convertible preferred      authorized shares of
                    preferred stock, 1,000,000       stock, and 150 shares will be          preferred stock, 2,377,361
                    have been designated as          designated as Series B redeemable      shares will be designated as
                    Series A convertible             preferred stock.                       Series A convertible
                    preferred stock.                                                        preferred stock, and 150
                                                                                            shares will be designated as
                                                                                            Series B redeemable preferred
                                                                                            stock.

   Common stock:    .  Holders of common stock       .  Subject to law and preferences of   Same as two-thirds approval,
                       are entitled to receive,         any class or series, holders of     except that because of the
                       when and if declared by          common stock are entitled to        excess stock, upon any
                       the board of directors,          receive, when and in such           liquidation of the surviving
                       dividends payable in cash,       amounts as the board of directors   corporation, each holder of
                       property or securities           may authorize, dividends,           common stock will receive,
                       of Konover.                      including dividends payable in      ratably with each other
                    .  Upon any liquidation of          stock, ratably on shares of         holder of common stock,
                       Konover, each holder of          common stock.                       excess stock and any other
                       common stock is entitled      .  Upon any liquidation of the         stock without a liquidation

                                       97

                                                                                                Upon Majority Approval
                                                                                              but less than 2/3 Approval
                                                          Upon at Least 2/3 Approval          (Exhibit B-2 to Amendment
                                                      (Exhibit B-1 to Amendment No.1 to           No.1 to the Merger
                           Existing Charter                 the Merger Agreement)                      Agreement)
                    ------------------------------   ------------------------------------   ------------------------------
                       to receive, ratably with         surviving corporation, each         preference, such holder's
                       each holder of common            holder of common stock is           portion of the surviving
                       stock and excess stock,          entitled to receive, ratably with   corporation's assets available
                       such holder's portion of         each holder of common stock         for distribution after payment
                       our assets available for         and other stock without a           of debts and payment of any
                       distribution, based on such      liquidation preference, such        liquidation preference.
                       holder's number of shares        holder's portion of the surviving
                       of common stock                  corporation's assets available
                       compared against the total       for distribution after payment of
                       common stock and excess          debts and any liquidation
                       stock then outstanding.          preference.
                    .  Each holder of common         .  Each share of common stock has
                       stock is entitled to vote        one vote and, except as provided
                       on all matters at all            with respect to any other class
                       meetings of stockholders of      or series, holders of common
                       Konover, and is entitled to      stock have the exclusive voting
                       one vote for each share of       power for all purposes.
                       common stock held.

   Series A         See description of existing      See description of new Series A        Same as two-thirds approval.
   convertible      Series A convertible             convertible preferred stock under
   preferred        preferred stock under "The       "The Merger and Related Agreements
   stock:           Merger and Related Agreements    - Conversion of Stock and Options --
                    - Conversion of Stock and        Konover Series A Convertible
                    Options -- Konover Series A      Preferred Stock."
                    Convertible Preferred Stock."

   Series B         No Series B preferred stock      Series B redeemable preferred stock    Same as two-thirds approval,
   redeemable       is designated.                   is authorized for issuance.  With      except that because there is
   preferred                                         respect to dividend and liquidation    excess stock, the Series B
   stock:                                            rights, the Series B redeemable        redeemable preferred stock
                                                     preferred stock will rank junior to    will rank junior to the
                                                     the Series A convertible preferred     Series A convertible
                                                     stock and senior to the common         preferred stock and senior to
                                                     stock. Upon liquidation, holders       the common stock and the
                                                     of Series B redeemable preferred       excess stock.
                                                     stock will be entitled to receive
                                                     $500 per share. Cumulative
                                                     dividends are payable on
                                                     outstanding shares of Series B
                                                     redeemable preferred stock at an
                                                     annual rate of 9% of the
                                                     liquidation preference out of
                                                     legally available funds. The
                                                     surviving corporation may redeem
                                                     outstanding shares of Series B
                                                     redeemable preferred stock at any
                                                     time upon payment of the
                                                     liquidation preference plus accrued

                                       98

                                                                                                Upon Majority Approval
                                                                                              but less than 2/3 Approval
                                                          Upon at Least 2/3 Approval          (Exhibit B-2 to Amendment
                                                      (Exhibit B-1 to Amendment No.1 to           No.1 to the Merger
                           Existing Charter                 the Merger Agreement)                      Agreement)
                    ------------------------------   ------------------------------------   ------------------------------
                                                     and unpaid dividends. Holders of
                                                     Series B redeemable preferred stock
                                                     generally will not be entitled to
                                                     voting rights except that the
                                                     surviving corporation may not
                                                     adversely change the terms of the
                                                     Series B redeemable preferred stock
                                                     without such holders' consent.

  Classify or       The board of directors is        The board of directors may             Same as existing charter.
  Reclassify        authorized to classify or        .  classify and reclassify
  Unissued Stock:   reclassify any unissued             unissued shares into a class or
                    shares of stock into a class        series by setting or changing
                    or series of stock by               the preferences, conversions or
                    determining or altering any         other rights or restrictions of
                    of the following with regard        such shares
                    to such class or series:         .  authorize the issuance
                    .  increase or decrease             from time to time of stock of
                       number of shares                 any class or series or
                    .  dividend rates,                  securities convertible into
                       amounts and times                shares of any class or series
                    .  voting rights                 .  without action by the
                    .  conversion or                    stockholders, amend the charter
                       exchange rights                  to increase or decrease the
                    .  redemption rights                aggregate number of shares
                    .  liquidation rights               authorized or the number of
                    .  limits on payment of             shares authorized in any class
                       dividends while shares of        or series.
                       class/series are
                       outstanding
                    .  other preferences,
                       rights and restrictions.

REIT Provisions:    To maintain our REIT status:     To maintain the surviving              Same as existing charter.
                    .  No person may own more        corporation's REIT status for a
                       than 9.8% of the              specified period of time:
                       outstanding value of our      .  Any transfer of shares is
                       capital stock or more than       prohibited if it would result in
                       9.8% of the outstanding          the surviving corporation
                       value of our common              having less than 100
                       stock, unless this provision     stockholders.
                       is waived and a legal         .  Any transfer is prohibited if it
                       opinion opining that we          would result in the surviving
                       will remain a REIT is            corporation being deemed a
                       obtained.                        "closely held" corporation
                    .  Any transfer of shares is        under the Tax Code.
                       prohibited if it would        .  Any transfer is prohibited if the
                       result in us having less         surviving corporation would be
                       than 100 stockholders.           deemed to constructively own

                                       99

                                                                                                Upon Majority Approval
                                                                                              but less than 2/3 Approval
                                                          Upon at Least 2/3 Approval          (Exhibit B-2 to Amendment
                                                      (Exhibit B-1 to Amendment No.1 to           No.1 to the Merger
                           Existing Charter                 the Merger Agreement)                      Agreement)
                    ------------------------------   ------------------------------------   ------------------------------
                    .  Any transfer of shares is        more than 9.9% of the
                       prohibited if it would           ownership interests in any of its
                       result in our being deemed       tenants or subtenants.
                       a "closely held"
                       corporation under the Tax     If anyone attempts to consummate
                       Code.                         any of these prohibited transfers,
                                                     the board of directors may:
                    If anyone attempts to
                    consummate any of these          .  not reflect the
                    prohibited transfers, we may:       transaction on the surviving
                                                        corporation's books; and
                    .  consider the transfer to be   .  institute legal action to
                       null and void;                   stop the transaction.
                    .  not reflect the
                       transaction on our books;     Upon the occurrence of any of these
                    .  institute legal               prohibited transfers, such transfer
                       action to stop the            shall be void ab initio and such
                       transaction;                  shares shall be held in a
                    .  not pay dividends or          charitable trust for the benefit of
                       other distributions with      a charitable beneficiary, such as
                       respect to those shares;      the American Cancer Society or
                       and                           other similar charitable
                    .  not recognize any             organization, until transferred to
                       voting rights for those       a person to whom such shares may be
                       shares.                       transferred without violating these
                                                     REIT transfer restrictions.
                    Upon any of these prohibited
                    transfers, such shares shall
                    automatically convert into       While such shares are held in
                    excess stock and be deemed       trust, the surviving corporation
                    to be held in trust for the      will continue to pay dividends to
                    benefit of a person to whom      the trust for the benefit of the
                    such shares may be               charitable beneficiary, and the
                    transferred. The excess          trustee may vote the shares.
                    stock is not entitled to
                    dividends, and has no voting     In addition, the board of directors
                    rights except as required by     will use commercially reasonable
                    law. Upon any liquidation of     efforts to take necessary action to
                    Konover, each holder of          maintain the surviving
                    excess stock is entitled to      corporation's REIT status until
                    receive, ratably with each       such time as the board of directors
                    holder of common stock and       determines that it is not in the
                    excess stock, such holder's      surviving corporation's best
                    portion of Konover's assets      interests to maintain its REIT
                    available for distribution,      status.
                    based on such holder's
                    number of shares of excess       The board of directors may waive
                    stock compared against the       any of these REIT provisions in its
                    total common stock and           sole discretion.
                    excess stock then
                    outstanding.

                                      100

                                                                                                Upon Majority Approval
                                                                                              but less than 2/3 Approval
                                                          Upon at Least 2/3 Approval          (Exhibit B-2 to Amendment
                                                      (Exhibit B-1 to Amendment No.1 to           No.1 to the Merger
                           Existing Charter                 the Merger Agreement)                      Agreement)
                    ------------------------------   ------------------------------------   ------------------------------
                    Our board of directors may
                    waive the ownership limits
                    described above with respect
                    to a stockholder if the board
                    obtains a ruling from the IRS
                    or opinion of counsel and the
                    stockholder makes certain
                    representations to the board
                    of directors.

Amendment of the    Requires the affirmative vote    Requires the affirmative vote of       Same as existing charter.
REIT Provisions     of the holders of at least       the holders of only a majority of
of the Charter:     two-thirds of our outstanding    the surviving corporation's
                    common stock.                    outstanding common stock.

Number of           No provision                     Shall be 5 directors until modified    Same as two-thirds approval.
Directors:                                           as provided by the bylaws.

Removal of          Directors can only be removed    Directors can be removed for any       Same as two-thirds approval.
Directors:          for cause and only by the        reason but only upon the
                    affirmative vote of the          affirmative vote of the holders of
                    holders of a majority of our     at least two-thirds of the
                    outstanding common stock.        surviving corporation's outstanding
                                                     common stock.

Independence of     At least a majority of our       No similar provision.                  Same as two-thirds approval.
Directors:          directors, except during a
                    period of vacancy, must
                    consist of persons who are
                    not employed by us or any of
                    our subsidiaries.

Amendment of the    No provision; however, our       Only the board of directors has the    Same as two-thirds approval.
Bylaws:             bylaws allow either a            power to amend the bylaws.
                    majority of the board of
                    directors or the holders of a
                    majority of our outstanding
                    common stock to amend our
                    bylaws.

Appraisal Rights:   There are no provisions          The stockholders have no ability to    Same as two-thirds approval.
                    restricting our stockholders'    exercise appraisal rights under
                    ability to exercise appraisal    Maryland law unless the board of
                    rights under Maryland law.       directors provides otherwise.
                    However, because our common
                    stock is traded on the New
                    York Stock Exchange, our
                    common stockholders do not
                    have appraisal rights.

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                                                                                                Upon Majority Approval
                                                                                              but less than 2/3 Approval
                                                          Upon at Least 2/3 Approval          (Exhibit B-2 to Amendment
                                                      (Exhibit B-1 to Amendment No.1 to           No.1 to the Merger
                           Existing Charter                 the Merger Agreement)                      Agreement)
                    ------------------------------   ------------------------------------   ------------------------------
Legend              Common stock and preferred       Common stock and preferred stock       Same as existing charter.
                    stock certificates require a     certificates require a legend
                    legend stating that the          stating that the shares are subject
                    shares are subject to the        to the transfer restrictions
                    transfer restrictions            described above under "REIT
                    described above under "REIT      Provisions."
                    Provisions."

Amendment to        The provision regarding the      This provision requires the            Same as existing charter.
Amendment           vote required to amend the       affirmative vote of the holders of
Provision of        charter requires the             only a majority of the surviving
Charter             affirmative vote of the          corporation's outstanding common
                    holders of at least              stock.
                    two-thirds of our common
                    stock.

Amendment and Restatement of Bylaws.

          The merger agreement provides that the bylaws of Konover will be amended and restated as of the effective time to be substantially identical to the form of bylaws attached as an exhibit to the merger agreement.

Officers and Directors.

          At the effective time of the merger, the directors and officers of
PSCO will become the directors and officers of Konover, as the surviving corporation. As a condition to the closing of the merger, each director of
Konover, other than those directors designated by Prometheus, will resign from our board of directors with such resignations to be effective as of the closing of the merger.

Effective Time.

          The merger will become effective when the articles of merger have been filed with and accepted for record by the State Department of Assessments and
Taxation of the State of Maryland in accordance with the Maryland General
Corporation Law. At that time, PSCO will be merged with and into Konover and will cease to exist as a separate entity. As the surviving corporation in the merger, Konover will have as its stockholders Prometheus, Kimkon, any holder of our existing Series A convertible preferred stock that elects to receive in the merger shares of the new Series A convertible preferred stock, and holders of
PSCO's redeemable preferred stock, who will receive in the merger shares of the surviving corporation's new Series B redeemable preferred stock. Before we may file the articles of merger, the Konover common stockholders must approve the transaction (as described in "The Special Meeting - Quorum and Vote Required"),
and the other conditions in the merger agreement, which we discuss below, must be satisfied or waived. The merger must be completed on or before March 31,
2003, unless that date is extended by Konover and PSCO.

                                      102

Conversion of Stock and Options (Article 2).

PSCO Stock.

          At the effective time of the merger, each issued and outstanding share of PSCO common stock will be converted into one fully paid and nonassessable share of the surviving corporation's common stock. Each issued and outstanding share of PSCO redeemable preferred stock will be converted into one fully paid and nonassessable share of the surviving corporation's Series B redeemable preferred stock.

Konover Common Stock.

          Our common stock issued and outstanding immediately before the effective time of the merger will be divided into two groups. The first group will consist of the 16,615,922 shares of common stock that Prometheus will contribute to PSCO immediately before the merger pursuant to the co-investment agreement. The second group will consist of the shares of common stock held by the public stockholders and the shares of common stock held by Prometheus that it does not contribute to PSCO. When the merger becomes effective, the
16,615,922 shares of common stock held by PSCO will automatically be canceled and retired without payment of consideration. The common stock held by the public stockholders and the common stock still held by Prometheus will be converted into the right to receive $2.10 in cash, without interest, less any applicable withholding taxes.

Konover Series A Convertible Preferred Stock.

          As of the date of the merger agreement, there were 780,680 shares of our existing Series A convertible preferred stock outstanding. In the merger, each holder of Series A convertible preferred stock can choose to receive either of the following:

          1)   3.045244 fully paid and nonassessable shares of a newly created
               Series A convertible preferred stock of the surviving corporation with rights and preferences as discussed below; or

          2)   a cash payment of $6.395, which equals the product of (A)
               2.900232 (the number of shares of Konover common stock issuable upon conversion of one share of existing Series A convertible preferred stock) and (B) $2.205 (an amount equal to 105% of the per share common stock consideration payable in the merger).

          As noted previously, at the time the merger becomes effective, we will amend our charter to be substantially identical to one of the two forms of charter attached as exhibits to the amendment to the merger agreement.
Regardless of which form of charter is approved at the special meeting, the charter of the surviving corporation will have 2,377,631 shares of the new
Series A convertible preferred stock, par value $0.01 per share, authorized for issuance. The surviving corporation will issue any new Series A convertible preferred stock in a transaction exempt from registration under the Securities
Act of 1933.

          We will not register for resale the new Series A convertible preferred stock or apply for any listing application on any securities exchange or any automated quotation system. In

                                      103

accordance with our existing charter, the terms of the new Series A convertible preferred stock provide the existing Series A convertible preferred stockholders with the ability to continue their investment in Konover after the merger.

          Following is a summary of the material terms of the new Series A convertible preferred stock and a comparison of those terms to our existing
Series A convertible preferred stock. This summary does not contain all the information you should consider and is qualified in its entirety by reference to the two alternate forms of charter attached as Exhibits B-1 and B-2 to amendment
no. 1 to the merger agreement.

                                Existing Series A Convertible Preferred      New Series A Convertible Preferred
                                               Stock                                    Stock
                                ---------------------------------------   ----------------------------------------
Dividend rights:                On parity with common stock on an         Cumulative dividends at the rate of 9%
                                as-converted basis.                       of the liquidation preference out of
                                                                          legally available funds; senior to the
                                                                          common stock and the new Series B
                                                                          redeemable preferred stock. No dividends
                                                                          may be paid on junior classes of stock
                                                                          until all unpaid dividends on the new
                                                                          Series A convertible preferred stock
                                                                          accrued as of the end of the most
                                                                          recently completed quarter are paid in
                                                                          full. No entitlement to other
                                                                          distributions. Each holder of the new
                                                                          Series A convertible preferred stock is
                                                                          entitled to receive notice when the
                                                                          surviving corporation declares a
                                                                          dividend or other distribution on the
                                                                          common stock. The notice must be given
                                                                          at least 10 days before the related
                                                                          record date.

Conversion Rights:              Each share of the Series A convertible    Each share of the new Series A
                                preferred stock may be converted at any   convertible preferred stock may be
                                time by dividing the liquidation          converted at any time by dividing the
                                preference ($25.00) by the conversion     liquidation preference of $2.10 by the
                                price, as adjusted by the anti-dilution   conversion price of $2.10, as adjusted
                                provisions.  The Series A convertible     by the anti-dilution provisions.  The
                                preferred stock are currently             new Series A convertible preferred
                                convertible into 2.900232 shares of       stock will initially be convertible
                                common stock based on a current           into common stock on a one-for-one
                                conversion price of $8.62.                basis.

Anti-dilution protection:       Ratable protection for stock dividends,   Ratable protection for stock dividends,
                                splits, and reclassifications.            splits, combinations, and
                                Additionally, there is a                  reclassifications.  No price protection
                                weighted-average price protection         for dilutive issuances of securities.
                                adjustment for issuances of common
                                stock or securities exercisable for
                                common stock if the aggregate
                                consideration receivable per share is
                                less than the conversion price at the
                                time. Certain issuances to employees
                                at less than the conversion

                                      104

                                price are excluded from this provision.

Redemption provisions:          None.                                     Redemption at the option of the
                                                                          surviving corporation upon a change of
                                                                          control.  See "Change of Control
                                                                          Provisions" below.

Voting rights:                  No voting rights except for the           No voting rights except for the
                                requirement of a class vote for (1) any   requirement of a class vote for any
                                charter amendment adversely affecting     amendment to the section of the charter
                                the Series A convertible preferred        detailing the rights of the new Series
                                stock, (2) for the authorization of any   A convertible preferred stock that
                                class of preferred stock ranking senior   adversely affects the new Series A
                                to the Series A convertible preferred     convertible preferred stock.
                                stock for liquidation or dividend         Amendments creating senior, parity, or
                                rights, or (3) for the authorization of   junior classes of stock or that
                                any class of preferred stock ranking on   terminate the corporation's REIT
                                parity with the Series A convertible      election are specifically disclaimed as
                                preferred stock for liquidation or        being amendments that adversely affect
                                dividend rights, unless the market        the new Series A convertible preferred
                                value of the common stock is at least     stock.
                                $15.00 per share.

Liquidation rights:             Liquidation preference of declared but    Liquidation preference of $2.10 per
                                unpaid dividends plus $25.00 per          share plus accrued and unpaid dividends.
                                share.  Liquidation events specifically   After taking the conversion ratio into
                                exclude merger or consolidation or the    effect, the liquidation preference
                                disposition of all or substantially all   expressed in terms of the existing
                                assets.                                   Series A convertible preferred stock is
                                                                          $6.395 per share of the existing Series
                                                                          A convertible preferred stock. A
                                                                          liquidation is limited to the
                                                                          liquidation and winding up of the
                                                                          business affairs of Konover following
                                                                          the dissolution, whether voluntary or
                                                                          involuntary, of Konover pursuant to the
                                                                          Maryland General Corporation Law. This
                                                                          definition effectively excludes a merger
                                                                          or consolidation or the disposition of
                                                                          all or substantially all assets from a
                                                                          liquidation event.

Seniority on Liquidation:       On liquidation, winding up or             On liquidation, winding up or
                                dissolution, rank senior and prior to     dissolution, rank senior and prior to
                                the common and to any junior series of    the common and to any junior series of
                                preferred stock.                          preferred stock, including the new
                                                                          Series B redeemable preferred stock.

Restrictions on alienability:   Konover has filed an S-3 registration     The new Series A convertible preferred
                                statement registering the resale of the   stock will not be registered for
                                Series A convertible preferred stock      resale, nor will the common stock into
                                and the issuance of common stock on       which it is convertible be registered
                                conversion of the Series A convertible    for issuance upon conversion or for
                                preferred stock.  Any transfer that       resale.  To maintain the surviving
                                would result in all shares of stock       corporation's REIT status for a
                                being owned by fewer than 100 persons     specified period of time, there are
                                is void ab initio.                        certain restrictions on transfers
                                                                          applicable to all classes and

                                      105

                                                                          series of stock, including the new
                                                                          Series A convertible preferred stock.
                                                                          See the description of the REIT
                                                                          provisions under "The Merger and Related
                                                                          Agreements - The Merger - Amendment to
                                                                          Charter." Any transfer that would result
                                                                          in all shares of stock being owned by
                                                                          fewer than 100 persons is void ab
                                                                          initio.

Restriction on repurchase or    Not applicable, since dividends are not   None.
redemption during periods of    cumulative.
dividend arrearages:

Change of control provisions:   In a going private transaction under      On a change of control, the corporation
                                SEC Rule 13e-3 (such as the current       may redeem the new Series A convertible
                                plan of merger), holders of existing      preferred stock for cash at its
                                Series A convertible preferred stock      liquidation preference plus accrued and
                                must receive notice at least 20 days      unpaid dividends or the corporation can
                                before the transaction closes.  The       make provision so that the new Series A
                                notice must contain the provisions of a   convertible preferred stock converts
                                proposed new security that would allow    into securities with substantially
                                the holders to continue their             identical terms to the new Series A
                                investment in the surviving               convertible preferred stock.  No voting
                                corporation.  Alternatively, the Series   rights with respect to a change of
                                A convertible preferred stockholders      control.
                                may elect to receive for each share of
                                Series A convertible preferred stock      Change of control includes (1) a merger
                                cash in an amount equal to 105% of the    or consolidation, tender offer, or sale
                                cash price per share to be received by    of stock if after such transaction a
                                the common stockholders multiplied by     person or group owns a majority of the
                                the number of common shares into which    voting power of the surviving
                                a share of Series A convertible           corporation or (2) the sale of all or
                                preferred stock is then convertible.      substantially all of the company's
                                                                          assets.

                                If the transaction is not a 13e-3
                                transaction and Konover is not the
                                surviving corporation, the merger can
                                only occur if the surviving corporation
                                is publicly traded on a national
                                exchange (or the NASDAQ National
                                Market), the Series A convertible
                                preferred stockholders receive a
                                security with substantially the same
                                rights as the existing Series A
                                convertible preferred stock, and the
                                surviving corporation has no series of
                                preferred stock ranking senior to the
                                "replacement stock" with respect to
                                liquidation preference or dividends.

                                If the transaction is not a 13E-3
                                transaction and Konover is the
                                surviving corporation, then the merger
                                can only occur if there is no

                                      106

                                modification to the terms of the Series
                                A convertible preferred stock and there
                                is no class of preferred stock ranking
                                senior to the Series A convertible
                                preferred stock with respect to
                                liquidation preference or dividends.

Appraisal Rights.

          There are no dissenters' or appraisal rights provided under the merger agreement or otherwise offered in the merger. Under Maryland law, since our common stock is listed on the NYSE, you do not have the right to dissent and receive the appraised value of your shares in connection with the merger.
Because the Series A convertible preferred stockholders are not entitled to vote on this transaction, under Maryland law, they also do not have appraisal rights with respect to this transaction.

Treatment of Stock Options, Purchase Rights, Repurchase Rights, and Warrants.

          Immediately before the merger, each outstanding stock option, purchase right, repurchase right, or other similar right, to purchase shares of our common stock will, in effect, become fully vested. Stock options, purchase rights and repurchase rights, with an exercise price of less than $2.10 per share will be entitled to receive a cash payment equal to the amount by which the per share exercise price is less than $2.10 multiplied by the number of shares of common stock subject to such existing options, purchase rights, or repurchase rights. All out-of-the-money options, purchase rights, repurchase rights, and warrants will be canceled at the effective time of the merger without any payment or consideration. All warrants have exercise prices in excess of $2.10 and will therefore be canceled at the effective time of the merger without any payment or consideration. The merger agreement also provides that at the effective time of the merger, all stock option and similar employee benefit plans will terminate. Purchase rights and repurchase rights include dividend equivalent rights. With the exception of these dividend equivalent rights, purchase rights and repurchase rights are functionally and legally the same as options. Accordingly, throughout this proxy statement, we have simply referred to options, purchase rights, and repurchase rights as options or stock options.

Procedures for Exchange of Stock and Options (Article 3).

          Before the merger, PSCO will appoint a bank or trust company to act as the paying agent. Promptly following consummation of the merger, PSCO will deposit with the paying agent, in trust for the benefit of the holders of our currently outstanding common stock, Series A convertible preferred stock, and in-the-money options to be cashed out, all the cash to be paid in exchange for the outstanding shares of stock or in-the-money options. After the merger, the paying agent will send to each record holder of outstanding stock and in-the-money options a transmittal letter. The transmittal letter will provide instructions on how to properly surrender your stock certificates or options for payment of the merger consideration.

          Following the merger, the holders of Konover stock certificates will cease to have any rights with respect to shares of our stock other than the right to receive the appropriate merger consideration and as may otherwise be provided by law. After the merger, any certificates

                                      107

presented to the paying agent will be canceled and exchanged for the appropriate merger consideration.

          No interest will be paid or accrued on the cash payable upon the surrender of your stock certificate. If you transfer ownership of your common stock without the transfer being registered in our transfer records, the paying agent may issue a check in the proper amount to the transferee only if the transferee presents the certificate to the paying agent, accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid.

          Any cash payable to you will be subject to applicable withholding taxes. After the merger, you will be unable to effect a transfer of shares on our stock books.

You should not send your Konover common stock certificates to the paying agent until you receive a letter of transmittal from the paying agent.

Representations and Warranties.

By Konover (Article 4).

          In the merger agreement, we make customary representations and warranties, subject, in many cases, to materiality qualifications and specific exceptions that were disclosed in writing to PSCO, concerning our business and assets and our subsidiaries relating to, among other things, the following:

..    Our organization, qualification and power to carry on our business;

..    Our power and authority to execute, deliver and perform our obligations under the merger agreement;

..    The determination of the fairness and necessary approvals of the merger by the special committee and the board of directors;

..    The taking of certain actions by the special committee and the board of directors necessary to ensure the merger does not violate any laws, our bylaws, our charter, or any agreement to which we are a party;

..    Our and the Operating Partnership's capital structure and outstanding securities;

..    The conversion price of the existing Series A convertible preferred stock and the exercise price of our outstanding warrants;

..    Consents or approvals necessary to complete of the merger;

..    Our subsidiaries and the voting interests we hold in other entities;

..    The accuracy and timeliness of our SEC filings, including the information in this proxy statement;

                                      108

..    The absence of material adverse changes and undisclosed liabilities;

..    Our compliance with applicable laws;

..    Our REIT status for all taxable years for which the Internal Revenue
     Service could assert a tax liability through the date of the merger;

..    The property rights in our real properties;

..    Our leases with tenants;

..    The properties' condition and compliance with laws;

..    Our labor relations and employee benefit matters;

..    Our compliance with environmental laws;

..    The material contracts to which we are a party;

..    The absence of legal proceedings except as disclosed;

..    The solvency of the Operating Partnership, even after the OP Merger and the
     OP Distribution;

..    Brokers and finders fees;

..    Insurance; and

..    Related-party transactions.

By PSCO (Article 5).

          PSCO also makes customary representations and warranties in the merger agreement, subject, in a few cases, to materiality qualifications and specific exceptions that were disclosed in writing to Konover, relating to the following:

..    PSCO's organization, qualification, power to carry on its business, and capitalization;

..    PSCO's power and authority to execute, deliver, and perform its obligations under the merger agreement;

..    The absence of violation of PSCO's organizational documents, any laws, or any agreements to which PSCO is a party;

..    The approval of the merger as required by law, including by PSCO's stockholders;

..    The absence of legal proceedings;

..    Brokers and finders fees;

                                      109

..    The accuracy of the information provided by PSCO for inclusion in this proxy statement; and

..    The commitment of Prometheus and Kimkon pursuant to the co-investment agreement that the funds to pay all consideration due under the merger agreement will be available.

Conduct of Konover's Business Before the Merger (Article 6).

         Under the merger agreement, we agreed that, after signing the merger agreement and before the merger, we and our subsidiaries will do the following
(unless otherwise permitted under the merger agreement or disclosed in writing to PSCO):

..    conduct our respective businesses in the usual, regular and ordinary course and in substantially the same manner as conducted through the signing of the merger agreement;

..    use reasonable efforts to preserve intact our present lines of business, maintain our rights and preserve our relationships with customers, tenants, suppliers, and others having ongoing business with us;

..    take all action necessary to preserve our status as a REIT;

..    timely file tax returns;

..    not pay dividends on or make distributions with respect to our common stock except for such a distribution (or increase in a distribution) which is necessary for us to maintain our REIT status, to avoid the incurrence of any taxes under Section 857 of the Tax Code, or to avoid the imposition of any excise taxes under Section 4981 of the Tax Code;

..    not issue, sell, pledge, authorize or propose the issuance of any other securities in respect of shares of capital stock, other than under specified previously existing contractual agreements;

..    not adjust, split, combine or reclassify any capital stock or any other equity interests of Konover or our subsidiaries (including the Operating
     Partnership);

..    not repurchase, redeem or otherwise acquire any shares or any securities convertible into or exercisable for any shares, other than under previously existing contractual agreements or with respect to our employee benefit plans in the ordinary course of business consistent with past practice;

..    not amend our respective organizational and governing documents;

..    not sell, lease, encumber, or otherwise dispose of or encumber any shares of stock or any other equity interests of Konover or our subsidiaries;

..    not purchase any securities or make any material investment in any person other than in a wholly owned subsidiary, or otherwise acquire direct or indirect control over any person other than in connection with the merger agreement;

..    not create, incur, or assume indebtedness;

                                      110

..    not make any loans, except loans to our wholly owned subsidiaries;

..    not materially change our method of accounting, except as required by tax laws or generally accepted accounting principles, or make or revoke any tax elections, except as necessary to preserve Konover's REIT status or the partnership, qualified REIT, or taxable REIT status of our subsidiaries;

..    not amend, enter into, or adopt any employment, severance, or other similar plan or agreement with respect to any employee of Konover or our subsidiaries, nor increase the compensation of directors, officers, or employees of Konover or our subsidiaries except in the ordinary course of business consistent with past practice and subject to certain limits;

..    not enter into, adopt, amend, or terminate any employee benefit arrangement, except as required by law or pursuant to the merger agreement;

..    not enter into material contracts;

..    except as specifically provided, not settle or compromise suits, actions, or claims pending or threatened against Konover or our subsidiaries;

..    not make capital expenditures;

..    not enter into, prepay (or accept prepayment of), or terminate or amend any real estate lease or any material contract (including any loan agreement), or waive, release, compromise, or assign any material rights or claims;

..    not commence any offering period under the 1997 Employee Stock Purchase
     Plan that was discontinued in 2001;

..    not enter into or amend any agreement with the joint ventures (Atlantic
     Realty LLC, Park Place KPT, LLC, Falls Pointe KPT, LLC, Brunswick
     Commercial LLC, and Mercer Mill KPT LLC) or with the joint venture partners or any agreement with any person relating to the joint ventures;

..    not invoke any "buy/sell" right under any agreement relating to the joint ventures or deliver to a joint venture partner any valuation relating to the properties of the joint ventures in connection with such joint venture partner's exercise of a "buy/sell right" or a "right of first offer";

..    not sell, lease, mortgage, subject to any material lien, or otherwise dispose of any real property;

..    not sell, lease, mortgage, subject to any material lien, or otherwise dispose of any personal property or intangible property, except for those not material and which are made in the ordinary course of business; and

..    not enter into an agreement to take any of the actions described above.

                                      111

The merger agreement obligates both parties to refrain from taking action that would adversely affect the likelihood of the merger being consummated. In addition, both parties agreed to promptly give written notice if there is a material adverse event affecting them occurring between the time of signing the merger agreement and the closing.

Additional Agreements (Article 7).

SEC Filings.

          Under the merger agreement, we agreed to prepare and file this proxy statement with the Securities and Exchange Commission in connection with the solicitation of proxies for the special stockholders' meeting. We also agreed to assist in the preparation of the filing of a Schedule 13E-3 with the Securities and Exchange Commission.

Stockholders' Meeting.

          Under the merger agreement, we agreed to convene the special meeting of stockholders to consider and vote upon the approval of the merger proposal.
In connection with this meeting, we must use our reasonable best efforts and take all other necessary lawful action to solicit the approval of the merger proposal by our stockholders.

No Solicitation of Transactions.

          The merger agreement provides that we may not, and may not permit any of our subsidiaries or any of our representatives, directly or indirectly, to initiate, solicit, or knowingly encourage the submission of any proposal for an alternate acquisition transaction. Such a proposal for an alternate acquisition transaction is referred to in this proxy statement as an "alternative acquisition proposal."

          In addition, the merger agreement provides generally that Konover and our subsidiaries may not participate in discussions with or furnish any information to any person who is attempting to make, or otherwise negotiate or accept, an alternative acquisition proposal. However, so long as we have not breached our no-shop obligation, before the stockholders' meeting, in response to an unsolicited alternative acquisition proposal, we may furnish information to or enter into negotiations or discussions with any person making an unsolicited alternative acquisition proposal if two conditions are met. First, such action must be taken subject to a confidentiality agreement between us and the new bidder with the terms of such confidentiality agreement being no less favorable to us than our currently existing confidentiality agreements with
Prometheus and Kimco. And second, the special committee and the board of directors (acting without the participation of Messrs. Ross, Ticotin, and
Zobler, or their respective successors) each reasonably determines in good faith and after consultation with an independent nationally recognized investment bank that such alternative acquisition proposal is a "superior proposal" (discussed below). In addition, we must provide same day notice to PSCO of any inquiries or negotiations relating to an alternative acquisition proposal and must keep PSCO informed of the status of any such inquiries, or negotiations.

                                      112

          In the merger agreement, we agreed to use our reasonable best efforts to immediately cease any and all existing activities, discussions, or negotiations with any person with respect to an alternative acquisition proposal.

          The merger agreement defines a "superior proposal" as a bona fide written alternative acquisition proposal made by a third party which our board of directors (acting without the participation of Messrs. Ross, Ticotin, or
Zobler, or their respective successors) determines in good faith:

          (1)  is more favorable, from a financial point of view, than the merger of PSCO and Konover;

          (2)  is reasonably capable of being completed on a timely basis; and

          (3)  is not conditioned on any financing not already committed.

          Generally, after signing the merger agreement, neither our board of directors nor the special committee may

          (1)  withdraw, qualify, modify, or amend its approval, adoption, or recommendation of the merger in a manner adverse to PSCO;

          (2)  approve or recommend any third party's alternative acquisition proposal;

          (3)  cause Konover to accept such third party's alternative acquisition proposal or enter into any letter of intent related to such alternative acquisition proposal; or

          (4)  resolve to do any of the foregoing.

          However, our board of directors (acting without the participation of
Messrs. Ross, Ticotin, or Zobler, or their respective successors), based on the recommendation of the special committee, may take such actions before the stockholders meeting if the following conditions are met:

          (1)  We have not breached our no-shop obligations;

          (2)  the alternative acquisition proposal is a superior proposal; and

          (3)  all the conditions to our right to terminate the merger agreement have been satisfied, including the payment of the termination fee and reimbursement of expenses (discussed below).

Information and Confidentiality.

          Konover and PSCO must keep each other advised of all material developments relevant to our respective businesses and the consummation of the merger. In the merger agreement, each party, on its own behalf and on behalf of its advisers and agents, pledged to maintain the confidentiality of all confidential information furnished to it by the other party. Each party also

                                      113

agreed not to use the other party's confidential information for any purpose except in furtherance of the merger and other transactions contemplated by the merger agreement.

          Through the time of the closing of the merger, we will be obligated, however, to afford to PSCO and its affiliates and representatives reasonable access to all of our properties, books, contracts, personnel and records, and accountants. During that period, we also must furnish to PSCO copies of each filing with or notice from any state or federal securities regulatory authority and all other information concerning our business, properties, assets, and personnel.

Press Releases.

          Konover and PSCO must mutually agree on the form and substance of the initial press release related to the merger agreement and the transactions contemplated by it. This press release was made on June 24, 2002 and was filed as an exhibit to our Form 8-K that we filed on June 25, 2002. Before closing the merger, Konover and PSCO must consult with each other before making any public disclosures related to the merger. However, we both retain the right to make any disclosure that our legal advisors may deem necessary or advisable in order to satisfy disclosure obligations under securities laws.

Employee Benefits and Contracts.

          Under the merger agreement, the surviving corporation must honor, in accordance with their terms, all employment, severance, and consulting agreements between Konover or any subsidiary, on the one hand, and any current or former director, officer, or employee. However, this obligation only relates to agreements disclosed in writing to PSCO before the signing of the merger agreement. Through the time of the closing of the merger, we have also agreed to take such actions as are reasonably necessary so that no offering period under the employee stock purchase plan starts after the date of the merger agreement.

Indemnification of Konover Officers and Directors.

          The merger agreement provides that the surviving corporation will indemnify each present and former director, officer, employee, and agent of
Konover and our subsidiaries against any costs, expenses, or liabilities arising out of actions or omissions relating to the person's service to, or at the direction of, Konover. This indemnification will be to the fullest extent permitted or required under Maryland law and by our charter and bylaws as in effect on June 23, 2002. This indemnification obligation will continue for a period of six years following the consummation of the merger. Additionally, the surviving corporation will assume our indemnification obligations under currently existing indemnification agreements with our directors and certain officers.

          If the surviving corporation later consolidates with or merges into any other entity and is not to be the continuing or surviving entity, or if it transfers all or substantially all of its assets to another entity, then in each case, proper provision must be made so that the successors and assigns of the surviving corporation assume the indemnification obligations described above.

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OP Holdback Units

          The merger agreement requires Konover, as general partner of the
Operating Partnership, to waive the conditions relating to and to cause the issuance of 33,454 OP Units to John Kane in accordance with the exchange option agreement dated October 1, 1997. This issuance must occur before the OP Merger.

OP Transfer.

          Konover, in our capacity as the sole stockholder of KPT Properties
Holding Corp., must cause the OP Transfer to be consummated at least two business days before the OP Merger.

OP Merger.

          Prior to the merger of Konover and PSCO, Konover, in our capacity as general partner of the Operating Partnership, must cause the OP Merger to be consummated subsequent to the OP Transfer and immediately before the OP
Distribution. PSCO has the right to review the merger documents relating to the
OP Merger before filing with the Secretary of State of Delaware (the Operating
Partnership and the partnership that will merge into it are both Delaware limited partnerships). The documentation pursuant to which the OP Merger is effected must provide that each OP Unit owned by the limited partners of the
Operating Partnership, other than OP Units owned by Konover or its subsidiaries, will be converted automatically into the right to receive a cash payment, without interest, in an amount equal to $2.10.

OP Distribution

          Konover, in our capacity as general partner of the Operating
Partnership, must cause the OP Distribution to occur immediately following the
OP Merger and immediately before the consummation of the merger of Konover and
PSCO.

Notice to Holders of Series A Convertible Preferred Stock.

          The merger agreement obligates us to provide notice, as soon as practicable following June 23, 2002, but no later than 20 days before the merger, to the holders of the existing Series A convertible preferred stock. The notice must comply with our charter and must contain information about the election that the holders of the Series A convertible preferred stock can make to receive either shares of the new Series A convertible preferred stock or cash.

Notices to Holders of Warrants.

          The merger agreement obligates us, as soon as practicable following
June 23, 2002, to mail written notice of the merger to our existing warrantholders. The notice must comply with the provisions of the applicable warrant. The notice to the holders of warrants issued in the 1998 transaction with Simon Konover, one of our directors, and his affiliates, family members, and their affiliates must be mailed no later than 10 days before the merger. The notice to the holders of the warrants issued in connection with the issuance of the existing Series A convertible preferred stock must be mailed no later than
15 days before the later of (a) the record date for the merger or (b) the effective date of the merger.

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Stockholder Claims.

          The merger agreement obligates us to give PSCO the opportunity to participate in the defense or settlement of any stockholder litigation against us and our directors relating to the merger or any related transaction. The merger agreement prohibits us from settling such litigation without PSCO's consent, which consent may be granted or withheld in PSCO's sole discretion.

Delisting and Termination of Registration.

          In the merger agreement, the parties agreed to take all action necessary to delist our common stock from the NYSE and terminate its registration under the Securities Exchange Act of 1934. Following the merger, we will no longer be required to file periodic reports under the Exchange Act. See
"Special Factors - Effects of the Merger."

Anti-Takeover Statutes.

          If any state or federal anti-takeover statute or regulation is or may become applicable to the merger or the transactions related to it, the merger agreement obligates us and PSCO and our respective boards of directors to grant such approvals and take such actions as are necessary so that the transactions can be consummated as soon as possible and on the terms contemplated by the merger agreement.

Third-Party Management Agreements.

          Before the merger, we may not amend or renew any agreement relating to the development or management of any of our operating properties without PSCO's approval. Further, if PSCO requests, we must use our reasonable best efforts to terminate any or all of those third-party management agreements.

Stockholders Agreement Waiver.

          PSLLC is the counterparty to the stockholders agreement of February
24, 1998. Before signing the merger agreement, we irrevocably waived the applicability of all restrictions in this stockholders agreement to the extent applicable to the transactions contemplated by the merger agreement, including the contributions to be made by Prometheus to PSCO pursuant to the co-investment agreement.

Rent Roll.

          We must revise and update our rent roll on a monthly basis and furnish a copy to PSCO until the closing of the merger.

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Conditions to the Merger (Article 8).

          The parties' respective obligations to complete the merger are subject to satisfaction or waiver of the following conditions:

..    Our common stockholders must approve the merger proposal by the affirmative vote of at least a majority of the votes entitled to be cast;

..    All necessary regulatory approvals must be obtained;

..    No governmental authority may have enacted any order or law that would make the merger illegal or otherwise prohibit its closing; and

..    The contributions by Prometheus and Kimkon to PSCO contemplated by the co-investment agreement must have been made.

          In addition, the obligations of PSCO to complete the merger is subject to satisfaction or waiver by PSCO of the following conditions:

..    Our representations and warranties must be true as of the date of the closing except for those that speak as of a specified date, which need only be true as of the date specified. For purposes of evaluating the accuracy of our representations and warranties, knowledge and materiality qualifiers are ignored, but generally this closing condition will be satisfied unless the inaccuracies in the aggregate are so great as to result in a material adverse effect on Konover. The only exception to this material adverse effect standard is that PSCO need not close if there are any inaccuracies
     (other than minor inaccuracies) relating to our representations and warranties regarding our capitalization. "Material adverse effect" with respect to Konover is defined in the merger agreement to exclude liabilities associated with litigation relating to the merger;

..    We must have performed or complied in all material respects each of our material obligations, agreements, and covenants under the merger agreement required to be performed by us at or before the effective time of the merger;

..    Prior to the OP Merger, we must have completed the OP Transfer;

..    After the OP Transfer and immediately before the OP Distribution, the
     Operating Partnership must have consummated the OP Merger;

..    Immediately following the OP Merger but immediately before the effective time of the merger of PSCO and Konover, the Operating Partnership must have made the OP Distribution; and

..    We must have delivered to PSCO letters of resignation from each member of
     Konover's board of directors for such resignation to be effective as of the closing, other than from Messrs. Ross, Ticotin, and Zobler (or each of their successors).

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          Our obligation to complete the merger is also subject to the satisfaction or waiver by us of the following conditions:

..    PSCO's representations and warranties must be true as of the date of the closing except for those that speak as of a specified date, which need only be true as of the date specified. For purposes of evaluating the accuracy of PSCO's representations and warranties, knowledge and materiality qualifiers are ignored, but this closing condition will be satisfied unless the inaccuracies in the aggregate are so great as to result in a material adverse effect on PSCO "Material adverse effect" with respect to PSCO is defined in the merger agreement to only include PSCO's ability to perform its obligations under the merger agreement or consummate the merger and the other transactions contemplated by the merger agreement; and

..    PSCO must have performed or complied in all material respects each of its material obligations, agreements, and covenants under the merger agreement required to be performed by PSCO at or before the effective time of the merger.

Termination of the Merger Agreement (Article 9).

          The merger agreement may be terminated at any time before the closing, whether before or after our stockholders approve the merger:

..    by mutual written consent of us and PSCO;

..    by either PSCO or us if the other party has breached or failed to perform any representation, warranty, covenant, or agreement that would violate the conditions precedent to the merger (described above under "-- Conditions to the Merger") and cannot be cured before the earlier of (1) 30 days following receipt by the breaching party of a notice of breach from the non-breaching party or (2) March 31, 2003.

..    by either PSCO or us if any final, nonappealable order of any governmental entity or court is in effect that prevents completion of the merger;

..    by either PSCO or us if our stockholders do not approve the merger proposal at the special meeting;

..    by either PSCO or us if the merger is not completed on or before March 31,
     2003;

..    by PSCO if we have (A) withdrawn or modified in a manner adverse to PSCO the approval or recommendation of the merger or (B) approved or recommended, or entered into any agreement with respect to, any alternative acquisition proposal or resolved to do either of the foregoing;

..    by PSCO if a tender offer or exchange offer is commenced and our board of directors or the special committee do not recommend against accepting such offer by our stockholders (including by taking no position or a neutral position with respect to the tender offer);

..    By us, if before obtaining stockholder approval, we receive a superior proposal and the special committee and our board of directors, excluding
     Messrs. Ross, Ticotin, and Zobler

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     (and their respective successors), each reasonably determines in good faith to terminate the merger agreement and enter into an agreement to effect the superior proposal. This ability for us to terminate the agreement is not available if we breached our no-shop obligations (discussed above under
     "--No Solicitation of Transactions"). Further, we must deliver to PSCO a written notice that we are planning on terminating the merger agreement and then must wait five business days before terminating the merger agreement.
     During those five business days, PSCO can revise its merger proposal to make a counterproposal that is at least as favorable as the alternative acquisition proposal. We agreed that during those five business days, we must cooperate with PSCO (including informing PSCO of the terms and conditions of such superior proposal and the identity of the party making the superior proposal) with the intent of enabling us and PSCO to modify the terms and conditions of the merger agreement so that the merger of PSCO and Konover may be completed. At the end of the five business day period, if the alternative acquisition proposal remains superior to PSCO's counterproposal, and the special committee and our board of directors
     (acting without the participation of Messrs. Ross, Ticotin, and Zobler (and their respective successors)) each continues to reasonably determine in good faith to terminate the merger agreement and enter into an agreement to effect the superior proposal, then we may terminate the merger agreement.
     But concurrently with terminating the merger agreement, we must pay the termination fee and reimburse certain costs (described below) by wire transfer in same-day funds and enter into a definitive acquisition, merger, or similar agreement to effect the superior proposal; or

..    by PSCO, if we violate our no-shop obligations.

Termination Fee and Expense Reimbursement.

          If the merger agreement is terminated in certain circumstances, we must pay PSCO a $3.0 million termination fee plus all of PSCO's and its stockholders and their affiliates out-of-pocket costs and expenses. Under the terms of the co-investment agreement, Kimkon is entitled to receive the entire amount of the termination fee, but Prometheus and Kimkon will divide the out-of-pocket costs and expenses equally. These out-of-pocket costs and expenses include PSCO's due diligence investigation of us and the negotiation, execution, and performance of the merger agreement, including costs of counsel, investment bankers, actuaries, and accountants. The merger agreement caps the out-of-pocket costs and expenses we must pay at $1.0 million. Together with the $3.0 million termination fee, the termination amount could total $4.0 million. The circumstances requiring payment of this termination fee and reimbursement of costs and expenses include if the merger agreement is terminated:

..    by PSCO, as a result of our board of directors withdrawing or modifying in any adverse manner to PSCO its approval or recommendation of the merger or approving or recommending to our stockholders a superior proposal;

..    by us, as a result of our board of directors determining to approve or recommend a superior proposal to the merger;

..    by PSCO, as a result of our breach of our no-shop obligations.

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Further, we must pay the termination fee and reimburse expenses if the merger agreement is terminated:

..    by PSCO (1) because we breached or failed to perform any representation, warranty, covenant, or agreement that would violate the conditions precedent to the merger (described above) and that cannot be cured before the earlier of 30 days following PSCO's notice to us of the breach or March
     31, 2003, and (2) within 12 months of termination, we enter into another acquisition transaction that results in the payment to our common stockholders of an amount per share equal to or greater than $2.10; or

..    by us (1) because the merger was not completed on or before March 31, 2003, and (2) on or before June 30, 2003, we enter into another acquisition transaction that results in the payment to our common stockholders of an amount per share equal to or greater than $2.10.

Amendments, Extensions, and Waivers (Article 10).

          The merger agreement may be amended by action taken by the respective boards of directors of Konover and PSCO at any time before or after approval of the merger by the stockholders of Konover or PSCO. But after any such approval by our stockholders, there may be no amendment that reduces or modifies in any material respect the consideration to be received by our common stockholders without their further approval.

          At any time before the merger, any party may, through a written document, (1) waive any default in the performance of any term of the merger agreement, (2) waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the merger agreement, and
(3) waive any or all of the conditions precedent to its obligations under the merger agreement.

Co-Investment Agreement.

          In connection with the execution of the merger agreement, Prometheus,
Kimkon, Kimco, PSCO and the LFSRI II Funds entered into a co-investment agreement, dated June 23, 2002, which was subsequently amended on July 26, 2002.
We refer to the co-investment agreement and the amendment to the co-investment agreement collectively as the "coinvestment agreement" in this proxy statement.
The coinvestment agreement provides for the organization and capitalization of
PSCO and the conduct of its affairs prior to the consummation of the merger. The co-investment agreement terminates automatically if the merger agreement is terminated before the merger closes.

          Under the terms of the co-investment agreement, immediately prior to the consummation of the merger, and subject to the satisfaction or waiver of all of the conditions precedent in the merger agreement, Prometheus and Kimkon are each required to make certain contributions to PSCO in exchange for additional equity interests in PSCO. More specifically, in exchange for 21,115,922 shares of PSCO common stock, Prometheus is required to contribute to PSCO 16,615,922 shares of its Konover common stock and all of its rights and obligations under the contingent value right agreement. And in exchange for 16,930,685 shares of
PSCO common stock Kimkon is required to contribute to PSCO cash in the amount of
$35,554,438.50.

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          The amount of cash Kimkon is required to contribute to PSCO and the amount of PSCO common stock that Kimkon is entitled to receive in exchange for its cash contribution is subject to downward adjustment. This will occur if any of our existing Series A convertible preferred stockholders elect to receive the new Series A convertible preferred stock of the surviving corporation. The extent of the adjustment will depend on the extent to which our existing preferred stockholders elect to receive the new Series A convertible preferred stock instead of a cash payment. If all holders of our existing Series A convertible preferred stock elect to receive shares of the new Series A convertible preferred stock instead of cash, Kimkon's cash contribution will be reduced to $30,561,980.22.

          The LFSRI II Funds have guaranteed, jointly and severally,
Prometheus's contribution obligations under the co-investment agreement.
Similarly, Kimco has guaranteed Kimkon's cash contribution obligations under the co-investment agreement.

          We are an express third party beneficiary of the contribution obligations of Prometheus and Kimkon, as well as the guarantees of the LFSRI II
Funds and Kimco.

          In order to maintain Konover's REIT status immediately following the merger, the co-investment agreement provides that Prometheus and Kimkon will each use their reasonable best efforts to cause PSCO to issue immediately before the merger to approximately 100 individuals up to 150 shares of redeemable preferred stock of PSCO. These shares of PSCO redeemable preferred stock will be converted in the merger into shares of the new Series B redeemable preferred stock of the surviving corporation.

          The co-investment agreement provides that immediately before the merger, Prometheus and Kimkon, as stockholders of PSCO, will elect directors of
PSCO who will continue as the directors of Konover following the merger. The board of directors of PSCO will appoint officers of PSCO who will continue as the officers of Konover following the merger.

          The co-investment agreement prohibits Prometheus and Kimkon from transferring any of their shares of PSCO common stock or assigning any of their rights and obligations under the co-investment agreement, unless such transfer or assignment is in accordance with the provisions of the co-investment agreement. In general, the co-investment agreement permits each of Kimkon and
Prometheus to transfer its shares of PSCO common stock and assign its rights and obligations to certain of its affiliates, provided that the affiliate agrees in writing to be bound by the terms and conditions of the co-investment agreement.
Prometheus is also permitted to pledge its shares of PSCO common stock to a third party lender, provided that such pledge does not prevent or delay
Prometheus's ability to consummate the transactions contemplated by the co-investment agreement or the merger agreement. Lastly, the co-investment agreement provides that Prometheus may transfer its shares of PSCO common stock in connection with an internal reorganization of the Prometheus Parties.

          Under the terms of the co-investment agreement, for a period commencing with the signing of the co-investment agreement and terminating with the earlier of consummation of the merger or the termination of the merger agreement in accordance with its terms, Prometheus and its affiliates (other than Konover and our subsidiaries) are prohibited from:

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          .    soliciting, initiating, facilitating or encouraging any proposal for an alternative acquisition transaction involving Konover;

          .    entering into any agreement with respect to such an alternative acquisition transaction; or

          .    negotiating with or furnishing information to any third party regarding such an alternative acquisition transaction.

          Furthermore, pursuant to the co-investment agreement, until the earlier of the merger or June 23, 2003, Prometheus and its affiliates (other than Konover and our subsidiaries) are prohibited from taking any action directly or indirectly to participate in:

..    any transaction or series of transactions subject to Rule 13e-3 of the
     Exchange Act involving Konover or

..    any transaction or series of related transactions in which all of the following occur:

          .    Prometheus enters into any joint venture, partnership,
               stockholders agreement, or similar arrangement with any person
               (including such person's affiliates);

          .    such person (including its affiliates) makes a direct or indirect investment of $11,000,000.00 or more in us or any of our
               subsidiaries;

          .    we or any of our subsidiaries enters into an agreement or
               arrangement pursuant to which such person (or any of such
               person's affiliates) assumes responsibility for operating or managing a majority of our properties or assets; and

          .    consideration is paid to our common stockholders pursuant to a business combination, self-tender offer, distribution, dividend, or otherwise, and such consideration is not paid on a pro rata basis to Prometheus, on the one hand, and the nonaffiliated common stockholders of Konover, on the other hand.

          However, the restrictions described above are not applicable to any transaction subject to Rule 13e-3 of the Exchange Act involving Konover which results in Prometheus or any of its affiliates owning 15% or less of our stock.

          The co-investment agreement also provides that if we must pay the termination fee and reimburse PSCO for expenses, then Kimkon will be entitled to
100% of the termination fee and 50% of any reimbursed expenses. Accordingly,
Prometheus would be entitled to receive the remaining 50% of such reimbursed expenses and none of the termination fee.

          The co-investment agreement contains customary representations and warranties by Prometheus, Kimkon, Kimco, and the LFSRI II Funds. In addition,
Prometheus and Kimkon agreed to indemnify PSCO, each other, and each of their respective directors, officers, employees, and representatives from losses and claims resulting from securities laws violations and breaches of representations, warranties, and covenants made in the agreement. There is a

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maximum limit on the amount payable under the indemnification with respect to breaches of representations and warranties.

          The above description of the co-investment agreement is not complete.
The full text of the co-investment agreement, as amended to date, is attached as
Appendices D1 and D2 to this proxy statement.

Voting Agreement.

          Pursuant to the voting agreement, dated as of June 23, 2002, between
Konover, Prometheus, and Kimkon, Prometheus agreed that at any meeting of our stockholders, or in connection with any vote or consent of our stockholders, to approve the merger proposal, Prometheus will vote all its shares of Konover common stock in favor of the approval of the merger proposal and against any action or agreement that would compete with, impede, or interfere with the merger. On the record date, Prometheus owned 21,052,631 shares of our common stock, representing approximately 66% of our outstanding common stock. The voting agreement terminates upon the earlier of (a) the termination of the merger agreement or (b) the merger.

          Prometheus agreed that while the voting agreement is in effect it will not:

          (1) dispose of, or agree to dispose of, any of its shares of Konover common stock (except to contribute a portion of its shares to PSCO as previously discussed or to dispose of a portion of its shares to a person that agrees to be bound in writing by the voting agreement's transfer restrictions);

          (2) grant or agree to grant any proxy or power-of-attorney with respect to any of its shares of Konover common stock inconsistent with the voting agreement; or

          (3) cause any encumbrances or limitations on its voting rights to attach to its shares of Konover common stock (except for any pledge of the shares or any custodial arrangement with respect to the shares under any existing or successor loan agreement or credit facility to which Prometheus or any of its affiliates is a party).

          The above description of the voting agreement is not complete. The full text of the voting agreement is attached as Appendix B to this proxy statement.

Supplemental Voting and Tender Agreement.

          In connection with the merger agreement, we and Prometheus entered into a supplemental voting and tender agreement on June 23, 2002. Under the terms of that agreement, Prometheus agreed to vote in favor of an alternative, superior acquisition transaction relating to Konover if the "superior transaction" meets the specific criteria set forth in the agreement, which are as follows:

..    The consideration:

     .    must consist solely of cash, or

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     .    may include a combination of cash and capital stock of a third party, but if so, the terms of the superior transaction must provide
          Prometheus with the right to receive, at Prometheus's option, (1) the form and amount of consideration per share payable to the other
          Konover common stockholders and (2) the consideration per share entirely in cash. In either case, the consideration per share must exceed $2.10 (as such amount may be increased by PSCO after it has had the opportunity to match the new bidder's bid). Any transaction structured in this manner may only be considered a "superior transaction" under the supplemental voting and tender agreement if (A)
          Prometheus has the right to elect to choose between the forms of consideration described above and (B) any non-cash consideration consists of nothing other than common stock of the third party.

..    In the good faith judgment of Prometheus, the terms and conditions of the agreement in respect of the superior transaction must be at least as favorable (including as to certainty of closing) to Konover and our stockholders as the terms in the PSCO merger agreement and may not include any holdback, escrow, earn-out, survival, indemnification, or other comparable provisions, with the timing of closing being one factor
     Prometheus can take into account in making its good faith judgment.

..    The agreement in respect of the superior transaction must expressly provide that Prometheus receives cash consideration for the contingent value right agreement equivalent to what Prometheus would receive for 4.5 million shares of our common stock.

..    Both the offer and the agreement in respect of the superior transaction must not be subject to any diligence or financing contingencies.

..    The agreement in respect of the superior transaction must include a provision, if Prometheus is going to receive stock, requiring that stock to be freely tradeable upon closing of the transaction and requiring the third party to file and keep a registration statement effective with respect to that stock.

     The agreement terminates on the earliest to occur of the following:

..    the termination of the merger agreement between us and PSCO (other than a termination by Konover in connection with entering into an agreement in respect of the superior transaction);

..    the effective time of the merger between PSCO and Konover;

..    any breach of our non-solicitation obligations under the merger agreement;

..    any termination or modification of a merger agreement in respect of a superior transaction which termination or modification adversely affects
     Prometheus;

..    the termination of the merger agreement by Konover in connection with a
     "superior proposal" (as defined in the merger agreement), if on the date of such termination, PSCO has increased the merger consideration to an amount equaling or exceeding the cash amount PSCO would have been entitled to receive if the superior proposal was completed; or

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..    March 20, 2003.

          The above description of the supplemental voting and tender agreement is not complete. The full text of the supplemental voting and tender agreement is attached as Appendix C to this proxy statement.

Other Agreements.

          PSLLC and Konover entered into several agreements in connection with
PSLLC's purchase of Konover's common stock. Prometheus is a party to each of these agreements as the assignee of PSLLC. The stock purchase agreement and registration rights agreement are described below. See "Special Factors -
Interests of Directors and Officers in the Merger - Interests of Prometheus
Designated Directors" for descriptions of the contingent value right agreement and the stockholders agreement, which were entered into in connection with the stock purchase agreement.

Stock Purchase Agreement.

          Prometheus (as assignee of PSLLC) and Konover are parties to an amended and restated stock purchase agreement, dated as of March 23, 1998, pursuant to which we sold 2,350,000 shares of our common stock to PSLLC at $9.50 per share, for an aggregate purchase price of $22,325,000. This purchase was
PSLLC's first investment in Konover and was the first part of a $200 million investment by Prometheus for an aggregate of 21,052,631 shares of our common stock at a purchase price of $9.50 per share.

Registration Rights Agreement.

          Prometheus (as assignee of PSLLC) and Konover are parties to the registration rights agreement, dated February 24, 1998, pursuant to which we are obligated to file up to four demand registration statements (no more than two of which may be requested in any two-year period) under the Securities Act for the resale by Prometheus of all or a portion of the Konover stock acquired pursuant to the stock purchase agreement described above.

          The right to a demand registration is further limited in that (i) it may be invoked in each instance only with respect to a number of shares having a fair market value equal to or greater than $10 million, and (ii) the Company has the right from time to time to require Prometheus not to sell under the demand registration statement or to postpone or suspend the effectiveness thereof in certain circumstances. Prometheus also will have the right, with respect to most registrations of common stock by us for our own account, to require Konover to include the shares of Konover stock held by Prometheus in such registration.

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                         Information Concerning Konover

          Konover, based in Raleigh, North Carolina, is a self-managed real estate investment trust principally engaged in the acquisition, development, ownership, and operation of retail shopping centers in the Southeastern United
States. Our revenues are primarily derived under real estate leases with national, regional and local retailing companies.

Market For Konover Common Stock.

          Our common stock is currently traded on the NYSE under the symbol
"KPT". See "Selected Financial and Other Information - Comparative Market and
Per Share Data" for the high and low sales prices per share as quoted by the
NYSE and the dividends declared per share for certain fiscal quarters.

          We do not intend to pay any future distributions before the consummation of the merger. In addition, as noted in "The Merger and Related
Agreements - Conduct of Konover's Business Before the Merger," we generally are not permitted by the merger agreement to pay any dividends or distributions before completing the merger. Pursuant to our charter, we are also prohibited from declaring any dividends or distributions on the common stock if there are any cumulative preferred stock dividends unpaid and unless we concurrently declare dividends on our Series A convertible preferred stock as provided in our charter.

Market For Konover Series A Convertible Preferred Stock.

          Our existing Series A convertible preferred stock is not listed for trading on any securities exchange or on any automated quotation system, although the resale of the outstanding shares and the shares of our common stock issuable upon conversion of the Series A convertible preferred stock have been registered. In connection with the merger, we will terminate the shelf registration covering these and other resales. The new Series A convertible preferred stock of the surviving corporation will not be listed for trading, nor will it be registered for resale. The following table sets forth the dividends declared per share for the following quarters of the fiscal years indicated:

                                        Dividends
Period                                  Declared

Fiscal 2000
   First Quarter                          $0.347
   Second Quarter                         $0.347
   Third Quarter                          $0.347
   Fourth Quarter                         $0.347

Fiscal 2001
    First Quarter                         $0.347
    Second Quarter                            --

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    Third Quarter                             --
    Fourth Quarter                            --

Fiscal 2002
    First Quarter                             --
    Second Quarter                            --
    Third Quarter*                            --

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*    Through July 25, 2002.

          As previously noted, we do not intend to pay any future dividends or distributions before the consummation of the merger, nor are we permitted by the merger agreement to pay any dividends or distributions before completing the merger unless such dividend or distribution is necessary for us to preserve our
REIT status. We do not currently expect a distribution will be necessary.

Common Stock Purchase Information.

Purchases by Konover.

          The table below sets forth information, by fiscal quarters, regarding purchases we made of our common stock since January 1, 2000, including the number of shares purchased, the range of prices we paid and the average purchase price. These purchases were made pursuant to repurchases of restricted stock from employees upon their termination or vesting of their awards in accordance with agreements we had with these individuals.

Period               No. of shares     Price Range     Average Purchase Price
------               -------------     -----------     ----------------------
Fiscal 2000
    First quarter         1,701      $5.0625 - 5.625           $5.20
    Second quarter        6,102           $5.625               $5.63
    Third quarter         1,196           $4.75                $4.75
    Fourth quarter       46,880        $4.00 - 4.375           $4.02
Fiscal 2001
    First quarter         4,165       $4.188 - 4.375           $4.28
    Second quarter        9,281         $3.18 - 4.20           $3.91
    Third quarter        23,675         $1.98 - 2.98           $2.66
    Fourth quarter       54,645         $1.20 - 1.31           $1.30
Fiscal 2002
    First quarter         3,087         $1.46 - 1.79           $1.73
    Second quarter        2,440            $1.77               $1.77
    Third quarter*

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*    Through July 25, 2002.

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Purchases by Directors and Executive Officers of Konover.

          The table below sets forth information regarding purchases by each of our directors and executive officers of our common stock since January 1, 2000, including the number of shares purchased, the range of prices paid and the average purchase price:

Period               No. of shares     Price Range     Average Purchase Price
------               -------------     -----------     ----------------------
Fiscal 2000
    Third quarter        445*             $4.05                $4.05
Fiscal 2001
    First quarter        161**            $3.72                $3.72

*    consists of 148 shares purchased by C. Cammack Morton and 297 shares purchased by Robin W. Malphrus.
**   all shares purchased by C. Cammack Morton.

Recent Transactions.

          Neither Konover nor any of our directors or officers have engaged in any transaction with respect to our common stock within 60 days of the date of this proxy statement.

Security Ownership of Certain Beneficial Owners and Konover Management

          The following table contains information as of [record date], 2002, the record date, regarding beneficial ownership of our common stock by (1) all individuals who served as our CEO since January 1, 2001, (2) the four most highly compensated officers after the CEO as of December 31, 2001, (3) each of our directors, (4) all of our directors and executive officers of as a group, and (5) all persons we know to be the beneficial owner of 5% or more of our outstanding shares of common stock. Unless otherwise noted in the footnotes following the table, the persons as to whom information is given have sole voting and investment power over the shares beneficially owned.

                                                       Amount and Nature
                                                         of Beneficial        Percent
Name                                                     Ownership/(1)/    of Class/(9)/
----                                                   -----------------   -------------
C. Cammack Morton ..................................        192,581               *
Daniel J. Kelly ....................................         32,180/(2)/          *
Linda M. Swearingen ................................         70,012/(3)/          *
Robin W. Malphrus ..................................         25,452/(4)/          *
Suzanne L. Rice ....................................         27,368               *
William D. Eberle ..................................         30,125/(5)/          *
Carol R. Goldberg ..................................             --               *
Simon Konover ......................................         30,897/(6)/          *
J. Michael Maloney .................................         36,617/(7)/          *
L. Glenn Orr, Jr....................................             --               *

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Robert A. Ross .....................................             --               *
Philip A. Schonberger ..............................             --               *
Mark S. Ticotin ....................................     21,052,631/(8)/       66.0%
Andrew E. Zobler ...................................             --               *
All current executive officers and directors as
   a group .........................................     21,497,863            66.9%
Prometheus Southeast Retail Trust ..................     21,052,631/(8)/       66.0%

----------

/(1)/ Includes shares issuable upon exercise or conversion of other securities within the next 60 days, including options and repurchase rights that will be canceled upon consummation of the merger.
/(2)/ Includes 32,180 shares issuable upon exercise of vested repurchase rights;
     excludes 38,929 shares issuable upon exercise of unvested repurchase rights the vesting of which will be accelerated upon closing of the merger. Mr.
     Kelly will receive in cash the difference between the aggregate exercise price of all such repurchase rights and the aggregate value (at $2.10 per share) of the shares underlying such repurchase rights.
/(3)/ Includes 47,649 shares issuable upon exercise of vested repurchase rights and 20,000 shares issuable upon exercise of vested stock options. Ms.
     Swearingen's employment with Konover terminated in March of 2002. Ms.
     Swearingen will receive in cash the difference between the aggregate exercise price of her repurchase rights and the aggregate value (at $2.10 per share) of the shares underlying such repurchase rights. The exercise price of Ms. Swearingen's options all exceed $2.10 per share and will therefore be canceled upon closing of the merger.
/(4)/ Includes 23,449 shares issuable upon exercise of vested repurchase rights;
     excludes 75,000 shares issuable upon exercise of unvested stock options that will be canceled upon the closing of the merger; excludes 15,450 shares issuable upon exercise of unvested repurchase rights, the vesting of which will be accelerated upon closing of the merger. Ms. Malphrus will receive in cash the difference between the aggregate exercise price of all such repurchase rights and the aggregate value (at $2.10 per share) of the shares underlying such repurchase rights.
/(5)/ Includes 23,030 shares issuable upon exercise of vested options with exercise prices in excess of $2.10 per share and that will be canceled upon closing of the merger.
/(6)/ Represents shares issuable (at Konover's option) upon redemption of OP
     Units in the Operating Partnership. Includes 1,015 OP Units owned by
     Konover Mobile, Inc., a corporation of which Mr. Konover owns 100% of the stock. In the OP Merger, Mr. Konover and Konover Mobile, Inc. will receive in cash $2.10 per OP Unit. See "The Merger and Related Agreements -
     Additional Agreements - OP Merger."
/(7)/ Includes 36,617 shares issuable upon exercise of vested options with exercise prices in excess of $2.10 per share and that will be canceled upon closing of the merger.
/(8)/ Prometheus is the direct owner of this interest in Konover. PSLLC owns all of the common equity interests in Prometheus. PSLLC has one member, SPV.
     SPV has three owners of its common shares: LFSRI II owns 86.1592%, LFSRI
     II-Alternative owns 10.3806% and LFSRI II-CADIM owns 3.4602%. LFREI is the general partner of each of the LFSRI II Funds. LFC is the managing member of LFREI. Mr. Ticotin is a Managing Principal of LFREI. As a consequence of the foregoing, Mr. Ticotin may be deemed to have an indirect beneficial ownership interest in Konover, as well as indirect shared investment power and indirect shared voting power. Mr. Ticotin hereby disclaims beneficial ownership of the shares of Konover held by Prometheus except to the extent of any pecuniary interest he may have therein by virtue of his being an executive officer of

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     LFREI. In connection with the proposed merger, these shares are subject to a voting agreement and a supplemental voting and tender agreement. See "The
     Merger and Related Agreements - Voting Agreement" and " - Supplemental
     Voting and Tender Agreement."
/(9)/ An asterisk (*) indicates less than one percent. Shares issuable upon exercise of conversion of other securities within the next 60 days are deemed outstanding for the purpose of computing the percentage of outstanding securities owned by the person or group named but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

                  Stockholder Proposals For 2002 Annual Meeting

          Due to the special meeting and anticipated merger, we do not currently expect to hold a 2002 annual meeting of stockholders because we will no longer be a public company and our common stock will be wholly owned by Prometheus and
Kimkon if the merger is completed. If the merger is not completed and the 2002 annual meeting is held, pursuant to the notice in our 2001 proxy statement for our annual meeting, the deadline for stockholder proposals would be no later than the later of (i) 90 days prior to the date of the 2002 annual meeting and
(ii) 10 days following the announcement of the date of the 2002 annual meeting.
If a stockholder fails to submit the proposal by such date, we will not be required to provide any information about the nature of the proposal in our proxy statement, and the proposal will not be considered at the 2002 Annual
Meeting of Stockholders.

          Stockholder proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

          Proposals should be sent to Robin W. Malphrus, General Counsel and
Secretary of Konover, at Konover Property Trust, Inc., 3434 Kildaire Farm Road,
Raleigh, North Carolina 27606.

                              Independent Auditors

          Konover's financial statements for each of the years in the three-year period ended December 31, 2001, included in this proxy statement as part of
Appendix J, have been audited by Arthur Andersen LLP, independent auditors, as stated in their report included in our Annual Report on Form 10-K for the year ended December 31, 2001, which is included in this proxy statement as Appendix
J. Representatives of Arthur Andersen LLP are not expected to be present at the special meeting or available at the special meeting to respond to questions of stockholders or to make a statement at the special meeting.

                       Where You Can Find More Information

          We are subject to the informational requirements of the Securities
Exchange Act of 1934. In compliance with that act, we file periodic reports and other information with the SEC. You may copy and inspect these reports and other information we file with the SEC at the public reference facilities the SEC maintains in Washington D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549
and at several of its regional offices. The SEC's telephone number is (800)
SEC-0330. In addition, the SEC maintains a World Wide Web site that contains reports,

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proxy statements, and other information regarding registrants like
Konover that file electronically with the SEC at the following Internet address:
http://www.sec.gov.

          In addition, because the merger is a "going private" transaction,
Konover, PSCO, and the Prometheus Parties have filed a Rule 13e-3 Transaction
Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, the exhibits to the Schedule 13E-3, and such reports, proxy statements, and other information contain additional information about us. Exhibit (c)(2) of the
Schedule 13E-3 will be made available for inspection and copying at our executive offices during regular business hours by any stockholder or a representative of a stockholder designated in writing. You may read and copy the
Schedule 13E-3 in the same manner as described above for our other filings with the SEC.

          We are providing you, along with this proxy statement, a copy of our
Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and our
Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002. These reports are attached to this proxy statement as Appendices J and K.

          The SEC allows us to "incorporate by reference" information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement may update and supersede the information incorporated by reference. We incorporate by reference into this proxy statement the following documents we have filed with the SEC under the Exchange Act:

          .    Annual Report on Form 10-K for the fiscal year ended December 31,
               2001;

          .    Quarterly Report on Form 10-Q for the fiscal quarter ended March
               31, 2002;

          .    Current Report on Form 8-K filed with the SEC on May 29, 2002;
               and

          .    Current Report on Form 8-K filed with the SEC on June 25, 2002.

          You may also obtain copies of documents incorporated by reference from us, without charge, upon written or oral request. Please direct requests for such documents to: Daniel J. Kelly, Executive Vice President and Chief Financial
Officer, Konover Property Trust, Inc., 3434 Kildaire Farm Road, Raleigh, North
Carolina 27606, Telephone (919) 372-3000. Upon request, we will provide a copy by first class mail or other equally prompt means within one business day after receipt of your request.

          The proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

          We have supplied all information contained in this proxy statement relating to Konover, our subsidiaries and our respective officers and directors.
PSCO has supplied all information contained in this proxy statement relating to
PSCO and its directors and officers. The Prometheus Parties have supplied all information contained in this proxy statement relating to the Prometheus Parties and their respective directors and officers.

                                      131

          No provisions have been made in connection with the merger to grant stockholders access to our corporate files or the corporate files of PSCO or the
Prometheus Parties or to obtain counsel or appraisal services for stockholders at our expense or the expense of PSCO or the Prometheus Parties.

          We have not authorized anyone to give any information or make any representations other than those contained in this proxy statement in connection with the solicitation of proxies made by this proxy statement, and, if given or made, you must not rely upon such information as having been authorized by
Konover or any other person.

          This proxy statement is dated [proxy date], 2002. You should not assume that the information contained in this proxy statement is accurate as of any date other than [proxy date], 2002, and the mailing of this proxy statement to you does not create any implication to the contrary. Unless explicitly stated
otherwise, the information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, included in this proxy statement as
Appendix J, is accurate as of April 1, 2002, the date we filed it with the SEC.
The information contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, included in this proxy statement as Appendix K, is accurate as of May 14, 2002, the date we filed it with the SEC. Information contained in Appendix J and Appendix K may be updated and superceded by information contained elsewhere in this proxy statement.

                           Forward-Looking Statements

          This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the
Exchange Act, including in particular the statements about our plans, strategies, and prospects. Although we believe that our plans, intentions, and expectations reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We have included important factors that could cause actual results to differ materially from the forward-looking statements in our Annual Report on Form 10-K for the year ended December 31, 2001. We qualify the forward looking statements contained in this proxy statement by the cautionary statements included in our Form 10-K.

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APPENDIX A1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

PSCO ACQUISITION CORP.

AND

KONOVER PROPERTY TRUST, INC.

Dated as of June 23, 2002

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i

A1-2

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A1-4

A1-5

Exhibit A	Form of Voting Agreement

Exhibit B	Form of Charter for Surviving Corporation

Exhibit C	Form of Bylaws for Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of June 23, 2002, by and between PSCO ACQUISITION CORP. (“Buyer”), a Maryland corporation, and KONOVER PROPERTY TRUST, INC. (“Target”), a Maryland corporation.

Preamble

WHEREAS, the acquisition by Buyer of Target shall be effected through a merger (the “Merger”) of Buyer with and into Target, with Target as the surviving corporation, on the terms and subject to the conditions set forth in this Agreement and the Maryland General Corporation Law (the “MGCL”);

WHEREAS, Buyer is a newly formed corporation, the stockholders of which, as of the date of this Agreement, are Prometheus Southeast Retail Trust (“PSRT”), a Maryland real estate investment trust, and Kimkon Inc. (“KI”), a Delaware corporation and an indirect wholly-owned Subsidiary of Kimco Realty Corporation;

WHEREAS, as of the date of this Agreement, PSRT, a Subsidiary of Prometheus Southeast Retail LLC (“PSLLC”), a Delaware limited liability company, is the holder of 21,052,631 shares of Target Common Stock (as defined herein);

WHEREAS, Target and PSLLC are parties to a Stockholders Agreement (the “Stockholders Agreement”), dated as of February 24, 1998, and Target and PSRT, as assignee of PSLLC, are parties to a Contingent Value Right Agreement (the “CVR Agreement”), dated as of February 24, 1998;

WHEREAS, on or prior to the date of this Agreement, Buyer, PSRT, KI and the other parties named therein, entered into, among other things, a Co-Investment Agreement (the “Co-Investment Agreement”), pursuant to which PSRT has agreed to contribute to Buyer immediately prior to the consummation of the Merger (i) 16,615,922 of the shares (the “PSRT Contributed Stock”) of Target Common Stock held by PSRT and (ii) all of PSRT’s rights and obligations under the CVR Agreement, in exchange for an additional equity interest in Buyer (collectively, the “PSRT Contribution”), as described and subject to the conditions and limitations contained in the Co-Investment Agreement;

WHEREAS, pursuant to the Co-Investment Agreement, KI has agreed to contribute to Buyer immediately prior to the consummation of the Merger cash in the amount of $35,554,438.50 (subject to adjustment) in exchange for an additional equity interest in Buyer (the “KI Contribution”), as described and subject to the conditions and limitations contained in the Co-Investment Agreement;

WHEREAS, to induce Target to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, Target is an express third party beneficiary of certain obligations and representations and warranties contained in the Co-Investment Agreement;

1

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WHEREAS, concurrently with the execution of this Agreement, as a condition to the willingness of Target and KI, in its capacity as a stockholder of Buyer, to enter into this Agreement, PSRT is entering into a Voting Agreement with Target and KI substantially in the form attached to this Agreement as Exhibit A providing for, among other things, the agreement of PSRT to vote its shares of Target Common Stock in favor of approval and adoption of this Agreement and the Merger at Target’s Stockholders Meeting (as defined herein);

WHEREAS, Target is the sole general partner of KPT Properties, L.P. (the “Target Operating Partnership”), a Delaware limited partnership;

WHEREAS, as required by this Agreement, prior to the Closing Date (as defined herein), Target shall cause KPT Properties Holding Corp. (“KPTPHC”), a Maryland corporation and a direct wholly-owned Subsidiary of Target, to transfer to Target all of the Target OP Units held by KPTPHC, other than an amount of Target OP Units (Common) constituting 0.1% of the total number of Target OP Units (Common) outstanding as of the date of such transfer (the “OP Transfer”);

WHEREAS, as required by this Agreement, on the Closing Date and immediately prior to the OP Distribution (as defined herein), Target shall cause a newly formed wholly-owned Delaware limited partnership to be merged (the “OP Merger”) with and into the Target Operating Partnership, with the Target Operating Partnership being the surviving entity, and pursuant to the OP Merger, each Target OP Unit owned by the limited partners of the Target Operating Partnership that are not owned by Target shall be converted automatically into the right to receive a cash payment in an amount equal to the Common Stock Price Per Share (as defined herein);

WHEREAS, on the Closing Date and immediately following the OP Merger but immediately prior to the consummation of the Merger, and subject to and in accordance with the terms and provisions of the Target OP Agreement (as defined herein), Target will cause the Target Operating Partnership to make a distribution to Target in cash in an amount equal to $12,000,000.00 (as increased by an amount equal to the Common Stock Price Per Share multiplied by the number of shares of Target Common Stock issued after the date hereof in connection with the redemption of Target OP Units (Common) not owned directly or indirectly by Target pursuant to Section 8.6 of the Target OP Agreement as in effect on the date hereof) (the “OP Distribution”), which distribution shall be made out of funds of the Target Operating Partnership remaining after the payment of the merger consideration to be paid pursuant to the OP Merger;

WHEREAS, the KI Contribution, together with the proceeds of the OP Distribution will be sufficient to pay the cash portion of the merger consideration to be paid pursuant to the Merger (assuming all holders of Series A Convertible Preferred Stock (as defined herein) elect to receive the Preferred Stock Price Per Share (as defined herein));

WHEREAS, the Special Committee, at a meeting thereof duly called and held, (i) unanimously determined that the Merger, this Agreement and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of, Target, (ii) unanimously recommended the Merger, this Agreement and the other transactions

2

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contemplated by this Agreement, including, on behalf of Target in its capacity as the general partner of the Target Operating Partnership, the OP Merger and the OP Distribution, and on behalf of Target in its capacity as the sole stockholder of KPTPHC, the OP Transfer, and (iii) unanimously recommended to the Board of Directors of Target to approve and adopt the Merger, this Agreement and the other transactions contemplated by this Agreement, including, on behalf of Target in its capacity as the general partner of the Target Operating Partnership, the OP Merger and the OP Distribution, and on behalf of Target in its capacity as the sole stockholder of KPTPHC, the OP Transfer;

WHEREAS, the Board of Directors of Target, based in part on the unanimous recommendation of the Special Committee, at a meeting thereof duly called and held, (i) determined that the Merger, this Agreement and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of, Target, (ii) approved the Merger, this Agreement and the other transactions contemplated by this Agreement, including, on behalf of Target in its capacity as the general partner of the Target Operating Partnership, the OP Merger and the OP Distribution, and on behalf of Target in its capacity as the sole stockholder of KPTPHC, the OP Transfer, (iii) resolved to recommend that the stockholders of Target vote to approve the Merger and this Agreement, (iv) approved the waiver of the provisions of Section 3.6 of the Stockholders Agreement to the extent applicable to the PSRT Contribution, the Merger, the Co-Investment Agreement, this Agreement and the other transactions contemplated by this Agreement, (v) exempted Buyer, PSRT, KI and each other Person that, as a result of the execution and delivery of the Merger Agreement, the Co-Investment Agreement and the performance of each such agreement, including the Merger and the PSRT Contribution, will Beneficially Own (as defined in the Charter of Target) or Constructively Own (as defined in the Charter of Target) shares of Equity Stock (as defined in the Charter of Target) or Common Stock (as defined in the Charter of Target) in excess of the Ownership Limit (as defined in the Charter of Target) from the application of the Ownership Limit (as defined in the Charter of Target) to the extent applicable to the PSRT Contribution, the Co-Investment Agreement, the Merger, this Agreement and the other transactions contemplated by this Agreement and (vi) approved the waiver of any transfer restrictions in the Charter of Target or in any other document to the extent such restrictions may otherwise be applicable to the transfer of shares of Target Common Stock held by PSRT to Buyer pursuant to the PSRT Contribution immediately prior to the consummation of the Merger; and

WHEREAS, Buyer and Target desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

Certain capitalized terms used in this Agreement are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

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ARTICLE 1

THE MERGER
1.1     The Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time, Buyer shall be merged with and into Target in accordance with the provisions of Section 3-105 of the MGCL and with the effect provided in Section 3-114 of the MGCL. Target shall be the surviving corporation resulting from the Merger (the “Surviving Corporation”) and shall continue to be governed by the Laws of the State of Maryland.

1.2     Time and Place of Closing.

The closing of the Merger (the “Closing”) will take place at 9:00 a.m., Eastern Time, on a date to be specified by the Parties, which date will be no later than five (5) Business Days following the satisfaction (or waiver, to the extent permitted by Law) of the conditions set forth in Article 8, other than such conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment (or waiver, to the extent permitted by Law) of those conditions to be satisfied at the Closing, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3     Effective Time.

On the terms and subject to the conditions set forth in this Agreement, prior to the Closing, Buyer and Target shall jointly prepare, execute and on the Closing Date shall cause to be filed with the State Department of Assessments and Taxation of the State of Maryland, articles of merger, in such form as is required by the relevant provisions of the MGCL (the “Articles of Merger”). The Merger shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall be accepted for record by the State Department of Assessments and Taxation of the State of Maryland (the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable best efforts to cause the Effective Time to occur on or before the fifth Business Day following the date on which the stockholders of Target shall have approved this Agreement and the Merger.

1.4     Charter.

The Charter of Target in effect immediately prior to the Effective Time shall be amended as of the Effective Time pursuant to the Articles of Merger to be substantially identical to the form of Charter attached hereto as Exhibit B, and, as so amended, such Charter shall be the Charter of the Surviving Corporation until duly amended or repealed.

1.5     Bylaws.

The Bylaws of Target in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time to be substantially identical to the form of Bylaws attached

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hereto as Exhibit C, and, as so amended and restated, such Bylaws shall be the Bylaws of the Surviving Corporation until duly amended or repealed.

1.6     Directors and Officers.

(a)  The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws of the Surviving Corporation.

(b)  The officers of Buyer immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and Bylaws of the Surviving Corporation.

ARTICLE 2

MANNER OF CONVERTING SHARES

2.1     Conversion of Shares.

Subject to the provisions of this Article 2, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer or Target or the stockholders of any of the foregoing:

(a)  Each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)  (i) Each share of the common stock of Target, $0.01 par value per share (the “Target Common Stock”), issued and outstanding immediately prior to the Effective Time owned by any Target Subsidiary, (ii) each share of the preferred stock, $25.00 par value per share of Target designated as “Series A Convertible Preferred Stock” (the “Series A Convertible Preferred Stock”), issued and outstanding immediately prior to the Effective Time owned by any Target Subsidiary and (iii) each share of Target Common Stock that constitutes PSRT Contributed Stock (collectively, the “Excluded Target Stock”) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor. For the avoidance of doubt, it is understood and agreed that any shares of Target Common Stock owned by PSRT immediately prior to the Effective Time that are not PSRT Contributed Stock shall not constitute Excluded Target Stock and all such shares owned by PSRT shall be converted into the right to receive the Common Stock Price Per Share in accordance with Section 2.1(c).

(c)  Each share of Target Common Stock (excluding shares of Target Common Stock that constitute shares of Excluded Target Stock) issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive a cash payment in the amount of $2.10, without interest (the “Common Stock Price Per Share”), upon surrender of the certificate that formerly represented such share of Target Common Stock.

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(d)  Each share of Series A Convertible Preferred Stock (excluding shares of Series A Convertible Preferred Stock that constitute shares of Excluded Target Stock) issued and outstanding immediately prior to the Effective Time shall, at the election of the holder of such share of Series A Convertible Preferred Stock, be converted into either of the following:

(i)  for each such share of Series A Convertible Preferred Stock with respect to which an election has been properly and timely made pursuant to Section 2.2 to receive stock of the Surviving Corporation, 3.045244 fully paid and nonassessable shares of Preferred Continued Stock (as defined in Section 2.2(f)) (the “Preferred Stock Continued Interest Per Share”), upon the Effective Time after surrender of the certificate that formerly represented such share of Series A Convertible Preferred Stock; or

(ii)  for each such share of Series A Convertible Preferred Stock, other than any share with respect to which an election has been properly and timely made pursuant to Section 2.2 to receive the Preferred Stock Continued Interest Per Share, the right to receive in cash, without interest, a payment in the amount equal to the product of (x) 2.900232 (the number of shares of Target Common Stock issuable upon conversion of one share of Series A Convertible Preferred Stock) and (y) $2.205 (an amount equal to 105% of the Common Stock Price Per Share) (the “Preferred Stock Price Per Share”), upon surrender of the certificate that formerly evidenced such share of Series A Convertible Preferred Stock.

2.2     Preferred Stock Election.

(a)  Subject to Section 2.2(e), each Person who, on or prior to the Election Date (as defined in Section 2.2(c)), is a record holder of shares of Series A Convertible Preferred Stock shall be entitled, with respect to all, but not less than all, of such Person’s shares of Series A Convertible Preferred Stock, to make an unconditional and irrevocable election (the “Preferred Election”) on or prior to the Election Date to receive the Preferred Stock Price Per Share or the Preferred Stock Continued Interest Per Share in exchange for such Person’s shares of Series A Convertible Preferred Stock.

(b)  Buyer and Target shall prepare, in a form mutually agreed upon, a form of election (the “Form of Election”), for use by the holders of shares of Series A Convertible Preferred Stock to make the Preferred Election. Target shall deliver the Form of Election to the holders of shares of Series A Convertible Preferred Stock as soon as practicable following the date of this Agreement, but in no event later than twenty (20) days prior to the Closing Date.

(c)  The Preferred Election shall have been properly made only if Target shall have received at its principal executive office, not later than 5:00 p.m., Eastern Time on the date that is the tenth day prior to the Closing Date (the “Election Date”), a Form of Election properly completed and signed, specifying whether such holder elects to receive the Preferred Stock Price Per Share or the Preferred Stock Continued Interest Per Share. If such holder has made a Preferred Election to receive the Preferred Stock Continued Interest Per Share, the Form of Election shall be accompanied by certificates representing the shares of Series A Convertible Preferred Stock to which such Form of Election relates, duly endorsed in blank or otherwise in

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form acceptable for transfer on the books of Target (or an indemnity agreement reasonably satisfactory to Buyer, if any such certificates are lost, stolen or destroyed).

(d)  The reasonable determination of Buyer shall be binding as to whether or not elections to receive the Preferred Stock Price Per Share or the Preferred Stock Continued Interest Per Share have been properly made pursuant to this Section 2.2 and when elections were received by Target. If Buyer determines that any election to receive the Preferred Stock Price Per Share or the Preferred Stock Continued Interest Per Share was not properly made, the shares of Series A Convertible Preferred Stock with respect to which such election was not properly made shall be treated by Target and Buyer as shares of Series A Convertible Preferred Stock for which a Preferred Election to receive the Preferred Stock Price Per Share was made, and such shares of Series A Convertible Preferred Stock shall be converted in accordance with Section 2.1(d)(ii). Target may, with the prior agreement of Buyer, make such rules as are consistent with this Section 2.2 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

(e)  Buyer reserves the right to request that any holder of shares of Series A Convertible Preferred Stock, as a condition to making a Preferred Election to receive the Preferred Stock Continued Interest Per Share with respect to such holder’s shares of Series A Convertible Preferred Stock, to provide to Buyer information as to whether such holder is an “Accredited Investor” (as such term is defined under Rule 501 promulgated under the Securities Act).

(f)  The “Preferred Continued Stock” which shall be issuable to any Person who properly makes the Preferred Election to receive the Preferred Stock Continued Interest Per Share, shall mean a newly created series of convertible preferred stock of the Surviving Corporation designated “Series A Convertible Preferred Stock” and having the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other terms and conditions set forth in the form of Charter of the Surviving Corporation attached to this Agreement as Exhibit B. The Preferred Continued Stock shall not be registered under any Securities Laws and at no time shall any holder of Preferred Continued Stock have any right to have such Preferred Continued Stock registered under any Securities Laws.

(g)  From and after the Effective Time, each share of Series A Convertible Preferred Stock with respect to which the Preferred Election to receive the Preferred Stock Continued Interest Per Share has been properly made shall cease to have any rights with respect thereto, and shall thereafter represent only the right to receive the Preferred Stock Continued Interest Per Share pursuant to Section 2.1(d)(i) and any distribution or dividend under Section 2.2(h). Promptly after the Effective Time, the Surviving Corporation shall execute and deliver certificates representing the Preferred Stock Continued Interest Per Share to holders of Series A Convertible Preferred Stock that have properly made the Preferred Election to receive the Preferred Stock Interest Per Share, pursuant to Section 2.1(d)(i). The Surviving Corporation shall be entitled to deduct and withhold, from the consideration otherwise payable pursuant to Section 2.1(d)(i) to any former holder of shares of Series A Convertible Preferred Stock, such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this

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Agreement as having been paid to the former holder of shares of Series A Convertible Preferred Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

(h)  No dividends or other distributions on shares of Preferred Continued Stock shall be paid or distributed with respect to the shares of Preferred Continued Stock issuable to any holder of any unsurrendered certificate for shares of Series A Convertible Preferred Stock until that certificate (or an indemnity agreement reasonably satisfactory to the Surviving Corporation, if such certificate is lost, stolen or destroyed) is surrendered for exchange in accordance with this Article 2. Subject to the effect of applicable Laws, following surrender of any such certificate, there shall be issued or paid to the holder of the certificates representing shares of Preferred Continued Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of such surrender pursuant to this Agreement and not previously paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Preferred Continued Stock with a record date after the Effective Time but with a payment date subsequent to surrender of any such certificate.

(i)  No fractional shares of Preferred Continued Stock shall be issued in the Merger, but in lieu thereof, each holder of shares of Series A Convertible Preferred Stock otherwise entitled to a fractional share of Preferred Continued Stock will be entitled to receive, from the Target, an amount of cash, without interest thereon (rounded to the nearest whole cent), equal to the product of (i) such fraction of a share of Preferred Continued Stock multiplied by (ii) the Preferred Stock Price Per Share. The fractional shares of Preferred Continued Stock will be aggregated and no stockholder of the Surviving Corporation will be entitled to receive cash in an amount equal to or greater than the value of one full share of Preferred Continued Stock.

2.3     No Appraisal Rights.

The holders of Target Common Stock and Series A Convertible Preferred Stock shall not be entitled to appraisal or similar rights as a result of the Merger.

2.4     Conversion of Stock Options.

Prior to the Effective Time, Target shall take such actions as may be necessary so that each stock option, stock purchase right (including Stock Purchase Rights (as defined in Section 4.3(b)), stock repurchase right (including Stock Repurchase Rights (as defined in Section 4.3(b)) or any other similar right to acquire shares of Target Common Stock (the “Existing Target Options”) issued under the Target Stock Plans, or under any agreement to which Target or any Target Subsidiary is a party, is fully vested (to the extent not otherwise vested) at the Effective Time. At the Effective Time, each holder of an Existing Target Option shall be entitled to receive a cash payment, without interest, equal to the amount, if any, by which the Common Stock Price Per Share exceeds the per share exercise or purchase price of such Existing Target Option multiplied by the number of shares of Target Common Stock subject to such Existing Target Option, and each Existing Target Option shall be canceled at the Effective Time. At the Effective Time, the Target Stock Plans shall terminate.

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2.5     Adjustment to Prevent Dilution.

If during the period between the date of this Agreement and the Effective Time, any change in the outstanding stock of Target shall occur, including by reason of any reclassification, recapitalization, stock dividend or distribution, stock split (including a reverse stock split), combination, exchange or readjustment or other similar transaction, any consideration (whether payable in stock or cash) payable pursuant to this Article 2 shall be appropriately adjusted.

ARTICLE 3

EXCHANGE OF SHARES AND
EXISTING TARGET OPTIONS FOR CASH

3.1     Paying Agent.

Prior to the Effective Time, Buyer shall designate a bank or trust company to act as agent (the “Paying Agent”) for the payment of the Common Stock Price Per Share and the Preferred Stock Price Per Share upon surrender of certificates formerly representing issued and outstanding Target Common Stock or Series A Convertible Preferred Stock, as applicable, and payment in respect of Existing Target Options upon surrender and cancellation of Existing Target Options, together with any undelivered dividends or distributions in respect of such shares or Existing Target Options, in each case without interest thereon. Promptly following the Effective Time, the Surviving Corporation shall provide to the Paying Agent cash in an amount sufficient to make the cash payments referred to in this Section 3.1.

3.2     Exchange Procedures.

(a)  As promptly as practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to send to each former holder of record of Existing Target Options, shares of Target Common Stock (other than shares of Target Common Stock representing Excluded Target Stock) and shares of Series A Convertible Preferred Stock (other than shares of Series A Convertible Preferred Stock representing Excluded Target Stock or in respect of which a valid Preferred Election to receive the Preferred Stock Continued Interest Per Share was made) transmittal materials for use in exchanging such holder’s Existing Target Options for the consideration specified in Section 2.4 or for use in exchanging such stockholder’s certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Target Common Stock and Series A Convertible Preferred Stock (the “Certificates”) for the Common Stock Price Per Share or the Preferred Stock Price Per Share, as applicable. After the Effective Time, each holder of Existing Target Options, each holder of shares of Target Common Stock (other than shares of Target Common Stock representing Excluded Target Stock) and each holder of shares of Series A Convertible Preferred Stock (other than shares of Series A Convertible Preferred Stock representing Excluded Target Stock or in respect of which a valid Preferred Election to receive the Preferred Stock Continued Interest Per Share was made) issued and outstanding at the Effective Time shall surrender to the Paying Agent (except for Certificates of Series A Convertible Preferred Stock previously surrendered to Target and for which a Preferred Election was not validly made, in which case the Paying Agent will promptly request such Certificates from Target upon receipt of the transmittal materials from such Series A Convertible Preferred Stock holder), the Existing Target Options or Certificates (or an indemnity

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agreement reasonably satisfactory to Buyer and the Paying Agent, if any such Certificates are lost, stolen or destroyed), together with the transmittal materials, duly executed and completed in accordance with the instructions thereto, and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Article 2, together with any undelivered dividends or distributions in respect of such shares or Existing Target Options (in each case, without interest thereon). The Surviving Corporation shall not be obligated to deliver the consideration to which any former holder of Target Common Stock, Series A Convertible Preferred Stock or Existing Target Options is entitled as a result of the Merger until such holder surrenders such holder’s Certificates (or an indemnity agreement as described above) or Existing Target Options for exchange as provided in this Section 3.2(a). No interest will be paid on any such cash to be paid pursuant to Article 2 upon such delivery. Adoption of this Agreement by the stockholders of Target shall constitute ratification of the appointment of the Paying Agent.

(b)  Any other provision of this Agreement notwithstanding, neither the Paying Agent nor any Party hereto shall be liable to any former holder of Target Common Stock, Series A Convertible Preferred Stock or Existing Target Options for any amount properly paid or property properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.3     Withholding Rights.

The Surviving Corporation shall be entitled to deduct and withhold, from the consideration otherwise payable (a) pursuant to Section 2.1(c) to any former holder of shares of Target Common Stock, (b) pursuant to Section 2.1(d)(ii) to any former holder of Series A Convertible Preferred Stock that did not validly make the Preferred Election to receive Preferred Stock Continued Interest Per Share and (c) pursuant to Section 2.4 to any former holder of Existing Target Options, such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under applicable Law. To the extent that amounts are so withheld by the Surviving Corporation, such amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of Target Common Stock, shares of Series A Convertible Preferred Stock, or Existing Target Options in respect of which such deduction and withholding was made by the Surviving Corporation.

3.4     Rights of Former Target Stockholders.

From and after the Effective Time, all (a) shares of Target Common Stock converted pursuant to Section 2.1(c) and (b) shares of Series A Convertible Preferred Stock converted pursuant to Section 2.1(d)(i) or Section 2.1(d)(ii) shall no longer be outstanding and shall automatically be canceled and retired and cease and shall not represent stock of the Surviving Corporation, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the Common Stock Price Per Share, the Preferred Stock Continued Interest Per Share or the Preferred Stock Price Per Share, as the case may be, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Target in respect of such shares of Target Common Stock or Series A Convertible Preferred Stock, as the case may be, in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. However, upon surrender of a Certificate (or an indemnity agreement

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reasonably satisfactory to the Surviving Corporation, if such Certificate is lost, stolen or destroyed), any undelivered dividends and cash payments payable hereunder with respect to such Certificate (without interest) shall be delivered and paid with respect to each share represented by such Certificate.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF TARGET

Target hereby represents and warrants to Buyer as follows:

4.1     Organization, Standing, and Power.

Target is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Target is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed has not had and is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

4.2     Authority of Target; No Breach By Agreement.

(a)  Target has the corporate power and authority necessary to execute, deliver and, other than with respect to the Merger, perform this Agreement and with respect to the Merger, subject to obtaining the approval of this Agreement and the Merger by the affirmative vote of the holders of a majority of the then outstanding shares of Target Common Stock (the “Requisite Target Vote”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered by Target or any Target Subsidiary prior to or at the Effective Time and the consummation of the transactions contemplated herein, including the Merger, the OP Transfer, the OP Merger and the OP Distribution, have been duly and validly authorized by the Special Committee and the Board of Directors of Target (including, with respect to the OP Merger and the OP Distribution, on behalf of Target in its capacity as the general partner of the Target Operating Partnership, and with respect to the OP Transfer, on behalf of Target in its capacity as the sole stockholder of KPTPHC) and, except for obtaining the Requisite Target Vote, no other corporate action on the part of Target is necessary to authorize the execution, delivery and performance by Target of this Agreement and the consummation by Target or any Target Subsidiary of the transactions contemplated herein. This Agreement has been duly executed and delivered by Target and is a legal, valid, and binding obligation of Target, enforceable against Target in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

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(b)  Each of the Special Committee and the Board of Directors of Target, upon the recommendation of the Special Committee, each at meetings duly called and held, has unanimously (i) determined that the Merger, this Agreement and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of, Target, (ii) approved the Merger, this Agreement and the other transactions contemplated by this Agreement including, on behalf of Target in its capacity as the general partner of the Target Operating Partnership, the OP Merger and the OP Distribution, and, on behalf of Target in its capacity as the sole stockholder of KPTPHC, the OP Transfer, (iii) resolved to recommend that the stockholders of Target vote to approve the Merger and this Agreement and (iv) adopted resolutions (1) approving the Merger and all of the other actions and transactions contemplated by this Agreement, with the consequences that the requirements for “business combinations” set forth in Sections 3-601 through 3-603 of the MGCL will not be applicable to the Merger, (2) approving the waiver of the provisions of Section 3.6 of the Stockholders Agreement to the extent applicable to the PSRT Contribution, the Merger, the Co-Investment Agreement, this Agreement and the other transactions contemplated by this Agreement, (3) exempting Buyer, PSRT, KI and each other Person that, as a result of the execution and delivery of the Merger Agreement, the Co-Investment Agreement and the performance of each such agreement, including the Merger and the PSRT Contribution, will Beneficially Own (as defined in the Charter of Target) or Constructively Own (as defined in the Charter of Target) shares of Equity Stock (as defined in the Charter of Target) or Common Stock (as defined in the Charter of Target) in excess of the Ownership Limit (as defined in the Charter of Target) from the application of the Ownership Limit (as defined in the Charter of Target) to the extent applicable to the PSRT Contribution, the Co-Investment Agreement, the Merger, this Agreement and the other transactions contemplated by this Agreement, and (4) approving the waiver of any transfer restrictions in the Charter of Target or in any other document to the extent such restrictions may otherwise be applicable to the transfer of shares of Target Common Stock held by PSRT to Buyer pursuant to the PSRT Contribution immediately prior to the consummation of the Merger. Each of the Special Committee and the Board of Directors of Target have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and taken all necessary actions to exempt the foregoing from any “fair price,” “moratorium,” “control share acquisition” or other similar state or federal anti-takeover statute or regulation, including any provision of the Maryland Business Combination Act, the Maryland Control Share Acquisition Act and Sections 3-801 through 3-805 of the MGCL (each, a “Takeover Statute”).

(c)  Neither the execution and delivery of this Agreement by Target, nor the consummation by Target or any Target Subsidiary of the transactions contemplated hereby (including the OP Transfer, the OP Merger and the OP Distribution), nor compliance by Target and each Target Subsidiary (to the extent applicable thereto) with any of the provisions hereof or of any instrument required to be executed and delivered by Target or any Target Subsidiary prior to or at the Effective Time, will (i) conflict with or result in a breach of any provision of Target’s Charter or Bylaws, or (ii) except as disclosed in Section 4.2(c)(ii) of the Target Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Target or any Target Subsidiary under, any Contract or Permit of Target or any Target Subsidiary where such Default or Lien, or any failure to obtain such Consent will have or is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, or (iii) assuming that all consents, approvals, authorizations and other actions described in Section 4.2(d) have been obtained and all filings and obligations

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described in Section 4.2(d) have been made, except as disclosed in Section 4.2(c)(iii) of the Target Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Target or any Target Subsidiary or any of their respective Assets, where such Default, or any failure to obtain such Consent, will have or is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

(d)  Other than (i) any filings required by Securities Laws, including, the filing with the SEC of a Transaction Statement on Schedule 13E-3 (as amended from time to time, the “Schedule 13E-3”), (ii) the filing with the SEC and NYSE of the Proxy Statement (as defined in Section 7.1(a)), (iii) the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of the State of Maryland and the filing of the Certificate of Merger (as defined in Section 7.12) with the Secretary of State of the State of Delaware, (iv) notices to or filings with the United States Internal Revenue Service (“IRS”) or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (v) compliance with applicable requirements of state securities or “blue sky” Laws, the rules and regulations of the NYSE and applicable requirements of Takeover Statutes and (vi) notices, filings, recordations, declarations, registrations and actions that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to result in a Target Material Adverse Effect or prevent the Target from consummating the transactions contemplated hereby, no notice to, filing, recordation, declaration or registration with, action by or in respect of, or Consent of, any Regulatory Authority is necessary for the execution and delivery of this Agreement by Target, the consummation by Target of the Merger and the other transactions contemplated in this Agreement and the compliance by Target with the applicable provisions of this Agreement.

4.3     Capitalization.

(a)  The total number of shares of authorized stock of Target is One Hundred Thirty Million (130,000,000) shares, which consists of (i) One Hundred Million (100,000,000) shares of Target Common Stock, of which 31,914,354 shares are issued and outstanding as of the date of this Agreement, (ii) Five Million (5,000,000) shares of preferred stock, par value $25.00 per share (the “Target Preferred Stock”), of which One Million (1,000,000) shares are designated as “Series A Convertible Preferred Stock”, and 780,680 shares of Series A Convertible Preferred Stock are issued and outstanding as of the date of this Agreement, and (iii) Twenty Five Million (25,000,000) shares of excess stock, par value $0.01 per share (“Excess Stock”), of which, as of the date of this Agreement, no shares are issued and outstanding. All of the issued and outstanding shares of stock of Target are duly authorized and validly issued and outstanding and are fully paid and nonassessable under the MGCL. None of the outstanding shares of stock of Target has been issued in violation of any preemptive rights, purchase option, call option, right of first refusal, subscription right or any similar right of the current or past stockholders of Target and all of the outstanding shares of stock of Target were issued in compliance with applicable securities laws and regulations. No shares of stock of Target are held by any Target Subsidiary.

(b)  As of the date of this Agreement, (i) except as noted in (vi) and (vii) below, no shares of Target Common Stock are reserved for future issuance pursuant to the 1996 Restricted Stock Plan, (ii) except as noted in (vi) below, 30,000 shares of Target Common Stock are reserved for future issuance pursuant to stock awards granted and outstanding under the Amended and Restated 1993 Employee Stock Incentive Plan, (iii) 111,957 shares of Target

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Common Stock are reserved for future issuance pursuant to stock awards granted and outstanding under the Amended and Restated 1995 Outside Directors Stock Award Plan, (iv) no shares of Target Common Stock are reserved for future issuance pursuant to the Target’s Non-Qualified Employee Stock Purchase Plan (which has been discontinued), (v) 916,233 shares of Target Common Stock are reserved for future issuance at the Target’s option upon redemption of Target OP Units, (vi) 127,000 shares of Target Common Stock are reserved for future issuance upon exercise of stock purchase rights issued to employees of Target in exchange for vested incentive stock options initially issued pursuant to the Amended and Restated 1993 Employee Stock Incentive Plan (“Stock Purchase Rights”), (vii) 448,403 shares of Target Common Stock are reserved for future issuance upon exercise of stock repurchase rights issued to employees of Target in exchange for shares of restricted stock initially issued pursuant to the 1996 Restricted Stock Plan (“Stock Repurchase Rights”) and (viii) except as described in this Section 4.3 or as disclosed in Section 4.3(b) of the Target Disclosure Memorandum, no other shares of Target Common Stock are, or are required to be, reserved for issuance. Except as noted therein, Section 4.3(b) of the Target Disclosure Memorandum sets forth a complete and correct list as of the date of this Agreement of (i) the name of each holder of Stock Purchase Rights, Stock Repurchase Rights and stock options or other awards issued pursuant to the Target Stock Plans, (ii) the number of outstanding Stock Purchase Rights, Stock Repurchase Rights and stock options or other awards issued pursuant to the Target Stock Plans, (iii) the dates on which such stock options or other awards issued pursuant to the Target Stock Plans were granted and (iv) the exercise price of each outstanding stock option, Stock Purchase Right, Stock Repurchase Right or other award. Except as disclosed in Section 4.3(b) of the Target Disclosure Memorandum, Target does not have any stock option and other stock-based compensation plans pursuant to which any Person has any right or privilege capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities of Target.

(c)  As of the date of this Agreement, 32,830,587 Target OP Units (Common) and 780,680 Target OP Units (Preferred) are duly and validly issued and outstanding and are fully paid and nonassessable under Title 6, Chapter 17 of the Delaware Code Annotated, as amended (“DRULPA”) and are not subject to preemptive or similar rights. All of the Target OP Units (Preferred) are owned by Target or KPTPHC, 31,914,354 of the Target OP Units (Common) are owned by Target or KPTPHC and the remainder of the Target OP Units (Common), as of the date of this Agreement, are owned by the Persons and in amounts set forth in Section 4.3(c) of the Target Disclosure Memorandum. None of the outstanding Target OP Units have been issued in violation of any preemptive or similar rights under applicable Law, the Target OP Agreement, or any Contract to which either Target or the Target Operating Partnership is a party or by which either is bound. Target is the sole general partner of the Target Operating Partnership. Pursuant to the Target OP Agreement, Target OP Units (Common) may be redeemed for cash or (at the option of Target) shares of Target Common Stock at a rate of one share of Target Common Stock for each Target OP Unit (Common). Except as set forth in Section 4.3(c) of the Target Disclosure Memorandum, neither Target nor any Target Subsidiary has issued or granted, and is not a party to any outstanding commitments of any kind relating to or any presently effective agreements or understandings with respect to, issuing Equity Rights in the Target Operating Partnership or securities convertible into Equity Rights in the Target Operating Partnership, except for those that are issuable to Target or a wholly owned Target Subsidiary. After giving effect to the OP Merger, the Target Operating Partnership will be wholly owned by Target and its wholly owned Subsidiaries.

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(d)  Section 4.3(d) of the Target Disclosure Memorandum sets forth as of the date hereof, subject to the assumptions noted therein, the “Conversion Price” (as defined in the Charter of Target) per share with respect to the Series A Convertible Preferred Stock.

(e)  As of the date of this Agreement, Target Warrants to purchase an aggregate of 500,000 shares of Target Common Stock are outstanding and an aggregate of 500,000 shares of Target Common Stock are reserved for future issuance pursuant to the Target Warrants. Section 4.3(e) of the Target Disclosure Memorandum sets forth for each Target Warrant, the grant date, expiration date and number of shares of Target Common Stock issuable upon exercise of each Target Warrant. The exercise price pursuant to each Target Warrant for the purchase of each share of Target Common Stock represented thereby is not less than $ 4.00.

(f)  Except (i) as set forth in Sections 4.3(a)-(e), (ii) as disclosed in Sections 4.3(a)-(e) of the Target Disclosure Memorandum, and (iii) for the CVR Agreement, there are (x)no shares of stock or other Equity Rights of Target outstanding, (y) no outstanding Equity Rights relating to the stock of Target and (z) no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Equity Right for the purchase, subscription or issuance of any securities or Equity Rights of Target.

(g)  Except as disclosed in Section 4.3(g) of the Target Disclosure Memorandum, there are no voting trusts, proxies, registration rights agreements, or other agreements, commitments, arrangements or understandings of any character by which Target or any Target Subsidiary is bound with respect to voting of any shares of stock or other Equity Rights of Target or any Target Subsidiary or with respect to the registration of the offering, sale or delivery of any shares of stock or other Equity Rights of Target or any Target Subsidiary under the Securities Act.

(h)  Except as set forth in Section 4.3(h) of the Target Disclosure Memorandum, there are no obligations, contingent or otherwise, of Target to (i) repurchase, redeem or otherwise acquire any Target Common Stock, Series A Convertible Preferred Stock or other stock or Equity Rights of Target, or the stock or other Equity Rights of any Target Subsidiary or (ii) (other than with respect to wholly-owned Target Subsidiaries in the ordinary course of business) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any Target Subsidiary or any other Person.

4.4     Target Subsidiaries.

(a)  Section 4.4(a) of the Target Disclosure Memorandum sets forth a complete and accurate list of each Target Subsidiary as of the date of this Agreement, and sets forth, for each Target Subsidiary, (i) its name and jurisdiction of incorporation or organization, (ii) the type of and percentage interest held by Target in such Subsidiary and the names of and percentage interest held by the other interest holders, if any, in such Subsidiary, and (iii) any loans from Target to, or priority payments due to Target from, such Subsidiary, and the rate of return thereon. Except as disclosed in Section 4.4(a) of the Target Disclosure Memorandum, Target or one of its Subsidiaries owns all of the issued and outstanding shares of stock (or other Equity Rights) of each Target Subsidiary. Except as disclosed in Section 4.4(a) of the Target Disclosure

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Memorandum, no stock (or other Equity Rights) of any Target Subsidiary is or may become required to be issued (other than to Target or another wholly-owned Target Subsidiary) by reason of any Equity Rights, and there are no Contracts by which any Target Subsidiary is bound to issue (other than to Target or another Target Subsidiary) additional shares of its stock (or other equity interests) or Equity Rights or by which Target or any Target Subsidiary is or may be bound to transfer any shares of the stock (or other equity interests) of any Target Subsidiary (other than to Target or another Target Subsidiary). Except as disclosed in Section 4.4(a) of the Target Disclosure Memorandum, there are no Contracts relating to the rights of Target or any Target Subsidiary to vote or to dispose of any shares of the stock (or other equity interests) of any Target Subsidiary. Except as noted in Section 4.4(a) of the Target Disclosure Memorandum, all of the shares of stock (or other equity interests) of each Target Subsidiary held by Target or a Target Subsidiary have been duly authorized and validly issued, are fully paid, nonassessable and free of any preemptive rights under the corporation or other applicable Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Target or a Target Subsidiary free and clear of any material Lien. Except as disclosed in Section 4.4(a) of the Target Disclosure Memorandum, each Target Subsidiary is a corporation, limited liability company, limited partnership or limited liability partnership, and each such Subsidiary is duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted, except where such failure is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Each Target Subsidiary is duly qualified or licensed to transact business as a foreign entity in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

(b)  Except for interests in Target Subsidiaries and except as set forth in Section 4.4(b) of the Target Disclosure Memorandum, neither Target nor any of the Target Subsidiaries owns directly or indirectly any interest or investment that constitutes more than 1% of the voting securities or equity value of any corporation, partnership, limited liability company, joint venture, business, trust or entity (other than investments in short-term securities). With respect to such interest or investment, Section 4.4(b) of the Target Disclosure Memorandum sets forth the direct or indirect ownership interest percentage of Target or any Target Subsidiary in any such corporation, partnership, limited liability company, joint venture, business, trust or entity and the ownership interest percentage and contributed capital, and the preferred return percentage and accumulated preferred return, if any, of each Person in such corporation, partnership, limited liability company, joint venture, business, trust or entity to the extent not wholly-owned by Target or any Target Subsidiary.

(c)  Except as set forth in Section 4.4(b) of the Target Disclosure Memorandum, neither Target, the Target Operating Partnership nor any Target Subsidiary owns (directly or through one or more partnerships) any securities (as defined in the Investment Company Act of 1940, as amended) that constitute more than 1% of the voting securities or equity value of any entity.

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4.5     SEC Filings; Financial Statements.

(a)  Target has timely filed and made available to Buyer all SEC Documents required to be filed by Target since January 1, 2000 (including any SEC Documents filed subsequent to the date of this Agreement, the “Target SEC Reports”). The Target SEC Reports filed prior to or on the date of this Agreement (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Laws and other applicable Laws and (ii) did not, at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Target SEC Reports or necessary in order to make the statements in such Target SEC Reports, in light of the circumstances under which they were made, not misleading. There is no unresolved violation asserted by any Regulatory Authority with respect to any Target SEC Reports. No Target Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any SEC Documents.

(b)  Each of the Target Financial Statements (including, in each case, any related notes) contained in or incorporated by reference into the Target SEC Reports, (i) was prepared (or, with respect to Target Financial Statements that have not been filed on or before the date hereof, will be prepared) from, and is in accordance with, the books and records of Target and its Subsidiaries, (ii) complied (or, with respect to Target Financial Statements that have not been filed on or before the date hereof, will comply) as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (iii) was prepared (or, with respect to Target Financial Statements that have not been filed on or before the date hereof, will be prepared) in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and (iv) fairly presented in all material respects the consolidated financial position of Target and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

(c)  Target has heretofore provided Buyer with true and correct copies of any filings or any amendments or modifications to any Target SEC Reports (in final form or, if such final form is not available, then in draft form) which have not yet been filed with the SEC but that are required to be filed with the SEC as of the date hereof, in accordance with applicable requirements of the federal securities laws and the SEC rules and regulations promulgated thereunder.

4.6     Absence of Undisclosed Liabilities.

Neither Target nor any Target Subsidiary has any Liabilities, whether or not required to be reflected in or reserved against in financial statements prepared in accordance with GAAP, whether due or to become due, except (i) Liabilities which are accrued or reserved against in the consolidated balance sheets of Target as of March 31, 2002, included in the Target Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto, (ii) those Liabilities disclosed in Section 4.6 of the Target Disclosure Memorandum, (iii) Liabilities disclosed in the Target Disclosure Memorandum in response to any other

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representation of Target in Article IV of this Agreement, and (iv) Liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect.

4.7     Absence of Certain Changes or Events.

Since March 31, 2002, except as disclosed in Section 4.7 of the Target Disclosure Memorandum, Target and each of the Target Subsidiaries have conducted their respective businesses only in the ordinary course and

(a)  there have been no known events, changes, occurrences, effects, facts, violations, developments or circumstances which have had, or are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect; or

(b)  except for distributions deemed necessary to maintain REIT status, or pursuant to the OP Merger and the OP Distribution, there has been no authorization, declaration, setting aside or payment of any dividend or similar distribution (whether in cash, stock or property) with respect to, or split, combination, redemption, reclassification, purchase or other acquisition of, any shares of the Target Common Stock, any share of the Series A Convertible Preferred Stock or the Target OP Units, or any other change in the capital structure of Target or any Target Subsidiary; or

(c)  there has been no material change by Target or any Target Subsidiary in any accounting practices, policies or procedures or any methods of reporting income, deductions or other terms for income tax purposes (except insofar as may have been required by GAAP or Law); or

(d)  neither Target nor any Target Subsidiary has (i) granted to any officer or employee of Target or any Target Subsidiary any increase in compensation (including wages, salaries, bonuses or any other remuneration), except in the ordinary course of business consistent with past practice or as was required under employment agreements in effect as of March 31, 2002, (ii) granted to any such officer or employee any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of March 31, 2002or (iii) entered into any employment, severance or termination agreement with any such officer or employee; or

(e)  there has not been (i) any incurrence or assumption by Target or any Target Subsidiary of any indebtedness for borrowed money or (ii) any guarantee, endorsement or other incurrence or assumption of material liability (whether directly, contingently or otherwise) by Target or any Target Subsidiary for the obligations of any other person (other than any wholly-owned Target Subsidiary); or

(f)  there has not been any creation or assumption by Target or any Target Subsidiary of any Lien (other than Permitted Encumbrances) on any material Asset of Target or any Target Subsidiary; or

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(g)  there has not been any making of any loan, advance or capital contribution to or investment in any person (other than any wholly-owned Target Subsidiary) by Target or any Target Subsidiary; or

(h)  there has not been (i) any Contract entered into by Target or any Target Subsidiary relating to any material acquisition or disposition of any assets or business, or (ii) any modification, amendment, assignment or termination of or relinquishment by Target or any Target Subsidiary of any rights under any other Contract (including any insurance policy naming it as a beneficiary or a loss payable payee), other than any modification, amendment, assignment or termination or relinquishment in the ordinary course of business consistent with past practice and that is not material to Target and the Target Subsidiaries, taken as a whole; or

(i)  there has not been any change that would prevent or delay beyond the Termination Date (as defined in Section 9.1(f)) the ability of Target from consummating the Merger or any of the other transactions contemplated in this Agreement.

4.8     Tax Matters.

Except as set forth in Section 4.8 of the Target Disclosure Memorandum:

(a)  Target and each Target Subsidiary has timely filed all federal income tax returns and all other material Tax Returns required to be filed by it (after giving effect to any extension granted by a taxing authority having authority to do so), and such Tax Returns are correct and complete in all material respects. All Taxes of Target and each Target Subsidiary shown on such Tax Returns have been fully paid. There are no Liens for any Taxes on any of the Assets of Target or any Target Subsidiary and each Target Subsidiary (other than a Lien for current real property or ad valorem Taxes not yet due and payable or other Liens which are not reasonably likely to have a Target Material Adverse Effect). Since December 31, 2000, Target has incurred no material liability for Taxes under Sections 857(b), 860(c) or 4981 of the Internal Revenue Code, including any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Internal Revenue Code. Target has previously delivered or made available to Buyer true, correct, and complete copies of Target’s Federal income Tax Returns for 1999 and 2000 and of the Target Operating Partnership’s Tax Returns of income for 1999 and 2000. Each of such Tax Returns is true, correct, and complete in all material respects. Neither Target’s Federal income Tax Return for 2001 nor the Target Operating Partnership’s Tax Return of income for 2001 has been prepared as of the date hereof (and copies thereof shall be provided to Buyer when such Tax Returns are prepared). Target did not have real estate investment trust taxable income during 2001 and has not had real estate investment trust taxable income for the period from January 1, 2002 through the date of this Agreement, in each case determined without regard to the deduction for dividends paid.

(b)  Neither Target nor any Target Subsidiary has received any written notice of assessment or proposed assessment in connection with any Taxes, and to the Knowledge of Target, there are no threatened or pending disputes, claims, audits or examinations regarding any Taxes of Target or any Target Subsidiary. Neither Target nor any Target Subsidiary has waived any statute of limitations in respect of any Taxes or agreed to a Tax assessment or deficiency.

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(c)  Target (i) for all taxable years for which the Internal Revenue Service could assert a tax liability, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Internal Revenue Code and has satisfied all requirements to qualify as a REIT for all such years, (ii) has operated since December 31, 2000 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year that includes the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to the Knowledge of Target, no such challenge is pending or threatened. Each Target Subsidiary which is a partnership, joint venture or limited liability company (i) has been treated since its formation and continues to be treated for federal income tax purposes either as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or as an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by Target of a direct or indirect interest therein, owned any assets (including securities) that would cause Target to violate Section 856(c)(4) of the Internal Revenue Code. Each Target Subsidiary which is a corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Internal Revenue Code or, since January 1, 2001, a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. Neither Target nor any Target Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Internal Revenue Code as a result of an election under IRS Notice 88-19 or Temporary Treas. Reg. § 1.337(d)-5T or 1.337(d)-6T or (y) which is subject to a consent filed pursuant to Section 341(f) of the Internal Revenue Code and the regulations thereunder.

(d)  Target and each Target Subsidiary has complied in all material respects with all applicable Laws, rules and regulations relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442, 1445 and 1446 of the Internal Revenue Code or similar provisions under foreign Law.

(e)  The most recent audited financial statements contained in the Target SEC Reports filed prior to the date of this Agreement reflect an adequate reserve for all material Taxes payable by Target and the Target Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

4.9     Real Property.

(a)  Section 4.9(a)(I) of the Target Disclosure Memorandum contains a true and correct list of the real property owned or leased by Target and the Target Subsidiaries, and indicates whether such real property is owned in fee (an “Owned Real Property”), ground leased (a “Ground Leased Real Property”) or leased (an “Office Space Lease”), which Owned Real Property and Ground Leased Real Property are more particularly described in the legal descriptions attached as Schedule A to the Title Reports (as defined in the definition of Permitted Encumbrances). Target and each Target Subsidiary has good and marketable title to its Owned Real Property, free and clear of all Liens, other than the Permitted Encumbrances. The Merger and the other transactions to be consummated in connection therewith shall not cause a Default under any of the Liens affecting the Real Property except for those Liens identified in Section 4.9(a)(IV) of the Target Disclosure Memorandum as requiring Consents. Except as set

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forth in Section 4.9(a)(V) of the Target Disclosure Memorandum, to the Knowledge of Target, there is no existing Default by Target or any Target Subsidiary or each other party to the Permitted Encumbrances, under the Permitted Encumbrances, the consequences of which, individually or in the aggregate, have had or would reasonably be expected to have a Target Material Adverse Effect.

(b)  Target has previously provided or made available to Buyer a true, correct and complete copy of each lease (including all modifications and supplements thereto) pursuant to which Target or any Target Subsidiary leases or subleases the Real Property to tenants (each such lease, a “Space Lease”) and all guaranties of such tenant’s performance under its Space Leases (“Lease Guaranties”). Target has provided the Rent Roll to Buyer, and the Rent Roll is accurate in all material respects. Except as set forth in Section 4.9(b) of the Target Disclosure Memorandum or the tenant estoppel certificates provided to Buyer on cd-rom by letter dated June 18, 2002 (the “Tenant Estoppel Certificates”), to the Knowledge of Target, each Space Lease is in full force and effect, no tenant has been discharged or released from its material obligations thereunder or such material obligations waived and there is no existing Default by Target or any Target Subsidiary or by any other party to any Space Lease, the consequences of which, individually or in the aggregate, has had or would reasonably be expected to have a Target Material Adverse Effect. Except as set forth in the Rent Roll, or in Section 4.9(b) of the Target Disclosure Memorandum, or the Tenant Estoppel Certificates, with respect to any Space Lease demising more than 10,000 square feet (a “Major Lease”), (i) to the Knowledge of Target, no tenant under a Major Lease is currently entitled to a rent abatement or setoff, (ii) there is no tenant improvement work required to be performed or allowances payable by any Target Subsidiary under any Major Lease, which work has not been completely paid for, or allowance fully paid to the applicable tenant, and (iii) neither Target nor any Target Subsidiary has received or given a notice of default which default remains uncured. Except for Permitted Encumbrances, or as set forth in Section 4.9(b) of the Target Disclosure Memorandum or the Tenant Estoppel Certificates, Target’s and each Target Subsidiary’s interests in the Space Leases are free and clear of any Liens, and are not subject to any deeds of trust, assignments, subleases, or rights of any third parties known to or created or permitted by Target or any Target Subsidiary other than the lessees thereof or other Persons claiming by, through or under such lessees, including any mortgagees, purchase money mortgagees, equipment lessors or other lenders to or of such lessees. Except as set forth in Section 4.9(b) of the Target Disclosure Memorandum or the Tenant Estoppel Certificates, no current tenant has delivered any notice of termination of any Space Lease and Target has no Knowledge of any Tenant’s intention to so terminate its Space Lease. Except as set forth in Section 4.9(b) of the Target Disclosure Memorandum, to the Knowledge of Target, there is no bankruptcy proceeding involving any tenant under any Major Lease or the guarantor under any Lease Guaranty with respect to a Major Lease.

(c)  Target has previously provided or made available to Buyer a true and correct copy of each ground lease (or similar document) pursuant to which Target or any Target Subsidiary possesses any Leased Real Property as tenant or lessee thereunder, together with all amendments, modifications, extensions and renewals thereof. To the Knowledge of Target, no Target Subsidiary is in arrears in its payment of rent under any such ground lease beyond the expiration of any applicable notice and cure periods. Except as set forth in Section 4.9(c) of the Target Disclosure Memorandum, to the Knowledge of Target, and Target has received no written notice disputing that each such ground lease (or similar document) is in full force and effect and

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there is no existing monetary or other material Default by Target or any Target Subsidiary or by any other party thereto, the consequences of which, individually or in the aggregate, has had or would reasonably be expected to have a Target Material Adverse Effect. Except for Permitted Encumbrances, or as set forth in Section 4.9(c) of the Target Disclosure Memorandum, Target’s and each Target Subsidiary’s interests as tenant or lessee in such ground leases are free and clear of any Liens, and are not subject to any deeds of trust, assignments, subleases or rights of any third parties other than the space lessees of the subject Leased Real Property under the Space Leases (or sublessees or other Persons claiming by, through or under such lessees including mortgagees, equipment lessors or other lenders to or of such lessees). No Target Subsidiary has delivered any notice to terminate any such ground lease.

(d)  Except as set forth in Section 4.9(d) of the Target Disclosure Memorandum, Target has received no written notice that the Real Property or any improvements on the Real Property, including parking facilities, (and the current use and occupancy thereof) are in current violation of any applicable state or local Laws or public use restrictions, nor has Target received written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes affecting the Real Property which, individually or in the aggregate, has had or would reasonably be expected to have a Target Material Adverse Effect. Target has a certificate of occupancy for each parcel of Real Property which has been improved for use and occupancy and such certificates of occupancy are in full force and effect in all material respects. Neither Target nor any Target Subsidiary has received any written notice of, nor has any Knowledge of, any currently pending or threatened termination or material violation of any certificate of occupancy.

(e)  Except as set forth in Section 4.9(e) of the Target Disclosure Memorandum, no Person or entity (including any space tenant), other than Buyer, has any right, agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Owned Real Property or interest therein or profit participation therein or based thereon (whether now exercisable or exercisable in the future or upon any contingency).

(f)  Except as set forth in Section 4.9(f) of the Target Disclosure Memorandum, the Owned Real Property is not subject to or affected by any special assessment for public improvements or otherwise, whether or not presently a Lien upon the Owned Real Property. Target has made no commitment to any governmental authority, utility company, school board, church or other religious body, homeowner or homeowner’s association or any other organization, group or individual relating to the Owned Real Property which would impose an obligation upon Target or its successors or assigns to make any contributions or dedications of money or land, or to construct, install or maintain any improvements of a public or private nature as part of the Owned Real Property other than such commitments which would not, individually or in the aggregate, have or reasonably be expected to have a Target Material Adverse Effect. No governmental authority has imposed any requirement that Target pay, directly or indirectly, any taxes in connection with the development of the Owned Real Property or any portion thereof, other than any regular and nondiscriminatory local real estate or school taxes assessed against the Owned Real Property, or other taxes not having, or reasonably be expected to have, individually or in the aggregate, a Target Material Adverse Effect. The parcels comprising the Owned Real Property are separately assessed for real property tax assessment purposes and are not combined

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with any real property not owned by Target for tax assessment purposes except to the extent covered by the tax sharing agreements listed on Section 4.9(f) of the Target Disclosure Memorandum designed to allocate real estate taxes between Target and another property owner for a limited period of time prior to separate assessment. Target has received no written notice of any contemplated or actual reassessment of the Owned Real Property or any portion thereof for general real estate tax purposes. As of the date hereof, all due and payable taxes, assessments, water charges and sewer charges affecting the Owned Real Property and, to Target’s Knowledge, the Leased Real Property, or any portion thereof, have been paid to the extent necessary to prevent the same from becoming delinquent.

(g)  Target has delivered to Buyer true and correct copies of its current budgets (and existing business plans) for the operation, maintenance, management, leasing and improvement of the Real Properties and, except as set forth in Section 4.9(g) of the Target Disclosure Memorandum, Target has no Knowledge of any material modifications currently required thereto.

(h)  Except as set forth in Section 4.9(h) of the Target Disclosure Memorandum (including the engineering reports listed thereon) or in the budgets referred to in Section 4.9(h), to the Knowledge of Target, there exists no structural or other defects or damage to, or repairs required to be made to, any of the improvements on the Real Property, the consequences of which, individually or in the aggregate, has had or would reasonably be expected to have a Target Material Adverse Effect.

4.10     Environmental Matters.

(a)  Except as set forth in Section 4.10(a) of the Target Disclosure Memorandum or as set forth in the Target Environmental Reports, to the Knowledge of Target, Target and each Target Subsidiary and its Operating Properties are, and have been, in compliance with all Environmental Laws and all Environmental Permits, except for violations which have not had and are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

(b)  There is no Litigation pending or, to the Knowledge of Target, threatened before any Regulatory Authority or other forum in which Target or any of its Subsidiaries or its Operating Properties (or Target in respect of such Operating Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Target or any Target Subsidiary or any of its Operating Properties (collectively, “Environmental Claims”) except for such Environmental Claims that have not had and are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

(c)  To the Knowledge of Target, except as set forth in Section 4.10(c) of the Target Disclosure Memorandum or as disclosed in the Target Environmental Reports, there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any property currently or formerly owned, leased or operated by Target or any Target Subsidiary

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or Operating Property which have resulted in or are reasonably likely to result in a Target Material Adverse Effect.

(d)  Except as set forth in Section 4.10(d) of the Target Disclosure Memorandum, there are no liens or encumbrances on any of the Operating Properties which arose pursuant to or in connection with any Environmental Law, Environmental Permit or Environmental Claim and, to the Knowledge of Target, no governmental actions have been taken or threatened to be taken or are in process which are reasonably likely to subject any Operating Property to such liens or encumbrances, except for any such liens or encumbrances which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

(e)  Section 4.10(e) of the Target Disclosure Memorandum sets forth a true and complete list of each of the Target Environmental Reports and the date of each such report. Target has previously delivered or made available to Buyer a true and complete copy of each Target Environmental Report.

4.11     Compliance with Laws.

To the Knowledge of Target, Target and each Target Subsidiary has in effect all Permits necessary for the current conduct of the business of Target and the Target Subsidiaries taken as a whole, including the ownership, lease or operation of their Assets (including the Real Property), except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, and there has occurred no Default under any such Permit, other than Defaults which could not reasonably be anticipated to have, individually or in the aggregate, a Target Material Adverse Effect. Except as disclosed in Section 4.11 of the Target Disclosure Memorandum, neither Target nor any of the Target Subsidiaries:

(a)  to the Knowledge of Target, is in Default under any Laws, Orders, or Permits applicable to its business, properties or operations except for Defaults which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect; or

(b)  has, since January 1, 1998, received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Target or any Target Subsidiary is not in compliance with any Laws or Orders, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, or (iii) requiring Target or any Target Subsidiary to enter into or consent to the issuance of a cease and desist order, injunction, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any board resolution or similar undertaking, which restricts materially the conduct of its business.

4.12     Labor Relations.

(a)  Neither Target nor any Target Subsidiary is the subject of any Litigation asserting that it or any other Target Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Target Subsidiary to bargain with any labor organization or other employee representative

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as to wages or conditions of employment, nor is Target or any Target Subsidiary party to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, or subject to any bargaining order, injunction or other Order relating to Target’s relationship or dealings with its employees, any labor organization or any other employee representative. Except as set forth in Section 4.12 of the Target Disclosure Memorandum, there is no strike, slowdown, lockout, walkout, work stoppage or other job action or labor dispute involving Target or any Target Subsidiary pending or, to the Knowledge of Target, threatened or anticipated. To the Knowledge of Target, there is no activity by Target or any Target Subsidiary employees or any labor organization or other employee representative seeking to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of Target or any Target Subsidiary. Neither Target nor any Target Subsidiary is the subject of any Litigation relating to labor matters, including violation of any federal, state or local labor, safety or employment laws (domestic or foreign), or charges of unfair labor practices or discrimination complaints, that has had or is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

4.13     Employee Benefit Plans.

(a)  Target has listed in Section 4.13(a) of the Target Disclosure Memorandum, and has delivered or made available to Buyer prior to the execution of this Agreement true and complete copies of, each Employee Benefit Plan (and all documents relating thereto, all amendments thereto and accurate written summaries of the material terms of all unwritten Employee Benefit Plans) currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Target or any Target Subsidiary or ERISA Affiliate thereof for the benefit of employees, former employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries or under which employees, retirees, former employees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the “Target Benefit Plans”).

(b)  Target has delivered to Buyer prior to the execution of this Agreement true and complete copies of (i) all trust agreements or other funding arrangements for all Employee Benefit Plans, and all amendments thereto (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS, the United States Department of Labor (“DOL”) or the Pension Benefit Guaranty Corporation with respect to all Target Benefit Plans during this calendar year or any of the preceding three calendar years, (iii) any filing or documentation (whether or not filed with the IRS) where corrective action was taken in connection with the IRS EPCRS program set forth in Revenue Procedure 2001-17 (or its predecessor or successor rulings) with respect to all Target Benefit Plans during this calendar year or any of the preceding three calendar years, (iv) annual reports or returns, audited or unaudited financial statements, actuarial reports and valuations prepared for any Employee Benefit Plan for the current plan year and the three preceding plan years, and (v) the most recent summary plan descriptions and any material modifications thereto with respect to all Target Benefit Plans.

(c)  Except as disclosed in Section 4.13(c) of the Target Disclosure Memorandum, each Target Benefit Plan is in compliance with the terms of such Target Benefit Plan, and in compliance with the applicable requirements of the Internal Revenue Code, ERISA and any

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other applicable Laws, except for breaches or violations which have not had and are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. Each Target Benefit Plan intended to qualify under Section 401 of the Internal Revenue Code has received a determination letter from the IRS to the effect that such Target Benefit Plan is so qualified and that each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Internal Revenue Code, and other than as disclosed in Section 4.13(c) of the Target Disclosure Memorandum, to the Knowledge of Target, there are no current circumstances likely to result in the disqualification of any Target Benefit Plan that is intended to be qualified under Section 401 of the Internal Revenue Code or material liability relating to such qualified or exempt status. Except as disclosed in Section 4.13(c) of the Target Disclosure Memorandum, Target has not received any communication (written or unwritten) from any government agency questioning or challenging the compliance of any Target Benefit Plan with applicable Laws. Except as disclosed in Section 4.13(c) of the Target Disclosure Memorandum, no Target Benefit Plan is currently being audited by a governmental agency for compliance with applicable Laws or has been audited with a determination by the governmental agency that the Employee Benefit Plan failed to comply with applicable Laws. Each Target Benefit Plan can be amended, terminated or otherwise discontinued without material liability to Target or any Target Subsidiary or ERISA Affiliate thereof, other than with respect to benefits accrued through the date of such action.

(d)  Neither Target nor any administrator or fiduciary of any Target Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner, which could subject Target or any Target Subsidiary or Buyer to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA, which Liability has had or is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. There are no unresolved claims or disputes or proceedings pending under the terms of, or in connection with, the Target Benefit Plans other than routine claims for benefits which are payable in the ordinary course of business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced with respect to any Target Benefit Plan or, to the Knowledge of Target, is threatened or anticipated.

(e)  No nonexempt “prohibited transaction” (described in Internal Revenue Code Section 4975(c) or ERISA Section 406) has occurred with respect to any Target Benefit Plan, except as disclosed in Section 4.13(e) of the Target Disclosure Memorandum.

(f)  No Target Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code) or is subject to Section 412 of the Internal Revenue Code, and neither Target, any Target Subsidiary nor any of their respective ERISA Affiliates has sponsored, maintained or contributed to any Employee Benefit Plan that was subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

(g)  No Liability under Title IV of ERISA has been or is expected to be incurred by Target or its ERISA Affiliates and no event has occurred that would reasonably result in Liability under Title IV of ERISA being incurred by Target or its ERISA Affiliates with respect to any ongoing, frozen, or terminated single-employer plan of Target or the single-employer plan of any ERISA Affiliate, which Liability has had or is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect. There has been no “reportable event,” within

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the meaning of ERISA Section 4043 for which the 30-day reporting requirement has not been waived by any ongoing, frozen, or terminated single employer plan of Target or of an ERISA Affiliate.

(h)  Except as disclosed in Section 4.13(h) of the Target Disclosure Memorandum, neither Target nor any Target Subsidiary has any Liability for post-employment health and life benefits under any of the Target Benefit Plans and there are no restrictions on the rights of Target or any Target Subsidiary to amend or terminate any such plan without incurring any Liability thereunder, except to the extent required under Part 6 of Title I of ERISA or Internal Revenue Code Section 4980B, and, to the Knowledge of Target, neither Target nor any Target Subsidiary has ever represented, promised or contracted (whether oral or in written form) to any employee or former employee that post-employment medical or life insurance benefits would be provided, except to the extent required under Part 6 of Title I of ERISA or the Internal Revenue Code. Target and each of its ERISA Affiliates that maintains or contributes to a “group health plan” within the meaning of Section 5000(b)(1) of the Internal Revenue Code has complied with the notice and continuation requirements of Section 4980B of the Internal Revenue Code and Part 6 of Title I of ERISA.

(i)  Except as disclosed in Section 4.13(i) of the Target Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, or otherwise) becoming due to any director or any employee of Target or any Target Subsidiary from Target or any Target Subsidiary under any Target Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Target Benefit Plan, or (iii) result in any acceleration of the time of payment of any such benefit. No payment or benefit which will or may be made by Target, any Target Subsidiary or any of their Affiliates will be characterized as an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and the rules and regulations promulgated thereunder.

(j)  The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Target or any Target Subsidiary and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Internal Revenue Code Section 412 or ERISA Section 302, have been fully reflected on the Target Financial Statements to the extent required by and in accordance with GAAP.

(k)  Neither Target nor any of its ERISA Affiliates nor any organization to which Target or any of its ERISA Affiliates is a successor or parent corporation, within the meaning of ERISA Section 4069(b), has had an “obligation to contribute” (as defined in ERISA Section 4212) to a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)).

(l)  Except as disclosed in Section 4.13(l) of the Target Disclosure Memorandum, neither the Target nor any of its ERISA Affiliates has made any commitment, whether legally

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binding or not, to establish any new Employee Benefit Plans or to modify any existing Employee Benefit Plan, except as otherwise required by Law.

(m)  All amendments and actions required to bring the Target Benefit Plans into conformity in all material respects with all of the applicable provisions of the Internal Revenue Code, ERISA and all other applicable Laws have been made or taken except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing.

(n)  All Employee Stock Purchase Plans have been discontinued and no offering period under any Employee Stock Purchase Plan is in effect on the date hereof or will be in effect following the date of this Agreement.

4.14     Material Contracts.

(a)  Except as disclosed in Section 4.14(a) of the Target Disclosure Memorandum or otherwise reflected in an exhibit to Target’s Form 10-K for the year ended December 31, 2001 or in any other Target SEC Report filed subsequent to such Form 10-K and prior to the date of this Agreement, neither Target nor any Target Subsidiary is a party to, or is bound by (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by Target or any Target Subsidiary or the guarantee by Target or any Target Subsidiary of any such obligation of any other Person (other than Contracts evidencing trade payables) (each such Contract, a “Loan Document”) (iii) any Contract which prohibits or restricts Target or any Target Subsidiary from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Target and the Target Subsidiaries, (v) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $250,000), (vi) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, (vii) any brokerage, finders’ or similar Contracts, (viii) any indemnification Contracts, (ix) any joint venture or similar Contracts, (x) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K. With respect to each Target Contract and except as disclosed in Section 4.14(a) of the Target Disclosure Memorandum: (A) the Contract is in full force and effect, is a valid and binding obligation of Target or the Target Subsidiary party thereto and, to the Target’s Knowledge, each other party thereto; (B) neither Target nor any Target Subsidiary is in Default nor has received any claim of Default, thereunder, other than Defaults which have not had and are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect; (C) neither Target nor any Target Subsidiary has repudiated or waived any material provision of any such Contract; and (D) no other party to any such Contract is, to the Knowledge of Target, in Default in any respect thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect, or has repudiated or waived any material provision thereunder except as noted in Section 4.14(a) of the Target Disclosure Memorandum. Target has, prior to the date of this Agreement, provided or made available to Buyer true, correct and complete copies of all Target Contracts.

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Section 4.14(a) of the Target Disclosure Memorandum sets forth a complete and accurate list, as of May 31, 2002, of the outstanding principal balance of each loan or indebtedness evidenced by the Loan Documents.

(b)  Neither Target nor any Target Subsidiary has entered into or is subject, directly or indirectly, to any “Tax Protection Agreements” (except as set forth in Section 4.14(b) of the Target Disclosure Memorandum, true and correct copies of which have been made available to Buyer). As used herein, a “Tax Protection Agreement” is an agreement, oral or written, (A) that (i) prohibits or restricts in any manner the disposition of any assets of Target or any Target Subsidiary, (ii) requires that Target or any Target Subsidiary maintain, put in place, or replace, indebtedness, whether or not secured by one or more of Target’s or any of its Subsidiaries’ properties, or (iii) requires that Target or any Target Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including a “bottom” guarantee, indemnification agreement or other similar arrangement), the risk of loss for federal income tax purposes for indebtedness or other liabilities of Target or any Target Subsidiary, (B) that specifies or relates to a method of taking into account book-tax disparities under Section 704(c) of the Internal Revenue Code with respect to one or more assets of Target or a Target Subsidiary, or (C) that requires a particular method for allocating one or more liabilities of Target or any Target Subsidiary under Section 752 of the Internal Revenue Code. None of Target or any Target Subsidiary is in violation of or in default under any Tax Protection Agreement.

(c)  Except as set forth in Section 4.14(c) of the Target Disclosure Memorandum, neither Target nor any Target Subsidiary is a party to any agreement relating to the development or management of any Operating Property of Target or any Target Subsidiary by any Person other than Target or a Target Subsidiary.

(d)  Section 4.14(d) of the Target Disclosure Memorandum lists all agreements currently in force and effect entered into by Target or any Target Subsidiary providing for the sale of, or option to sell, any Operating Property of Target or any Target Subsidiary or the purchase of, or option to purchase, by Target or any Target Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof.

(e)  Except as set forth in Section 4.14(e) of the Target Disclosure Memorandum, neither Target nor any Target Subsidiary is subject to any pending claims or, to the Knowledge of Target, any threatened claims regarding material continuing contractual liability (A) for indemnification under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Target or any Target Subsidiary, (B) to pay any additional purchase price for any Operating Property of Target or any Target Subsidiary or (C) with respect to any indebtedness which encumbered any real estate that has been conveyed, except for any indebtedness under the Loan Documents.

4.15     Legal Proceedings.

Except as disclosed in Section 4.15 of the Target Disclosure Memorandum, there is no Litigation instituted or pending, or, to the Knowledge of Target, threatened (or unasserted but considered probable of assertion) against Target or any Target Subsidiary, or against any director, officer or employee in their capacities as such or Employee Benefit Plan of Target or any Target Subsidiary, or against any

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director, officer or employee in their capacities as such or Employee Benefit Plan of Target or any Target Subsidiary, or against any. Asset, interest, or right of any of them, or any Orders outstanding against Target or any Target Subsidiary that have had or are reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect.

4.16     Reports.

Since January 1, 1998 or the date of organization if later, Target and each Target Subsidiary has filed all material reports and documents, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities (except for Target SEC Reports which are the subject of the representation and warranty contained in Section 4.5 or reports and documents which the failure to file have not had and are not reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect). To the Knowledge of Target, as of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.17     Statements True and Correct.

(a)  None of the information supplied or to be supplied by Target or any Target Subsidiary or any officer or director thereof for inclusion in the Proxy Statement to be mailed to the stockholders of Target in connection with the Stockholders Meeting, and any other documents to be filed by Target or any Target Subsidiary or any officer or director thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, including the Schedule 13E-3, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Target, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders Meeting.

(b)  All documents that Target, the Target Subsidiaries or any officer or director thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

4.18     Regulatory Matters.

Neither Target nor any Target Subsidiary or any officer or director thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 8.1(b).

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4.19     Target Voting Requirements.

The Requisite Target Vote is the only vote of the holders of any class or series of the stock of the Target necessary under the Target’s Charter, the MGCL or any other Law or the rules of the NYSE, to adopt this Agreement and approve the transactions contemplated by this Agreement and for consummation by Target of the transactions contemplated by this Agreement.

4.20     Operating Partnership Solvency.

Immediately after giving effect to the OP Merger and the OP Distribution, the Target Operating Partnership shall (a) be able to pay its debts as they become due, (b) own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement, including the OP Merger and the OP Distribution, with the intent to hinder, delay or defraud either present or future creditors of the Target Operating Partnership.

4.21     Opinion of Financial Advisor.

The Special Committee has received an opinion of Credit Suisse First Boston Corporation, financial advisor to the Special Committee (the “Target Financial Advisor”), a signed copy of which will be delivered to Buyer solely for informational purposes after receipt thereof by the Special Committee, to the effect that, as of the date of this Agreement, the Common Stock Price Per Share to be received in the Merger by the holders of Target Common Stock (other than Buyer and its affiliates) is fair, from a financial point of view, to such holders. Target has received Target Financial Advisor’s consent to include a signed copy of the opinion in the Schedule 13E-3 and the Proxy Statement.

4.22     Investment Company Act of 1940.

Neither Target nor any Target Subsidiary is, or at the Effective Time of the Merger will be, required to be registered under the Investment Company Act of 1940, as amended.

4.23     Related Party Transactions.

Except as disclosed in Section 4.23 of the Target Disclosure Memorandum, since January 1, 1998, neither Target nor any Target Subsidiary has entered into any relationship or transaction of a sort that would be required to be disclosed by Target pursuant to Item 404 of Regulation S-K of the Securities Act except for those matters that have been disclosed in SEC Documents filed prior to the date of this Agreement.

4.24     Insurance.

Target and the Target Subsidiaries maintain insurance policies which are of the type and in amounts customarily carried by Persons conducting businesses similar to those of Target and the Target Subsidiaries. A complete list of all material insurance policies is set forth in Section 4.24 of the Target Disclosure Memorandum. All insurance policies are valid and enforceable

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and in full force and effect (except as the enforceability of any such policy may be limited by the insurer’s bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles) and all premiums owing in respect thereof have been timely paid. Except as set forth in Section 4.24 of the Target Disclosure Memorandum and for any matters which will not, individually or in the aggregate, reasonably be expected to have a Target Material Adverse Effect, there are no material claims pending under any of the material insurance policies as to which the insurer has denied liability or is reserving its rights, and all claims have been timely and properly filed. Except as set forth in Section 4.24 of the Target Disclosure Memorandum, within the last three years, neither Target nor any Target Subsidiary has been refused any insurance coverage sought or applied for, and Target has no reason to believe that the existing insurance coverage of Target and the Target Subsidiaries cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Target as follows:

5.1     Organization, Standing, and Power.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Buyer is duly qualified or licensed to transact business as a corporation in good standing in the states of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed has not and is not reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer has, prior to the date of this Agreement, delivered to Target true, complete and correct copies of the Charter and bylaws of Buyer, each as amended and in full force and effect as of the date of this Agreement. Since the date of its formation, Buyer has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

5.2     Authority of Buyer; No Breach By Agreement.

(a)  Buyer has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered by Buyer prior to or at the Effective Time and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all requisite action in respect thereof on the part of Buyer. PSRT and KI, as the only stockholders of Buyer, have voted in favor of the approval of this Agreement and the Merger, as and to the extent required by applicable Law. This Agreement has been duly executed and delivered by Buyer and is a legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar

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Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)  Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Buyer’s organizational documents, or (ii) except as disclosed in Section 5.2(b)(ii) of the Buyer Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of Buyer under, any Contract or Permit of Buyer, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect, or (iii) assuming that all consents, approvals, authorizations and other actions described in Section 5.2(c) have been obtained and all filings and obligations described in Section 5.2(c) have been made, except as disclosed in Section 5.2(b)(iii) of the Buyer Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to Buyer or any of its Assets, where such Default, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(c)  Other than (i) any filings required by Securities Laws, including, the filing with the SEC of the Schedule 13E-3, (ii) the filing with the SEC and NYSE of the Proxy Statement, (iii) the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of the State of Maryland and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iv) notices to or filings with the IRS or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, (v) compliance with applicable requirements of state securities or “blue sky” Laws, the rules and regulations of the NYSE and applicable requirements of Takeover Statutes and (vi) notices, filings, recordations, declarations, registrations and actions that, if not obtained or made, would not reasonably be expected to result in a Buyer Material Adverse Effect or prevent the Buyer from consummating the transactions contemplated hereby, no notice to, filing, recordation, declaration or registration with, action by or in respect of, or Consent of, any Regulatory Authority is necessary for the execution and delivery of this Agreement by Buyer, the consummation by Buyer of the Merger and the other transactions contemplated in this Agreement and the compliance by Buyer with the applicable provisions of this Agreement.

(d)  Except as disclosed in Section 5.2(d) of the Buyer Disclosure Memorandum or otherwise disclosed to Target, as of the date of this Agreement there is no Litigation instituted or pending, or, to the Knowledge of Buyer, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable possibility of an unfavorable outcome) against Buyer, or against any director, officer or employee in their capacities as such or Employee Benefit Plan of Buyer, or against any Asset, interest, or right of any of them, or any Orders outstanding against Buyer that is reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect.

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5.3     Statements True and Correct.

(a)  None of the information supplied in writing or to be supplied in writing by Buyer, or any officer or director thereof expressly for inclusion in the Proxy Statement to be mailed to Target’s stockholders in connection with the Stockholders Meeting, and any other documents to be filed by Buyer or any officer or director thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, including the Schedule 13E-3, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the stockholders of Target, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders Meeting.

(b)  All documents that Buyer or any officer or director thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

5.4     Equity Commitment.

On or prior the date of this Agreement, Buyer has provided to Target a true, complete and correct copy of the Co-Investment Agreement, pursuant to which (a) PSRT has agreed to contribute to Buyer, immediately prior to the consummation of the Merger (i) 16,615,922 of the shares of Target Common Stock held by PSRT and (ii) all of PSRT’s rights and obligations under the CVR Agreement in exchange for an additional equity interest in Buyer and (b) KI has agreed to contribute to Buyer, immediately prior to the consummation of the Merger, cash in an amount equal to $35,554,438.50 (subject to adjustment as provided in the Co-Investment Agreement) in exchange for an additional equity interest in Buyer, in each case as described and subject to the conditions and limitations contained in the Co-Investment Agreement. The KI Contribution, together with the proceeds of the OP Distribution, which proceeds shall be made out of funds of the Target Operating Partnership remaining after the payment of the merger consideration to be paid pursuant to the OP Merger, shall be sufficient to pay the Common Stock Price Per Share, the Preferred Stock Price Per Share (assuming all holders of Series A Convertible Preferred Stock elect to receive the Preferred Stock Price Per Share), the amounts payable to the holders of Existing Target Options pursuant to Section 2.4 of this Agreement and any other amounts payable pursuant to this Agreement to consummate the transactions contemplated hereby.

5.5     Capitalization.

The authorized stock of Buyer consists of forty million (40,000,000) shares of Buyer Common Stock As of the date of this Agreement, one thousand (1000) shares of Buyer Common Stock are validly issued and outstanding and fully paid and nonassessable, of which five hundred (500) shares are owned by PSRT and five hundred (500) shares are owned by KI. After giving effect to the transactions contemplated by the Co-Investment Agreement, the

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transactions contemplated by this Agreement, including the Merger, and the REIT Subscription Transaction, and assuming that all holders of Series A Convertible Preferred Stock elect to receive the Preferred Stock Continued Interest Per Share, the issued and outstanding stock of the Surviving Corporation immediately after giving effect to the foregoing will be in all material respects as set forth in Section 5.5 of the Buyer Disclosure Memorandum.

ARTICLE 6

CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1     Affirmative Covenants of Target.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, which consent shall be deemed given if Buyer has not provided notice of objection within ten (10) Business Days of Target’s consent request in writing, and except as otherwise expressly contemplated herein, Target shall, and shall cause each of its Subsidiaries to, (A) operate its business only in the usual, regular, and ordinary course and in substantially the same manner as heretofore operated and to take all action necessary to continue to qualify as a REIT, (B) use reasonable best efforts to preserve intact its business (corporate or otherwise) organization, goodwill and Assets and maintain its rights and franchises, (C) duly and timely file all Tax Returns required to be filed with all Regulatory Authorities, (D) take no action which would (1) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, (2) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, or (3) be intended to result in any of Target’s representations and warranties set forth in this Agreement to become untrue in any material respect, or in any of the conditions to the Merger set forth in Article 8 not being satisfied, except in every case as may be required by applicable Law and (E) use reasonable best efforts to keep intact the relationship with its customers, tenants, suppliers and others having business dealings with Target or any Target Subsidiary.

6.2     Negative Covenants of Target.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Buyer shall have been obtained, which consent shall be deemed given if Buyer has not provided notice of objection within ten (10) Business Days of Target’s consent request in writing, and except as otherwise expressly contemplated herein, Target covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following (except as required under existing Target Contracts in such Target Contracts’ current and existing form):

(a)  Except as noted in Section 6.2(a) of the Target Disclosure Memorandum, amend the Charter or Bylaws of Target or the articles or certificate of incorporation, bylaws, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Target Subsidiary; or

(b)  Except as noted in Section 6.2(b) of the Target Disclosure Memorandum, incur any additional debt obligation or other obligation, including any guarantee obligations, for

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borrowed money (other than indebtedness owing to Target or a wholly-owned Target Subsidiary) or make any loan or advance to any other Person (other than loans or advances to a wholly-owned Target Subsidiary; or

(c)  Except as set forth in Section 6.2(c) of the Target Disclosure Memorandum, (i) directly or indirectly repurchase, redeem, or otherwise acquire or exchange any shares, or any securities convertible into any shares, of the stock of Target or any Target Subsidiary, other than (s) the issuance of Target OP Units (Common) pursuant to outstanding Equity Rights, (t) the issuance of shares of Target Common Stock upon conversion of outstanding shares of Series A Convertible Preferred Stock, upon the exercise of outstanding Target Warrants or in connection with the redemption of Target OP Units (Common) and the corresponding issuance of Target OP Units (Common) to Target or a wholly-owned Target Subsidiary in connection with the foregoing, (u) the issuance of Target OP Units (Common) to Target upon conversion of Target OP Units (Preferred), (v) exchanges in the ordinary course under employee benefit plans upon the exercise of any Stock Purchase Right, Stock Repurchase Right or stock option or other award issued pursuant to the Target Stock Plans disclosed in Section 4.3(b) of the Target Disclosure Memorandum, (w) the use of Target Common Stock to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, (x) deemed transfers of shares of Excess Stock required under its Charter to preserve the status of Target as a REIT under the Internal Revenue Code, (y) purchases of shares of Excess Stock pursuant to Section 7.24 or (z) the payment of an amount equal to the Common Stock Price Per Share in respect of each Target OP Unit (Common) owned by each limited partner of the Target Operating Partnership that is not owned by Target or a wholly owned Target Subsidiary pursuant to the OP Merger, or (ii) subject to the exceptions described in the next sentence, declare or pay any dividend or make any other distribution in respect of Target’s stock. Such restrictions on distributions and dividends shall not apply to Target to the extent a distribution (or increase in a distribution) by Target is necessary for Target to maintain REIT status, avoid the incurrence of any taxes under Section 857 of the Internal Revenue Code, or avoid the imposition of any excise taxes under Section 4981 of the Internal Revenue Code; or

(d)  except for (i) transactions contemplated by this Agreement, (ii) pursuant to (v) the exercise of stock options outstanding under the Target Stock Plans as of the date hereof and pursuant to the terms thereof in existence on the date hereof, (w) the conversion of Series A Convertible Preferred Stock if required by their terms, (x) the exercise of outstanding Target Warrants pursuant to the terms thereof in existence on the date hereof, (y) the redemption of Target OP Units (Common) pursuant to Section 8.6 of the Target OP Agreement as in effect on the date hereof, or (z) the conversion of Target OP Units (Preferred) into Target OP Units (Common) pursuant to Section 4.4(A) of the Target OP Agreement as in effect on the date hereof upon conversion of shares of Target Preferred Stock into shares of Target Common Stock, or (iii) as disclosed in Section 6.2(d) of the Target Disclosure Memorandum, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Target Common Stock, Target Preferred Stock or any other stock of Target or any Target Subsidiary, or any stock appreciation rights, or any option, warrant, or other Equity Right relating to Target or any Target Subsidiary; or

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(e)  adjust, split, combine or reclassify any shares of stock or any other equity interests or Equity Rights of Target or any Target Subsidiary; or

(f)  except as disclosed in Section 6.2(f) of the Target Disclosure Memorandum, sell, lease, mortgage or otherwise dispose of or encumber any shares of stock of or any other equity interests of Target or any Target Subsidiary (unless any such equity interests are sold or otherwise transferred to Target or a wholly-owned Target Subsidiary); or

(g)  Except as disclosed in Section 6.2(g) of the Target Disclosure Memorandum, except for purchases made in the ordinary course of business involving less than $100,000 or of U.S. Treasury securities or U.S. Government agency securities, which in either case have maturities of three years or less, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than in a wholly-owned Target Subsidiary, or otherwise acquire direct or indirect control over any Person other than in connection with (i) internal reorganizations or consolidations involving existing wholly-owned Subsidiaries, (ii) foreclosures in the ordinary course of business, (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, or (iv) the creation of a new wholly-owned Subsidiary organized to effect the OP Merger; or

(h)  except as disclosed in Section 6.2(h) of the Target Disclosure Memorandum, grant any increase in compensation or benefits to the employees or officers of Target or any Target Subsidiary with a salary of more than $50,000 per year, except as required by Law or any Contract in effect on the date of this Agreement; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in Section 6.2(h) of the Target Disclosure Memorandum; and enter into or amend any contractual obligation with any officers or Affiliates (excluding PSRT and its Affiliates (other than Target and its Subsidiaries)) of Target or any Target Subsidiary; enter into any contractual obligation with any new employee or consultant of Target or any Target Subsidiary that involves or may involve annual payments in excess of $50,000; grant any increase in fees or other increases in compensation or other benefits to directors of Target or any Target Subsidiary; or

(i)  adopt any new employee benefit plan of Target or any Target Subsidiary or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Target or any Target Subsidiary other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law or the terms of such plans; or

(j)  make any change in any Tax or any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or GAAP; or

(k)  make or rescind any express or deemed election relative to Taxes, unless such election or rescission is required by Law or necessary (1) to preserve Target’s status as a REIT, or (2) to qualify or preserve the status of any Target Subsidiary as a partnership for federal

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income tax purposes, as a qualified REIT subsidiary under Section 856(i) of the Internal Revenue Code, or as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code, as the case may be (in which event Target or the applicable Target Subsidiary shall not fail to make such election in a timely manner); or

(l)  except as disclosed in Section 6.2(l) of the Target Disclosure Memorandum, pay, discharge or satisfy any claim, liability or obligation with respect to, or settle or compromise any Litigation, including Litigation relating to the transactions contemplated by this Agreement brought by any current, former or purported holder of any securities of Target, the Target Operating Partnership, any other Target Subsidiary or any Target Joint Venture Partner; or

(m)  make capital expenditures, other than capital expenditures disclosed in Section 6.2(m) of the Target Disclosure Memorandum; or

(n)  except as disclosed in Section 6.2(n) of the Target Disclosure Memorandum, enter into any Contract that would be required to be disclosed as a Target Contract if entered into prior to the date hereof; or

(o)  except as disclosed in Section 6.2(o) of the Target Disclosure Memorandum, enter into, prepay (or accept prepayment of) or terminate or amend any lease relating to Real Property or any material Contract (including any Loan Contract) or waive, release, compromise or assign any material rights or claims; or

(p)  commence any offering period under the 1997 Employee Stock Purchase Plan that was discontinued in 2001; or

(q)  except as disclosed in Section 6.2(q) of the Target Disclosure Memorandum, enter into or amend any agreement with any Target Joint Venture Partner or the Target Joint Ventures or any agreement with any Person relating to the Target Joint Ventures; or

(r)  invoke any “buy/sell” right under any agreement relating to the Target Joint Ventures or deliver to a Joint Venture Partner any valuation relating to the properties of the Target Joint Ventures in connection with such Joint Venture Partner’s exercise of a “buy/sell right” or a “right of first offer”; or

(s)  except as disclosed in Section 6.2(s) of the Target Disclosure Memorandum sell, lease, mortgage, subject to any material Lien or otherwise dispose of any of Target’s or any Target Subsidiary’s Real Property or modify or waive any rights under any agreements which created a Permitted Encumbrance; or

(t)  except as disclosed in Section 6.2(t) of the Target Disclosure Memorandum, sell, lease, mortgage, subject to any material Lien or otherwise dispose of any of personal property or intangible property, except sales of equipment which are not material to Target and the Target Subsidiaries or their respective businesses or operations taken as a whole which are made in the ordinary course of business; or

(u)  except as disclosed in Section 6.2(u) of the Target Disclosure Memorandum, agree, commit or arrange to take any action prohibited under this Section 6.2.

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6.3     Covenants of Buyer.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Target shall have been obtained, and except as otherwise expressly contemplated herein, Buyer covenants and agrees that it shall take no action, and shall cause its Subsidiaries to take no action, which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, (ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, or (iii) be intended or reasonably be expected to result in any of Buyer’s representations and warranties set forth in this Agreement to become untrue in any material respect, or in any of the conditions to the Merger set forth in Article 8 not being satisfied, except in every case as may be required by applicable Law.

6.4     Adverse Changes in Condition.

Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Target Material Adverse Effect or a Buyer Material Adverse Effect, as applicable, or (ii) if unremedied by the Effective Time, would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable best efforts to prevent or promptly to remedy the same; provided, however, that no such notification shall affect the representations and warranties of any Party or the conditions to the obligations of any Party hereunder.

6.5     Reports.

Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present in all material respects the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in stockholders’ equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.

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ARTICLE 7

ADDITIONAL AGREEMENTS

7.1     Proxy Statement; Stockholder Approval.

(a)  The Parties shall as soon as practicable following the date of this Agreement prepare and file with the SEC the Schedule 13E-3 and Target shall as soon as practicable following the date of this Agreement prepare and file with the SEC a proxy statement with respect to the meeting of the stockholders of Target in connection with the Merger (the “Proxy Statement”), and each Party shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each Party shall notify the other promptly of the receipt of any comments from the SEC or its staff and or any request by the SEC or its staff for amendments or supplements to the Schedule 13E-3 and the Proxy Statement or for additional information and shall supply the other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 13E-3 and the Proxy Statement, as applicable. If at any time prior to receipt of the Requisite Target Vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Target shall promptly prepare and mail to its stockholders such an amendment or supplement. Target shall not file with the SEC or mail any Proxy Statement, or any amendment or supplement thereto, to which Buyer reasonably objects. Target shall use its reasonable best efforts to cause the Proxy Statement to be mailed to Target’s stockholders as promptly as practicable after filing with the SEC.

(b)  As promptly as practicable after the execution and delivery of this Agreement, Target, acting through its Board of Directors, shall, in accordance with applicable Law, duly call, give notice of, convene and hold a special meeting of its stockholders, which meeting shall be held as promptly as practicable following the preparation of the Proxy Statement, for the purpose of considering and taking action upon the approval of this Agreement and the Merger, and Target agrees that this Agreement and the Merger shall be submitted at such meeting. Subject to Section 7.2(c), Target shall use its reasonable best efforts to solicit and obtain from its stockholders proxies, and shall take all other action necessary and advisable to secure the vote of stockholders required by applicable Law and by the Charter of Target or the Bylaws of Target to obtain their adoption of this Agreement and approval of the Merger, and the Board of Directors of Target shall recommend that the stockholders of Target vote in favor of the adoption of this Agreement and the approval of the Merger at the Stockholders Meeting, and Target shall include in the Proxy Statement such recommendation of the Board of Directors of Target that the stockholders of Target adopt this Agreement and approve the Merger. Without limiting the generality of the foregoing, Target agrees that its obligations pursuant to the first sentence of this Section 7.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Target or any Target Subsidiary or any of their respective Affiliates (or any of their respective officers, directors, employees or Representatives) of any Acquisition Proposal, (ii) the withdrawal, amendment, qualification or modification by the Board of Directors of Target for any reason of its approval or recommendation of this Agreement or the Merger or (iii) the approval or recommendation by the Board of Directors of Target of any Acquisition Proposal.

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7.2     Other Offers, Etc.

(a)  Target and each Target Subsidiary shall not take, and shall cause its Affiliates and each of their respective officers, directors, employees and Representatives not to take, any action directly or indirectly to (i) solicit, initiate, facilitate or induce the making or submission of any Acquisition Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal, other than a confidentiality agreement referred to below, in accordance with the terms and under the circumstances contemplated below in this Section 7.2(a), or to agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require Target to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, (iii) initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than Buyer and its Affiliates (including PSRT and its Affiliates (but not Target and its Subsidiaries))) in connection with or in furtherance of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (iv) facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or (v) grant any waiver or release under any confidentiality or similar agreement (excluding any standstill provision contained therein) entered into by Target or any of its Affiliates or Representatives; provided, that so long as there has been no breach of this Section 7.2(a), prior to the Stockholders Meeting, Target, in response to an unsolicited Acquisition Proposal and otherwise in compliance with its obligations under Section 7.2(d), may request clarifications from, furnish information to, or enter into negotiations or discussions with, any Person which makes such unsolicited Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with Target containing customary terms and conditions; provided, that if such confidentiality agreement contains provisions that are less restrictive than the comparable provisions of the Confidentiality Agreements, or omits restrictive provisions contained in the Confidentiality Agreements, then the Confidentiality Agreements shall be deemed to be automatically amended to contain in substitution for such comparable provisions such less restrictive provisions, or to omit such restrictive provisions, as the case may be, and in connection with the foregoing, Target agrees not to waive any of the provisions in any such confidentiality agreement without waiving the similar provisions in the Confidentiality Agreements to the same extent, and (B) the Special Committee and the Board of Directors of Target (acting without the participation of Messrs. Ross, Ticotin and Zobler (or their respective successors)) each reasonably determines in good faith, each after consultation with an independent nationally recognized investment bank, that such Acquisition Proposal is a Superior Proposal. Without limiting the foregoing, Buyer and Target agree that any violation of the restrictions set forth in this Section 7.2(a) by any Affiliate (excluding Buyer and its Affiliates (other than Target and its Subsidiaries)), officer, director, employee or Representative of Target or any Target Subsidiary or their respective Affiliates (other than any such Person who is an Affiliate or employee of Buyer or of any of its Affiliates (other than Target and its Subsidiaries)), whether or not such Person is purporting to act on behalf of Target or any Target Subsidiary or their respective Affiliates, shall constitute a breach by Target or any Target Subsidiary of this Section 7.2(a). Target shall not take any action to exempt (1) any Person (other than Buyer, PSRT and KI) from the application of the Ownership Limit (as defined in the Charter of Target) or (2) any transaction (other than those contemplated by this Agreement) from the application of any Takeover Statute. Target shall enforce, to the fullest extent permitted under applicable Law, the provisions of any confidentiality or similar

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agreement (excluding any standstill provision contained therein) entered into by Target or any Target Subsidiary or their respective Affiliates or Representatives, including where necessary, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

(b)  Target and the Target Subsidiaries shall, and shall use reasonable best efforts to cause their Affiliates and each of its and their respective officers, directors, employees and Representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons that may be ongoing with respect to any Acquisition Proposal.

(c)  Neither the Board of Directors of Target nor any committee thereof (including the Special Committee) shall (i) withdraw, qualify, modify or amend, or propose to withdraw, qualify, modify or amend, in a manner adverse to Buyer, the approval, adoption or recommendation, as the case may be, of the Merger, this Agreement or any of the other transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal (excluding the transactions contemplated by this Agreement), (iii) cause Target to accept such Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to such Acquisition Proposal, or (iv) resolve to do any of the foregoing; provided, that the Board of Directors of Target (acting without the participation of Messrs. Ross, Ticotin and Zobler (or their respective successors)), based on the recommendation of the Special Committee, may take such actions prior to the Stockholders Meeting if (v) Target has complied with its obligations under this Section 7.2, (w) the Acquisition Proposal is a Superior Proposal, (x) all the conditions to Target’s right to terminate this Agreement in accordance with Section 9.1(h) have been satisfied (including the expiration of the five (5) Business Day period described therein and the payment of all amounts required pursuant to Section 9.2) and (y) simultaneously or substantially simultaneously with such withdrawal, modification or recommendation, this Agreement is terminated in accordance with Section 9.1(h).

(d)  In addition to the obligations of Target set forth in paragraph (a) of this Section 7.2, on the date of receipt or occurrence thereof, Target shall advise Buyer of any request for information with respect to any Acquisition Proposal or of any Acquisition Proposal, or any inquiry, proposal, discussions or negotiation with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal, inquiry, proposal, discussion or negotiation and Target shall, within forty-eight (48) hours of the receipt thereof, promptly provide to Buyer copies of any written materials received by Target in connection with any of the foregoing, and the identity of the Person making any such Acquisition Proposal or such request, inquiry or proposal or with whom any discussions or negotiations are taking place. Target shall keep Buyer fully informed of the status and material details (including amendments or proposed amendments) of any such request or Acquisition Proposal and keep Buyer fully informed as to the material details of any information requested of or provided by Target and as to the details of all discussions or negotiations with respect to any such request, Acquisition Proposal, inquiry or proposal, and shall provide to Buyer within forty-eight (48) hours of receipt thereof all written materials received by Target with respect thereto. Target shall promptly provide to Buyer any non-public information concerning Target provided to any other Person in connection with any Acquisition Proposal, which was not previously provided to Buyer.

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(e)  Target shall promptly request in writing each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring Target or any portion thereof to return all confidential information heretofore furnished to such Person by or on behalf of Target, and Target shall use its reasonable best efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).

(f)  Notwithstanding the foregoing, nothing in this Section 7.2 shall prohibit the solicitation of proposals to purchase the Owned Real Property set forth at Section 7.2(f) of the Target Disclosure Memorandum; provided, that no agreement to sell shall be entered into except as permitted in Section 6.2.

7.3     Consents of Regulatory Authorities.

The Parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all Regulatory Authorities and other Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger, the OP Transfer, the OP Merger and the OP Distribution). The Parties agree that they will consult with each other with respect to the obtaining of all Consents of all Regulatory Authorities and other Persons necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein. Each Party also shall promptly advise the other upon receiving any communication from any Regulatory Authority whose Consent is required for consummation of the transactions contemplated by this Agreement which causes such Party to believe that there is a reasonable likelihood that any requisite Consent will not be obtained or that the receipt of any such Consent will be materially delayed.

7.4     Filings with State Offices.

Upon the terms and subject to the conditions of this Agreement, Buyer shall execute and file the Articles of Merger with the State Department of Assessments and Taxation of the State of Maryland and Target, in its capacity as the general partner of the Target Operating Partnership, shall execute and file the Certificate of Merger with the Secretary of the State of Delaware in connection with the Closing.

7.5     Agreement as to Efforts to Consummate.

Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the Merger and the other transactions contemplated by this Agreement, the OP Transfer, the OP Merger and the OP Distribution, including using all reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be

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satisfied the conditions referred to in Article 8; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement.

7.6     Information and Confidentiality.

(a)  Prior to the Effective Time, each Party shall keep the other Party advised of all material developments relevant to its business and to consummation of the Merger; provided, however, that no such notification shall affect the representations and warranties of any Party or the conditions to the obligations of any Party hereunder.

(b)  Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning such other Party and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof, and all work papers containing confidential information received from the other Party.

(c)  Target shall (and shall cause each Target Subsidiary to) afford to Buyer’s Affiliates, officers, employees and Representatives reasonable access, upon reasonable advance notice, during normal business hours during the period from the date hereof to the Effective Time, to all of the properties, books, contracts, commitments, personnel and records and accountants and other Representatives of Target and the Target Subsidiaries and, during such period, Target shall (and shall cause each Target Subsidiary to) furnish to Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it or any Target Subsidiary during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning business, properties, assets and personnel of Target and the Target Subsidiaries as Buyer may reasonably request. Buyer and its Affiliates and Representatives will hold any such information that is nonpublic in confidence in accordance with the Confidentiality Agreements and the provisions of Section 7.6(b). No information or knowledge obtained in any investigation pursuant to this Section 7.6(c) or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the Parties hereunder.

7.7     Press Releases.

Target and Buyer shall mutually agree upon the form and substance of the initial press release related to this Agreement and the transactions contemplated hereby. Prior to the Effective Time, Target and Buyer shall consult with each other as to the form and substance of, and provide each other with advance review of, any and all subsequent press releases or other public disclosures materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 7.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law.

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7.8     Employee Benefits and Contracts.

(a)  The Surviving Corporation shall honor in accordance with their terms all employment, severance and consulting agreements disclosed in or attached to Section 7.8(a) of the Target Disclosure Memorandum between Target or any Target Subsidiary, on the one hand, and any current or former director, officer, or employee thereof. Nothing contained in this Section 7.8(a) shall be deemed to impose on Buyer or the Surviving Corporation any obligation to continue to employ any employee of Target or any Target Subsidiary for any period of time after the Effective Time.

(b)  Target shall take such actions as are reasonably necessary so that no offering period under the Employee Stock Purchase Plan commences after the date hereof.

7.9     Indemnification.

(a)  For a period of six (6) years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors, officers, employees and agents of Target and each Target Subsidiary (each, an “Indemnified Party”) against all Liabilities arising out of actions or omissions arising out of the Indemnified Party’s service or services as directors, officers, employees or agents of Target or, at Target’s request, of another corporation, partnership, joint venture, trust or other enterprise occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the fullest extent permitted or required under Maryland Law, by Target’s Charter and Bylaws as in effect on the date hereof and by the terms of any agreement between Target and an Indemnified Party set forth in Section 7.9(a) of the Target Disclosure Memorandum, including provisions relating to advances of expenses incurred in the defense of any Litigation and whether or not the Surviving Corporation is insured against any such matter.

(b)  The Surviving Corporation shall assume the obligations of Target under the Indemnification Agreements between Target and the indemnities named therein dated March 28, 2002 and June 3, 2002. If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.9.

7.10     OP Holdback Units

Target, in its capacity as general partner of the Target Operating Partnership, shall take all actions necessary to (a) waive on behalf of Target and the Target Operating Partnership the conditions set forth in Paragraph 4(B) of the Exchange Option Agreement and (b) cause the issuance of 33,454 Target OP Units (Common) to John Kane prior to the OP Merger in accordance with the terms and provisions of the Exchange Option Agreement and the Target OP Agreement.

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7.11     OP Transfer.

Target, in its capacity as the sole stockholder of KPTPHC, shall take all actions necessary to cause the OP Transfer to be consummated at least two (2) Business Days prior to the consummation of the OP Merger pursuant to documentation reviewed and approved by Buyer in its reasonable discretion and otherwise on terms and conditions satisfactory to Buyer in its reasonable discretion. The documentation pursuant to which the OP Transfer shall be effected shall provide that immediately following the OP Transfer, KPTPHC shall hold an amount of Target OP Units (Common) constituting 0.1% of the total number of Target OP Units (Common) outstanding as of the date of the OP Transfer and none of the Target OP Units (Preferred).

7.12     OP Merger.

Target, in its capacity as general partner of the Target Operating Partnership, shall take all action reasonably necessary in its discretion or as requested by Buyer to cause the OP Merger to be consummated immediately prior to the OP Distribution and prior to the Merger pursuant to documentation reviewed and approved by Buyer in its reasonable discretion and otherwise on terms and conditions satisfactory to Buyer in its reasonable discretion, which shall include a certificate of merger, in such form as is required by the relevant provisions of the DRULPA (the “Certificate of Merger”), to be prepared, executed and, on the Closing Date, filed with the Secretary of State of the State of Delaware. The documentation pursuant to which the OP Merger shall be effected shall provide that each Target OP Unit owned by the limited partners of the Target Operating Partnership that are not owned directly or indirectly by Target shall be converted automatically into the right to receive a cash payment in an amount equal to the Common Stock Price Per Share.

7.13     OP Distribution

Target, in its capacity as general partner of the Target Operating Partnership, shall take all actions necessary to cause the OP Distribution to occur immediately following the OP Merger and immediately prior to the consummation of the Merger.

7.14     Notice to Holders of Series A Convertible Preferred Stock.

Target shall, as soon as practicable following the date of this Agreement, but in no event later than twenty (20) days prior to the consummation of the Merger, provide written notice, in the form of the Form of Election, of the Merger to the holders of the Series A Convertible Preferred Stock, which notice shall comply with Paragraph D(6)(c) of Article IV of Target’s Charter. Without limiting the generality of the foregoing, such notice shall include a description of the information provided in Section 2.2 of this Agreement.

7.15     Notice to Holders of Target Preferred Warrants.

Target shall, as soon as practicable following the date of this Agreement, but in no event later than fifteen (15) days prior to the later of (a) the record date for the Merger or (b) the effective date of the Merger, mail written notice of the Merger to the holders of the Target Preferred Warrants, which notice shall comply with the provisions of Section 11(k) of the Target Preferred Warrants.

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7.16     Notice to Holders of Target KAS Warrants.

Target shall, as soon as practicable following the date of this Agreement, but in no event later than ten (10) days prior to the Closing Date, mail written notice of the Merger to the holders of the Target KAS Warrants, which notice shall comply with the provisions of Section 5.3 of the Target KAS Warrants.

7.17     Stockholder Claims.

Target shall give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against Target and its directors relating to the Merger or any transaction contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Buyer’s consent, which consent may be granted or withheld in the sole discretion of Buyer.

7.18     Delisting.

Each Party agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist Target Common Stock from the NYSE and to terminate registration under the Exchange Act; provided, that such delisting and termination shall not be effective until the Effective Time.

7.19     Takeover Statutes.

If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Target and Buyer and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

7.20     Third Party Management Agreements.

(a)  Target will not, and will not permit any Target Subsidiary to, amend or renew any of the agreements listed in Section 4.14(c) of the Target Disclosure Memorandum except as approved by Buyer, which approval may be granted or withheld in Buyer’s sole discretion.

(b)  Notwithstanding Section 7.20(a), Target shall, promptly upon the request of Buyer, use its reasonable best efforts to terminate effective as of the Closing Date any or all third party management agreements relating to Real Property set forth in Section 4.14(c) of the Target Disclosure Memorandum; provided, that Buyer provides Target with sufficient notice consistent with the time periods required by the applicable third party management agreement.

7.21   Stockholders Agreement Waiver.

Target hereby irrevocably waives the applicability of all restrictions in the Stockholders Agreement, including the provisions of Section 3.6 thereof, to the extent applicable to the PSRT

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Contribution, the Co-Investment Agreement, this Agreement, the Merger and the other transactions contemplated by this Agreement.

7.22     Rent Roll.

Target shall revise and update the Rent Roll on a monthly basis, and agrees to furnish to Buyer, as soon as practicable following the end of each month, the Rent Roll revised as of the end of each such period.

7.23     Amendment and Restatement of Bylaws.

Target, and the Board of Directors of Target, shall prior to the Effective Time take all actions necessary or required to amend and restate the Bylaws of Target in effect immediately prior to the Effective Time to be substantially identical to the form of Bylaws attached hereto as Exhibit C, and, as so amended and restated, such Bylaws shall be the Bylaws of the Surviving Corporation as of the Effective Time until duly amended or repealed.

7.24     Purchase of Excess Stock.

If any shares of Excess Stock become issued and outstanding on or after the date of this Agreement, Target shall, to the extent permitted under Target’s Charter, exercise its purchase right and thereby purchase all such shares of Excess Stock in accordance with Article IV, Section B(6) thereof upon the earlier to occur of (i) the Closing Date and (ii) the day prior to the date on which Target’s purchase right under Article IV, Section B(6) of Target’s Charter expires with respect to each such share of Excess Stock.

ARTICLE 2

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1     Conditions to Obligations of Each Party.

The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Target and Buyer pursuant to Section 10.5:

(a)  Stockholder Approval.    The stockholders of Target by the Requisite Target Vote shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law, by the Target’s Charter and the Target’s Bylaws, or by the rules of the NYSE.

(b)  Regulatory Approvals.    Other than the filing of the Articles of Merger as contemplated by Section 1.3 and the Certificate of Merger as contemplated by Section 7.12, all material Consents of, filings and registrations with, and notifications to all Regulatory Authorities required for consummation of the Merger and the other transactions contemplated by this Agreement, shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired except where the failure to have obtained or

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made any such Consent, filing, registration or notification would not (x) reasonably be expected to have a Target Material Adverse Effect or a Buyer Material Adverse Effect or (y) materially adversely affect the ability of the Target or the Buyer to perform their respective obligations hereunder; provided, that the right to assert this condition shall not be available to a Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of this condition to be satisfied.

(c)  Injunctions.    No Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which, as of the Closing Date, prohibits, restricts or makes illegal consummation of the Merger or any of the other transactions contemplated by this Agreement, including the OP Merger and the OP Distribution.

(d)  Equity Commitment.    The PSRT Contribution and the KI Contribution contemplated by the Co-Investment Agreement shall each have been provided on substantially the terms and conditions specified therein.

8.2     Conditions to Obligations of Buyer.

The obligations of Buyer to effect the Merger and consummate the other transactions contemplated hereby are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Buyer pursuant to Section 10.5.

(a)  Representations and Warranties.    (i) The representations and warranties of Target set forth in this Agreement shall be true and correct when made and on the Closing Date as if made on the Closing Date unless the inaccuracies (without giving effect to any Knowledge, materiality or “Target Material Adverse Effect” qualifications or exceptions contained therein) in respect of such representations and warranties, together in their entirety, do not and would not reasonably be expected to result in a Target Material Adverse Effect; provided, however, that in addition to and notwithstanding the foregoing, the representations and warranties contained in Sections 4.2(c)(i) and 4.3(a)-(f) and 4.3(h)(i) shall be true and correct in all respects when made and on the Closing Date as if made on the Closing Date (subject, in each case, to de minimus inaccuracies with respect to Sections 4.3(a)-(f) and 4.3(h)(i)); provided, further, that representations and warranties that speak as of a specified date shall only be true and correct to such extent as of such date. Target shall have delivered to Buyer a certificate, signed on behalf of Target by the Chief Executive Officer of Target, to such effect.

(b)  Covenants.    Target shall have performed or complied in all material respects with all material obligations, agreements or covenants required to be performed under this Agreement on or prior to the Closing Date. Target shall have delivered to Buyer a certificate, signed on behalf of Target by the Chief Executive Officer of Target, to such effect.

(c)  Notices.    Target shall have given the notices described in Sections 7.14, 7.15 and 7.16 and such notices shall have been timely given.

(d)  OP Transfer.    At least two (2) Business Days prior to the OP Merger, Target and KPTPHC shall have consummated the OP Transfer.

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(e)  OP Merger.    Subsequent to the OP Transfer and immediately prior to the OP Distribution and the Effective Time, the Target Operating Partnership shall have consummated the OP Merger.

(f)  OP Distribution.    Immediately following the OP Merger and immediately prior to the Effective Time, the Target Operating Partnership shall have consummated the OP Distribution.

(g)  Director Resignations.    Target shall have delivered, or caused to be delivered, to Buyer a letter of resignation of and executed by each member of Target’s Board of Directors, other than from Messrs. Ross, Ticotin and Zobler (or their respective successors), with each such resignation to be effective as of the Effective Time.

8.3     Conditions to Target’s Obligation to Effect the Merger.

The obligation of Target to effect the Merger and consummate the other transactions contemplated hereby are also subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Target pursuant to Section 10.5.

(a)  Representations and Warranties.    (i) The representations and warranties of Buyer set forth in this Agreement shall be true and correct when made and on the Closing Date as if made on the Closing Date unless the inaccuracies (without giving effect to any Knowledge, materiality or “Buyer Material Adverse Effect” qualifications or exceptions contained therein) in respect of such representations and warranties, together in their entirety, do not and would not reasonably be expected to result in a Buyer Material Adverse Effect; provided, however, that representations and warranties that speak as of a specified date shall only be true and correct to such extent as of such date. Buyer shall have delivered to Target a certificate, signed on behalf of Buyer by the Chief Executive Officer of Buyer, to such effect.

(b)  Covenants.    Buyer shall have performed or complied in all material respects with all material obligations, agreements or covenants required to be performed under this Agreement on or prior to the Closing Date. Buyer shall have delivered to Target a certificate, signed on behalf of Buyer by the Chief Executive Officer of Buyer, to such effect.

ARTICLE 3

TERMINATION

9.1     Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Target, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)  By mutual written agreement of Buyer and Target; or

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(b)  By Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Target set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 8.2(a) or 8.2(b) not to be satisfied, and (ii) cannot be or has not been cured prior to the earlier of (x) the thirtieth (30th) calendar day following receipt by Target of written notice of such breach from Buyer and (y) the Termination Date; or

(c)  By Target, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Sections 8.3(a) or 8.3(b) not to be satisfied, and (ii) cannot be or has not been cured prior to the earlier of (x) the thirtieth (30th) calendar day following receipt by Buyer of written notice of such breach from Target and (y) the Termination Date; or

(d)  By either Buyer or Target in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any Party whose material failure to fulfill any obligation under this Agreement has been the principal cause of or resulted in the failure of any of the foregoing events; or

(e)  By either Buyer or Target, if this Agreement and the transactions contemplated hereby including the Merger, shall not have received the Requisite Target Vote at the Stockholders Meeting where such matters were presented to such stockholders for approval and voted upon; or

(f)  By either Buyer or Target in the event that the Merger shall not have been or cannot be consummated by March 31, 2003, (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to any Party whose material failure to fulfill any obligation under this Agreement shall have been the principal cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date; or

(g)  By Buyer, if (x) Target shall have (A) withdrawn, modified, qualified or amended, or proposed to withdraw, modify, qualify or amend, in a manner adverse to Buyer, the approval, adoption or recommendation, as the case may be, of the Merger, this Agreement or any of the other transactions contemplated hereby or (B) approved or recommended, or proposed to approve or recommend, or entered into any agreement, arrangement or understanding (other than a confidentiality agreement permitted by and in accordance with Section 7.2(a)) with respect to, any Acquisition Proposal; (y) Target’s Board of Directors or any committee thereof shall have resolved to take any of the actions set forth in preceding subclause (x); or (z) a tender offer or exchange offer constituting an Acquisition Proposal is commenced and the Board of Directors of Target or the Special Committee do not recommend against acceptance of such offer by Target’s stockholders (including by taking no position or a neutral position with respect thereto); or

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(h)  By Target, if prior to obtaining the Requisite Target Vote, a Superior Proposalis received and the Special Committee and the Board of Directors of Target (acting without the participation of Messrs. Ross, Ticotin and Zobler (or their respective successors)) each reasonably determines in good faith and based on the good faith recommendation of the Special Committee to terminate this Agreement and enter into an agreement to effect the Superior Proposal; provided, that Target may not terminate this Agreement pursuant to this Section 9.1(h) unless Target has complied with its obligations under Section 7.2 and until (x) five (5) Business Days have elapsed following delivery to Buyer of a written notice of such determination by the Board of Directors of Target (acting without the participation of Messrs. Ross, Ticotin and Zobler (or their respective successors)) and during such five (5) Business Day period Target has fully cooperated with Buyer (including informing Buyer of the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) with the intent of enabling the Parties to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (y) at the end of such five (5) Business Day period, the Acquisition Proposal continues to constitute a Superior Proposal, the Special Committee and the Board of Directors of Target (acting without the participation of Messrs. Ross, Ticotin and Zobler (or their respective successors)) each continues to reasonably determine in good faith and based on the good faith recommendation of the Special Committee to terminate this Agreement and enter into an agreement to effect the Superior Proposal and (z) (A) concurrent with such termination, Buyer has received the Termination Amount set forth in Section 9.2 by wire transfer in same day funds and (B) simultaneously or substantially simultaneously with such termination Target enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal; or

(i)  By Buyer, if there shall have been a breach by Target of any provision of Section 7.2.

The right of any Party to terminate this Agreement pursuant to this Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party, any Person controlling any such Party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

9.2     Certain Fees and Expenses.

(a)  Except as otherwise provided in this Section 9.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

(b)  Notwithstanding the foregoing, if this Agreement is terminated pursuant to Sections 9.1(g), 9.1(h) or 9.1(i), then Target shall pay to Buyer (x) all of Buyer’s Break-Up Expenses and (y) a fee in the amount of $3.0 million (the “Termination Fee” and, together with the Break-Up Expenses, the “Termination Amount”). The Termination Amount shall be paid under this Section 9.2(b) concurrently with any such termination of this Agreement, and such payment shall be made by wire transfer of immediately available funds to an account designated by Buyer or by a bank guaranteed check if Buyer fails to designate an account.

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(c)  Notwithstanding Section 9.2(a), if (i) this Agreement is terminated (A) by Buyer pursuant to Section 9.1(b) or (B) by Target pursuant to Section 9.1(f), and (ii) any Acquisition Transaction is entered into, agreed to or consummated by Target or a Target Subsidiary, in the case of Section 9.2(c)(i)(A), within twelve (12) months of termination, and in the case of Section 9.2(c)(i)(B), on or before June 30, 2003, that results in or will result in the payment to the holders of Target Common Stock of an amount per share equal to or greater than the Common Stock Price Per Share, then Target shall pay to Buyer the Termination Amount. For purposes of this Section 9.2(c), to the extent the consideration paid in any Acquisition Transaction includes the stock of any other entity, the value of each share of stock delivered shall be deemed to be equal to the average of the last reported trading prices for such stock on the principal exchange on which such stock is traded for the 20 consecutive trading days ending on the fifth Business Day prior to the date of the agreement in respect of the Acquisition Transaction is executedor if no agreement is executed, the date the Acquisition Transaction is consummated. The Termination Amount shall be paid under this Section 9.2(c) with respect to a termination of this Agreement described in (i) Section 9.2(c)(i)(A) upon the consummation of an Acquisition Transaction, and (ii) Section 9.2(c)(i)(B) on the earliest of the date a contract is entered into with respect to an Acquisition Transaction or, is consummated, and each such payment shall be made by wire transfer of immediately available funds to an account designated by Buyer or in a bank guaranteed check if Buyer fails to designate an account.

(d)  Target acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement and not a penalty, and that, without these agreements, Buyer would not enter into this Agreement. Accordingly, if Target fails to pay promptly amounts due pursuant to this Section 9.2, and, in order to obtain such payment, Buyer commences a suit which results in a judgment against Target for such amount (or any portion thereof), Target shall pay the costs and expenses (including attorneys fees) of Buyer in connection with such suit, together with interest on such amount in respect of the period from the date such amount became due until paid at the prime rate of The Chase Manhattan Bank in effect from time to time during such period.

9.3     Effect of Termination.

In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no effect, except that (i) the provisions of Section 7.6(b), Section 7.7, Section 9.2, this Section 9.3 and Article 10, shall survive any such termination and abandonment, and (ii) no such termination shall relieve the breaching Party from Liability resulting from any willful breach by that Party of this Agreement, regardless of any payment of Break-up Expenses or any Termination Amount.

9.4     Officer’s Certificate.

In no event shall personal liability of any nature be imposed upon any officer of Buyer or Target in connection with any certificate delivered by such officer pursuant to this Agreement.

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9.5     Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except this Section 9.5, Sections 7.7, 7.8, 7.9, 7.21 and 9.4 and Articles 1, 2, 3 and 10.

ARTICLE 4

MISCELLANEOUS

10.1     Definitions.

(a)  Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Agreement” shall have the meaning set forth in Section 7.2(c).

“Acquisition Proposal” means any inquiry, proposal or offer (whether communicated to Target or publicly announced to Target’s stockholders) by any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Buyer or any of its Affiliates (including PSRT and its Affiliates (other than Target and its Subsidiaries)) for an Acquisition Transaction involving Target or any of its Subsidiaries.

“Acquisition Transaction” means (i) any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (x) any direct or indirect acquisition or purchase by any Person or “Group” (other than Buyer or any of its Affiliates (other than Target and its Subsidiaries)) of 15% or more in interest of any class of securities of Target or any Target Subsidiary in a single transaction or a series of related transactions, (y) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person or “Group” (other than Buyer or any of its Affiliates (other than Target and its Subsidiaries)) beneficially owning 15% or more in interest of the total outstanding class of any securities of Target or any Target Subsidiary or the filing with the SEC of a Registration Statement under the Securities Act or any statement, schedule or report under the Exchange Act in connection therewith, or (z) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or any Target Subsidiary; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of Target and its Subsidiaries; (iii) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to Buyer of the transactions contemplated hereby or (iv) any public announcement by or on behalf of Target, any Target Subsidiary or any of their respective Affiliates (other than PSRT and its Affiliates (other than Target and its Subsidiaries)) or any of their respective officers, directors, employees or Representatives or by any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

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“Affiliate” of a Person means: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; (ii) any officer, director, partner, employee, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Articles of Merger” shall have the meaning set forth in Section 1.3.

“Assets” of a Person means all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Break-Up Expenses” of Buyer means all out-of-pocket costs and expenses of Buyer and its stockholders and their Affiliates (other than Target and the Target Subsidiaries) relating to Buyer’s due diligence investigation of Target and the negotiation, execution and performance of this Agreement, including costs of counsel, investment bankers, actuaries and accountants up to but not exceeding $1.0 million.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Common Stock” means the common stock, par value $.01 per share of Buyer.

“Buyer Disclosure Memorandum” means the letter entitled “Buyer Disclosure Memorandum,” dated the date hereof, delivered to Target describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

“Buyer Material Adverse Effect” means an event, change, occurrence, effect, fact, violation, development or circumstance which, individually or together with any other event, change, occurrence, effect, fact, violation, development or circumstance has or results in a material adverse impact on the ability of Buyer to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement.

“Certificate of Merger” shall have the meaning set forth in Section 7.12.

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“Certificates” shall have the meaning set forth in Section 3.2(a).

“Charter” of a Person incorporated under the Laws of the State of Maryland means such Person’s charter as defined in the MGCL.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Co-Investment Agreement” shall have the meaning set forth in the Preamble.

“Common Stock Price Per Share” shall have the meaning set forth in Section 2.1(c).

“Confidentiality Agreements” means (i) that certain Confidentiality Agreement, dated April 2, 2002, between Target and PSRT and (ii) that certain Confidentiality Agreement dated April 5, 2002, between Target and Kimco Realty Corporation.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document (including, in each case, all amendments, modifications and supplements thereto) to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“CVR Agreement” shall have the meaning set forth in the Preamble.

“Default” means (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, beyond any applicable grace or cure period, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“DOL” shall have the meaning set forth in Section 4.13(b).

“DRULPA” shall have the meaning set forth in Section 4.3(c).

“Effective Time” shall have the meaning set forth in Section 1.3.

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“Election Date” shall have the meaning set forth in Section 2.2(c).

“Employee Benefit Plan” means each employment, severance, termination, consulting, pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, equity incentive, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, policy or arrangement, medical, hospitalization, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability, tuition refund, company car, scholarship, relation or any other employee benefit plan, policy or arrangement or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits, whether or not any of the foregoing is or are intended to be (i) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (ii) written or oral, (iii) funded or unfunded, (iv) actual or contingent or (v) arrived at through collective bargaining or otherwise.

“Employee Stock Purchase Plan” means any “employee stock purchase plan” (as defined in Section 423(b) of the Internal Revenue Code) sponsored or maintained by Target or any Target Subsidiary.

“Environmental Claims” shall have the meaning set forth in Section 4.10(b).

“Environmental Laws” means all Laws relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. (“CERCLA”), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. (“RCRA”), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock, membership interests or units of general or limited partnership interest, any Contract or arrangement to make any payments based on the market price or value of the shares including stock appreciation rights and other profit participation instruments, membership interests or units of general or limited partnership interest of a Person, any security the value of which is measured by beneficial interest or any security subordinated to the claim of general creditors of a Person or by which a Person is or may be bound to issue additional shares of its capital stock, membership interests or units of general or limited partnership interest, any security the value of which is measured by beneficial interest or any security subordinated to the claim of general creditors or other Equity Rights.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which together with Target or a Target Subsidiary would be treated as a single employer under Internal Revenue Code Section 414.

“Excess Stock” shall have the meaning set forth in Section 4.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Exchange Option Agreement” means that certain Exchange Option Agreement dated as of October 1, 1997 by and among Target, the Target Operating Partnership and the other parties named therein.

“Excluded Target Stock” shall have the meaning set forth in Section 2.1(b).

“Exhibit A” means the Exhibit so marked, a copy of which is attached to this Agreement. Such Exhibit is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Exhibit B” means the Exhibit so marked, a copy of which is attached to this Agreement. Such Exhibit is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Existing Target Options” shall have the meaning set forth in Section 2.4.

“Form of Election” shall have the meaning set forth in Section 2.2(b).

“GAAP” means generally accepted accounting principles, consistently applied during the periods involved.

“Ground Leased Real Property,” shall have the meaning set forth in Section 4.9(a).

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“Indemnified Party” shall have the meaning set forth in Section 7.9(a).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

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“IRS” shall have the meaning set forth in Section 4.2(d).

“KAS Master Agreement” is that certain Amended and Restated Master Agreement, dated as of June 30, 1998, by and among Target, the Target Operating Partnership, Konover Management South Corp., and the other signatories thereto.

“KI” shall have the meaning set forth in the Preamble.

“KI Contribution” shall have the meaning set forth in the Preamble.

“Knowledge” (or words of similar import) as used with respect to Target means those facts that are actually known, after due inquiry, by the following executive officers: J. Michael Maloney, Daniel J. Kelly, Robin W. Malphrus and Marcus B. Liles, III, and as

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used with respect to Buyer means those facts that are actually known, after due inquiry, by the following: Mark S. Ticotin, Andrew E. Zobler, David B. Henry and Joseph G. Stevens.

“KPTPHC” shall have the meaning set forth in the Preamble.

“Law” means any code, law (including common law), ordinance, regulation, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, or matured or unmatured.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, right-of-way, call right, right of first refusal, “tag” or “drag”- along right, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

“Litigation” means any action, arbitration, cause of action, lawsuit, complaint, claim, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement.

“Loan Document” shall have the meaning set forth in Section 4.14(a).

“Major Lease” shall have the meaning set forth in Section 4.9(b).

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Merger” shall have the meaning set forth in the Preamble.

“MGCL” shall have the meaning set forth in the Preamble.

“NYSE” means the New York Stock Exchange, Inc.

“Office Space Lease” shall have the meaning set forth in Section 4.9(a).

“OP Distribution” shall have the meaning set forth in the Preamble.

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“OP Merger” shall have the meaning set forth in the Preamble.

“OP Transfer” shall have the meaning set forth in the Preamble.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries.

“Order” means any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.9(a).

“Party” means any of Target or Buyer, and “Parties” means Target and Buyer.

“Paying Agent” shall have the meaning set forth in Section 3.1.

“Permit” means any federal, state, local, and foreign governmental approval, consent, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Permitted Encumbrances” means (i) Liens for taxes not yet due and payable (other than taxes arising out of the transactions contemplated by this Agreement); (ii) such minor imperfections of title and Liens, if any, that do not, individually or in the aggregate, have or would not reasonably likely have a Target Material Adverse Effect or Buyer Material Adverse Effect, as appropriate; (iii) items of record disclosed in the title reports listed in Section 4.9(a)(II) of the Target Disclosure Memorandum (the “Title Reports”); (iv) those matters shown on the surveys listed in Section 4.9(a)(III) of the Target Disclosure Memorandum (the “Surveys”); (v) the Liens which were granted by Target and the Target Subsidiaries to lenders pursuant to credit agreements or loan agreements in existence on the date of this Agreement which are described in Section 4.14(a) of the Target Disclosure Memorandum; (vi) Governmental regulations (including zoning), provided they do not adversely affect in any material respect the current use for the applicable property; and (vii) mechanics’, carriers’, workmen’s, or repairmen’s liens and other similar Liens which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the real property subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Target and the Target Subsidiaries and which have arisen or been incurred only in the ordinary course of business.

“Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Preferred Continued Stock” shall have the meaning set forth in Section 2.2(f).

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“Preferred Election” shall have the meaning set forth in Section 2.2(a).

“Preferred Stock Continued Interest Per Share” shall have the meaning set forth in Section 2.1(d)(i).

“Preferred Stock Price Per Share” shall have the meaning set forth in Section 2.1(d)(ii).

“Proxy Statement” shall have the meaning set forth in Section 7.1(a).

“PSLLC” shall have the meaning set forth in the Preamble.

“PSRT” shall have the meaning set forth in the Preamble.

“PSRT Contributed Stock” shall have the meaning set forth in the Preamble.

“PSRT Contribution” shall have the meaning set forth in the Preamble.

“Real Property” means the Owned Real Property and the Leased Real Property.

“Regulatory Authorities” means, collectively, the SEC, the NYSE, the Nasdaq National Market, the FTC the DOJ and all other federal, state, county, local or other governmental, administrative or regulatory agencies, authorities (including taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, tribunals or bodies having jurisdiction over the Parties and their respective Subsidiaries.

“REIT” shall have the meaning set forth in Section 4.8(c).

“REIT Subscription Transaction” means the purchase by more than 100 individuals of up to one hundred and fifty (150) shares of a newly created series of redeemable preferred stock of the Surviving Corporation at a price of up to $500 per share concurrently with the Effective Time, which purchases will be effectuated for the purpose of allowing the Surviving Corporation to continue to qualify as a REIT.

“Rent Roll” shall mean the rent roll provided to Buyer on June 20, 2002.

“Representative” means any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative engaged by a Person.

“Requisite Target Vote” shall have the meaning set forth in Section 4.2(a).

“Schedule 13E-3” shall have the meaning set forth in Section 4.2(d).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents (including, in each case, exhibits, financial statements, schedules, annexes, amendments or supplements thereto, and any other

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information incorporated by reference therein) filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Series A Convertible Preferred Stock” shall have the meaning set forth in Section 2.1(b).

“Space Lease” shall have the meaning set forth in Section 4.9(b).

“Special Committee” shall have the meaning set forth in the Preamble.

“Stock Purchase Rights” shall have the meaning set forth in Section 4.3(b).

“Stock Repurchase Rights” shall have the meaning set forth in Section 4.3(b).

“Stockholders Agreement” shall have the meaning set forth in the Preamble.

“Stockholders Meeting” means the special meeting of the stockholders of Target to be held pursuant to Section 7.1(b), including any adjournment or adjournments thereof.

“Subsidiaries” means, with respect to any Person, all those corporations, associations, or other business entities of which such Person either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Superior Proposal” means a bona fide written offer which is binding on the offeror and not solicited by or on behalf of Target, any Target Subsidiary or any of their respective Affiliates (or any of their respective officers, directors, employees or Representatives) made by a third party to acquire, directly or indirectly, all of the shares of common stock of Target pursuant to a tender offer followed by a merger, a merger or a purchase of all or substantially all of the assets of Target and the Subsidiaries (i) on terms which the Special Committee and the Board of Directors of Target (acting without the participation of Messrs. Ross, Ticotin and Zobler (or their respective successors)) each reasonably determines in good faith, each after consultation with an independent nationally recognized investment bank, to be more favorable from a financial point of view to Target and its stockholders (in their capacity as such) than the transactions

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contemplated hereby (to the extent the transactions contemplated hereby are proposed to be modified by Buyer in accordance with Section 9.1(h)), (ii) which is reasonably capable of being consummated on a timely basis (taking into account such factors as the Board of Directors of Target (acting without the participation of Messrs. Ross, Ticotin and Zobler (or their respective successors)) or the Special Committee in good faith deems relevant, including all legal, financial, regulatory and other aspects of such proposal (including the terms of any financing and the likelihood that the transaction would be consummated) and the identity of the Person making such proposal) and (iii) which is not conditioned on any financing, the obtaining of which in the reasonable good faith determination of the Board of Directors of Target (acting without the participation of Messrs. Ross, Ticotin and Zobler (or their respective successors)), based on the good faith recommendation of the Special Committee, is not then committed.

“Surveys” shall have the meaning set forth in the definition of the term “Permitted Encumbrances.”

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Statute” shall have the meaning set forth in Section 4.2(b).

“Target” shall have the meaning set forth in the first paragraph of this Agreement.

“Target Benefit Plans” shall have the meaning set forth in Section 4.13(a).

“Target Common Stock” shall have the meaning set forth in Section 2.1(b).

“Target Contracts” means those items (i) disclosed in Sections 4.14(a), 4.14(b), 4.14(c) and 4.14(d) of the Target Disclosure Memorandum or (ii) reflected in an exhibit to Target’s Form 10-K for the year ended December 31, 2001 or in any other Target SEC Report filed subsequent to such Form 10-K and prior to the date of this Agreement.

“Target Disclosure Memorandum” means the letter entitled “Target Disclosure Memorandum,” dated the date hereof, delivered to Buyer describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

“Target Environmental Report” shall mean the environmental reports, audits or similar documents with respect to the environmental condition of any Real Property that are listed in Section 4.10(f) of the Target Disclosure Memorandum.

“Target Financial Advisor” shall have the meaning set forth in Section 4.21.

“Target Financial Statements” means (i) the audited consolidated balance sheet (including related notes and schedules, if any) of Target as of December 31, 2001, and the related audited consolidated statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) for the fiscal year

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ended December 31, 2001, as filed by Target in SEC Documents, and (ii) the consolidated balance sheet of Target (including related notes and schedules, if any) and related statements of operations, changes in stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents (including in any SEC Documents filed subsequent to the date of this Agreement) filed with respect to periods ended subsequent to December 31, 2001 (including any periods ended subsequent to the date of this Agreement).

“Target Joint Venture” means any of the following Target Subsidiaries: Atlantic Realty LLC, Park Place KPT, LLC, Falls Pointe KPT, LLC, Brunswick Commercial LLC and Mercer Mill KPT LLC.

“Target Joint Venture Partner” means a member (other than Target and the Target Subsidiaries) of any of the following Target Subsidiaries: Atlantic Realty LLC, Park Place KPT, LLC, Falls Pointe KPT, LLC, Brunswick Commercial LLC and Mercer Mill KPT LLC.

“Target KAS Warrants” means warrants to purchase shares of Target Common Stock pursuant to (i) the Common Stock Purchase Warrant issued by Target to Mattatuck Realty Associates Limited Partnership dated July 1, 1998, relating to the right to purchase 33,400 shares of Target Common Stock, (ii) the Common Stock Purchase Warrant issued by Target to Mattatuck Realty Associates Limited Partnership dated July 1, 1998, relating to the right to purchase 33,400 shares of Target Common Stock, (iii) the Common Stock Purchase Warrant issued by Target to Steven M. Konover dated July 1, 1998, relating to the right to purchase 33,300 shares of Target Common Stock, (iv) the Common Stock Purchase Warrant Agreement issued by Target to Steven M. Konover dated July 1, 1998, relating to the right to purchase 33,300 shares of Target Common Stock, (v) the Common Stock Purchase Warrant issued by Target to Jane Coppa dated July 1, 1998, relating to the right to purchase 33,300 shares of Target Common Stock and (vi) the Common Stock Purchase issued by Target to Jane Coppa dated July 1, 1998, relating to the right to purchase 33,300 shares of Target Common Stock.

“Target Material Adverse Effect” means an event, change, occurrence, effect, fact, violation, development or circumstance which, individually or together with any other event, change, occurrence, effect, fact, violation, development or circumstance has a material adverse impact on (i) the financial condition, business, properties, assets or results of operations of Target and its Subsidiaries, taken as a whole, or (ii) the ability of Target to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, including the OP Distribution and the OP Merger; provided, that “Target Material Adverse Effect” shall not be deemed to include the impact of (A) changes in Laws of general applicability or interpretations thereof by courts or governmental authorities, (B) changes in generally accepted accounting principles, (C) actions and omissions of Target (or any of its Subsidiaries) taken with the prior informed written Consent of Buyer in contemplation of the transactions contemplated hereby, (D) the direct effects of any unreasonable refusal of Buyer to grant its consent under Section 6.1 or Section 6.2, (E) changes in general economic conditions nationally or regionally, (F) changes affecting the real estate

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industry generally which do not affect Target materially disproportionately relative to other participants in the real estate industry similarly situated, (G) any effects resulting from the public announcement of this Agreement or the transactions contemplated hereby, or (H) any of the items set forth in Section 10.1(a) of the Target Disclosure Memorandum.

“Target OP Agreement” means that certain Amended and Restated Agreement of Limited Partnership, dated as of February 24, 1998, as amended to date.

“Target OP Units” means, collectively, Target OP Units (Common) and Target OP Units (Preferred).

“Target OP Units (Common)” means common (as opposed to preferred) interests in the Target Operating Partnership.

“Target OP Units (Preferred)” means Series A Preferred Partnership Units in the Target Operating Partnership.

“Target Operating Partnership” shall have the meaning set forth in the Preamble.

“Target Preferred Stock” shall have the meaning set forth in Section 4.3(a).

“Target Preferred Warrants” means warrants to purchase shares of Target Common Stock pursuant to (i) the Warrant Agreement issued by Target to Blackacre Bridge Capital, L.L.C. dated April 3, 1996, relating to the right to purchase 200,000 shares of Target Common Stock, (ii) the Warrant Agreement issued by Target to Blackacre Holdings, L.L.C. dated November 12, 1996, relating to the right to purchase 60,000 shares of Target Common Stock, (iii) the Warrant Agreement issued by Target to National Union Fire Insurance Company of Pittsburgh dated November 12, 1996, relating to the right to purchase 20,000 shares of Target Common Stock and (iv) the Warrant Agreement issued by Target to Network Fund III, Ltd. dated November 12, 1996, relating to the purchase of 20,000 shares of Target Common Stock.

“Target SEC Reports” shall have the meaning set forth in Section 4.5(a).

“Target Stock Plans” means the existing stock option and other stock-based compensation plans of Target listed in Section 4.13(a) of the Target Disclosure Memorandum.

“Target Subsidiaries” means the Subsidiaries of Target, which shall include the Target Subsidiaries described in Section 4.4 and any corporation, limited liability company, limited partnership, limited liability partnership or other organization acquired as a Subsidiary of Target in the future and held as a Subsidiary by Target at the Effective Time.

“Target Warrants” means, collectively, Target KAS Warrants and Target Preferred Warrants.

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“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

“Tax Protection Agreement” shall have the meaning set forth in Section 4.14(b).

“Tax Return” means any report, return, information return, or other information required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

“Tenant Estoppel Certificates” shall have the meaning set forth in Section 4.9(b).

“Termination Amount” shall have the meaning set forth in Section 9.2(b).

“Termination Date” shall have the meaning set forth in Section 9.1(f).

“Termination Fee” shall have the meaning set forth in Section 9.2(b).

“Title Reports” shall have the meaning set forth in the definition of the term “Permitted Encumbrances”.

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

10.2     Brokers and Finders.

Except for Target Financial Advisor as to Target, each of the Parties represents and warrants that neither it nor any of its officers, directors, or employees has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby. Target hereby represents and warrants that the fees payable to Target Financial Advisor upon consummation of the transactions contemplated by this Agreement, including the Merger, are to be paid by Target and are equal to the amount set forth in Section 10.2 of the Target Disclosure Memorandum. In the event of a claim by any broker or finder based upon such Person’s representing or being retained by or allegedly representing or being retained by Target, Target agrees to pay any amounts due to such Person pursuant to the

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resolution of any such claim and Target agrees to indemnify and hold Buyer harmless of and from any Liability in respect of any such claim. In the event of a claim by any broker or finder based upon such Person’s representing or being retained by or allegedly representing or being retained by Buyer, Buyer agrees to pay any amounts due to such Person pursuant to the resolution of any such claim and Buyer agrees to indemnify and hold Target harmless of and from any Liability in respect of any such claim.

10.3     Entire Agreement.

Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 7.6(b), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

10.4     Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of this Agreement has been obtained; provided, that after any such approval by the holders of Target Common Stock, there shall be made no amendment that reduces or modifies in any material respect the consideration to be received by holders of Target Common Stock without the further approval of such stockholders.

10.5     Waivers.

(a)  Prior to or at the Effective Time, Buyer, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Target, to waive or extend the time for the compliance or fulfillment by Target of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Buyer under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Buyer.

(b)  Prior to or at the Effective Time, Target, acting through its Board of Directors, Chief Executive Officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Buyer, to waive or extend the time for the compliance or fulfillment by Buyer of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Target under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Target.

(c)  The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or

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construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

10.6     Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.7     Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Target:	Konover Property Trust, Inc.
3434 Kildaire Farm Road, Suite 200
Raleigh, NC 27606
Facsimile Number: (919) 372-3261
Attention: General Counsel

Copy to Counsel:	Alston & Bird LLP
3201 Beechleaf Court, Suite 600
Raleigh, NC 27604
Facsimile Number: (919) 862-2260
Attention: Robert Bergdolt, Esq.

Buyer:	PSRT
c/o Lazard Frères Real Estate Investors L.L.C.
30 Rockefeller Plaza, 50th Floor
New York, NY 10020
Facsimile Number: (212) 332-1793
Attention: General Counsel

and

Kimkon Inc.
c/o Kimco Realty Corporation
3333 New Hyde Park Road
Suite 100
Post Office Box 5020
New Hyde Park, New York 11042-0020
Facsimile Number: (516) 869-7117

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Attention: David B. Henry
Joseph G. Stevens

Copies to Counsel:	Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019-6064
Facsimile Number: (212) 757-3990
Attention: Jeffrey D. Marell, Esq.
Toby S. Myerson, Esq

and

Fried, Frank Harris, Shriver & Jacobson
One New York Plaza
New York, New York 10004-1980
Facsimile Number: (212) 859-4000
Attention: Steven Scheinfeld, Esq.

10.8     Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Maryland. The parties all expressly agree and acknowledge that the State of Maryland has a reasonable relationship to the parties and/or this Agreement.

10.9     Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.10     Captions; Articles and Sections.

The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

10.11     Interpretations.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

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10.12     Enforcement of Agreement.

The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.13     Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PSCO ACQUISITION CORP.

By:	/S/ DAVE HENRY
Name: Dave Henry Title: President

KONOVER PROPERTY TRUST, INC.

By:	/S/ J. MICHAEL MALONEY
Name: J. Michael Maloney Title: President

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APPENDIX A2

AMENDMENT NO.1 TO AGREEMENT AND PLAN OF MERGER

Amendment No. 1 (the “Amendment No. 1”), dated as of July 26, 2002, to the AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), dated as of June 23, 2002, by and between PSCO ACQUISITION CORP. (“Buyer”), a Maryland corporation, and KONOVER PROPERTY TRUST, INC. (“Target”), a Maryland corporation. All capitalized terms which are used but not otherwise defined herein shall have the meanings specified to such terms in the Merger Agreement.

WHEREAS, Buyer and Target are parties to the Merger Agreement, pursuant to which Buyer will merge with and into Target, with Target as the surviving corporation, on the terms and subject to the conditions set forth therein; and

WHEREAS, pursuant to Section 10.4 of the Merger Agreement, Buyer and Target wish to amend the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.    Exhibit B. Exhibit B of the Merger Agreement is hereby deleted in its entirety.

2.    Exhibit B-1. The Merger Agreement is hereby amended by inserting the exhibit attached hereto as Exhibit B-1 immediately following Exhibit A of the Merger Agreement. Pursuant to this paragraph 2, Exhibit B-1 attached hereto shall be Exhibit B-1 of the Merger Agreement.

3.    Exhibit B-2. The Merger Agreement is hereby amended by inserting the exhibit attached hereto as Exhibit B-2 immediately following Exhibit B-1 of the Merger Agreement. Pursuant to this paragraph 3, Exhibit B-2 attached hereto shall be Exhibit B-2 of the Merger Agreement.

4.    Whereas Clause. The fifth (5th) whereas clause in the Merger Agreement is hereby amended by deleting the reference to “(the “Co-Investment Agreement”)” in such whereas clause and replacing the reference to “(the “Co-Investment Agreement”)” with the following:

(as the same may be amended or modified from time to time
in accordance with its terms, the “Co-Investment Agreement”)

5.    Section 1.4. Section 1.4 of the Merger Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

Section 1.4    Charter.

If the Target Charter Amendments Two-Thirds Vote is obtained, the Charter of Target in effect immediately prior to the Effective Time shall be amended as of the Effective Time pursuant to the Articles of Merger to be substantially identical to the form of Charter attached hereto as Exhibit B-1, and, as so amended, such Charter shall be the Charter of the Surviving Corporation until duly amended or repealed. If the Requisite Target Vote is obtained but the Target Charter Amendments Two-Thirds Vote is not obtained, the Charter of Target in effect immediately prior to the Effective Time shall be amended as of the Effective Time pursuant to the Articles of Merger to be substantially identical to the form of Charter attached hereto as Exhibit B-2, and, as so amended, such Charter shall be the Charter of the Surviving Corporation until duly amended or repealed.

6.    Section 2.1(a). Section 2.1(a) of the Merger Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

(a) (i) Each share of Buyer Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation and (ii) each share of Buyer Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of series B redeemable preferred stock of the Surviving Corporation designated “Series B Redeemable Preferred Stock” and having the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other terms and conditions set forth in the form of Charter of the Surviving Corporation attached to this Agreement as Exhibit B-1, in the case that the Target Charter Amendments Two-Thirds Vote is obtained, and Exhibit B-2, in the case that the Requisite Target Vote is obtained but the Target Charter Amendments Two-Thirds Vote is not obtained.

7.    Section 2.2(f). Section 2.2(f) of the Merger Agreement is hereby amended by deleting the reference to “Exhibit B” in such section and replacing the reference to “Exhibit B” with the following:

Exhibit B-1, in the case that the Target Charter Amendments Two-Thirds Vote is obtained, and Exhibit B-2, in the case that the Requisite Target Vote is obtained but the Target Charter Amendments Two-Thirds Vote is not obtained

8.    Section 4.2(a). Section 4.2(a) of the Merger Agreement is hereby amended by deleting such section in its entirety and replacing it with the following.

A2-2

Target has the corporate power and authority necessary to execute, deliver and, other than with respect to the Merger, perform this Agreement and with respect to the Merger, subject to obtaining the approval of this Agreement and the Merger by the affirmative vote of the holders of a majority of the then outstanding shares of Target Common Stock (the “Requisite Target Vote”), to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (other than certain Charter amendments contemplated by Exhibit B-1 which require obtaining the Target Charter Amendments Two-Thirds Vote). The execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered by Target or any Target Subsidiary prior to or at the Effective Time and the consummation of the transactions contemplated herein, including the Merger, the OP Transfer, the OP Merger and the OP Distribution, have been duly and validly authorized by the Special Committee and the Board of Directors of Target (including, with respect to the OP Merger and the OP Distribution, on behalf of Target in its capacity as the general partner of the Target Operating Partnership, and with respect to the OP Transfer, on behalf of Target in its capacity as the sole stockholder of KPTPHC) and, except for obtaining the Requisite Target Vote, no other corporate action on the part of Target is necessary to authorize the execution, delivery and performance by Target of this Agreement and the consummation by Target or any Target Subsidiary of the transactions contemplated herein (other than certain Charter amendments contemplated by Exhibit B-1 which require obtaining the Target Charter Amendments Two-Thirds Vote). This Agreement has been duly executed and delivered by Target and is a legal, valid, and binding obligation of Target, enforceable against Target in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

9.    Section 4.19. Section 4.19 of the Merger Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

Section 4.19. Target Voting Requirements.

Other than the Target Charter Amendments Two-Thirds Vote necessary to amend certain provisions of Target’s Charter pursuant to the Merger as contemplated by Exhibit B-1, the Requisite Target Vote is the only vote of the holders of any class or series of the stock

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of the Target necessary under the Target’s Charter, the MGCL or any other Law or the rules of the NYSE, to adopt this Agreement and approve the transactions contemplated by this Agreement and for consummation by Target of the transactions contemplated by this Agreement.

10.    Section 5.1.    Section 5.1 of the Merger Agreement is hereby amended by adding the following sentence immediately before the last sentence in such section:

Buyer has, on or prior to the date of Amendment No.1, delivered to Target a true, complete and correct copy of the Charter of Buyer, as amended and in full force and effect as of the date of Amendment No.1.

11.    Section 5.5.    Section 5.5 of the Merger Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

5.5    Capitalization.

The authorized stock of Buyer consists of forty million (40,000,000) shares of Buyer Common Stock and one hundred fifty (150) shares of Buyer Preferred Stock. As of the date of this Agreement, one thousand (1000) shares of Buyer Common Stock are validly issued and outstanding and fully paid and nonassessable, of which five hundred (500) shares are owned by PSRT and five hundred (500) shares are owned by KI. As of the date of this Agreement, no shares of Buyer Preferred Stock are issued and outstanding. After giving effect to the transactions contemplated by the Co-Investment Agreement, the transactions contemplated by this Agreement, including the Merger, and the REIT Subscription Transaction, and assuming that all holders of Series A Convertible Preferred Stock elect to receive the Preferred Stock Continued Interest Per Share, the issued and outstanding stock of the Surviving Corporation immediately after giving effect to the foregoing will be in all material respects as set forth in Section 5.5 of the Buyer Disclosure Memorandum.

12.    Section 10.1(a).    Section 10.1(a) of the Merger Agreement is hereby amended by adding the following definition of “Amendment No. 1” immediately after the definition of “Agreement”:

“Amendment No. 1” means the Amendment No. 1 to the Merger Agreement, dated as of July 26, 2002, by and between Buyer and Target.

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13.    Section 10.1(a).    Section 10.1(a) of the Merger Agreement is hereby amended by adding the following definition of “Buyer Preferred Stock” immediately after the definition of “Buyer Material Adverse Effect”:

“Buyer Preferred Stock” means the Redeemable Preferred Stock, par value $.01 per share, of Buyer.

14.    Section 10.1(a).    Section 10.1(a) of the Merger Agreement is hereby amended by deleting the definition of “Exhibit B” in its entirety.

15.    Section 10.1(a).    Section 10.1(a) of the Merger Agreement is hereby amended by adding the following definition of “Exhibit B-1” immediately after the definition of “Exhibit A”:

“Exhibit B-1” means the Exhibit so marked, a copy of which is attached to this Agreement. Such Exhibit is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

16.    Section 10.1(a).    Section 10.1(a) of the Merger Agreement is hereby amended by adding the following definition of “Exhibit B-2” immediately after the definition of “Exhibit B-1”:

“Exhibit B-2” means the Exhibit so marked, a copy of which is attached to this Agreement. Such Exhibit is hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

17.    Section 10.1(a).    Section 10.1(a) of the Merger Agreement is hereby amended by deleting the definition of “REIT Subscription Transaction” in its entirety and replacing such definition with the following:

“REIT Subscription Transaction” means the purchase by more than 100 individuals of up to one hundred fifty (150) shares of Buyer Preferred Stock at a price of up to $500 per share immediately prior to the Effective Time, which purchases will be effectuated for the purpose of allowing the Surviving Corporation to continue to qualify as a REIT and, to the extent the form of Charter attached hereto as Exhibit B-2 becomes the Charter of the Surviving Corporation because the Target Requisite Vote is obtained but the Target Charter Amendments Two-Thirds Vote is not obtained, complying with subparagraph A(4)(b)(iii) of Article IV of the Surviving Corporation’s Charter.

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18.    Section 10.1(a). Section 10.1(a) of the Merger Agreement is hereby amended by adding the following definition of “Target Charter Amendments Two-Thirds Vote” immediately after the definition of “Target Benefit Plans”:

“Target Charter Amendments Two-Thirds Vote” means the affirmative vote of the holders of two-thirds of the shares of Common Stock of Target outstanding.

19.    Continued Force and Effect. This Amendment No. 1 shall not constitute a waiver, amendment or modification of any other provision of the Merger Agreement not expressly referred to herein. Except as expressly amended or modified herein, the provisions of the Merger Agreement are and shall remain in full force and effect. From and after the date hereof, all references to the Merger Agreement or to “this Agreement” in the Merger Agreement shall be deemed to mean the Merger Agreement, as amended by this Amendment No. 1.

20.    Counterparts. This Amendment No. 1 may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

21.    Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties hereto agree that this Amendment No. 1 shall be governed by and construed in all respects in accordance with the laws of the State of Maryland. The parties hereto all expressly agree and acknowledge that the State of Maryland has a reasonable relationship to the parties and/or this Amendment No. 1.

22.    Amendments. This Amendment No. 1 and any of the provisions hereof may not be amended, altered or added to in any manner except by a document in writing and signed by each party hereto.

23.    Captions; Articles and Sections. The captions contained in this Amendment No. 1 are for reference purposes only and are not part of this Amendment No. 1. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of the Merger Agreement, as amended by this Amendment No. 1.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed and delivered by their respective officers hereunto duly authorized on the first day above written.

PSCO ACQUISITION CORP.

By:        /s/    DAVID B. HENRY
Name: David B. Henry
Title:   President

KONOVER PROPERTY TRUST, INC.

By:        /s/    J. MICHAEL MALONEY
Name: J. Michael Maloney
Title:   President

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Exhibit B-1

KIMSOUTH REALTY INC.

CHARTER1

ARTICLE I

NAME

The name of the corporation is Kimsouth Realty Inc.

ARTICLE II

PURPOSES

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland now or hereafter in force. Subject to, and not in limitation of the authority of the preceding sentence, the Corporation intends to engage in business as a REIT. The Corporation has all powers granted by law to Maryland corporations and all other powers not inconsistent with law that are appropriate to promote and attain its purpose.

1 The Articles of Merger to be filed with the State Department of Assessments and Taxation of the State of Maryland will amend the Charter of Konover Property Trust, Inc., as the surviving corporation in the merger of PSCO Acquisition Corp. with and into Konover Property Trust, Inc., to read as set forth herein.

ARTICLE III

PRINCIPAL OFFICE IN MARYLAND
AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland are The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The Corporation may have such other offices or places of business within or without the State of Maryland as the Board may from time to time determine.

ARTICLE IV

STOCK

Section 1.    Authorized Shares.    The total number of shares of stock of all classes that the Corporation has authority to issue is forty two million three hundred seventy-seven thousand five hundred eleven (42,377,511) shares, $.01 par value per share. Of these shares, forty million (40,000,000) are initially classified as “Common Stock” (the “Common Stock”), and two million three hundred seventy-seven thousand five hundred eleven (2,377,511) are initially classified as “Preferred Stock” (the “Preferred Stock”). Two million three hundred seventy-seven thousand three hundred sixty one (2,377,361) shares of Preferred Stock are initially designated “Series A Convertible Preferred Stock” and one hundred fifty (150) shares of Preferred Stock are initially designated “Series B Redeemable Preferred Stock”. The aggregate par value of all of the shares of Common Stock is $400,000.00, the aggregate par value of all of the shares of Preferred Stock is $23,775.11 and the aggregate par value of all of the shares of all classes is $423,775.11. Subject to the other provisions of this Charter, the Board may (i) classify and reclassify any unissued shares of Stock into a class or classes of Common Stock or Preferred Stock and divide and classify shares of any class into one or more series of such class by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms and conditions of redemption of such shares of Stock, (ii) authorize the issuance by the Corporation from time to time of shares of Stock of any class or series or of securities convertible into shares of Stock of any class or series, and (iii) without any action by the Stockholders, amend this Charter to increase or decrease the aggregate number of shares of Stock or the number of shares of Stock of any class or series that the Corporation has authority to issue.

Section 2.    Common Stock.    Subject to Article VI of this Charter, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

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A.    Voting Power.    Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any other class or series of Stock herein or hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

B.    Dividends.    Subject to applicable law and the preferences of any class or series of Stock herein or hereafter classified or reclassified, dividends, including dividends payable in shares of a class or series of Stock, shall be paid ratably on shares of Common Stock at such time and in such amounts as the Board may authorize.

C.    Liquidation.    In the event of any Liquidation of the Corporation, the holders of shares of Common Stock shall be entitled, together with the holders of shares of any other class or series of Stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation, after payment or provision for payment of the debts and other liabilities (including any appropriate reserve) of the Corporation and the amount to which the holders of shares of any class or series of Stock herein or hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

Section 3.    Series A Convertible Preferred Stock.    Subject to Article VI of this Charter, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock:

A.    Designation and Number of Shares.    The shares of this series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The Series A Preferred Stock shall consist of two million three hundred seventy seven thousand three hundred sixty one (2,377,361) shares of Preferred Stock, $.01 par value per share, which number may be increased or decreased (but not below the number of shares of Series A Preferred Stock then issued and outstanding) from time to time by a resolution or resolutions of the Board as provided in Section 1 of this Article IV.

B.    Rank.    The Series A Preferred Stock shall with respect to dividends and distributions of assets and rights upon the occurrence of a Liquidation rank senior to (i) all classes of common stock of the Corporation (including, without limitation, the Common Stock)), (ii) the Series B Preferred Stock, and (iii) each other class or series of Stock hereafter created other than any such class or series that is Parity Stock or Senior Stock with respect to the Series A Preferred Stock.

C.     Distributions or Dividends.

(i) Series A Distributions or Dividends. The holders of shares of Series A Preferred Stock, in preference to the holders of shares of Common Stock and each other class or series of Stock that is Junior Stock with respect to the Series A Preferred Stock, shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out

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of funds legally available therefor, cumulative dividends at an annual rate equal to 9% of the Series A Liquidation Preference, calculated on the basis of a 360-day year, consisting of twelve 30-day months, accruing on a daily basis (whether or not authorized) from the date of issuance thereof. The Board may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of such dividends, which record date shall not be more than sixty (60) days prior to the applicable dividend payment date.

(ii)    Junior Stock Distributions or Dividends.    The Corporation shall not declare or pay any cash dividends on, or make any other distributions with respect to, or redeem, purchase or otherwise acquire for consideration, any shares of any class or series of Stock that is Junior Stock with respect to the Series A Preferred Stock unless and until all dividends on the Series A Preferred Stock accrued as of the last day of the most recently ended quarter have been paid in full.

(iii)    No Other Distributions or Dividends.    The holders of shares of Series A Preferred Stock shall not be entitled to receive, and the Corporation shall not declare and pay to the holders of the Series A Preferred Stock, any dividends or other distributions except as provided herein. No interest shall be payable in respect of any dividend payment or payments in respect of shares of Series A Preferred Stock which may be in arrears.

(iv)    Notice.    In case at any time or from time to time the Corporation shall declare a dividend or other distribution on its shares of Common Stock, then the Corporation shall deliver in person, mail by certified mail, return receipt requested, mail by overnight mail or send by telecopier to each holder of shares of Series A Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the record date fixed in accordance with Section 3C (i) of this Article IV, a notice stating the record date fixed in accordance with Section 3C (i) of this Article IV or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend or distribution are to be determined.

D.     Liquidation Preference.

(i)    Priority Payment.    Upon a Liquidation, the holders of shares of Series A Preferred Stock shall be paid for each share of Series A Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its Stockholders, an amount equal to $2.10 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series A Preferred Stock) (the “Series A Liquidation Preference”) plus, as provided in Section 3C of this Article IV, all accrued and unpaid dividends, if any, with respect to each share of Series A Preferred Stock, before any payment or distribution is made to any class or series of Stock that is Junior Stock with respect to the Series A Preferred Stock. If the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock and shares of each class or series of Stock that is Parity Stock with respect to the Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of Series A Preferred Stock and shares of Parity Stock shall be distributed among and paid to such holders ratably in proportion to the

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amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(ii)    No Additional Payment.    After the holders of all shares of Series A Preferred Stock shall have been paid in full the amounts to which they are entitled in Section 3D(i) of this Article IV, the holders of shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of shares of Junior Stock in accordance with this Charter.

(iii)    In determining whether a distribution (other than upon a Liquidation), by dividend, redemption, purchase or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon Liquidation of holders of the Series A Preferred Stock will not be added to the Corporation’s total liabilities.

E.    Change of Control.

(i)    Redemption.    Upon a Change of Control, the Corporation shall have the right, at its sole option and election, to redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock for cash, at a price per share (the “Series A Redemption Price”) equal to the sum of (x) the Series A Liquidation Preference plus (y) an amount equal to all accrued and unpaid dividends, if any, with respect to each share of Series A Preferred Stock as provided in Section 3C of this Article IV until the later to occur of the effective date of a Change of Control or the date of the Series A Redemption Notice (the “Series A Redemption Date”), in accordance with the following clauses (1), (2), (3) and (4):

(1)    Change of Control Notice.    Written notice of any Change of Control pursuant to this Section 3E(i) (the “Change of Control Notice”) shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight courier or sent by telecopier to the holders of record of the shares of Series A Preferred Stock to each such holder at its address as shown in the records of the Corporation at least five (5) Business Days prior to the scheduled effective date of the Change of Control.

(2)    Redemption Notice.    Written notice of any election by the Corporation to redeem the shares of Series A Preferred Stock pursuant to this Section 3E(i) (the “Series A Redemption Notice”) shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight courier or sent by telecopier to the holders of record of the shares of Series A Preferred Stock to each such holder at its address as shown in the records of the Corporation concurrently with the Change of Control Notice or at any time thereafter, but in no event later than the thirtieth (30th) day following the effective date of the Change of Control; provided, however, that neither the failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock except as to the holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective; provided, further, that any redemption pursuant to a Series A Redemption Notice given prior to the effective date of a

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Change of Control shall be conditioned on and made subject to the effectiveness of such Change of Control. The Series A Redemption Notice shall state:

(w)    that the Corporation is redeeming all shares of Series A Preferred Stock as of the Series A Redemption Date;

(x)    the Series A Redemption Price and, in the case of a Change of Control described in clauses (a)(i) and (ii) of the definition thereof, the amount and form of consideration to be received by the holders of Common Stock in connection with the transaction giving rise to the Change of Control;

(y)    that the holder is to surrender to the Corporation, at the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed; and

(z)    that dividends on the shares of the Series A Preferred Stock shall cease to accrue on the Series A Redemption Date unless the Corporation defaults in the payment of the Series A Redemption Price.

(3)    Surrender of Certificates and Payment. Upon surrender by a holder of Series A Preferred Stock of the certificate or certificates representing shares of Series A Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Series A Redemption Notice, the full Series A Redemption Price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(4)    Termination of Rights. Unless the Corporation defaults in the payment in full of the Series A Redemption Price in respect of a share of Series A Preferred Stock, dividends on such share of Series A Preferred Stock shall cease to accrue on the Series A Redemption Date, such share of Series A Preferred Stock shall no longer be deemed to be outstanding, and the holder of such share shall cease to have any further rights with respect thereto on the Series A Redemption Date, other than the right to receive the Series A Redemption Price with respect to such share of Series A Preferred Stock.

(ii)    In connection with a Change of Control, unless the Corporation elects to redeem the Series A Preferred Stock pursuant to Section 3E(i):

(1)    if the Corporation is the resulting or surviving Person in the Change of Control, the Corporation shall ensure that the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock are not altered or changed so as to affect the holders of shares of Series A Preferred Stock adversely; or

(2)    if the Corporation is not the resulting or surviving Person, the Corporation shall make effective provision such that, upon consummation of the transaction

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giving rise to the Change of Control, the holders of shares of Series A Preferred Stock shall receive preferred stock of the resulting or surviving person having substantially identical terms as the Series A Preferred Stock.

F.    Voting Power.    The Series A Preferred Stock shall not entitle the holder thereof to vote on any matter entitled to be voted on by the Stockholders of the Corporation, whether at a special or annual meeting, except that the holders of Series A Preferred Stock shall be entitled to vote, as a class, on any proposal to amend this Section 3 of this Article IV in connection with an amendment of this Charter which would alter or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock so as to affect them adversely; provided, that the following items shall not be deemed to be an amendment that affects the holders of the Series A Preferred Stock adversely: (1) amendment of this Charter to authorize or create, or to increase the amount of, any class or series of Stock (irrespective of whether such class or series is Junior Stock, Parity Stock or Senior Stock with respect to the Series A Preferred Stock); or (2) any revocation or termination of the Corporation’s REIT election pursuant to section 856(g) of the Code or any waiver, amendment or modification of Article V or Article VI of this Charter.

G.    Conversion.

(i)    Optional Conversion.    Any holder of shares of Series A Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section 3G, any or all of such holder’s shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Series A Preferred Stock being so converted multiplied by the quotient of (x) the Series A Liquidation Preference divided by (y) the conversion price of $2.10 per share, subject to adjustment as provided in Section 3G (iii) of this Article IV (such price in clause (y), the “Series A Conversion Price”). Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series A Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series A Preferred Stock), accompanied by written notice (the “Series A Conversion Notice”) that the holder elects to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to Section 3G (v) of this Article IV. All certificates representing shares of Series A Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series A Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted and, to the extent funds are legally available therefor, an amount equal to

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all accrued and unpaid dividends, if any, payable with respect to such surrendered shares in accordance with Section 3C of this Article IV as of the date of surrender. Each conversion pursuant to this Section 3G shall be deemed to have been effected at the close of business on the date on which the certificate(s) representing the shares of Series A Preferred Stock are surrendered (the “Series A Specified Conversion Time”). Upon surrender of certificate(s) representing shares of Series A Preferred Stock, the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock as of the Series A Specified Conversion Time, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

(ii)    Termination of Rights.    As of the Series A Specified Conversion Time, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (1) receive certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted, (2) the payment of accrued and unpaid dividends, if any, pursuant to Section 3C of this Article IV, and (3) exercise the rights to which they are entitled as holders of Common Stock.

(iii)    Adjustments to Conversion Price.    The Series A Conversion Price, and the number and type of securities to be received upon conversion of shares of Series A Preferred Stock, shall be subject to adjustment as follows:

(1)    Dividend, Subdivision, Combination or Reclassification of Common Stock.    In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series A Preferred Stock (x) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Common Stock, (y) subdivide the outstanding shares of Common Stock into a larger number of shares or (z) combine the outstanding shares of Common Stock into a smaller number of shares, then, and in each such case, the Series A Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 3G(iii)(1) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(2)    Other Changes.    In case the Corporation at any time or from time to time, prior to the conversion of shares of Series A Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in Section 3G(iii)(1) of this Article IV (but not including any action described in such

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Section) and the Board in good faith determines that it would be equitable in the circumstances to adjust the Series A Conversion Price as a result of such action, then, and in each such case, the Series A Conversion Price shall be adjusted in such manner and at such time as the Board in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series A Preferred Stock).

(3)    No Adjustment.    Notwithstanding anything herein to the contrary, no adjustment under this Section 3G(iii) need be made to the Series A Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Series A Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of the Series A Conversion Price. Any adjustment to the Series A Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Series A Preferred Stock pursuant to this Section 3G.

(4)    Abandonment.    If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to Stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Series A Conversion Price shall be required by reason of the taking of such record.

(5)    Certificate as to Adjustments.    Upon any adjustment in the Series A Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) days) following any of the foregoing transactions deliver to each registered holder of shares of Series A Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the chief financial officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series A Conversion Price then in effect following such adjustment.

(iv)    Reservation of Common Stock.    The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

(v)    No Conversion Tax or Charge.    The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities

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laws) in such names as set forth in the Series A Conversion Notice; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

(vi)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder of any share of Series A Preferred Stock would otherwise be entitled upon conversion thereof, the Corporation shall pay cash in an amount equal to such fraction multiplied by the then-effective Series A Conversion Price. The fractional shares of Common Stock to which the holder of any share of Series A Preferred Stock would otherwise be entitled upon conversion thereof will be aggregated and no holder will be entitled to receive upon such conversion cash in an amount equal to or greater than the value of one full share of Common Stock.

Section 4.    Series B Redeemable Preferred Stock.    Subject to Article VI of this Charter, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series B Preferred Stock:

A.    Designation and Number.    The shares of this series of Preferred Stock shall be designated as “Series B Redeemable Preferred Stock” (the “Series B Preferred Stock”). The Series B Preferred Stock shall consist of one hundred fifty (150) shares of Preferred Stock, $.01 par value per share, which number may be increased or decreased (but not below the number of shares of Series B Preferred Stock then issued and outstanding) from time to time by a resolution or resolutions of the Board as provided in Section 1 of this Article IV.

B.    Rank.    The Series B Preferred Stock shall with respect to dividends and distributions of assets and rights upon the occurrence of a Liquidation rank (i) junior to the Series A Preferred Stock and (ii) senior to (x) the Common Stock and (y) each other class or series of Stock hereafter created other than any such class or series that is Parity Stock or Senior Stock with respect to the Series B Preferred Stock.

C.    Distributions or Dividends.

(i)    Series B Distributions or Dividends.    The holders of shares of Series B Preferred Stock shall, in preference to the holders of shares of Common Stock and each other class or series of Stock that is Junior Stock with respect to the Series B Preferred Stock, be entitled to receive, when, as and if authorized by the Board, out of funds legally available therefor, cumulative dividends at an annual rate equal to 9% of the Series B Liquidation Preference, calculated on the basis of a 360-day year, consisting of twelve 30-day months, accruing on a daily basis (whether or not authorized) from the date of issuance thereof. The Board may fix a record date for the determination of holders of shares of Series B Preferred

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Stock entitled to receive payment of such dividends, which record date shall not be more than sixty (60) days prior to the applicable dividend payment date.

(ii)    Junior Stock Distributions or Dividends.    The Corporation shall not declare or pay any cash dividends on, or make any other distributions with respect to, or redeem, purchase or otherwise acquire for consideration, any shares of any class or series of Stock that is Junior Stock with respect to Series B Preferred Stock unless and until all dividends on the Series B Preferred Stock accrued as of the last day of the most recently ended calendar year have been paid in full.

(iii)    No Other Distributions or Dividends.    The holders of shares of Series B Preferred Stock shall not be entitled to receive, and the Corporation shall not declare and pay to the holders of the Series B Preferred Stock, any dividends or other distributions except as provided herein. No interest shall be payable in respect of any dividend payment or payments in respect of shares of Series B Preferred Stock which may be in arrears.

D.    Liquidation Preference.

(i)    Priority Payment.    Upon a Liquidation, the holders of shares of Series B Preferred Stock shall be paid for each share of Series B Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its Stockholders, an amount equal to $500.00 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series B Preferred Stock) (the “Series B Liquidation Preference”) plus, as provided in Section 4C of this Article IV, all accrued and unpaid dividends, if any, with respect to each share of Series B Preferred Stock, before any payment or distribution is made to any class or series of Stock that is Junior Stock with respect to the Series B Preferred Stock. If the assets of the Corporation available for distribution to the holders of shares of Series B Preferred Stock and each class or series of Stock that is Parity Stock with respect to the Series B Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of Series B Preferred Stock and shares of Parity Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(ii)    No Additional Payment.    After the holders of all shares of Series B Preferred Stock shall have been paid in full the amounts to which they are entitled in Section 4D(i) of this Article IV, the holders of shares of Series B Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of shares of Junior Stock in accordance with this Charter.

(iii)    In determining whether a distribution (other than upon a Liquidation), by dividend, redemption, purchase or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon Liquidation of holders of the Series B Preferred Stock will not be added to the Corporation’s total liabilities.

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E.    Redemption.

(i)    Optional Redemption.    At any time, the Corporation, at its sole option and election, may redeem all or a portion of the shares of Series B Preferred Stock for cash, at a price per share (the “Series B Redemption Price”) equal to the sum of (x) the Series B Liquidation Preference plus (y) all accrued and unpaid dividends, if any, with respect to each share of Series B Preferred Stock as provided in Section 4C of this Article IV.

(ii)    Redemption Notice.    Written notice of any election by the Corporation to redeem shares of Series B Preferred Stock pursuant to Section 4E(i) of this Article IV (the “Series B Redemption Notice”) shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight courier or sent by telecopier first class mail, postage prepaid, to each holder of record at such holder’s address as it appears on the stock register of the Corporation; provided, however, that neither the failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series B Preferred Stock to be redeemed except as to the holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective; provided, further, that in the event the Corporation chooses to redeem outstanding shares of Series B Preferred Stock in the manner set forth in Section 4E(iii) of this Article IV, the Corporation shall be required to send a Series B Redemption Notice only to the holders of shares of Series B Preferred Stock that the Corporation chooses to redeem. The Series B Redemption Notice shall state:

(1)    that the Corporation is redeeming shares of Series B Preferred Stock;

(2)    the Series B Redemption Price;

(3)    if less than all of the shares of Series B Preferred Stock held by such holder are to be redeemed, the number of shares of Series B Preferred Stock held by such holder, as of the appropriate record date, that the Corporation intends to redeem;

(4)    the date fixed for redemption (the “Series B Redemption Date”);

(5)    that the holder is to surrender to the Corporation, at the place or places where certificates for shares of Series B Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his, her or its certificate or certificates representing the shares of Series B Preferred Stock to be redeemed; and

(6)    that dividends on the shares of the Series B Preferred Stock to be redeemed shall cease to accrue on such Series B Redemption Date unless the Corporation defaults in the payment of the Series B Redemption Price.

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(iii)    Redemption of Less Than All Shares.    In the event of a redemption pursuant to Section 4E(i) of this Article IV of less than all of the then outstanding shares of Series B Preferred Stock, the Corporation shall have the option to effect such redemption either (x) pro rata according to the number of shares held by each holder of Series B Preferred Stock or (y) by selecting the holders whose shares of Series B Preferred Stock the Corporation wishes to purchase, in its sole discretion. In exercising the discretion described in the preceding clause (y), the Board shall consider whether the redemption would be in the interests of the Corporation in order to maintain any exemptions from applicable federal or state laws that are based upon the number of security holders of the Corporation.

(iv)    Surrender of Certificates and Payment.    Upon surrender by a holder of Series B Preferred Stock of the certificate or certificates representing shares of Series B Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Series B Redemption Notice, the full Series B Redemption Price for such shares shall be payable in cash to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued by the Corporation representing the unredeemed shares.

(v)    Termination of Rights.    Unless the Corporation defaults in the payment in full of the Series B Redemption Price in respect of a share of Series Preferred Stock, dividends on such share of Series B Preferred Stock called for redemption shall cease to accrue on the Series B Redemption Date, such share of Series B Preferred Stock called for redemption shall no longer be deemed to be outstanding, and the holder of such redeemed share shall cease to have any further rights with respect thereto on the Series B Redemption Date, other than the right to receive the Series B Redemption Price with respect to such share of Series B Preferred Stock.

F.    Voting Power.    The Series B Preferred Stock shall not entitle the holder thereof to vote on any matter entitled to be voted on by the Stockholders of the Corporation, whether at a special or annual meeting, except that the holders of Series B Preferred Stock shall be entitled to vote, as a class, on any proposal to amend this Section 4 of this Article IV in connection with an amendment of this Charter which would alter or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series B Preferred Stock so as to affect them adversely; provided, that the following items shall not be deemed to be an amendment that affects the holders of the Series B Preferred Stock adversely: (1) amendment of this Charter to authorize or create, or to increase the amount of, any class or series of Stock (irrespective of whether such class or series is Junior Stock, Parity Stock or Senior Stock with respect to the Series B Preferred Stock); or (2) any revocation or termination of the Corporation’s REIT election pursuant to section 856(g) of the Code or any waiver, amendment or modification of Article V or Article VI of this Charter.

G.    Conversion.    The shares of Series B Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

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Section 5.    Charter and Bylaw Provisions Applicable to All Stockholders.    All Persons who shall acquire shares of Stock in the Corporation shall acquire such shares subject to the provisions of this Charter and the Bylaws, including, without limitation, the restrictions of Article VI of this Charter.

Section 6.    Preemptive Rights.    Except as may be provided by the Board in setting the terms of classified or reclassified shares of stock pursuant to Section 1 of Article IV or as may otherwise be provided by contract, no holder of shares of Stock shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of Stock or any other security of the Corporation which the Corporation may issue or sell.

ARTICLE V

REIT QUALIFICATION

The Board shall use commercially reasonable efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the status of the Corporation as a REIT until the Restriction Termination Date. Upon the occurrence of the Restriction Termination Date, the Board may at any time cause the Corporation’s REIT election to be revoked or terminated pursuant to section 856(g) of the Code. The Board has the power to waive any provision of this Article V or Article VI of this Charter in connection with any Transfer or otherwise, or to modify the application of any provision of this Article V or Article VI of this Charter to any Transfer or other event or circumstance, as the Board may determine in its sole discretion.

ARTICLE VI

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF

SHARES OF STOCK

Section 1. Restrictions on Ownership and Transfer.

A.    100 Stockholder Requirement.    Prior to the Restriction Termination Date, the outstanding shares of Stock shall be Beneficially Owned by no fewer than 100 Persons (determined without reference to any rules of attribution) and any Transfer that, if effective, would result in the outstanding shares of Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares of Stock which would be otherwise beneficially owned (determined without reference to any rules of attribution) by the transferee, and the intended transferee shall acquire no rights in such shares of Stock.

B.    Closely Held Restriction.    From the date upon which this Charter is accepted for record by the State Department of Assessments and Taxation of the State of Maryland and prior to the Restriction Termination Date, any Transfer that, if effective, would

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result in the Corporation being Closely Held shall be void ab initio as to the Transfer of that number of shares of Stock which would cause the Corporation to be Closely Held, and the intended transferee shall acquire no rights in such shares of Stock.

C.    Tenant Ownership Restriction.    From the date upon which this Charter is accepted for record by the State Department of Assessments and Taxation of the State of Maryland and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation Constructively Owning more than 9.9% of the ownership interests in a tenant or subtenant of the real property of the Corporation, the Partnership or any other Person in which either the Corporation or the Partnership owns an interest, within the meaning of section 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Stock which would cause the Corporation to Constructively Own more than 9.9% of such ownership interests, and the intended transferee shall acquire no rights in such shares of Stock.

Section 2.    Transfer to Charitable Trust.    If, notwithstanding the provisions contained in Section 1 of this Article VI, (i) prior to the Restriction Termination Date, there is a purported Transfer that, if effective, would result in the outstanding shares of Stock being Beneficially Owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) from the date upon which this Charter is accepted for record by the State Department of Assessments and Taxation of the State of Maryland and prior to the Restriction Termination Date, there is a purported Transfer that, if effective, would result in the Corporation being Closely Held or (iii) from the date upon which this Charter is accepted for record by the State Department of Assessments and Taxation of the State of Maryland and prior to the Restriction Termination Date, there is a purported Transfer that, if effective, would cause the Corporation to Constructively Own more than 9.9% of the ownership interests in a tenant or subtenant of the real property of the Corporation, the Partnership or any other Person in which either the Corporation or the Partnership owns an interest, within the meaning of section 856(d)(2)(B) of the Code, then (x) the purported transferee shall not acquire any right or interest in such number of shares of Stock, the ownership of which by such purported transferee or record holder would (A) result in the outstanding shares of Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being Closely Held or (C) cause the Corporation to Constructively Own more than 9.9% of the ownership interests in a tenant or subtenant of the real property of the Corporation, the Partnership or any other Person in which either the Corporation or the Partnership owns an interest, within the meaning of section 856(d)(2)(B) of the Code, (y) such number of shares of Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and transferred automatically and by operation of law to a Charitable Trust to be held in accordance with Section 6 of this Article VI, and (z) the Prohibited Owner shall submit a certificate or certificates representing such number of shares of Stock to the Corporation for registration in the name of the Trustee. Such transfer to a Charitable Trust and the designation of shares as Shares-in-Trust shall be effective as of the close of business on the business day prior to the date of the Transfer.

Section 3.    Remedies For Breach.    If the Board, or its designee, shall at any time determine in good faith that a Transfer has taken place in violation of Section 1 of this Article VI

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or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Stock in violation of Section 1 of this Article VI, the Board or such designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or acquisition; provided, however, that any Transfer or attempted Transfer in violation of Section 1 of this Article VI shall automatically result in the transfer to the Charitable Trust described in Section 2 of this Article VI and, where applicable, such Transfer or acquisition shall be void ab initio as provided above irrespective of any action (or non-action) by the Board.

Section 4.    Notice of Restricted Transfer.    Any Person who acquires or attempts to acquire shares of Stock in violation of Section 1 of this Article VI, or any Person who owned shares of Stock that were transferred to a Charitable Trust pursuant to the provisions of Section 2 of this Article VI, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

Section 5.    Owners Required to Provide Information.    From the date upon which this Charter is accepted for record by the State Department of Assessments and Taxation of Maryland and with respect to all periods prior to the Restriction Termination Date:

A.    Required Ownership Information.    Every holder of record of at least 0.5% of all of the outstanding shares of Stock shall, within 30 days after January 1 of each year, provide to the Corporation a written statement disclosing the actual owner(s) (as defined in Treasury Regulation section 1.857-8(b)) of such shares at any time during the last half of the Corporation’s preceding taxable year.

B.    Certain Additional Information.    Each actual owner (as defined in Treasury Regulation section 1.857-8(b)) of shares of stock and each Person who is a Beneficial Owner or Constructive Owner of shares of Stock and each Person (including the stockholder of record) who is holding shares of Stock for a Beneficial Owner or Constructive Owner shall, upon request by the Corporation, provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation’s status as a REIT.

Section 6.    Shares-in-Trust.

A.     Charitable Trust.    Any shares of Stock transferred to a Charitable Trust and designated Shares-in-Trust pursuant to Section 2 of this Article VI shall be held for the exclusive benefit of the Charitable Beneficiary. Any transfer to a Charitable Trust, and designation of shares of Stock as Shares-in-Trust, pursuant to Section 2 of this Article VI shall be effective as of the close of business on the business day prior to the date of the purported Transfer that results in the transfer to the Charitable Trust. Shares-in-Trust shall remain issued and outstanding shares of Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of

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Stock of the same class and series. When transferred to a Permitted Transferee in accordance with the provisions of Section 6E of this Article VI, such Shares-in-Trust shall cease to be designated as Shares-in-Trust.

B.    Dividend Rights.    The Charitable Trust, as record holder of Shares-in-Trust, shall be entitled to receive all dividends and distributions as may be authorized by the Board on such shares of Stock and shall hold such dividends or distributions in trust for the benefit of the Charitable Beneficiary. The Prohibited Owner with respect to Shares-in-Trust shall repay to the Charitable Trust the amount of any dividends or distributions received by it that (i) are attributable to any shares of Stock designated Shares-in-Trust and (ii) the record date of which was on or after the date that such shares became Shares-in-Trust. The Corporation may take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribution paid to a Prohibited Owner, including, if necessary, withholding any portion of future dividends or distributions payable on shares of Stock Beneficially Owned or Constructively Owned by the Person who, but for the provisions of Section 2 of this Article VI, would Constructively Own or Beneficially Own the Shares-in-Trust; and, as soon as reasonably practicable following the Corporation’s receipt or withholding thereof, paying over to the Charitable Trust for the benefit of the Charitable Beneficiary the dividends so received or withheld, as the case may be.

C.    Rights Upon Liquidation.    In the event of any Liquidation of the Corporation, each holder of Shares-in-Trust shall be entitled to receive, ratably with each other holder of shares of Stock of the same class or series, that portion of the assets of the Corporation which is available for distribution to the holders of such class or series of shares of Stock. The Charitable Trust shall distribute to the Prohibited Owner the amounts received upon such liquidation, dissolution, winding up or distribution; provided, however, that the Prohibited Owner shall not be entitled to receive amounts pursuant to this Section 6C in excess of, in the case of a purported Transfer in which the Prohibited Owner gave value for shares of Stock and which purported Transfer resulted in the transfer of the shares to the Charitable Trust, the price per share, if any, such Prohibited Owner paid for the shares of Stock and, in the case of a purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which purported Transfer resulted in the transfer of the shares to the Charitable Trust, the price per share equal to the market price on the date of such purported Transfer, as determined in good faith by the Board. Any remaining amount in such Charitable Trust shall be distributed to the Charitable Beneficiary.

D.    Voting Rights.    The Trustee shall be entitled to vote all Shares-in-Trust. Any vote by a Prohibited Owner as a holder of shares of Stock prior to the discovery by the Corporation that the shares of Stock are Shares-in-Trust shall, subject to applicable law, be rescinded and be void ab initio with respect to such Shares-in-Trust and be recast by the Trustee, in its sole and absolute discretion; provided, however, that if the Corporation has already taken irreversible corporate action based on such vote, then the Trustee shall not have the authority to rescind and recast such vote. The Prohibited Owner shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer that results in the transfer to the Charitable Trust of shares of Stock under Section 2 of this Article VI, an

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irrevocable proxy to the Trustee to vote the Shares-in-Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

E.    Designation of Permitted Transferee.    The Trustee shall have the exclusive and absolute right to designate a Permitted Transferee of any and all Shares-in-Trust. In an orderly fashion so as not to materially adversely affect the market price of the Shares-in-Trust, the Trustee shall designate any Person as a Permitted Transferee, provided, however, that (i) the Permitted Transferee so designated purchases for valuable consideration the Shares-in-Trust and (ii) the Permitted Transferee so designated may acquire such Shares-in-Trust without such acquisition resulting in a transfer to a Charitable Trust and the redesignation of such shares of Stock so acquired as Shares-in-Trust under Section 2 of this Article VI. Upon the designation by the Trustee of a Permitted Transferee in accordance with the provisions of this Section 6E, the Trustee shall (i) cause to be transferred to the Permitted Transferee that number of Shares-in-Trust acquired by the Permitted Transferee, (ii) cause to be recorded on the books of the Corporation that the Permitted Transferee is the holder of record of such number of shares of Stock, and (iii) distribute to the Charitable Beneficiary any and all amounts held with respect to the Shares-in-Trust after making the payment to the Prohibited Owner pursuant to Section 6F of this Article VI.

F.    Compensation to Record Holder of Shares of Stock that Become Shares-in-Trust.    Any Prohibited Owner shall be entitled (following discovery of the Shares-in-Trust and subsequent designation of the Permitted Transferee in accordance with Section 6E of this Article VI or following the acceptance of the offer to purchase such shares in accordance with Section 6E of this Article VI) to receive from the Trustee following the sale or other disposition of such Shares-in-Trust the lesser of (i) in the case of (a) a purported Transfer in which the Prohibited Owner gave value for shares of Stock and which purported Transfer resulted in the transfer of the shares to the Charitable Trust, the price per share, if any, such Prohibited Owner paid for the shares of Stock, or (b) a purported Transfer in which the Prohibited Owner did not give value for such shares (e.g., if the shares were received through a gift or devise) and which purported Transfer resulted in the transfer of shares to the Charitable Trust, the price per share equal to the market price on the date of such purported Transfer, as determined in good faith by the Board, and (ii) the price per share received by the Trustee from the sale or other disposition of such Shares-in-Trust in accordance with Section 6E of this Article VI. Any amounts received by the Trustee in respect of such Shares-in-Trust and in excess of such amounts to be paid to the Prohibited Owner pursuant to this Section 6F shall be distributed to the Charitable Beneficiary in accordance with the provisions of Section 6E of this Article VI. Each Charitable Beneficiary and Prohibited Owner waives any and all claims that they may have against the Trustee and the Charitable Trust arising out of the disposition of Shares-in-Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accordance with Section 6 of this Article VI by, such Trustee or the Corporation.

Section 7.    Remedies Not Limited.    Nothing contained in this Article VI shall limit the authority of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of the Stockholders by preservation of the Corporation’s status as a REIT.

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Section 8.    Legend.    Each certificate for shares of Stock shall bear substantially the following legend:

“The shares of stock represented by this certificate are subject to restrictions on transfer for the purpose, among others, of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). No Person may (i) Beneficially Own outstanding shares of Stock that would result in the outstanding shares of Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) Beneficially Own outstanding shares of Stock that would result in the Corporation being Closely Held or (iii) Constructively Own shares of Stock that would cause the Corporation to Constructively Own more than 9.9% of the ownership interests in a tenant or subtenant of the real property of the Corporation, the Partnership or any Person in which the Corporation or the Partnership owns an interest, within the meaning of section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Stock in excess of the above limitations must immediately notify the Corporation in writing. If the restrictions above are violated, the shares of Stock represented hereby will be transferred automatically and by operation of law to a Charitable Trust and shall be designated Shares-in-Trust. All capitalized terms in this legend have the meanings defined in the Corporation’s charter, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests.”

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability on request and without charge.

Section 9.    Interpretation and Ambiguities.    The Board shall have the power to interpret and to construe the provisions of this Article VI, and in the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in Article XIV of this Charter, the Board shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it, and any such interpretation, construction or determination shall be final and binding on all interested parties, including the Stockholders.

Section 10.    Severability.    If any provision of this Article VI or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VII

DIRECTORS

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Section 1.    Number.    The number of directors of the Corporation shall be five (5), until modified as provided by the Bylaws of the Corporation. [The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualified are:             ].2

Section 2.    Determinations by Board.    The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board consistent with this Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of Stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption, purchase or other acquisition of Stock or the payment of other distributions on shares of Stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.

Section 3.    Removal of Directors.    Subject to the provisions of subsection (b) of Section 2-406 of the MGCL, any director, or the entire Board, may be removed from office at any time, but only by the affirmative vote of at least two thirds of the total number of votes entitled to be cast by holders of shares of all classes of Stock outstanding and that are entitled to be cast generally in the election of directors.

Section 4.    Certain Rights of Directors, Officers, Employees and Agents.    The directors shall have no responsibility to devote their full time to the affairs of the Corporation. Any director or officer, stockholder, employee or agent of the Corporation, in his, her or its personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to or in addition to or in competition with those of or relating to the Corporation.

ARTICLE VIII

INDEMNIFICATION

The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse

2The names of the post-merger directors need not be included in the amendments to be effected by the Articles of Merger. However, the names of the then-current directors would need to be included when the charter is subsequently restated for ease of reference.

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reasonable expenses in advance of final disposition of a proceeding, (a) any individual who is a present or former director or officer of the Corporation, or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability as to which such person may become subject or which such person may incur by reason of his or her service in that capacity. The Corporation shall have the power, with the approval of the Board, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The Corporation may indemnify any other persons permitted but not required to be indemnified by Maryland law, as applicable from time to time, if and to the extent indemnification is authorized and determined to be appropriate in each case in accordance with applicable law by the Board, the stockholders or special legal counsel appointed by the Board.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits the limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or any Stockholder for money damages.

ARTICLE X

VOTING REQUIREMENTS

Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of votes entitled to be cast by holders of shares of all classes of Stock entitled to vote thereon or of the total number of votes entitled to be cast by holders of shares of any class of Stock entitled to vote thereon, such action shall be valid and effective if authorized by the affirmative vote of the majority of the total number of votes entitled to be cast by holders of shares of all classes of Stock outstanding and entitled to vote thereon, except as otherwise specifically provided in this Charter.

ARTICLE XI

LIMITATION ON SECTION 3-201 RIGHTS

No holder of any Stock shall be entitled to exercise the rights of an objecting stockholder in Subtitle 2 of Title 3 of the MGCL other than as the Board may determine in its sole discretion.

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ARTICLE XII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendments to this Charter which may now or hereafter be authorized by law, including any amendment that alters the terms or contract rights, as expressly set forth in this Charter, of any of its outstanding stock.

ARTICLE XIII

BYLAWS

Subject to any restrictions or approval requirements provided in the Bylaws, the Board shall have the exclusive power to make, adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE XIV

DEFINITIONS

The following terms shall, whenever used in this Charter, have the meanings specified in this Article XIV.

“Beneficial Ownership” shall mean ownership of shares of Stock by a Person who would be treated as an owner of such shares of Stock either directly or constructively through the application of section 544 of the Code, as modified by section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own,” “Beneficially Owning,” and “Beneficially Owned” shall have correlative meanings.

“Board” shall mean the Board of Directors of the Corporation.

“Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in Maryland are authorized or required by law, regulation or executive order to close.

“Bylaws” shall mean the bylaws of the Corporation and all amendments thereto.

“Change of Control” shall mean (a) (i) the merger or consolidation of the Corporation into or with one or more Persons (other than the Merger), (ii) the merger or consolidation of one or more Persons into or with the Corporation or (iii) a tender offer or other business combination if, with respect to clauses (i), (ii) and (iii), immediately after such merger, consolidation, tender offer or other business combination, a single Stockholder or group of Stockholders (other than a Stockholder or group of Stockholders that beneficially owned a

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majority of the voting power of the Corporation prior to the merger, consolidation or other business combination) beneficially own a majority of the voting power of the Person surviving such merger, consolidation, tender offer or other business combination, or (b) the voluntary sale, conveyance, exchange or transfer to another Person or Persons of (i) the voting Stock of the Corporation if, immediately after such sale, conveyance, exchange or transfer, a single Stockholder or group of Stockholders (other than a Stockholder or group of Stockholders that beneficially owned a majority of the voting power of the Stock of the Corporation prior to the transfer) beneficially own a majority of the voting power of the Stock of the Corporation, or (ii) all or substantially all of the assets of the Corporation in one or a series of related transactions. For purposes of this definition of “Change of Control” the term “beneficially own” refers to beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act and “beneficially owned” shall have a correlative meaning, and the term “group” refers to a group within the meaning of Section 13(d)(3) of the Exchange Act. PSRT, PSLLC and their respective affiliates, on the one hand, and KI and its affiliates, on the other hand, shall not be deemed to constitute a group for purposes of this definition. For the purposes of this definition of “Change of Control”, the term “majority of the voting power” shall mean a majority of the votes of the total number of shares of all classes of Stock outstanding and that are entitled to be cast generally in the election of directors.

“Change of Control Notice” shall have the meaning ascribed to it in Section 3E(i)(1) of Article IV of this Charter.

“Charitable Beneficiary” shall mean, the American Cancer Society or one or more other Persons selected to be beneficiaries of any Charitable Trust hereunder as determined by the Board of Directors prior to the establishment of such Charitable Trust, provided that each such beneficiary must be an organization described in sections 501(c)(3) of the Code which is not an organization described in section 509(a) if the Code.

“Charitable Trust” shall mean any trust formed by the Corporation for the purposes provided for in Sections 2 and 6 of Article VI of this Charter.

“Charter” shall mean the charter of the Corporation, as in effect from time to time.

“Closely Held” shall mean “closely held” within the meaning of section 856(h)(1) of the Code, as modified by section 856(h)(3) of the Code and determined without regard to whether the ownership interest is held during the last half of a taxable year.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including successor statutes thereto.

“Common Stock” shall have the meaning ascribed to it in Section 1 of Article IV of this Charter.

“Constructive Ownership” shall mean ownership of shares of Stock by a Person who would be treated as an owner of such shares of Stock either directly or indirectly through the application of section 318 of the Code, as modified by section 856(d)(5) of the Code. The

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terms “Constructive Owner,” “Constructively Owns,” “Constructively Own,” “Constructively Owning” and “Constructively Owned” shall have correlative meanings.

“Corporation” means Kimsouth Realty Inc., a Maryland corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, from time to time, including successor statutes thereto.

“Junior Stock” means, in respect of any class or series of Stock, any other classes or series of Stock other than each class or series of Stock, that, by its terms, expressly ranks (as to payments of dividends or distributions of assets upon Liquidation) pari passu with or senior to such class or series of Stock.

“KPT” means Konover Properties Trust, Inc., a Maryland corporation.

“KI” means Kimkon Inc., a Delaware corporation.

“Liquidation” means the liquidation and winding up of the business affairs of the Corporation following the dissolution, whether voluntary or involuntary, of the Corporation pursuant to the MGCL.

“Merger” means the merger between the Corporation and KPT pursuant to the Agreement and Plan of Merger, dated as of June 23, 2002 between the Corporation and KPT.

“MGCL” means the Maryland General Corporation Law as amended from time to time, including any successor statutes thereto.

“Parity Stock” means, in respect of any class or series of Stock, any other classes or series of Stock which, by its terms, expressly rank (as to payments of dividends or distributions of assets upon Liquidation) paripassu with such class or series of Stock.

“Partnership” shall mean KPT Properties, LP, a Delaware limited partnership.

“Permitted Transferee” shall mean any Person designated as a Permitted Transferee in accordance with the provisions of Section 6 of Article VI of this Charter.

“Person” shall mean an individual, corporation, limited liability company, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in section 642(c) of the Code, association, private foundation within the meaning of section 509(a) of the Code, joint stock company or other entity.

“Preferred Stock” shall have the meaning ascribed to it in Section 1 of Article IV of this Charter.

“Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 2 of Article VI of this Charter, would Beneficially or Constructively Own shares of Stock.

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“PSLLC” means Prometheus Southeast Retail LLC, a Delaware limited liability company.

“PSRT” means Prometheus Southeast Retail Trust, a Maryland real estate investment trust.

“REIT” shall mean a real estate investment trust under sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the date as of which the Corporation will no longer attempt to, or continue to, qualify as a REIT, which date shall be fixed by the Board in connection with any determination by the Board that it is no longer in the best interests of the Corporation to qualify as a REIT.

“Senior Stock” means, in respect of any class or series of Stock, any other classes or series of Stock which, by its terms, expressly rank (as to payments of dividends or distributions of assets upon Liquidation) senior to such class or series of Stock.

“Series A Conversion Notice” shall have the meaning ascribed to it in Section 3G(i) of Article III of this Charter.

“Series A Conversion Price” shall have the meaning ascribed to it in Section 3G(i) of Article III of this Charter.

“Series A Liquidation Preference” shall have the meaning ascribed to it in Section 3D(i) of Article IV of this Charter.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 3A of Article IV of this Charter.

“Series A Redemption Date” shall have the meaning ascribed to it in Section 3E(i) of Article IV of this Charter.

“Series A Redemption Notice” shall have the meaning ascribed to it in Section 3E(i)(2) of Article IV of this Charter.

“Series A Redemption Price” shall have the meaning ascribed to it in Section 3E(i) of Article IV of this Charter.

“Series A Specified Conversion Time “ shall have the meaning ascribed to it in Section 3G(i) of Article III of this Charter.

“Series B Liquidation Preference” shall have the meaning ascribed to it in Section 4D(i) of Article IV of this Charter.

“Series B Preferred Stock” shall have the meaning ascribed to it in Section 4A of Article IV of this Charter.

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“Series B Redemption Date” shall have the meaning ascribed to it in Section 4E(ii) of Article IV of this Charter.

“Series B Redemption Notice” shall have the meaning ascribed to it in Section 4E(ii) of Article IV of this Charter.

“Series B Redemption Price” shall have the meaning ascribed to it in Section 4E(i) of Article IV of this Charter.

“Stock” shall mean all classes and series of stock which the Corporation shall have authority to issue.

“Stockholders” shall mean, at any particular time, those Persons who are shown as the holders of record of all shares of Stock on the records of the Corporation at such time.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial or Constructive Ownership of shares of Stock, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. “Transfers” and “Transferred” shall have correlative meanings, and for the purposes of Article V and Article VI, such terms shall not mean, include or refer to any such Transfer related to or in connection with the Merger or any transactions relating thereto.

“Trustee” shall mean one or more other Persons unaffiliated with both the Corporation and a Prohibited Owner that is appointed by the Board of Directors to serve as trustee of any Charitable Trust prior to the establishment of such Charitable Trust.

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IN WITNESS WHEREOF, the undersigned has signed this Charter acknowledging the same to be his act, on this          day of [            ], 200[    ].

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Exhibit B-2

KIMSOUTH REALTY INC.

CHARTER1

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is Kimsouth Realty Inc.

ARTICLE II

PRINCIPAL OFFICE, REGISTERED OFFICE AND AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland are The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The Corporation may have such other offices or places of business within or without the State of Maryland as the Board of Directors may from time to time determine.

ARTICLE III

PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland now or hereafter in force. Subject to, and not in limitation of the authority of the preceding sentence, the Corporation intends to engage in business as a REIT. The Corporation has all powers granted by law to Maryland corporations and all other powers not inconsistent with law that are appropriate to promote and attain its purpose.

1
The Articles of Merger to be filed with the State Department of Assessments and Taxation of the State of Maryland will amend the Charter of Konover Property Trust, Inc., as the surviving corporation in the merger of PSCO Acquisition Corp. with and into Konover Property Trust, Inc., to read as set forth herein.

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ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is sixty seven million three hundred seventy-seven thousand five hundred eleven (67,377,511) shares. Forty million (40,000,000) of such shares are initially classified as common stock, $0.01 par value per share (the “Common Stock”), two million three hundred seventy-seven thousand five hundred eleven (2,377,511) of such shares are initially classified as preferred stock, $0.01 par value per share (the “Preferred Stock”) and twenty-five million (25,000,000) of such shares are initially classified as excess stock, $0.01 par value per share (the “Excess Stock”). Two million three hundred seventy-seven thousand three hundred sixty one (2,377,361) shares of Preferred Stock are initially designated “Series A Convertible Preferred Stock” and one hundred fifty (150) shares of Preferred Stock are initially designated “Series B Redeemable Preferred Stock”. The aggregate par value of all of the shares of Common Stock is $400,000.00, the aggregate par value of all of the shares of Preferred Stock is $23,775.11, the aggregate par value of all of the shares of Excess Stock is $250,000.00 and the aggregate par value of all of the shares of all classes is $673,775.11. Subject to the other provisions of this Charter, the Board of Directors may (i) classify and reclassify any unissued shares of Stock into a class or classes of Common Stock or Preferred Stock and divide and classify shares of any class into one or more series of such class by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms and conditions of redemption of such shares of Stock, (ii) authorize the issuance by the Corporation from time to time of shares of Stock of any class or series or of securities convertible into shares of Stock of any class or series, and (iii) without any action by the Stockholders, amend this Charter to increase or decrease the aggregate number of shares of Stock or the number of shares of Stock of any class or series that the Corporation has authority to issue.

A.    COMMON STOCK.    Subject to subparagraphs A(4) and A(5) of this Article IV, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Common Stock of the Corporation:

(1)    DIVIDEND RIGHTS.    Subject to applicable law and the preferences of any class or series of Stock herein or hereafter classified or reclassified, dividends, including dividends payable in shares of a class or series of Stock, shall be paid ratably on shares of Common Stock at such time and in such amounts as the Board of Directors may authorize.

(2)    LIQUIDATION.    In the event of any Liquidation of the Corporation, the holders of shares of Common Stock shall be entitled, together with the holders of shares of any other class or series of Stock hereafter classified or reclassified not having a

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preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the remaining net assets of the Corporation, after payment or provision for payment of the debts and other liabilities (including any appropriate reserve) of the Corporation and the amount to which the holders of shares of any class or series of Stock herein or hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

(3)    VOTING POWER.    Each share of Common Stock shall have one vote, and, except as otherwise provided in respect of any other class or series of Stock herein or hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock.

(4)    RESTRICTIONS ON TRANSFER; EXCHANGE FOR EXCESS STOCK.

(a)    DEFINITIONS.    For the purposes of paragraphs A and B of this Article IV, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h) (1) (B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Beneficiary” shall mean the beneficiary of the Trust (as defined herein) as determined pursuant to subparagraph B(5) of this Article IV.

“Board of Directors” shall mean the Board of Directors of the Corporation.

“Capital Stock” shall mean stock that is Common Stock, Excess Stock or preferred stock of the Corporation.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Common Equity Stock” shall mean stock that is either Common Stock or Excess Stock.

“Common Stock Ownership Limit” shall mean 9.8% in value of the outstanding shares of Common Stock of the Corporation. The value of the outstanding shares of stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

“Constructive Ownership” shall mean ownership of shares of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or

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indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Equity Stock” shall mean stock that is either Common Stock or preferred stock of the Corporation.

“Equity Stock Ownership Limit” initially shall mean 9.8% in value of the outstanding shares of Equity Stock of the Corporation.

“Market Price” shall mean the last reported sales price of Common Stock reported on the New York Stock Exchange on the trading day immediately preceding the relevant date or, if the Common Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Common Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Common Stock may be traded, of if the Common Stock is not then traded over any exchange or quotation system, then the market price of the Common Stock on the relevant date as determined in good faith by the Board of Directors.

“Merger” means the merger of FAC Realty, Inc., a Delaware corporation, into the Corporation.

“Ownership Limit” shall mean either the Common Stock Ownership Limit or the Equity Stock Ownership Limit.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, an association, a private foundation within the meaning of Section 509(a) of the Code, a joint stock company, other entity or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; provided, however, that a “person” does not mean an underwriter that participates in a public offering of the Common Stock, for a period of 25 days following the purchase by such underwriter of the Common Stock.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer that results in Excess Stock, the Person that would have been the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Common Stock, if such Transfer had been valid under subparagraph A(4)(b) of this Article IV.

“Purported Record Transferee” shall mean, with respect to any purported Transfer that results in Excess Stock, the record holder of the Equity Stock if such Transfer had been valid under subparagraph A(4)(b) of this Article IV.

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“REIT” shall mean a Real Estate Investment Trust under Section 856 of the Code.

“Transfer” shall mean any sale, transfer, gift, assignment, devise or other disposition of Equity Stock, (including, without limitation, (i) the granting of any option or entering in to any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

“Trust” shall mean the trust created pursuant to subparagraph B(1) of this Article IV.

“Trustee” shall mean the Corporation, as trustee for the Trust, and any successor trustee appointed by the Corporation.

(b)    RESTRICTIONS ON TRANSFERS.

(i)    From and after the date of the Merger, no Person shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Equity Stock Ownership Limit, and no Person shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit.

(ii)    From and after the effective date of the Merger, any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Equity Stock in excess of the Equity Stock Ownership Limit or Common Stock in excess of the Common Stock Ownership Limit shall be void AB INITIO as to the Transfer of such shares that would be otherwise Beneficially Owned or Constructively Owned by such Person in excess of the applicable Ownership Limit; and the intended transferee shall acquire no rights in such shares of Equity Stock.

(iii)    From and after the effective date of the Merger, any Transfer that, if effective, would result in the Equity Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void AB INITIO as to the Transfer of such shares of Equity Stock which would be otherwise beneficially owned by the transferee; and the intended transferee shall acquire no rights in such shares of Equity Stock.

(iv)    From and after the effective date of the Merger, any Transfer that, if effective would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code shall be void AB INITIO as to the Transfer of the shares of Equity Stock that would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such shares of Equity Stock.

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(c)    CONVERSION INTO EXCESS STOCK.

(i)    If, notwithstanding the other provisions contained in this Article IV, but subject to the provisions of subparagraph A(4)(j), at any time after the effective date of the Merger, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would Beneficially Own or Constructively Own Common Stock or Equity Stock in excess of the applicable Ownership Limit, then such shares of Common Stock or Equity Stock in excess of the applicable Ownership Limit or Equity Stock Ownership Limit (rounded up to the nearest whole share) shall be automatically converted into, with no further action required, an equal number of shares of Excess Stock. Such conversion shall be effective as of the close of business on the business day prior to the date of the Transfer or change in capital structure.

(ii)    If, notwithstanding the other provisions contained in this Article IV, but subject to the provisions of subparagraph A(4)(j), at any time after the effective date of the Merger, there is a purported Transfer or other change in the capital structure of the Corporation which, if effective, would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code, then the shares of Equity Stock being Transferred that would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be automatically converted into, with no further action required, an equal number of shares of Excess Stock. Such conversion shall be effective as of the close of business on the business day prior to the date of Transfer or change in capital structure.

(d)    REMEDIES FOR BREACH.    If the Board of Directors or its designees shall at any time determine in good faith that a Transfer has taken place in violation of subparagraph A(4)(b) of this Article IV or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of subparagraph A(4)(b) of this Article IV, the Board of Directors or its designees shall take such actions as it deems advisable to refuse to give effect or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfer or attempted Transfer in violation of subparagraph A(4)(b)(ii) or subparagraph A(4)(b)(iv) of this Article IV shall automatically result in the conversion described in subparagraph A(4)(c), irrespective of any action (or non-action) by the Board of Directors.

(e)    NOTICE OF RESTRICTED TRANSFER.    Any Person who acquires or attempts to acquire shares in violation of subparagraph A(4)(b) of this Article IV, or any Person who is a transferee such that Excess Stock results under subparagraph A(4)(c) of this Article IV, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

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(f)    OWNERS REQUIRED TO PROVIDE INFORMATION.    From and after the effective date of the Merger:

(i)    every Beneficial Owner of more than 5.0% (or such other percentage, between 0.5% and 5.0%, as may be required from time to time by the Treasury Regulations) of the outstanding Common Stock or Equity Stock of the Corporation shall, within 30 days after January 1 of each year, give written notice to the Corporation stating the name and address of such Beneficial Owner, the number of shares Beneficially Owned, and description of how such shares are held. Each such Beneficial Owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s status as a REIT.

(ii)    each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT.

(g)    REMEDIES NOT LIMITED.    Subject to the provisions of subparagraph A(4)(j), nothing contained in this Article IV shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

(h)    AMBIGUITY.    In the case of an ambiguity in the application of any of the provisions of subparagraph A(4) of this Article IV, including any definition contained in subparagraph A(4)(a), the Board of Directors shall have the power to determine the application of the provisions of this subparagraph A(4) with respect to any situation based on the facts known to it.

(i)    EXCEPTIONS.    The Board of Directors, with a ruling from the Internal Revenue Service or an opinion of counsel, may exempt a Person from an Ownership Limit if:

(i)    such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual’s Beneficial Ownership of Equity Stock will violate an Ownership Limit;

(ii)    such Person does not and represents that it will not own, directly or Constructively (by virtue of the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code), more than a 9.8% interest (as set forth in Section 856(d)(2)(B)) in a tenant of any real property owned or leased by the Corporation; and

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(iii)    such Person agrees that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the restrictions contained in this Article IV will result in such shares of Equity Stock being automatically converted into Excess Stock in accordance with Subparagraph A(4)(c) of this Article IV.

(j)    NEW YORK STOCK EXCHANGE TRANSACTIONS.    Notwithstanding any other provision of this subparagraph A(4), nothing in this subparagraph A(4) shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

(k)    ENFORCEMENT.    The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article IV.

(l)    NON-WAIVER.    No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

(5)    LEGEND.    Each certificate for Equity Stock shall bear the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial and Constructive Ownership and Transfer for the purpose of the Corporation’s maintenance of its status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s charter, (i) no Person may Beneficially or Constructively Own shares of the Corporation’s Common Stock in excess of 9.8 percent in value of the outstanding shares of Common Stock of the Corporation; (ii) no Person may Beneficially or Constructively Own shares of Equity Stock of the Corporation in excess of 9.8 percent of the value of the total outstanding shares of Equity Stock of the Corporation; (iii) no Person may Beneficially or Constructively Own Equity Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Equity Stock if such Transfer would result in the Equity Stock of the Corporation being owned by fewer than 100 Persons. Any person who Beneficially or Constructively Owns or attempts to Beneficially or Constructively Own shares of Equity Stock which causes or will cause a Person to Beneficially or Constructively Own shares of Equity Stock in excess or in violation of the above limitations must immediately notify the Corporation. If the restrictions on transfer are violated, the shares represented hereby will be automatically converted into shares of Excess Stock, which will be held in trust by the Corporation. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including

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the restrictions on transfer and ownership, will be furnished to each holder of Capital Stock of the Corporation on request and without charge.

Instead of the foregoing legend, the certificate may state that the Corporation will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

B.    EXCESS STOCK.

(1)    OWNERSHIP IN TRUST.    Upon any purported Transfer that results in Excess Stock pursuant to subparagraph A(4)(c) of this Article IV, such Excess Stock shall be deemed to have been transferred to the Corporation, as Trustee of a Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to subparagraph B(5). Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Corporation. The Purported Beneficial Transferee shall have no rights in such Excess Stock, except as provided in subparagraph B(5).

(2)    DIVIDEND RIGHTS.    Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Corporation that the shares of Common Stock have been converted into Excess Stock shall be repaid to the Corporation upon demand.

(3)    RIGHTS UPON LIQUIDATION.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Excess Stock shall be entitled to receive, ratably with each other holder of Common Stock and Excess Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number of shares of Excess Stock held by such holder bears to the total number of shares of Common Stock and Excess Stock then outstanding. The Corporation, as holder of the Excess Stock in trust, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when determined, any such assets received in respect of Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation.

(4)    VOTING RIGHTS.    The holders of shares of Excess Stock shall not be entitled to vote on any matters (except as required by law).

(5)    RESTRICTIONS ON TRANSFER; DESIGNATION OF BENEFICIARY.

(a)    Excess Stock shall not be transferable. The Purported Record Transferee may freely designate a Beneficiary of an interest in the Trust (representing the number of shares of Excess Stock held by the Trust attributable to a purported Transfer that resulted in the Excess Stock), if (i) the shares of Excess Stock held in the Trust would not be Excess Stock in the hands of such Beneficiary and (ii) the Purported

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Beneficial Transferee does not receive a price for designating such Beneficiary that reflects a price per share for such Excess Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Equity Stock in the purported Transfer that resulted in the Excess Shares, or (y) if the Purported Beneficial Transferee did not give value for such Excess Shares (through a gift, devise or other transaction), a price per share equal to the Market Price on the date of the purported Transfer that resulted in the Excess Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the trust shall be automatically exchanged for an equal number of shares of Equity Stock and such shares of Equity Stock shall be transferred of record to the transferee of the interest in the Trust if such Equity Stock would not be Excess Stock in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under subparagraph B(6) of this Article IV.

(b)    Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under subparagraph B(5)(a) of this Article IV, such Purported Beneficial Transferee shall pay, or cause such Beneficiary to pay, such excess to the Corporation.

(6)    PURCHASE RIGHT IN EXCESS STOCK.    Beginning on the date of the occurrence of a Transfer that results in Excess Shares, such shares of Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Transfer that resulted in such Excess Shares and (ii) the date the Board of Directors determines in good faith that a Transfer that resulted in Excess Shares has occurred, if the Corporation does not receive a notice of such Transfer pursuant to subparagraph A(4)(e) of this Article IV.

C.    OTHER STOCK.    The power of the Board of Directors to classify or reclassify any shares of stock shall include, without limitation, subject to the provisions of this charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing or altering one or more of the following:

(1)    The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed,

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purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized stock and be subject to classification and reclassification as provided in this subparagraph.

(2)    Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

(3)    Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms and conditions of such voting rights.

(4)    Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors (or any committee of the Board or officer of the Corporation to whom such duty may be delegated by the Board) shall determine.

(5)    Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemptions, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

(6)    The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

(7)    Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this subparagraph, and, if so, the terms and conditions thereof.

(8)    Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and this charter.

D.    SERIES A PREFERRED STOCK.    Subject to subparagraphs A(4) and A(5) of this Article IV, the following is a description of the preferences, conversion and other

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rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock:

(1)    Designation and Number of Shares.    The shares of this series of Preferred Stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The Series A Preferred Stock shall consist of two million three hundred seventy seven thousand three hundred sixty one (2,377,361) shares of Preferred Stock, $.01 par value per share, which number may be increased or decreased (but not below the number of shares of Series A Preferred Stock then issued and outstanding) from time to time by a resolution or resolutions of the Board of Directors as provided in the first paragraph of this Article IV.

(2)    Rank.    The Series A Preferred Stock shall with respect to dividends and distributions of assets and rights upon the occurrence of a Liquidation rank senior to (i) all classes of common stock of the Corporation (including, without limitation, the Common Stock and Excess Stock), (ii) the Series B Preferred Stock, and (iii) each other class or series of Stock hereafter created other than any such class or series that is Parity Stock or Senior Stock with respect to the Series A Preferred Stock.

(3)    Distributions or Dividends.

(a)    Series A Distributions or Dividends.    The holders of shares of Series A Preferred Stock, in preference to the holders of shares of Common Stock and each other class or series of Stock that is Junior Stock with respect to the Series A Preferred Stock, shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of funds legally available therefor, cumulative dividends at an annual rate equal to 9% of the Series A Liquidation Preference, calculated on the basis of a 360-day year, consisting of twelve 30-day months, accruing on a daily basis (whether or not authorized) from the date of issuance thereof. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of such dividends, which record date shall not be more than sixty (60) days prior to the applicable dividend payment date.

(b)    Junior Stock Distributions or Dividends.    The Corporation shall not declare or pay any cash dividends on, or make any other distributions with respect to, or redeem, purchase or otherwise acquire for consideration, any shares of any class or series of Stock that is Junior Stock with respect to the Series A Preferred Stock unless and until all dividends on the Series A Preferred Stock accrued as of the last day of the most recently ended quarter have been paid in full.

(c)    No Other Distributions or Dividends.    The holders of shares of Series A Preferred Stock shall not be entitled to receive, and the Corporation shall not declare and pay to the holders of the Series A Preferred Stock, any dividends or other distributions except as provided herein. No interest shall be payable in respect of any dividend payment or payments in respect of shares of Series A Preferred Stock which may be in arrears.

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(d)    Notice.    In case at any time or from time to time the Corporation shall declare a dividend or other distribution on its shares of Common Stock, then the Corporation shall deliver in person, mail by certified mail, return receipt requested, mail by overnight mail or send by telecopier to each holder of shares of Series A Preferred Stock at such holder’s address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the record date fixed in accordance with subparagraph D(3)(a) of this Article IV, a notice stating the record date fixed in accordance with subparagraph D(3)(a) of this Article IV or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend or distribution are to be determined.

(4)    Liquidation Preference.

(a)    Priority Payment.    Upon a Liquidation, the holders of shares of Series A Preferred Stock shall be paid for each share of Series A Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its Stockholders, an amount equal to $2.10 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series A Preferred Stock) (the “Series A Liquidation Preference”) plus, as provided in subparagraph D(3)(a) of this Article IV, all accrued and unpaid dividends, if any, with respect to each share of Series A Preferred Stock, before any payment or distribution is made to any class or series of Stock that is Junior Stock with respect to the Series A Preferred Stock. If the assets of the Corporation available for distribution to the holders of shares of Series A Preferred Stock and shares of each class or series of Stock that is Parity Stock with respect to the Series A Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of Series A Preferred Stock and shares of Parity Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

(b)    No Additional Payment.    After the holders of all shares of Series A Preferred Stock shall have been paid in full the amounts to which they are entitled in subparagraph D(4)(a) of this Article IV, the holders of shares of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of shares of Junior Stock in accordance with this Charter.

(c)    In determining whether a distribution (other than upon a Liquidation), by dividend, redemption, purchase or other acquisition of shares of Stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon Liquidation of holders of the Series A Preferred Stock will not be added to the Corporation’s total liabilities.

(5)    Change of Control.

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(a)    Redemption.    Upon a Change of Control, the Corporation shall have the right, at its sole option and election, to redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock for cash, at a price per share (the “Series A Redemption Price”) equal to the sum of (x) the Series A Liquidation Preference plus (y) an amount equal to all accrued and unpaid dividends, if any, with respect to each share of Series A Preferred Stock as provided in subparagraph D(3)(a) of this Article IV until the later to occur of the effective date of a Change of Control or the date of the Series A Redemption Notice (the “Series A Redemption Date”), in accordance with the following clauses (i), (ii), (iii) and (iv):

(i)    Change of Control Notice.    Written notice of any Change of Control pursuant to this Section D5(a)(i) (the “Change of Control Notice”) shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight courier or sent by telecopier to the holders of record of the shares of Series A Preferred Stock to each such holder at its address as shown in the records of the Corporation at least five (5) Business Days prior to the scheduled effective date of the Change of Control.

(ii)    Redemption Notice.    Written notice of any election by the Corporation to redeem the shares of Series A Preferred Stock pursuant to this Section D(5)(a)(ii) (the “Series A Redemption Notice”) shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight courier or sent by telecopier to the holders of record of the shares of Series A Preferred Stock to each such holder at its address as shown in the records of the Corporation concurrently with the Change of Control Notice or at any time thereafter, but in no event later than the thirtieth (30th) day following the effective date of the Change of Control; provided, however, that neither the failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock except as to the holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective; provided, further, that any redemption pursuant to a Series A Redemption Notice given prior to the effective date of a Change of Control shall be conditioned on and made subject to the effectiveness of such Change of Control. The Series A Redemption Notice shall state:

(A)    that the Corporation is redeeming all shares of Series A Preferred Stock as of the Series A Redemption Date;

(B)    the Series A Redemption Price and, in the case of a Change of Control described in clauses (a)(i) and (ii) of the definition thereof, the amount and form of consideration to be received by the holders of Common Stock in connection with the transaction giving rise to the Change of Control;

(C)    that the holder is to surrender to the Corporation, at the place or places where certificates for shares of Series A Preferred

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Stock are to be surrendered for redemption, in the manner and at the price designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed; and

(D)    that dividends on the shares of the Series A Preferred Stock shall cease to accrue on the Series A Redemption Date unless the Corporation defaults in the payment of the Series A Redemption Price.

(iii)    Surrender of Certificates and Payment.    Upon surrender by a holder of Series A Preferred Stock of the certificate or certificates representing shares of Series A Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Series A Redemption Notice, the full Series A Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired.

(iv)    Termination of Rights.    Unless the Corporation defaults in the payment in full of the Series A Redemption Price in respect of a share of Series A Preferred Stock, dividends on such share of Series A Preferred Stock shall cease to accrue on the Series A Redemption Date, such share of Series A Preferred Stock shall no longer be deemed to be outstanding, and the holder of such share shall cease to have any further rights with respect thereto on the Series A Redemption Date, other than the right to receive the Series A Redemption Price with respect to such share of Series A Preferred Stock.

(b)    In connection with a Change of Control, unless the Corporation elects to redeem the Series A Preferred Stock pursuant to subparagraph D(5)(a) of this Article IV:

(i)    if the Corporation is the resulting or surviving Person in the Change of Control, the Corporation shall ensure that the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock are not altered or changed so as to affect the holders of shares of Series A Preferred Stock adversely; or

(ii)    if the Corporation is not the resulting or surviving Person, the Corporation shall make effective provision such that, upon consummation of the transaction giving rise to the Change of Control, the holders of shares of Series A Preferred Stock shall receive preferred stock of the resulting or surviving Person having substantially identical terms as the Series A Preferred Stock.

(6)    Voting Power.    The Series A Preferred Stock shall not entitle the holder thereof to vote on any matter entitled to be voted on by the Stockholders of the Corporation, whether at a special or annual meeting, except that the holders of Series A Preferred Stock shall be entitled to vote, as a class, on any proposal to amend this

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paragraph D of this Article IV in connection with an amendment of this Charter which would alter or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock so as to affect them adversely; provided, that the following items shall not be deemed to be an amendment that affects the holders of the Series A Preferred Stock adversely: (1) amendment of this Charter to authorize or create, or to increase the amount of, any class or series of Stock (irrespective of whether such class or series is Junior Stock, Parity Stock or Senior Stock with respect to the Series A Preferred Stock); or (2) any revocation or termination of the Corporation’s REIT election pursuant to section 856(g) of the Code or any waiver, amendment or modification of Article V or Article VI.

(7)    Conversion.

(a)    Optional Conversion.    Any holder of shares of Series A Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this Section D(7)(a) of this Article IV, any or all of such holder’s shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Series A Preferred Stock being so converted multiplied by the quotient of (x) the Series A Liquidation Preference divided by (y) the conversion price of $2.10 per share, subject to adjustment as provided in subparagraph D(7)(c) of this Article IV (such price in clause (y), the “Series A Conversion Price”). Such conversion right shall be exercised by the surrender of certificate(s) representing the shares of Series A Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Series A Preferred Stock), accompanied by written notice (the “Series A Conversion Notice”) that the holder elects to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to subparagraph D(7)(e) of this Article IV. All certificates representing shares of Series A Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series A Preferred Stock, the Corporation shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares are entitled to be converted and, to the extent funds are legally available therefor, an amount equal to all accrued and unpaid dividends, if any, payable with respect to such surrendered shares in accordance with subparagraph D(3)(a) of this Article IV as of the date of surrender. Each conversion pursuant to this subparagraph D(7) of this Article IV shall be deemed to have been effected at the close of business on the date on which the certificate(s) representing the shares of Series A Preferred Stock are surrendered (the “Series A Specified Conversion Time”). Upon surrender of the certificate(s) representing

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shares of Series A Preferred Stock, the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock as of the Series A Specified Conversion Time, notwithstanding that the share register of the Corporation shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

(b)    Termination of Rights.    As of the Series A Specified Conversion Time, all rights with respect to the shares of Series A Preferred Stock so converted, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (1) receive certificates for the number of shares of Common Stock into which such shares of Series A Preferred Stock have been converted, (2) the payment of accrued and unpaid dividends, if any, pursuant to subparagraph D(3)(a) of this Article IV, and (3) exercise the rights to which they are entitled as holders of Common Stock.

(c)    Adjustments to Conversion Price.    The Series A Conversion Price, and the number and type of securities to be received upon conversion of shares of Series A Preferred Stock, shall be subject to adjustment as follows:

(i)    Dividend, Subdivision, Combination or Reclassification of Common Stock.    In the event that the Corporation shall at any time or from time to time, prior to conversion of shares of Series A Preferred Stock (x) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Common Stock, (y) subdivide the outstanding shares of Common Stock into a larger number of shares or (z) combine the outstanding shares of Common Stock into a smaller number of shares, then, and in each such case, the Series A Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subparagraph D(7)(c)(i) of this Article IV shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

(ii)    Other Changes.    In case the Corporation at any time or from time to time, prior to the conversion of shares of Series A Preferred Stock, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in subparagraph D(7)(c)(i) of this Article IV (but not including any action described in such subparagraph) and the

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Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Series A Conversion Price as a result of such action, then, and in each such case, the Series A Conversion Price shall be adjusted in such manner and at such time as the Board of Directors in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of shares of Series A Preferred Stock).

(iii)    No Adjustment.    Notwithstanding anything herein to the contrary, no adjustment under this Section D(7)(c)(iii) of this Article IV need be made to the Series A Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Series A Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of the Series A Conversion Price. Any adjustment to the Series A Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Series A Preferred Stock pursuant to this subparagraph D(7) of this Article IV.

(iv)    Abandonment.    If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to Stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then no adjustment in the Series A Conversion Price shall be required by reason of the taking of such record.

(v)    Certificate as to Adjustments.    Upon any adjustment in the Series A Conversion Price, the Corporation shall within a reasonable period (not to exceed ten (10) days) following any of the foregoing transactions deliver to each registered holder of shares of Series A Preferred Stock a certificate, signed by (i) the Chief Executive Officer of the Corporation and (ii) the chief financial officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Series A Conversion Price then in effect following such adjustment.

(d)    Reservation of Common Stock.    The Corporation shall at all times reserve and keep available for issuance upon the conversion of shares of Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Preferred Stock.

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(e)    No Conversion Tax or Charge.    The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as set forth in the Series A Conversion Notice; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

(f)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder of any share of Series A Preferred Stock would otherwise be entitled upon conversion thereof, the Corporation shall pay cash in an amount equal to such fraction multiplied by the then-effective Series A Conversion Price. The fractional shares of Common Stock to which the holder of any share of Series A Preferred Stock would otherwise be entitled upon conversion thereof will be aggregated and no holder will be entitled to receive upon such conversion cash in an amount equal to or greater than the value of one full share of Common Stock.

E.    Series B Redeemable Preferred Stock.    Subject to subparagraphs A(4) and A(5) of this Article IV, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series B Preferred Stock:

(1)    Designation and Number.    The shares of this series of Preferred Stock shall be designated as “Series B Redeemable Preferred Stock” (the “Series B Preferred Stock”). The Series B Preferred Stock shall consist of one hundred fifty (150) shares of Preferred Stock, $.01 par value per share, which number may be increased or decreased (but not below the number of shares of Series B Preferred Stock then issued and outstanding) from time to time by a resolution or resolutions of the Board of Directors as provided in the first paragraph of this Article IV.

(2)    Rank.    The Series B Preferred Stock shall with respect to dividends and distributions of assets and rights upon the occurrence of a Liquidation rank (i) junior to the Series A Preferred Stock and (ii) senior to (x) the Common Stock and Excess Stock and (y) each other class or series of Stock hereafter created other than any such class or series that is Parity Stock or Senior Stock with respect to the Series B Preferred Stock.

(3)    Distributions or Dividends.

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(a)    Series B Distributions or Dividends.    The holders of shares of Series B Preferred Stock shall, in preference to the holders of shares of Common Stock and each other class or series of Stock that is Junior Stock with respect to the Series B Preferred Stock, be entitled to receive, when, as and if authorized by the Board of Directors, out of funds legally available therefor, cumulative dividends at an annual rate equal to 9% of the Series B Liquidation Preference, calculated on the basis of a 360-day year, consisting of twelve 30-day months, accruing on a daily basis (whether or not authorized) from the date of issuance thereof. The Board of Directors may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of such dividends, which record date shall not be more than sixty (60) days prior to the applicable dividend payment date.

(b)    Junior Stock Distributions or Dividends.    The Corporation shall not declare or pay any cash dividends on, or make any other distributions with respect to, or redeem, purchase or otherwise acquire for consideration, any shares of any class or series of Stock that is Junior Stock with respect to Series B Preferred Stock unless and until all dividends on the Series B Preferred Stock accrued as of the last day of the most recently ended calendar year have been paid in full.

(c)    No Other Distributions or Dividends.    The holders of shares of Series B Preferred Stock shall not be entitled to receive, and the Corporation shall not declare and pay to the holders of the Series B Preferred Stock, any dividends or other distributions except as provided herein. No interest shall be payable in respect of any dividend payment or payments in respect of shares of Series B Preferred Stock which may be in arrears.

(4)    Liquidation Preference.

(a)    Priority Payment.    Upon a Liquidation, the holders of shares of Series B Preferred Stock shall be paid for each share of Series B Preferred Stock held thereby, out of, but only to the extent of, the assets of the Corporation legally available for distribution to its Stockholders, an amount equal to $500.00 (as adjusted for stock splits, stock dividends, combinations or other recapitalizations of the Series B Preferred Stock) (the “Series B Liquidation Preference”) plus, as provided in subparagraph E(3) of Article IV, all accrued and unpaid dividends, if any, with respect to each share of Series B Preferred Stock, before any payment or distribution is made to any class or series of Stock that is Junior Stock with respect to the Series B Preferred Stock. If the assets of the Corporation available for distribution to the holders of shares of Series B Preferred Stock and each class or series of Stock that is Parity Stock with respect to the Series B Preferred Stock shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case, then all of the assets available for distribution to holders of shares of Series B Preferred Stock and shares of Parity Stock shall be distributed among and paid to such holders ratably in proportion to the amounts that would be payable to such holders if such assets were sufficient to permit payment in full.

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(b)    No Additional Payment.    After the holders of all shares of Series B Preferred Stock shall have been paid in full the amounts to which they are entitled in subsection E(4)(a) of this Article IV, the holders of shares of Series B Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation and the remaining assets of the Corporation shall be distributed to the holders of shares of Junior Stock in accordance with this Charter.

(c)    In determining whether a distribution (other than upon a Liquidation), by dividend, redemption, purchase or other acquisition of shares of Stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon Liquidation of holders of the Series B Preferred Stock will not be added to the Corporation’s total liabilities.

(5)    Redemption.

(a)    Optional Redemption.    At any time, the Corporation, at its sole option and election, may redeem all or a portion of the shares of Series B Preferred Stock for cash, at a price per share (the “Series B Redemption Price”) equal to the sum of (x) the Series B Liquidation Preference plus (y) all accrued and unpaid dividends, if any, with respect to each share of Series B Preferred Stock as provided in subparagraph E(3) of this Article IV.

(b)    Redemption Notice.    Written notice of any election by the Corporation to redeem shares of Series B Preferred Stock pursuant to subparagraph E(5)(a) of this Article IV (the “Series B Redemption Notice”) shall be delivered in person, mailed by certified mail, return receipt requested, mailed by overnight courier or sent by telecopier first class mail, postage prepaid, to each holder of record at such holder’s address as it appears on the stock register of the Corporation; provided, however, that neither the failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series B Preferred Stock to be redeemed except as to the holder or holders to whom the Corporation has failed to give said notice or except as to the holder or holders whose notice was defective; provided, further, that in the event the Corporation chooses to redeem outstanding shares of Series B Preferred Stock in the manner set forth in subparagraph E(5)(a) of this Article IV, the Corporation shall be required to send a Series B Redemption Notice only to the holders of shares of Series B Preferred Stock that the Corporation chooses to redeem. The Series B Redemption Notice shall state:

(i)    that the Corporation is redeeming shares of Series B Preferred Stock;

(ii)    the Series B Redemption Price;

(iii)    if less than all of the shares of Series B Preferred Stock held by such holder are to be redeemed, the number of shares of Series B

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Preferred Stock held by such holder, as of the appropriate record date, that the Corporation intends to redeem;

(iv)    the date fixed for redemption (the “Series B Redemption Date”);

(v)    that the holder is to surrender to the Corporation, at the place or places where certificates for shares of Series B Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his, her or its certificate or certificates representing the shares of Series B Preferred Stock to be redeemed; and

(vi)    that dividends on the shares of the Series B Preferred Stock to be redeemed shall cease to accrue on such Series B Redemption Date unless the Corporation defaults in the payment of the Series B Redemption Price.

(c)    Redemption of Less Than All Shares.    In the event of a redemption pursuant to subparagraph E(5)(a) of this Article IV of less than all of the then outstanding shares of Series B Preferred Stock, the Corporation shall have the option to effect such redemption either (x) pro rata according to the number of shares held by each holder of Series B Preferred Stock or (y) by selecting the holders whose shares of Series B Preferred Stock the Corporation wishes to purchase, in its sole discretion. In exercising the discretion described in the preceding clause (y), the Board of Directors shall consider whether the redemption would be in the interests of the Corporation in order to maintain any exemptions from applicable federal or state laws that are based upon the number of security holders of the Corporation.

(d)    Surrender of Certificates and Payment.    Upon surrender by a holder of Series B Preferred Stock of the certificate or certificates representing shares of Series B Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Series B Redemption Notice, the full Series B Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued by the Corporation representing the unredeemed shares.

(e)    Termination of Rights.    Unless the Corporation defaults in the payment in full of the Series B Redemption Price in respect of a share of Series Preferred Stock, dividends on such share of Series B Preferred Stock called for redemption shall cease to accrue on the Series B Redemption Date, such share of Series B Preferred Stock called for redemption shall no longer be deemed to be outstanding, and the holder of such redeemed share shall cease to have any further rights with respect thereto on the Series B Redemption Date, other than the right to receive the Series B Redemption Price with respect to such share of Series B Preferred Stock.

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(6)    Voting Power.    The Series B Preferred Stock shall not entitle the holder thereof to vote on any matter entitled to be voted on by the Stockholders of the Corporation, whether at a special or annual meeting, except that the holders of Series B Preferred Stock shall be entitled to vote, as a class, on any proposal to amend this paragraph E of this Article IV in connection with an amendment of this Charter which would alter or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series B Preferred Stock so as to affect them adversely; provided, that the following items shall not be deemed to be an amendment that affects the holders of the Series B Preferred Stock adversely: (1) amendment of this Charter to authorize or create, or to increase the amount of, any class or series of Stock (irrespective of whether such class or series is Junior Stock, Parity Stock or Senior Stock with respect to the Series B Preferred Stock); or (2) any revocation or termination of the Corporation’s REIT election pursuant to section 856(g) of the Code or any waiver, amendment or modification of subparagraphs A(4) and A(5) of this Article IV.

(7)    Conversion.    The shares of Series B Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.

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F.    Charter and Bylaw Provisions Applicable to All Stockholders.    All Persons who shall acquire shares of Stock in the Corporation shall acquire such shares subject to the provisions of this Charter and the Bylaws, including, without limitation, the restrictions of subparagraphs A(4) and A(5) of this Article IV of this Charter.

G     Preemptive Rights.    Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of Stock pursuant to the first paragraph of this Article IV or as may otherwise be provided by contract, no holder of shares of Stock shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of Stock or any other security of the Corporation which the Corporation may issue or sell.

ARTICLE V

DIRECTORS

A.    Number.    The number of directors of the Corporation shall be five (5), until modified as provided by the Bylaws of the Corporation. [The names of the directors who shall serve until the first annual meeting of Stockholders and until their successors are duly elected and qualified are:             ].2

B.    Determinations by Board of Directors.    The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with this Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of Stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption, purchase or other acquisition of Stock or the payment of other distributions on shares of Stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.

C.    Removal of Directors.    Subject to the provisions of subsection (b) of Section 2-406 of the MGCL, any director, or the entire Board of Directors, may be removed from

[2]
The names of the post-merger directors need not be included in the amendments to be effected by the Articles of Merger. However, the names of the then-current directors would need to be included when the charter is subsequently restated for ease of reference.

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office at any time, but only by the affirmative vote of at least two thirds of the total number of votes entitled to be cast by of holders of shares of all classes of Stock outstanding and that are entitled to be cast generally in the election of directors.

D.    Certain Rights of Directors, Officers, Employees and Agents.    The directors shall have no responsibility to devote their full time to the affairs of the Corporation. Any director or officer, Stockholder, employee or agent of the Corporation, in his, her or its personal capacity or in a capacity as an affiliate, employee, or agent of any other Person, or otherwise, may have business interests and engage in business activities similar to or in addition to or in competition with those of or relating to the Corporation.

ARTICLE VI

INDEMNIFICATION

The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding, (a) any individual who is a present or former director or officer of the Corporation, or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability as to which such person may become subject or which such person may incur by reason of his or her service in that capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The Corporation may indemnify any other persons permitted but not required to be indemnified by Maryland law, as applicable from time to time, if and to the extent indemnification is authorized and determined to be appropriate in each case in accordance with applicable law by the Board of Directors, the Stockholders or special legal counsel appointed by the Board of Directors.

ARTICLE VII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits the limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or any Stockholder for money damages.

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ARTICLE VIII

VOTING REQUIREMENTS

Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of votes entitled to be cast by holders of shares of all classes of Stock entitled to vote thereon or of the total number of votes entitled to be cast by holders of shares of any class of Stock entitled to vote thereon, such action shall be valid and effective if authorized by the affirmative vote of the majority of the total number of votes entitled to be cast by holders of shares of all classes of Stock outstanding and entitled to vote thereon, except as otherwise specifically provided in this Charter.

ARTICLE IX

LIMITATION ON SECTION 3-201 RIGHTS

No holder of any Stock shall be entitled to exercise the rights of an objecting stockholder in Subtitle 2 of Title 3 of the MGCL other than as the Board of Directors may determine in its sole discretion.

ARTICLE X

[intentionally left blank]

ARTICLE XI

[intentionally left blank]

ARTICLE XII

AMENDMENTS

The Corporation reserves the right to amend, alter or repeal any provision contained in this charter in any manner permitted by Maryland law, including any amendment changing the terms or contract rights, as expressly set forth in its charter, of any of its outstanding stock by classification, reclassification or otherwise, upon the vote of the holders of a majority of the shares of capital stock of the Corporation outstanding and entitled to vote thereon voting together as a single class; provided that any amendment to this Article XII or to subparagraphs A(4) and A(5) and paragraphs B and C of Article IV must be adopted by the vote of the holders of two-thirds of the shares of capital stock of the Corporation outstanding and entitled to vote thereon voting together as a single class. All rights conferred upon stockholders herein are subject to this reservation.

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ARTICLE XIII

BYLAWS

Subject to any restrictions or approval requirements provided in the Bylaws, the Board of Directors shall have the exclusive power to make, adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE XIV

CERTAIN DEFINITIONS

The following terms shall, whenever used in this Charter, have the meanings specified in this Article XIV; provided that, the definitions contained in subparagraph A(4) of Article IV will supercede any definitions contained in this Article XIV for the purposes of paragraphs A and B of Article IV only.

“Board of Directors” shall mean the Board of Directors of the Corporation.

“Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in Maryland are authorized or required by law, regulation or executive order to close.

“Bylaws” shall mean the bylaws of the Corporation and all amendments thereto.

“Change of Control” shall mean (a) (i) the merger or consolidation of the Corporation into or with one or more Persons (other than the Merger), (ii) the merger or consolidation of one or more Persons into or with the Corporation or (iii) a tender offer or other business combination if, with respect to clauses (i), (ii) and (iii), immediately after such merger, consolidation, tender offer or other business combination, a single Stockholder or group of Stockholders (other than a Stockholder or group of Stockholders that beneficially owned a majority of the voting power of the Corporation prior to the merger, consolidation or other business combination) beneficially own a majority of the voting power of the Person surviving such merger, consolidation, tender offer or other business combination, or (b) the voluntary sale, conveyance, exchange or transfer to another Person or Persons of (i) the voting Stock of the Corporation if, immediately after such sale, conveyance, exchange or transfer, a single Stockholder or group of Stockholders (other than a Stockholder or group of Stockholders that beneficially owned a majority of the voting power of the Stock of the Corporation prior to the transfer) beneficially own a majority of the voting power of the Stock of the Corporation, or (ii) all or substantially all of the assets of the Corporation in one or a series of related transactions. For purposes of this definition of “Change of Control” the term “beneficially own” refers to beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act and “beneficially owned” shall have a correlative meaning, and the term “group” refers to a group within the meaning of Section 13(d)(3) of the

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Exchange Act. PSRT, PSLLC, and their respective affiliates, on the one hand, and KI and its affiliates, on the other hand, shall not be deemed to constitute a group for purposes of this definition. For the purposes of this definition of “Change of Control”, the term “majority of the voting power” shall mean a majority of the votes of the total number of shares of all classes of Stock outstanding and that are entitled to be cast generally in the election of directors.

“Change of Control Notice” shall have the meaning ascribed to it in subparagraph 3D(5)(a)(i) of Article IV of this Charter.

“Charter” shall mean the charter of the Corporation, as in effect from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including successor statutes thereto.

“Common Stock” shall have the meaning ascribed to it in the first paragraph of Article IV of this Charter.

“Corporation” means Kimsouth Realty Inc., a Maryland corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, from time to time, including successor statutes thereto.

“Excess Stock” shall have the meaning ascribed to it in the first paragraph of Article IV of this Charter.

“Junior Stock” means, in respect of any class or series of Stock, any other classes or series of Stock other than each class or series of Stock, that, by its terms, expressly ranks (as to payments of dividends or distributions of assets upon Liquidation) pari passu with or senior to such class or series of Stock.

“KPT” means Konover Properties Trust, Inc., a Maryland corporation.

“KI” means Kimkon Inc., a Delaware corporation.

“Liquidation” means the liquidation and winding up of the business affairs of the Corporation following the dissolution, whether voluntary or involuntary, of the Corporation pursuant to the MGCL.

“Merger” means the merger between the Corporation and KPT pursuant to the Agreement and Plan of Merger, dated as of June 23, 2002 between the Corporation and KPT.

“MGCL” means the Maryland General Corporation Law as amended from time to time, including any successor statutes thereto.

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“Parity Stock” means, in respect of any class or series of Stock, any other classes or series of Stock which, by its terms, expressly rank (as to payments of dividends or distributions of assets upon Liquidation) paripassu with such class or series of Stock.

“Person” shall mean an individual, corporation, limited liability company, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in section 642(c) of the Code, association, private foundation within the meaning of section 509(a) of the Code, joint stock company or other entity.

“Preferred Stock” shall have the meaning ascribed to it in the first paragraph of Article IV of this Charter.

“PSLLC” means Prometheus Southeast Retail LLC, a Delaware limited liability company.

“PSRT” means Prometheus Southeast Retail Trust, a Maryland real estate investment trust.

“REIT” shall mean a real estate investment trust under sections 856 through 860 of the Code.

“Senior Stock” means, in respect of any class or series of Stock, any other classes or series of Stock which, by its terms, expressly rank (as to payments of dividends or distributions of assets upon Liquidation) senior to such class or series of Stock.

“Series A Conversion Notice” shall have the meaning ascribed to it in subparagraph D(7)(a) of Article IV of this Charter.

“Series A Conversion Price” shall have the meaning ascribed to it in subparagraph D(7)(a) of Article IV of this Charter.

“Series A Liquidation Preference” shall have the meaning ascribed to it in subparagraph D(4)(a) of Article IV of this Charter.

“Series A Preferred Stock” shall have the meaning ascribed to it in subparagraph D(1) of Article IV of this Charter.

“Series A Redemption Date” shall have the meaning ascribed to it in subparagraph D(5)(a) of Article IV of this Charter.

“Series A Redemption Notice” shall have the meaning ascribed to it in subparagraph D(5)(a)(ii) of Article IV of this Charter.

“Series A Redemption Price” shall have the meaning ascribed to it in subparagraph D(5)(a) of Article IV of this Charter.

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“Series A Specified Conversion Time” shall have the meaning ascribed to it in subparagraph D(7)(a) of Article IV of this Charter.

“Series B Liquidation Preference” shall have the meaning ascribed to it in subparagraph E(4)(a) of Article IV of this Charter.

“Series B Preferred Stock” shall have the meaning ascribed to it in subparagraph E(1) of Article IV of this Charter.

“Series B Redemption Date” shall have the meaning ascribed to it in subparagraph E(5)(b)(iv) of Article IV of this Charter.

“Series B Redemption Notice” shall have the meaning ascribed to it in subparagraph E(5)(b) of Article IV of this Charter.

“Series B Redemption Price” shall have the meaning ascribed to it in subparagraph E(5)(a) of Article IV of this Charter.

“Stock” shall mean all classes and series of stock which the Corporation shall have authority to issue.

“Stockholders” shall mean, at any particular time, those Persons who are shown as the holders of record of all shares of Stock on the records of the Corporation at such time.

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IN WITNESS WHEREOF, the undersigned has signed this Charter, acknowledging the same to be his act, on this              day of [            ], 200[            ].

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APPENDIX B
VOTING AGREEMENT

VOTING AGREEMENT, dated as of June 23, 2002 (this “Agreement”), by and between Prometheus Southeast Retail Trust (“PSRT”), a Maryland real estate investment trust, Konover Property Trust, Inc. (“Target”), a Maryland corporation, and Kimkon Inc. (“KI”), a Delaware corporation.

RECITALS

WHEREAS, as of the date hereof, PSCO Acquisition Corp. (“Buyer”), a Maryland corporation, the stockholders of which are PSRT and KI, a subsidiary of Kimco Realty Corporation, and Target are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for the merger of Buyer with and into Target, with Target as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, PSRT is the direct or indirect record and beneficial holder of 21,052,631 shares of common stock, par value $.01 per share, of Target (collectively, the “Shares” and, together with such additional Shares hereafter acquired by PSRT whether by means of purchase, dividend, distribution or otherwise, PSRT’s “Owned Shares”);

WHEREAS, as a condition to the willingness of Target to enter into the Merger Agreement, Target has requested that PSRT agree, and PSRT has agreed, to enter into this Agreement, pursuant to which, among other things, PSRT and Target desire to set forth their agreement with respect to the voting of the Owned Shares by PSRT in connection with the Merger, upon the terms and subject to the conditions set forth herein; and

WHEREAS, as a condition to the willingness of KI to become a stockholder of Buyer and to make certain commitments to Buyer to enable it to enter into the Merger Agreement, and cause Buyer to enter into the Merger Agreement, KI has requested that PSRT agree, and PSRT has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

SECTION 1.  Certain Definitions.    Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement as in effect on the date hereof.

SECTION 2.  Agreement to Vote.    PSRT agrees that at such time as Target conducts a meeting of, or otherwise seeks a vote or consent of, its stockholders for the purpose of approving and adopting the Merger Agreement, the Merger and the actions required in furtherance thereof, PSRT shall vote, or provide a consent with respect to, its Owned Shares (i) in favor of the approval and adoption of the Merger Agreement, the Merger and the actions required in furtherance thereof and (ii) against any action or agreement that would compete with, impede or interfere with the adoption and approval of the Merger Agreement and the timely consummation of the Merger.

SECTION 3.  Covenants of PSRT.    PSRT hereby covenants and agrees that, except as contemplated by this Agreement (including Section 9 hereof) or the Merger Agreement, PSRT shall not while this Agreement is in effect:

(i)  sell, give, assign or otherwise dispose of (each, a “Transfer”), or agree to Transfer, any Owned Shares (except to Transfer a portion of its Owned Shares to Buyer immediately prior to the consummation of the Merger or to Transfer a portion of its Owned Shares to a Person that agrees to be bound by the provisions of Section 2 of this Agreement with respect to the transferred Owned Shares (such agreement to be evidenced by a written agreement in form and substance reasonably acceptable to each of Target and KI));

(ii)  enter into any agreement or grant or agree to grant any proxy or power-of-attorney with respect to any Owned Shares which is inconsistent with this Agreement; or

(iii) by any action or omission cause any security interests, liens, claims, pledges, charges, encumbrances, options, rights of first refusal, agreements or limitations on PSRT’s voting rights to attach to the Owned Shares (except for any pledge of the Owned Shares or any custodial arrangement with respect to the Owned Shares under any existing or successor loan agreement or credit facility (including the ancillary documents relating thereto) to which PSRT or any Affiliate of PSRT is a party).

SECTION 4.  No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Target or KI any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to PSRT, and neither Target nor KI shall have any power or authority to direct PSRT in the voting of any of the Owned Shares, except as otherwise provided herein, or in the performance of PSRT’s duties or responsibilities as a stockholder of Target.

SECTION 5.  Representations and Warranties of PSRT.    PSRT represents and warrants to Target and KI as follows:

(a)  PSRT has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PSRT and the consummation by PSRT of the transactions contemplated hereby have been duly and validly authorized by PSRT, and no other proceedings on the part of PSRT are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by PSRT and, assuming the due authorization, execution and delivery by Target and KI, constitutes a legal, valid and binding obligation of PSRT, enforceable against

PSRT in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b) The execution and delivery of this Agreement by PSRT does not, and the performance of this Agreement by PSRT shall not, (i) conflict with or violate the organizational documents of PSRT, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to PSRT or by which the Owned Shares are bound or affected or (iii) except with respect to any of the following as to which a consent or waiver has already been obtained, result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Owned Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PSRT is a party or by which PSRT or the Owned Shares are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by PSRT of its obligations under this Agreement.

(c)  The execution and delivery of this Agreement by PSRT does not, and the performance of this Agreement by PSRT shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Regulatory Authority except for applicable requirements, if any, of the Exchange Act and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by PSRT of its obligations under this Agreement.

(d)  As of the date hereof, PSRT is the record and beneficial owner of 21,052,631 Shares. The Shares are, and the Owned Shares will be, all of the securities of Target owned, either of record or beneficially, by PSRT on and as of the Closing Date (except to the extent of the Transfer of all or a portion of the Owned Shares to Buyer immediately prior to the consummation of the Merger) and, except with respect to the Contingent Value Rights Agreement, dated February 24, 1998, between the Target and Prometheus Southeast Retail LLC (which subsequently assigned its rights thereunder to PSRT), PSRT owns no other rights or interests exercisable for or convertible into any securities of Target. The Shares are, and the Owned Shares will be, owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreement, limitations on PSRT’s voting rights, charges and other encumbrances of any nature whatsoever, except for any pledge of the Owned Shares or any custodial arrangement with respect to the Owned Shares under any existing or successor loan agreement or credit facility (including the ancillary documents relating thereto) to which PSRT or any Affiliate of PSRT is a party. PSRT has not appointed or granted any proxy that is inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Shares.

SECTION 6.  Representations and Warranties of Target.    Target represents and warrants to PSRT and KI as follows:

(a)  Target has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly and validly authorized by Target, and no other proceedings on the part of Target are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery by PSRT and KI, constitutes a legal, valid and binding obligation of Target, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)  The execution and delivery of this Agreement by Target do not, and the performance of this Agreement by Target shall not, (i) conflict with or violate the organizational documents of Target, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Target or (iii) result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target is a party or by which Target is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by Target of its obligations under this Agreement or the Merger Agreement.

(c)  The execution and delivery of this Agreement by Target do not, and the performance of this Agreement by Target shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Entity except for applicable requirements, if any, of the Exchange Act and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Target of its obligations under this Agreement or the Merger Agreement.

SECTION	7. Representations and Warranties of KI. KI represents and warrants to PSRT and Target as follows:

(a)  KI has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by KI and the consummation by KI of the transactions contemplated hereby have been duly and validly authorized by KI, and no other proceedings on the part of KI are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by KI and, assuming the due authorization, execution and delivery by PSRT and Target, constitutes a legal, valid and binding obligation of KI, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)  The execution and delivery of this Agreement by KI do not, and the performance of this Agreement by KI shall not, (i) conflict with or violate the organizational documents of KI, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to KI or (iii) result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which KI is a party or by which KI is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by KI of its obligations under this Agreement.

(c)  The execution and delivery of this Agreement by KI do not, and the performance of this Agreement by KI shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Entity except for applicable requirements, if any, of the Exchange Act and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by KI of its obligations under this Agreement.

SECTION 8.  Termination.      This Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier of (a) the day on which the Merger Agreement is terminated in accordance with its terms, and (b) the Effective Time. Any such termination shall be without prejudice to liabilities arising hereunder before such termination.

SECTION 9.  Shareholder Capacity.    Notwithstanding anything herein to the contrary: (a) with respect to any Affiliate of PSRT that is or becomes, during the term hereof, a director or officer of Target, no representation, warranty, undertaking or agreement herein shall apply to such Affiliate in his or her capacity as such a director or officer and (b) PSRT has entered into this Agreement solely in PSRT’s capacity as the record and beneficial owner of the Shares and nothing herein shall limit or affect any actions taken or omitted to be taken at any time by any of its Affiliates in his or her capacity as an officer or director of Target.

SECTION 10.  Non-Survival.    The representations and warranties made herein shall terminate upon termination of this Agreement.

SECTION 11.  Supplemental Voting and Tender Agreement.    Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall prohibit PSRT from taking any action necessary to perform its obligations under the Supplemental Voting and Tender Agreement, dated the date hereof, between PSRT and Target, as the same shall be amended, modified or supplemented from time to time in accordance with its terms.

SECTION 12.  Miscellaneous.

(a)  Entire Agreement; Assignment.    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The rights and obligations under this Agreement shall not be transferred by any party without the prior written consent of the other parties.

(b)  Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, executors, administrators, heirs and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(c)  Amendment.    This Agreement may not be amended, changed, supplemented, or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

(d)  Notices.    All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

if to PSRT:

c/o Lazard Frerès Real Estate Investors L.L.C.
30 Rockefeller Plaza
New York, New York 10020
Telecopier No.: (212) 332-1793
Attention: General Counsel

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019-6064
Telecopier No.: (212) 757-3990
Attention: Jeffrey D. Marell, Esq.

if to Target:

3434 Kildaire Farm Road, Suite 200
Raleigh, North Carolina 25606
Telecopier No.: (919) 372-3261
Attention: General Counsel

with a copy to:

Alston & Bird LLP
3201 Beechleaf Court, Suite 600
Raleigh, North Carolina 27604
Telecopier No.: (919) 862-2260
Attention: Robert Bergdolt, Esq.

If to KI:

c/o Kimco Realty Corporation
3333 New Hyde Park Road
Suite 200
Post Office Box 5020
New Hyde Park, New York 11042-0020
Telecopy: (516) 869-7117
Attention: David B. Henry
Attention: Joseph G. Stevens

with a copy to:

Fried, Frank Harris, Shriver & Jacobson
One New York Plaza
New York, NY 10004-4000
Attention: Steven Scheinfeld, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(e)  Severability.    Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(f)  Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement are not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g)  Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

(h)  Jurisdiction.    Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the courts of the State of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 12(d), such service to become effective 10 days after such mailing.

(i)  Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j)  Headings.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(k)  Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

(l)  Further Assurances.    Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

PROMETHEUS SOUTHEAST RETAIL TRUST

By:	/s/ MATTHEW J. LUSTIG
Name: Matthew J. Lusting Title: President

KONOVER PROPERTY TRUST, INC.

By:	/s/ J. MICHAEL MALONEY
Name: J. Michael Maloney Title: President

KIMKON INC.

By:	/s/ DAVE HENRY
Name: Dave Henry Title: President

APPENDIX C

SUPPLEMENTAL VOTING AND TENDER AGREEMENT

SUPPLEMENTAL VOTING AND TENDER AGREEMENT, dated as of June 23, 2002 (this “Agreement”), by and between Prometheus Southeast Retail Trust (including its successors following the PSRT Reorganization Transaction (as defined in that certain Stockholders Agreement, dated as of June 23, 2002, among PSRT, PSCO Acquisition Corp. and Kimkon Inc.) (“PSRT”), a Maryland real estate investment trust, and Konover Property Trust, Inc. (“Target”), a Maryland corporation.

RECITALS

WHEREAS, as of the date hereof, PSCO Acquisition Corp. (“Buyer”), a Maryland corporation, the stockholders of which are PSRT and Kimkon Inc. (“KI”), a Delaware corporation and a subsidiary of Kimco Realty Corporation, and Target are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”), which provides, among other things, for the merger of Buyer with and into Target, with Target as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, PSRT is the record and beneficial holder of 21,052,631 shares of common stock, par value $.01 per share, of Target (collectively, the “Shares” and, together with such additional Shares hereafter acquired by PSRT whether by means of purchase, dividend, distribution or otherwise, PSRT’s “Owned Shares”);

WHEREAS, Target and PSRT (as assignee of Prometheus Southeast Retail LLC) are parties to a Contingent Value Right Agreement (the “CVR Agreement”), dated February 24, 1998;

WHEREAS, as of the date hereof, Target, PSRT and KI are entering into a Voting Agreement, dated as of the date hereof (the “Voting Agreement”), pursuant to which, among other things, PSRT agreed to vote its Owned Shares in favor of the Merger, upon the terms and subject to the conditions set forth therein; and

WHEREAS, as a condition to the willingness of Target to enter into the Merger Agreement, Target has requested that PSRT agree, and PSRT has agreed, to enter into this Agreement, pursuant to which, among other things, PSRT and Target desire to set forth their agreement with respect to the voting of the Owned Shares by PSRT in certain circumstances in connection with a Superior Transaction (as defined herein), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

SECTION 1.  Certain Definitions.

(a)  Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

(b)  For the purposes of this Agreement, a “Superior Transaction” means a bona fide written agreement between Target and a third party entered into immediately prior to, or concurrently with any termination of the Merger Agreement pursuant to Section 9.1(h) thereof, which provides for the third party to acquire, directly or indirectly, all of the shares of common stock of Target pursuant to a merger or a tender offer followed by a merger (but expressly excluding any offer to purchase all or substantially all of the assets of Target and the Target Subsidiaries), and which also meets all of the following criteria:

(i)  such agreement embodies the terms of a bona fide written offer which is binding on such third party and not solicited by Target in violation of Section 7.2 of the Merger Agreement that is received by Target prior to the date the Merger Agreement is terminated,

(ii)  (X) the consideration per share of Target Common Stock to be paid to holders of Target Common Stock upon and at the closing of the Superior Transaction consists solely of cash and such cash amount per share of Target Common Stock exceeds the Common Stock Price Per Share (as such amount may be increased by Buyer pursuant to Section 9.1(h) of the Merger Agreement) or (Y) if the terms of the agreement(s) in respect of the Superior Transaction provide for the payment to holders of Target Common Stock of consideration consisting of a combination of cash and Capital Stock of a third party, the terms of the agreement(s) in respect of the Superior Transaction must provide PSRT with the right to receive, at PSRT’s option, (I) the form and amount of consideration per share of Target Common Stock payable to the other holders of Target Common Stock and (II) consideration per share of Target Common Stock consisting solely of cash, and, in each such case, such consideration per share of Target Common Stock must exceed the Common Stock Price Per Share (as such amount may be increased by Buyer pursuant to Section 9.1(h) of the Merger Agreement), provided, that if any Superior Transaction includes any consideration consisting of Capital Stock of a third party to be paid per share of Target Common Stock (except that it is acknowledged that PSRT must always have the right, at its option, to receive only cash), such aggregate consideration to be paid per share of Target Common Stock must have a value substantially equivalent (as of the date of determination by PSRT) to the price per share of Target Common Stock to be received by PSRT (assuming it has elected to receive only cash for its shares of Target Common Stock)) as determined by PSRT in its good faith judgment, provided further, that any transaction structured as provided in clause (Y) of this subsection (ii) shall only be able to constitute a Superior Transaction if (A) PSRT has the right to elect to choose between the forms of consideration described in (I) and (II) above until the close of business on the third Business Day (as defined in the Merger Agreement) prior to the closing of such purported Superior Transaction and (B) any non-cash consideration consists of nothing other than Capital Stock of the third party,

(iii)  the terms and conditions of the agreement in respect of the Superior Transaction, in the good faith judgment of PSRT, must be at least as favorable (including, without limitation, as to certainty of closing) to Target and the holders of the Target Common Stock than those contained in the Merger Agreement and, in any event, shall not include any holdback, escrow, earn-out, survival, indemnification or other comparable provisions, it being understood that the timing of closing of such Superior Transaction may be considered by PSRT in making such good faith judgment,

(iv)  such agreement in respect of the Superior Transaction must expressly provide that PSRT shall be entitled to receive upon and at the closing of the Superior Transaction, in satisfaction of its rights and interests under the CVR Agreement, an amount of cash equal to the product of (x) 4,500,000 and (y) the price per share to be paid per share of Target Common Stock,

(v)  both the offer and the agreement in respect of the Superior Transaction must not be subject to any diligence contingencies,

(vi)  both the offer and the agreement in respect of the Superior Transaction must not be conditioned on receipt by the third party of the proceeds of any financing or other capital raising transaction, and the third party shall have demonstrated to PSRT, in its good faith judgment, that such third party has sufficient cash on hand or other liquid assets to pay the consideration payable in such Superior Transaction, and

(vii)  if the Superior Transaction is structured as provided in clause (Y) of subsection (ii) above, then the third party must, as a condition to PSRT’s obligations hereunder, execute and deliver to PSRT a binding agreement in form and substance reasonably acceptable to PRST, providing PSRT with the right to immediately resell upon closing of the Superior Transaction any shares of Capital Stock it may elect to receive upon consummation of such Superior Transaction. Such agreement shall provide for the third party to prepare and file a “shelf” registration statement with respect to the Capital Stock to be issued to PSRT on Form S-3 for an offering to be made on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (as defined in the Merger Agreement) and such registration statement shall be required to become effective concurrently with the closing of the Superior Transaction and the issuance of Capital Stock to PSRT.

(c)  For purposes of this Agreement, “Capital Stock” of any Person (as defined in the Merger Agreement) means any and all shares of common stock of a Person’s capital stock.

SECTION 2.  Agreement to Vote and Tender.

(a)  PSRT agrees that, in the event the Merger Agreement is terminated pursuant to Section 9.1(h) thereof and, immediately prior to such termination or concurrently therewith, Target enters into an agreement to effectuate a Superior Transaction, then, at such time as Target conducts a meeting of, or otherwise seeks a vote or consent of, its stockholders for the purpose of approving a Superior Transaction, PSRT shall vote, or provide a consent with respect to, its Owned Shares (i) in favor of the approval of the Superior Transaction and (ii) against any action or agreement that would compete with, impede or interfere with the adoption and approval of the Superior Transaction and the timely consummation of the Superior Transaction.

(b)  PSRT further agrees that, in the event the Merger Agreement is terminated pursuant to Section 9.1(h) thereof and, immediately prior to such termination or concurrently therewith, Target enters into an agreement to effectuate a Superior Transaction which consists of a tender offer followed by a merger, then, (i) PSRT shall validly tender for sale to the third party offeror, pursuant to the terms of the Superior Transaction and Rule 14d-2 under the Securities Exchange Act of 1934, as amended, no later than the tenth business day after commencement of the tender offer or, if later, the fifth business day following receipt of the documents relating to the tender offer, the Owned Shares and (ii) PSRT shall not, subject to applicable law, withdraw the tender of its Owned Shares effected in accordance with clause (i) of this Section 2(b); provided, however, that PSRT may decline to tender, or may withdraw, any and all of its Owned Shares, if (x) without the prior written consent of PSRT, Target shall amend or modify any term or condition of the Superior Transaction or the tender offer contemplated thereby in a manner adverse to PSRT (including, without limitation, any reduction in the price per share to be paid or the number of shares subject to the tender offer, any change to the form of consideration payable in the offer or any reduction in the payment required to be made in respect of the CVR Agreement) or (y) the Board of Directors of Target has not recommended to the stockholders of Target, or has withdrawn its recommendation, that such stockholders approve the Superior Transaction.

SECTION 3.  Covenants of PSRT.

(a)  PSRT hereby covenants and agrees that, except as contemplated by this Agreement (including Section 9 hereof), the Merger Agreement, or the Voting Agreement, PSRT shall not while this Agreement is in effect:

(i)  sell, give, assign or otherwise dispose of (each, a “Transfer”), or agree to Transfer, any Owned Shares (except to Transfer a portion of its Owned Shares to Buyer immediately prior to the consummation of the Merger or to Transfer a portion of its Owned Shares to a Person that agrees to be bound by the provisions of Section 2 of this

Agreement with respect to the transferred Owned Shares (such agreement to be evidenced by a written agreement in form and substance reasonably acceptable to Target));

(ii)  enter into any agreement or grant or agree to grant any proxy or power-of-attorney with respect to any Owned Shares which is inconsistent with this Agreement; or

(iii)  by any action or omission cause any security interests, liens, claims, pledges, charges, encumbrances, options, rights of first refusal, agreements or limitations on PSRT’s voting rights to attach to the Owned Shares (except for any pledge of the Owned Shares or any custodial arrangement with respect to the Owned Shares under any existing or successor loan agreement or credit facility (including the ancillary documents relating thereto) to which PSRT or any Affiliate of PSRT is a party).

(b)  PSRT hereby covenants and agrees that, at the written request of Target and following compliance by Target with the provisions of Section 4 of this Agreement, PSRT shall confirm in writing to Target whether or not, in its good faith judgment, the criteria set forth in Section 1(b) of this Agreement have been satisfied.

SECTION 4.  Covenants of Target.    Target hereby covenants and agrees, that, in the event Target makes the request contemplated in Section 3(b) of this Agreement, Target shall provide to PSRT a copy of the agreement in respect of the proposed Superior Transaction and any information or meetings with representatives of the third party proposing the Superior Transaction, in each case as reasonably requested by PSRT in order to enable it to make a determination as to whether or not, in its good faith judgment, the criteria set forth in Section 1(b) of this Agreement have been satisfied.

SECTION 5.  No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Target any direct or indirect ownership or incidence of ownership of or with respect to any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to PSRT, and Target shall have no power or authority to direct PSRT in the voting of any of the Owned Shares, except as otherwise provided herein, or in the performance of PSRT’s duties or responsibilities as a stockholder of Target.

SECTION 6.  Representations and Warranties of PSRT.    PSRT represents and warrants to Target as follows:

(a)  PSRT has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PSRT and the consummation by PSRT of the transactions contemplated hereby have been duly and validly authorized by PSRT, and no other proceedings on the part of PSRT are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by PSRT and, assuming the due authorization, execution and delivery by Target, constitutes a legal, valid and binding obligation of PSRT, enforceable against PSRT in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)  The execution and delivery of this Agreement by PSRT does not, and the performance of this Agreement by PSRT shall not, (i) conflict with or violate the organizational documents of PSRT, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to PSRT or by which the Owned Shares are bound or affected or (iii) except with respect to any of the following as to which a consent or waiver has already been obtained, result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Owned Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PSRT is a party or by which PSRT or the Owned Shares are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by PSRT of its obligations under this Agreement.

(c)  The execution and delivery of this Agreement by PSRT does not, and the performance of this Agreement by PSRT shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Regulatory Authority except for applicable requirements, if any, of the Exchange Act and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by PSRT of its obligations under this Agreement.

(d)  As of the date hereof, PSRT is the record and beneficial owner of 21,052,631 Shares. The Shares are, and the Owned Shares will be, owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreement, limitations on PSRT’s voting rights, charges and other encumbrances of any nature whatsoever, except for any pledge of the Owned Shares or any custodial arrangement with respect to the Owned Shares under any existing or successor loan agreement or credit facility (including the ancillary documents relating thereto) to which PSRT or any Affiliate of PSRT is a party. PSRT has not appointed or granted any proxy that is inconsistent with this Agreement, which appointment or grant is still effective, with respect to the Shares.

SECTION 7.  Representations and Warranties of Target.    Target represents and warrants to PSRT as follows:

(a)  Target has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Target and the consummation by Target of the transactions contemplated hereby have been duly and validly authorized by Target, and no other proceedings on the part of Target are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery by PSRT, constitutes a legal, valid and binding obligation of Target, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(b)  The execution and delivery of this Agreement by Target do not, and the performance of this Agreement by Target shall not, (i) conflict with or violate the organizational documents of Target, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Target or (iii) result in any breach of or constitute a default (or an event that with notice or lapse or time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Target is a party or by which Target is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by Target of its obligations under this Agreement or the Merger Agreement.

(c)  The execution and delivery of this Agreement by Target do not, and the performance of this Agreement by Target shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any court or arbitrator or any Governmental Entity except for applicable requirements, if any, of the Exchange Act and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Target of its obligations under this Agreement or the Merger Agreement.

SECTION 8.  Termination.    This Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier of (a) the day on which the Merger Agreement is terminated in accordance with its terms (other than a termination pursuant to Section 9.1(h) of the Merger Agreement in which immediately prior to, or concurrently with such termination, Target enters into an agreement to effectuate a Superior Transaction), (b) the Effective Time, (c) any violation or breach of Section 7.2 of the Merger Agreement, (d) any termination of a merger or other primary transaction agreement entered into by the Company in respect of a Superior Transaction or any amendment to or modification of any such agreement that is, in the good faith judgment of PSRT, adverse to PSRT, (e) the day on which the Merger Agreement is terminated pursuant to Section 9.1(h) thereof if the Common Stock Price Per Share (as such amount has been increased by Buyer pursuant to Section 9.1(h) of the Merger Agreement) equals or exceeds the cash price per share of Target Common Stock that PSRT would have the right to elect to receive pursuant to clause (Y) of subsection (ii) of Section 1(b) of this Agreement if it elected to receive all cash for its shares of Target Common Stock in any such transaction and (f) 270 days from the date hereof. Any such termination shall be without prejudice to liabilities arising hereunder before such termination.

SECTION 9.  Shareholder Capacity.    Notwithstanding anything herein to the contrary: (a) with respect to any Affiliate of PSRT that is or becomes, during the term hereof, a director or officer of Target, no representation, warranty, undertaking or agreement herein shall apply to such Affiliate in his or her capacity as such a director or officer and (b) PSRT has entered into this Agreement solely in PSRT’s capacity as the record and beneficial owner of the Shares and nothing herein shall limit or affect any actions taken or omitted to be taken at any time by any of its Affiliates in his or her capacity as an officer or director of Target.

SECTION 10.  Non-Survival.    The representations and warranties made herein shall terminate upon termination of this Agreement.

SECTION 11.  Miscellaneous.

(a)  Entire Agreement; Assignment.    This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. The rights and obligations under this Agreement shall not be transferred by any party without the prior written consent of the other party.

(b)  Parties in Interest.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, executors, administrators, heirs and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

(c)  Amendment.    This Agreement may not be amended, changed, supplemented, or otherwise modified, except upon the execution and delivery of a written agreement executed by the parties hereto.

(d)  Notices.    All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

if to PSRT:

c/o Lazard Frerès Real Estate Investors L.L.C.
30 Rockefeller Plaza
New York, New York 10020
Telecopier No.: (212) 332-1793
Attention: General Counsel

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, New York 10019-6064
Telecopier No.: (212) 757-3990
Attention: Jeffrey D. Marell, Esq.

if to Target:

3434 Kildaire Farm Road, Suite 200
Raleigh, North Carolina 25606
Telecopier No.: (919) 372-3261
Attention: General Counsel

with a copy to:

Alston & Bird LLP
3201 Beechleaf Court, Suite 600
Raleigh, North Carolina 27604
Telecopier No.: (919) 862-2260
Attention: Robert Bergdolt, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

(e)  Severability.    Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(f)  Specific Performance.    The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement are not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(g)  Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

(h)  Jurisdiction.    Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the courts of the State of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 11(d), such service to become effective ten (10) days after such mailing.

(i)  Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j)  Headings.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(k)  Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

(l)  Further Assurances.    Each party shall cooperate and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

PROMETHEUS SOUTHEAST RETAIL TRUST

By:	/s/ Matthew J. Lustig
Name: Matthew J. Lustig Title: President

KONOVER PROPERTY TRUST, INC.

By:	/s/ J. Michael Maloney
Name: J. Michael Maloney Title: President

Appendix D1

CO-INVESTMENT AGREEMENT

by and among

PROMETHEUS SOUTHEAST RETAIL TRUST,

KIMKON INC.,

PSCO ACQUISITION CORP.,

LF STRATEGIC REALTY INVESTORS II L.P.,

LFSRI II—CADIM ALTERNATIVE PARTNERSHIP L.P.,

LFSRI II ALTERNATIVE PARTNERSHIP L.P.,

and

KIMCO REALTY CORPORATION

Dated as of June 23, 2002

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SCHEDULE 1

EXHIBITS
A	Articles of Incorporation of Newco
B	Bylaws of Newco
C	Post-Merger Capitalization
D	Resolutions of Stockholders of Newco
E	Form of Stockholders Agreement
F	Form of Services Agreement
G	Form of Supplemental Voting and Tender Agreement

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CO-INVESTMENT AGREEMENT

THIS CO-INVESTMENT AGREEMENT, dated as of June 23, 2002, by and among PROMETHEUS SOUTHEAST RETAIL TRUST (“PSRT”), a Maryland real estate investment trust, KIMKON INC. (“KI”), a Delaware corporation, PSCO ACQUISITION CORP. (“Newco”), a Maryland corporation, (for purposes of Section 11 only) LF STRATEGIC REALTY INVESTORS II L.P. (“LFSRI II”), (for purposes of Section 11 only) LFSRI II-CADIM ALTERNATIVE PARTNERSHIP L.P. (“LFSRI II-CADIM”), (for purposes of Section 11 only) LFSRI II ALTERNATIVE PARTNERSHIP L.P. (“LFSRI II AP”), and (for purposes of Sections 2.2(a) and 12 only) KIMCO REALTY CORPORATION (“KI Parent”), a Maryland corporation. PSRT and KI are sometimes referred to herein individually as a “Stockholder” and collectively as the “Stockholders.” LFSRI II, LFSRI II-CADIM and LFSRI II AP are each individually referred to herein as a “PSRT Guarantor” and collectively as the “PSRT Guarantors.”

WHEREAS, PSRT and KI have organized Newco for the purpose of acquiring Konover Property Trust, Inc. (“Target”), a Maryland corporation currently operating as a REIT;

WHEREAS, concurrently with the execution of this Agreement, Newco and Target are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which Newco will merge with and into Target (the “Merger”), with Target as the surviving corporation (the “Surviving Corporation”), on the terms and subject to the conditions set forth therein;

WHEREAS, as of the date of this Agreement, PSRT is the holder of 21,052,631 shares of Target Common Stock (as defined in the Merger Agreement);

WHEREAS, Target and PSRT (as assignee of Prometheus Southeast Retail LLC) are parties to a Contingent Value Right Agreement (the “CVR Agreement”), dated February 24, 1998;

WHEREAS, PSRT has agreed to contribute to Newco immediately prior to the consummation of the Merger (i) 16,615,922 shares of Target Common Stock held by PSRT and (ii) all of PSRT’s rights and obligations under the CVR Agreement in exchange for an additional equity interest in Newco, on the terms and subject to the conditions set forth herein;

WHEREAS, KI has agreed to contribute to Newco immediately prior to the consummation of the Merger cash in an amount up to $35,554,438.50 in exchange for an additional equity interest in Newco, on the terms and subject to the conditions set forth herein;

WHEREAS, KI’s cash contribution, together with the proceeds of the OP Distribution (as defined in the Merger Agreement), which proceeds shall be made out of funds of the Target Operating Partnership (as defined in the Merger Agreement)

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remaining after the payment of the merger consideration to be paid pursuant to the OP Merger (as defined in the Merger Agreement), will be used to pay the consideration payable in connection with the Merger to holders of Target Common Stock (including 4,436,709 shares of Target Common Stock held by PSRT that will be converted into the right to receive cash in the Merger), Target’s Existing Stock Options (as defined in the Merger Agreement) and Target’s Series A Convertible Preferred Stock (as defined in the Merger Agreement) (assuming the holders thereof elect to receive the Preferred Stock Price Per Share (as defined in the Merger Agreement));

WHEREAS, in order to maintain the Surviving Corporation’s status as a REIT, it is anticipated that concurrently with the consummation of the Merger more than 100 individuals (the “REIT Preferred Holders”) will subscribe for and purchase shares of a newly created series of redeemable preferred stock of the Surviving Corporation (the “REIT Subscription Transaction”);

WHEREAS, after giving effect to the contributions provided for herein and the consummation of the Merger (but without giving effect to the REIT Subscription Transaction) PSRT will own 55.50%, and KI and the former holders of Series A Convertible Preferred Stock who elect to receive the Preferred Stock Continued Interest Per Share (as defined in the Merger Agreement) (assuming conversion thereof into common stock of the Surviving Corporation), if any, will collectively own 44.50%, of the total equity value of the Surviving Corporation;

WHEREAS, concurrently with the execution of this Agreement, PSRT, KI and Newco are entering into a Stockholders Agreement, dated as of the date hereof, which will become effective upon consummation of the Merger, which sets forth certain rights and obligations of PSRT and KI relating to the governance of the Surviving Corporation and their interests therein; and

WHEREAS, the parties desire to enter into this Agreement to provide for, among other things, the organization and capitalization of Newco and the conduct of its affairs prior to consummation of the Merger.

Certain capitalized terms used in this Agreement are defined in Section 16.1.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   Formation and Capitalization of Newco by PSRT and KI.

1.1.   Formation and Initial Capitalization.    PSRT and KI have caused Newco to be formed as a Maryland corporation by the filing of Articles of Incorporation with the State Department of Assessments and Taxation of the State of Maryland on June 12, 2002 and, on the date hereof, PSRT has contributed $1,050.00 in cash in exchange for five hundred (500) shares of common stock, $.01 par value per share, of

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Newco (the “Common Stock”), and KI has contributed $1,050.00 in cash in exchange for five hundred (500) shares of Common Stock. The Articles of Incorporation of Newco are as set forth in Exhibit A, and the Bylaws of Newco are as set forth in Exhibit B.

1.2   Additional Contribution by PSRT.    On the Closing Date (as defined in the Merger Agreement), immediately prior to the consummation of the Merger, and subject to the satisfaction or waiver of all of the conditions precedent to the consummation of the Merger set forth in Sections 8.1 and 8.2 of the Merger Agreement (except for the condition set forth in Section 8.1(d) thereof as it applies to the PSRT Contribution (as defined in the Merger Agreement)): (i) PSRT shall contribute to Newco 16,615,922 shares of Target Common Stock held by PSRT (the “PSRT Contributed Stock”) and all of PSRT’s rights and obligations under the CVR Agreement; and (ii) in consideration thereof, Newco shall issue and deliver to PSRT 21,115,922 shares of Common Stock.

1.3   Additional Contribution by KI.

(a)  On the Closing Date, immediately prior to the consummation of the Merger, and subject to the satisfaction or waiver of all of the conditions precedent to the consummation of the Merger set forth in Sections 8.1 and 8.2 of the Merger Agreement (except for the condition set forth in Section 8.1(d) thereof as it applies to the KI Contribution (as defined in the Merger Agreement)): (i) KI shall contribute to Newco cash in the amount of $35,554,438.50, subject to adjustment as provided in Section 1.3(b); and (ii) in consideration thereof, Newco shall issue and deliver to KI 16,930,685 shares of Common Stock, subject to adjustment as provided in Section 1.3(b).

(b)  If any holders of Target’s Series A Convertible Preferred Stock elect to convert their shares of Series A Convertible Preferred Stock into the right to receive Preferred Continued Stock (as defined in the Merger Agreement) as provided in Article 2 of the Merger Agreement, for each share of Series A Preferred Stock (as defined in Section 2.1) that is issued by the Surviving Corporation in connection with the Merger:

(i)  the amount of KI’s cash contribution pursuant to Section 1.3(a) shall be reduced by an amount equal to the initial liquidation preference of such newly issued share of Series A Preferred Stock; and

(ii)  the number of shares of Common Stock to be issued to KI pursuant to Section 1.3(a) shall be reduced by a number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock at the initial Conversion Price of the Series A Preferred Stock in effect on the Closing Date.

1.4   Legend.    Each Stockholder agrees that all of the shares of Common Stock acquired by such party on the date hereof shall bear the legend set forth in Section 13 of the Stockholders Agreement, notwithstanding that the Stockholders Agreement is not yet effective; provided, that, from and after the Effective Time (as

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defined in the Merger Agreement), all of the shares of Common Stock held by the Stockholders shall bear the legend set forth in Section 13 of the Stockholders Agreement and Section 8 of the form of charter of the Surviving Corporation attached to the Merger Agreement as Exhibit B.

2.   Preferred Stock.

2.1   Series A Preferred Stock.    PSRT and KI agree that the Preferred Continued Stock shall be a new series of convertible preferred stock of the Surviving Corporation designated “Series A Convertible Preferred Stock” having the preferences, conversion and other rights, voting powers, limitations as to dividends, qualifications and terms and conditions of redemption as the Series A Convertible Preferred Stock of Newco contained in the form of the charter of the Surviving Corporation attached to the Merger Agreement as Exhibit B thereto (the “Series A Preferred Stock”).

2.2   Series B Preferred Stock.

(a)  PSRT, for the benefit of KI Parent and KI, and KI Parent and KI, for the benefit of PSRT, LFSRI II, LFSRI II-CADIM and LFSRI II AP, and Newco, for the benefit of all of the foregoing, shall each use their respective reasonable best efforts to preserve the status of the Surviving Corporation as a REIT for the period commencing on the Closing Date and ending on December 31, 2002, and shall take all action necessary to convert the Surviving Corporation from a REIT to a C corporation as of January 1, 2003 or as soon as practicable thereafter, including by causing the Surviving Corporation to make the required tax election, and effect appropriate amendments to the Surviving Corporation’s charter.

(b) PSRT and KI agree that the series of redeemable preferred stock to be issued to the REIT Preferred Holders in the REIT Subscription Transaction shall be a new series of redeemable preferred stock of the Surviving Corporation designated “Series B Redeemable Preferred Stock” having the preferences, conversion and other rights, voting powers, limitations as to dividends, qualifications and terms and conditions of redemption as the Series B Redeemable Preferred Stock contained in the form of charter of the Surviving Corporation attached to the Merger Agreement as Exhibit B thereto (the “Series B Preferred Stock”). PSRT and KI shall use their respective reasonable best efforts to cause, concurrently with the consummation of the Merger, the issuance of up to one hundred fifty (150) shares of Series B Preferred Stock to the REIT Preferred Holders at a subscription price per share of $500.00. Subject to Section 2.2(a) and the foregoing provisions of this Section 2.2(b), the specific terms of the issuance and sale of shares of Series B Preferred Stock, including the number of shares to be issued and the identity and number of REIT Preferred Holders shall be determined by the board of directors of the Surviving Corporation by Supermajority Vote (as defined in the Stockholders Agreement).

3.   Post-Merger Capitalization.    After giving effect to the foregoing contributions by PSRT and KI, the Merger and the other transactions contemplated by the Merger Agreement (assuming that all holders of Target’s Series A Convertible Preferred

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Stock outstanding on the date hereof elect to receive the Preferred Stock Continued Interest Per Share), and the REIT Subscription Transaction, the issued and outstanding stock of the Surviving Corporation immediately after giving effect to the foregoing will be in all material respects as set forth in Exhibit C.

4.   Target as Third Party Beneficiary.    Each of PSRT and KI hereby acknowledges and agrees that it is providing the commitment to Newco contained in Section 1.2 and Section 1.3, respectively, and is agreeing to perform its obligations thereunder, in part for the purpose of inducing Target to enter into the Merger Agreement and to consummate the Merger and the other transactions contemplated thereby. Accordingly, PSRT agrees that Target is an express third party beneficiary of PSRT’s obligations under Section 1.2 and the representations and warranties of PSRT contained in Section 10.1(a), (b), (c) and (d) (as such representations and warranties relate to the validity and enforceability of PSRT’s obligations under Section 1.2)), and KI agrees that Target is an express third party beneficiary of KI’s obligations under Section 1.3 and the representations and warranties of KI contained in Section 10.2(a), (b), (c) and (d) (as such representations and warranties relate to the validity and enforceability of KI’s obligations under Section 1.3). Each of PSRT and KI agree that termination of this Agreement shall not prejudice Target’s rights pursuant to this Section 4 to the extent of any continuing liability of Newco under the Merger Agreement.

5.   Certain Matters Relating to the Management of Newco.

5.1   Directors and Officers.    Mark S. Ticotin and David B. Henry have each been appointed as a director and officer of Newco and Andrew E. Zobler and Michael V. Pappagallo have each been appointed as an officer of Newco, and each such person shall continue to serve in such capacities until the Closing Date. Immediately prior to the consummation of the Merger, PSRT and KI shall cause the election of directors of Newco who will continue as the directors of the Surviving Corporation, and the board of directors of Newco shall appoint officers of Newco who will continue as the officers of the Surviving Corporation, in each case in accordance with the provisions of the Stockholders Agreement.

5.2   Conduct of Business.    Until the Stockholders Agreement becomes effective, Newco shall engage in no business or corporate activities other than as contemplated by the Merger Agreement and this Agreement.

6.   Certain Matters Relating to the Merger and the Merger Agreement.

6.1   The Merger.    Each Stockholder, in its capacity as a stockholder of Newco, hereby approves and adopts the resolutions attached hereto as Exhibit D taking or authorizing the actions specified therein.

6.2   Transaction Statement on Schedule 13E-3.    Each Stockholder represents and warrants to the other that the information provided by it in writing expressly for inclusion in (i) the Transaction Statement on Schedule 13E-3 to be prepared and filed in connection with the Merger (the “Schedule 13E-3”) and (ii) the proxy

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statement with respect to the meeting of stockholders of Target in connection with the Merger (the “Target Proxy Statement”), or in writing expressly for inclusion in any supplement or amendment to either the Schedule 13E-3 or the Target Proxy Statement, at the time the Schedule 13E-3 or Target Proxy Statement or any such supplement or amendment is filed with the Commission, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Stockholder agrees to promptly notify the other Stockholder after becoming aware that any information supplied by it in writing expressly for inclusion in the Schedule 13E-3 or the Target Proxy Statement or any supplement or amendment thereto contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.3   Amendment and Waiver of Merger Agreement.    Prior to the consummation of the Merger, Newco shall not amend, consent to any amendment of, waive any right under or in respect of, or make any determination pursuant to, the Merger Agreement without the prior written consent of both PSRT and KI; provided, however, that from and after the Termination Date (as defined in the Merger Agreement), but subject to the terms of the Merger Agreement, Newco shall terminate the Merger Agreement at the request of either Stockholder.

6.4   Termination of Target Third Party Management Agreements.    Notwithstanding anything to the contrary contained herein, the parties hereby agree that to the extent any request may be made by Newco under Section 7.20(b) of the Merger Agreement with respect to the termination of third party management agreements by Target, such request shall be made by Newco if it is requested to do so solely by KI.

6.5   Cooperation.

(a)  Subject to the terms and conditions of this Agreement, each party agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the Merger and the other transactions contemplated by this Agreement and the Merger Agreement, including using all reasonable best efforts to cause to be satisfied the conditions referred to in Article 8 of the Merger Agreement; provided, however, that nothing in this Section 6.5(a) shall preclude any party from exercising its rights under this Agreement; provided, further, that nothing in this Section 6.5(a) shall prohibit PSRT from executing and delivering the Supplemental Voting and Tender Agreement and performing its obligations thereunder.

(b)  Each party agrees not to, and shall cause its Affiliates (excluding, in the case of PSRT, Target and the Target Subsidiaries (as defined in the Merger Agreement), who shall be deemed not to be Affiliates of PSRT for purposes of this Section 6.5(b)), and each of their respective officers, directors, employees and

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Representatives (as defined in the Merger Agreement) not to, enter into any agreement, arrangement or understanding that would cause Newco to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement or this Agreement or that would reasonably be expected to have a material adverse impact on Newco’s ability to consummate the Merger or any other transaction contemplated by the Merger Agreement or this Agreement; provided, however, that nothing in this Section 6.5(b) shall prohibit PSRT from executing and delivering the Supplemental Voting and Tender Agreement and performing its obligations thereunder.

(c)  At all times prior to the date on which this Agreement is terminated, PSRT and KI shall promptly inform the other of any material communications with Target or any of its Representatives relating to the Merger or the other transactions contemplated by the Merger Agreement and the contents of any such communications; provided, however, that nothing in this Section 6.5(c) shall require disclosure of any non-public information received by any officer, director or employee of PSRT or any of its Affiliates to the extent such information is received by such officer, director or employee in his capacity as a director or officer of Target or any Target Subsidiary.

6.6   Enforcement of Section 7.2 of the Merger Agreement.    Notwithstanding anything to the contrary contained herein, the parties hereby agree that to the extent KI reasonably believes that Target is not in full compliance with Section 7.2 of the Merger Agreement, PSRT and KI shall cause Newco to take all such actions as are reasonably necessary to enforce compliance with Section 7.2 of the Merger Agreement by Target.

7.   Restriction on Transfer of Shares.

7.1   Limitation on Transfers.    Prior to the consummation of the Merger and the effectiveness of the Stockholders Agreement, except as expressly provided in this Section 7, neither Stockholder shall transfer (as such term is defined in Section 2.1 of the Stockholders Agreement) any shares of Common Stock or any right, title or interest therein, without the prior written consent of the other Stockholder. Any attempt to transfer any shares of Common Stock or any rights thereunder in violation of the preceding sentence shall be null and void ab initio. Upon the effectiveness of the Stockholders Agreement, each Stockholder acknowledges that the provisions of this Section 7 shall no longer apply, and transfers of shares of stock of the Surviving Corporation will instead be subject to the restrictions and limitations contained in the Stockholders Agreement. Nothing in this Section 7 is intended to or shall be construed to apply to or restrict in any way (i) transfers of ownership interests in KI Parent or any corporate transaction involving KI Parent (including any merger, reorganization, business combination or sale of assets); provided, that after any such transaction, all of the shares of Common Stock held by KI or a Permitted Transferee (as defined in the Stockholders Agreement) of KI continue to be owned by KI Parent or its successor, or by one or more entities that are controlled Affiliates of KI Parent or such successor, or (ii) any transfer of partnership interests in any fund managed by Lazard Frères Real Estate Investors L.L.C., or of ownership interests in any Person that holds any such partnership interest.

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7.2   Permitted Transfers.    Notwithstanding anything to the contrary in this Agreement, prior to the consummation of the Merger and the effectiveness of the Stockholders Agreement:

(a)  either Stockholder may, without the need to obtain the consent of the other Stockholder, transfer all or a portion of its shares of Common Stock to a Permitted Transferee (as such term is defined in the Stockholders Agreement) of such Stockholder which agrees in writing to be bound by the terms and conditions of this Agreement and the Stockholders Agreement pursuant to an instrument substantially in the form attached to the Stockholders Agreement as Exhibit A thereto; provided that such transfer complies with all of the requirements applicable to transfers to Permitted Transferees as set forth in Section 2 of the Stockholders Agreement (including, without limitation, the legal opinion delivery provisions of Section 2.3(b) thereof), notwithstanding that the Stockholders Agreement is not effective at the time of such transfer;

(b)  PSRT may, at any time, without the need to obtain the consent of KI, any Permitted Transferee of KI or KI Parent, pledge, encumber, grant a security interest in or enter into any custodial agreement or arrangement with respect to all or a portion of its shares of Common Stock to any third party lender, provided that such pledge, encumbrance, grant of security interest or custodial agreement or arrangement shall not prevent or delay PSRT’s ability to consummate the transactions contemplated by this Agreement, the Stockholders Agreement or the Merger Agreement; and

(c)  PSRT may undertake the PSRT Reorganization Transaction (as such term is defined in the Stockholders Agreement).

8.   Stockholders Agreement.    Concurrently with the execution and delivery of this Agreement, PSRT and KI are entering into a Stockholders Agreement, dated as of the date hereof (the “Stockholders Agreement”), in the form attached to this Agreement as Exhibit E, for the purpose of setting forth certain rights and obligations of PSRT and KI relating to the governance and share ownership of the Surviving Corporation after the Merger. The Stockholders Agreement, by its terms, will become effective automatically upon the consummation of the Merger.

9.   Services Agreement.    On the Closing Date, upon consummation of the Merger, PSRT, KI and Newco shall cause the Target Operating Partnership to enter into an Advisory and Support Services Agreement with a controlled Affiliate of KI Parent to be designated by KI and in which a majority of the economic interests are and will continue to be held, directly or indirectly, by KI Parent (and which shall be acceptable to PSRT in its reasonable judgment) substantially in the form attached to this Agreement as Exhibit F. PSRT and KI shall use reasonable best efforts to agree, prior to the Closing Date, on the initial operating budget for the Surviving Corporation and its subsidiaries for the period from the Closing Date to the end of calendar 2003 as well as, with respect to each property, an annual business plan. KI shall procure that a preliminary draft of such budget and an initial draft of such business plan are delivered to PSRT for its review a

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reasonable period of time (at least 30 days, to the extent practicable) prior to the Closing Date. The initial budget and annual business plan, as agreed by KI and PSRT, shall be attached to the Services Agreement as Exhibits B and C, thereto, and to the Stockholders Agreement as Exhibits C and D thereto, and shall be the initial approved budget for purposes of such agreements, as provided therein.

10.   Representations and Warranties.

10.1   Representations and Warranties of PSRT.    PSRT hereby represents and warrants to KI and Newco, as of the date hereof and as of the Closing Date, as follows:

(a)  PSRT is a real estate investment trust duly organized and validly existing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stockholders Agreement.

(b)  The execution, delivery and performance by PSRT of this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby, (i) have been duly authorized by all necessary corporate action, (ii) do not contravene the terms of PSRT’s declaration of trust and bylaws, (iii) do not violate, conflict with or result in any breach or contravention of, any Contractual Obligation of PSRT or any Requirement of Law, and (iv) do not violate any Orders of any Governmental Authority against, or binding upon, PSRT, except, in the case of clauses (iii) and (iv), for any such violations, conflicts, breaches, contraventions or other occurrences which would not prevent or delay the performance by PSRT of its obligations under this Agreement, the Stockholders Agreement or the Voting Agreement dated as of the date hereof between PSRT, KI and Target (the “Voting Agreement”), and except, in the case of clause (iii), for any violations, conflicts, breaches, contraventions or other occurrences in respect of any Contractual Obligations as to which a consent or waiver has already been obtained.

(c)  No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, PSRT of this Agreement or the Stockholders Agreement or the transactions contemplated hereby and thereby.

(d)  This Agreement and the Stockholders Agreement have been duly executed and delivered by PSRT and constitute the legal, valid and binding obligations of PSRT, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

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(e)  The shares of Common Stock acquired by PSRT pursuant to Section 1.1 and 1.2 of this Agreement have been or will be acquired for its own account and with no intention of distributing or reselling such shares of Common Stock or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction. PSRT understands that such shares of Common Stock, at the time of their issuance, were not and will not be registered under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act, and that the shares of Common Stock held by PSRT may not be resold without registration thereof under the Securities Act (unless an exemption from such registration is available).

(f)  There are no brokerage commissions, finder’s fees or similar fees or commissions payable by PSRT in connection with the transactions contemplated hereby.

(g)  PSRT is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect, and has such knowledge and experience in financial and business matters, is capable of utilizing the information that is available to it concerning Newco and Target to evaluate the risks of investment in Newco and Target.

(h)  PSRT owns the PSRT Contributed Stock and has good and marketable title thereto, free and clear of any liens, encumbrances, restrictions, options, warrants, rights to purchase, voting agreements or voting trusts, and claims of every kind, other than encumbrances under the Stockholders Agreement dated as of February 24, 1998 between Target and Prometheus Southeast Retail LLC and under the Voting Agreement and the Supplemental Voting and Tender Agreement and except for any pledge of the PSRT Contributed Stock or any custodial agreement or arrangement with respect to the PSRT Contributed Stock under any existing or successor loan agreement or credit facility (or other agreement relating thereto) to which PSRT or any of its Affiliates is a party (which pledge or custodial agreement or arrangement shall be released, amended and/or terminated on or prior to the Closing Date to the extent necessary to permit consummation of the transactions contemplated by this Agreement and the Merger Agreement).

(i)  PSRT has succeeded to all of the rights and benefits under the CVR Agreement previously held by Prometheus Southeast Retail LLC, PSRT continues to be entitled to such rights and benefits under the CVR Agreement and, to PSRT’s Knowledge, the CVR Agreement continues to constitute a legal, valid and binding obligation of Target, enforceable against Target in accordance with its terms (it being understood that all rights under the CVR Agreement will terminate and be of no further force and effect from and after the Effective Time).

(j)  To the Knowledge of PSRT, except as disclosed in writing (which writing shall indicate that it is intended to serve as disclosure for purposes of Section 10.1(j) of this Agreement) by PSRT to KI on or prior to the date hereof (in

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advance of the execution of the Merger Agreement) or on or prior to the Closing Date (in advance of the Closing (as defined in the Merger Agreement)), as the case may be, (1) the representations and warranties of Target made to Newco in the Merger Agreement (other than the representations and warranties contained in Sections 4.2(c)(i) and 4.3(a)-(f) and 4.3(h)(i) thereof) are true and correct unless the inaccuracies (without giving effect to any Knowledge (as such term is defined in the Merger Agreement), materiality or Target Material Adverse Effect (as defined in the Merger Agreement) qualifications or exceptions contained therein) in respect of such representations and warranties, together in their entirety, do not and would not reasonably be expected to result in a Target Material Adverse Effect and (2) the representations and warranties contained in Sections 4.2(c)(i) and 4.3(a)-(f) and 4.3(h)(i) of the Merger Agreement are true and correct in all respects (subject, in each case, to de minimus inaccuracies with respect to Sections 4.3(a)-(f) and 4.3(h)(i)); provided, however, that for the purposes of this Section 10.1(j), the representations and warranties in the Merger Agreement that speak of a specified date need only be true and correct to such extent as of such date.

10.2   Representations and Warranties of KI.    KI hereby represents and warrants to PSRT and Newco, as of the date hereof and as of the Closing Date, as follows:

(a)  KI is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stockholders Agreement.

(b)  The execution, delivery and performance by KI of this Agreement and the Stockholders Agreement and the transactions contemplated hereby and thereby, (i) have been duly authorized by all necessary corporate action, (ii) do not contravene the terms of KI’s certificate of incorporation or bylaws, (iii) do not violate, conflict with or result in any breach or contravention of, any Contractual Obligation of KI or any Requirement of Law, and (iv) do not violate any Orders of any Governmental Authority against, or binding upon, KI, except, in the case of clauses (iii) and (iv), for any such violations, conflicts, breaches, contraventions or other occurrences which would not prevent or delay the performance by KI of its obligations under this Agreement or the Stockholders Agreement.

(c)  No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, KI of this Agreement or the Stockholders Agreement or the transactions contemplated hereby and thereby.

(d)  This Agreement and the Stockholders Agreement have been duly executed and delivered by KI and constitute the legal, valid and binding obligations of KI, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization,

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fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

(e)  The shares of Common Stock acquired by KI pursuant to Section 1.1 and 1.3 of this Agreement have been or will be acquired for its own account and with no intention of distributing or reselling such shares of Common Stock or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, any state of the United States or any foreign jurisdiction. KI understands that such shares of Common Stock, at the time of their issuance, were not and will not be registered under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act, and that the shares of Common Stock held by KI may not be resold without registration thereof under the Securities Act (unless an exemption from such registration is available).

(f)  There are no brokerage commissions, finder’s fees or similar fees or commissions payable by KI in connection with the transactions contemplated hereby.

(g)  KI is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect, and has such knowledge and experience in financial and business matters, is capable of utilizing the information that is available to it concerning Newco and Target to evaluate the risks of investment in Newco and Target.

(h)  To the Knowledge of KI, except as disclosed in writing (which writing shall indicate that it is intended to serve as disclosure for purposes of Section 10.2(h) of this Agreement) by KI to PSRT on or prior to the date hereof (in advance of the execution of the Merger Agreement) or on or prior to the Closing Date (in advance of the Closing (as defined in the Merger Agreement)), as the case may be, (1) the representations and warranties of Target made to Newco in the Merger Agreement (other than the representations and warranties contained in Sections 4.2(c)(i) and 4.3(a)-(f) and 4.3(h)(i) thereof) are true and correct unless the inaccuracies (without giving effect to any Knowledge (as such term is defined in the Merger Agreement), materiality or Target Material Adverse Effect (as defined in the Merger Agreement) qualifications or exceptions contained therein) in respect of such representations and warranties, together in their entirety, do not and would not reasonably be expected to result in a Target Material Adverse Effect and (2) the representations and warranties contained in Sections 4.2(c)(i) and 4.3(a)-(f) and 4.3(h)(i) of the Merger Agreement are true and correct in all respects (subject, in each case, to de minimus inaccuracies with respect to Sections 4.3(a)-(f) and 4.3(h)(i)); provided, however, that for the purposes of this Section 10.2(h), the representations and warranties in the Merger Agreement that speak of a specified date need only be true and correct to such extent as of such date.

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11.   PSRT Guarantors Guaranty.

11.1   Guaranty.

(a)  Each PSRT Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, (the “PSRT Guarantors Guaranty”), to KI and Newco the due and punctual performance and discharge of PSRT’s obligations under or pursuant to Sections 1.2 and 13 of this Agreement, including the due and punctual payment, when and as the same may become due and payable, of any amount which PSRT may become obligated to pay pursuant to the provisions of such sections. The obligations of PSRT guaranteed by the PSRT Guarantors in this Section 11 are hereinafter referred to as the “PSRT Obligations.” Each PSRT Guarantor agrees that if PSRT shall fail to pay any PSRT Obligation when and as the same shall be due and payable, or shall fail to observe, perform or discharge any PSRT Obligation, in accordance with the terms of Sections 1.2 or 13, the PSRT Guarantors shall forthwith pay, observe, perform or discharge such PSRT Obligation, as the case may be.

(b)  The liability of the PSRT Guarantors, if any, under this PSRT Guarantors Guaranty with respect to each and all of the PSRT Obligations shall be absolute and unconditional, irrespective of (and in each case after giving effect to) any change in the time, manner or place of payment of, or any other term of, all or any of the PSRT Obligations, any other amendment or waiver of or consent to departure from this Agreement, or any termination of this Agreement.

(c)  This PSRT Guarantors Guaranty is a guaranty of payment, performance and compliance and not of collection. This PSRT Guarantors Guaranty is a continuing guaranty and shall (i) remain in full force and effect until all of the PSRT Obligations, including, without limitation, all amounts payable under this PSRT Guarantors Guaranty, have been paid, observed, performed or discharged in full, (ii) be binding upon the PSRT Guarantors and their respective successors, (iii) inure to the benefit of and be enforceable by Newco and KI and their respective successors, (iv) be binding upon and against the PSRT Guarantors without regard to the validity or enforceability of this Agreement or any insolvency, bankruptcy or reorganization of PSRT, and (v) continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the PSRT Obligations is rescinded or must otherwise be returned by Newco upon the insolvency, bankruptcy or reorganization of PSRT or otherwise, all as though such payment had not been made.

(d)  Each PSRT Guarantor hereby waives promptness, diligence, presentment, demand, protest and notice of any kind as to the PSRT Obligations and acceptance of this PSRT Guarantors Guaranty, and waives the benefit of all principles and provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this PSRT Guarantors Guaranty and agrees that its obligations shall not be affected by any circumstances, whether or not referred to herein, which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or that might otherwise limit recourse against such PSRT Guarantor until all

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PSRT Obligations owing with respect thereto have been paid, observed, performed, or discharged in full.

11.2   Representations and Warranties of the PSRT Guarantors.    Each PSRT Guarantor hereby represents and warrants, severally and not jointly, to KI and Newco, as of the date hereof and as of the Closing Date, as follows:

(a)  Such PSRT Guarantor is a limited partnership duly organized and validly existing under the laws of the jurisdiction of its organization and has the requisite partnership power and authority to execute, deliver and perform its obligations under this Agreement.

(b)  The execution, delivery and performance by such PSRT Guarantor of this Agreement (i) have been duly authorized by all necessary partnership action, (ii) does not contravene the terms of such PSRT Guarantor’s certificate of limited partnership, limited partnership agreement or other organizational documents, (iii) do not violate, conflict with or result in any breach or contravention of, any Contractual Obligation of such PSRT Guarantor or any Requirement of Law, and (iv) does not violate any Orders of any Governmental Authority against, or binding upon, such PSRT Guarantor except, in the case of clauses (iii) and (iv), for any such violations, conflicts, breaches, contraventions or other occurrences which would not prevent or delay the performance by such PSRT Guarantor of its obligations under this Agreement and except, in the case of clause (iii), for any violations, conflicts, breaches, contraventions or other occurrences in respect of any Contractual Obligations as to which a consent or waiver has already been obtained.

(c)  No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, such PSRT Guarantor of this Agreement, except for any failure to take any such action, provide any such notice, make any such filing or allow for any such lapse of a waiting period which would not prevent or delay the performance by such PSRT Guarantor of its obligations under this Agreement.

(d)  This Agreement has been duly executed and delivered by such PSRT Guarantor and constitutes the legal, valid and binding obligations of such PSRT Guarantor, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

11.3   Target as Third Party Beneficiary.    Each PSRT Guarantor hereby acknowledges and agrees that it is providing the commitment to Newco and KI contained in Section 11.1, and is agreeing to perform its obligations thereunder, in part for the purpose of inducing Target to enter into the Merger Agreement and to consummate the

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Merger and the other transactions contemplated thereby. Accordingly, each PSRT Guarantor agrees that Target is an express third party beneficiary of such PSRT Guarantor’s obligations under Section 11.1 and the representations and warranties of such PSRT Guarantor contained in Section 11.2. Each PSRT Guarantor agrees that termination of this Agreement shall not prejudice Target’s rights pursuant to this Section 11.3 to the extent of any continuing liability of Newco under the Merger Agreement.

12.   KI Parent Guaranty.

12.1   Guaranty.

(a)  KI Parent hereby unconditionally and irrevocably guarantees (the “KI Parent Guaranty”) to PSRT and Newco the due and punctual performance and discharge of KI’s obligations under or pursuant to Sections 1.3 and 13 of this Agreement, including the due and punctual payment, when and as the same may become due and payable, of any amount which KI may become obligated to pay pursuant to the provisions of such section. The obligations of KI guaranteed by KI Parent in this Section 12 are hereinafter referred to as the “KI Obligations.” KI Parent agrees that if KI shall fail to pay any KI Obligation when and as the same shall be due and payable, or shall fail to observe, perform or discharge any KI Obligation, in accordance with the terms of Sections 1.3 and 13, KI Parent shall forthwith pay, observe, perform or discharge such KI Obligation, as the case may be.

(b)  The liability of KI Parent, if any, under this KI Parent Guaranty with respect to each and all of the KI Obligations shall be absolute and unconditional, irrespective of (and in each case after giving effect to) any change in the time, manner or place of payment of, or any other term of, all or any of the KI Obligations, any other amendment or waiver of or consent to departure from this Agreement, or any termination of this Agreement.

(c)  This KI Parent Guaranty is a guaranty of payment, performance and compliance and not of collection. This KI Parent Guaranty is a continuing guaranty and shall (i) remain in full force and effect until all of the KI Obligations, including, without limitation, all amounts payable under this KI Parent Guaranty, have been paid, observed, performed or discharged in full, (ii) be binding upon KI Parent and its successors, (iii) inure to the benefit of and be enforceable by Newco and PSRT and their respective successors, (iv) be binding upon and against KI Parent without regard to the validity or enforceability of this Agreement or any insolvency, bankruptcy or reorganization of KI, and (v) continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the KI Obligations is rescinded or must otherwise be returned by Newco upon the insolvency, bankruptcy or reorganization of KI or otherwise, all as though such payment had not been made.

(d)  KI Parent hereby waives promptness, diligence, presentment, demand, protest and notice of any kind as to the KI Obligations and acceptance of this KI Parent Guaranty, and waives the benefit of all principles and

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provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this KI Parent Guaranty and agrees that its obligations shall not be affected by any circumstances, whether or not referred to herein, which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety, or that might otherwise limit recourse against KI Parent until all KI Obligations owing with respect thereto have been paid, observed, performed, or discharged in full.

12.2   Representations and Warranties of KI Parent.    KI Parent hereby represents and warrants to PSRT and Newco, as of the date hereof and as of the Closing Date, as follows:

(a)  KI Parent is a corporation duly organized and validly existing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

(b)  The execution, delivery and performance by KI Parent of this Agreement (i) have been duly authorized by all necessary corporate action, (ii) do not contravene the terms of KI Parent’s Articles of Incorporation, bylaws or other organizational documents, (iii) do not violate, conflict with or result in any breach or contravention of, any Contractual Obligation of KI Parent or any Requirement of Law, and (iv) do not violate any Orders of any Governmental Authority against, or binding upon, KI Parent except, in the case of clauses (iii) and (iv), for any such violations, conflicts, breaches, contraventions or other occurrences which would not prevent or delay the performance by KI Parent of its obligations under this Agreement.

(c)  No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, KI Parent of this Agreement, except for any failure to take any such action, provide any such notice, make any such filing or allow for any such lapse of a waiting period which would not prevent or delay the performance by KI Parent of its obligations under this Agreement.

(d)  This Agreement has been duly executed and delivered by KI Parent and constitutes the legal, valid and binding obligations of KI Parent, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

12.3   Target as Third Party Beneficiary.    KI Parent hereby acknowledges and agrees that it is providing the commitment to Newco and PSRT contained in Section 12.1, and is agreeing to perform its obligations thereunder, in part for the purpose of inducing Target to enter into the Merger Agreement and to consummate the Merger

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and the other transactions contemplated thereby. Accordingly, KI Parent agrees that Target is an express third party beneficiary of KI Parent’s obligations under Section 12.1 and the representations and warranties of KI Parent contained in Section 12.2. KI Parent agrees that termination of this Agreement shall not prejudice Target’s rights pursuant to this Section 12.3 to the extent of any continuing liability of Newco under the Merger Agreement.

13.   Survival and Indemnification.

13.1   Survival.    Each of PSRT and KI hereby agrees and acknowledges that, except as otherwise provided in the next sentence of this Section 13.1, the representations and warranties contained in this Agreement and any associated rights of indemnification shall survive and remain in full force and effect until September 1, 2005. Notwithstanding anything to the contrary contained herein, (x) the representation and warranty contained in Section 10.1(h) and any associated rights of indemnification shall survive and remain in full force and effect through the applicable statute of limitations and (y) the representations and warranties contained in Section 10.1(j) and 10.2(h) and any associated rights of indemnification shall survive and remain in full force and effect for a period of one (1) year following the earlier of (x) the Effective Time or (y) the termination of the Merger Agreement prior to the Closing. For the avoidance of doubt, if, prior to the close of business on the last day of the applicable survival period, an Indemnifying Party shall have been notified of a claim for indemnity hereunder in good faith, specifying in reasonable detail the factual basis for the claim and the amount thereof (if known or quantifiable) and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

13.2   Indemnification.

(a)  Except as otherwise provided in this Section 13.2, each Stockholder (the “Indemnifying Party”) hereby agrees to indemnify Newco, the other Stockholder and each of their respective directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of the foregoing, and each Affiliate of the other Stockholder (other than Target and the Target Subsidiaries, who shall be deemed not to be Affiliates of PSRT for purposes of this Section 13.2) and each of such Affiliate’s directors, officers, employees, agents and representatives, and each of the heirs, executors, successors and assigns of the foregoing (collectively, the “Indemnified Persons”), against any losses, claims, damages, liabilities, demands, charges, costs or expenses (including reasonable attorneys’ or other professional fees and disbursements) (collectively, “Losses”) arising out of or resulting from:

(i)  the Securities Act, Exchange Act, state securities or “blue sky” laws or otherwise, insofar as such Losses arise out of or result from any untrue statement or alleged untrue statement of any material fact contained in the Schedule 13E-3 or the Target Proxy Statement (or any amendment or supplement thereto) or arise out of or result from the omission or alleged omission to state therein a material fact required to

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be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished by or on behalf of the Indemnifying Party expressly for use in connection therewith;

(ii)  any breach of any representation or warranty by such Stockholder contained in this Agreement; or

(iii)  any breach of any covenant or agreement of such Stockholder contained in this Agreement.

(b)  The aggregate liability of each Stockholder in respect of any payment for indemnification under Section 13.2(a)(ii) with respect to a breach by such Stockholder of any representation or warranty of such Stockholder contained in this Agreement shall not exceed $9,316,000.00.

(c)  Each Indemnified Person agrees to give prompt written notice to the Indemnifying Party after the receipt by the Indemnified Person of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Person intends to claim indemnification or contribution pursuant to this Agreement (collectively, “Third Party Claims”); provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Person hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such Third Party Claim is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, to assume the defense of such Third Party Claim at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Person. The Indemnified Person shall have the right to employ separate counsel in any such Third Party Claim and participate in the defense thereof, but the fees and expenses of such counsel shall be paid by the Indemnified Person unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Person or (iii) the named parties to any such Third Party Claim (including any impleaded parties) include both the Indemnifying Party and the Indemnified Person and such parties have been advised by such counsel that either (x) representation of such Indemnified Person and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Person which are different from or additional to those available to the Indemnifying Party; provided, however, that in any of such cases, the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Persons. No Indemnifying Party shall be liable for any settlement entered into without its written

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consent. No Indemnifying Party shall, without the consent of such Indemnified Person, effect any settlement of any pending or threatened Third Party Claim(s) or in any proceeding to which such Indemnified Person is a party (or is actually threatened to be made a party) and indemnity has been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability for all such claims that are the subject matter of such proceeding.

(d)  If the indemnification provided for in Section 13.2(a) from the Indemnifying Party is unavailable to an Indemnified Person hereunder in respect of any Losses referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Person, shall (subject to the limitation on such Indemnifying Party’s maximum liability hereunder contained in Section 13.2(b)) contribute to the amount paid or payable by such Indemnified Person as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Person in connection with the actions which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Person shall be determined by reference to, among other things, whether any action in question, including, in the case of the indemnity provided in Section 13.2(a)(i), any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Person, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

(e)  In the event any Indemnified Person should have a claim for indemnity that does not involve a Third Party Claim, the Indemnified Person shall deliver notice of such claim with reasonable promptness to the Indemnifying Party and specify in reasonable detail the factual basis for the claim and the amount thereof (if known or quantifiable). The failure to give such notice in a prompt manner will not relieve the Indemnifying Party of its obligations under this Section 13. Notwithstanding the foregoing, the failure to give such notice in a prompt manner will relieve the Indemnifying Party of its obligation under this Section 13 in respect of the particular matter that is the subject of the notice if the survival of the representation and warranty or indemnification provision to which such claim related has expired pursuant to the terms of Section 13 prior to the giving of notice by the Indemnified Person. In any proceeding in which an Indemnified Person makes a claim for indemnity hereunder against an Indemnifying Party that does not involve a Third Party Claim, no Indemnifying Party shall be obligated to pay the fees and expenses of counsel for such Indemnified Person unless and until such time as the claim has been resolved by (i) an agreement entered into between the Indemnifying Party and Indemnified Person, which agreement provides for the payment of such fees and expenses of counsel, or (ii) a final judicial determination of the claim made by a court of competent jurisdiction in favor of the Indemnified Person, which determination provides for the payment of such fees and expenses of counsel.

(f)  The indemnification obligation of any Indemnifying Party under this Agreement shall not include consequential, special, punitive, incidental or indirect damages (and the Indemnified Persons shall not recover for such amounts).

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(g)  Except as otherwise provided in Section 16.8, the indemnification provided in Section 13.2(a) shall be the sole and exclusive remedy available for any breach or alleged breach of any representation, warranty or covenant contained in this Agreement.

14.   Certain Agreements.

14.1   Termination of Stockholders Agreement.    At the Effective Time, PSRT and Newco shall cause the Stockholders Agreement dated as of February 24, 1998 between Target and Prometheus Southeast Retail LLC and the Amended and Restated Stock Purchase Agreement dated as of March 23, 1998 between Target and Prometheus Southeast Retail LLC to be terminated.

14.2   No Solicitation.

(a)  During the period commencing on the date hereof and ending at the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms prior to the Closing, PSRT shall not, and shall cause its Affiliates (excluding Target and the Target Subsidiaries, who shall be deemed not to be Affiliates of PSRT for purposes of Section 14.2(a)), and each of their respective officers, directors, employees and Representatives (as defined in the Merger Agreement) not to, (i) solicit, initiate, facilitate, encourage or induce the making or submission of any Acquisition Proposal, (ii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal or, agree to approve, endorse, participate in, or vote in favor of any Acquisition Proposal, (iii) initiate or participate in any way in any discussions or negotiations with, or furnish, disclose or provide access to any information to, any Person (other than KI and its Affiliates) in connection with or in furtherance of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or (iv) facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing in this Section 14.2 is intended to or shall be construed to (x) prohibit PSRT or any of its Affiliates from directing any inquiries made to PSRT or its Affiliates related to an Acquisition Proposal to Target or (y) prohibit PSRT from executing and delivering the Supplemental Voting and Tender Agreement and performing its obligations thereunder. Without limiting the foregoing, PSRT agrees that any violation of the restrictions set forth in this Section 14.2 by any Affiliate or any officer, director, employee or Representative of PSRT or any of its Affiliates (excluding Target and the Target Subsidiaries and their respective officers, directors, employees and Representatives) whether or not such Person is purporting to act on behalf of PSRT, shall constitute a breach by PSRT of this Section 14.2.

(b)  PSRT shall, and shall cause its Affiliates (excluding Target and the Target Subsidiaries, who shall be deemed not to be Affiliates of PSRT for purposes of Section 14.2(b)), and each of their respective officers, directors, employees and Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons that have taken place prior to the

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date hereof or that may be ongoing with respect to any Acquisition Proposal or any relationship in connection with an Acquisition Proposal.

(c)  In addition to the obligations of PSRT set forth in Section 14.2(a), on the date of receipt or occurrence thereof, PSRT shall advise KI of any request for information received by PSRT or its Affiliates (excluding Target and the Target Subsidiaries, who shall be deemed not to be Affiliates of PSRT for purposes of Section 14.2(c)), with respect to any Acquisition Proposal or of any Acquisition Proposal received by PSRT or its Affiliates, or any inquiry or proposal with respect to any Acquisition Proposal received by PSRT or its Affiliates, the terms and conditions of such request, Acquisition Proposal, inquiry or proposal, and PSRT shall, within two (2) business days of the receipt thereof, promptly provide to KI copies of any written materials received by PSRT or its Affiliates and each of their respective officers, directors, employees and Representatives, in connection with any of the foregoing and the identity of the Person making any such Acquisition Proposal, request, inquiry or proposal. PSRT shall keep KI fully informed of the status and material details (including amendments or proposed amendments) of any such Acquisition Proposal, request, inquiry or proposal received by PSRT and its Affiliates and shall provide to KI within two (2) business days of receipt thereof all written materials received by PSRT or its Affiliates with respect thereto.

14.3   13e-3  Transaction.    Commencing on the date hereof and ending upon the earlier of (x) the Effective Time, and (y) the first anniversary of the date hereof, PSRT and its Affiliates (excluding Target and the Target Subsidiaries, who shall be deemed not to be Affiliates of PSRT for purposes of Section 14.3) shall not take any action directly or indirectly to participate in (A) any transaction or series of transactions subject to Rule 13e-3 of the Exchange Act involving Target (a “13e-3 Transaction”) or (B) any transaction or series of related transactions in which all of the following occur: (w) PSRT enters into any joint venture, partnership, stockholders agreement or similar arrangement with any Person (including such Person’s Affiliates), (x) such Person (including its Affiliates) makes a direct or indirect investment of $11 million or more in Target or any Target Subsidiary, (y) Target or any Target Subsidiary enters into an agreement or arrangement pursuant to which such Person (or any of its Affiliates) assumes responsibility for operating or managing a majority of the properties or assets of the Target and the Target Subsidiaries and (z) consideration is paid to the common stockholders of Target pursuant to a business combination, self-tender offer, distribution, dividend or otherwise, and such consideration is not paid on a pro rata basis to PSRT, on the one hand, and the other common stockholders of Target, on the other hand; provided, that any payment to PSRT in respect of its rights under the CVR Agreement shall be disregarded for purposes of clause (z); provided, this Section 14.3 shall not be applicable to any 13e-3 Transaction which results in PSRT or any of its Affiliates owning not more than 15% of the stock of Target or any successor thereto in such 13e-3 Transaction; provided, further, that nothing shall prohibit PSRT from taking the actions described on Schedule 1 hereto or from executing and delivering the Supplemental Voting and Tender Agreement and performing its obligations thereunder. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, so long as PSRT has not breached any of the provisions of Section 14.2 of this Agreement, the provisions of this

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Section 14.3 shall terminate automatically and become null and void upon the termination of the Merger Agreement for any reason other than: (i) termination of the Merger Agreement pursuant to Sections 9.1(e), (g) or (h) thereof; (ii) termination of the Merger Agreement by Newco pursuant to Section 9.1(f) of the Merger Agreement following a request by PSRT pursuant to the proviso contained in Section 6.3 of this Agreement so long as, not less than two (2) business days prior to such termination, PSRT has requested in writing that KI confirm in writing to PSRT its willingness to proceed with the Merger notwithstanding the occurrence of the Termination Date and KI has confirmed the foregoing in writing prior to 5 p.m. on the second business day following PSRT’s request to KI; (iii) termination of the Merger Agreement by Target pursuant to Section 9.1(c) of the Merger Agreement if PSRT has defaulted in any material respect under any material provision of this Agreement prior to such termination; and (iv) termination of the Merger Agreement by Target pursuant to Section 9.1(f) of the Merger Agreement if PSRT has defaulted in any material respect under any material provision of this Agreement. For the avoidance of doubt and for purposes of clarification only, it is understood and agreed that, with respect to clause (ii) of the preceding sentence, if PSRT does not comply with the two business day advance notification requirement contained therein, this Section 14.3 shall not terminate upon a termination of the Merger Agreement by Newco following a request by PSRT pursuant to the proviso contained in Section 6.3 of this Agreement.

14.4   Termination Fee.    If the Merger Agreement is terminated and Newco is entitled to payment of Break-up Expenses (as defined in the Merger Agreement) or a Termination Fee (as defined in the Merger Agreement), Newco shall (x) pay KI a fee in the amount equal to 100% of the Termination Fee and (y) pay 50% of any Break-up Expenses to PSRT and 50% of any Break-up Expenses to KI; provided, that Newco shall only be obligated to make such payments upon receipt of payment of the Break-up Expenses or Termination Fee, as the case may be, from Target; provided, further, that Newco shall pay any Break-up Expenses it shall receive to both PSRT and KI promptly upon receipt thereof and shall pay any Termination Fee it shall receive to KI promptly upon receipt thereof. PSRT and KI hereby agree to cause Newco to take all actions reasonably requested by either PSRT or KI to pursue a claim against Target seeking payment of Break-up Expenses or reasonably requested by KI to pursue a claim against Target seeking payment of the Termination Fee. Any costs incurred by Newco in pursuit of a claim for Break-up Expenses shall be borne equally by PSRT and KI and any costs incurred by Newco in pursuit of a claim for the Termination Fee shall be borne solely by KI.

14.5   No Modification of the Supplemental Voting and Tender Agreement.    Prior to the termination of the Merger Agreement, PSRT shall not amend, supplement, waive or otherwise modify any provision of the Supplemental Voting and Tender Agreement (as the same is in effect on the date hereof) without the prior written consent of KI.

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15.   Termination.

15.1   Termination of this Agreement.    Subject to the provisions of Section 15.2, this Agreement shall terminate automatically upon any termination of the Merger Agreement in accordance with its terms prior to the Closing. Upon termination of this Agreement, PSRT and KI shall take such actions as are necessary and appropriate to dissolve and liquidate Newco, including executing such documents, agreements and instruments as may be necessary or appropriate in connection therewith; provided, that, no such liquidation shall occur, unless otherwise agreed to by KI, until the later of (A) a final non-appealable determination that Newco is not entitled to the Termination Fee or (B) if Section 14.4 applies, the receipt by Newco and subsequent payment to KI of the Termination Fee from Target.

15.2   Effect of Termination.    In the event of the termination of this Agreement, this Agreement shall become void and have no effect, except that (i) the provisions of Section 11.1, Section 11.3, Section 12.1, Section 12.3, Section 13.1, Section 13.2, Section 14.3 (to the extent that such Section, by its terms, survives the termination of the Merger Agreement), Section 14.4, Section 15 and Section 16 shall survive any such termination, and (ii) no such termination shall relieve any party hereto from any liability resulting from any willful breach by that party of this Agreement. For the avoidance of doubt and for purposes of clarification only, it is understood and agreed that notwithstanding any termination of this Agreement, no such termination shall relieve any party for any Losses suffered by another party hereto as a result of any breach of Sections 1.2, 1.3 or 6.5 hereof (regardless of whether such breach is willful or not), and the indemnification provisions of Section 13.2 shall be applicable with respect to any such breach notwithstanding any termination of this Agreement.

16.   Miscellaneous.

16.1   Definitions.    The capitalized terms set forth below shall have the following meanings:

“13e-3 Transaction” has the meaning ascribed to it in Section 14.3.

“Acquisition Proposal” means any inquiry, proposal or offer (whether communicated to PSRT, Target or publicly announced to Target’s stockholders) by any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Newco) for an Acquisition Transaction involving Target or any Target Subsidiary, excluding the Merger.

“Acquisition Transaction” means (i) any transaction or series of related transactions (other than the transactions contemplated by the Merger Agreement) involving: (x) any direct or indirect acquisition or purchase by any Person or “Group” (other than Newco) of 15% or more in interest of any class of securities of Target or any Target Subsidiary in a single transaction or a series of related transactions, (y) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person or “Group” (other than Newco) beneficially owning 15% or more in interest

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of the total outstanding class of any securities of Target or any Target Subsidiary or the filing with the Commission of a Registration Statement under the Securities Act or any statement, schedule or report under the Exchange Act in connection therewith, or (z) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or any Target Subsidiary; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of Target and the Target Subsidiaries; (iii) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which would reasonably be expected to materially dilute the benefits to Newco of the transactions contemplated by the Merger Agreement or (iv) any public announcement by or on behalf of Target, any Target Subsidiary or any of their respective Affiliates (other than PSRT and its Affiliates (other than Target and the Target Subsidiaries) in connection with this Agreement or the Merger Agreement) or any of their respective officers, directors, employees or Representatives or by any third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” means any Person who is an “affiliate” as defined in Rule 12b-2 of the general Rules and regulations under the Exchange Act.

“Agreement” means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Commission” means the United States Securities and Exchange Commission and any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” has the meaning ascribed to it in Section 1.1.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

“CVR Agreement” has the meaning ascribed to it in the preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to

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government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Indemnifying Party” has the meaning ascribed to it in Section 13.2(a).

“Indemnified Persons” has the meaning ascribed to it in Section 13.2(a).

“KI” has the meaning ascribed to it in the preamble.

“KI Obligations” has the meaning ascribed to it in Section 12.1(a).

“KI Parent” has the meaning ascribed to it in the preamble.

“KI Parent Guaranty” has the meaning ascribed to it in Section 12.1(a).

“Knowledge” as used with respect to PSRT, means those facts that are actually known, without any duty to inquire, by Mark S. Ticotin or Andrew E. Zobler, and, as used with respect to KI, means those facts that are actually known, without any duty to inquire, by David B. Henry or Joseph G. Stevens.

“Losses” has the meaning ascribed to it in Section 13.2(a).

“Merger” has the meaning ascribed to it in the preamble.

“Merger Agreement” has the meaning ascribed to it in the preamble.

“MGCL” means the Maryland General Corporation Law or any successor statute.

“Newco” has the meaning ascribed to it in the preamble.

“Orders” means any judgment, injunction, writ, award, decree or order of any Governmental Authority.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“PSRT” has the meaning ascribed to it in the preamble.

“PSRT Contributed Stock” has the meaning ascribed to it in Section 1.2.

“PSRT Obligations” has the meaning ascribed to it in Section 11.1(a).

“PSRT Guarantors” has the meaning ascribed to it in the preamble.

“PSRT Guarantors Guaranty” has the meaning ascribed to it in Section 11.1(a).

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“REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

“REIT Preferred Holders” has the meaning ascribed to it in the preamble.

“REIT Subscription Transaction” has the meaning ascribed to it in the preamble.

“Requirement of Law” means, as to any Person, any law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Schedule 13E-3” has the meaning ascribed to it in Section 6.2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Series A Preferred Stock” has the meaning ascribed to it in Section 2.1.

“Series B Preferred Stock” has the meaning ascribed to it in Section 2.2(b).

“Stockholder” has the meaning ascribed to it in the preamble.

“Stockholders Agreement” has the meaning ascribed to it in Section 8.

“Supplemental Voting and Tender Agreement” means the Supplemental Voting and Tender Agreement, dated the date hereof, between PSRT and Target (as the same may be amended, modified or supplemented from time to time in accordance with its terms), substantially in the form attached to this Agreement as Exhibit G.

“Surviving Corporation” has the meaning ascribed to it in the preamble.

“Target” has the meaning ascribed to it in the preamble.

“Target Proxy Statement” has the meaning ascribed to it in Section 6.2.

“Third Party Claim” has the meaning ascribed to it in Section 13.2(c).

“Voting Agreement” has the meaning ascribed to it in Section 10.1(b).

16.2   Expenses.    Each of PSRT, KI and KI Parent shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the negotiation of this Agreement and the Stockholders Agreement and the consummation of the transactions contemplated hereunder and thereunder, including filing, registration and

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application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

16.3   Publicity.    PSRT and KI shall mutually agree upon the form and substance of the initial press release related to this Agreement and the transactions contemplated hereby. Prior to the consummation of the Merger, PSRT and KI shall consult with each other as to the form and substance of, and provide each other with advance review of, any and all subsequent press releases or other public disclosures materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 16.3 shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by any Requirement of Law.

16.4   Notices.    All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery:

if to PSRT or any PSRT Guarantor:

c/o Lazard Frères Real Estate Investors L.L.C.
30 Rockefeller Plaza
New York, New York 10020
Telecopy:  (212) 332-1793
Attention:  General Counsel

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison
1285 Avenue of the Americas
New York, NY 10019-6064
Telecopy:  (212) 757-3990
Attention:  Jeffrey D. Marell, Esq.

if to KI or KI Parent:

c/o Kimco Realty Corporation
3333 New Hyde Park Road
Suite 100
Post Office Box 5020
New Hyde Park, New York 11042-0020
Telecopy:  (516) 869-7117
Attention:  David B. Henry
   Joseph G. Stevens

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with a copy to:

Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, NY 10004-1980
Telecopy:  (212) 859-4000
Attention:  Steven Scheinfeld, Esq.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied. Any party may by notice given in accordance with this Section 17.5 designate another address or Person for receipt of notices hereunder.

16.5   Successors and Assigns; Third Party Beneficiaries.    This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. None of PSRT, KI, the PSRT Guarantors or KI Parent may assign any of its rights or obligations under this Agreement without the written consent of each of the other parties to this Agreement, except in the case of PSRT and KI, to a Permitted Transferee in accordance with the provisions of Section 7.2(b). Except as specifically provided in Sections 2.2(a), 4, 11.3 and 12.3, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

16.6   Amendment and Waiver.

(a)  No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties at law, in equity or otherwise.

(b)  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all of the parties to this Agreement, and (ii) only in the specific instance and for the specific purpose for which made or given.

16.7   GOVERNING LAW.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

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16.8   Enforcement of Agreement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

16.9   Severability.    If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

16.10   Rules of Construction.    Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

16.11   Entire Agreement.    This Agreement, together with the exhibits hereto, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements and understandings, written or oral, between the parties with respect thereto.

16.12   Counterparts.    This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

16.13   Headings.    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

16.14   Further Assurances.    Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above; provided, that each of LF Strategic Realty Investors II L.P., LFSRI II-Cadim Alternative Partnership L.P. and LFSRI II Alternative Partnership L.P. has executed this Agreement only for purposes of being bound by Section 11 of this Agreement, and Kimco Realty Corporation has executed this Agreement only for purposes of being bound by Sections 2.2(a) and 12 of this Agreement.

PROMETHEUS SOUTHEAST RETAIL TRUST

By:	/s/ MARK S. TICOTIN
Name: Mark S. Ticotin Title: Vice President

LF STRATEGIC REALTY INVESTORS II L.P. By Lazard Frères Real Estate Investors L.L.C., its general partner

By:	/s/ MARK S. TICOTIN
Name: Mark S. Ticotin Title: Managing Principal

LFSRI II ALTERNATIVE PARTNERSHIP L.P. By Lazard Frères Real Estate Investors L.L.C., its general partner

By:	/s/ MARK S. TICOTIN
Name: Mark S. Ticotin Title: Managing Principal

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LFSRI II-CADIM ALTERNATIVE PARTNERSHIP L.P. By Lazard Frères Real Estate Investors L.L.C., its general partner

By:	/S/ MARK TICOTIN
Name: Mark S. Ticotin Title: Managing Principal

KIMKON INC.

By:	/S/ DAVE HENRY
Name: Dave Henry Title: President

PSCO ACQUISITION CORP.

By:	/S/ DAVE HENRY
Name: David B. Henry Title: President

KIMCO REALTY CORPORATION

By:	/S/ DAVE HENRY
Name: Dave Henry Title: President

ACKNOWLEDGEMENT OF THIRD PARTY BENEFICIARY STATUS KONOVER PROPERTY TRUST, INC.

By:	/S/ J. MICHAEL MALONEY
Name: J. Michael Maloney Title: President

D1-34

Appendix D2

AMENDMENT NO. 1 TO

CO-INVESTMENT AGREEMENT

Amendment No. 1 (the “Amendment No. 1”), dated as of July 26, 2002, to the CO-INVESTMENT AGREEMENT (the “Co-Investment Agreement”) dated as of June 23, 2002, by and among PROMETHEUS SOUTHEAST RETAIL TRUST (“PSRT”), a Maryland real estate investment trust, KIMKON INC. (“KI”), a Delaware corporation, PSCO ACQUISITION CORP. (“Newco”), a Maryland corporation, LF STRATEGIC REALTY INVESTORS II L.P., a Delaware limited partnership, LFSRI II-CADIM ALTERNATIVE PARTNERSHIP L.P., a Delaware limited partnership, LFSRI II ALTERNATIVE PARTNERSHIP L.P., a Delaware limited partnership, and KIMCO REALTY CORPORATION, a Maryland corporation. All capitalized terms which are used but not otherwise defined herein shall have the meanings specified to such terms in the Co-Investment Agreement.

WHEREAS, concurrently with the execution of the Co-Investment Agreement, Newco and Konover Property Trust, Inc. (“Target”), a Maryland corporation, entered into an Agreement and Plan of Merger, dated as of June 23, 2002 (the “Merger Agreement”), pursuant to which Newco will merge with and into Target (the “Merger”), with Target as the surviving corporation (the “Surviving Corporation”), on the terms and subject to the conditions set forth therein;

WHEREAS, Newco and Target desire to amend the Merger Agreement pursuant to an Amendment No.1 to the Merger Agreement, which is annexed hereto as Annex 1 (the “Merger Agreement Amendment”);

WHEREAS, pursuant to Section 6.3 of the Co-Investment Agreement, Newco cannot amend, or consent to an amendment of, the Merger Agreement without the prior written consent of both PSRT and KI;

WHEREAS, PSRT and KI desire to consent to the Merger Agreement Amendment; and

WHEREAS, the parties to the Co-Investment Agreement wish to amend the Co-Investment Agreement, pursuant to Section 16.6 thereof, in order to provide for, among other things, (1) the agreement that, if necessary, PSRT and KI shall, as soon as possible following the Effective Time (as defined in the Merger Agreement) of the Merger, cause the Surviving Corporation to amend and restate its charter (as defined in the Maryland General Corporation Law) to be substantially identical to the form of charter attached hereto as Exhibit H and (2) the agreement that Newco shall take all action necessary, and PSRT and KI shall take all action necessary to cause Newco, to immediately prior to the Effective Time (as defined in the Merger Agreement) of the Merger, cause Newco to issue up to one hundred fifty (150) shares of preferred stock of Newco designated as the “Redeemable Preferred Stock.”

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

2

1.    Consent of PSRT and KI to Merger Agreement Amendment.    As required by Section 6.3 of the Co-Investment Agreement, each of PSRT and KI hereby consent to the execution and delivery of the Merger Agreement Amendment by Newco and to the terms and provisions thereof.

2.    Whereas Clause.    The Co-Investment Agreement is hereby amended by deleting the eighth (8th) whereas clause and replacing such whereas clause with the following:

WHEREAS, immediately prior to the consummation of the Merger more than 100 individuals will subscribe for and purchase up to one hundred fifty (150) shares of preferred stock of Newco;

3.    Section 1.4.    Section 1.4 of the Co-Investment Agreement is hereby amended by deleting the reference to “Exhibit B” in such section and replacing the reference to “Exhibit B” with the following:

Exhibit B-1, in the case that the Target Charter Amendments Two-Thirds Vote (as defined in the Merger Agreement) is obtained, and Exhibit B-2, in the case that the Requisite Target Vote is obtained (as defined in the Merger Agreement) but the Target Charter Amendments Two-Thirds Vote (as defined in the Merger Agreement) is not obtained

4.    Section 2.1.    Section 2.1 of the Co-Investment Agreement is hereby amended by deleting the reference to “Exhibit B” in such section and replacing the reference to “Exhibit B” with the following:

Exhibit B-1, in the case that the Target Charter Amendments Two-Thirds Vote (as defined in the Merger Agreement) is obtained, and Exhibit B-2, in the case that the Requisite Target Vote (as defined in the Merger Agreement) is obtained but the Target Charter Amendments Two-Thirds Vote (as defined in the Merger Agreement) is not obtained

5.    Section 2.2(b).    Section 2.2(b) of the Co-Investment Agreement is hereby amended by deleting such section in its entirety and replacing it with the following:

Newco shall take all action necessary, and PSRT and KI agree to take all action necessary to cause Newco, to immediately prior to the Effective Time (as defined in the Merger Agreement), issue up to one hundred fifty (150) shares of Newco’s Redeemable Preferred Stock to more than 100 individuals at a subscription price per share of $500.00. Subject to Section 2.2(a) and the foregoing provisions of this Section 2.2(b), the specific terms of the issuance and sale of shares of Redeemable Preferred Stock, including the number of shares to be issued and the identity and number of the persons to whom the shares will be issued shall be determined by the unanimous

3

vote of the board of directors of Newco at least five (5) days prior to the Closing Date (as defined in the Merger Agreement).

6.    New Section 14.6.    The Co-Investment Agreement is hereby amended by adding a new Section 14.6 immediately after Section 14.5 as follows:

Section 14.6 Amendment and Restatement of Charter of Surviving Corporation.    In the event that the Requisite Target Vote (as defined in the Merger Agreement) is obtained but the Charter Amendments Two-Thirds Vote (as defined in the Merger Agreement) is not obtained, as soon as possible following the Effective Time (as defined in the Merger Agreement) of the Merger, PSRT and KI shall take all action necessary to amend and restate the charter (as defined in the Maryland General Corporation Law) of the Surviving Corporation to be substantially identical to the form of charter attached hereto as Exhibit H.

7.    Exhibit H.    The Co-Investment Agreement is hereby amended by inserting the exhibit attached hereto as Exhibit H immediately following Exhibit G of the Co-Investment Agreement. Pursuant to this paragraph 7, Exhibit H attached hereto shall be Exhibit H of the Co-Investment Agreement. For the avoidance of doubt, it is understood and agreed that Exhibit H attached hereto is the same as Exhibit B-1 to the Merger Agreement Amendment.

8.    Section 16.1(a).    Section 16.1(a) of the Co-Investment Agreement is hereby amended by deleting the definition of “REIT Preferred Holders” in its entirety.

9.    Section 16.1(a).    Section 16.1(a) of the Co-Investment Agreement is hereby amended by deleting the definition of “REIT Subscription Transaction” in its entirety and replacing it with the following:

“REIT Subscription Transaction” means the purchase by more than 100 individuals of up to one hundred fifty (150) shares of Newco’s Redeemable Preferred Stock at a subscription price of $500 per share immediately prior to the Effective Time, which purchases will be effectuated for the purpose of allowing the Surviving Corporation to continue to qualify as a REIT and, to the extent the form of Charter attached to the Merger Agreement as Exhibit B-2 becomes the Charter of the Surviving Corporation because the Requisite Target Vote (as defined in the Merger Agreement) is obtained but the Target Charter Amendments Two-Thirds Vote (as defined in the Merger Agreement) is not obtained, complying with subparagraph A(4)(b)(iii) of Article IV of the Surviving Corporation’s Charter.

10.    Continued Force and Effect.    This Amendment No. 1 shall not constitute a waiver, amendment or modification of any other provision of the Co-Investment Agreement not expressly referred to herein. Except as expressly amended or modified herein, the provisions of

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the Co-Investment Agreement are and shall remain in full force and effect. From and after the date hereof, all references to the Co-Investment Agreement shall be deemed to mean the Co-Investment Agreement, as amended by this Amendment No. 1.

11.    Counterparts.    This Amendment No. 1 may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

13.    Amendments.    This Amendment No. 1 and any of the provisions hereof may not be amended, altered or added to in any manner except by a document in writing and signed by each party hereto.

14.    Headings.    The headings in this Amendment No. 1 are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have caused this Amendment No. 1 to be executed as of the date first written above; provided, that each of LF Strategic Realty Investors II L.P., LFSRI II-CADIM Alternative Partnership L.P. and LFSRI II Alternative Partnership L.P. has executed this Amendment No. 1 only for purposes of being bound by Section 11 of the Co-Investment Agreement, and Kimco Realty Corporation has executed this Amendment No. 1 only for purposes of being bound by Sections 2.2(a) and 12 of the Co-Investment Agreement.

PROMETHEUS SOUTHEAST RETAIL TRUST

By:	/s/ JOHN A. MOORE
Name: John A. Moore
Title: Vice President and Chief Financial Officer

LF STRATEGIC REALTY INVESTORS II L.P.

By	Lazard Frères Real Estate Investors L.L.C., its general partner

By:	/s/ JOHN A. MOORE
Name: John A. Moore
Title: Managing Principal & Chief Financial Officer

LFSRI II ALTERNATIVE PARTNERSHIP L.P.

By	Lazard Frères Real Estate Investors L.L.C., its general partner

By:	/s/ JOHN A. MOORE
Name: John A. Moore
Title: Managing Principal & Chief Financial Officer

LFSRI II—CADIM ALTERNATIVE PARTNERSHIP L.P.

By	Lazard Frères Real Estate Investors L.L.C., its general partner

By:	/s/ JOHN A. MOORE
Name: John A. Moore
Title: Managing Principal & Chief Financial Officer

KIMKON INC.

By:	/s/ MICHAEL V. PAPPAGALLO
Name: Michael V. Pappagallo
Title: Vice President and Assistant Secretary

PSCO ACQUISITION CORP.

By:	/s/ MICHAEL V. PAPPAGALLO
Name: Michael V. Pappagallo
Title: Vice President and Assistant Secretary

KIMCO REALTY CORPORATION

By:	/s/ MICHAEL V. PAPPAGALLO
Name: Michael V. Pappagallo
Title: Vice President and Assistant Secretary

Appendix E

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

June 23, 2002

Special Committee of the Board of Directors
Konover Property Trust, Inc.
3434 Kildaire Farm Road, Suite 200
Raleigh, North Carolina 27606

Members of the Special Committee:

You have asked us to advise you with respect to the fairness from a financial point of view to the holders of the common stock of Konover Property Trust, Inc. (“Konover”), other than PSCO (as defined below) and its affiliates, of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of June 23, 2002 (the “Merger Agreement”), between Konover and PSCO Acquisition Corp. (“PSCO”), a newly formed corporation, the current stockholders of which are Kimkon Inc., an indirect wholly-owned subsidiary of Kimco Realty Corporation (together, “Kimco”), and Prometheus Southeast Retail Trust (“PSRT”). As more fully described in the Merger Agreement, PSCO and Konover will merge with Konover as the surviving corporation (the “Merger”), and each outstanding share of the common stock, par value $0.01 per share (“Konover Common Stock”), will be converted into the right to receive $2.10 in cash (the “Merger Consideration”).

In arriving at our opinion, we have reviewed the Merger Agreement and certain publicly available business and financial information relating to Konover. We have reviewed certain other information, including financial forecasts, provided to or discussed with us by Konover and have met with Konover’s management to discuss the business and prospects of Konover. We also have considered certain financial and stock market data of Konover, and we have compared those data with similar data for other publicly held companies in businesses similar to Konover and we have considered, to the extent publicly available, the financial terms of certain business combinations and other transactions which have been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Konover’s management as to the future financial performance of Konover. We have assumed, with your consent, that the Merger and related transactions will be consummated in accordance with the terms of the Merger Agreement and related

Special Committee of the Board of Directors
Konover Properties Trust, Inc.
June 23, 2002

documents without waiver, amendment or modification of any material term thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Konover, nor, with the exception of certain third party appraisals provided to us by Konover management, have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In connection with our engagement, we were requested to solicit third party indications of interest in the possible acquisition of Konover and held preliminary discussions with certain of these parties prior to the date hereof. Our opinion does not address the relative merits of the Merger as compared to other transactions and strategies that may be available to Konover or Konover’s underlying business decision to engage in the Merger.

We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with this opinion. We in the past have provided investment banking and financial services to Konover unrelated to the proposed Merger, for which services we have received compensation. We also in the past have provided, and in the future may provide, investment banking and financial services to Kimco and certain affiliates of PSRT unrelated to the proposed Merger, for which services we have received, and expect to receive, compensation. In the ordinary course of business, we and our affiliates may actively trade the securities of Konover, Kimco and certain affiliates of PSRT for our own and our affiliates’ accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

It is understood that this letter is for the information of the Special Committee of the Board of Directors of Konover in connection with its evaluation of the Merger, and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Konover Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders other than PSCO and its affiliates.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                   Appendix F
         Information Relating to the Directors and Executive Officers of
                             the Prometheus Parties

      Executive Officers and Directors of Prometheus Southeast Retail Trust

               The following is a list of the executive officers and directors of Prometheus Southeast Retail Trust, setting forth the present and principal occupation and the corporation or other organization in which employment is conducted. Except as otherwise indicated, the business address for each of the following persons is 30 Rockefeller Plaza, New York, NY 10020. Each such person is a citizen of the United States.

Name                     Title                    Present and Principal Occupation
----------------------   ----------------------   ----------------------------------------
Matthew J. Lustig        President and Director   Managing Principal of Lazard Freres Real
                                                  Estate Investors L.L.C. and Managing
                                                  Director of Lazard Freres & Co. LLC

Mark S. Ticotin          Vice President and       Managing Principal of Lazard Freres Real
                         Director                 Estate Investors L.L.C.

John A. Moore            Vice President, Chief    Managing Principal and Chief Financial
                         Financial Officer and    Officer of Lazard Freres Real Estate
                         Director                 Investors L.L.C.

Henry C. Herms           Treasurer                Controller of Lazard Freres Real Estate
                                                  Investors L.L.C.

Marjorie L. Reifenberg   Secretary                Principal, General Counsel and Secretary
                                                  of Lazard Freres Real Estate Investors
                                                  L.L.C.

Material Occupations, Positions, Offices or Employment During Previous Five
Years

          Matthew J. Lustig. Since 1994, Mr. Lustig has served as Managing
Director of Lazard Freres & Co. LLC. From April 1999 to September 1999, Mr.
Lustig served as acting Chief Executive Officer of Lazard Freres Real Estate
Investors L.L.C. Since January 2002, Mr. Lustig has served as Managing Principal of Lazard Freres Real Estate Investors L.L.C.

          Mark S. Ticotin. From 1997 to 1998, Mr. Ticotin was President and
Chief Operating Officer of Corporate Property Investors, one of the leading shopping mall companies in the United States, located at 305 East 47th Street,
New York, New York 10017. From 1998 to March 1999, Mr. Ticotin was a Senior
Executive Vice President of Simon Property Group, a real estate investment trust engaged in the ownership and management of regional malls and shopping centers, located at 305 East 47th Street, New York, New York 10017. From April 1999 to
December 1999, Mr. Ticotin served as acting Chief Operating Officer of Lazard
Freres Real Estate Investors L.L.C. From January 2000 to December 2001, he acted as Principal and Executive Vice President of Lazard Freres Real Estate Investors
L.L.C. Since January 2002, Mr. Ticotin has been a Managing Principal of Lazard
Freres Real Estate Investors L.L.C.

          John A. Moore. From November 1996 to March 1998, Mr. Moore was
Executive Vice President of Finance for World Financial Properties, a
Canadian-based real estate company with global interests, located at One Liberty
Plaza, New York, New York 10006. From March 1998 to December 2001, he was a
Principal and Chief Financial Officer of Lazard Freres Real Estate Investors
L.L.C. Since January 2002, Mr. Moore has acted as a Managing Principal and the
Chief Financial Officer of Lazard Freres Real Estate Investors L.L.C.

          Henry C. Herms. From December 1988 to October 1997, Mr. Herms was an
Experienced Manager at Arthur Anderson LLP, an international full-service accounting firm, located at 1345 Avenue of the Americas, New York, New York
10105. Since October 1997, he has been Controller of Lazard Freres Real Estate
Investors L.L.C.

          Marjorie L. Reifenberg. From October 1994 to June 1998, Ms. Reifenberg
was a Partner at Kirkland & Ellis. From July 1998 to May 1999, she acted as Vice
President and General Counsel of Lazard Freres Real Estate Investors L.L.C.
Since June 1999, Ms. Reifenberg has acted as a Principal and General Counsel of
Lazard Freres Real Estate Investors L.L.C.

                                       2

           Executive Officers and Directors of LFSRI II SPV REIT Corp.

               The following is a list of the executive officers and directors of LFSRI II SPV REIT Corp., setting forth the present and principal occupation and the corporation or other organization in which employment is conducted.
Except as otherwise indicated, the business address for each of the following persons is 30 Rockefeller Plaza, New York, NY 10020. Each such person is a citizen of the United States.

                                                  Present and Principal Occupation and
                                                  Business Address (if other than indicated
Name                     Title                    above)
----------------------   ----------------------   -----------------------------------------
Matthew J. Lustig        President and Director   Managing Principal of Lazard Freres Real
                                                  Estate Investors L.L.C. and Managing
                                                  Director of Lazard Freres & Co. LLC

Mark S. Ticotin          Vice President and       Managing Principal of Lazard Freres Real
                         Director                 Estate Investors L.L.C.

John A. Moore            Vice President, Chief    Managing Principal and Chief Financial
                         Financial Officer and    Officer of Lazard Freres Real Estate
                         Director                 Investors L.L.C.

Henry C. Herms           Treasurer                Controller of Lazard Freres Real Estate
                                                  Investors L.L.C.

Marjorie L. Reifenberg   Secretary                Principal, General Counsel and Secretary
                                                  of Lazard Freres Real Estate Investors
                                                  L.L.C.

Adrianne M. Horne        Director                 Assistant to the Division Head of
                                                  CT Corporation
                                                  CT Corporation
                                                  1209 Orange Street
                                                  Wilmington, DE 19801

Material Occupations, Positions, Offices or Employment During Previous Five
Years

          Matthew J. Lustig. Since 1994, Mr. Lustig has served as Managing
Director of Lazard Freres & Co. LLC. From April 1999 to September 1999, Mr.
Lustig served as acting Chief Executive Officer of Lazard Freres Real Estate
Investors L.L.C. Since January 2002, Mr. Lustig has served as Managing Principal of Lazard Freres Real Estate Investors L.L.C.

          Mark S. Ticotin. From 1997 to 1998, Mr. Ticotin was President and
Chief Operating Officer of Corporate Property Investors, one of the leading shopping mall companies in the United States, located at 305 East 47th Street,
New York, New York 10017. From 1998 to March 1999, Mr. Ticotin was a Senior
Executive Vice President of Simon Property Group, a real estate investment trust engaged in the ownership and management of regional malls and shopping centers, located at 305 East 47th Street, New York, New York 10017. From April 1999 to
December 1999, Mr. Ticotin served as acting Chief Operating Officer of Lazard
Freres Real Estate Investors L.L.C. From January 2000 to December 2001, he acted as Principal and Executive Vice President of Lazard Freres Real Estate Investors
L.L.C. Since January 2002, Mr. Ticotin has been a Managing Principal of Lazard
Freres Real Estate Investors L.L.C.

          John A. Moore. From November 1996 to March 1998, Mr. Moore was
Executive Vice President of Finance for World Financial Properties, a
Canadian-based real estate company with global interests,

                                       3

located at One Liberty Plaza, New York, New York 10006. From March 1998 to
December 2001, he was a Principal and Chief Financial Officer of Lazard Freres
Real Estate Investors L.L.C. Since January 2002, Mr. Moore has acted as a
Managing Principal and the Chief Financial Officer of Lazard Freres Real Estate
Investors L.L.C.

          Henry C. Herms. From December 1988 to October 1997, Mr. Herms was an
Experienced Manager at Arthur Anderson LLP, an international full-service accounting firm, located at 1345 Avenue of the Americas, New York, New York
10105. Since October 1997, he has been Controller of Lazard Freres Real Estate
Investors L.L.C.

          Marjorie L. Reifenberg. From October 1994 to June 1998, Ms. Reifenberg
was a Partner at Kirkland & Ellis. From July 1998 to May 1999, she acted as Vice
President and General Counsel of Lazard Freres Real Estate Investors L.L.C.
Since June 1999, Ms. Reifenberg has acted as a Principal and General Counsel of
Lazard Freres Real Estate Investors L.L.C.

          Adrianne M. Horne. Since 1997, Ms. Horne has been Assistant to the
Division Head of CT Corporation, a provider of corporate incorporation and filing services.

                                       4

           Executive Officers and Members of the Investment Committee
                  of Lazard Freres Real Estate Investors L.L.C.

               The following is a list of the executive officers and of the members of the investment committee of Lazard Freres Real Estate Investors
L.L.C., setting forth the present and principal occupation and citizenship for each such person and the corporation or other organization in which such employment is conducted. The business address of each such person is 30
Rockefeller Plaza, New York, NY 10020. Except as otherwise indicated, each such person is a citizen of the United States.

Name of Executive Officer      Present and Principal Occupation
-------------------------      -------------------------------------------------
Robert C. Larson               Chairman and Managing Principal of Lazard Freres
                               Real Estate Investors L.L.C. and Managing
                               Director of Lazard Freres & Co. LLC

Matthew J. Lustig              Managing Principal of Lazard Freres Real Estate
                               Investors L.L.C.and Managing Director of Lazard
                               Freres & Co. LLC

John A. Moore                  Managing Principal and Chief Financial Officer
                               of Lazard Freres Real Estate Investors L.L.C.

Mark S. Ticotin                Managing Principal of Lazard Freres Real Estate
                               Investors L.L.C.

Gary Ickowicz                  Principal of Lazard Freres Real Estate Investors
                               L.L.C.

Marjorie L. Reifenberg         Principal, General Counsel and Secretary of
                               Lazard Freres Real Estate Investors L.L.C.

Douglas N. Wells               Principal of Lazard Freres Real Estate Investors
(Citizen of Canada)            L.L.C.

Andrew E. Zobler               Principal of Lazard Freres Real Estate Investors
                               L.L.C.

Henry C. Herms                 Controller of Lazard Freres Real Estate Investors
                               L.L.C.

Name of Investment Committee
Member                         Present and Principal Occupation
----------------------------   -------------------------------------------------
Albert H. Garner               Managing Director of Lazard Freres & Co. LLC

Steven J. Golub                Managing Director of Lazard Freres & Co. LLC

Jonathan H. Kagan              Managing Director of Lazard Freres & Co. LLC

Robert C. Larson               Chairman and Managing Principal of Lazard Freres
                               Real Estate Investors L.L.C. and Managing
                               Director of Lazard Freres & Co. LLC

Matthew J. Lustig              Managing Principal of Lazard Freres Real Estate
                               Investors L.L.C. and Managing Director of Lazard
                               Freres & Co. LLC

James A. Paduano               Managing Director of Lazard Freres & Co. LLC

Mark S. Ticotin                Managing Principal of Lazard Freres Real Estate
                               Investors L.L.C.

Ali E. Wambold                 Managing Director of Lazard Freres & Co. LLC

                                       5

Material Occupations, Positions, Offices or Employment During Previous Five
Years

          Robert C. Larson. Since September 1999, Mr. Larson has been a Managing
Director of Lazard Freres & Co. LLC and Chairman of Lazard Freres Real Estate
Investors L.L.C. Since January 2002, he has also been a Managing Principal of
Lazard Freres Real Estate Investors L.L.C. From 1974 to 2001, Mr. Larson was
Chairman of Taubman Realty Group, a partnership engaged in the ownership, management, leasing, acquisition, development and expansion of regional shopping centers, and Vice Chairman and Director of Taubman Centers, Inc., a real estate investment trust that acquires, owns, and develops regional shopping centers in nine U.S. states, both of which are located at 200 East Long Lake Road,
Bloomfield Hills, Missouri 48304. Since 2000, he has also acted as Chairman of
Larson Realty Group, a privately-owned company engaged in real estate investment, development, management, leasing and consulting, located at 38500
Woodward Avenue, Bloomfield Hills, Missouri 48304.

          Matthew J. Lustig. Since 1994, Mr. Lustig has served as Managing
Director of Lazard Freres & Co. LLC. From April 1999 to September 1999, Mr.
Lustig served as acting Chief Executive Officer of Lazard Freres Real Estate
Investors L.L.C. Since January 2002, Mr. Lustig has served as Managing Principal of Lazard Freres Real Estate Investors L.L.C.

          John A. Moore. From November 1996 to March 1998, Mr. Moore was
Executive Vice President of Finance for World Financial Properties, a
Canadian-based real estate company with global interests, located at One Liberty
Plaza, New York, New York 10006. From March 1998 to December 2001, he was a
Principal and Chief Financial Officer of Lazard Freres Real Estate Investors
L.L.C. Since January 2002, Mr. Moore has acted as a Managing Principal and the
Chief Financial Officer of Lazard Freres Real Estate Investors L.L.C.

          Mark S. Ticotin. From 1997 to 1998, Mr. Ticotin was President and
Chief Operating Officer of Corporate Property Investors, one of the leading shopping mall companies in the United States, located at 305 East 47th Street,
New York, New York 10017. From 1998 to March 1999, Mr. Ticotin was a Senior
Executive Vice President of Simon Property Group, a real estate investment trust engaged in the ownership and management of regional malls and shopping centers, located at 305 East 47th Street, New York, New York 10017. From April 1999 to
December 1999, Mr. Ticotin served as acting Chief Operating Officer of Lazard
Freres Real Estate Investors L.L.C. From January 2000 to December 2001, he acted as Principal and Executive Vice President of Lazard Freres Real Estate Investors
L.L.C. Since January 2002, Mr. Ticotin has been a Managing Principal of Lazard
Freres Real Estate Investors L.L.C.

          Gary Ickowicz. From 1990 to December 2001, Mr. Ickowicz was a Director
of Real Estate Investment Banking at Lazard Freres Real Estate Investors L.L.C.
Since January 2002, he has acted as a Principal of Lazard Freres Real Estate
Investors L.L.C.

          Marjorie L. Reifenberg. From October 1994 to June 1998, Ms. Reifenberg
was a Partner at Kirkland & Ellis. From July 1998 to May 1999, she acted as Vice
President and General Counsel of Lazard Freres Real Estate Investors L.L.C.
Since June 1999, Ms. Reifenberg has acted as a Principal and General Counsel of
Lazard Freres Real Estate Investors L.L.C.

          Douglas N. Wells. From July 1997 to December 2001, Mr. Wells served as
Vice President of Lazard Freres Real Estate Investors L.L.C. Since January 2002,
he has been a Principal of Lazard Freres Real Estate Investors L.L.C.

          Andrew E. Zobler. From January 1997 to the spring of 1998, Mr. Zobler was an attorney at Greenberg Traurig, a law firm with executive offices in New
York, New York. From the spring of 1998 to May 2000, he was Senior Vice
President of Acquisitions and Development for Starwood Hotels and

                                       6

Resorts Worldwide, Inc., one of the world's largest hotel and leisure companies, located in White Plains, New York. From May 2000 to December 2001, Mr. Zobler
was a Vice President of Lazard Freres Real Estate Investors L.L.C. Since January
2002, he has been a Principal of Lazard Freres Real Estate Investors L.L.C.

          Henry C. Herms. From December 1988 to October 1997, Mr. Herms was an
Experienced Manager at Arthur Anderson LLP, an international full-service accounting firm, located at 1345 Avenue of the Americas, New York, New York
10105. Since October 1997, he has been Controller of Lazard Freres Real Estate
Investors L.L.C.

          Albert H Garner. Since 1997, Mr. Garner has served as a Managing
Director of Lazard Freres & Co. LLC.

          Steven J. Golub. Since 1997, Mr. Golub has served as a Managing
Director of Lazard Freres & Co. LLC.

          Jonathan H. Kagan. From 1995 to 2001, Mr. Kagan was Managing Director
of Centre Partners Management LLC, a financial institution specializing in private equity, located at 30 Rockefeller Plaza, Suite 5050, New York, New York
10020. Since 2001, he has served as a Managing Director of Lazard Freres & Co.
LLC.

          James A. Paduano. Since November 1972, Mr. Paduano has acted as a banker for Lazard Freres & Co. LLC. Since May 2001, he has also been Chairman of
Container and Pallet Services, Inc., a provider of reusable containers, totes, pallets and caps, located at 425 Washington Street, San Francisco, California
94111. Additionally, since 1974, Mr. Paduano has been a Director of Donovan Data
Systems, Inc., a leading supplier of data processing and information management services to the advertising industry, located at 115 West 18th Street, New York,
New York. Since 1997, he has also acted as a Director of Secure Products, Inc., a manufacturer of stainless steel and alloy fasteners for the construction industry, located at 436 Springfield Avenue, Summit, New Jersey.

          Ali E. Wambold. Since 1987, Mr. Wambold has been a Managing Director of Lazard Freres & Co. LLC. He is also a Managing Director of Lazard Brothers &
Co., Limited. Since 1999, Mr. Wambold has been primarily responsible for the coordination and development of Lazard's alternative investment activities.

                                       7

         Members of the Management Committee of Lazard Freres & Co. LLC

               The following is a list of the members of the management
committee of Lazard Freres & Co. LLC, setting forth the present and principal occupation and the corporation or other organization in which such employment is conducted. Except as otherwise indicated, the present and principal occupation of each such person is managing director of Lazard Freres & Co. LLC, the business address of each such person is 30 Rockefeller Plaza, New York, New York
10020 and each person is a citizen of the United States.

                                    Present and Principal Occupation
Name                               (if other than as indicated above)
---------------------   --------------------------------------------------------
Michael J. Castellano

Norman Eig              Co-Chief Executive Officer of Lazard Asset Management
                        and Managing Director of Lazard Freres & Co. LLC

Steven J. Golub

Scott D. Hoffman

Kenneth M. Jacobs       Deputy Chairman of Lazard and Managing Director and Head
                        of House of Lazard Freres & Co. LLC

Gary S. Shedlin

David L. Tashjian

Ali E. Wambold

Charles G. Ward, III    President of Lazard

Material Occupations, Positions, Offices or Employment During Previous Five
Years

          Michael J. Castellano. From September 1995, to March 1999, Mr.
Castellano was a Senior Vice President and Controller of Merrill Lynch & Co.,
located at Four World Financial Center, New York, New York 10080. From March
1999 to August 2001, he was Senior Vice President and Chief Control Officer for
Merrill Lynch & Co., Inc. From January 2000 to August 2001, he was Chairman of
Merrill Lynch International Bank for Merrill Lynch & Co., Inc. Since August
2001, Mr. Castellano has been Managing Director and Chief Financial Officer of
Lazard Freres & Co. LLC.

          Norman Eig. Since May 1997, Mr. Eig has served as Vice Chairman and
Managing Director of Lazard Freres & Co. LLC and a Co-Chief Executive Officer of
Lazard Asset Management.

          Steven J. Golub. Since 1997, Mr. Golub has served as a Managing
Director of Lazard Freres & Co. LLC.

          Scott D. Hoffman. From February 1994, to December 1997, Mr. Hoffman
was Vice President and Assistant Counsel of Lazard Freres & Co. LLC. From
January 1998 to December 1998, he was a Director and Assistant Counsel for
Lazard Freres & Co. LLC. From January 1999 to December 2000, Mr. Hoffman was
Managing Director and Assistant Counsel of Lazard Freres & Co. LLC. Since
January 2001, Mr. Hoffman has been Managing Director and General Counsel of
Lazard Freres & Co. LLC.

                                       8

          Kenneth M. Jacobs. Since 1988, Mr. Jacobs has been a Managing Director of Lazard Freres & Co. LLC. Since January 2002, Mr. Jacobs has been a Deputy
Chairman of Lazard and Head of House of Lazard Freres & Co. LLC.

          Gary S. Shedlin. Since 1997, Mr. Shedlin has been a Managing Director of Lazard Freres & Co. LLC.

          David L. Tashjian. Since 1997, Mr. Tashjian has been a Managing
Director and Head of U.S. Capital Markets of Lazard Freres & Co. LLC

          Ali E. Wambold. Since 1987, Mr. Wambold has been a Managing Director of Lazard Freres & Co. LLC. He is also a Managing Director of Lazard Brothers &
Co., Limited. Since 1999, Mr. Wambold has been primarily responsible for the coordination and development of Lazard's alternative investment activities.

          Charles G. Ward, III. From February 1994 to February 2002, Mr. Ward
served as Investment Banker/Co-Head of Global Investment Banking and Private
Equity at Credit Suisse First Boston, a financial management company, located at
11 Madison Avenue, New York, New York 10010. Since February 2002, Mr. Ward has
been President of Lazard LLC.

                                       9

                           Lazard Board of Lazard LLC

               The following is a list of the members of the Lazard Board of
Lazard LLC, setting forth the present and principal occupation, business address and citizenship for each such person and the corporation or other organization in which such employment is conducted.

                        Present and Principal Occupation
Name                    and  Business Address                       Citizenship
---------------------   -----------------------------------------   ---------------
Marcus Agius            Deputy Chairman of Lazard and Chairman      United  Kingdom
                        of Lazard Brothers & Co., Limited
                        Lazard Brothers & Co., Limited
                        21 Moorfields
                        London EC2P 2HT
                        United Kingdom

Antoine Bernheim        Investor                                    France
                        Chairman of Assicurazioni Generali S.p.A.
                        Lazard Freres S.A.S.
                        121 Boulevard Haussmann
                        75382 Paris Cedex 08 France

Gerardo Braggiotti      Deputy Chairman of Lazard; Managing         Italy
                        Director of Lazard Freres S.A.S.,
                        Lazard Freres & Co. LLC and
                        Lazard Brothers & Co., Limited;
                        Vice Chairman of Lazard AB Stockholm
                        and Lazard & C. Srl; Member of Super-
                        visory Board of Lazard & Co. GmbH;
                        and Chairman of Lazard Asesores
                        Financieras S.A.
                        Lazard Freres S.A.S.
                        121 Boulevard Haussmann
                        75382 Paris Cedex 08 France

Michel A. David-Weill   Chairman of Lazard and Chairman of the      France
                        Lazard Board of Lazard LLC
                        Lazard Freres & Co. LLC
                        30 Rockefeller Plaza
                        New York, NY  10020, USA

Jean Guyot              Investor                                    France
                        Lazard Freres S.A.S.
                        121 Boulevard Haussmann
                        75382 Paris Cedex 08 France

                                       10

                        Present and Principal Occupation
Name                    and  Business Address                       Citizenship
---------------------   -----------------------------------------   ---------------
Kenneth M. Jacobs       Deputy Chairman of Lazard; and Managing     USA
                        Director and Head of House of
                        Lazard Freres & Co. LLC
                        Lazard Freres & Co. LLC
                        30 Rockefeller Plaza
                        New York, NY  10020, USA

Alain Merieux           President Directeur General (CEO)           France
                        BioMerieux S.A. and BioMerieux Alliance
                        69280 Marcy L'Etoile
                        France

Bruno M. Roger          Chairman and Head of House of Lazard        France
                        Freres  S.A.S.
                        Lazard Freres S.A.S.
                        121 Boulevard Haussmann
                        75382 Paris Cedex 08 France

Patrick Sayer           Chief Executive Officer of Eurazeo          France
                        Eurazeo
                        3 Jacques Bingen
                        75017 Paris France

Francois Voss           Managing Director of Lazard Freres S.A.S.   France
                        Lazard Freres S.A.S.
                        121 Boulevard Haussmann
                        75382 Paris Cedex 08 France

Bruce Wasserstein       Head of Lazard LLC and Chairman of the      USA
                        Executive Committee of Lazard Strategic
                        Coordination Company LLC
                        Lazard Freres & Co. LLC
                        30 Rockefeller Plaza
                        New York, NY 10020, USA

Material Occupations, Positions, Offices or Employment During Previous Five
Years

          Marcus Agius. From 1997 to May 2001, Mr. Agius was Deputy Chairman of
Lazard Brothers & Co., Limited. Since May 2001, he has acted as Chairman of
Lazard Brothers & Co., Limited.

          Antoine Bernheim. Mr. Bernheim serves or has served as: Director of
Generali France Holding, a subsidiary of Generali Group, with principal business activities in insurance, real estate and securities investment, located at 76, rue Saint-Lazare, 75009 Paris; Christian Dior S.A., a designer of clothing and accessories, located at 30, avenue Montaigne, 75008 Paris; Rue Imperiale, a real estate management company, located at 49, rue de la Republique, 69002 Lyon;
Ciments Francias, a cement company, located at 5, place de la Pyramide, Tour
Generale, 92088 Paris La Defense; Bollore, a manufacturer of specialty plastic films, located at Odet - 29500 Ergue Gaberic; AON France, a subsidiary of AON
Corporation whose principal activities include brokerage, consulting and insurance underwriting, located at 45, rue Kleber, 92697 Levallois-Perret Cedex;
Mediobanca, located at Piazzetta Enrico Ciccia 1, Via Filodrammatici, 20121
Milan, Italy; Aachener Und Muchener Beteiligungs-Aktiengesellschaft, a direct insurance group, located at Aach und Munchener Allee, 9, 52002 Aachen
(Allemagne); Banca Della Svizzera Italiana, a private bank providing services to both individuals and corporations, located at Via

                                       11

Magatti, 2, 6901 Lugano Switzerland; Generali Holding Vienna AG, an insurance provider, located at Landskrongasse 1-3, 1010 Vienne Austria; and Compagnie
Monegasque De Banque, specialists in the field of asset analysis and management, corporate finance and financial aengineering, located at 23, rue de la Costa,
Monaco Monte-Carlo. Mr. Bernheim also serves or has served as: Vice President and Director of LVMH Moet Hennessy,Louis Vuitton, a provider of luxury goods including clothing, leather goods, wines and spirits, located at 30, avenue
Hoche, 75008 Paris; and Assicurazioni Generali S.p.A., a company principally operating in the financial, real estate and agricultural business sectors, located at Piazza Duca degli Abruzzi, 2, Trieste Italy. He is also a Member of the Supervisory Board of Eurazeo, an investment company with principal holdings in gas and water utilities, investment management, international commercial banking, insurance and real estate, located at 12 Avenue Percier, 75008 Paris,
France. Since March 2000, Mr. Berhneim has served as a Member of the Lazard
Board of Lazard LLC.

          Gerardo Braggiotti. From 1997 to March 1998, Mr. Braggiotti was Deputy
Chief Executive Officer of Mediobanca, located at Piazzetta Enrico Ciccia 1, Via
Filodrammatici, 20121 Milan, Italy. From March 1998 to December 2001, he was
Managing Director and Member of the Executive Committee of Lazard LLC. Since
January 2002, Mr. Braggiotti has served as Deputy Chairman and Member of the
Executive Committee of Lazard LLC.

          Michel A. David-Weill. From September 1997 to January 2002, Mr.
David-Weill was Chairman and Chief Executive Officer of Lazard Freres & Co. LLC.
Since January, 2002 he has been Chairman of Lazard LLC.

          Jean Guyot. Since 1997, Mr. Guyot has served as Director Fonds
Partenaires of Lazard Freres Gestion, located at 121 Boulevard Haussmann, 75382
Paris Cedex 08 France. Since March 2000, he has served as a Member of the Lazard
Board of Lazard LLC.

          Kenneth M. Jacobs. Since 1988, Mr. Jacobs has been a Managing Director of Lazard Freres & Co. LLC. Since January 2002, Mr. Jacobs has been a Deputy
Chairman of Lazard and Head of House of Lazard Freres & Co. LLC.

          Alain Merieux. Since 1997, Mr. Merieux has served as Chief Executive
Officer of each of bioMerieux SA, a company specializing in In vitro diagnostics, Accra, a company specializing in portfolio administration, and BMH, a holding company, each of which is located at Marcy l'Etoile, 69280 France.
Since 1997, he has also served as Chief Executive Officer of Transgene, a company which does research in the area of genetics, located at 11, rue de
Molsheim, Strasburg, 67000 France. Since 2000, Mr. Merieux has also served as
Chief Executive Officer of bioMerieux-Pierre Fabre, a holding company, located at Marcy l'Etoile, 69280 France and B.M.A., a holding company, located at 43, avenue du 11/11/1918, Tassin la Demi-Lune, 69160 France. Since 1997, Mr. Merieux
has also served as Director of C.G.I.P./Wendel Investissement, a financial company, located at 89, rue Taitbout, 75009 Paris, France, Societe de la Rue
Imperiale de Lyon, a company specializing in renting of estates, located at 49, rue de la Republique, 69002 Lyon, France and Compagnie Plastic Omnium, a holding company, located at 19, avenue Jules Carteret, 69007 Lyon, France. Since 1998, he has served as Director of Financiere at Industrielle Gazeo Eurazeo, a holding company, located at 3, rue Jacques Bingen, 75017 Paris, France. Since 1999, Mr.
Merieux has also served as Director of Harmonie SA, a financial company, located at 3, Bd Prince Henri, L-1724 Luxembourg, Luxembourg. Since 1997, he has served as Managing Director of SCI Accra, a company specializing in renting of estates and since 2000, he has also served as Managing Director of FM Sarl, a holding company, each of which is located at Marcy l'Etoile, 69280 France. From 1997 to
2001, Mr. Merieux served as Chairman of bioMerieux, Inc., an In vitro diagnostic distribution company, located at 100 Rodolphe Street, Durham, North Carolina.
Since 2000, he also served as Chairman of Silliker bioMerieux, Inc., a holding company located at 900 Maple Road, Homewood, Illinois 60430 and since 2001, as
Chairman of bioMerieux Italia SpA, also an In vitro diagnostic distribution company, located at Via Fiume Bianco, 56, 00144 Rome, Italy.

          Bruno M. Roger. Since 1978, Mr. Roger has served as Managing Director of Lazard Freres S.A.S. From March 1990 to April 2001, was Chairman and Chief
Executive Officer of Azeo (formerly Gaz & Eaux), a an investment company with investments in the U.S., Europe and Asia, located at 3 Rue Jacques

                                       12

Bingen, 75017 Paris, France. From March 2000 to January 2002, Mr. Roger served as Vice-Chairman and Chief Executive Officer of Lazard Freres S.A.S. From April
2001 to May 2002, he served as Chairman and Chief Executive Officer of Eurazeo, an investment company with principal holdings in gas and water utilities, investment management, international commercial banking, insurance and real estate, located at 12 Avenue Percier, 75008 Paris, France. Since January 2002,
Mr. Roger has served as Chairman of Lazard Freres S.A.S. and since May, 2002 as
Chairman of the Supervisory Board of Eurazeo.

          Patrick Sayer. From July 1995 to June 2002, Mr. Sayer was a Managing
Director of Lazard Freres S.A.S. From February 2000 to June 2002, he was a
Managing Director of Lazard Freres & Co. LLC. Mr. Sayer is currently the Chief
Executive Officer of Eurazeo, an investment company with principal holdings in gas and water utilities, investment management, international commercial banking, insurance and real estate, located at 12 Avenue Percier, 75008 Paris,
France.

          Francois Voss. Since 1997, Mr. Voss has served as a Managing Director of both Lazard Freres S.A.S and Lazard Freres Gestion, located at 10 Avenue
Percier, 75008, Paris.

          Bruce Wasserstein. From February 1988 to January 2001, Mr. Wasserstein
served as the Chief Executive Officer of Wasserstein Perella & Co. (acquired by
Dresdner Kleinwort Wasserstein in January 2001), located at 1301 Avenue of the
Americas, New York, New York 10019. From January 2001 to November 2001, he was
Co-Chief Executive Officer of Dresdner Kleinwort Wasserstein, located at 1301
Avenue of the Americas, New York, New York 10019. Since January 2002, Mr.
Wasserstein has acted as the Head of Lazard.

                                       13

                                   Appendix G

          Information Relating to Kimco, Kimco Realty Services, Kimkon,
                and the Directors and Executive Officers of Kimco

Kimco Realty Corporation

          Kimco, a Maryland corporation, is a self-administered real estate investment trust and is one of the nation's largest owners, operators and managers of neighborhood and community shopping centers with interests in 552 properties located in 41 states and Canada. Kimco has not been convicted in a criminal proceeding in the past five years. Kimco was not a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree, or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Kimco's address and phone number are:

          Kimco Realty Corporation
          3333 New Hyde Park Road, Suite 100
          New Hyde Park, New York 11042-0020
          (516) 869-9000

Kimco Realty Services, Inc.

          Kimco Realty Services ("KRS"), a Maryland corporation, is a wholly owned taxable REIT subsidiary of Kimco. KRS is engaged in various retail real estate related opportunities, including, (i) merchant building through its subsidiary, Kimco Developers, Inc., which is primarily engaged in the ground-up development of neighborhood and community shopping centers and subsequent sale upon completion, (ii) retail real estate advisory and disposition services which primarily focus on leasing and disposition strategies for real estate property interests of distressed retailers, and (iii) acting as an agent or principal in connection with tax deferred exchange transactions. KRS has not been convicted in a criminal proceeding in the past five years. KRS was not a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree, or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. KRS's address and phone number are:

          Kimco Realty Services, Inc.
          c/o Kimco Realty Corporation
          3333 New Hyde Park Road, Suite 100
          New Hyde Park, New York 11042-0020
          (516) 869-9000

Kimkon Inc.

          Kimkon, a Maryland corporation, is a wholly owned subsidiary of KRS and an indirect wholly owned subsidiary of Kimco and was incorporated for the sole purpose of acquiring an interest in Konover through its investment in PSCO.
Kimkon has not been

convicted in a criminal proceeding in the past five years. Kimkon was not a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree, or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Kimkon's address and phone number are:

          Kimkon Inc.
          c/o Kimco Realty Corporation
          3333 New Hyde Park Road, Suite 100
          New Hyde Park, New York 11042-0020
          (516) 869-9000

Kimco Directors and Executive Officers

Directors

          The seven directors named below were elected for one-year terms expiring at Kimco's 2002 annual meeting of stockholders or until their successors are duly elected and qualified. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All directors are citizens of the United States.

                                       Present Principal Occupation or
                                     Employment and Five-Year Employment
Name                  Age                          History
--------------------------------------------------------------------------------

Martin S. Kimmel      86      Martin S. Kimmel has been Chairman (Emeritus) of
                              the Board of Directors of Kimco since November
                              1991 and was Chairman of the Board of Directors of
                              Kimco for more than five years prior to such date.
                              Mr. Kimmel was a founding member of Kimco's
                              predecessor in 1966.

Milton Cooper         73      Milton Cooper has been Chairman of the Board of
                              Directors and Chief Executive Officer of Kimco
                              since November 1991 and was Director and President
                              of Kimco for more than five years prior to such
                              date. Mr. Cooper was a founding member of Kimco's
                              predecessor in 1966.

                                       2

                                       Present Principal Occupation or
                                     Employment and Five-Year Employment
Name                  Age                          History
--------------------------------------------------------------------------------

Richard G. Dooley     72      Richard G. Dooley has been Director of Kimco since
                              December 1991 and consultant to, and from 1978 to
                              1993, Executive Vice President and Chief
                              Investment Officer of, Massachusetts Mutual Life
                              Insurance Company.

Michael J. Flynn      66      Michael J. Flynn has been President and Chief
                              Operating Officer since January 2, 1997, Vice
                              Chairman of the Board of Directors since January
                              2, 1996 and a Director of Kimco since December 1,
                              1991. Mr. Flynn was Chairman of the Board and
                              President of Slattery Associates, Inc. for more
                              than five years prior to joining Kimco.

Joe Grills            67      Joe Grills has been Director of Kimco since
                              January 1997. Mr. Grills was Chief Investment
                              Officer for the IBM Retirement Funds from 1986 to
                              1993 and held various positions at IBM for more
                              than five years prior to 1986.

David B. Henry        53      David B. Henry has been Chief Investment Officer
                              since April 2001 and Vice Chairman of the Board of
                              Directors of Kimco since May 2001. Mr. Henry
                              served as the Chief Investment Officer and Senior
                              Vice President of General Electric's GE Capital
                              Real Estate business and Chairman of GE Capital
                              Investment Advisors for more than five years prior
                              to joining Kimco.

Frank Lourenso        61      Frank Lourenso has been Director of Kimco since
                              December 1991 and Executive Vice President of J.P.
                              Morgan ("J.P. Morgan", and successor by merger to
                              The Chase Manhattan Bank and Chemical Bank, N.A.)
                              since 1990. Mr. Lourenso was Senior Vice President
                              of J.P. Morgan for more than five years prior to
                              that time.

                                       3

Executive Officers

          The following table sets forth information with respect to the executive officers of Kimco. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All executive officers are citizens of the United States.

Name                   Age   Position                                      Since
--------------------------------------------------------------------------------

Milton Cooper          73    Chairman of the Board of Directors            1991
                             and ChiefExecutive Officer

Michael J. Flynn       66    Vice Chairman of the Board of Directors       1996
                             and President and Chief Operating Officer     1997

David B. Henry         53    Vice Chairman of the Board of Directors       2001
                             and Chief Investment Officer

Patrick Callan, Jr.    39    Vice President - Eastern Region               1998

Thomas A. Caputo       55    Executive Vice President                      2000

Glenn G. Cohen         38    Vice President - Treasurer                    2000
                                                                           1997

Joseph V. Denis        50    Vice President - Construction                 1993

Raymond Edwards        39    Vice President - Retail Property Solutions    2001

Jerald Friedman        57    President, KDI and Executive Vice             2000
                             President                                     1998

Bruce M. Kauderer      55    Vice President - Legal General                1995
                             Counsel and Secretary                         1997

Mitchell Margolis      41    Vice President - Chief Information Officer    2001

Robert Nadler          43    President - Midwest Region                    2000

                                       4

Scott G. Onufrey       36    Vice President - Investor Relations           2001

Michael V.Pappagallo   43    Vice President - Chief Financial Officer      1997

Josh N. Smith          37    President - Western Region                    2001

Paul Weinberg          57    Vice President - Human Resources              2000

Joel Yarmak            52    Vice President - Financial Operations         2000

Milton Cooper has been Chairman of the Board of Directors and Chief Executive
Officer of Kimco since November 1991 and was Director and President of Kimco for
more than five years prior to such date. Mr. Cooper was a founding member of
Kimco's predecessor in 1966.

Michael J. Flynn has been President and Chief Operating Officer since January 2,
1997, Vice Chairman of the Board of Directors since January 2, 1996 and a
Director of Kimco since December 1, 1991. Mr. Flynn was Chairman of the Board and President of Slattery Associates, Inc. for more than five years prior to joining Kimco.

David B. Henry has been Chief Investment Officer since April 2001 and Vice
Chairman of the Board of Directors of Kimco since May 2001. Mr. Henry served as the Chief Investment Officer and Senior Vice President of General Electric's GE
Capital Real Estate business and Chairman of GE Capital Investment Advisors for more than five years prior to joining Kimco.

Patrick Callan, Jr. has been a Vice President of Kimco since May 1998. Mr.
Ca1lan was a Director of Leasing of Kimco for more than five years prior to
1998.

Thomas A. Caputo has been Executive Vice President of Kimco since December 2000.
Mr. Caputo was a principal with H & R Retail from January 2000 to December 2000.
Mr. Caputo was a principal with the RREEF Funds, a pension advisor, for more than five years prior to January 2000.

Glenn G. Cohen has been a Vice President of Kimco since May 2000 and Treasurer of Kimco since June 1997. Mr. Cohen served as Director of Accounting and
Taxation of Kimco from June 1995 to June 1997. Prior to joining Kimco in June
1995, Mr. Cohen served as Chief Operating Officer and Chief Financial Officer
for U.S. Balloon Manufacturing Co., Inc. from August 1993 to June 1995.

Joseph V. Denis has been a Vice President of Kimco since 1993.

Raymond Edwards has been Vice President - Retail Property Solutions of Kimco since July 2001. Prior to joining Kimco in July 2001, Mr. Edwards was Senior
Vice President, Managing Director of SBC Group from 1998 to July 2001. SBC Group is a privately held company that acquires and invests in assets of retail companies. Previously, Mr. Edwards

                                       5

worked for 13 years at Keen Realty Consultants Inc. handling the marketing and disposition of real estate for retail operators including Caldor, Bonwit Teller,
Alexander's and others.

Jerald Friedman has been President of Kimco's KDI subsidiary since April 2000 and Executive Vice President of Kimco since June 1998. Mr. Friedman was Senior
Executive Vice President and Chief Operating Officer of The Price REIT, Inc.
from January 1997 to June 1998. From 1994 through 1996, Mr. Friedman was the
Chairman and Chief Executive Officer of K & F Development Company, an affiliate of The Price REIT, Inc.

Bruce M. Kauderer has been a Vice President of Kimco since June 1995 and since
December 15, 1997, General Counsel and Secretary of Kimco. Mr. Kauderer was a
founder of and partner with Kauderer & Pack P.C. from 1992 to June 1995.

Mitchell Margolis has been a Vice President of Kimco since January 2001. Mr.
Margolis was the Chief Information Officer with Tishman Speyer Properties for more than five years prior to joining Kimco.

Robert Nadler has been President - Midwest Region of Kimco since June 2000 and was a Vice President of Kimco from June 1998 to June 2000. Prior to joining
Kimco, Mr. Nadler was Senior Vice President at LaSalle Partners from April 1994 to June 1998.

Scott Onufrey has been a Vice President of Kimco since October 2001. Mr. Onufrey served as Director of Investor Relations of Kimco from March 1999 to September
2001. Mr. Onufrey was Vice President in J.P. Morgan Investment Management's real estate group from October 1995 to March 1999.

Michael V. Pappagallo has been a Vice President and Chief Financial Officer of
Kimco since May 27, 1997. Mr. Pappagallo was Chief Financial Officer of GE
Capital's Commercial Real Estate Financial and Services business from September
1994 to May 1997 and held various other positions within GE Capital for more than five years prior to joining Kimco.

Josh N. Smith has been President - Western Region of Kimco since March 2001.
Prior to joining Kimco, Mr. Smith was Chief Investment Officer and Senior Vice
President at Western Properties Trust from February 1998 to November 2000.
Previously, Mr. Smith was Senior Vice President of Pacific Retail Trust from
December 1996 to February 1998.

Paul Weinberg has been a Vice President of Kimco since May 2000. Mr. Weinberg served as Director of Human Resources of Kimco from January 1997 to May 2000.
Mr. Weinberg was Vice President of Employee and Labor Relations at American
Express for more than five years prior to joining Kimco.

Joel Yarmak has been a Vice President of Kimco since June 2000. Mr. Yarmak served as a partner at Rubin & Katz LLP from August 1998 to June 2000 and Chief
Financial Officer at Solow Realty from August 1997 to July 1998. Mr. Yarmak was a partner with Deloitte & Touche for more than five years prior to August 1997.

                                       6

                                   Appendix H

      Information Relating to the Directors and Executive Officers of PSCO
                                Acquisition Corp.

     The following is a list of the executive officers and directors of PSCO
Acquisition Corp., setting forth their title, present and principal occupation and business address for each such person and the corporation or other organization in which employment is conducted. Except as otherwise indicated, each such person is a citizen of the United States.

                                                  Present and Principal Occupation and
Name                    Title                     Business Address
----                    -----                     ------------------------------------
David B. Henry          Director, President and   Vice Chairman of the Board of Directors
                        Treasurer                 and Chief Investment Officer of Kimco
                                                  Realty Corporation
                                                  Kimco Realty Corporation
                                                  3333 New Hyde Park Road
                                                  New Hyde Park, New York 11042-0020

Mark S. Ticotin         Director, Chairman and    Managing Principal of Lazard Freres Real
                        Secretary                 Estate Investors L.L.C.
                                                  30 Rockefeller Plaza
                                                  New York, New York 10020

Michael V. Pappagallo   Vice President and        Vice President and Chief Financial
                        Assistant Secretary       Officer of Kimco Realty Corporation
                                                  Kimco Realty Corporation
                                                  3333 New Hyde Park Road
                                                  New Hyde Park, New York 11042-0020

Andrew E. Zobler        Vice President and        Principal of Lazard Freres Real Estate
                        Assistant Secretary       Investors L.L.C.
                                                  30 Rockefeller Plaza
                                                  New York, New York 10020

Material Occupations, Positions, Offices or Employment During Previous Five
Years

     David B. Henry. Since 1997, Mr. Henry was Chief Investment Officer and
Senior Vice President of GE Capital Real Estate and Chairman of GE Capital
Investment Advisors. Since April 2001, he has served as Chief Investment Officer of Kimco and since May 2001, has also served as Vice Chairman of the Board of
Directors of Kimco.

     Mark S. Ticotin. From 1997 to 1998, Mr. Ticotin was President and Chief
Operating Officer of Corporate Property Investors, one of the leading shopping mall companies in the United States, located at 305 East 47th Street, New York,
New York 10017. From 1998 to March 1999, Mr. Ticotin was a Senior Executive Vice
President of Simon Property Group, a real estate investment trust engaged in the ownership and management of regional malls and shopping centers, located at 305
East 47th Street, New York, New York 10017. From April 1999 to December 1999,
Mr. Ticotin served as acting Chief Operating Officer of Lazard Freres Real
Estate Investors L.L.C. From January 2000 to December 2001, he acted as
Principal and Executive Vice President of Lazard Freres Real Estate Investors
L.L.C. Since January 2002, Mr. Ticotin has been a Managing Principal of Lazard
Freres Real Estate Investors L.L.C.

     Michael V. Pappagallo. From September 1994 to May 1997, Mr. Pappagallo was
Chief Financial Officer of GE Capital's Commercial Real Estate Financial and
Services business. Since May 1997, he has served as a Vice President and Chief
Financial Officer of Kimco.

     Andrew E. Zobler. From January 1997 to the spring of 1998, Mr. Zobler was an attorney at Greenberg Traurig, a law firm with executive offices in New York,
New York. From the spring of 1998 to May 2000, he was Senior Vice President of
Acquisitions and Development for Starwood Hotels and Resorts Worldwide, Inc.,
one of the world's largest hotel and leisure companies, located in White Plains,
New York. From May 2000 to December 2001, Mr. Zobler was a Vice President of
Lazard Freres Real Estate Investors L.L.C. Since January 2002, he has been a
Principal of Lazard Freres Real Estate Investors L.L.C.

                                       2

                                   Appendix I

Information Relating to the Directors and Executive Officers of Konover Property
                                   Trust, Inc.

Directors

     The nine directors of Konover named below were elected for one-year terms expiring at the 2002 annual meeting of stockholders or until their successors are duly elected and qualified.

                                                                        Director
Name                    Age   Principal Occupation                       Since
---------------------   ---   ---------------------------------------   --------
William D. Eberle       79    Chairman of Manchester Associates, Ltd.     1997
Carol R. Goldberg       72    President of The AVCAR Group, LTD           2001
Simon Konover           79    Founder of Konover & Associates, Inc.
                              and Konover Investments Corporation         1998
J. Michael Maloney      55    President and Chief Executive Officer
                              of Konover                                  1999
L. Glenn Orr, Jr.       61    Senior Managing Director of The Orr
                              Group, Investment Bankers                   2001
Robert A. Ross          45    Vice President of Finance of LFREI          2001
Philip A. Schonberger   48    Managing Member of Albemarle Equities,
                              L.L.C.                                      2001
Mark S. Ticotin         53    Managing Principal of LFREI                 1999
Andrew E. Zobler        40    Principal of LFREI                          2000

     William D. Eberle was a founder of Boise Cascade and is Chairman of
Manchester Associates, Ltd., a venture capital and international consulting firm, and of counsel to the law firm of Kaye Scholer LLP. Mr. Eberle also serves as a director of America Service Group, Inc., a health care services company,
Showscan Entertainment, Inc., a movie technology company, Ampco-Pittsburgh
Corporation, a steel fabrication equipment company and Mitchell Energy &
Development Corp., a gas and oil manufacturing company. Mr. Eberle is a member of the compensation committees of each of these companies. Mr. Eberle is a U.S.
citizen. Mr. Eberle has not been convicted in a criminal proceeding in the past five years. Mr. Eberle was not a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

     Carol R. Goldberg is President of The AVCAR Group, LTD., a Boston
management consulting firm in operation since 1989. Previously, Ms. Goldberg was
President and Chief Operating Officer of The Stop & Shop Companies, Inc., and
Chief Executive Officer of the Bradlees Division. Ms. Goldberg serves as a director of The Gillette Company, America Service Group, Inc. and Inverness
Medical Innovations, Inc. She was also a trustee/director of Putnam Fund Groups and a director of Lotus Development Corporation and Cowles Media Company. Ms.
Goldberg is a graduate of Jackson College, Tufts University and has completed the Advanced Management Program of the Harvard Business School. Ms. Goldberg is
a U.S. citizen. Ms. Goldberg has not been convicted in a criminal proceeding in the past five years. Ms. Goldberg was

not a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree, or final order enjoining her from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

     Simon Konover is the founder of Konover & Associates, Inc. and Konover
Investments Corporation. The two entities represent a $500 million-plus real estate enterprise headquartered in West Hartford, Connecticut. The organization includes shopping centers, office buildings, hotels, residential communities and specialty properties. In the mid-1960's, Mr. Konover began developing retail centers in South Florida and in late 1989 founded Konover & Associates South and
Konover Management South Corporation, located in Boca Raton, Florida. Konover purchased certain assets of Konover Management South Corporation in 1998 and
1999 and, in connection with the acquisition, appointed Mr. Konover as Chairman of the Board. Mr. Konover is a U.S. citizen. Mr. Konover has not been convicted in a criminal proceeding in the past five years. Mr. Konover was not a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

     J. Michael Maloney was named Konover's Interim President and Chief
Executive Officer in March of 2001. Mr. Maloney is the founder of Highland
Capital Group, Inc. ("HCG"), an investment and consulting services company, and currently serves as its President. Before forming HCG, he was Senior Vice
President of Corporate Property Investors ("CPI") from 1981 to 1998. Prior to joining CPI he served as Vice President and Senior Credit Officer of Citibank's
domestic real estate lending department from 1971 to 1981. Mr. Maloney is a U.S.
citizen. Mr. Maloney has not been convicted in a criminal proceeding in the past five years. Mr. Maloney was not a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

     L. Glenn Orr, Jr. is the Senior Managing Director of The Orr Group,
Investment Bankers. His thirty years in the banking industry include his positions as Chairman, President and Chief Executive Officer of Southern
National Corporation and Chairman of Southern National Bank of South Carolina.
In addition to his tenure at Southern National, Mr. Orr has served as a director of the Charlotte Federal Reserve Bank; President and Chief Executive Officer of
Forsyth Bank & Trust Co. in Winston-Salem, North Carolina and President of
Community Bank in Greenville, South Carolina. Mr. Orr currently serves as a director of two other public companies, Highwoods Properties, Inc. in Raleigh,
North Carolina and Polymer Group in Charleston, South Carolina. He received his bachelors degree from Wofford College in South Carolina and his Masters of
Business Administration from the University of South Carolina. He currently resides in Winston-Salem, North Carolina. Mr. Orr is a U.S. citizen. Mr. Orr has not been convicted in a criminal proceeding in the past five years. Mr. Orr was not a party to any judicial or administrative proceedings during the past five years that resulted in a

                                       2

judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

     Robert A. Ross is Vice President of Finance at LFREI where his responsibilities include financial and investor reporting, financial analysis and valuation of all investments, cash flow forecasting and other financial analysis. Prior to joining LFREI, he was Senior Vice President, Finance for
Brookfield Financial Properties. Previously, he worked at Olympia & York
Companies (USA) where he managed the Budget Department with responsibility for property and corporate-level budgeting. Mr. Ross earned a Bachelor of Science degree from Villanova University and a Masters of Business Administration degree from Fairleigh Dickinson University. Mr. Ross is a U.S. citizen. Mr. Ross has not been convicted in a criminal proceeding in the past five years. Mr. Ross was not a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

     Philip A. Schonberger has been actively engaged in the real estate business for twenty years. He currently is Managing Member of Albemarle Equities, LLC, a
Hartford, Connecticut real estate firm focused on the acquisition of properties that will benefit from intensive and entrepreneurial asset and financial management. For three years beginning in 1990, he was the majority stockholder and served as Chairman of Landau & Heyman, Inc., a Chicago-based shopping center management firm founded in 1933. Prior to his current involvements, Mr.
Schonberger operated a partnership with a major Washington, DC-based real estate owner active in retail real estate. He is a member of the International Council of Shopping Centers, having served as a State Director for the District of
Columbia and Maryland. Mr. Schonberger is a graduate of Georgetown University and Columbia University Graduate School of Business. Mr. Schonberger is a U.S.
citizen. Mr. Schonberger has not been convicted in a criminal proceeding in the past five years. Mr. Schonberger was not a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

     Mark S. Ticotin is a Managing Principal of LFREI and is the Chief Executive
Officer and a director of Atria, Inc. and Kapson Senior Quarters Corp. Before
joining LFREI, he was Senior Executive Vice President of Simon Property Group,
Inc., a publicly traded real estate investment trust ("SPG"), after SPG merged with CPI in September 1998. Mr. Ticotin had been President and Chief Operating
Officer of CPI when it merged with SPG. The portfolios of CPI and SPG consisted primarily of regional shopping centers. From 1988 to 1997, Mr. Ticotin was
Senior Vice President of CPI and responsible for its leasing, legal and marketing departments. Prior to joining CPI in 1983, he was an attorney with the law firm of Cravath, Swaine & Moore. Mr. Ticotin also serves as a director of
Center Trust, Inc., and is a member of the Membership Committee of Intown
Holding Company, L.L.C. Mr. Ticotin is a U.S. citizen. Mr. Ticotin has not been convicted in a criminal proceeding in the past five years. Mr. Ticotin was not a

                                       3

party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

     Andrew E. Zobler is a Principal of LFREI. He joined LFREI from Starwood
Hotels & Resorts Worldwide, Inc., a global hotel management and ownership company, where he served as Senior Vice President of Acquisitions and
Development. At Starwood, Mr. Zobler was responsible for capital raising, maintaining capital relationships and executing hotel acquisitions and dispositions in North America for all Starwood brands. Previously, Mr. Zobler was a law partner in the real estate group of the New York office of Greenberg,
Traurig, Hoffman, Lipoff, Rose & Quentel. Prior to joining Greenberg, Traurig,
Mr. Zobler practiced law with Paul, Weiss, Rifkind, Wharton & Garrison and
Cravath, Swaine & Moore. Currently, Mr. Zobler is also a director of The
Fortress Group, Inc. Mr. Zobler is a U.S. citizen. Mr. Zobler has not been convicted in a criminal proceeding in the past five years. Mr. Zobler was not a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Executive Officers

     The following table sets forth certain information with respect to the current executive officers of Konover.

Name                 Age   Position
------------------   ---   ----------------------------------------------------
J. Michael Maloney   55    Interim President and Chief Executive Officer
Daniel J. Kelly      50    Executive Vice President, Chief Financial Officer
Robin W. Malphrus    41    Senior Vice President, General Counsel and Secretary

     J. Michael Maloney was appointed interim President and Chief Executive
Officer on March 6, 2001. Mr. Maloney is currently President of Highland Capital
Group, Inc., which he founded in 1998. Highland is involved principally in investing and consulting services. Mr. Maloney, a real estate veteran and a director of Konover, has over 30 years of industry and financial experience.
Prior to the formation of Highland Capital Group, Mr. Maloney was a Senior Vice
President with Corporate Property Investors (CPI) for 17 years. CPI owned and managed some of the most successful regional malls in the country, including
Roosevelt Field, Long Island, NY, Lenox Square Mall, Atlanta, GA and Town
Center, Boca Raton, FL. CPI merged with Simon DeBartolo in September 1998, forming Simon Property Group, the largest retail REIT in the United States. At
CPI, Mr. Maloney was responsible for property finance, development, acquisitions and dispositions, and had significant responsibility for leasing, property management and marketing. His experience also includes an extensive financial background as a Vice President and Senior Credit Officer with Citibank where his primary responsibility was the management of all national real estate loans including all retail property as well as homebuilders and retail land development. Mr. Maloney is a U.S. citizen. Mr. Maloney has not been convicted in a criminal proceeding in the past five years. Mr. Maloney was

                                       4

not a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

     Daniel J. Kelly joined Konover as Senior Vice President, Chief Accounting
Officer in November 1999 and was promoted to Executive Vice President and Chief
Financial Officer in June 2000. Prior to joining Konover, he was with Arthur
Andersen LLP for 16 of the last 20 years. From 1993 to 1999, Mr. Kelly served as an audit partner in Arthur Andersen LLP's Raleigh, North Carolina office where he worked primarily with real estate, emerging growth, high-tech and middle-market companies, providing accounting and financial consulting services.
Mr. Kelly served as Chief Financial Officer for a real estate development company from 1982 to 1986. Mr. Kelly is a U.S. citizen. Mr. Kelly has not been convicted in a criminal proceeding in the past five years. Mr. Kelly was not a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree, or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

     Robin W. Malphrus was promoted from Vice President, Secretary and General
Counsel to Senior Vice President, Secretary and General Counsel in January 1999.
Prior to being named Vice President, Secretary and General Counsel in August
1998, Ms. Malphrus was Vice President and Secretary, a position she held since
June 1996. Ms. Malphrus joined Konover in August 1994 as Corporate Counsel, and prior to joining the Company, Ms. Malphrus was Corporate Counsel for North
Hills, Inc. for five years. Ms. Malphrus is a U.S. citizen. Ms. Malphrus has not been convicted in a criminal proceeding in the past five years. Ms. Malphrus was not a party to any judicial or administrative proceedings during the past five years that resulted in a judgment, decree, or final order enjoining her from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

                                       5

                         UNITED STATES SECURITIES AND
                              EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                   FORM 10-K

       [X] Annual Report Pursuant to Section 13 or 15(d) of the Securities
           Exchange Act of 1934
           For the fiscal year ended December 31, 2001
                                      OR

       [ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities
           Exchange Act of 1934

                        Commission File Number 1-11998

                         KONOVER PROPERTY TRUST, INC.
            (Exact name of Registrant as Specified in Its Charter)

                     Maryland                  56-1819372
                  (State or Other           (I.R.S. Employer
                   Jurisdiction            Identification No.)
                of Incorporation or
                   Organization)

                      3434 Kildaire Farm Road, Suite 200
                         Raleigh, North Carolina 27606
              (Address of Principal Executive Offices) (Zip Code)
                                (919) 372-3000
             (Registrant's telephone number, including area code)

          Securities registered pursuant to Section 12(b) of the Act:

                                         Name of Each Exchange
                                                  on
                 Title of Each Class       Which Registered
                 -------------------     ---------------------
                 Common Stock, $.01 par
                  value................ New York Stock Exchange

          Securities registered pursuant to Section 12(g) of the Act:
                                     None

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of
1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
Yes [X]  No [_]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [_]

The aggregate market value of the voting stock held by non-affiliates of the
Registrant, at March 20, 2002, was approximately $20.1 million.

At March 20, 2002, there were 31,920,185 shares of the Registrant's Common
Stock, $.01 par value, outstanding.

                           KONOVER  PROPERTY  TRUST

                         KONOVER PROPERTY TRUST, INC.
                              INDEX TO FORM 10-K
                     FOR THE YEAR ENDED DECEMBER 31, 2001

                                                                                             Page
                                                                                             ----
                                             PART I

                                             PART II
Item 5  Market for the Registrant's Common Equity and Related Stockholder Matters...........  18
Item 6  Selected Financial Data.............................................................  20
Item 7  Management's Discussion and Analysis of Financial Condition and Results of Operation  23
Item 7A Quantitative and Qualitative Disclosures About Market...............................  43
Item 8  Financial Statements and Supplementary Data.........................................  43
Item 9  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure  43

                                            PART III

                                             PART IV
Item 14 Exhibits, Financial Statement Schedules, and Reports on Form 8-K....................  61

                                      2

                           KONOVER  PROPERTY  TRUST

                                    PART I

ITEM 1. BUSINESS

GENERAL

Konover Property Trust, Inc. (the "Company"), formerly FAC Realty Trust, Inc., was incorporated on March 31, 1993 as a self-advised and self-managed real estate investment trust (REIT). The Company is principally engaged in the acquisition, development, ownership and operation of retail shopping centers in the Southeast. The Company's revenues are primarily derived under real estate leases with national, regional and local retailing companies.

As discussed further in "Significant 2001 Transactions," the Company sold 33 centers during 2001. On December 31, 2001, the Company's owned properties consisted of:

    1. thirty-one community shopping centers in six states aggregating approximately 4,003,000 square feet;

    2. two centers that are held for sale consisting of a 426,000-square-foot operating community shopping center and a 230,000-square-foot non-operating outlet center; and

    3. one mixed-use center under development with 110,000 square feet of retail space and 97,000 square feet of office space in the preliminary phase of lease up.

In addition, the Company had investments in:

  .   three operating joint-venture community centers with 246,000 square feet and one joint venture community center under development throughout the majority of 2001 with 98,000 square feet;

  .   a land-development joint venture consisting of approximately 590 acres;
      and

  .   a third-party management company located in Florida with 6.9 million square feet under management or leasing contracts, which was sold on
      February 28, 2002 (see "Sale of Florida Property Management Business in
      2002").

Additional information regarding our joint ventures is set forth at
"Managements Discussion and Analysis of Financial Condition and Results of
Operations - Investment In and Advances to Unconsolidated Entities."

The weighted-average square feet of gross leasable area was 8.1 million square feet for the year ended December 31, 2001 and 9.4 million square feet for the same period in 2000.

As of December 31, 2001, the Company had a majority economic interest in Sunset
KPT Investment, Inc., which is taxed as a regular corporation. Sunset KPT
Investment, Inc. has the ability to develop properties, buy and sell properties, provide equity to developers and perform third-party management, leasing and brokerage services. The Company held substantially all of the non-voting common stock of this taxable subsidiary. All of the voting common stock was held by a company affiliated with a director of the Company.
Accordingly, these entities are accounted for

                                      3

                           KONOVER  PROPERTY  TRUST

under the equity method for investments. In January 2002, the Company acquired the remaining interest in Sunset KPT Investment, Inc. from the affiliate of a director.

On December 17, 1997, following shareholder approval, the Company changed its domicile from the State of Delaware to the State of Maryland. The reincorporation was accomplished through the merger of FAC Realty, Inc. into its Maryland subsidiary, Konover Property Trust, Inc. (formerly FAC Realty
Trust, Inc.). Following the reincorporation on December 18, 1997, the Company reorganized as an umbrella partnership real estate investment trust (an
"UPREIT"). The Company then contributed to KPT Properties, L.P. (formerly FAC
Properties, L.P.), a Delaware limited partnership (the "Operating
Partnership"), all of its assets and liabilities. In exchange for the Company's assets, the Company received limited partnership interests ("Units") in the
Operating Partnership in an amount and designation that corresponded to the number and designation of outstanding shares of capital stock of the Company at the time. The Company is the sole general partner of the Operating Partnership and owns a 97% interest as of December 31, 2001. As additional limited partners are admitted to the Operating Partnership in exchange for the contribution of properties, the Company's percentage ownership in the Operating Partnership will decline. As the Company issues additional shares of capital stock, it will contribute the proceeds from that capital stock to the Operating Partnership in exchange for a number of Units equal to the number of shares that the Company issues. The Company conducts all of its business and owns all of its assets through the Operating Partnership (either directly or through subsidiaries)
such that a Unit is economically equivalent to a share of the Company's common stock.

BUSINESS STRATEGY

As discussed in "Significant 2001 Transactions," the Company achieved its goal of disposing of its outlet portfolio, with the exception of one remaining outlet center located in Las Vegas, Nevada, which has minimal rental operations as it is being marketed for sale. The Company continues to evaluate various long-term strategic alternatives and has engaged Credit Suisse First Boston
("CSFB") as a financial advisor.

The Company's immediate focus will be on:

    1. Working with CSFB in evaluating the Company's strategic alternatives, which may include the sale of the Company, privatization or a merger or other business combination.

    2. Improving property operations of its 37 community shopping center portfolio, including owned and joint venture properties, to enhance overall property NOI and thus the overall value of the Company. In connection with this focus, the Company has increased its budgeted investment in capital improvements and maintenance plans for 2002 to include remodeling/redevelopment of certain shopping centers; and

    3. Continue to market for sale non-core assets: the remaining outlet property and approximately 590 acres of undeveloped land held in a venture. The Company will also continue to market a 426,000-square-foot community shopping center in order to further diversify its capital investment risks.

                                      4

                           KONOVER  PROPERTY  TRUST

These abovementioned goals will require senior management's full attention. The
Company does not intend to begin any new development or acquisition projects during 2002.

The Company intends to continue selective expansion and redevelopment of its existing centers. The Company's philosophy is to expand or redevelop its existing centers in response to tenant demand. Prior to commencement of any type of redevelopment, the Company conducts a complete analysis to determine the overall shareholder benefit and requires significant tenant commitment as well. The Company intends to fund future expansions and redevelopments primarily through use of the outlet portfolio sale proceeds.

The Company's asset management team, which includes leasing, marketing, finance, and property management and development personnel, continually evaluates potential opportunities at its existing centers for further expansion, remerchandising, capital improvements and renovation, all in an effort to increase overall property value. The Company monitors each center's sales, occupancy and overall performance to determine its potential. Properties that may be underperforming are considered for re-tenanting, change of use or, in some cases, sale.

SIGNIFICANT 2001 TRANSACTIONS

Outlet Portfolio Sale. On September 25, 2001, the Company completed the sale of a portfolio of 28 outlet shopping centers and three community centers in 17 states totaling 4.3 million square feet for $180 million to Chelsea GCA Realty,
Inc. The loss on the sale of the outlet portfolio approximated the adjustment to the carrying value of the outlet portfolio properties of $100.5 million recorded in the quarter ended June 30, 2001.

Concurrent with the sale of the outlet assets, the Company refinanced certain existing debt with a new term loan of $58 million secured by 14 community shopping centers. The term loan has an interest rate of 320 basis points over one-month LIBOR, with a LIBOR floor of 4.0%, and expires in November 2003. The term loan can be extended for an additional year providing there are no events of default and the Company extends an interest rate protection agreement for the period of extension.

The transaction with Chelsea included the assumption and/or paydown of approximately $165 million in current indebtedness secured by the sold properties. Net proceeds from the sale of the outlets and the $58 million financing was approximately $15 million.

Property Dispositions. During 2001, the Company sold a 286,000-square-foot outlet center in Nashville, Tennessee and the Shoreside community center in
Kitty Hawk, North Carolina. The combined sales price of both properties was approximately $13.1 million. The Company repaid $5.5 million of debt with the proceeds from the Shoreside sale.

Land Disposition. During 2001, the Company, through one of its joint ventures, sold 2,110 acres of undeveloped land in Brunswick County, North Carolina for
$9.3 million in cash and a $2.2 million note. The proceeds were used to pay off
$5.0 million in debt on the undeveloped land. The available cash was distributed to the venture partners. The Company received $1.5 million in cash, and the Company will also receive a $2.2 million note receivable, which is due in June 2002.

                                      5

                           KONOVER  PROPERTY  TRUST

DEVELOPMENT ACTIVITY

Millpond Village. During 2001, the Company significantly completed the construction of the 207,000-square-foot office/retail community center in
Raleigh, North Carolina. The retail phase is anchored by Lowes Foods, which opened in June 2001. The Company's headquarters is currently located in the center. The project is in the preliminary phase of lease up. As of December 31,
2001, the retail portion of the property is 76% leased, and the office portion is not occupied by any tenant other than the Company.

Falls Pointe. The Company completed development of its Falls Pointe venture project located in Raleigh, North Carolina in 2001. The center is anchored by
Harris Teeter, which opened in October 2001. Falls Pointe is 94% leased at
December 31, 2001.

SALE OF FLORIDA PROPERTY MANAGEMENT BUSINESS IN 2002

On February 28, 2002, the Company sold RMC/Konover Trust LLC ("RMC") to RMC
Management Company LLC, a Florida limited liability company whose sole member is Suzanne L. Rice, a former officer of the Company. Under the terms of the agreement, the entity affiliated with Ms. Rice will assume the operating assets, third-party liabilities and property management and leasing contracts for 70 shopping centers totaling 6.5 million square feet. The Company will retain the Sunrise, Florida office that manages and leases five of the
Company's Florida shopping centers, along with three other third-party management and leasing contracts.

FINANCIAL INFORMATION ABOUT SEGMENTS

For financial information about segments, refer to footnote 17 of the attached
"Audited Consolidated Financial Statements."

COMPETITION

Participants in the commercial real estate development, management and investment industry compete for desirable sites, tenants and financing. The industry is fragmented, and we compete with local and national developers and owners of retail property. Many of our national competitors have greater assets and resources than the Company. The principal competitive factors in attracting tenants in our market areas are location, price, anchor tenants, sales-volume potential and the physical conditions of the property.

                                      6

                           KONOVER  PROPERTY  TRUST

ENVIRONMENTAL MATTERS

Phase I environmental site assessments and when applicable, Phase II assessments (which generally include environmental sampling, monitoring or laboratory analysis) have been completed by the Company with respect to all of its properties either as required by a lender or upon acquisition/development.
Current studies are all dated subsequent to 1995.

None of these environmental assessments or subsequent updates revealed any environmental liability that management believes would have a material adverse effect on the Company. No assurances can be given that (i) the environmental assessments detected all environmental hazards, (ii) future laws, ordinances or regulations will not impose any material environmental liability, or (iii)
current environmental conditions of the Properties will not be affected by tenants, by properties in the vicinity of the Properties, or by third persons unrelated to the Company.

The Company's policy going forward is to obtain new environmental site assessments on all acquisition or development properties prior to purchase.

INSURANCE

   We carry insurance coverage on our properties of types and in amounts that we believe are in line with coverage customarily obtained by owners of similar properties. We believe all of our properties are adequately insured. There are types of losses, however, such as from wars, acts of terrorism and catastrophic acts of nature, for which we cannot obtain insurance at all or at a reasonable cost. An uninsured loss or a loss in excess of our insurance limits could materially and adversely affect our business and financial condition and results of operations.

EMPLOYEES

   As of March 1, 2002, the Company and its affiliates employed 77 persons, 49 of whom are located at the Company's headquarters in Raleigh, North Carolina.
The remaining 28 employees are property management, marketing and maintenance personnel located at the Properties.

                                      7

                           KONOVER  PROPERTY  TRUST

ITEM 2. PROPERTIES

   The following tables set forth the location of, and certain information relating to, the Company's owned operating and non-operating properties
(excluding joint ventures) as of December 31, 2001:

                                                   Gross
                               Total              Leasable
                               Number   Land Area   Area    Percentage of Economic
State                        of Centers  (Acres)   (GLA)      Total GLA   Occupancy
---------------------------- ---------- --------- --------- ------------- ---------
Community Centers:..........
Alabama.....................      1        53.5     525,505      10.8%      73.1%
Florida.....................      7       107.1     957,837      19.7%      88.2%
Georgia.....................      2        13.9     229,781       4.7%      98.7%
North Carolina..............      9       158.6   1,122,424      23.1%      91.1%
South Carolina..............      5        44.2     383,775       7.9%      93.8%
Virginia....................      7        91.2     783,555      16.1%      77.9%
                                 --       -----   ---------     -----       ----
Subtotal Community Centers..     31       468.5   4,002,877      82.3%      86.1%
                                 --       -----   ---------     -----       ----
Other -- Operating:
North Carolina..............      1        54.7     207,172       4.2%      57.4%
South Carolina..............      1        43.7     426,486       8.8%      94.8%
                                 --       -----   ---------     -----       ----
Subtotal Other -- Operating:      2        98.4     633,658      13.0%      82.6%
                                 --       -----   ---------     -----       ----
Other -- Non-operating:
Nevada......................      1        25.7     229,959       4.7%      15.7%
                                 --       -----   ---------     -----       ----
Total All Properties........     34       592.6   4,866,494     100.0%      82.4%
                                 ==       =====   =========     =====       ====

                                                                        Gross
                                                       Land Area Year  Leasable                    Economic
State          Center                   City            (Acres)  Built   Area      Key Tenants     Occupancy
-------------- ------------------------ -------------- --------- ----- -------- ------------------ ---------
Community Centers:
Alabama        Mobile Festival          Mobile            53.5   1986  525,505  Circuit City,         73.1%
                                                                                Marshall's, Office
                                                                                Max, Wal-Mart
Florida        Crossroads at Mandarin   Jacksonville      10.6   1987   72,136  Food Lion             96.1%
               Eastgate Plaza           Pensacola         19.9   1981  181,910  Winn-Dixie            85.4%
               Hollywood Festival       Hollywood         14.1   1968  135,056  Winn-Dixie            92.5%
               Lake Point Centre        West Palm         13.6   1997  119,570  Winn-Dixie,           81.6%
                                        Beach                                   Walgreens
               Lake Washington          Melbourne         13.3   1987  119,208  Publix                82.4%
               Oakland Park             Oakland           14.5   1966  132,226  Winn-Dixie,           85.5%
                                                                                Eckerd
               Square One               Stuart            21.1   1989  197,731  Home Depot,           94.1%
                                                                                PetsMart
Georgia        Merchant's Festival (1)  Marietta          13.9   1984  151,820  Pier 1 Imports        98.0%
               South Cobb Festival (2)  Smyrna           Lease   1967   77,961  Beall's              100.0%
North Carolina Bolling Creek            Roanoke Rapids     5.0   1992   41,090  Food Lion            100.0%
               Celebration at Six Forks Raleigh           11.1   1979  125,937  Pulse Athletic        82.1%
                                                                                Club
               Durham Festival          Durham            11.8   1968  131,825  Kroger               100.0%
               Eastgate                 Raleigh            6.0   1966   52,575  Books-a- Million     100.0%
               Gateway                  Wilson            21.4   1992  167,207  Kmart                100.0%
               Lenoir Festival          Lenoir            42.2   1968  144,239  Kmart, Bi-Lo         100.0%
               Stanton Square           Greenville        13.6   1985  125,094  Food Lion             94.1%
               Tower                    Raleigh           19.3   1976  153,077  Food Lion, Kerr       90.9%
                                                                                Drug Eckerd,
                                                                                Wellspring
               Waverly Place            Cary              27.3   1987  181,380  Grocery               75.5%

                                      8

                           KONOVER  PROPERTY  TRUST

                                                                         Gross
                                                        Land Area Year  Leasable                 Economic
State          Center                      City          (Acres)  Built   Area     Key Tenants   Occupancy
-------------- --------------------------- ------------ --------- ----- --------- -------------- ---------
South Carolina Braves Village (3)          Myrtle Beach     6.8   1985     59,762 Food Lion         85.6%
               Grove Park                  Orangeburg       9.6   1991    106,617 Bi-Lo             96.2%
               Patriots Plaza              Mt. Pleasant    13.6   1997    115,632 Bi-Lo, Staples    91.0%
               Robertson Corners           Walterboro       5.1   1998     47,640 Food Lion        100.0%
               University Shoppes          Conway           9.1   1997     54,124 Food Lion,        98.3%
                                                                                  Revco
Virginia       Brookneal                   Brookneal        5.4   1993     28,161 Food Lion        100.0%
               Dukes Plaza                 Harrisonburg    17.5   1997    139,956 n/a               60.1%
               Food Lion Plaza             Petersburg       5.4   1984     50,280 Food Lion         78.7%
                                                                                  Food Lion,
               Keysville                   Keysville        3.7   1993     40,227 Rite-Aid         100.0%
               Market Square               Danville         9.8   1989     55,909 Food Lion         97.9%
               Towne Square                Roanoke         35.7   1987    301,561 Office Max,       65.1%
                                                                                  Michael's
                                                                                  Virginia Tech
                                                                                  Math
               University Mall             Blacksburg      13.7   1973    167,461 Emporium,        100.0%
                                                                                  CVS
                                                        ----------      ----------               ---------
               Subtotal Community Centers                 468.5         4,002,877                   86.1%
                                                        ----------      ----------               ---------

Other-Operating:
North Carolina Millpond Village-retail (4) Raleigh         54.7   2001    110,000 Lowes Food        73.9%
               (5)
North Carolina Millpond Village-office (4) Raleigh           --   2001     97,172 KPT Properties    38.8%
                                                                                  L.P.
South Carolina Towne Centre (6) (7)        Mt. Pleasant    43.7   1999    426,486 Gap, Belk,        94.8%
                                                                                  Barnes &
                                                                                  Noble, Bed,
                                                                                  Bath &
                                                                                  Beyond,
                                                                                  Consolidated
                                                                                  Theaters, Old
                                                                                  Navy
                                                        ----------      ----------               ---------
               Subtotal Other-Operating:                   98.4           633,658                   82.6%
                                                        ----------      ----------               ---------
Other -- Non-operating:
Nevada         Las Vegas (7)               Las Vegas       25.7   1992    229,959                   15.7%
                                                        ----------      ----------               ---------
Total All Properties                                      592.6         4,866,494                   82.4%
                                                        =========       =========                =========
--------
(1.) The Company holds a ground lease on an additional 0.78 acres at Merchants
     Festival at a monthly rate of $672 ($8,064 annually). The lease provides for a 12% increase in rent every 10 years and expires March 31, 2048.

(2.) The Company holds a ground lease on 9.1 acres at Smyrna, Georgia at an annual payment of approximately $27,000 and expires in 2026.

(3.) In addition to the owned 6.75 acres at Braves Village, the Company leases the adjacent tract of 7.91 acres of land under two ground leases at an annual combined cost of $14,242 through May 31, 2005 and December 31,
     2004. Each ground lease contains nine 5-year renewal options.

(4.) Development property with Lowes Foods, which opened in June 2001, as anchor of retail space. For purposes of this table, land acreage is listed with the retail space.

                                      9

                           KONOVER  PROPERTY  TRUST

                                      10
(5.) The Company holds a ground lease on an additional 0.53 acres at Millpond
     Village. The Company paid a one-time consideration of $10 for the ground lease that expires in 2249.

(6.) The Company holds a ground lease which covers 1.41 acres that requires monthly payments of $6,955 ($83,820 annually) and expires June 10, 2015.
     This ground lease contains four 5-year options and one 10-year option.

(7.) Held for sale.

PROPERTIES HELD FOR SALE

   As part of the Company's ongoing strategic evaluation of its portfolio of assets, management has been authorized to pursue the sale of certain properties that currently are not fully consistent with or essential to the Company's long-term strategies. Management evaluates all properties on a regular basis in accordance with its long-term strategy and in the future may identify other properties for disposition or may decide to defer the pending disposition of the assets now held for sale. Assets held for sale are valued at the lower of carrying value or estimated fair value less selling costs, and actual sales value may vary from these estimates. As part of the Company's ongoing strategic evaluation of its portfolio of assets, the Company intends to sell one remaining outlet center and a 426,000-square-foot community center. An adjustment to the carrying value of these two properties of $11.9 million was recorded in 2001. The Company continues to operate the community center. The one remaining outlet center had nominal rental operations in 2001. The Company is actively marketing the properties. The Company's Nashville property previously held for sale at December 31, 2000 was sold in December 2001 for its approximate net book value of $5.6 million.

   The net carrying value of assets currently being marketed for sale at
December 31, 2001 is $60.7 million. The held-for-sale community center property is encumbered by $46.0 million of indebtedness at December 31, 2001. There is no debt outstanding on the held-for-sale outlet property.

   The following summary financial information pertains to the properties held for sale at December 31, 2001 and for the years ended December 31 (in thousands):

                                           2001     2000     1999
                                          ------  -------  -------
            Revenues..................... $6,889  $ 6,975  $   500
            Operating expenses...........  2,287    1,894      546
                                          ------  -------  -------
            NOI..........................  4,602    5,081      (46)
            Depreciation and amortization  1,449    2,124      667
            Interest, net................  3,912    4,784      563
            Other........................     --       40        2
                                          ------  -------  -------
            Net loss..................... $ (759) $(1,967) $(1,278)
                                          ======  =======  =======

PLANNED EXPANSIONS/REDEVELOPMENTS AND DEVELOPMENT PROJECTS

The Company continues the leasing efforts at Millpond Village. Located in
Raleigh, North Carolina, this center is a 207,000-square-foot mixed-use center, consisting of 110,000 square feet of retail space and 97,000 square feet of office space. This center is anchored by Lowes Foods and is the Company's headquarters. The Company occupies 38,000 square feet of office space. In addition, the site allows for further development of certain outparcels through sale or lease.

                           KONOVER  PROPERTY  TRUST

   The Company plans to remodel the Lake Washington shopping center. The
Company estimates the remodeling will cost approximately $0.5 million in 2002.
The Company's current plan also includes an investment of $0.5 million to $1.0 million in its Mobile Festival center during late 2002 and early 2003.

   In undertaking expansions and redevelopments, the Company will incur certain risks, including the risk that it will spend funds on, and that management will devote time to, projects that may not come to fruition. In addition, completion of expansions and redevelopments will be subject to the availability of adequate debt or equity financing. Other risks inherent in expansion and redevelopment activities include possible cost-overruns, work stoppages and delays beyond the reasonable control of the Company. Accordingly, there can be no assurance if or when any or all of the Company's planned expansions or any other expansion or redevelopment projects will be completed or, if completed, that the costs of construction will not exceed, by a material amount, estimated costs.

ABANDONED TRANSACTION COSTS

   The Company defers certain due diligence and other related costs in connection with the possible acquisition of income-producing properties, developments and venture projects. The Company evaluates the realization of the costs on an ongoing basis. Upon determining the Company is not going to proceed with the transaction, the Company charges these costs to abandoned transaction costs in the consolidated statement of operations of the Company's financial statements. The Company recorded $0.1 million, $1.3 million and $3.9 million of abandoned transaction costs in 2001, 2000 and 1999, respectively.

ADDITIONAL INFORMATION ABOUT MOUNT PLEASANT TOWNE CENTRE

   As of December 31, 2001, the Company's center in Mount Pleasant, South
Carolina, had a net book value that represented 14.2% of the total assets of the Company and generated 8.7% of the Company's total revenue. No other center owned as of December 31, 2001, accounted for greater than 8.7% of either the
Company's 2001 revenue or the Company's total assets at December 31, 2001.

   The 426,000-square-foot Mount Pleasant Towne Centre, which the Company holds in fee simple (other than 1.41 acres subject to a long-term ground lease), is encumbered by a $46.0 million term loan. The term loan has an interest rate of
7.58% and expires in January 2011.

   The Mount Pleasant Towne Centre, which opened in 1999, is located on 43.7 acres, five miles north of Charleston, South Carolina on Highway 17 North. The center's major tenants include: The Gap; Belk; Barnes & Noble; Old Navy; Bed,
Bath and Beyond; and Consolidated Theaters. Consolidated Theaters is currently under lease for 14.4% of the center's total gross leasable area and generates
20.1% of the center's total revenues. No other tenant generates over 10% of the center's total revenue.

                                      11

                           KONOVER  PROPERTY  TRUST

The Company currently has no plans to further expand or renovate the property.
The center is currently held for sale and is being actively marketed. In 2001, the annual property taxes on the center were $0.7 million.

The following table discloses the occupancy rate and average effective annual rental revenue per square foot with respect to the Mount Pleasant Towne Centre for each of the last two years ending December 31, 2001:

                                                  Annual Rental
               Year ended December                   Revenue
                       31,         Occupancy Rate per Sq. Ft.(1)
               -------------------------------------------------
                      2001              94.8%         $16.11
                      2000              94.5%         $16.33
--------
(1) Annual Rental Revenue consists of base and percentage rents plus recoveries from tenants.

The following table shows the lease expirations for tenants in occupancy at the
Mount Pleasant Towne Centre as of December 31, 2001:

                                                               Average
                                             Total     % of    Annual
                    Leases to  Leased GLA   Rental     Total  Rent Per
           Year     Expire(2) (Sq. Ft.)(3)  Revenue   Revenue Sq.Ft.(4)
         --------------------------------------------------------------
           2002        --            --           $--    --    $   --
           2003        --            --            --    --        --
           2004        20        62,998     1,365,376  19.6%    21.67
           2005        11        21,301       494,583   7.1%    23.22
           2006        11        70,013     1,433,008  20.6%    20.47
           2007         2         3,834       102,612   1.5%    26.76
           2008         1         2,042        40,442   0.6%    19.81
           2009         4        14,246       307,467   4.4%    21.58
           2010         6        61,350       900,473  12.9%    14.68
           2011         1         5,882       159,787   2.3%    27.17
           2012+        6       162,345     2,152,025  30.9%    13.26
                       --       -------    ----------  ----    ------
           Totals      62       404,011    $6,955,773   100%   $17.22
                       ==       =======    ==========  ====    ======
--------
(2) Expirations assume no renewals or re-leasing for tenants in occupancy as of
    December 31, 2001.

(3) Total leased GLA is not equal to leasable GLA due to vacancies.

(4) Annual rental revenue in place at December 31, 2001.

Management believes that Mount Pleasant Towne Centre is adequately insured, but see "Business - Insurance" above. For a description of the Mount Pleasant Towne
Centre's Federal tax basis, rate, method and life claimed with respect to the property, see "Exhibit Schedule III - Real Estate and Accumulated Depreciation."

                                      12

                           KONOVER  PROPERTY  TRUST

TENANTS

General.  Management believes the properties have a diverse tenant mix which includes many well-known brand retailers. A large portion of the Company's tenants are also large, publicly traded companies. The Company's brand tenant mix at its properties features retailers such as Barnes & Noble, Belk, Circuit
City, Home Depot, Kmart, Old Navy, Staples, The Gap, Wal-Mart and grocers such as Food Lion, Publix, Kroger, Bi-Lo, Winn-Dixie and Harris Teeter.

Tenant Leases.  The majority of the leases with the Company's tenants have terms of between five and ten years. The majority of these leases are triple-net leases, which require tenants to pay their pro rata share of utilities, real estate taxes, insurance and operating expenses. Some tenant leases do provide for exclusions for certain expenses and expense caps and the
Company has modified some leases to a modified gross rent with annual increases.

TENANT CONCENTRATION

   The following table provides certain information regarding the ten largest tenants (based upon total rental revenue excluding joint ventures) and other tenants for the year ended December 31, 2001:

                                                                     Actual
                                      Total   Percentage of Number   Total         % of
                                       GLA      Total GLA     of     Rental    Total Rental
Tenant                              Leased(1)    Leased     Stores Revenue(4)   Revenue(4)
----------------------------------- --------- ------------- ------ ----------- ------------
VF Factory Outlet, Inc. (3)........        --        --       --   $ 4,639,452      6.2%
Food Lion, Inc.....................   373,627       9.3%      11     3,417,014      4.5%
Winn-Dixie Stores, Inc.............   244,329       6.1%       5     2,374,228      3.2%
Kroger.............................   134,490       3.3%       2     2,149,138      2.9%
Phillips-Van Heusen Corporation (3)        --        --       --     1,603,292      2.1%
Kmart (2)..........................   186,747       4.7%       2     1,386,048      1.8%
Mt. Pleasant Consolidated Theatre..    61,396       1.5%       1     1,305,348      1.7%
The Dress Barn, Inc. (3)...........        --        --       --     1,266,385      1.7%
Brown Group (3)....................        --        --       --     1,117,236      1.5%
Wal-Mart...........................   104,339       2.6%       1       973,306      1.3%
                                    ---------     -----      ---   -----------    -----
Subtotal........................... 1,104,928      27.6%      22    20,231,446     26.9%
Others............................. 2,902,673      72.4%     599    54,881,842     73.1%
                                    ---------     -----      ---   -----------    -----
Total.............................. 4,007,601     100.0%     621   $75,113,288    100.0%
                                    =========     =====      ===   ===========    =====
--------
(1) Total leased GLA is not equal to leasable GLA due to vacancies.

(2) Kmart filed for bankruptcy in 2002. To date, the Company has not been notified of any store closings. Kmart has requested a 20% rent reduction on one of its leases. The Company is currently negotiating with Kmart on this lease.

(3) The Company sold those properties which included VF Factory Outlet, Inc.,
    Phillips-Van Heusen Corporation, The Dress Barn, Inc. and the Brown Group
    in September 2001.

(4) Actual total rental revenue and % of total rental revenue is for the year ended December 31, 2001. Based on the Company's property disposals in 2001, the percentage of total rental revenue from these tenants will change significantly for 2002.

                                      13

                           KONOVER  PROPERTY  TRUST

LEASE EXPIRATION

   The following table shows tenant lease expirations for tenants in occupancy
(excluding joint ventures) as of December 31, 2001 for the next ten years:

                                                      % of
                               Leased                 Total  Average
                  Leases to     GLA        Rental    Rental   Rent
            Year  Expire(1) (Sq. Ft.)(2)   Revenue   Revenue Sq. Ft.
            ----- --------- ------------ ----------- ------- -------
            2002     160       507,905   $ 4,583,055   11.3% $ 9.02
            2003      99       295,793     3,621,830    9.0%  12.24
            2004     125       447,777     5,950,017   14.7%  13.29
            2005      65       310,347     3,325,455    8.2%  10.72
            2006      72       541,936     5,510,036   13.6%  10.17
            2007      15       244,676     2,211,289    5.5%   9.04
            2008      13        89,609     1,060,638    2.6%  11.84
            2009      16        77,776     1,020,008    2.5%  13.11
            2010      12        91,981     1,225,814    3.0%  13.33
            2011      12       177,458     1,680,979    4.2%   9.47
            2012+     32     1,222,343    10,221,757   25.3%   8.36
                  --------- ------------ ----------- ------- -------
            Total    621     4,007,601   $40,410,879  100.0% $10.08
                  ========= ============ =========== ======= =======
--------
(1) Expirations assume no renewals or re-leasing for tenants in occupancy as of
    December 31, 2001.

(2) Total leased GLA is not equal to leasable GLA due to vacancies.

                                      14

                           KONOVER  PROPERTY  TRUST

SUMMARY OF DEBT ON INCOME PROPERTIES (EXCLUDES JOINT VENTURES)

                                                                Outstanding Balance
                                                                  (In Thousands)
                                                                --------------------
Description                              Maturity Interest Rate 12/31/01  12/31/00           Notes
------------------------------------------------------------------------------------------------------------
Fixed Rate
Class A Mortgage Notes (1)                 N/A        7.51%     $     --  $ 49,393   23 Properties
Class B Mortgage Notes (1)                 N/A        7.87%           --    20,000   23 Properties
Class C Mortgage Notes (1)                 N/A         8.40%          --    17,000   23 Properties
Permanent Debt Facility (1)                N/A        7.73%           --    66,139   11 Properties
Mortgage                                  Jan-11      7.58%       46,029    46,400   Towne Centre
Mortgage                                  May-18     10.13%        1,404     1,439   Bolling Creek
Mortgage                                   N/A        9.75%           --     2,541   Shoreside #1
Mortgage                                   N/A        8.75%           --     2,965   Shoreside #2
Mortgage                                  Jul-15      9.13%          996     1,035   Brookneal
Mortgage                                  Jul-15      9.13%        1,367     1,420   Keysville
Mortgage                                  Nov-07      7.37%       14,618    14,779   Towne Square
Mortgage                                  Nov-07      7.37%        6,924     7,000   University Mall
Mortgage                                  Dec-02      8.48%        5,227     5,414   Celebration
Mortgage                                  Nov-15      8.37%        2,039     2,122   Danville
Mortgage                                  Nov-05      7.88%        6,356     6,443   Durham Festival
Mortgage                                  May-14      7.63%        3,186     3,271   Lenoir Festival #1
Mortgage (2)                               N/A        8.50%           --     4,452   Hollywood Festival
Mortgage                                  Apr-08      7.39%       10,737    10,866   Lake Point
Mortgage                                  Dec-03      8.37%        9,052     9,156   Square One
Mortgage                                  Mar-07      8.55%       10,216    10,376   Waverly Place
Mortgage                                  Oct-08      9.22%       19,159    19,352   Mobile Festival
Mortgage                                  Jul-17      8.38%        2,951     3,047   University Shoppes
Mortgage                                  Jan-07      8.70%        3,905     3,975   Dukes Plaza

                                                  ------------- --------  --------
  Total Fixed Rate Debt and
   Weighted Average Interest Rate                     8.03%      144,166   308,585
Variable Rate
Term Loan (2)                              N/A    LIBOR + 3.25%       --    58,925   9 Properties
Term Loan (2)                             Nov-03  LIBOR + 3.20%   58,000        --   14 Properties
Construction Loan                         Dec-02  LIBOR + 1.50%   17,543    11,533   Millpond Village
Construction Loan                          N/A    LIBOR + 1.50%       --     7,678   Carolina Outlet Center
Line of Credit (3)                        May-02  LIBOR + 2.00%   10,000     6,700   Merchant's Festival
                                                                --------  --------
  Total Variable Rate Debt and Weighted
   Average Interest Rate                              6.03%       85,543    84,836
                                                                --------------------
  Subtotal Debt.........................                         229,709   393,421
Unamortized Premium on Permanent Debt Facility                        --     6,391
                                                                --------  --------
  Total Debt                                          7.28%     $229,709  $399,812
                                                                ========  ========
Percent of Total Debt
Fixed                                                               62.8%     78.4%
Variable                                                            37.2%     21.6%
                                                                --------  --------
                                                                   100.0%    100.0%
Weighted Average Interest Rate At End of Periods:
Fixed                                                               8.03%     7.92%
Variable                                                            6.03%     9.32%
                                                                --------  --------
  Total.................................                            7.28%     8.21%
                                                                ========  ========

                                      15

                           KONOVER  PROPERTY  TRUST

SCHEDULE OF MATURITIES BY YEAR

                           Year         Balance  Percentage
                           ----         -------- ----------
                           2002         $ 34,692    15.1%
                           2003           68,903    30.0%
                           2004            2,135     0.9%
                           2005            8,291     3.6%
                    2006 and Thereafter  115,688    50.4%
                                        --------   -----
                           Total        $229,709   100.0%
                                        ========   =====
--------
(1) The debt was paid or assumed by the buyer of the outlet portfolio (see
    "Business - Significant 2001 Transactions").

(2) Simultaneous with the closing of the September 25, 2001 outlet portfolio sale, the Company refinanced its $60,000 term loan with a $58,000 term loan. LIBOR as defined in the loan agreement has a floor of 4.0%. The
    Company is also party to an interest rate protection agreement that caps the rate on the $58,000 term loan at 9.66%. The Company's Hollywood,
    Florida center debt on September 25, 2001 was satisfied, and the property was utilized as collateral on the $58,000 term loan.

(3) Line of credit expires in May 2002. The Company is in the process of negotiating an extension of the term, adding an additional property as collateral and reducing the principal to $9 million.

EXECUTIVE OFFICES

   The Company's headquarters is in 38,000 square feet of the Company-owned
Millpond Village in Raleigh, North Carolina. In addition, the Company leases a
4,000-square foot property management office centrally located in Sunrise,
Florida (see "Sale of Florida Property Management Business in 2002").

ITEM 3. LEGAL PROCEEDINGS

   On June 11, 1999, WHE Associates, Inc., purportedly a licensed real estate broker, filed a lawsuit claiming that the Company is liable to the plaintiff for a "finder's fee" in the amount of $2 million to $4 million. Plaintiff sought its purported fee pursuant to both breach of contract and equitable claims. At a hearing held on January 5, 2000, the plaintiff's motion for summary judgment was denied as to its contractual claims and granted as to liability with respect to its equitable claims. The case was tried before a jury during November 2000. As the trial began, the plaintiff dismissed its contract claims and proceeded to try only the issue of damages with respect to its equitable claims. The jury returned a verdict in favor of the plaintiff as to damages with respect to those claims, and on November 27, 2000, a judgment was entered by the court in favor of the plaintiff in the amount of $2,756,550.
In an opinion issued on February 1, 2002, the Maryland Court of Special Appeals
reversed the $2,756,550, judgment on plaintiff's detrimental reliance claim entered by the Circuit Court of Baltimore City on November 27, 2000.
Nevertheless, it also held that there were insufficient grounds for reversal of the verdict returned on plaintiff's remaining claims of unjust enrichment and quantrum meruit. Although the appellate court left application of its ruling on the remaining claims to the trial court, it did instruct the trial court that the two remaining verdicts reflected the same damages and that the trial court should enter the judgment as to one, not both. It thus appears

                                      16

                           KONOVER  PROPERTY  TRUST

likely that the trial court will enter a new, significantly reduced judgment on one of the two remaining claims. The jury verdict on each was identical - in the amount of $1,275,000, plus prejudgment interest in the amount of $206,000.
The Company therefore believes the trial court will enter a reduced judgment in the approximate amount of $1.5 million. The Company has recorded interest expense of the unpaid charges of $0.3 million in 2001. Payment of the damages will occur in 2002.

   The Company previously formed a joint venture, Atlantic Realty LLC, with
Effell LLC for the development, ownership and operation of Peak Plaza Shopping
Center in Apex, North Carolina and University Shopping Center in Pembroke,
North Carolina. The Company, through KPT Properties, L.P., is the managing member of the joint venture and Effell is its non-managing member. On July 17,
2001, Effell, on behalf of Atlantic Realty, filed a lawsuit against the Company in the Superior Court of Wake County, North Carolina alleging that the Company breached its fiduciary duty as managing member of the joint venture by failing to adequately manage, maintain and lease the joint venture's shopping centers and to sell its outparcels. Atlantic Realty seeks equitable relief and monetary damages. The Company believes that it has meritorious defenses against Atlantic
Realty's allegations and intends to vigorously defend this litigation.
Discovery in the matter is proceeding. Due to the inherent uncertainties of litigation, the Company is not able to predict the outcome of this litigation.
At this time, the Company does not expect the result of this litigation to have a material adverse effect on its business, financial condition and results of operations.

   On March 15, 2002 a shareholder of the Company, filed a class action lawsuit on the behalf of himself and all shareholders of the Company not affiliated with any of the defendants in the Circuit Court for Baltimore City against the
Company, certain officers and directors of the Company and Prometheus Southeast
Retail Trust ("Prometheus"). The complaint alleges, among other things, that in connection with a non-binding offer by Prometheus to acquire all of the remaining shares of the Company that it does not already own, (1) Prometheus, as majority shareholder of the Company, is engaging in self-dealing, acting in bad faith, and breaching its fiduciary duties toward the Company's other public shareholders, and (2) the named officers and directors of the Company, who
Prometheus controls, are breaching their fiduciary duties to the Company's other public shareholders. The plaintiffs seek equitable relief and monetary damages. The Company believes that the defendants have meritorious defenses to the plaintiffs' allegations. The Company intends to vigorously defend this litigation.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None

                                      17

                           KONOVER  PROPERTY  TRUST

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS

MARKET INFORMATION AND NUMBER OF COMMON STOCKHOLDERS

The Company's Common Stock began trading on the NYSE under the symbol "FAC", and subsequently changed its symbol to "KPT" on August 10, 1998 following a shareholder vote approving of the Company's name change in August 1998. As of
March 20, 2002, there were approximately 353 stockholders of record.

The following table sets forth the quarterly high and low sales prices of the
Common Stock and dividends declared per share for 2001 and 2000:

                                2001                 2000
                           -----------------------------------------
                           High Low  Dividends High  Low   Dividends
            -------------- ---- ---- --------- ----- ----- ---------
            First Quarter  5.00 3.80  $0.125   $6.18 $4.75  $0.125
            Second Quarter 4.25 2.68      --    6.06  4.00   0.125
            Third Quarter  3.08 1.35      --    4.93  4.00   0.125
            Fourth Quarter 1.88 1.15      --    4.50  3.50   0.125

DIVIDENDS

During 2001, the Company declared a dividend of $0.125 per common share, preferred share (on an as-converted basis), and minority interest OP units outstanding which totaled $4.3 million, and represented a return of capital.

The Company's policy is to make a determination regarding its dividend distributions quarterly following review of the Company's financial results, capital availability, capital expenditures and improvement needs, strategic objectives and REIT requirements. The Company's policy is to declare dividends in amounts at least equal to 90% of the Company's taxable income, which is the minimum dividend required to maintain REIT status. The Company has not paid any dividends since April 2001. The Company continually evaluates its capital needs, including the renovation of certain community shopping centers and reduction of debt. Consistent with the Company's policy, the Company will evaluate and determine any dividend payment each quarter based on its operating results and capital needs at that time. Although the decision is made on a quarterly basis, the Company has no present intention to pay cash dividends until a long-term strategic direction is established. See "Business -- Business
Strategies" and "Management's Discussion and Analysis of Financial Condition
and Results of Operations -- Consideration of Strategic Alternatives."

SALES OF UNREGISTERED SECURITIES IN 2001

During 2001, the Company issued 103,230 shares of common stock in transactions that were not registered under the Securities Act of 1933. Additional information regarding these transactions is set forth below.

                                      18

                           KONOVER  PROPERTY  TRUST

The Company issued 95,657 shares upon redemption of OP Units (as discussed at
Note 8 of our financial statements included in this report) by three holders of
OP Units. The Company claimed exemption from registration in reliance on
Section 4(2) of the Securities Act, relying, in part, on representations that the redeeming holders of OP Units were accredited investors.

The Company sold 7,573 shares to 35 employees, some of whom were accredited purchasers, on January 1, 2001 for approximately $17,000. The Company claimed exemption from registration in reliance on Rule 505(b) of the Securities Act of
1933, relying on, among other things, there being fewer than 35 unaccredited purchasers and the small offering amount.

                                      19

                           KONOVER  PROPERTY  TRUST

ITEM 6. SELECTED FINANCIAL DATA

The following information should be read in conjunction with the consolidated financial statements and notes thereto included in Item 8 of this report and
"Management's Discussion and Analysis of Results of Operations and Financial
Condition" included in Item 7 of this report.

Other data that management believes is important in understanding trends in its business and properties are also included in the following table (in thousands, except per share data).

                                                                                2001      2000      1999    1998     1997
                                                                             ---------  --------  -------  ------- -------
Operating Data:
  Rental revenues........................................................... $  75,113  $ 88,920  $82,449  $70,666 $54,940
  Property operating costs..................................................    25,025    29,215   27,057   21,749  16,885
                                                                             ---------  --------  -------  ------- -------
                                                                                50,088    59,705   55,392   48,917  38,055
  Depreciation and amortization.............................................    18,505    25,614   23,562   19,034  15,858
  General and administrative................................................     7,950     6,669    6,317    5,066   4,404
  Stock compensation amortization...........................................       845     2,865    1,979    1,419     537
  Severance and other related costs.........................................     6,099        --       --       --      --
  Interest, net.............................................................    28,131    27,806   16,801   19,772  16,436
  (Gain) loss on sale of real estate........................................      (367)    1,946    3,810      512      --
  Abandoned transaction costs...............................................        83     1,257    3,883       --   1,250
  E-commerce start-up costs.................................................        --        --    2,847       --      --
  Equity in losses of unconsolidated entities...............................     6,782    10,416      915       --      --
  Minority interest.........................................................    (3,645)   (1,157)     (78)      86      --
  Adjustment to carrying value of property and investments..................   114,755    19,338    2,400       --      --
  Extraordinary (gain) loss on early retirement of debt.....................      (775)       --       --       --     986
                                                                             ---------  --------  -------  ------- -------
  Net (loss) income......................................................... $(128,275) $(35,049) $(7,044) $ 3,028 $(1,416)
                                                                             =========  ========  =======  ======= =======
  (Loss) income before extraordinary item................................... $(129,050) $(35,049) $(7,044) $ 3,028 $  (430)
  Preferred stock dividends.................................................      (271)   (1,084)  (1,089)      --      --
                                                                             ---------  --------  -------  ------- -------
  (Loss) income before extraordinary item applicable to common stockholders.  (129,321)  (36,133)  (8,133)   3,028    (430)
  Extraordinary gain (loss) on early retirement of debt.....................       775        --       --       --    (986)
                                                                             ---------  --------  -------  ------- -------
  (Loss) income applicable to common stockholders........................... $(128,546) $(36,133) $(8,133) $ 3,028 $(1,416)
                                                                             =========  ========  =======  ======= =======
Basic (Loss) Income Per Common Share:
  (Loss) income before extraordinary item...................................
   applicable to common stockholders                                         $   (4.13) $  (1.17) $ (0.26) $  0.16 $ (0.04)
  Extraordinary item........................................................      0.02        --       --       --   (0.08)
                                                                             ---------  --------  -------  ------- -------
  Net (loss) income applicable to common stockholders....................... $   (4.11) $  (1.17) $ (0.26) $  0.16 $ (0.12)
                                                                             =========  ========  =======  ======= =======
  Weighted average common shares outstanding................................    31,292    30,954   30,847   18,693  11,824
                                                                             =========  ========  =======  ======= =======
Diluted (Loss) Income Per Common Share:
  (Loss) income before extraordinary item applicable to common stockholders. $   (4.13) $  (1.17) $ (0.26) $  0.14 $ (0.04)
  Extraordinary item........................................................      0.02        --       --       --   (0.08)
                                                                             ---------  --------  -------  ------- -------
  Net (loss) income applicable to common stockholders....................... $   (4.11) $  (1.17) $ (0.26) $  0.14 $ (0.12)
                                                                             =========  ========  =======  ======= =======
  Weighted average common shares outstanding -- diluted (a)                     31,292    30,954   30,847   21,878  11,824
                                                                             =========  ========  =======  ======= =======

                                      20

                           KONOVER  PROPERTY  TRUST

                                                                2001      2000       1999      1998      1997
                                                             ---------  --------  ---------  --------  --------
Other Data:
EBITDA:.....................................................
  Net (loss) income......................................... $(128,275) $(35,049) $  (7,044) $  3,028  $ (1,416)
   Adjustments:
    Interest, net...........................................    28,131    27,806     16,801    19,772    16,436
    Depreciation and amortization...........................    18,505    25,614     23,562    19,034    15,858
    Stock compensation amortization.........................       845     2,865      1,979     1,419       537
    (Gain) loss on sale of assets...........................      (367)    1,946      3,810       512        --
    Minority interest.......................................    (3,645)   (1,157)       (78)       86        --
    Equity in losses of unconsolidated ventures.............     6,782    10,416        915        --        --
    Abandoned transaction costs.............................        83     1,257      3,883        --     1,250
    E-commerce start-up costs...............................        --        --      2,847        --        --
    Adjustment to carrying value of property and
      investments                                              114,755    19,338      2,400        --        --
    Extraordinary (gain) loss on early retirement of debt...      (775)       --         --        --       986
                                                             =========  ========  =========  ========  ========
                                                             $  36,039  $ 53,036  $  49,075  $ 43,851  $ 33,651
                                                             =========  ========  =========  ========  ========
Funds From Operations:
  Net (loss) income before extraordinary items.............. $(129,050) $(35,049) $  (7,044) $  3,028  $   (430)
   Adjustments:
    Real estate depreciation and amortization...............    17,224    24,147     21,854    18,333    15,504
    (Gain) loss on sale of assets...........................      (367)    1,946      3,810       512        --
    Minority interest in Operating Partnership..............    (3,645)     (953)      (281)       86        --
    E-commerce start-up costs...............................        --        --      2,847        --        --
    Technology venture operations...........................        --     5,525         --        --        --
    Share of depreciation in unconsolidated.................
      ventures                                                     298     2,654        229        --        --
    Adjustment to carrying value of property................   112,399    19,338      2,400        --        --
                                                             ---------  --------  ---------  --------  --------
                                                             $  (3,141) $ 17,608  $  23,815  $ 21,959  $ 15,074
                                                             =========  ========  =========  ========  ========
   Weighted Average Shares Outstanding-diluted (a)..........    34,810    34,621     34,472    21,878    14,158
                                                             =========  ========  =========  ========  ========
Funds Available for Distribution/Reinvestment:
  Funds from Operations..................................... $  (3,141) $ 17,608  $  23,815  $ 21,959  $ 15,074
   Adjustments:
    Stock compensation amortization.........................       845     2,865      1,979     1,419       537
    Capitalized tenant allowances...........................      (917)   (1,685)    (2,652)   (4,259)   (1,418)
    Capitalized leasing costs...............................    (1,878)   (2,035)    (1,656)   (2,258)   (1,054)
    Recurring capital expenditures..........................      (774)   (1,341)    (1,103)     (599)     (845)
                                                             ---------  --------  ---------  --------  --------
                                                             $  (5,865) $ 15,412  $  20,383  $ 16,262  $ 12,294
                                                             =========  ========  =========  ========  ========
    Dividends Declared On Annual Earnings................... $   4,307  $ 18,556  $  18,107  $     --  $     --
                                                             =========  ========  =========  ========  ========
    Dividends Declared On Annual Earnings Per Share......... $   0.125  $   0.50  $    0.50  $   0.00  $   0.00
                                                             =========  ========  =========  ========  ========
Cash Flows:
  Cash flows from operating activities...................... $     554  $ 19,094  $  33,027  $ 18,540  $ 12,283
  Cash flows provided by (used in) investing activities.....   184,152   (33,108)  (129,237)  (72,115)  (62,251)
  Cash flows (used in) from financing activities............  (177,751)   19,308     31,317   121,749    47,061
                                                             ---------  --------  ---------  --------  --------
  Net increase (decrease) increase in cash and cash.........
   equivalents                                               $   6,955  $  5,294  $ (64,893) $ 68,174  $ (2,907)
                                                             =========  ========  =========  ========  ========

                                      21

                           KONOVER  PROPERTY  TRUST

                                                                               2001      2000      1999      1998      1997
------------------------------------------------------------------------------------------------------------------------------
Balance Sheet Data:.........................................................
  Income-producing properties, including net realizable value of properties held for sale (before depreciation and amortization)..................... $359,780  $710,068  $671,544  $575,471  $393,624
  Total assets..............................................................  385,016   703,271   719,457   682,449   403,626
  Debt on income properties.................................................  229,709   399,812   362,041   304,783   232,575
  Total liabilities.........................................................  240,637   426,700   385,400   320,862   240,699
  Minority interests........................................................    3,680     8,356    12,999    12,246        --
  Total stockholders' equity................................................  140,699   268,215   321,058   349,341   162,927
Portfolio Property Data:
  Total GLA (at end of period) (b)..........................................    4,659     9,400     9,519     8,148     5,503
  Weighted average GLA (b)..................................................    8,145     9,477     8,978     7,390     5,341
  Number of properties (at end of period) (b)...............................       33        66        68        59        41
  Occupancy (at end of year):...............................................
   Operating................................................................     86.1%     91.0%     93.2%     92.0%     93.4%
   Held for sale-non-operational property...................................     15.7%     32.5%     66.4%     56.4%     50.4%
   Held for sale-operating property.........................................     94.8%       --        --        --        --
   Development property-retail portion......................................     73.9%       --        --        --        --
   Development property-office portion......................................     38.8%       --        --        --        --
--------
(a) The following table sets forth the computation of the denominator to be used in calculating the weighted-average shares outstanding based on
    Statement of Financial Accounting Standard No. 128, "Earnings Per Share".
    See also "Management's Discussion and Analysis of Financial Condition and
    Results of Operations - Background - Lazard Freres Transaction" for a
    discussion of the possible issuance of 4.5 million shares for no additional consideration in 2004.

(b) Excludes certain properties under development during the periods.

                                                             2001   2000   1999   1998   1997
                                                            ------ ------ ------ ------ ------
Denominator:...............................................
  Denominator -- weighted average shares                    31,292 30,954 30,847 18,693 11,824
  Effect of dilutive securities:
   Preferred stock                                           2,193  2,169  2,189  2,222  2,222
   Employee stock options                                       --     --     --     33     69
   Restricted stock                                            397    459    328    328     43
   Operating Partnership Units                                 928  1,039  1,108    602     --
                                                            ----------------------------------
  Dilutive potential common shares                           3,518  3,667  3,625  3,185  2,334
                                                            ----------------------------------
  Denominator-adjusted weighted average shares and assumed
   conversions                                              34,810 34,621 34,472 21,878 14,158
                                                            ====== ====== ====== ====== ======

Funds From Operations ("FFO") means net income before extraordinary items
(computed in accordance with accounting principles generally accepted in the
United States) excluding gains or losses on sale of real estate plus depreciation and amortization.

"EBITDA" is defined as revenues less operating costs, including general and administrative expenses, before interest, depreciation and amortization and unusual items. As a REIT, the Company is generally not subject to Federal income taxes. Management believes that EBITDA provides a meaningful indicator of operating performance for the following reasons: (i) it is industry practice to evaluate the performance of real estate properties based on net operating income ("NOI"), which is generally equivalent to EBITDA; and (ii) both NOI and
EBITDA are unaffected by the debt and equity structure of the property owner.

                                      22

                           KONOVER  PROPERTY  TRUST

   FFO and EBITDA (i) do not represent cash flow from operations as defined by generally accepted accounting principles, (ii) are not necessarily indicative of cash available to fund all cash flow needs, and (iii) should not be considered as an alternative to net income for purposes of evaluating the
Company's operating performance or as an alternative to cash flow as a measure of liquidity.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF
      OPERATIONS

The following discussion should be read in conjunction with the selected financial data included in Item 6 of this report, and the consolidated financial statements and notes thereto included in Item 8 of this report.
Certain comparisons between the periods have been made on a percentage basis and on a weighted-average square-foot basis, which adjusts for square footage added or deducted at different times during the year.

Certain statements under this caption, "Management's Discussion and Analysis of
Financial Condition and Results of Operations," are "forward-looking statements." See "Important Considerations Regarding Forward-Looking
Statements" included under this section.

BACKGROUND

GENERAL

Konover Property Trust, Inc. (the "Company"), formerly FAC Realty Trust, Inc., was incorporated on March 31, 1993 as a self-advised and self-managed real estate investment trust (REIT). The Company is principally engaged in the acquisition, development, ownership and operation of retail shopping centers.
The Company's revenues are primarily derived under real estate leases with national, regional and local retailing companies.

   As discussed further in "Significant Transactions in 2001," the Company sold
33 centers during 2001. On December 31, 2001, the Company's owned properties consisted of:

   1. thirty-one community shopping centers in six states aggregating approximately 4,003,000 square feet;

   2. two centers that are held for sale consisting of a 426,000-square-foot
   operating community shopping center    and a 230,000 square foot
non-operating outlet center that are held for sale; and

   3. one mixed-use center under development with 110,000 square feet of retail space and 97,000 square feet of office space in the preliminary phase of lease-up.

   In addition, the Company had investments in:

 . three operating joint-venture community centers with 246,000 square feet and one joint venture community center under development with 98,000 square feet;

 . a land-development joint venture consisting of approximately 590 acres; and

                                      23

                           KONOVER  PROPERTY  TRUST

 . a third-party management company located in Florida with 6.9 million square feet under management or leasing contracts which was sold on February 28,
   2002 (see "Sale of Florida Property Management Business in 2002").

   Additional information regarding our joint ventures is set forth at
"Investment in and Advances to Unconsolidated Entities" below.

   The weighted-average square feet of gross leasable area was 8.1 million square feet for the year ended December 31, 2001 and 9.4 million square feet for the same period in 2000.

UPREIT CONVERSION

   On December 17, 1997, following shareholder approval, the Company changed its domicile from the State of Delaware to the State of Maryland. The reincorporation was accomplished through the merger of FAC Realty, Inc. into its Maryland subsidiary, Konover Property Trust, Inc. (formerly FAC Realty
Trust, Inc.). Following the reincorporation on December 18, 1997, the Company reorganized as an umbrella partnership real estate investment trust (an
"UPREIT"). The Company then contributed to KPT Properties, L.P. (formerly FAC
Properties, L.P.), a Delaware limited partnership (the "Operating
Partnership"), all of its assets and liabilities. In exchange for the Company's assets, the Company received limited partnership interests ("OP Units") in the
Operating Partnership in an amount and designation that corresponded to the number and designation of outstanding shares of capital stock of the Company at the time. The Company is the sole general partner of the Operating Partnership and owned a 97% interest as of December 31, 2001. As additional limited partners are admitted to the Operating Partnership in exchange for the contribution of properties, the Company's percentage ownership in the Operating
Partnership will decline. As the Company issues additional shares of capital stock, it will contribute the proceeds for that capital stock to the Operating
Partnership in exchange for a number of OP Units equal to the number of shares that the Company issues. The Company conducts all of its business and owns all of its assets through the Operating Partnership (either directly or through subsidiaries) such that an OP Unit is economically equivalent to a share of the
Company's common stock.

LAZARD FRERES TRANSACTION

On August 5, 1998, the stockholders approved a Stock Purchase Agreement between
Prometheus Southeast Retail, LLC (including its assignee, "PSR"), a real estate investment affiliate of Lazard Freres Real Estate Investors, LLC, ("Lazard")
and the Company pursuant to which PSR made a $200 million purchase of shares of
Common Stock of the Company at a purchase price of $9.50 per share (the
"Transaction"). Upon completion of funding, PSR owned an equity interest in the
Company of approximately 58%, on a diluted basis. As a result of subsequent stock repurchases by the Company, PSR's current ownership interest in the
Company is 61%, assuming conversion of outstanding preferred stock and units into shares.

Pursuant to a Contingent Value Rights Agreement between the parties, if PSR has not doubled its investment (through stock appreciation and dividends) by
January 1, 2004, the Company will pay PSR, in cash or stock at its

                                      24

                           KONOVER  PROPERTY  TRUST

discretion, an amount necessary to achieve such a return, subject to a maximum payment of 4,500,000 shares or the cash value thereof.

SIGNIFICANT TRANSACTIONS IN 2001

OUTLET PORTFOLIO SALE

On September 25, 2001, the Company completed the sale of a portfolio of 28 outlet shopping centers and three community centers in 17 states totaling 4.3 million square feet for $180 million to Chelsea GCA Realty, Inc. The loss on the sale of the outlet portfolio approximated the adjustment to the carrying value of the outlet portfolio properties of $100.5 million recorded in the quarter ended June 30, 2001.

   Concurrent with the sale of the outlet assets, the Company refinanced certain existing debt with a new credit facility of approximately $58 million secured by 14 community shopping centers. The term of the credit facility is for two years at a rate of 320 basis points over one month LIBOR, with a LIBOR floor of 4.0%. The credit facility can be extended for an additional year providing there are no events of default and the Company extends an interest rate protection agreement for the period of extension.

   The transaction with Chelsea included the assumption and/or paydown of approximately $165 million in current indebtedness secured by the sold properties. Net proceeds from the sale of the outlets and the $58 million financing was approximately $15 million.

PROPERTY DISPOSITIONS

During 2001, the Company sold a 286,000-square-foot outlet center in Nashville,
Tennessee and a community center  (Shoreside) in Kitty Hawk, North Carolina.
The combined sales price of both properties was approximately $13.1 million.
The Company repaid $5.5 million of debt from the proceeds of the Shoreside sale.

LAND DISPOSITION

During 2001, the Company, through Sunset KPT Investment, Inc., sold 2,110 acres of undeveloped land in Brunswick County, North Carolina for $9.3 million in cash and a $2.2 million note. The proceeds were used to pay off $5.0 million in debt on the undeveloped land. The available cash was distributed to the venture partners. The Company received $1.5 million in cash and the Company will also receive a $2.2 million note receivable which is due in June 2002.

SALE OF FLORIDA PROPERTY MANAGEMENT BUSINESS IN 2002

On February 28, 2002, the Company sold RMC/Konover Trust LLC ("RMC") to RMC
Management Company LLC, a Florida limited liability company whose sole member is Suzanne L. Rice, a former officer of the Company. Under the terms of the agreement, the entity affiliated with Ms. Rice will assume the operating assets, third-party liabilities and property management and leasing contracts for 70 shopping centers totaling 6.5 million square feet.

                                      25

                           KONOVER  PROPERTY  TRUST

The Company's net liabilities and other obligations including office space and equipment leases and related employee benefits assumed by RMC Management
Company LLC were approximately $0.2 million. The Company will retain the
Sunrise, Florida office that manages and leases five of the Company's Florida shopping centers, along with three other third-party management and leasing contracts.

CONSIDERATION OF STRATEGIC ALTERNATIVES

The Company is evaluating various long-term strategic alternatives, including the possible sale of the Company or other business combination or remaining an independent public company. The Company has engaged Credit Suisse First Boston to assist with this evaluation, and a special committee of the board of directors has been formed to evaluate the Company's strategic alternatives and to make a recommendation to the full board.

One non-binding expression of interest was made on March 13th by Prometheus
Southeast Retail Trust, which holds approximately 67% of the Company's outstanding common stock (61% on a diluted basis). This expression of interest, which has been filed as an exhibit to Prometheus's most recent Schedule 13D/A, refers to a possible business combination in which the Company's minority common shareholders would receive $1.75 in cash per share.

At this time, the special committee is evaluating all of the Company's strategic alternatives. The Company is directing all indications of interest to
Credit Suisse First Boston.

                                      26

                           KONOVER  PROPERTY  TRUST

INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED ENTITIES

A summary of the Company's investments in and advances to unconsolidated entities at December 31, 2001 and 2000, is as follows (all investments in unconsolidated entities are accounted for under the equity method):

                                                                            December 31,
                                            Community Center              ---------------
Entity                                          Location        Ownership  2001     2000
----------------------------------------- --------------------- --------- ------- -------
Community Center Ventures:                                                 (in thousands)
Atlantic Realty LLC (2 community centers) Apex and Pembroke, NC     50%   $ 2,501 $ 2,571
Park Place KPT LLC                        Morrisville, NC           50%     4,514   6,594
Falls Pointe KPT LLC                      Raleigh, NC               50%     5,734   5,991
Taxable Subsidiaries:....................
Sunset KPT Investment, Inc. (1)                                   86.5%     5,850   9,981
truefinds.com, Inc.                                                 95%         7     (17)
                                          -                     -         ------- -------
                                                                          $18,606 $25,120
                                          =                     =         ======= =======

--------
(1) Sunset KPT Investment, Inc. became a wholly owned subsidiary of the
    Operating Partnership in January 2002. (See Note 1 to the audited financial statements included in this report.) As discussed above, Sunset KPT
    Investment sold 2,110 acres of undeveloped land in Brunswick County, North
    Carolina in December 2001 and sold RMC/Konover Trust LLC in February 2002.
    Sunset KPT Investment currently owns an interest in 590 acres of undeveloped land in Brunswick County and undeveloped outparcels adjacent to the Millpond Village shopping center in Raleigh, North Carolina.

During 2001, Sunset KPT Investment, Inc. recorded an adjustment to the carrying value of its investments of $4.3 million. This charge is reported in "equity in losses of unconsolidated entities - real estate operations" in the accompanying statements of operations. Also in 2001, the Company recorded an adjustment to the carrying value of its investment in certain community center ventures of
$2.4 million. This charge is reported in "adjustment to carrying value of property and investments" in the accompanying statements of operations.

The development of the remaining properties in Sunset KPT Investment, Inc. is subject to, among other things, completion of due diligence and various contingencies, including those inherent in development projects, such as zoning, leasing and financing. There can be no assurance that such transactions will be consummated.

The Company owns interests in Brunswick Commercial LLC, a subsidiary of Sunset
KPT Investment, Inc., Falls Pointe KPT LLC, Atlantic Realty LLC, and Park Place
KPT LLC with unrelated third parties. In each of these entities, KPT Properties
L.P. serves as the managing member. These entities have total assets of approximately $44.6 million, and third-party debt secured by these assets of approximately $22.0 million. The Company guaranteed the repayment of an $8.2 million mortgage debt for Falls Pointe KPT LLC, which is currently structured as a construction loan, due in December 2002. The Company anticipates that the loan will be refinanced and replaced by a permanent, non-recourse loan by mid-2002. The mortgage debt held by Atlantic Realty and Park Place KPT LLC is non-recourse and has certain guarantees of the non-managing member.

                                      27

                           KONOVER  PROPERTY  TRUST

   The operating agreements for Brunswick Commercial LLC and Falls Pointe KPT
LLC each include a buy/sell provision whereby either member may deliver a notice of its desire to either buy the interest of the other member, or sell its interest to the other member. In the event that either party exercises the buy/sell option, the managing member of the venture shall deliver to the other member its determination of a hypothetical sale price for all of the venture's property (as if it were being sold to a third party). After the determination of the hypothetical sale price, the other venture member must elect within a specified period of time to either (i) buy all of the member interest from the managing member for a price equal to the amount that the managing member would have received under the applicable distribution provisions of the operating agreement had the venture's property been sold for the hypothetical sale price or (ii) to sell all of its member interest to the managing member at a price equal to the amount that such member would have received under the applicable distribution provisions of the operating agreement had the venture's property been sold for the hypothetical sales price.

                                      28

                           KONOVER  PROPERTY  TRUST

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS

The Company reported a net loss applicable to common stockholders of ($128.5)
million, or ($4.11) per common share, for the year ended December 31, 2001. For the same period in 2000, the Company reported a net loss applicable to common stockholders of ($36.1) million, or ($1.17) per common share. The elements having a material impact on the change are discussed below:

.. The Company's NOI decreased by $9.6 million, or 16%, to $50.1 million from
  $59.7 million for the same period in 2000. This decrease is primarily related to the following: the sale of the Company's Kitty Hawk, NC community center on September 13, 2001; the sale of the Company's outlet portfolio, which consisted of 28 outlet centers and 3 community centers on September 25, 2001;
  a decline in NOI from the Company's Nashville outlet center, which was sold in December 2001; and the sale of a community center in Lake Park, Georgia in
  September 2000. An additional decline in NOI of $1.3 million is related to four community centers for which the Company is planning redevelopment or retenanting efforts.

.. The Company recognized losses from unconsolidated ventures of $6.8 million for the year ended December 31, 2001. The same period in 2000 reported a loss from unconsolidated ventures of $10.4 million, including a $5.5 million loss related to a technology venture. Losses from unconsolidated real estate venture operations for 2001 include $0.3 million of income from four community shopping centers offset by $0.6 million of losses from RMC/Konover
  Property Trust LLC ("RMC"), a third-party property-management business, and the operations of Sunset KPT Investment, Inc. ("Sunset"), which lost $6.5 million. Sunset's operating loss includes the write down of its investment in
  RMC and two land ventures in Brunswick County, North Carolina of $5.2 million and interest expenses of $1.3 million on loans from the Company to fund investments.

.. Net interest expense increased by $0.3 million, or 1.1%, to $28.1 million from $27.8 million for the same period in 2000.

.. Depreciation and amortization decreased by $7.1 million due to the classification of the outlet portfolio as held-for-sale during 2001.

.. General and administrative expenses including stock compensation amortization decreased by $0.7 million.

.. The Company recognized a $0.4 million net gain on the sale of real estate, net of adjustments to carrying value, during the year ended December 31,
  2001. The Company incurred losses on the sale of real estate of $1.9 million for the year ended December 31, 2000.

.. During 2001, the Company incurred $6.1 million severance and other related costs primarily related to changes in the Company's executive management and other reorganizations due to the outlet portfolio sale.

.. The Company recognized $0.1 million in abandoned project costs in 2001 compared to $1.3 million in 2000.

                                      29

                           KONOVER  PROPERTY  TRUST

.. The Company recognized a $114.8 million charge to adjust the carrying value of property and investments to their net realizable value less selling costs during 2001. This charge is primarily related to the outlet portfolio, which was sold on September 25, 2001. The Company reported a $19.3 million adjustment to the carrying value of its Las Vegas and Nashville outlet centers in 2000.

Earnings Before Interest, Taxes, Depreciation, and Amortization and Funds From
Operations

EBITDA was $36.0 million for the year ended December 31, 2001, a decrease of
$17.0 million or 32%, from $53.0 million for the same period in 2000. The decrease was primarily due to decreased NOI of $9.6 million as compared to
2000, a $6.1 million charge for severance and other related costs during the year ended December 31, 2001 and a $1.3 million increase in general and administrative expenses, exclusive of stock compensation amortization.

Funds from Operations ("FFO") for the year ended December 31, 2001 decreased
$20.7 million, or 118%, to $(3.1) million. The Company's FFO for the same period in 2000 was $17.6 million. FFO decreased primarily as a result of:

.. a $9.6 million decrease in NOI,

.. an increase in net interest expense of $0.3 million,

.. $6.1 million of severance and other related costs in 2001,

.. an increase in losses from real estate ventures of $1.9 million, and

.. a $2.4 million adjustment to the carrying value of certain non-depreciable investments in 2001.

Tenant Income

Base rent decreased to $58.3 million for the year ended December 31, 2001 from
$71.3 million for the same period in 2000. The decrease in base rent for the year ended December 31, 2001 is attributable primarily to the sale of the
Company's Kitty Hawk, NC community center on September 13, 2001, the sale of the Company's outlet portfolio, which consisted of 28 outlet centers and 3 community centers on September 25, 2001, and the decline in operations of the
Company's Nashville outlet center, which was sold in December 2001. The
Company's weighted-average square feet of gross leasable area in operation was
13% lower for the year ended December 31, 2001 compared to the same period in
2000.

Recoveries from tenants decreased for the year ended December 31, 2001 to $13.6 million compared to $14.4 million in the same period of 2000. These recoveries represent contractual reimbursements from tenants of certain common area maintenance, real estate taxes and insurance costs. On a weighted-average square-foot basis, recoveries increased to $1.68 for the year ended December
31, 2001 when compared to $1.53 for the same period in 2000.

                                      30

                           KONOVER  PROPERTY  TRUST

Other Income

Other income increased $0.5 million to $2.4 million for the year ended December
31, 2001 compared to $1.9 million in the same period of 2000 primarily as a result of an increase of lease buyouts of $1.3 million offset by declines in management and leasing fees on third-party and venture properties and temporary tenant income.

Property Operating Expenses

Property operating costs decreased $4.2 million, or 14%, to $25.0 million for the year ended December 31, 2001 from $29.2 million in the same period of 2000.
The decrease in operating costs was principally due to the decrease in the weighted-average square feet in operation in 2001, which fell 13% to 8.1 million square feet in 2001 from 9.4 million square feet in 2000. On a weighted-average square-foot basis, operating expenses decreased 1% to $3.07 from $3.11 per weighted-average square foot.

General and Administrative Expenses and Stock Compensation

General and administrative expenses including stock compensation for the year ended December 31, 2001 decreased $0.7 million, or 7%, to $8.8 million in 2001 from $9.5 million in the same period of 2000. General and administrative expenses including stock compensation increased as a percentage of revenues to
12% for the year ended December 31, 2001 from 11% in the same period of 2000.
The decrease is primarily related to a decrease of $2.0 million in stock compensation amortization offset by increasing costs incurred in connection with the Company's evaluation of strategic alternatives, including Board member compensation and outside legal and financial consultants. In addition, the
Company accrued and/or paid office rent of $1.1 million related to prior office space leases entered into before moving its headquarters to Millpond Village.

Depreciation and Amortization

Depreciation and amortization decreased to $18.5 million for the year ended
December 31, 2001 compared to $25.6 million in the same period of 2000. The decrease is due primarily to the classification of the outlet portfolio and other properties as held for sale and the ultimate sale of 33 properties in
2001. Depreciation is discontinued for assets classified as held for sale.

Interest Expense

Interest expense for the year ended December 31, 2001, net of interest income of $1.8 million, increased by $0.3 million, or 1.1%, to $28.1 million compared to $27.8 million, net of interest income of $4.1 million, for the same period in 2000. On a weighted-average basis for the year ended December 31, 2001, debt outstanding was $345.9 million, and the average interest rate was 8.3%. This compares to $378.1 million of outstanding debt and a 8.2% average interest rate in 2000. The Company capitalized $1.5 million of interest costs associated with its development projects in the year ended December 31, 2001 compared to $2.1 million for the same period in 2000. Additionally, the decrease in interest income is related to income on the Company's equity investment in real estate venture projects primarily Towne Centre in Mount Pleasant, South Carolina, which is wholly owned by the Company for 2001.

                                      31

                           KONOVER  PROPERTY  TRUST

RESULTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999
NET LOSS

The Company reported a net loss applicable to common stockholders of $36.1 million, or $1.17 per common share, for the year ended December 31, 2000. The same period in 1999 reported net loss applicable to common stockholders of $8.1 million, or $0.26 per common share. The elements having a material impact on the change are discussed below:

 . The Company's NOI, exclusive of straight-line rent, increased by $2.7 million, or 4.7%, to $59.7 million from $57.0 million for the same period in
   2000. Including the effect of straight-line rent adjustment ($1.6 million),
   NOI increased by $4.3 million. A breakdown of NOI, exclusive of straight-line rent, by segment is detailed below (in thousands):

                                    Year Ended December 31,
                                    ------------------------
                                     2000    1999    Change
                   -----------------------------------------
                   Community (1)(3)  36,146 $26,239 $ 9,907
                   Outlet (2)......  19,194  21,889  (2,695)
                   VF Anchored.....   3,574   5,476  (1,902)
                   Other (1)(2)(3).     481   3,216  (2,735)
                   Corporate.......     310     123     187
                                    ------- ------- -------
                                    $59,705 $56,943 $ 2,762
                                    ======= ======= =======

--------
(1) Mt. Pleasant was classified as a development project in 1999 and was moved to Community in 2000.

(2) Nashville, which was classified as an outlet center in 1999, was moved into
    Other (held for sale) in 2000.

(3) Waverly, a redevelopment project in 1999, was moved from Other category to
    Community in 2000.

The primary contribution to the increase in NOI has been the completion of
Towne Centre in Mt. Pleasant, South Carolina and the full-year operations of acquisitions made in 1999.

                                        Change in NOI from
                                           1999 to 2000
                                          (in thousands)
                      ------------------------------------
                      Towne Centre.....       $3,358
                      1999 Acquisitions        3,818
                                        ------------------
                                              $7,176
                                        ==================

For the year ended December 31, 2000, the following events contributed to the change in net income:

 . The Company incurred losses from unconsolidated entities in 2000 consisting of $5.5 million related to the technology venture and $4.9 million related to real estate operations compared to $0.9 million in 1999.

 . Net interest expense increased by $11.0 million or 65.5% to $27.8 million in
   2000 from $16.8 million in 1999. The increase is due primarily to a combination of the following factors: (a) increase in borrowings ($37.8 million); (b) the completion of Towne Centre in early 2000 at which time interest capitalization ceased; and (c) the increase in variable rates by
   192% to an average of 9.3% in 2000 from 7.8% in 1999.

                                      32

                           KONOVER  PROPERTY  TRUST

  .   As a result of 1999 acquisitions and completion of development projects in 2000, depreciation and amortization increased by $2.9 million.

  .   General and administrative expenses increased $0.4 million related primarily to $0.3 million in costs associated with the Company's corporate office move.

  .   The Company sold two properties, one in Georgia and one in New Hampshire, which generated a loss of $1.9 million.

  .   Abandoned transaction costs decreased to $1.3 million compared to $3.9 million in 1999.

Earnings Before Interest, Taxes, Depreciation and Amortization and Funds From
Operations

EBITDA, as defined, was $53.0 million for the year ended December 31, 2000, an increase of $3.9 million or 7.9%, from $49.1 million for the same period in
1999. The increase was due primarily to increased NOI of $4.3 million over
1999, including adjustment for straight-line rent (as described above), offset by an increase in general and administrative expenses of $0.4 million.

FFO, as defined, for the year ended December 31, 2000 decreased $5.3 million or
20.5% to $20.5 million. The Company's FFO for the same period in 1999 was $25.8 million. FFO increased primarily as a result of the $4.3 million increase in
NOI, inclusive of straight-line rent, offset by an increase in net interest expense of $11.0 million.

Tenant Income

Base rent, including straight-line rent, increased $6.3 million or 10.1% to
$68.9 million for the year ended December 31, 2000 from $62.6 million for the same period in 1999. Base rent before the adjustment for straight-line rent increased $4.7 million, or 7.3%, to $68.9 million for the year ended December
31, 2000 when compared to $64.2 million in 1999. The increase in base rent for the year ended December 31, 2000 is attributable primarily to the following community center acquisitions:

                                         Change in Base
                                            Rent (*)
                                        from 1999 to 2000
                                         (in thousands)
                                        -----------------
                      Towne Centre.....      $3,596
                      1999 Acquisitions      $4,025
                                        -----------------
                                             $7,621
                                             ======
--------
(*) Base rent excludes straight-line rent

The above increases were partially offset by a $1.5 million decrease in base rent related to the properties held for sale and $0.2 million related to the two properties sold during the year.

                                      33

                           KONOVER  PROPERTY  TRUST

During this same period, the Company's weighted-average square feet of gross leasable area in operation increased 5.5% due primarily to the full year of ownership of 1999 acquisitions and completion of the Towne Centre shopping center. Gross leasable area in operation at period-end decreased by 0.1 million square feet, primarily because of the sales of properties in Georgia and New
Hampshire totaling 0.2 million square feet in gross leasable area partially offset by the recertification of square footage at certain centers.

Recoveries from tenants increased 3.7% for the year ended December 31, 2000 to
$16.8 million compared to $16.2 million in the same period of 1999. These recoveries represent reimbursements from tenants of certain common area maintenance, real estate taxes and insurance costs. On a weighted-average square-foot basis, recoveries decreased 1.7% to $1.77 for the year ended
December 31, 2000 when compared to $1.80 for the same period in 1999. The average recovery of property operating expenses, exclusive of marketing and other non-recoverable operating costs, decreased to 72.3% in 2000 as compared to 74.7% in 1999.

Other Income

Other income decreased $0.6 million to $1.9 million in 2000 compared to $2.5 million in 1999 primarily as a result of decreased management fee income of
$0.3 million and decreased lease termination fee income of $0.1 million.

Property Operating Expenses

Property operating costs increased $2.1 million, or 7.7%, to $29.2 million for the year ended December 31, 2000 from $27.1 million in the same period of 1999.
The increase in operating costs was principally due to the increase in the weighted-average square feet in operation in 2000, which rose 5.5% to 9.4 million square feet in 2000 from 9.0 million square feet in 1999. On a weighted-average square-foot basis, operating expenses increased 2.3% to $3.08 per weighted average square foot for the year ended December 31, 2000 from
$3.01 per weighted average square foot for the same period in 1999.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2000 increased $0.4 million, or 6.3%, to $6.7 million in 2000 from $6.3 million in
1999. The increase in these expenses was due primarily to $0.3 million in costs related to the Company's corporate office move. General and administrative expenses as a percent of total revenue decreased to 7.5% in 2000 from 7.7% in
1999.

Depreciation and Amortization

Depreciation increased to $19.1 million for the year ended December 31, 2000 compared to $18.1 million in the same period of 1999. The increase is due primarily to the full year of operations of 1999 acquisitions and the completion of the Towne Centre community center in Mt. Pleasant, South
Carolina. Amortization of deferred leasing and other charges increased $1.0 million to $6.5 million.

                                      34

                           KONOVER  PROPERTY  TRUST

Interest Expense

Interest expense for the year ended December 31, 2000, net of interest income of $4.1 million, increased by $11.0 million, or 65.5%, to $27.8 million compared to $16.8 million, net of interest income of $4.7 million, for the year ended December 31, 1999. This increase in net interest expense resulted primarily from: (a) increased borrowings totaling $37.8 million; (b) the completion of the Towne Centre development project in early 2000 at which time interest capitalization ceased; and (c) a 19.2% increase in the Company's variable borrowing rate. On a weighted-average basis, for the year ended
December 31, 2000, debt outstanding was $378.1 million, and the average interest rate was 8.2%. This compares to $327.1 million of average outstanding debt and a 7.9% average interest rate in 1999. The Company capitalized $1.9 million and $1.5 million of interest costs associated with its development projects for the years ended December 31, 2000 and 1999, respectively.

Properties Held for Sale

During 2000, the Company sold the remaining property held for sale at December
31, 1999 for its approximate book value. In addition, the Company added two outlet center properties into the held-for-sale category. These properties are located in Nashville, Tennessee and Las Vegas, Nevada. An adjustment to the fair value of these properties was recorded in fourth quarter 2000 for $19.3 million. The net book value of these properties at December 31, 2000 was $18.9 million.

The following summary financial information pertains to the properties held for sale for the year ended December 31:

                                               2000    1999
                                             -------  ------
                    Revenues................ $ 1,897  $4,751
                    Net loss after operating
                     and interest expenses.. $(1,326) $  142

                                      35

                           KONOVER  PROPERTY  TRUST

IMPACT OF KNOWN TRENDS AND UNCERTAINTIES ON RESULTS OF OPERATIONS

Owned Properties

Tenant Uncertainties

The Company has two Kmart stores in its portfolio totaling 187,000 square feet with base rents ranging from $4.98 to $5.61 per square foot. Kmart filed for bankruptcy in 2002. The Company has received a request from Kmart on one of the stores for a 20% rent reduction. The Company is currently negotiating this issue with Kmart. The Company does not expect this store to be to be closed, but the Company may see an annual rent reduction of approximately $100,000 as a result of Kmart's restructuring.

Regarding other tenant concentration mix, the Company has five Winn-Dixie stores totaling 244,000 square feet. Although one of these stores is currently unoccupied, Winn-Dixie continues to pay rent.

The Company's occupancy percentage dropped 3.0%, excluding development properties, primarily due to the vacancy of 139,000 square feet for two PharMor stores as a result of their bankruptcy in late 2001 and the vacating of a
43,000-square-foot tenant at Dukes Plaza. The two PharMor stores had base rents ranging from $5.67 to $7.13 per square foot.

Impact of 2001 Property Disposals

The Company sold 33 properties in 2001. Of the 33 remaining owned community centers, 32 were operational the full year of 2001 and one, Millpond Village, was a development property commencing operations in June 2001. The 32 properties operating a full year had net operating income of $28.6 million for
2001 compared to $29.9 million for 2000. The primary cause of the decline related to a 3.0% drop in occupancy percentage previously discussed.

General and Administrative Expenses and Employee Retention

The Company down-sized its staffing levels during 2001 due to the 33 properties sold during 2001 and due to other internal cost savings efforts. The Company currently incurs approximately $0.5 million per month in general and administrative expenses. This amount does not include additional costs that may be incurred as part of the Company's evaluation of strategic alternatives and related professional advisor fees. General and administrative expenses will be directly impacted, up or down, based on the final strategic direction of the
Company.

   While the Company continues evaluating strategic alternatives, the employees are faced with a period of uncertainty. The Company has implemented certain compensation plans to mitigate the risk of high employee turnover. The plans include enhanced severance plans and varying levels of bonuses available to employees on certain dates. The Company continues to evaluate the stability of its workforce. General and administrative expenses may be significantly impacted if additional employee incentives are required.

                                      36

                           KONOVER  PROPERTY  TRUST

Possibility of Future Write-downs

The Company continues to investigate possible transactions including asset sales, merger or sale of the entity as a whole. The Company follows the provisions of SFAS No. 121 in determining the impairment, if any, of its current long-lived assets. The application of these provisions differ between the sale of individual assets and the sale, merger or business combination of the Company. Additional write-downs of assets may be required in a sale of individual assets.

Unconsolidated Entities

Tenant Uncertainties

The Company's Park Place venture has a Carmike Theater with approximately
60,000 square feet of leasable area and a current base rent of $6.17 per square foot. Carmike declared bankruptcy in August 2000. The Company agreed to a rent reduction effective March 1, 2001. Carmike continues to operate at this location. The venture continues to evaluate other retenanting opportunities at this location and maintains certain rights to replace this tenant under certain conditions.

Liquidity and Capital Resources

Cash Flows

The Company's cash and cash equivalents balance at December 31, 2001 was $17.6 million. Restricted cash, as reported in the financial statements, as of such date, was $5.0 million. The restricted cash is an amount the Company was required to escrow in connection with various loans. The escrows are required to provide additional loan collateral and to fund real estate taxes, property insurance, capital improvements and tenant replacement costs.

Net cash provided by operating activities was $0.6 million for the year ended
December 31, 2001. Net cash provided by investing activities was $184.2 million in that same period. The primary source and use of these funds included:

.. $10.9 million invested in income-producing properties, primarily in community centers in North and South Carolina; and

.. $0.1 million invested in or advanced to unconsolidated entities offset by;

.. $0.2 million collected on the repayment of notes receivable;

.. $190.3 million of net proceeds from sale of real estate; and

.. $4.7 million reduction in restricted cash-investing escrows.

                                      37

                           KONOVER  PROPERTY  TRUST

Net cash used in financing activities was $177.8 for the year ended December
31, 2001. The primary transactions included:

.. $9.0 million for dividends paid;

.. $235.5 million for debt repayments;

.. $2.5 million in deferred financing charges offset by

.. $69.6 million of net proceeds from debt on income-producing properties.

Financing Activities

The Company's policy is to finance its activities with the source of capital believed by management to be most appropriate and provide the proper balance of equity and fixed and floating rate debt. Sources may include undistributed cash flow, borrowings from institutional lenders, equity issuances, and the issuance of debt securities on a secured or unsecured basis.

In connection with the sale of the outlet portfolio on September 25, 2001, the balances of the REMIC facility and the $75 million permanent credit facility were paid or assumed. In addition, simultaneous with the sale, the Company refinanced its $60 million term loan with a $58 million term loan. The $58 million term loan has an interest rate of LIBOR, with a floor of 4.0%, plus
3.20% and expires in November 2003. The term loan can be extended for an additional year providing there are no events of default and the Company extends an interest rate protection agreement for the period of extension.

On January 11, 2000, the Company closed on a $5 million line of credit with a financial institution. In March, 2000, the available borrowings were increased by $5 million to $10 million. The line of credit has an interest rate of LIBOR plus 2.0%. The line of credit balance as of December 31, 2001 was $10 million and matures in May 2002. The line of credit is secured by a community shopping center in Georgia. The Company is in the process of negotiating an extension to the term of the line of credit, adding an additional property as collateral and reducing the principal to $9 million.

The Company may enter into additional mortgage indebtedness related to certain joint venture development projects. The Company's policy is to extend loans to unconsolidated entities only upon terms similar to those that would be made by third parties.

Any additional debt financing, including additional lines of credit, may be secured by mortgages on the properties. Such mortgages may be recourse or non-recourse or cross-collateralized or may contain cross-default provisions.
The Company does not have a policy limiting the number of mortgages that may be placed on or the amount of indebtedness that may be secured by, a particular property; however, current mortgage financing instruments limit additional indebtedness on such properties.

                                      38

                           KONOVER  PROPERTY  TRUST

Current Cash Needs

Capital Expenditures

The Company anticipates capital expenditures needed to maintain its owned and venture properties will be approximately $2.3 million during 2002. In addition, the Company plans to remodel the Lake Washington shopping center. The Company estimates the remodeling will cost approximately $0.5 million in 2002. The
Company's current plan also includes an investment of $0.5 million to $1.0 million in its Mobile Festival center during late 2002 and early 2003. The
Company anticipates that cash generated from operations will provide these funds.

Tenant Allowance and Upfit

The Company's plan for normal recurring lease up of space includes an estimated
$5 to $10 per square foot leased for tenant allowance and/or upfit costs.
Annual expenditures are dependent on leasing activity. The cost per square foot could be significantly higher depending on the tenant mix and overall market conditions. If the Company proceeds with its plans at Mobile Festival, tenant allowance and upfit costs may be significantly higher than normal. The Company anticipates that cash generated from operations will provide sufficient funds for these expenditures.

Development Properties

The Millpond Village construction loan becomes due in December 2002. The ability for the Company to refinance the entire construction loan balance depends on the status of the lease up phase of the property. The Company believes leasing activity for 2002 and the cash on hand will enable the Company to refinance this debt or obtain an extension of the debt along with a manageable level of principal reduction.

The Falls Pointe venture construction loan becomes due in December 2002. The
Falls Pointe shopping center is 94% leased and the venture is currently in the process of obtaining permanent financing. The Company anticipates the refinancing will be completed in the second quarter of 2002 and will generate cash proceeds in excess of the construction loan. The venture plans to make distributions of this excess cash in 2002.

Park Place Venture

The debt on the Park Place venture becomes due in August 2002. The venture recently met with the current lender and requested a one-year extension on the loan. The venture believes that with continued operations and rent payments from Carmike, a tenant in bankruptcy, the successful completion of out parcel sales pledged to be used to reduce debt principal and normal principal payments through August 2002, it will be able to refinance the loan. The venture may be required to have a capital call from the venture partners or request a loan from the Company to complete the refinancing process. Any cash needed from the
Company would be funded from the Company's available cash on hand. The Company believes it has adequate cash available to fund the potential needs of this venture, if needed.

                                      39

                           KONOVER  PROPERTY  TRUST

WHE Associates, Inc. Litigation

The Company expects to pay damages in the WHE Associates, Inc. litigation of approximately $1.5 million, plus interest from November 2000, in 2002. The damages will be paid from current cash on hand.

Merchant's Festival Line of Credit

The Company currently has $10 million outstanding on its line of credit secured by Merchant's Festival. The line of credit expires in May 2002. The Company is in the process of obtaining an extension of the line of credit through December
2002. The Company anticipates an approximate $1.0 million required principal reduction to enable the debt to be extended. The Company will use current available cash to pay the principal reduction.

Towne Centre

The Company believes it will sell Towne Centre during 2002. It is expected that the sale of the property would generate significant net proceeds in 2002.

Variable Rate Debt

The Company has $85.5 million of variable rate debt on its owned properties. If interest rates rose 100 basis points, it would increase annual interest costs by approximately $0.9 million. The Company anticipates cash generated from operations and its current available cash would be sufficient to cover its debt service costs on variable rate debt.

Long-Term Cash Needs

Term Loan Due 2003

The Company's $58 million term loan expires in November 2003. The Company can extend the loan for one additional year as long as the Company does not have any loan defaults and agrees to extend its interest rate protection agreement on the loan. The Company believes it will be successful in refinancing this term loan given the expected property operations and its anticipated remaining cash reserves at the time of refinancing.

Las Vegas

The Company continues to market its Las Vegas property. The property consists of 25.7 acres of land and a 229,959-square-foot center previously operated as an outlet shopping center. The property is unencumbered and all sales proceeds would be available to the Company. The current economic conditions make it difficult to estimate the timing of the sale of this property.

                                      40

                           KONOVER  PROPERTY  TRUST

Lazard Transaction

On August 5, 1998, stockholders approved the Lazard transaction involving
Prometheus Southeast Retail LLC's $200 million purchase of the Company's Common
Stock at $9.50 per share. All funds were used in 1999 and 1998 to fund acquisitions, debt retirement, investments in ventures, common stock repurchases and development.

   As part of the Lazard transaction, the Company signed a Contingent Value
Rights Agreement with PSR. Under this agreement, if PSR has not essentially doubled its investment (through stock appreciation and dividends) by January 1,
2004, the Company will be required to pay PSR, in cash or stock at its discretion, an amount necessary to achieve such a return, subject to a maximum payment of 4,500,000 shares or the cash value thereof.

Dividends

During 2001, the Company declared an annual dividend of $0.125 per common share, preferred share, and minority interest OP units outstanding which totaled $4.3 million, and represented a return of capital.

The Company's policy is to make a determination regarding its dividend distributions quarterly following review of the Company's financial results, capital availability, capital expenditures and improvement needs, strategic objectives and REIT requirements. The Company's policy is to declare dividends in amounts at least equal to 90% of the Company's taxable income, which is the minimum dividend required to maintain REIT status. The Company has not paid any dividends since April 2001. The Company is undergoing an evaluation of its capital needs, including the renovation of certain community shopping centers and reduction of debt. Consistent with the Company's policy, the Company will evaluate and determine any dividend payment each quarter based on its operating results and capital needs. Although the decision is made on a quarterly basis, the company has no present intention to pay cash dividends until a long-term strategic direction is established.

Economic Conditions

Inflation has remained relatively low during the past three years with certain segments of the economy experiencing disinflation, such as apparel sales.
Disinflation in this market segment has slowed the growth of tenant sales, which adversely affects the Company's revenue due to lower percentage and overage rents on some properties. Any weakness in the overall retail environment as it relates to tenant sales volumes may have an impact on the
Company's ability to renew leases at current rental rates or to re-lease space to other tenants. A decline in sales can effect renewal of tenant leases as well as the viability of the tenant which could result in reduced revenue.
Percentage and overage rent are directly impacted by sales volumes and represented 2% and 4% of the Company's total revenue for the years ended
December 31, 2001 and 2000, respectively. The primary cause of this decrease is due to the sale of the outlet portfolio, which included a greater percentage of tenants paying on a percentage of sales basis. Continuation of this trend may affect the Company's operating centers' occupancy rate, rental rates, and concessions, if any, granted on new leases or re-leases of space. This in turn may cause fluctuations in the cash flow from the operation and performance of the operating centers.

                                      41

                           KONOVER  PROPERTY  TRUST

Important Considerations Regarding Forward-looking Statements

Some of the information in this Annual Report on Form 10-K are forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects under the headings "Business" and "Management's
Discussion and Analysis of Financial Condition and Results of Operations." You
can identify forward-looking statements by our use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate,"
"continue," or other similar words. Although we believe that our plans, projections and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that our plans, projections or expectations will be achieved. When considering such forward-looking statements, you should keep in mind the following important factors that could cause our actual results to differ materially from those contained in any forward-looking statement:

 . our markets could suffer unexpected increases in development of competitive retail properties;

 . the financial condition of our tenants could deteriorate;

 . the costs of our development projects could exceed our original estimates;

 . we may not be able to complete development or joint venture projects as quickly or on as favorable terms as anticipated;

 . we may not be able to lease or re-lease space quickly or on as favorable terms as old leases;

 . we may have incorrectly assessed the environmental condition of our properties;

 . we may not be able to refinance debt on as favorable terms as anticipated;

 . an increase in interest rates would increase our debt service costs;

 . we could lose key executive officers;

 . our markets may suffer decline in economic growth or increase in unemployment rates;

 . the perception of community shopping centers by investors might deteriorate;

 . general and administrative costs, as a percentage of revenue, may increase as the size of portfolio decreases.

Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances or to reflect the occurrence of unanticipated events.

                                      42

                           KONOVER  PROPERTY  TRUST

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The effects of potential changes in interest rates are discussed below. Our market risk discussion includes "forward-looking statements" and represents an estimate of possible changes in future earnings that would occur assuming hypothetical future movements in interest rates. These disclosures are not precise indicators of expected future results, but only indicators of reasonably possible results. As a result, actual future results may differ materially from those presented. See "Management's Discussion and Analysis of
Financial Condition and Results of Operations -Liquidity and Capital Resources"
and the notes to the consolidated financial statements for a description of our accounting policies and other information related to these financial instruments.

To meet in part long-term liquidity requirements, the Company borrows funds at a combination of fixed and variable rates. In addition, the Company has assumed fixed rate debt in connection with acquiring properties. The Company's interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. Currently, the Company is party to any interest rate agreement that limits the interest rate to a maximum of 9.66% on $58.0 million of variable-rate debt. As of
December 31, 2001, the Company had approximately $85.5 million of variable-rate debt outstanding on its owned properties. If the weighted-average interest rate on this variable rate debt is 100 basis points higher or lower in 2001, interest expense would be increased or decreased approximately $0.9 million for the year ended December 31, 2001.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The response to this Item is submitted in a separate section of this report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
       FINANCIAL DISCLOSURE

None.

                                      43

                           KONOVER  PROPERTY  TRUST

                                   PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The nine directors named below were elected for one-year terms expiring at the
2002 annual meeting of stockholders or until their successors are duly elected and qualified.

                                                                                                    Director
Name                  Age Principal Occupation                                                       Since
--------------------- --- ------------------------------------------------------------------------- --------
------------------------------------------------------------------------------------------------------------
William D. Eberle     79  Chairman of Manchester Associates, Ltd.                                     1997
Carol R. Goldberg     72  President of The AVCAR Group, LTD                                           2001
Simon Konover         79  Founder of Konover & Associates, Inc. and Konover Investments Corporation   1998
J. Michael Maloney    55  Interim President and Chief Executive Officer of the Company                1999
L. Glenn Orr, Jr.     61  Senior Managing Director of The Orr Group, Investment Bankers               2001
Robert A. Ross        45  Vice President of Finance of Lazard Freres Real Estate Investors L.L.C      2001
Philip A. Schonberger 48  Managing Member of Albemarle Equities, L.L.C.                               2001
Mark S. Ticotin       53  Managing Principal of Lazard Freres Real Estate Investors L.L.C.            1999
Andrew E. Zobler      40  Principal of Lazard Freres Real Estate Investors L.L.C.                     2000

William D. Eberle was a founder of Boise Cascade and is Chairman of Manchester
Associates, Ltd., a venture capital and international consulting firm, and of counsel to the law firm of Kaye Scholer. Mr. Eberle also serves as a director of America Service Group, Inc., a health care services company, Showscan
Entertainment, Inc., a movie technology company, Ampco-Pittsburgh Corporation, a steel fabrication equipment company and Mitchell Energy & Development Corp., a gas and oil manufacturing company. Mr. Eberle is a member of the compensation committees of each of these companies.

Carol R. Goldberg is President of The AVCAR Group, LTD., a Boston management consulting firm in operation since 1989. Previously, Ms. Goldberg was President and Chief Operating Officer of The Stop & Shop Companies, Inc., and Chief
Executive Officer of the Bradlees Division. Ms. Goldberg serves as a director of The Gillette Company, America Service Group, Inc. and Inverness Medical
Innovations, Inc. She was also a trustee/director of Putnam Fund Groups and a director of Lotus Development Corporation and Cowles Media Company. Ms.
Goldberg is a graduate of Jackson College, Tufts University and has completed the Advanced Management Program of the Harvard Business School.

Simon Konover is the founder of Konover & Associates, Inc. and Konover
Investments Corporation. The two entities represent a $500 million-plus real estate enterprise headquartered in West Hartford, Connecticut. The organization includes shopping centers, office buildings, hotels, residential communities and specialty properties. In the mid-1960's, Mr. Konover began developing retail centers in South Florida and in late 1989 founded Konover & Associates
South and Konover Management South Corporation, located in Boca Raton, Florida.
The Company purchased certain assets of Konover Management South Corporation in
1998 and 1999 and, in connection with the acquisition, appointed Mr. Konover as
Chairman of the Board.

J. Michael Maloney was named the Company's Interim President and Chief
Executive Officer in March of 2001. Mr. Maloney is the founder of Highland
Capital Group, Inc. ("HCG"), an investment and consulting services company, and currently serves as its President. Before forming HCG, he was Senior Vice
President of Corporate Property Investors ("CPI") from 1981 to 1998. Prior to joining CPI he served as Vice President and Senior Credit Officer of Citibank's
domestic real estate lending department from 1971 to 1981.

                                      44

                           KONOVER  PROPERTY  TRUST

   L. Glenn Orr, Jr. is the Senior Managing Director of The Orr Group,
Investment Bankers. His thirty years in the banking industry include his positions as Chairman, President and Chief Executive Officer of Southern
National Corporation and Chairman of Southern National Bank of South Carolina.
In addition to his tenure at Southern National, Mr. Orr has served as a director of the Charlotte Federal Reserve Bank; President and Chief Executive
Officer of Forsyth Bank & Trust Co. in Winston-Salem, North Carolina and
President of Community Bank in Greenville, South Carolina. Mr. Orr currently serves as a director of two other public companies, Highwoods Properties, Inc.
in Raleigh, North Carolina and Polymer Group in Charleston, South Carolina. He
received his bachelors degree from Wofford College in South Carolina and his
Masters of Business Administration from the University of South Carolina. He currently resides in Winston-Salem, North Carolina.

Robert A. Ross is Vice President of Finance at Lazard Freres Real Estate
Investors L.L.C. ("LFREI") where his responsibilities include financial and investor reporting, financial analysis and valuation of all investments, cash flow forecasting and other financial analysis. Prior to joining LFREI, he was
Senior Vice President, Finance for Brookfield Financial Properties. Previously,
he worked at Olympia & York Companies (USA) where he managed the Budget
Department with responsibility for property and corporate-level budgeting. Mr.
Ross earned a Bachelor of Science degree from Villanova University and a
Masters of Business Administration degree from Fairleigh Dickinson University.

Philip A. Schonberger has been actively engaged in the real estate business for twenty years. He currently is Managing Member of Albemarle Equities, LLC, a
Hartford, Connecticut real estate firm focused on the acquisition of properties that will benefit from intensive and entrepreneurial asset and financial management. For three years beginning in 1990, he was the majority shareholder and served as Chairman of Landau & Heyman, Inc., a Chicago-based shopping center management firm founded in 1933. Prior to his current involvements, Mr.
Schonberger operated a partnership with a major Washington, DC-based real estate owner active in retail real estate. He is a member of the International
Council of Shopping Centers, having served as a State Director for the District of Columbia and Maryland. Mr. Schonberger is a graduate of Georgetown
University and Columbia University Graduate School of Business.

Mark S. Ticotin is a Managing Principal of LFREI and is the Chief Executive
Officer and a director of Atria, Inc. and Kapson Senior Quarters Corp. Before
joining Lazard, he was Senior Executive Vice President of Simon Property Group,
Inc., a publicly traded real estate investment trust ("SPG"), after SPG merged with CPI in September 1998. Mr. Ticotin had been President and Chief Operating
Officer of CPI when it merged with SPG. The portfolios of CPI and SPG consisted primarily of regional shopping centers. From 1988 to 1997, Mr. Ticotin was
Senior Vice President of CPI and responsible for its leasing, legal and marketing departments. Prior to joining CPI in 1983, he was an attorney with the law firm of Cravath, Swaine & Moore. Mr. Ticotin also serves as a director of Center Trust, Inc., and is a member of the Membership Committee of Intown
Holding Company, L.L.C.

Andrew E. Zobler is a Principal of LFREI. He joined LFREI from Starwood Hotels
& Resorts Worldwide, Inc., a global hotel management and ownership company, where he served as Senior Vice President of Acquisitions and Development. At
Starwood, Mr. Zobler was responsible for capital raising, maintaining capital relationships and executing hotel acquisitions and dispositions in North
America for all Starwood brands. Previously, Mr. Zobler was a law partner in the real estate group of the New York office of Greenberg, Traurig, Hoffman,
Lipoff, Rose &

                                      45

                           KONOVER  PROPERTY  TRUST

Quentel. Prior to joining Greenberg, Traurig, Mr. Zobler practiced law with
Paul, Weiss, Rifkind, Wharton & Garrison and Cravath, Swaine & Moore.
Currently, Mr. Zobler is also a director of The Fortress Group, Inc.

Messrs. Ross, Ticotin and Zobler were elected to the Board of Directors pursuant to the Company's Stockholder's Agreement with Prometheus Southeast
Retail, LLC, which was entered into in connection with the issuance of a majority interest in the Company to Prometheus in 1998. See "Certain
Relationships and Related Transactions -Prometheus Relationship" below.

The following table sets forth certain information with respect to the current executive officers of the Company.

  Name               Age                       Position
  ------------------ --- ----------------------------------------------------
  J. Michael Maloney 56  Interim President and Chief Executive Officer
  Daniel J. Kelly    50  Executive Vice President, Chief Financial Officer
  Robin W. Malphrus  41  Senior Vice President, General Counsel and Secretary

J. Michael Maloney was appointed interim President and Chief Executive Officer on March 6, 2001. Mr. Maloney is currently President of Highland Capital Group,
Inc., which he founded in 1998. Highland is involved principally in investing and consulting services. Mr. Maloney, a real estate veteran and a Director of
Konover, has over 30 years of industry and financial experience. Prior to the formation of Highland Capital Group, Mr. Maloney was a Senior Vice President
with Corporate Property Investors (CPI) for 17 years. CPI owned and managed some of the most successful regional malls in the country, including Roosevelt
Field, Long Island, NY; Lenox Square Mall, Atlanta, GA; and Town Center, Boca
Raton, FL. CPI merged with Simon DeBartolo in September 1998, forming Simon
Property Group, the largest retail REIT in the United States. At CPI, Mr.
Maloney was responsible for property finance, development, acquisitions and dispositions, and had significant responsibility for leasing, property management and marketing. His experience also includes an extensive financial background as a Vice President and Senior Credit Officer with Citibank where his primary responsibility was the management of all national real estate loans including all retail property as well as homebuilders and retail land development.

Daniel J. Kelly joined the Company as Senior Vice President, Chief Accounting
Officer in November 1999 and was promoted to Executive Vice President and Chief
Financial Officer in June 2000. Prior to joining the Company, he was with
Arthur Andersen LLP for 16 of the last 20 years. From 1993 to 1999, Mr. Kelly served as an audit partner in Arthur Andersen LLP's Raleigh, North Carolina office where he worked primarily with real estate, emerging growth, high-tech and middle-market companies, providing accounting and financial consulting services. Mr. Kelly served as Chief Financial Officer for a real estate development company from 1982 to 1986.

Robin W. Malphrus was promoted from Vice President, Secretary and General
Counsel to Senior Vice President, Secretary and General Counsel in January
1999. Prior to being named Vice President, Secretary and General Counsel in
August 1998, Ms. Malphrus was Vice President and Secretary, a position she held since June 1996. Ms. Malphrus joined the Company in August 1994 as Corporate
Counsel, and prior to joining the Company, Ms. Malphrus was Corporate Counsel for North Hills, Inc. for five years.

                                      46

                           KONOVER  PROPERTY  TRUST

SECTION 16(A). BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each director and officer of the Company and each beneficial owner of 10% or more of the Company's Common Stock is required to file with the Securities and
Exchange Commission and the New York Stock Exchange, by a specified date, reports of Common Stock ownership and changes in Common Stock ownership. To the
Company's knowledge, based solely on copies of such filings furnished to the
Company and written representations that no reports on Form 5 were required, during the fiscal year ended December 31, 2001, all such filings were timely made, except Mr. Maloney and Ms. Rice filed late a report disclosing one transaction each.

                                      47

                           KONOVER  PROPERTY  TRUST

ITEM 11. EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

   The following table sets forth the compensation of the (i) the individuals serving as Chief Executive Officer during 2001 and (ii) the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at December 31, 2001 (collectively, the "Named
Executive Officers").

                                                                   Long-Term Compensation
                                         Annual Compensation               Awards
                                    ----------------------------- ---------------------------
                                                                   Restricted     Securities
                                                                     Stock        Underlying    All Other
Name and Principal Position         Year Salary ($)  Bonus ($)(7) Awards ($)(12) Options (#)  Compensation (21)
---------------------------------   ---- ----------- ------------ -------------- ------------ -----------------
J. Michael Maloney                  2001 246,591 (4)  75,000  (8)      --         22,728 (18)     3,170
   President and Chief Executive    2000      --          --           --         13,889 (18)        --
   Officer                          1999      --          --           --             --             --

Daniel J. Kelly                     2001 200,000          --           --             --          5,754
   Executive Vice President and     2000 166,667          --      250,000  (13)       --          5,098
   Chief Financial Officer          1999  19,327 (5)      --       30,012  (13)       --            249

Linda M. Swearingen (1)             2001 141,000      27,500           --             --          4,763
   Former Senior Vice President,    2000 133,156          --       77,029  (14)       -- (19)     4,849
   Finance and Asset                1999 134,333          --       78,469  (14)   75,000          5,521
   Management

Robin W. Malphrus                   2001 130,000          --           --             --          3,849
   Senior Vice President, General   2000 129,167          --       71,263  (15)       --          5,104
   Counsel and Secretary            1999 123,333          --       58,894  (15)   75,000 (19)     5,738

C. Cammack Morton (2)               2001  60,000          --           --             --      3,081,352   (22)
   Former President and Chief       2000 330,000          --      339,711  (16)       --         16,720
   Executive Officer                1999 330,000          --      758,858  (16)  350,000 (20)    20,042

Suzanne L. Rice (3)                 2001 136,707     188,181  (9)      --             --        230,476   (23)
   Former Senior Vice President     2000 134,333     187,758 (10)      --             --         37,700   (23)
                                    1999  97,500 (6) 166,667 (11) 218,081  (17)       --         15,482   (23)
--------
(1) Ms. Swearingen's last day of employment with the Company was March 15, 2002.

(2) Mr. Morton's last day of employment with the Company was March 6, 2001.

(3) Ms. Rice's last day of employment with the Company was February 28, 2002.

(4) Mr. Maloney joined the Company in March 2001 as the President and Chief
    Executive Officer upon the resignation of Mr. Morton.

(5) Mr. Kelly joined the Company in November 1999.

(6) Ms. Rice joined the Company in April 1999.

(7) Except as noted below, bonuses for all of the officers of the Company for
    2000 and 1999 were paid in the form of shares of restricted Common Stock
    ("Restricted Stock") and are reported under the Restricted Stock Award column of this table. The shares of Restricted Stock paid as bonuses vest all at once ("cliff vesting") after three years from issuance, except as otherwise noted below. The number of shares awarded is based on the market price of a share of Common Stock on the last day of the applicable calendar year. In consideration of the three- year vesting period, Restricted Stock bonus amounts are set at 150% of an equivalent cash bonus.

                                      48

                           KONOVER  PROPERTY  TRUST

(8) Mr. Maloney's cash bonus of $75,000 was paid in March 2002 but, for the purposes of this table, is recorded as bonus earned during 2001.
(9) For purposes of this table, Ms. Rice's guaranteed annual cash bonus of
    $166,667 for the year ended February 28, 2002 is recorded as bonus earned during 2001. See "Employment Agreements."

(10) For purposes of this table, Ms. Rice's guaranteed annual cash bonus of
     $166,667 for the year ended February 28, 2001 is recorded as bonus earned during 2000. See "Employment Agreements."

(11) For purposes of this table, Ms. Rice's guaranteed annual cash bonus of
     $166,667 for the year ended February 29, 2000 is recorded as bonus earned during 1999. See "Employment Agreements."

(12) Unless otherwise indicated, all Restricted Stock reported here has been exchanged for options to purchase shares of Restricted Stock at a purchase price equal to 10% of the market value of a share on the date of grant
     ("Repurchase Rights"). The vesting schedule for all Repurchase Rights mirrors that of the exchanged Restricted Stock. A dividend equivalent right is associated with all Repurchase Rights.

(13) Mr. Kelly received his long-term incentive compensation in the form of
     Restricted Stock as follows:

   (a) 5,676 shares, with a value of $30,012 ($5.875 per share) net of a 10%
       exercise price, subject to a three-year graded vest, were awarded
       November 15, 1999;

   (b) 9,877 shares, with a value of $50,000 ($5.625 per share) net of a 10%
       exercise price and immediate vesting, were awarded June 1, 2000; and

   (c) 55,556 shares, with a value of $200,000 ($4.00 per share) net of a 10%
       exercise price, subject to a three-year graded vest, were awarded
       December 1, 2000.

As of December 31, 2001, Mr. Kelly held 71,109 shares of both vested and unvested Restricted Stock (or Repurchase Rights) worth $75,546 ($1.50 per share, net of a 10% exercise price for the Repurchase Rights). Dividends or dividend equivalents are payable on such Restricted Stock and shares underlying such Repurchase Rights.

(14) Ms. Swearingen received her annual bonus and her long-term incentive compensation in the form of Restricted Stock as follows:

   (a) 15,500 shares, with a value of $78,469 ($5.625 per share) net of a 10%
       exercise price, subject to a three-year cliff vest, were awarded March
       1, 1999 as Ms. Swearingen's 1998 bonus; and

   (b) 16,700 shares, with a value of $77,029 ($5.125 per share) net of a 10%
       exercise price, subject to a three-year cliff vest, were awarded March
       1, 2000 as Ms. Swearingen's 1999 bonus.

As of December 31, 2001, Ms. Swearingen held 47,649 shares of both vested and unvested Restricted Stock (or Repurchase Rights) worth $42,409 ($1.50 per share, net of a 10% exercise price for the Repurchase Rights). Dividends or dividend equivalents are payable on all of such Restricted Stock and the shares underlying such Repurchase Rights.

                                      49

                           KONOVER  PROPERTY  TRUST

(15) Ms. Malphrus received her annual bonus and her long-term incentive compensation in the form of Restricted Stock as follows:

 (a) 1,000 shares, with a value of $6,750 ($7.50 per share) net of a 10%
     exercise price, subject to a three-year graded vest, were awarded January
     1, 1999 to Ms. Malphrus as long-term incentive compensation ; and

 (b) 10,300 shares, with a value of $52,144 ($5.625 per share) net of a 10%
     exercise price, subject to a three-year cliff vest, were awarded March 1,
     1999 as Ms. Malphrus' 1998 bonus; and

 (c) 15,450 shares, with a value of $71,263 ($5.125 per share) net of a 10%
     exercise price, subject to a three-year cliff vest, were awarded March 1,
     2000 as Ms. Malphrus' 1999 bonus.

As of December 31, 2001, Ms. Malphrus held 39,214 shares of both vested and unvested Restricted Stock (or Repurchase Rights) worth $35,072 ($1.50 per share, net of a 10% exercise price for the Repurchase Rights). Dividends or dividend equivalents are payable on all of such Restricted Stock and the shares underlying such Repurchase Rights.

(16) Mr. Morton received a portion of his base annual salary, his periodic increases in base annual salary, his annual bonus and his long-term incentive compensation in the form of Restricted Stock as follows:

 (a) 21,800 shares, with a value of $112,815 ($5.75 per share) net of a 10%
     exercise price, subject to a three-year cliff vest, were awarded March 1,
     1999 as an increase in Mr. Morton's 1999 base annual salary;

 (b) 38,650 shares, with a value of $200,014 ($5.75 per share) net of a 10%
     exercise price, subject to a one-year cliff vest, were awarded March 1,
     1999 as part of Mr. Morton's 1999 base annual salary;

 (c) 96,700 shares, with a value of $446,029 ($5.125 per share) net of a 10%
     exercise price, subject to a three-year cliff vest, were awarded March 1,
     2000 as Mr. Morton's 1999 bonus;

 (d) 30,250 shares with a value of $139,528 ($5.125 per share) net at a 10%
     exercise price, subject to a three-year cliff vest, were awarded March 1,
     2000 as an increase in Mr. Morton's base annual salary; and

 (e) 43,400 shares with a value of $200,183 ($5.125 per share) net at a 10%
     exercise price, subject to a one-year cliff vest, were awarded March 1,
     2000 as part of Mr. Morton's 2000 base annual salary.

Pursuant to Mr. Morton's separation agreement dated March 6, 2001, the
Repurchase Rights referred to above in notes a, c, d, & e were cancelled. Mr.
Morton also agreed that 225,851 vested Repurchase Rights (including those noted
in (b) above) would remain outstanding (and entitled to dividend equivalents)
until April 2002. See "Separation Agreement" below for further details.

                                      50

                           KONOVER  PROPERTY  TRUST

(17) Amounts shown consist of: (i) bonus amounts earned during 1999 and paid during 2000 in the form of Restricted Stock and (ii) leasing, management and development commissions paid in the form of Restricted Stock during
     1999 pursuant to Ms. Rice's employment contract. Such Restricted Stock was issued as follows:

 (a) 27,368 shares with a value of $162,500 ($5.9375 per share) were awarded
     April 1, 1999 as a partial payment towards leasing, management and development commissions expected to be earned through March 31, 2001 and ;

 (b) 12,050 shares, with a value of $55,581 ($5.125 per share) net of a 10%
     exercise price, subject to a three-year cliff vest, were awarded March 1,
     2000 as part of Ms. Rice's 1999 bonus.

As of December 31, 2001, Ms. Rice held 39,418 shares of both vested and unvested Restricted Stock (or Repurchase Rights) worth $52,951 ($1.50 per share). Dividends or dividend equivalents are payable on all of the shares underlying such Repurchase Rights.

(18) Mr. Maloney received stock options in lieu of cash for his Board of
     Directors compensation for each respective year.

(19) These options vest five years from date of grant or, if earlier, on the following schedule: 33% vest upon the Common Stock price reaching $12, an additional 33% vest upon the Common Stock price reaching $14 and the remaining 34% vest upon the Common Stock price reaching $19, in each case, less dividends paid. The Named Executive Officer is entitled to receive certain dividend equivalent amounts on the shares underlying the options as follows: as of November 11, 1999, an amount equal to the dividends that would have been paid since that date on 20% of the shares underlying such options; each anniversary thereafter (through November 11, 2003), an additional 20% of such shares enjoy dividend equivalent rights as though such shares were outstanding as of November 11th of that year. For each recipient, the unvested portion of these options cancel upon termination or resignation from the Company.

(20) Pursuant to his separation agreement with the Company, Mr. Morton forfeited his rights with respect to the 350,000 options issued previously for this year. See "--Separation Agreement" below.

(21) Amounts shown represent matching contributions to the Company's 401(k)
     Retirement and Savings Plan, car allowances and life and disability insurance cost.

(22) Severance payments made to Mr. Morton pursuant to his separation agreement with the Company. See "Separation Agreement" below.

(23) Amounts shown include leasing, management and development commissions totaling $230,476 in 2001, $34,805 in 2000 and $12,281 in 1999 paid pursuant to Ms. Rice's employment contract.

                                      51

                           KONOVER  PROPERTY  TRUST

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES (1)

The following table sets forth certain information concerning exercises of stock options during 2001 and the year-end value of unexercised options held by each of the Named Executive Officers:

                                                   Number of
                         Shares              Securities Underlying     Value of Unexercised In-the
                        Acquired              Unexercised Options            money Options At
                           On     Value            At Fiscal                 Fiscal Year-End
                        Exercise Realized         Year-End (#)                     ($)
Name                      (#)      ($)    Exercisable/unexercisable(2) Exercisable/unexercisable(3)
----------------------- -------- -------- ---------------------------- ----------------------------
C. Cammack Morton       225,851  134,982         300,000/--(4)                    --/--
J. Michael Maloney           --       --          36,617(5)/--                    --/--
Daniel J. Kelly              --       --                 --/--                    --/--
Linda M. Swearingen (6)      --       --         20,000/75,000                    --/--
Robin W. Malphrus            --       --             --/75,000                    --/--
Suzanne L. Rice              --       --                 --/--                    --/--

--------
(1) Excludes Repurchase Rights with a 10% exercise price, which are reported under the "Restricted Stock Awards" column of the Summary Compensation
    Table.

(2) Future exercisability is subject to vesting and the optionee remaining employed by the Company.

(3) Value is calculated by subtracting the exercise price from the fair market value of the securities underlying the option at fiscal year-end and multiplying the results by the number of in-the-money options held. Fair market value was based on the closing price of the Common Stock on the New
    York Stock Exchange at December 31, 2001 ($1.50).

(4) Pursuant to his separation agreement with the Company, Mr. Morton forfeited his rights with respect to these options if he did not exercise them by
    April 2002. See "- Separation Agreement" below.

(5) These options were issued as Board compensation prior to Mr. Maloney becoming an executive officer and were fully exercisable upon the effective date and expire on May 14, 2005.

(6) The unexercisable options were forfeited on Ms. Swearingen's last day of employment.

COMPENSATION OF DIRECTORS

General. The Company pays an annual retainer fee of $12,000 to directors who are not employees of the Company, plus a fee of $1,000 for each Board of
Directors and assigned committee meeting attended, except as detailed below.
Pursuant to an agreement with Messrs. Ross, Ticotin and Zobler, the Company does not compensate them for serving on the Board of Directors, but it reimburses them for any expenses incurred in attending meetings of the Board of
Directors and assigned committees. Directors fees are payable quarterly.

Each non-employee director also is reimbursed for expenses incurred in attending meetings of the Board of Directors and assigned committees. Employees of the Company who are directors receive no additional compensation for their service as directors.

In addition, Mr. Konover receives $10,000 per month pursuant to the Company's acquisition agreement relating to the Konover & Associates South portfolio.

                                      52

                           KONOVER  PROPERTY  TRUST

Establishment of Special Committee.  On June 19, 2001 the Board appointed a special committee of independent directors for the purpose of (i) negotiating with a goal towards entering into an agreement with Prometheus to amend, modify, or replace the contingent value rights to the extent the special committee deems it advisable and (ii) reviewing, considering, investigating, evaluating and making any recommendations to the Board of Directors regarding various strategic alternatives available to the Company relating to the
Company's non-outlet centers. Having disposed of the outlet assets in the fall, the scope of the special committee's powers now includes reviewing strategic alternatives for the entire Company, which may include the negotiation of a business combination or other change-of-control transaction, and making a recommendation to the entire board.

The special committee is comprised of William D. Eberle (Chairperson), Carol R.
Goldberg and L. Glenn Orr, Jr. In lieu of the normal Board compensation, the members of the special committee shall receive a total fee of $75,000 payable in quarterly installments commencing September 2001 until June 2002. Upon completion of the special committee's assignment, any unpaid balance would then become due and payable.

EMPLOYMENT AGREEMENTS

J. Michael Maloney. Mr. Maloney entered into an employment contract with the
Company on February 13, 2002. Mr. Maloney's contract is effective until
September 4, 2002. Mr. Maloney's contract provides for a maximum payment of
$300,000 for the six month period ending September 4, 2002. The contract also states that a bonus of $200,000, in recognition of his agreement to serve as
Chief Executive Officer for the 18-month period ending September 4, 2002 will be payable to him at the earlier of the end of his contract or upon sale or change in control of the Company. In addition to his duties as Chief Executive
Officer, Mr. Maloney will lead the Company's efforts in connection with any transaction relating to the sale of the Company, as directed by the special committee of the Board of Directors.

Mr. Maloney was hired to serve as interim president and CEO commencing March
2001. Mr. Maloney is the founder and serves as President of Highland Capital
Group, Inc., an investment and consulting services company. As Mr. Maloney continues to serve as President of Highland Capital Group, his employment agreement does not require that he devote all of his business time to the
Company.

Daniel J. Kelly. Mr. Kelly entered into an employment contract with the Company on December 29, 2000. Mr. Kelly's contract is effective until December 31,
2002. Mr. Kelly's contract provides for a minimum annual base salary at the rate of $200,000, which may be increased from time to time by the Board of
Directors, and for the potential to receive annual bonuses. On January 1, 2002, the Company elected to not extend Mr. Kelly's contract.

If Mr. Kelly's employment contract is terminated without cause within 12 months from the date of a change in control of the Company (as described below), then
Mr. Kelly will be entitled to forgiveness of any outstanding loans made to him by the Company and Mr. Kelly will receive a cash amount equal to the sum of the following: (1) his then-current base salary and then-current benefits for 24 months (or 12 months if such termination occurs after December 31, 2003); (2)
two times the amount of his last paid bonus; and (3) the amount of 12 months of the then-current employee contribution toward COBRA continuation coverage.
Additionally, all of Mr. Kelly's shares of restricted stock, stock options and other long-term incentives would vest immediately upon a change of control.

                                      53

                           KONOVER  PROPERTY  TRUST

For purposes for Mr. Kelly's employment contract, "change in control" generally means any sale, merger, consolidation, or any other business combination or reorganization in which a third party becomes the beneficial owner of more than
50% (on a fully diluted basis) of the Company's common stock or voting power or any sale or other disposition of all or substantially all of the assets of
Company. Additionally, the agreement has been modified so that a going private transaction with Lazard Freres Real Estate Investors, LLC or affiliate would be considered a change in control for purposes of applying the provisions of this contract.

SEPARATION AGREEMENT

C. Cammack Morton. C. Cammack Morton resigned as an officer and director of the
Company on March 6, 2001. In connection with his resignation, the Company and
Mr. Morton entered into a Separation Agreement and General Release. Under the separation agreement, which was a complete settlement of Mr. Morton's rights under his former employment agreement, the Company paid Mr. Morton $2.5 million in cash and released him from the non-compete restrictions in his employment agreement.

In addition, the parties agreed upon Mr. Morton's rights under various equity awards. Mr. Morton's equity awards fall into three categories: (i) 617,150
Repurchase Rights with exercise prices ranging from approximately $.51 to $.77 per share (the "deeply discounted Repurchase Rights"), (ii) 440,000 Repurchase
Rights issued in exchange for stock options, which rights have exercise prices significantly above the current market price for the Company's common stock
(the "out-of-the-money Repurchase Rights") and (iii) 210,000 out-of-the-money stock options. Unlike the stock options, all Repurchase Rights are entitled to dividend equivalent payments.

Mr. Morton agreed that his 225,851 vested deeply discounted Repurchase Rights and 300,000 vested out-of-the-money Repurchase Rights would remain outstanding
(and entitled to dividend equivalent rights) only until April 1, 2002. He also agreed to the immediate cancellation of the remaining 391,299 deeply discounted
Repurchase Rights in exchange for an additional cash payment of $900,000, of which the Company paid $400,000 in 2001 and the remaining $500,000 in January
2002. Mr. Morton also forfeited his interest in 140,000 out-of-the-money
Repurchase Rights and 210,000 out-of-the-money stock options in exchange for
$35,000 in cash.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2001, the following individuals (none of whom was or had been an officer or employee of the Company) served on the Executive Compensation Committee: Ms.
Goldberg (Chairperson) and Messrs. Schonberger and Zobler. No member of the
Executive Compensation Committee was or is an officer or employee of the
Company.

                                      54

                           KONOVER  PROPERTY  TRUST

COMPENSATION COMMITTEE REPORT

Executive Officer Compensation Policies. The goals of the Compensation
Committee (the "Committee") with respect to the compensation of the Company's executive officers for 2001 are to (i) provide a competitive total compensation package that enables the Company to attract and retain qualified executives and
(ii) align the compensation of such executives with the Company's overall business objectives and strategies. To this end, the Committee determines executive compensation consistent with a philosophy of compensating executive officers based on their responsibilities and the Company's performance in attaining financial and non-financial objectives.

The primary components of the Company's executive compensation program for 2001 were: (i) base salaries and (ii) performance-based bonuses related to stated
objectives in connection with the Company's restructuring plans. Generally, the more senior the position, the greater the compensation that varies with achieving Company objectives.

Chief Executive Officer's Compensation. J. Michael Maloney's compensation for
2001 as the Company's interim Chief Executive Officer consisted of an annual base salary of $300,000. Mr. Maloney received an additional payment of $100,000 in March for the one-year period ending March 4, 2002. Both the base salary and additional payment amounts were pursuant to an understanding entered into with
Mr. Maloney in connection with his agreeing to serve as interim CEO.

Stock Options. The Company established an Employee Stock Incentive Plan (the
"Stock Incentive Plan") in 1993 for the purpose of attracting and retaining the
Company's executive officers and other employees. A maximum of 2,800,000 shares of Common Stock are issuable under the Stock Incentive Plan. The Stock
Incentive Plan allowed for the grant of incentive and nonqualified options
(within the meaning of the Internal Revenue Code) that were exercisable at a price equal to the closing price of the Common Stock on the New York Stock
Exchange on the trading day immediately preceding the date of grant. All of the
Company's executive officers were eligible to receive options to purchase shares of Common Stock granted under the Stock Incentive Plan. In June 1999,
1,525,000 options were issued to the Company's senior management. These options vest five years from date of grant or, if earlier, upon the following schedule:
33% vest upon the Common Stock price reaching $12, an additional 33% vest upon the Common Stock price reaching $14 and the remaining 34% upon the Common Stock price reaching $19, in each case, less dividends paid. Such officers are entitled to receive certain dividend equivalent amounts on the shares underlying these options as follows: as of November 11, 1999, an amount equal to the dividends that would have been paid since that date on 20% of the shares underlying such options; each anniversary thereafter (through November 11,
2003), an additional 20% of such shares enjoy dividend equivalent rights as though such shares were outstanding as of November 11th of that year. These options issued under the Stock Incentive Plan have been or will be cancelled under the terms of the separation agreement with Mr. Morton as described above at "- Separation Agreement." No stock options were issued under the Stock
Incentive Plan in 2001.

Restricted Stock and Repurchase Rights. The Company established a Restricted
Stock plan (the "Restricted Plan") in 1996, reserving 350,000 shares of Common
Stock for issuance thereunder, to give the Committee more flexibility in designing equity-based compensation arrangements to attract, motivate and retain executives and other key employees. Such equity-based compensation was designed to align more closely the financial interests of management with that of the stockholders. In 1997 and 1998, the Company reserved in the aggregate an additional 1,900,000

                                      55

                           KONOVER  PROPERTY  TRUST

shares of Common Stock for issuance under the Restricted Plan. The Restricted
Plan, which is administered by the Committee, provides for the grant of
Restricted Stock awards to any new or existing employee of the Company, including executive officers. Awards under the Restricted Plan typically will be subject to various vesting schedules ranging from one to four years from the date of grant. The Restricted Plan permits the Committee to customize the vesting schedule by deferring the commencement date, lengthening the vesting period and/or conditioning vesting upon the achievement of specified performance goals. During 2001, the Company granted 35,018 shares of Restricted
Stock to officers and other key employees.

In 1997, the Company supplemented the Restricted Plan so that officers would not have to sell their shares of Restricted Stock to meet their tax obligations incurred upon the vesting of such shares. The Restricted Plan as supplemented provides that Restricted Stock may be replaced by Repurchase Rights, which entitle the holder to purchase Restricted Stock at an exercise price equal to
10% of the value of a share on the date of grant of the Repurchase Right. The
Repurchase Rights vest on the same schedule as the shares of Restricted Stock that they replaced. Under the supplemented Restricted Plan, holders of
Repurchase Rights will also be entitled to cash payments equal to the value of the dividends that would have been paid on the shares underlying the Repurchase
Rights. The officers may exercise the Repurchase Rights at any time after vesting and within 15 years of the date of grant. For purposes of calculating the number of options and shares available for issuance under the Company's
Restricted Plan, when Restricted Stock is exchanged for Repurchase Rights that have an exercise price equal to 10% of the stock price on the date of exchange, no adjustment is made to the number of outstanding shares of Restricted Stock under the Restricted Plan since the underlying number of shares does not change.

The Executive Compensation Committee respectively submits this report to the stockholders.

                        Carol R. Goldberg, Chairperson
                             Philip A. Schonberger
                               Andrew E. Zobler

                                      56

                           KONOVER  PROPERTY  TRUST

PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the
Company's cumulative total return on the Common Stock with the cumulative total return of a hypothetical investment in each of the Standard & Poor's
Composite - 500 Index and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts
("NAREIT") based on the respective market prices of each such investment on the dates shown below, assuming an initial investment of $100 in the Common Stock on December 31, 1996 and the reinvestment of dividends. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York
Stock Exchange, the American Stock Exchange or the NASDAQ National Market
System.

      LOGO

                                  Dec-96 Dec-97 Dec-98 Dec-99 Dec-00 Dec-01
                                  ------ ------ ------ ------ ------ ------
     Konover Property Trust, Inc. 100.00 116.98 106.60 102.61  78.95  27.87
     S&P 500 Comp--LTD........... 100.00 133.35 171.46 207.53 188.64 166.24
     NAREIT Equity Index......... 100.00 120.26  99.21  94.63 119.58 136.24

                                      57

                           KONOVER  PROPERTY  TRUST

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of March 20, 2002 by: (a) each
Named Executive Officer; (b) each director and nominee; (c) current executive officers and directors as a group; and (d) each person or group known by the
Company to beneficially own more than five percent of the Common Stock. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of
Common Stock set forth opposite their name.

                                                               Amount and Nature of   Percent of
                                                             Beneficial Ownership (1) Class (9)
------------------------------------------------------------------------------------------------
C. Cammack Morton                                                      492,581(2)         1.6%
Daniel J. Kelly                                                         32,180(3)           *
Linda M. Swearingen                                                     70,012(4)           *
Robin W. Malphrus                                                       25,137(5)           *
Suzanne L. Rice                                                         27,371              *
William D. Eberle                                                       30,125(6)           *
Carol R. Goldberg                                                           --              *
Simon Konover                                                           30,897(7)           *
J. Michael Maloney                                                      36,617              *
L. Glenn Orr, Jr                                                            --              *
Robert A. Ross                                                              --              *
Philip A. Schonberger                                                       --              *
Mark S. Ticotin                                                     21,052,631(8)        66.5%
Andrew E. Zobler                                                            --              *
All current executive officers and directors as a group (13)        21,304,970           67.3%
Prometheus Southeast Retail Trust                                   21,052,631(8)        66.5%
--------
(1) Includes shares issuable upon exercise or conversion of other securities within the next 60 days.

(2) Includes 300,000 of out-of-the-money options which are outstanding until
    April 1, 2002. See "Executive Compensation - Separation Agreement" for
    additional information.

(3) Includes 32,180 shares issuable upon exercise of vested Repurchase Rights.
(4) Includes 67,649 shares issuable upon exercise of vested Repurchase Rights.

(5) Includes 23,449 shares issuable upon exercise of vested Repurchase Rights.

(6) Includes 23,030 shares issuable upon exercise of vested Repurchase Rights.

(7) Represents shares issuable (at the Company's option) upon redemption of partnership interests in KPT Properties, L.P.

(8) Prometheus Southeast Retail Trust ("Prometheus") is the direct owner of this interest in the Company. Prometheus Southeast Retail LLC owns all of the common equity interests in Prometheus. Prometheus Southeast Retail LLC has one member, LFSRI II SPV REIT Corp. ("SPV"). SPV has three owners of its common shares: LF Strategic Realty Investors II L.P. ("LFSRI II") owns
    86.1%, LFSRI II Alternative Partnership L.P. ("Alternative") owns 10.4% and
    LFSRI II-CADIM Alternative Partnership L.P. ("CADIM") owns 3.5%. Lazard
    Freres Real Estate Investors L.L.C. ("LFREI") is the general partner of each of LFSRI II, Alternative and CADIM. Lazard Freres & Co., LLC is the
    managing partner of LFREI. Mr. Ticotin is a Managing Principal of LFREI. As
    a consequence of the foregoing, Mr. Ticotin may be deemed to have an indirect beneficial ownership interest in the Company, as well as indirect shared investment power and indirect shared voting power. Mr. Ticotin hereby disclaims beneficial ownership of the shares of the Company held by
    Prometheus except to the extent of any pecuniary interest he may have therein by virtue of his being an executive officer of LFREI.

                                      58

                           KONOVER  PROPERTY  TRUST

(9) An asterisk (*) indicates less than one percent. Shares issuable upon exercise or conversion of other securities within the next 60 days are deemed outstanding for the purpose of computing the percentage of outstanding securities owned by the person or group named but are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prometheus Relationship. Prometheus Southeast Retail Trust, which is indirectly controlled by LFREI, acquired its 66% interest in the Company during 1998 pursuant to the shareholder-approved Stock Purchase Agreement with the Company.

Pursuant to a related Stockholders Agreement with Prometheus, the Company was initially obligated to take all actions necessary to cause the Board of
Directors to consist of at least nine members, three of whom were designated by
Prometheus (the "Prometheus Nominees"). However, the number of Prometheus
Nominees that Prometheus is entitled to nominate decreases as the value of its ownership interest in the Company decreases, as set forth below:

     Investment Value                  Number of Prometheus Nominees
--------------------------------------------------------------------------------
$50 million or more        Three or proportional one-third share of the Board if
                           Board size over nine
$25 million to $50 million Two or proportional two-ninths share of the Board if
                           Board size over nine
$10 million to $25 million One or proportional one-ninth share of the Board if
                           Board size over nine
Less than $10 million      None

At the time of the Company's 2001 annual shareholders' meeting, Prometheus was entitled to three nominees. The three nominees were Mr. Ross, Mr Ticotin and
Mr. Zobler. Mr. Ross is a Vice President of Finance of LFREI. Mr. Ticotin is a
Managing Principal of LFREI. Mr. Zobler is a Principal of LFREI.

The Company also entered into a Contingent Value Right Agreement, which provides that if Prometheus has not doubled its investment (through stock appreciation, dividends, or both) by January 1, 2004, the Company will pay
Prometheus in cash or stock, an amount necessary to achieve such a return, subject to a maximum payment of 4,500,000 shares or the cash value thereof.

Loans to Sunset KPT Investments, Inc. In order to satisfy previous income source tests imposed on REITs, the Company's interest in certain development land and a third-party management business was held through its 85% economic interest in Sunset KPT Investments, Inc. (formerly Wakefield Investment, Inc.).
In 2001, Messrs. Morton and Miniutti transferred their 13.5% interests in
Sunset KPT Investments, Inc. to Konover Development and Management South
Corporation, an affiliate of Mr. Konover. The remaining 1.5% interest was held by a previous officer of the Company. Subsequent to this transfer, the Company completed the purchase of the remaining 15% economic interest in Sunset KPT
Investments, Inc. in January 2002.

                                      59

                           KONOVER  PROPERTY  TRUST

The following table provides information about certain loans from the Company to Sunset KPT Investments, Inc., or its subsidiaries made during 2001:

                                   2001
 Project                         Activity Interest       Purpose of Loan
 ------------------------------- -------- -------- ---------------------------
 -----------------------------------------------------------------------------
 Mercer Mill                     $189,752    0%    Provide funding to purchase
                                                   and develop land.
 RMC/Konover Property Trust, LLC $534,745    0%    Provide for operations of
                                                   third-party management
                                                   company.
 Carolina Bay                    $515,075    15%   Provide funding to purchase
                                                   and develop land.
 Sunset KPT Investments          $134,724    15%   Provide funding for holding
                                                   company operations.

Lease Guarantee Obligations. In 1998, the Company acquired Lake Point Centre, which had been developed by certain affiliates of Mr. Konover prior to its sale to the Company. The amount paid by the Company for the property was $14.5 million; however, as a condition of the sale, the seller, an affiliate of Mr.
Konover, is obligated to pay certain monthly lease payments on unleased space at the center until March 2003. There were no payments received during 2001 pursuant to this lease-guarantee obligation. As of March 2002, affiliates of
Mr. Konover owed $472,420 under this lease-guarantee obligation.

Payment of Deferred Purchase Price. In 1998, the Company entered into an agreement with affiliates of Mr. Konover to take over the management and leasing of certain properties. In consideration of the assignment of the management and leasing agreements to the Company, the Company agreed to pay
$1.1 million in 1999, $1.4 million in 2000 and $1.3 million in 2001. The final
$1.3 million payment was made in January 2001.

Sale of Florida Property Management Business in 2002. On February 28, 2002, the
Company sold RMC/Konover Trust LLC ("RMC") to RMC Management Company LLC, a
Florida limited liability company whose sole member is Suzanne L. Rice, a former officer of the Company. Under the terms of the agreement, the entity affiliated with Ms. Rice will assume the operating assets, third-party liabilities and property management and leasing contracts for 70 shopping centers totaling 6.5 million square feet. The Company's net liabilities and often obligations including office space and equipment losses and related employee benefits assumed by RMC Management Company LLC were approximately $0.2 million. The Company will retain the Sunrise, Florida office that manages and leases five of the Company's Florida shopping centers, along with three other third-party management and leasing contracts.

Retention of Kaye Scholer LLP as counsel to the Special Committee. As discussed under "Executive Compensation - Compensation of Directors," the Board of
Directors has formed a special committee to review strategic alternatives for the entire Company, which may include the negotiation of a business combination or other change-of-control transaction, and making a recommendation to the entire board. In connection with the discharge of its duties, the special committee has engaged Kaye Scholer LLP as legal counsel. Mr. Eberle, who serves on the special committee, is of counsel to Kaye Scholer LLP.

                                      60

                           KONOVER  PROPERTY  TRUST

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8 - K

(a)(1) The following consolidated financial statements are filed as part of the report:

                                                                                                 Page
                                                                                                 ----

Consolidated statements of stockholders' equity for years ended December 31, 2001, 2000 and 1999 F-5
Consolidated statements of cash flows for the years ended December 31, 2001, 2000 and 1999...... F-6
Notes to consolidated financial statements...................................................... F-7

(a)(2) Included with this report is the following consolidated financial statement schedule:

    Schedule III - Real Estate and Accumulated Depreciation

(a)(3) The Financial Statements of the Company's Non-Qualified Employee Stock
Purchase Plan listed below are filed herewith pursuant to Form 10-K, General
Instruction F.

Report of Independent Public Accountants
Financial Statements:

      Statements of Net Assets Available for Plan Benefits as of
       December 31, 2001 and 2000.............................................................
      Statements of Changes in Net Assets Available for Plan Benefits for the Years Ended
       December 31, 2001, 2000 and 1999.......................................................
      Notes to Financial Statements...........................................................

    All other schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are inapplicable and, therefore, have been omitted.

   (a)(4) Included with this report are the following exhibits:

                                 EXHIBIT LIST

Exhibit #                                                  Title
--------- --------------------------------------------------------------------------------------------------------
    3.1   Amended and Restated Articles of Incorporation (1)
    3.2   Amended and Restated Bylaws of the Company (5)
   4.1    Agreement to Furnish Certain Instruments Defining the Rights of Long-Term Debt Holders (6)
   4.2    Promissory note dated December 21, 2000 for $ 46.4 million between Mount Pleasant KPT LLC (Borrower)
          and GMAC Commercial Mortgage Corporation (Lender) (8)
   4.3    Fee and Leasehold Mortgage and Security Agreement between Mount Pleasant KPT LLC (Borrower) and
          GMAC Commercial Mortgage Corporation (Lender) effective December 20, 2000 (8)
 *10.1    Separation Agreement and General Release between the Company and C. Cammack Morton (7)
 *10.2    Employment Agreement between the Company and Daniel J. Kelly effective December 29, 2000 (8)
 *10.3    Separation and Settlement Agreement between the Company and Patrick M. Miniutti dated March 30, 2001 (8)
 *10.4    Amended and Restated 1993 Employee Stock Option Plan (2) (6)

                                      61

                           KONOVER  PROPERTY  TRUST

Exhibit #                                                   Title
--------- ----------------------------------------------------------------------------------------------------------
  *10.5   1996 Restricted Stock Plan (2)
  *10.6   Form of Individual Exchange Agreement
  *10.7   Amended and Restated 1995 Outside Directors Stock Award Plan (8)
   10.8   Amended and Restated Agreement of Limited Partnership of the Operating Partnership (3)
   10.9   First Amendment to the Master and Exchange Option Agreement, dated as of March 16, 1998 by and among the Company, FAC Realty, L .P. and the Contributors listed therein (4)
  10.10   Assignment of Interest in Master Agreement and Exchange Option Agreement, and Consent of Limited
          Partners dated December 22, 1997 (4)
  10.11   Exchange Option Agreement dated as of October 1, 1997, by and among Carolina FAC, Limited Partnership,
          FAC Realty, Inc. and the Owners of the Properties and Interests listed therein (4)
  10.12   Master Agreement, dated as of October 1, 1997, by and among FAC Realty, Inc., Carolina FAC, Limited
          Partnership, and the other signatories listed therein (4)
 *10.13   Amended and Restated Stock Purchase Agreement, dated as of March 23, 1998, between the Company and
          Prometheus Southeast Retail, LLC (4)
 *10.14   Stockholders Agreement, dated February 24, 1998, among the Company and Prometheus Southeast Retail,
          LLC (4)
 *10.15   Registration Rights Agreement, dated February 24, 1998 between the Company and Prometheus Southeast
          Retail, LLC (4)
 *10.16   Contingent Value Right Agreement, dated February 24, 1998, among the Company and the Prometheus
          Southeast Retail, LLC (4)
 *10.17   Master Agreement dated February 24, 1998 by and among FAC Realty Trust, Inc., FAC Properties LP, and the signatories to the Master Agreement contained therein (9)
  10.18   The Agreement for Purchase and Sale, dated July 12, 2001, by and between Konover Property Trust, Inc. as seller and Chelsea GCA Realty, Inc. as buyer (10)
  10.19   Loan Agreement dated September 25, 2001, between KPT Communities LLC as borrower and CDC Mortgage
          Capital Inc . as lender (10)
 *10.20   Separation Settlement Agreement dated September 17, 2001 by and between Christopher G. Gavrelis and
          Konover Property Trust, Inc. (10)
 *10.21   Modification of Employment Agreement between the Company and Daniel J. Kelly
 *10.22   Memorandum of Understanding Between KPT and Michael Maloney dated February 13, 2002
 *10.23   Purchase and Sale Agreement dated January 31, 2002 between Sunset KPT Investment, Inc. as seller and
          Suzanne Levin Rice as purchaser
  10.24   Agreement for Sale dated August 28, 2001 between KPT Properties, L.P. as seller and Floyd Shechter, d/b/a
          Cumberland Financial Services as buyer
 *10.25   Guaranty of Vacant Space Deficiency dated April 1, 1998 by Lake Pointe Centre Associates, LTD as guarantor in favor of KPT Properties, L.P.
   21.1   Subsidiaries of the Registrant
   23.1   Consent of Arthur Andersen LLP
   99.1   Letter to Securities and Exchange Commission

   * Contract with management or affiliates of management or a compensatory plan.
--------
(1) Incorporated herein by reference to Exhibit 3.1 to the Company's
    Registration Statement on Form S-4 (File No. 333-39491)

(2) Incorporated herein by reference to the Company's annual report on Form
    10-K for the year ended December 31, 1996

(3) Incorporated herein by reference to the Company's annual report on Form
    10-K for the year ended December 31, 1997

(4) Incorporated herein by reference to the Company's Current Report on Form
    8-K dated March 23, 1998, as amended on June 3, 1998

                                      62

                           KONOVER  PROPERTY  TRUST

(5) Incorporated herein by reference to the Company's quarterly report on Form
    10-Q for the quarter ended June 30, 2001

(6) Incorporated herein by reference to the Company's annual report on Form
    10-K for the year ended December 31, 1998

(7) Incorporated herein by reference to the Company's Current Report on Form
    8-K dated March 6, 2001

(8) Incorporated herein by reference to the Company's annual report of Form
    10-K for the year ended December 31, 2000

(9) Incorporated herein by reference to the Company's quarterly report on Form
    10-Q for the quarter ended March 31, 1998

(10) Incorporated herein by reference to the Company's quarterly report on Form
     10-Q for the quarter ended September 30, 2001

The Exhibits described above and the Financial Statements of the Company's
Employee Stock Purchase Plan have been filed separately with the Securities and
Exchange Commission and are available upon written request to: Investor
Relations, Konover Property Trust, Inc., 3434 Kildaire Farm Road, Suite 200,
Raleigh, North Carolina, 27606.

   (c) Reports on Form 8K

The Company filed an 8-K on October 10, 2001. The report dated September 25,
2001, reported under Item 2 the disposal of 31 centers to Chelsea GCA Realty,
Inc. The Company also reported under Item 5 the refinancing of certain properties. The report included pro forma financial information.

                                      63

                           KONOVER  PROPERTY  TRUST

                                  SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 29, 2002
                                              KONOVER PROPERTY TRUST, INC.

                                              By:     /s/  J. MICHAEL MALONEY...
                                                  -----------------------------
                                                        J. Michael Maloney
                                                       Interim President and
                                                     Chief Executive Officer,
                                                            Director

                                              By:      /s/  DANIEL J. KELLY.....
                                                  ------------------------------
                                                          Daniel J. Kelly
                                                    Executive Vice President and
                                                      Chief Financial Officer
                                                       (Principal Accounting
                                                            Officer)

                                              By:       /s/  SIMON KONOVER......
                                                  -----------------------------
                                                           Simon Konover
                                                     Chairman of the Board of
                                                            Directors

                                              By:     /s/  WILLIAM D. EBERLE....
                                                  -----------------------------
                                                         William D. Eberle
                                                             Director

                                              By:     /s/  CAROL R. GOLDBERG....
                                                  -----------------------------
                                                         Carol R. Goldberg
                                                             Director

                                              By:     /s/  L . GLENN ORR, JR....
                                                  -----------------------------
                                                        L . Glenn Orr, Jr.
                                                             Director

                                              By:       /s/  ROBERT A. ROSS.....
                                                  -----------------------------
                                                          Robert A. Ross
                                                             Director

                                              By:   /s/  PHILIP A. SCHONBERGER..
                                                  -----------------------------
                                                       Philip A. Schonberger
                                                             Director

                                              By:      /s/  MARK S. TICOTIN.....
                                                  -----------------------------
                                                         Mark S . Ticotin
                                                             Director

                                              By:      /s/  ANDREW E. ZOBLER....
                                                  -----------------------------
                                                         Andrew E. Zobler
                                                             Director

                                      64

                           KONOVER  PROPERTY  TRUST

                         KONOVER PROPERTY TRUST, INC.
                       Consolidated Financial Statements
                 Years Ended December 31, 2001, 2000 and 1999

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                        Page
    ------------------------------------------------------------------- ----
    Report of Independent Public Accountants                            F-2
    Consolidated Balance Sheets as of December 31, 2001 and 2000        F-3
    Consolidated Statements of Operations for the years ended
      December 31, 2001, 2000 and 1999                                  F-4
    Consolidated Statements of Stockholders' Equity for the years ended
      December 31, 2001, 2000 and 1999                                  F-5
    Consolidated Statements of Cash Flows for the years ended
      December 31, 2001, 2000 and 1999                                  F-6
    Notes to Consolidated Financial Statements                          F-7

                                      F-1

                           KONOVER  PROPERTY  TRUST

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO KONOVER PROPERTY TRUST, INC.:

We have audited the accompanying consolidated balance sheets of Konover
Property Trust, Inc. (a Maryland corporation) and subsidiaries and partnership as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Konover
Property Trust, Inc. and subsidiaries and partnership as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

   Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. Schedule III included with the consolidated financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the consolidated financial statements. This information has been subjected to the auditing procedures applied in our audit of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Raleigh, North Carolina
March 28, 2002

                                      F-2

                           KONOVER  PROPERTY  TRUST

         KONOVER PROPERTY TRUST, INC AND SUBSIDIARIES AND PARTNERSHIP
                          Consolidated Balance Sheets

Assets
Properties:
  Land
  Buildings and improvements
  Deferred leasing and other charges

  Accumulated depreciation and amortization

  Properties under development
  Properties held for sale
Other assets:
  Cash and cash equivalents
  Restricted cash
  Tenant and other receivables, net of allowance of $ 2,948 and $ 2,069 at December 31, 2001 and 2000,
   respectively
  Notes receivable
  Investment in and advances to unconsolidated entities
  Deferred charges and other assets

Liabilities and Stockholders' Equity
Liabilities:
   Debt on income properties
   Capital lease obligations
   Accounts payable and other liabilities

Commitments and contingencies (Notes 2, 5, 6 and 15)
Minority interests

Stockholders' equity:
  Convertible preferred stock, Series A, 5,000,000 shares authorized, 780,680 shares issued and outstanding at
   December 31, 2001 and 2000
  Stock purchase warrants
  Common stock, $ 0.01 par value, 100,000,000 shares authorized and 31,647,387 and 31,274,845 shares issued and outstanding at December 31, 2001 and 2000, respectively
  Additional paid-in capital
  Accumulated deficit
  Deferred compensation -- Restricted Stock Plan

                                                                                                                    December 31,
                                                                                                                --------------------
                                                                                                                   2001      2000
                                                                                                                ---------  --------
                                                                                                                   (in thousands)
Assets
Properties:
  Land                                                                                                          $  43,725  $122,165
  Buildings and improvements                                                                                      240,993   525,699
  Deferred leasing and other charges                                                                               14,361    43,304
                                                                                                                ---------  --------
                                                                                                                  299,079   691,168
  Accumulated depreciation and amortization                                                                       (33,373)  (97,957)
                                                                                                                ---------  --------
                                                                                                                  265,706   593,211
  Properties under development                                                                                      4,694    22,576
  Properties held for sale                                                                                         60,701    18,900
Other assets:
  Cash and cash equivalents                                                                                        17,615    10,660
  Restricted cash                                                                                                   4,956    11,540
  Tenant and other receivables, net of allowance of $ 2,948 and $ 2,069 at December 31, 2001 and 2000,
   respectively                                                                                                     5,406     6,980
  Notes receivable                                                                                                    477       663
  Investment in and advances to unconsolidated entities                                                            18,606    25,120
  Deferred charges and other assets                                                                                 6,855    13,621
                                                                                                                ---------  --------
                                                                                                                $ 385,016  $703,271
                                                                                                                =========  ========
Liabilities and Stockholders' Equity
Liabilities:
   Debt on income properties                                                                                    $ 229,709  $399,812
   Capital lease obligations                                                                                          196       437
   Accounts payable and other liabilities                                                                          10,732    26,451
                                                                                                                ---------  --------
                                                                                                                  240,637   426,700
                                                                                                                ---------  --------
Commitments and contingencies (Notes 2, 5, 6 and 15)
Minority interests                                                                                                  3,680     8,356
                                                                                                                ---------  --------
Stockholders' equity:
  Convertible preferred stock, Series A, 5,000,000 shares authorized, 780,680 shares issued and outstanding at
   December 31, 2001 and 2000                                                                                      18,679    18,679
  Stock purchase warrants                                                                                               9         9
  Common stock, $ 0.01 par value, 100,000,000 shares authorized and 31,647,387 and 31,274,845 shares issued
   and outstanding at December 31, 2001 and 2000, respectively                                                        316       313
  Additional paid-in capital                                                                                      290,453   290,059
  Accumulated deficit                                                                                            (168,756)  (40,481)
  Deferred compensation -- Restricted Stock Plan                                                                       (2)     (364)
                                                                                                                ---------  --------
                                                                                                                  140,699   268,215
                                                                                                                ---------  --------
                                                                                                                $ 385,016  $703,271
                                                                                                                =========  ========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                      F-3

                           KONOVER  PROPERTY  TRUST

         KONOVER PROPERTY TRUST, INC. AND SUBSIDIARIES AND PARTNERSHIP
                     Consolidated Statements of Operations

                                                                    Year ended December 31,
                                                                 ----------------------------
                                                                    2001      2000      1999
-                                                                ---------  --------  -------
                                                                        (in thousands,
                                                                    except per share data)
Rental operations:..............................................
  Revenues:.....................................................
   Base rents................................................... $  58,265  $ 71,254  $64,248
   Percentage rents.............................................       834     1,418    1,164
   Property operating cost recoveries...........................    13,575    14,358   14,538
   Other income.................................................     2,439     1,890    2,499
                                                                 ---------  --------  -------
                                                                    75,113    88,920   82,449
                                                                 ---------  --------  -------
  Property operating costs:.....................................
   Common area maintenance......................................     9,418    10,606    9,696
   Utilities....................................................     2,485     2,865    2,807
   Real estate taxes............................................     7,782     8,526    8,140
   Insurance....................................................     1,210     1,173    1,011
   Marketing....................................................       213       652      574
   Other........................................................     3,917     5,393    4,829
                                                                 ---------  --------  -------
                                                                    25,025    29,215   27,057
  Depreciation and amortization.................................    18,505    25,614   23,562
                                                                 ---------  --------  -------
                                                                    43,530    54,829   50,619
                                                                 ---------  --------  -------
                                                                    31,583    34,091   31,830
                                                                 ---------  --------  -------
Other expenses:.................................................
  General and administrative....................................     7,950     6,669    6,317
  Stock compensation amortization...............................       845     2,865    1,979
  Severance and other related costs.............................     6,099        --       --
  Interest, net.................................................    28,131    27,806   16,801
  (Gain) loss on sale of real estate............................      (367)    1,946    3,810
  Adjustment to carrying value of property and investments......   114,755    19,338    2,400
  Abandoned transaction costs...................................        83     1,257    3,883
  E-commerce start-up costs.....................................        --        --    2,847
  Equity in losses of unconsolidated entities:..................
   Technology venture...........................................        --     5,525       --
   Real estate operations.......................................     6,782     4,891      915
  Minority interest.............................................    (3,645)   (1,157)     (78)
                                                                 ---------  --------  -------
                                                                   160,633    69,140   38,874
                                                                 ---------  --------  -------
Loss before extraordinary item..................................  (129,050)  (35,049)  (7,044)
  Extraordinary gain on early retirement of debt (Note 5).......       775        --       --
                                                                 ---------  --------  -------
Net loss........................................................  (128,275)  (35,049)  (7,044)
  Preferred Stock Dividends.....................................      (271)   (1,084)  (1,089)
                                                                 ---------  --------  -------
Net loss applicable to common stockholders...................... $(128,546) $(36,133) $(8,133)
                                                                 =========  ========  =======
Basic and diluted loss per common share:........................
Loss before extraordinary item applicable to common stockholders $   (4.13) $  (1.17) $ (0.26)
Extraordinary item..............................................      0.02        --       --
                                                                 ---------  --------  -------
Net loss applicable to common stockholders...................... $   (4.11) $  (1.17) $ (0.26)
                                                                 =========  ========  =======
Weighted average number of common shares outstanding............    31,292    30,954   30,847
                                                                 =========  ========  =======

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                      F-4

                           KONOVER  PROPERTY  TRUST

         KONOVER PROPERTY TRUST, INC. AND SUBSIDIARIES AND PARTNERSHIP
                Consolidated Statements of Stockholders' Equity
                 Years ended December 31, 2001, 2000 and 1999
                     (in thousands except per share data)

                                                                                                        Deferred
                                                   Convertible  Stock          Additional Accumulated Compensation
                                                    Preferred  Purchase Common  Paid in    (Deficit)   Restricted
                                                      Stock    Warrants Stock   Capital    Earnings    Stock Plan    Total
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                        $18,962      $ 9    $313   $328,705   $   1,612      $(260)    $ 349,341
 Issuance of 15,968 employee stock purchase plan
  shares                                                  --      --       --         88          --        --            88
 Issuance of 64,389 shares of restricted stock            --      --       --        415          --      (415)           --
 Repurchase of 493,200 shares of common stock             --      --       (5)    (2,962)         --        --        (2,967)
 Expenses related to sale of common stock to
  Lazard                                                  --      --       --       (299)         --        --          (299)
 Cancellation of 13,891 shares of restricted stock        --      --       --        (89)         --        89            --
 Compensation under stock plans                           --      --       --         --          --       200           200
 Conversion of 11,320 shares of preferred stock
  into 31,444 common shares                             (283)     --        1        282          --        --            --
 Repurchase of restricted stock                           --      --       --         (8)         --         8            --
 Adjustment to value of minority interest in
  Operating Partnership                                   --      --       --       (736)         --        --          (736)
 Preferred stock dividends ($ .50 per share)              --      --       --     (1,089)         --        --        (1,089)
 Common stock dividends ($ .50 per share)                 --      --       --    (16,436)         --        --       (16,436)
 Net loss                                                 --      --       --         --      (7,044)       --        (7,044)
                                                     -------     ---     ----   --------   ---------     -----     ---------
Balance at December 31, 1999                         18,679        9     309    307,871      (5,432)      (378)      321,058
 Issuance of 22,512 employee stock purchase plan
  shares                                                  --      --       --         98          --        --            98
 Issuance of 107,025 shares of restricted stock           --      --        1        584          --      (422)          163
 Stock options issued for services                        --      --       --         61          --        --            61
 Exercise of stock purchase rights for 94,600
  shares of restricted stock                              --      --        1        591          --        --           592
 OP units converted into 260,876 shares of
  common stock                                            --      --        3      2,476          --        --         2,479
 Repurchase of 55,602 shares of common stock              --      --       (1)      (236)         --        --          (237)
 Expenses related to sale of common stock to
  Lazard                                                  --      --       --     (3,697)         --        --        (3,697)
 Cancellation of 23,196 shares of restricted stock        --      --       --       (140)         --       140            --
 Compensation under stock plans                           --      --       --         --          --       296           296
 Adjustment to value of minority interest in
  Operating Partnership                                   --      --       --        510          --        --           510
 Preferred stock dividends ($.50 per share)               --      --       --     (1,084)         --        --        (1,084)
 Common stock dividends ($ .50 per share)                 --      --       --    (16,975)         --        --       (16,975)
 Net loss                                                 --      --       --         --     (35,049)       --       (35,049)
                                                     -------     ---     ----   --------   ---------     -----     ---------
Balance at December 31, 2000                          18,679       9      313    290,059     (40,481)     (364)      268,215
 Issuance of 8,159 employee stock purchase plan
  shares                                                  --      --       --         29          --        --            29
 Issuance of 11,892 shares of restricted stock            --      --       --         60          --       (60)           --
 Stock options issued for services                        --      --       --         18          --        --            18
 Exercise of stock purchase rights for 378,162
  shares of restricted stock                              --      --        3      2,519          --        --         2,522
 OP units converted into 95,657 shares of
  common stock                                            --      --        1        908          --        --           909
 Repurchase of 91,010 shares of restricted stock          --      --       (1)      (198)         --        --          (199)
 Adjustment to expenses related to sale of
  common stock to Lazard                                  --      --       --      1,445          --        --         1,445
 Cancellation of 30,318 shares of restricted stock        --      --       --       (203)         --       203            --
 Compensation under stock plans                           --      --       --         --          --       219           219
 Preferred stock dividends ($ 0. 125 per share)           --      --       --       (271)         --        --          (271)
 Common stock dividends ($ 0. 125 per share)              --      --       --     (3,913)         --        --        (3,913)
 Net loss                                                 --      --       --         --    (128,275)       --      (128,275)
                                                     -------     ---     ----   --------   ---------     -----     ---------
Balance at December 31, 2001                         $18,679     $ 9     $316   $290,453   $(168,756)    $  (2)    $ 140,699
                                                     =======     ===     ====   ========   =========     =====     =========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                      F-5

                           KONOVER  PROPERTY  TRUST

         KONOVER PROPERTY TRUST, INC. AND SUBSIDIARIES AND PARTNERSHIP
                     Consolidated Statements of Cash Flows
                                                                                       Year ended December 31,
                                                                                   -------------------------------
                                                                                      2001      2000       1999
                                                                                   ---------  --------  ---------
                                                                                           (in thousands)
Cash flows from operating activities:.............................................
  Net Loss........................................................................ $(128,275) $(35,049) $  (7,044)
  Adjustments to reconcile net loss to net cash provided by operating activities:.
   Amortization of debt premium...................................................      (391)     (521)      (913)
   Minority interest..............................................................    (3,645)   (1,157)       (78)
   Extraordinary gain on early retirement of debt.................................      (775)       --         --
   Depreciation and amortization..................................................    18,505    25,614     23,562
   Stock compensation amortization................................................       845     2,865      1,979
   (Gain) loss on sale of real estate.............................................      (367)    1,946      3,810
   Adjustment to carrying value of property.......................................   114,755    19,338      2,400
   Adjustment to carrying value of other assets held for sale.....................     4,256        --         --
   Abandoned transaction costs....................................................        83     1,257      3,883
   Amortization of deferred financing costs.......................................     2,008     2,344      2,144
   Technology venture operations..................................................        --     5,525         --
   Net changes in:................................................................
   Tenant and other receivables...................................................    (1,103)    2,229         48
    Deferred charges and other assets.............................................      (421)   (1,343)    (1,441)
    Accounts payable and other liabilities........................................    (6,812)   (3,806)     5,432
   Restricted cash--operational escrows...........................................     1,891      (148)      (755)
                                                                                   ---------  --------  ---------
   Net cash provided by operating activities......................................       554    19,094     33,027
                                                                                   ---------  --------  ---------
Cash flows from investing activities:.............................................
  Investment in income-producing properties.......................................   (10,878)  (36,821)   (68,564)
  Net proceeds from sale of real estate...........................................   190,250     3,553      4,900
  Acquisition of income-producing properties, net.................................        --        --    (71,532)
  Investment in and advances to unconsolidated entities...........................       (98)   (4,502)       127
  Payments received on notes receivable, net......................................       185     4,622      8,414
  Change in restricted cash--investing............................................     4,693        40     (2,582)
                                                                                   ---------  --------  ---------
   Net cash provided by (used in) investing activities............................   184,152   (33,108)  (129,237)
                                                                                   ---------  --------  ---------
Cash flows from financing activities:.............................................
  Proceeds from debt on income-producing properties...............................    69,612    74,861     58,148
  Repayment of debt on income-producing properties................................  (235,502)  (36,569)    (4,070)
  Deferred financing charges......................................................    (2,503)   (4,000)    (1,271)
  Other debt repayments...........................................................      (347)     (261)      (232)
  Net expenses from sale of common stock to Lazard................................        --      (685)      (299)
  Exercise of stock purchasing rights.............................................       119        --         --
  Issuances of shares under employee stock purchase plan..........................        29        98         88
  Repurchase of common stock......................................................      (199)     (237)    (2,967)
  Distributions to stockholders...................................................    (8,960)  (13,899)   (18,080)
                                                                                   ---------  --------  ---------
   Net cash (used in) provided by financing activities............................  (177,751)   19,308     31,317
                                                                                   ---------  --------  ---------
Net increase (decrease) in cash and cash equivalents..............................     6,955     5,294    (64,893)
Cash and cash equivalents at beginning of year....................................    10,660     5,366     70,259
                                                                                   ---------  --------  ---------
Cash and cash equivalents at end of year.......................................... $  17,615  $ 10,660  $   5,366
                                                                                   =========  ========  =========
Supplemental disclosures of cash flow information.................................
Cash paid during the year for interest                                             $  29,689  $ 30,984  $  25,374
                                                                                   =========  ========  =========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                                      F-6

                           KONOVER  PROPERTY  TRUST

         KONOVER PROPERTY TRUST, INC. AND SUBSIDIARIES AND PARTNERSHIP
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 2001
                    (ALL SQUARE FOOTAGE NUMBERS UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION

Organization

Konover Property Trust, Inc. (the "Company"), formerly FAC Realty Trust, Inc., was incorporated on March 31, 1993 as a self-advised and self-managed real estate investment trust (REIT). The Company is principally engaged in the acquisition, development, ownership, and operation of retail shopping centers.
The Company's revenues are primarily derived under real estate leases with national, regional and local retailing companies. During 2001, the Company's
Board of Directors created a Special Committee of the Board of Directors to evaluate potential long-term strategic alternatives for the Company. These alternatives may include the sale or merger of the Company or operating as a private or public company. The ultimate determination of fair value of the
Company may differ from the net book value of assets recorded in the accompanying balance sheets.

As discussed further in Note 13, the Company sold 33 centers during 2001. On
December 31, 2001, the Company's owned properties consisted of:

   1. thirty-one community shopping centers in six states aggregating approximately 4,003,000 square feet;

   2. two centers that are held for sale, consisting of a 426,000-square-foot operating community shopping center and a 230,000-square-foot non-operating outlet center; and

   3. one mixed-use center under development consisting of 110,000 square feet of retail space and 97,000 square feet of office space in the preliminary phase of lease up.

In addition, the Company had investments in:

  .   three operating joint-venture community centers with 246,000 square feet and one joint venture community center under development throughout the majority of 2001 with 98,000 square feet;

  .   a land-development joint venture consisting of approximately 590 acres
      (see Note 3); and

  .   third-party management company with 6.9 million square feet under management or leasing contracts (see Note 3).

The weighted-average square feet of gross leasable area was 8.1 million square feet for the year ended December 31, 2001 and 9.4 million square feet for the same period in 2000 (see Note 13 for further discussion of property disposals).

On December 17, 1997, following shareholder approval, the Company changed its domicile from the State of Delaware to the State of Maryland. The reincorporation was accomplished through the merger of FAC Realty, Inc.

                                      F-7

                           KONOVER  PROPERTY  TRUST

into its Maryland subsidiary, Konover Property Trust, Inc. (formerly FAC Realty
Trust, Inc.). Following the reincorporation on December 18, 1997, the Company reorganized as an umbrella partnership real estate investment trust (an
"UPREIT"). The Company then contributed to KPT Properties, L.P. (formerly FAC
Properties, L.P.), a Delaware limited partnership, (the "Operating
Partnership") all of its assets and liabilities. In exchange for the Company's assets, the Company received limited partnership interests ("Units") in the
Operating Partnership in an amount and designation that corresponded to the number and designation of outstanding shares of capital stock of the Company at the time. The Company is the sole general partner of the Operating Partnership and owned a 97% interest as of December 31, 2001. As additional limited partners are admitted to the Operating Partnership in exchange for the contribution of properties, the Company's percentage ownership in the Operating
Partnership will decline. As the Company issues additional shares of capital stock, it will contribute the proceeds for that capital stock to the Operating
Partnership in exchange for a number of Units equal to the number of shares that the Company issues. The Company conducts all of its business and owns all of its assets through the Operating Partnership (either directly or through subsidiaries) such that a Unit is economically equivalent to a share of the
Company's common stock.

At December 31, 2001, the Company had a majority economic interest in a taxable subsidiary, Sunset KPT Investment, Inc., organized under the laws of Delaware.
Sunset KPT Investment, Inc. has the ability to develop properties, buy and sell properties, provide equity to developers and perform third-party management, leasing and brokerage services. The Company holds substantially all of the non-voting common stock of the taxable subsidiary. All of the voting common stock is held by an affiliated company of a director of the Company.
Accordingly, this entity is accounted for under the equity method for investments. Additionally, this taxable subsidiary is taxed as a regular corporation. In January 2002, the Company acquired the remaining interest in
Sunset KPT Investment, Inc.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the
Company, its subsidiaries and the Operating Partnership. All significant intercompany balances have been eliminated in consolidation.

Properties that are owned or owned less than 100% and are controlled by the
Operating Partnership have been consolidated. Control is demonstrated by the ability of the general partner to manage day-to-day operations, refinance debt and sell the assets of the partnership without the consent of the limited partner and the inability of the limited partner to replace the general partner. Investments in ventures which represent noncontrolling ownership interests or where control is deemed temporary are accounted for using the equity method of accounting. These investments are recorded initially at cost and subsequently adjusted for net equity in income (loss) and cash contributions and distributions.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                      F-8

                           KONOVER  PROPERTY  TRUST

2. SIGNIFICANT ACCOUNTING POLICIES

Income - producing Properties

Income - producing properties are recorded at cost less accumulated depreciation. Included in such costs are acquisition, development, construction and tenant improvement expenditures, interest incurred during construction, certain capitalized improvements and replacements and certain allocated overhead. Allocated overhead is computed primarily on the basis of time spent by certain departments in various operations and represents costs of the development department which meet the definition of "indirect costs" in
Statement of Financial Accounting Standards (SFAS) No. 67, "Accounting for
Costs and Initial Rental Operations of Real Estate Projects."

Leasing charges, including tenant construction allowances and direct costs incurred by the Company to obtain a lease, are deferred and amortized over the related leases or terms appropriate to the expenditure.

Depreciation is provided utilizing the straight-line method over the estimated useful life of up to 39 years for buildings and improvements, and 5 to 15 years for land improvements.

Certain improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. All other repair and maintenance items are expensed as incurred.

Substantially all of the income-producing properties have been pledged to secure the Company's debt.

Properties under development include costs related to new development and expansions in process totaling approximately $4.7 million and $22.6 million at
December 31, 2001 and 2000, respectively. The pre-construction stage of project development involves certain costs to secure land and zoning and to complete other initial tasks which are essential to the development of the project.
These costs are transferred to properties under development when the pre-construction tasks are completed.

In accordance with the SFAS No. 121, "Accounting for the Impairment of Long
Lived Assets and for Long Lived Assets to be Disposed of," if events or circumstances indicate that the carrying value of an operating property to be held and used may be impaired, a recoverability analysis is performed based on estimated nondiscounted future cash flows to be generated from the property. If the analysis indicates that the carrying value is not recoverable from future cash flows, the property is written down to estimated fair value and an impairment loss is recognized.

Properties Held for Sale

As part of the Company's ongoing strategic evaluation of its portfolio of assets, management has been authorized to pursue the sale of certain properties that currently are not fully consistent with or essential to the Company's long-term strategies. Management evaluates all properties on a regular basis in accordance with its long-term strategy and in the future may identify other properties for disposition or may decide to defer the pending disposition of the assets now held for sale. Assets held for sale are valued at the lower of carrying value or fair value less selling costs. As part of the Company's ongoing strategic evaluation of its portfolio of assets, the Company intends to sell one remaining

                                      F-9

                           KONOVER  PROPERTY  TRUST

outlet center and a 426,000-square-foot community center. An adjustment to the carrying value of these two properties of $11.9 million was recorded in 2001 in accordance with SFAS No. 121. The Company continues to operate the community center. The one remaining outlet center has nominal rental operations for 2001.
The Company is actively marketing the properties. The Company's Nashville property previously held for sale at December 31, 2000 was sold in December
2001 for its approximate net book value.

The net carrying value of assets currently being marketed for sale at December
31, 2001 is $60.7 million. The held-for-sale community center property was encumbered by $46.0 million of indebtedness at December 31, 2001. There is no debt outstanding on the held-for-sale outlet property.

The following summary financial information pertains to the properties held for sale at December 31, 2001 and for the years ended December 31, excluding adjustments to carrying value of the properties (in thousands):

                                           2001     2000     1999
                                          ------  -------  -------
            Revenues..................... $6,889  $ 6,975  $   500
            Operating expenses...........  2,287    1,894      546
                                          ------  -------  -------
            Net operating income.........  4,602    5,081      (46)
            Depreciation and amortization  1,449    2,124      667
            Interest, net................  3,912    4,784      563
            Other........................     --       40        2
                                          ------  -------  -------
            Net loss..................... $ (759) $(1,967) $(1,278)
                                          ======  =======  =======

Abandoned Transaction Costs

The Company defers certain due diligence and other related costs in connection with the possible acquisition of income-producing properties, developments and venture projects. The Company evaluates the realization of the costs on an ongoing basis. Upon determining that the Company is not going to proceed with the transaction, the Company charges these costs to abandoned transaction costs in the accompanying consolidated statements of operations. The Company recorded
$0.1 million, $1.3 million and $3.9 million of abandoned transaction costs in
2001, 2000 and 1999, respectively.

Interest Costs

Interest costs are capitalized to income-producing properties under construction, to the extent such assets qualify for capitalization. Total interest capitalized was $1.5 million, $2.1 million and $1.5 million for the years ended December 31, 2001, 2000 and 1999, respectively. Interest expense includes amortization of deferred financing costs (see Note 4) and is net of interest income on cash and escrow deposit balances and amortization of debt premium.

Cash and Cash Equivalents

The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

                                     F-10

                           KONOVER  PROPERTY  TRUST

Restricted Cash

The Company's restricted cash includes cash collateral requirements under certain debt agreements and restricted escrow accounts held for the purposes of real estate tax, property insurance, capital improvements and tenant replacement reserves. Restricted cash balances were approximately $5.0 and
$11.5 million at December 31, 2001 and 2000, respectively.

Revenue Recognition

The Company, as a lessor, has retained substantially all of the risks and benefits of ownership and accounts for its leases as operating leases. Minimum rental income is recognized on a straight-line basis over the term of the lease and unpaid rents are included in tenant and other receivables in the accompanying balance sheets. Certain lease agreements contain provisions which provide for rents based on a percentage of sales that are recognized as earned throughout the year. In addition, certain leases provide for additional rents based on a percentage of sales volume above a specified breakpoint, which are recognized as percentage rents. Also, most leases provide for the reimbursement of real estate taxes, insurance, advertising, utilities and certain common area maintenance (CAM) costs, which are recognized as property operating cost recoveries. The property operating cost recoveries are reflected on the accrual basis.

The Company's principal financial instruments subject to potential concentration of credit risk are tenant accounts receivable that are unsecured.
Although the tenants are primarily in the retail industry, the properties are geographically diverse. The Company's exposure to credit loss in the event that payment is not received for revenue recognized equals the outstanding accounts receivable balance. The Company provides an allowance for estimated uncollectible amounts.

Loss Per Common Share

The Company has adopted the provisions of SFAS No. 128, "Earnings Per Share".
Under SFAS No. 128, basic earnings per share is calculated by dividing the income available to common stockholders by the weighted-average number of shares outstanding. Diluted earnings per share reflects the potential dilution that could occur if options or warrants to purchase common shares were exercised and preferred stock was converted into common shares ("potential common shares").

For the years ended December 31, 2001, 2000 and 1999, basic and diluted earnings per share are computed based on a weighted-average number of shares outstanding of 31,292,000; 30,954,000; and 30,847,000, respectively. Potential common shares of 3,518,000; 3,667,000; and 3,625,000 have been excluded from diluted earnings per share for 2001, 2000 and 1999, respectively, because their inclusion would be antidilutive.

Income Taxes

The Company is taxed as a REIT under Sections 856 through 860 of the Internal
Revenue Code of 1986, as amended, commencing with the tax year ending December
31, 1993. As a REIT, the Company generally is not

                                     F-11

                           KONOVER  PROPERTY  TRUST

subject to federal income tax. To maintain qualification as a REIT, the Company must distribute at least 90% (95% prior to 2001) of its REIT taxable income to its stockholders and meet certain other requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate rates. The Company may also be subject to certain state and local taxes on its income and property and federal income and excise taxes on its undistributed taxable income.

Reclassifications

Certain amounts from prior years were reclassified to conform with current-year presentation. These reclassifications had no effect on net loss or stockholders' equity as previously reported.
Recent Accounting Pronouncements

In June 1998, SFAS No. 133 "Accounting for Derivative Instruments and Hedging
Activities," was issued; this statement was subsequently amended by SFAS No.
138 "Accounting for Certain Derivative Instruments and Certain Hedging
Activities," issued in June 2000. These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. The new standard requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Gains and losses resulting from changes in the values of derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The
Company adopted SFAS Nos. 133 and 138 effective January 1, 2001. Because the
Company did not have material derivative instruments in 2001, the adoption of
SFAS Nos. 133 and 138 did not impact the Company's financial position.

In August 2001, the Financial Accounting Standards Board issued SFAS No. 144,
"Accounting for the Impairment or Disposal of Long-Lived Assets." This
Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived
Assets and for Long-Lived Assets to Be Disposed Of" to resolve significant implementation issues related to SFAS 121, including the removal of goodwill from its scope and providing additional guidance for estimating future cash flows. This statement also addresses issues related to accounting for a segment of a business accounted for as a discontinued operation and establishes criteria for determining when a long-lived asset is held for sale. The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company plans to adopt the provisions of this Statement for fiscal year 2002. Management believes that it will not have a material impact on the net income (loss) of the Company but will have an impact on the presentation of the results of operations for properties sold or reclassified as held for sale.

                                     F-12

                           KONOVER  PROPERTY  TRUST

(3)INVESTMENT IN AND ADVANCES TO UNCONSOLIDATED ENTITIES

A summary of the Company's investments in and advances to unconsolidated entities at December 31, 2001 and 2000, is as follows (all investments in unconsolidated entities are accounted for under the equity method):

                                                                               December 31,
                                                                             ----------------
Entity                                             Location        Ownership  2001     2000
-------------------------------------------  --------------------- --------- ------- -------
Community Center Ventures:                                                    (in thousands)
  Atlantic Realty LLC (2 community centers)  Apex and Pembroke, NC     50%   $ 2,501 $ 2,571
  Park Place KPT LLC                         Morrisville, NC           50%     4,514   6,594
  Falls Pointe KPT LLC                       Raleigh, NC               50%     5,734   5,991
Taxable Subsidiaries (see Note 1):..........
  Sunset KPT Investment, Inc................                         86.5%     5,850   9,981
  truefinds.com, Inc........................                           95%         7     (17)
                                             -                     --------- ------- -------
                                                                             $18,606 $25,120
                                             =                     ========= ======= =======

On December 28, 2001, Sunset KPT Investment, Inc. sold, through two of its subsidiaries, 2,110 acres of undeveloped land in Brunswick County, North
Carolina for $9.3 million in cash and a $2.2 million note. The proceeds were used to pay off $5.0 million in debt on the undeveloped land. The available cash was distributed to the venture partners in which the Company will receive
$1.5 million in cash and the $2.2 million note receivable, which is due in June
2002. After this transaction, Sunset KPT Investment, Inc. owned, directly or indirectly through joint ventures, 590 acres of undeveloped land in Brunswick
County, North Carolina, undeveloped outparcels adjacent to Millpond Village in
Raleigh, North Carolina and RMC/Konover Property Trust LLC ("RMC"), a
third-party property management and leasing company with 6.9 million square feet under contract based in Tampa, Florida. In February 2002, Sunset KPT
Investment, Inc. sold its interest in RMC to a former officer of the Company.
RMC had a net loss of $0.6 million for the year ended December 31, 2001, which is reported in the accompanying statements of operations under "equity in losses of unconsolidated entities."

During 2001, Sunset KPT Investment, Inc. recorded an adjustment to the carrying value of its investments of $4.3 million. This charge is reported in "equity in losses of unconsolidated entities -- real estate operations" in the accompanying statements of operations. Also in 2001, the Company recorded an adjustment to the carrying value of its investment in certain community center ventures of $2.4 million. This charge is reported in "adjustment to carrying value of property and investments" in the accompanying statements of operations.

The development of the remaining properties in Sunset KPT Investment, Inc. is subject to, among other things, completion of due diligence and various contingencies, including those inherent in development projects, such as zoning, leasing and financing. There can be no assurance that such transactions will be consummated.

The Company owns interests in Brunswick Commercial LLC, a subsidiary of Sunset
KPT Investment, Inc., Falls Pointe KPT LLC, Atlantic Realty LLC, and Park Place
KPT LLC with unrelated third parties. In each of these entities, KPT Properties
L.P. serves as the managing member. These entities have total assets of approximately $44.6 million, and third-party debt secured by these assets of approximately $22.0 million. The Company guaranteed the repayment of an $8.2 million mortgage debt for Falls Pointe KPT LLC, which is currently structured as a construction loan, due in December 2002. The Company anticipates that the loan will be refinanced and replaced by a permanent, non-recourse loan by mid-2002. The mortgage debt held by Atlantic Realty and Park Place KPT LLC is non-recourse and has certain guarantees of the non-managing member.

                                     F-13

                           KONOVER  PROPERTY  TRUST

The operating agreements for Brunswick Commercial LLC and Falls Pointe KPT LLC
each include a buy/sell provision whereby either member may deliver a notice of its desire to either buy the interest of the other member, or sell its interest to the other member. In the event that either party exercises the buy/sell option, the managing member of the venture shall deliver to the other member its determination of a hypothetical sale price for all of the venture's property (as if it were being sold to a third party). After the determination of the hypothetical sale price, the other venture member must elect within a specified period of time to either (i) buy all of the member interest from the managing member for a price equal to the amount that the managing member would have received under the applicable distribution provisions of the operating agreement had the venture's property been sold for the hypothetical sale price or (ii) to sell all of its member interest to the managing member at a price equal to the amount that such member would have received under the applicable distribution provisions of the operating agreement had the venture's property been sold for the hypothetical sales price.

Summary unaudited financial information of unconsolidated entities accounted for using the equity method is as follows (in thousands):

                                                           December 31,
                                                        ------------------
     Balance Sheets                                       2001     2000
     -------------------------------------------------  -------  --------
     Assets:
       Investment properties at cost, net               $37,887  $ 46,045
       Cash and restricted cash                           2,613     1,993
       Note receivable from an unrelated party            2,150        --
       Other assets                                       1,916     1,507
                                                        -------  --------
     Total Assets                                       $44,566  $ 49,545
                                                        =======  ========
     Liabilities and Venturers' (Deficit) Equity:
       Mortgages and other notes payable                $22,036  $ 20,224
       Notes payable and other payables to the Company   26,669    25,439
       Accounts payable and other liabilities             3,070     2,531
                                                        -------  --------
       Total liabilities                                 51,775    48,194
       Venturers' (deficit) equity                       (7,209)    1,351
                                                        -------  --------
     Total liabilities and venturers' (deficit) equity  $44,566  $ 49,545
                                                        =======  ========
       Total Revenue                                    $ 6,614  $  6,242
                                                        =======  ========
       Total Net Loss                                   $(6,909) $(10,390)
                                                        =======  ========

The mortgages and other notes payable of $22.0 million are secured by the ventures' community shopping centers. The amount outstanding on Falls Pointe and Park Place totaling $16.1 million becomes due in late 2002. The remaining
$5.9 million outstanding is secured by Peak Plaza and University Plaza, centers owned by Atlantic Realty LLC, which becomes due in 2019 and 2018, respectively.
The Peak Plaza and University Plaza notes require fixed monthly payments of
$41,700 and $18,200 for principal and interest. The interest on these two notes is variable.

                                     F-14

                           KONOVER  PROPERTY  TRUST

4. DEFERRED CHARGES AND OTHER ASSETS

Deferred charges and other assets as of December 31, net of accumulated amortization of $4,788 and $11,347 at December 31, 2001 and 2000, respectively, are summarized as follows (in thousands):

                                                     2001   2000
                                                    ------ -------
             Deferred financing costs, net          $3,234 $ 6,648
             Furniture, fixtures and equipment, net  1,775   2,596
             Intangible lease rights, net               --   1,763
             Prepaid expenses                          877     721
             Leasehold improvements, net               748     165
             Other assets, net                         221   1,728
                                                    ------ -------
                                                    $6,855 $13,621
                                                    ====== =======

Deferred financing costs, including fees and costs incurred to obtain financing, are being amortized over the terms of the respective agreements.
Unamortized deferred financing costs are charged to expense when the associated debt is retired before the maturity date.

5. DEBT ON INCOME PROPERTIES

Debt on income properties consists of the following at December 31 (in thousands):

                                                                                                           2001     2000
                                                                                                         -------- --------
Mortgage notes secured by 16 properties (18 properties at December 31, 2000), interest rates ranging
 from 7.37% to 10.13%. Unpaid principal and accrued interest due from December 2002 to May 2018         $144,166 $156,053
$58,000 term loan secured by 14 properties, interest at a rate of LIBOR, as defined, plus 3.2% (7.20% at
 December 31, 2001) (a)                                                                                    58,000       --
$60,000 term loan, interest at a rate of LIBOR plus 3.25% (a)                                                  --   58,925
$75,000 credit facility secured by 11 properties, monthly principal payments range from approximately $
 19 to $ 146 with entire balance due March 2013 and effective interest rate of 7.73% (b)                       --   66,139
Class A Mortgage Notes-payable in 85 monthly principal payments ranging from approximately $ 140 to $ 173 determined using various parameters plus weighted average monthly interest payments at
 7.51%. Unpaid principal and accrued interest due June, 2002 (b)                                               --   49,393
Class B Mortgage Notes-monthly interest payments at 7.87% with entire balance due June, 2002 (b)               --   20,000
Class C Mortgage Notes-monthly interest payments at 8.40% with entire balance due June, 2002 (b)               --   17,000
Construction loans on development properties and expansions, interest at a rate of LIBOR plus 1.5%
 (3.38% at December 31, 2001)                                                                              17,543   19,211
$10,000 line of credit secured by one property - monthly interest payments at LIBOR plus 2% (3.88% at
 December 31, 2001) (c)                                                                                    10,000    6,700
                                                                                                         -------- --------
                                                                                                          229,709  393,421
Unamortized premium on $75,000 credit facility (b)                                                             --    6,391
                                                                                                         -------- --------
                                                                                                         $229,709 $399,812
                                                                                                         ======== ========
--------
(a) Simultaneous with the closing of the September 25, 2001 outlet portfolio sale, the Company refinanced its $60,000 term loan with a $58,000 term loan. The $58,000 term loan matures in November 2003. The Company has an option to extend for an additional one year period, as defined in the agreement.

(b) The debt was paid or assumed by the buyer of the outlet portfolio (see Note
    13). The Company recognized an extraordinary gain of approximately $0.8 million upon closing the outlet portfolio sale due to the early

                                     F-15

                           KONOVER  PROPERTY  TRUST

   extinguishment of certain debt. The gain is related to the recognition of an unamortized debt premium of $6 million offset by $5.2 million of unamortized deferred loan fees and other costs.

(c) The $10,000 line of credit expires in May 2002. The Company is in the process of renegotiating the line of credit to extend the terms, add an additional property as collateral and reduce the principal to $9,000.

Combined aggregate principal maturities of debt on income properties are as follows (in thousands):

                          2002                $ 34,692
                          2003                  68,903
                          2004                   2,135
                          2005                   8,291
                          2006 and thereafter  115,688
                                              --------
                                              $229,709
                                              ========

The Company estimates that the fair value of debt on income properties approximates the carrying value based upon its effective current borrowing rate for debt with similar terms and remaining maturities. Disclosure about fair value of financial instruments is based upon information available to management as of December 31, 2001.

6. LEASES

The Company leases certain signage and equipment under capital lease agreements, which expire 2001 through 2004. Amortization of assets acquired through capital leases is included with depreciation and amortization expense in the accompanying statements of operations. Rent expense for the years ended
December 31, 2001, 2000 and 1999 was $1.5 million, $1.2 million and $0.9 million, respectively.

Aggregate future minimum lease payments under capital and operating leases having remaining terms in excess of one year as of December 31, 2001, are as follows (in thousands):

                                                   Capital Operating
                                                   Leases   Leases
                                                   ------- ---------
           2002...................................  $117    $  508
           2003...................................    57       185
           2004...................................    37       185
           2005...................................    --       185
           2006...................................    --       185
           Thereafter.............................    --       469
                                                    ----    ------
                                                     211    $1,717
                                                           =========
           Amount representing interest...........   (15)
                                                   -------
           Present value of minimum lease payments  $196
                                                   =======

7. STOCKHOLDERS' EQUITY

Dividends declared on Preferred Stock and Common Stock were $0.125 per share for the year ended December 31, 2001 and $0.50 per share for the years ended
December 31, 2000 and 1999.

                                     F-16

                           KONOVER  PROPERTY  TRUST

For federal income tax purposes, the following table summarizes the estimated taxability of distributions paid (unaudited):

                                              2001  2000
                                             ------ -----
                      Per Share:............
                         Ordinary income.... $   -- $  --
                         Return of capital..  0.125  0.50
                                             ------ -----
                          Total............. $0.125  0.50
                                             ====== =====

The Company's tax returns for the year ended December 31, 2001, have not been filed, and the taxability information for 2001 is based upon the best available data. The Company's tax returns have not been examined by the Internal Revenue
Service, and therefore the taxability of distributions is subject to change.

On August 5, 1998, the stockholders approved a Stock Purchase Agreement between
Prometheus Southeast Retail, LLC (including its assignee, "PSR"), an affiliate of Lazard Freres Real Estate Investors, LLC, ("Lazard"), and the Company
pursuant to which PSR made a $200 million purchase of shares of Common Stock of the Company at a purchase price of $9.50 per share (the "Transaction"). Upon completion of funding, PSR owned an equity interest in the Company of approximately 58%, on a diluted basis. As a result of subsequent stock repurchases by the Company, PSR's ownership interest in the Company is 61%, on a diluted basis.

Pursuant to a Contingent Value Rights Agreement with PSR, if PSR has not doubled its investment (through stock appreciation and dividends) by January 1,
2004, the Company will pay PSR, in cash or stock at its discretion, an amount necessary to achieve such a return, subject to a maximum payment of 4,500,000 shares or the cash value thereof.

In connection with the Konover & Associates South ("Konover") portfolio acquisition in 1998, the Company issued 100,000 warrants with an exercise price of $9.50 per share and 100,000 warrants with an exercise price of $12.50 per share. These warrants expire on June 30, 2008. See Note 9 below for discussion of other outstanding warrants.

8. MINORITY INTEREST

Minority interest in the accompanying consolidated financial statements relates to limited partnership interests of the Operating Partnership issued in connection with the 1998 Konover and Rodwell/Kane portfolio acquisitions.
1,064,344 OP units were issued in 1998 related to these portfolio acquisitions.
In connection with the Rodwell/Kane portfolio acquisition, an additional
292,447 OP units were to be issued upon completion of certain contingencies.
For the years ended 2001, 2000 and 1999, the Company issued 41,955, 1,689 and
175,232 units, respectively, as certain of the contingencies were met. 40,117
OP units were cancelled and will not be issued. 95,657 and 260,876 OP units were converted into common stock during 2001 and 2000, respectively. The limited partnership interests outstanding as of December 31, 2001 have the same economic characteristics as would 926,687 common shares, inasmuch as they share proportionately in the net income or loss and in any distributions of the
Operating Partnership and such interests are redeemable for the same number of common shares of the Company or the cash value thereof, at the Company's option.

                                     F-17

                           KONOVER  PROPERTY  TRUST

9. CONVERTIBLE PREFERRED STOCK

On April 2, 1996, the Company executed a Note Purchase Agreement and other related documents (collectively the "Agreements") with Gildea Management
Company ("Gildea") and Blackacre Bridge Capital, L.L.C. ("Blackacre"), whereby
Gildea and Blackacre agreed to purchase in a private placement up to $25.0 million of the Company's Exchangeable Notes (the "Exchangeable Notes"), and $5
million of its Senior Notes, both of which were unsecured. On April 3 and 29,
1996, Exchangeable Notes with an aggregate principal amount of $10.0 million each were sold pursuant to the Agreements.

Holders of the Exchangeable Notes, subject to certain conditions, were required to exchange them for shares of the Company's Series A Convertible Preferred
Stock (the "Series A Preferred") at the rate of one share of Series A Preferred for each $25 in principal amount of Exchangeable Notes (800,000 shares of
Series A Preferred), upon stockholder approval of necessary amendments to the
Company's Certificate of Incorporation and authorization of the Series A
Preferred. As of December 31, 2001, each share of Series A Preferred is convertible into shares of the Company's Common Stock at a conversion price of
$8.62 per share, subject to adjustment under certain conditions, at the option of the holder.

Dividends on the Series A Preferred will be paid quarterly on each Common Stock dividend payment date in an amount equal to the dividends that would have been paid on the Common Stock then issuable upon conversion of the Series A
Preferred. $0.3 million of dividends were declared to holders of Series A
Preferred Stock during 2001. $1.1 million of dividends were declared to holders of the Series A Preferred Stock during 2000 and 1999.

On April 29, 1996, $5 million of the Senior Notes were placed at 97% of their face amount. On November 12, 1996, $2.5 million of the Senior Notes were placed at 100% of their face amount. In March 1997, the Company repaid the Senior
Notes at their face amounts from the proceeds of the credit facility.

In connection with the issuance of the Exchangeable Notes and the initial $5 million of Senior Notes, on April 3, 1996 the Company issued the holder detachable warrants for the purchase of 200,000 shares of Common Stock of the
Company. Each warrant entitles the holder, subject to certain conditions, to purchase on or before April 3, 2003 one share of Common Stock of the Company at a price equal to $9.50 per share, subject to adjustment under certain conditions. The warrants were valued using the Black-Scholes pricing model at an aggregate value of $6,000 at the issuance date. The $2.5 million of Senior
Notes have detachable warrants for the purchase of 100,000 shares of Common
Stock of the Company that were issued with terms and conditions similar to the existing Senior Notes, except that each warrant entitles the holder to purchase one share of Common Stock at a price equal to $8.375 per share. These warrants were valued at an aggregate value of $3,000 at the issuance date.

On July 22, 1999, 5,660 shares of the Company's Series A Preferred were exchanged by the holders into 15,722 shares of common stock. Also, on August
24, 1999, 5,660 shares of the Company's Series A Preferred were exchanged by the holders into 15,722 shares of common stock.

                                     F-18

                           KONOVER  PROPERTY  TRUST

10. STOCK OPTION AND COMPENSATION PLANS
   EMPLOYEE STOCK INCENTIVE PLAN

The Company has established a stock option plan which provides for the issuance of up to 2,800,000 shares through the grant of qualified and nonqualified options to officers and employees at exercise prices not less than market value on the date of grant. Generally, options vest over a period of four to five years from the date of grant and are exercisable for 10 years from the date of grant. Since 1997, the Company has allowed executive management to exchange vested incentive options for stock purchase rights. The stock purchase rights have no voting rights, but are entitled to receive a dividend equivalent to any cash dividends paid to common stockholders.

A summary of changes in outstanding options and stock purchase rights is as follows:

                                                2001                  2000                  1999
                                       ---------------------- --------------------- ---------------------
                                         Shares    Avg. Price   Shares   Avg. Price   Shares   Avg. Price
                                       ----------  ---------- ---------  ---------- ---------  ----------
Balance, beginning of year............  2,140,207    $ 9.30   2,410,207    $9.25      886,250    $ 8.81
  Options granted, at market..........         --        --          --       --    1,525,000      9.50
  Cancelled........................... (1,468,000)     8.85    (270,000)    8.98           --        --
  Exercised...........................         --        --          --       --       (1,043)     5.63
                                       ----------    ------   ---------    -----    ---------    ------
Balance, end of year..................    672,207    $10.27   2,140,207    $9.30    2,410,207    $ 9.25
                                       ==========    ======   =========    =====    =========    ======
Exercisable, end of year..............    522,207    $10.52     692,207    $9.47      822,707    $10.25
                                       ==========    ======   =========    =====    =========    ======
Weighted Average Fair Value of Options
 Granted During the Year..............               $   --                $  --                 $ 0.36
                                       ==========    ======   =========    =====    =========    ======

At December 31, 2001, 472,000 stock purchase rights were eligible for a dividend equivalent.

The following table summarizes information about stock options outstanding at
December 31, 2001:

                            Options                         Options
                          Outstanding                     Exercisable
                          ----------- ------------------- -----------
                                       Weighted Average
                                           Remaining
                                      Contractual Life in
          Exercise Prices   Shares           Years          Shares
          --------------- ----------- ------------------- -----------
              $23.00.....   123,250           1.41          123,250
              $21.50.....    18,000           3.00           18,000
              $9.50......   150,000           6.87               --
              $7.88......    40,000          12.12           40,000
              $7.75......    12,000          12.26           12,000
              $5.63......   328,957           1.40          328,957
                          -----------                     -----------
                            672,207                         522,207
                          ===========                     ===========

The fair value of each option granted in 2001, 2000 and 1999 is estimated using the Black-Scholes option pricing model with the following assumptions:

                                           2001  2000  1999
                                           ----  ----  ----
                   Dividend yield......... 0.00% 7.14% 7.14%
                   Expected volatility.... 40.0% 10.4% 10.4%
                   Risk-free interest rate 5.05% 6.11% 6.11%
                   Expected life in years.    5    10    10

                                     F-19

                           KONOVER  PROPERTY  TRUST

Restricted Stock Plan

The Company adopted a restricted stock plan in 1996 whereby the Company can award up to 2,250,000 shares of common stock to employees. Generally, awards under the plan vest at the end of the restriction period, which is typically three years. The awards are recorded at market value on the date of grant as unearned compensation expense and amortized over the restriction periods.
Generally, recipients are eligible to receive dividends on restricted stock issued. Restricted stock and annual expense information is as follows:

                                                                 2001      2000      1999
                                                              ---------  --------  --------
Restricted shares issued and outstanding at January 1........   264,010   141,183    95,669
Restricted shares awarded....................................    11,892   107,025    64,389
Repurchase rights exercised and converted to restricted stock   378,162    94,600        --
Restricted shares repurchased or cancelled...................  (121,328)  (78,798)  (18,875)
                                                              ---------  --------  --------
Restricted shares issued and outstanding at December 31......   532,736   264,010   141,183
                                                              =========  ========  ========
Annual expense, net.......................................... $ 219,000  $296,000  $200,000
Award date - average fair value per share.................... $    5.05  $   5.30  $   6.01

At December 31, 2001, 487,021 of the restricted shares issued are vested.

Since 1997, the Company has allowed executive management to exchange restricted stock previously issued for the right to repurchase such shares. Holders of these repurchase rights have no voting rights, but are entitled to receive a dividend equivalent to any cash dividends paid to common stockholders.
Recipients of the repurchase rights may exercise their rights at any time from the date the restricted stock subject to the repurchase right becomes vested to
15 years from the date of vesting. The exercise price is generally 10% of the fair market value of the restricted stock subject to the repurchase right determined on the date of grant of the repurchase right. There is no effect on the amount of compensation to be recorded as a result of the exchange as the effective value of the restricted stock granted is the same as the value of the discounted repurchase right.

Repurchase rights and annual expense information is as follows:

                                                   2001        2000        1999
                                                ----------  ----------  ----------
Repurchase rights outstanding at January 1.....  1,701,582   1,272,555     693,597
Repurchase rights awarded......................     23,126     550,995     578,958
Repurchase rights converted to restricted stock   (378,162)    (94,600)         --
Repurchase rights cancelled....................   (781,186)    (27,368)         --
                                                ----------  ----------  ----------
Repurchase rights outstanding at December 31...    565,360   1,701,582   1,272,555
                                                ==========  ==========  ==========
Exercisable, end of year.......................    367,700     362,796     242,983
Annual expense, net............................ $  626,000  $2,569,000  $1,779,000
Award date - average fair value per share...... $     4.80  $     4.63  $     6.11

                                     F-20

                           KONOVER  PROPERTY  TRUST

Employee Stock Purchase Plan

During 1997, the Company adopted an Employee Stock Purchase Plan (ESPP) to provide all full-time employees an opportunity to purchase shares of its common stock through payroll deductions over a six-month subscription period. A total of 100,000 shares are available for purchase under this plan. The purchase price is equal to 85% of the fair market value on either the first or last day of the subscription period, whichever is lower. The plan was discontinued in
2001. Stock issuances in connection with this plan are as follows:

                           2001                        2000                        1999
                --------------------------- --------------------------- ---------------------------
                    Subscription period         Subscription period         Subscription period
                --------------------------- --------------------------- ---------------------------
                January 1 -    July 1 -     January 1 -    July 1 -     January 1 -    July 1 -
                  June 30   December 31 (1)   June 30   December 31 (1)   June 30   December 31 (1)
                ----------- --------------- ----------- --------------- ----------- ---------------
Number shares..      586          --           12,066        7,573         5,138         10,446
Price per share    $2.53          --          $  4.05       $ 3.72        $ 5.79        $  4.68
--------
(1) These shares were issued by the Company in the subsequent year.

Pro Forma Information

   The Company has elected to adopt the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based
Compensation" (SFAS No. 123). In accordance with the provisions of SFAS No.
123, the Company has elected to apply APB Opinion No. 25 and related
Interpretations in accounting for its stock option, restricted stock, and employee stock purchase plan. Had the Company elected to recognize compensation cost for these plans based on the fair value of each grant, as prescribed by
SFAS No. 123, net loss and net loss per share would have changed by the pro forma amounts indicated in the table below (in thousands, except per share data):

                                          2001                 2000                1999
                                  --------------------- ------------------- ------------------
                                   Reported  Pro Forma  Reported  Pro Forma Reported Pro Forma
                                  ---------  ---------  --------  --------- -------- ---------
Net loss applicable to common
  stockholders                    $(128,546) $(128,570) $(36,133) $(36,271) $(8,133)  $(8,242)
Net loss applicable to common
 stockholders per share - basic.. $   (4.11) $   (4.11) $  (1.17) $  (1.17) $ (0.26)  $ (0.27)
Net loss applicable to common
 stockholders per share - diluted $   (4.11) $   (4.11) $  (1.17) $  (1.17) $ (0.26)  $ (0.27)

Other Plans

The Company offers the Konover Property Trust, Inc. 401(k) and Profit Sharing
Plan (the "Plan"), a tax-qualified defined contribution plan to its employees.
The Plan covers substantially all employees of the Company. Eligible employees may elect to contribute 1% to 15% of their compensation to the Plan. The
Company may elect to match a certain percentage of each employee's contribution and may also elect to make a profit-sharing contribution. For the years ended
December 31, 2001, 2000 and 1999, the Company contributed approximately
$132,000, $314,000 and $213,000, respectively, as a matching contribution, and there was no profit-sharing contribution made by the Company.

                                     F-21

                           KONOVER  PROPERTY  TRUST

   The Company has established a stock plan which provides for the issuance of up to 150,000 shares through the grant of options or stock to members of the
Board of Directors who are not officers or employees of the Company. As of
December 31, 2001, options to purchase 111,987 shares of common stock have been issued under this plan.

11. TENANT LEASE AGREEMENTS

   The Company is the lessor of retail stores under operating leases with initial terms that expire from 2001 to 2041. Many leases are renewable at the lessee's option. Expected future minimum rental revenue to be received from tenants, excluding renewal options and contingent rentals, under operating leases in effect at December 31, 2001, are as follows (in thousands):

                              2002...... $ 32,282
                              2003......   29,775
                              2004......   26,240
                              2005......   21,020
                              2006......   17,898
                              Thereafter  121,550
                                         --------
                                         $248,765
                                         ========

   For the years ended December 31, 2001, 2000 and 1999 rental revenue from a single major tenant, VF Corporation, comprised approximately 6.2%, 7.3% and
7.3%, respectively, of total rental revenue (see Note 13).

12. ACQUISITIONS

   In December 2000, the Company became the sole member in Mount Pleasant KPT
LLC through a transaction including a cash payment of $2.3 million and the transfer of ownership in land and certain development costs of approximately
$1.2 million.

   In 1999, the Company acquired 10 individual community shopping centers aggregating 1.1 million square feet for a total purchase price of $75.7 million consisting of $71.5 million in cash and $4.2 million in debt assumption.

13. PROPERTY DISPOSALS

   On December 27, 2001, the Company sold its Nashville outlet property for its approximate net book value of $5.6 million. An adjustment to the carrying value of this property of $13.0 million was recorded in 2000.

On September 25, 2001, the Company sold a 31-property portfolio for $180 million. The portfolio consisted of nine outlet properties, 16 VF-anchored properties and six community center properties. Three of the six community centers in the portfolio have outlet tenants but meet the definition of community centers, as discussed in Note 17, due to their proximity to the local market and other property characteristics. The community centers included in the portfolio were sold because they are collateral under certain common debt facilities with certain of the outlet and VF-anchored properties. All other references herein to the portfolio include a description of 28 outlet centers and three community centers. The loss on the sale approximates the adjustment to the carrying value of these properties, which was recognized in the three-month period ended June 30, 2001 of $100.5 million.

                                     F-22

                           KONOVER  PROPERTY  TRUST

In addition, the Company sold its Kitty Hawk, NC community center on September
13, 2001 for $7.5 million. The sale resulted in a gain of $0.8 million.

In May 2000, the Company sold a center that was held for sale for its approximate net book value of $0.6 million. In September 2000, the Company sold a retail shopping center in Georgia for approximately $3 million, resulting in a loss of $1.1 million. The centers did not conform to the Company's long-term strategic plan.

In December 1999, the Company sold two centers for $4.9 million, net of closing costs of $0.5 million, resulting in a loss of $3 million. One of these properties was previously held for sale. In addition, the Company recorded a
$0.6 million adjustment to the net carrying value of the remaining property held for sale in December 1999. These transactions are reported in "loss on sale of real estate" in the accompanying consolidated statement of operations in 1999. Also, in 1999, the Company incurred additional costs of $0.2 million related to the sale of a property in 1998.

The following summary financial information pertains to the above-mentioned properties sold for the year ended December 31 (in thousands):

                                            2001    2000    1999
                                           ------- ------- -------
             Revenues..................... $34,098 $47,042 $49,664
             Operating expenses...........  12,867  17,412  17,303
                                           ------- ------- -------
             Net operating income.........  21,231  29,630  32,361
             Depreciation and amortization   5,851  12,943  13,594
             Interest, net................   9,882  12,915  12,098
             Other........................     111     486      20
                                           ------- ------- -------
             Net income................... $ 5,387 $ 3,286 $ 6,649
                                           ======= ======= =======

14. SEVERANCE AND OTHER RELATED COSTS

C. Cammack Morton resigned as an officer and director of the Company on March
6, 2001. In connection with his resignation, the Company and Mr. Morton entered into a Separation Agreement and General Release. Under the separation agreement, which was a complete settlement of Mr. Morton's rights under his former employment agreement, the Company paid Mr. Morton $2.5 million in cash and released him from the non-compete restrictions in his employment agreement.
In addition, the parties agreed upon Mr. Morton's rights under various equity awards.

Mr. Morton agreed that his 225,851 vested in-the-money Repurchase Rights and
300,000 vested out-of-the-money Repurchase Rights would remain outstanding (and entitled to dividend equivalent rights) until April 1, 2002. He also agreed to the immediate cancellation of his remaining 391,299 in-the-money Repurchase
Rights in exchange for an additional cash payment of $900,000. Mr. Morton also forfeited his interest in 140,000 out-of-the-money Repurchase Rights and
210,000 out-of-the-money stock options in exchange for $35,000 in cash.

   Patrick M. Miniutti's employment with the Company terminated on March 6,
2001, and he resigned from the Board of Directors on March 30, 2001. In complete settlement of all rights under his former employment, Mr. Miniutti entered into a Separation and Settlement Agreement and General Release with the
Company on March 30, 2001. Pursuant to the agreement, the Company paid a severance benefit to Mr. Miniutti consisting of $1.5 million in cash and the forgiveness of a $125,000 loan. The Company also released Mr. Miniutti from the non-compete restrictions imposed by his employment agreement.

                                     F-23

                           KONOVER  PROPERTY  TRUST

In addition, in exchange for the issuance of 259,545 shares of common stock
(the "Settlement Shares"), Mr. Miniutti agreed to the immediate cancellation of all rights (including dividend equivalent rights) with respect to all equity awards granted by the Company. These shares were issued in February 2002.

In addition to the $5.1 million of severance noted above, the Company recorded a charge of $1.9 million for additional severance and legal fees incurred for all severed employees. The total severance and other related cost of $7.0 million is partially offset by a $0.9 million reduction in previously amortized stock compensation expense for Mr. Morton and Mr. Miniutti.

15. Commitments and Contingencies

On June 11, 1999, a lawsuit was filed claiming that the Company is liable for a finders fee ranging from of $2 million to $4 million related to the 1998 Stock
Purchase Agreement between PSR and the Company. On November 27, 2000, a judgment was entered in favor of the plaintiff in the amount of $2.8 million.
This judgment together with the associated legal fees incurred in connection with this transaction were recorded in 2000. On February 1, 2002, the Maryland
Court of Special Appeals reversed the $2.8 million judgment but did instruct the circuit court to enter judgment on an additional plaintiff claim. It appears likely the trial court will enter a new judgment for $1.5 million. In addition, the Company recognized a $0.3 million interest charge on this claim in 2001. Additionally, the Company is a party to certain legal proceedings relating to its ownership, management and leasing of the properties, arising in the ordinary course of business. Management does not expect the resolution of these matters to have a significant impact on the Company's financial position or results of operations. However, the ultimate resolution of these claims is not reasonably estimable.

16. Related-party Transactions

In 1998, the Company entered into an agreement with Konover & Associates South to take over the management and leasing of certain properties. In consideration of the assignment of the management and leasing agreements to the Company, the
Company paid $3.8 million of which $1.4 million was paid in 2001. The chairman of the Board of Directors of the Company is an affiliate of Konover &
Associates South.

17. REPORTABLE SEGMENTS

Prior to the outlet portfolio sale in September 2001, management determined under SFAS No. 131, "Disclosures about Segments of an Enterprise and Related
Information," it had four reportable segments: community centers, outlet centers, VF-anchored centers, and centers held for
sale/redevelopment/development. The outlet segment includes properties that generate a majority of their revenue from traditional outlet manufacturers and are destination oriented. The VF-anchored segment includes properties that have less than $1.5 million in total revenue, generate at least 20% of their revenue from VF and have less than 150,000 square feet. 2001 presentation includes community center and held-for-sale only. The Company now includes properties under development or redevelopment in the "All others" segment column.
Previously these properties had been grouped into the held-for-sale segment.
The prior years segment presentation had been restated to reflect this change.
The Company evaluates

                                     F-24

                           KONOVER  PROPERTY  TRUST

performance and allocates resources based on the net operating income (NOI) of the Company's investment portfolio. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies. The Company's reportable segments are business units that offer retail space to varied tenants and in varied geographical areas.

(All data in thousands and excludes straight line rent)

             Community   Outlet       V F
              Centers  Centers (1) Centers(1) Held-for-sale(1) All Others(2)  Total
             --------- ----------- ---------- ---------------- ------------- --------
2001:.......
NOI          $ 23,863   $     --    $    --       $25,835        $    390    $ 50,088
Total Assets $240,575   $     --    $    --       $62,921        $ 81,520    $385,016

2000:
NOI......... $ 36,146   $  19,194   $  3,574      $   481        $    310    $ 59,705
Total Assets $363,675   $ 185,412   $ 42,836      $18,819        $ 92,529    $703,271

1999:
NOI......... $ 26,239   $  21,889   $  5,476      $    22        $  3,317    $ 56,943
Total Assets $298,065   $ 210,477   $ 45,862      $20,827        $144,226    $719,457

--------
(1) See Note 2 and 13 for details on properties held-for-sale and disposals.

(2) Includes investments in and advances to unconsolidated entities, properties under development, cash, restricted cash and other corporate assets.

18. QUARTERLY INFORMATION (UNAUDITED)

Selected quarterly financial data for the four quarters in 2000 and 1999 is as follows (in thousands, except per share data)

                                                          Quarter ended
                                           --------------------------------------------
                                           March 31  June 30   September 30 December 31
                                           -------- ---------  ------------ -----------
2001:.....................................
Total revenue............................. $22,480  $  21,671    $20,591     $ 10,371
Net loss applicable to common stockholders $(6,196) $(109,174)   $   (67)    $(13,109)
Basic loss per common share:..............
Net loss applicable to common stockholders $ (0.20) $   (3.50)   $ (0.00)    $  (0.41)
Diluted loss per common share:............
Net loss applicable to common stockholders $ (0.20) $   (3.50)   $ (0.00)    $  (0.41)

2000:
Total revenue............................. $22,132  $  23,096    $21,684     $ 22,008
Net loss applicable to common stockholders $(3,120) $  (2,076)   $(4,711)    $(26,226)
Basic loss per common share:..............
Net loss applicable to common stockholders $ (0.10) $   (0.07)   $ (0.15)    $  (0.85)
Diluted loss per common share:............
Net loss applicable to common stockholders $ (0.10) $   (0.07)   $ (0.15)    $  (0.85)

                                     F-25

                            KONOVER PROPERTY TRUST

            SCHEDULE III--REAL ESTATE AND ACCUMULATED DEPRECIATION

                                                                 Cost Capitalized
                                             Initial Cost         Subsequent to
                                              to Company           Acquisition                Sale Of
                           ------------ ---------------------- -------------------- ---------------------------
                                                    Bldg. And            Bldg. And                  Bldg. And
Property                   Encumbrances    Land     Imprvmts.    Land    Imprvmts.      Land        Imprvmts.
-------------------------- ------------ ---------- ----------- --------- ---------- ------------  ------------
Arcadia, LA                $        --  $  404,864 $ 1,856,173 $   3,492 $1,565,852 $   (408,356) $ (3,422,025)
Boaz, AL                            --      34,998      42,004     4,232  1,402,927      (39,230)   (1,444,931)
Bolling Creek, VA            1,403,889     261,971   1,484,505     5,464     56,677     (149,790)
Branson, MO                         --   5,702,365  24,600,479    34,600  2,703,330   (5,736,965)  (27,303,809)
Braves Village, SC           2,650,600     693,398   3,928,356       965    508,567
Brookneal, VA                  995,763     221,968   1,257,819     5,802     32,876
Casa Grande, AZ                     --   2,220,397  10,557,446              390,153     (858,207)   (4,909,789)
Celebration, NC              5,226,907   1,436,628   8,140,890     4,582     81,281
Conway, NH                          --     324,652   2,277,122        --    116,768     (172,655)     (757,803)
Conway, SC                   2,950,891     708,784   4,030,308     7,822     33,886
Corsicana, TX                       --     336,335   1,533,169        --     63,979     (336,335)   (1,597,148)
Crossroads at Mandarin, FL   3,248,000     689,016   3,904,424       155      3,125
Crossville, TN                      --     519,239   2,415,619    11,389  4,218,615     (530,628)   (6,634,234)
Danville, VA                 2,039,084     465,505   2,642,090     6,019     52,033
Dare Center, NC                     --      51,215   5,034,374        78        440      (51,293)   (5,034,814)
Draper, UT                          --     718,188   4,294,019    56,513  4,432,611     (774,701)   (8,726,630)
Dukes Plaza, VA              3,905,347   1,013,411   5,750,521    (5,702     75,514
Durham Festival, NC          6,356,014   1,296,071   7,697,319    91,831    240,553
Eastgate Plaza, FL           6,751,200   1,578,177   8,947,744        --    209,557
Eastgate, NC                        --     688,256   3,153,235  (416,226      8,479
Food Lion Plaza, VA            701,800     314,504   1,947,925    23,959     54,988
Gateway, NC                  5,498,400     816,566   3,246,925     8,628  4,610,206
Georgetown, KY                      --     937,490   6,510,116        --     59,508     (937,490)   (6,569,624)
Graceville, FL                      --     556,765   2,544,654        --    232,499     (556,765)   (2,777,153)
Grove Park, SC               3,549,600     857,300   4,858,036        42        234
Hanson, KY                          --     308,876   1,408,641        --     26,605     (308,876)   (1,435,246)
Hempstead, TX                       --     375,487   1,711,282   (99,997     20,000     (275,490)   (1,731,282)
Hollywood Festival, FL       4,901,000     843,578   5,040,436    65,015    605,477
Iowa, LA                            --     627,061   2,860,591  (470,942  2,862,778     (156,119)   (5,723,369)
Keysville, VA                1,367,089     321,001   1,819,008     6,600     37,399
Kittery, ME                         --     355,080   2,485,826        --    118,941     (355,080)   (2,604,767)
Lake George, NY                     --     975,466   4,441,445        --    331,667     (975,466)   (4,773,112)
Lake Park, GA                       --   1,128,056   4,801,250        --     39,827   (4,841,077)
Lake Point Centre, FL       10,736,937   2,196,485  13,013,873   160,124    403,703
Lake Washington, FL          5,997,200   1,468,320   8,320,483       457     58,655
LaMarque, TX                        --   4,066,414  11,864,248        --     63,977  (11,928,225)
Las Vegas, NV                       --   7,158,719  18,761,605              175,639

                              Adjustment to Net     Gross Amount at Which
                               Realizable Value     Carried at Close of Period
                           ------------------------ --------------------------
                                        Bldg. And                 Bldg. And                Accumulated
Property                      Land      Imprvmts.      Land       Imprvmts.       Total    Depreciation
-------------------------- ----------  -----------  ------------ ------------- ----------- ------------
Arcadia, LA                                         $       --   $        --   $        --  $       --
Boaz, AL                                                    --            --            --          --
Bolling Creek, VA                                      117,645     1,541,182     1,658,827     148,385
Branson, MO                                                 --            --            --          --
Braves Village, SC                                     694,363     4,436,923     5,131,286     574,570
Brookneal, VA                                          227,770     1,290,695     1,518,465     124,834
Casa Grande, AZ            (1,362,190)  (6,037,810)         --            --            --          --
Celebration, NC                                      1,441,210     8,222,171     9,663,381     772,480
Conway, NH                   (151,997)  (1,636,087)         --            --            --          --
Conway, SC                                             716,606     4,064,194     4,780,800     372,518
Corsicana, TX                                               --            --            --          --
Crossroads at Mandarin, FL                             689,171     3,907,549     4,596,720     535,092
Crossville, TN                                              --            --            --          --
Danville, VA                                           471,524     2,694,123     3,165,647     280,973
Dare Center, NC                                             --            --            --          --
Draper, UT                                                  --            --            --          --
Dukes Plaza, VA                                      1,007,709     5,826,035     6,833,744     813,031
Durham Festival, NC                                  1,387,902     7,937,872     9,325,774     764,368
Eastgate Plaza, FL                                   1,578,177     9,157,301    10,735,478   1,231,002
Eastgate, NC                                           272,030     3,161,714     3,433,744     459,871
Food Lion Plaza, VA                                    338,463     2,002,913     2,341,376     199,504
Gateway, NC                                            825,194     7,857,131     8,682,325     900,490
Georgetown, KY                                              --            --            --          --
Graceville, FL                                              --            --            --          --
Grove Park, SC                                         857,342     4,858,270     5,715,612     646,160
Hanson, KY                                                  --            --            --          --
Hempstead, TX                                               --            --            --          --
Hollywood Festival, FL                                 908,593     5,645,913     6,554,506     516,065
Iowa, LA                                                    --            --            --          --
Keysville, VA                                          327,601     1,856,407     2,184,008     179,682
Kittery, ME                                                 --            --            --          --
Lake George, NY                                             --            --            --          --
Lake Park, GA                                               --            --            --          --
Lake Point Centre, FL                                2,356,609    13,417,576    15,774,185   1,287,085
Lake Washington, FL                                  1,468,777     8,379,138     9,847,915     936,354
LaMarque, TX                                                --            --            --          --
Las Vegas, NV                          (12,038,275)  7,158,719     6,898,969    14,057,688   6,569,589

                                     F-26

                                                                 Cost Capitalized
                                          Initial Cost             Subsequent to
                                           to Company               Acquisition                  Sale Of
                       ------------ ------------------------- -----------------------  ----------------------------
                                                  Bldg. And               Bldg. And                    Bldg. And
Property               Encumbrances     Land      Imprvmts.      Land     Imprvmts.        Land        Imprvmts.
---------------------- ------------ ------------ ------------ ---------- -----------   ------------  -------------
Lebanon, MO                      --      403,915    1,889,710         --      70,086       (403,915)    (1,959,796)
Lenoir Festival, NC       5,435,849    1,175,381    6,963,471     86,933     224,252
Livingston, TX                   --      354,381    1,615,979         --      41,962       (354,381)    (1,657,941)
MacGregor, NC                    --    1,428,513    7,694,110     15,847     204,783     (7,898,893)
Merchants Festival, GA   10,000,000    2,525,209   14,309,516      8,022      69,200
Mesa, AZ                         --    1,399,858    7,060,705    524,004   3,494,489    (10,555,194)
Millpond Village, NC     17,543,048    6,523,413   22,450,283         --          --
Mineral Wells, TX                --      315,944    1,441,675         --      17,822       (315,944)    (1,459,497)
Mobile Festival, AL      19,159,162    4,520,765   27,128,125    332,647   1,329,298
Nashville, TN                    --    5,947,579   10,078,170  1,330,263   5,058,719     (2,136,692)
Nebraska City, NE                --      400,684    1,813,050     15,400   1,779,153       (416,084)    (3,592,203)
North Bend, WA                   --    8,428,229   12,052,296     44,941  13,888,303    (25,940,599)
Northridge, NC                   --    1,428,493    8,872,975     14,775     335,146     (9,208,121)
Oakland Park, FL          4,402,200      823,112    4,934,822     60,923     217,788
Patriots Plaza, SC        5,498,400    1,326,300    7,515,700        200      48,637
Robertson Corners, SC     2,499,800      595,711    3,375,694         --       4,815
Shoreside, NC                    --    1,050,653    5,953,703      9,645      54,651     (6,008,354)
Smithfield, NC                   --       77,667    9,064,651  1,428,125  18,148,876    (27,213,527)
South Cobb, FL                   --       74,406      473,390      7,303      75,935
Square One, FL            9,052,347    1,692,011   10,043,077    128,288     615,089
Stanton Square, NC        4,402,200    1,401,330    7,994,573     14,225     278,946
Story City, IA                   --      601,802    2,737,481     22,653   2,059,158       (624,455)    (4,796,639)
Sulphur Springs, TX              --      512,898    2,326,326        131     153,955       (513,029)    (2,480,281)
Tower, NC                 5,649,200      659,677    4,459,411      7,087     110,783
Towne Centre, SC         46,028,632    9,748,721   46,613,081     10,630     992,634
Towne Square, VA         14,618,032    2,951,412   15,374,453   (225,637      70,225
Tri-Cities, TN                   --      353,983    5,648,812    656,818      26,479     (1,010,801)    (5,675,291)
Tucson, AZ                       --      772,231    3,572,837     20,215     161,036       (792,446)    (3,733,873)
Tupelo, MS                       --      430,765    1,956,158     11,484   1,336,166       (442,249)    (3,292,324)
Union City, TN                   --      296,580    1,343,859      2,983     111,557       (299,563)    (1,455,416)
University Mall, VA       6,924,331    1,232,027    6,398,674    (86,724     292,094
Vacaville, CA                    --   30,008,142   49,464,506         --   1,282,847    (30,008,142)   (50,747,353)
Waverly Place, NC        10,216,155    1,944,220   11,017,247  2,270,735  (2,100,418)
West Frankfort, IL               --      471,041    2,130,358         --      12,134       (471,041)    (2,142,492)
Undeveloped Land                       1,144,552                      --                 (1,144,552)
                       ------------ ------------ ------------ ---------- -----------   ------------  -------------
                       $229,709,075 $135,694,211 $524,952,838 $6,216,818 $76,365,926   $(79,753,949) $(274,169,524)
                       ============ ============ ============ ========== ===========   ============  =============

                           Adjustment to Net       Gross Amount at Which
                            Realizable Value      Carried at Close of Period
                       -------------------------- -------------------------- ------------
                                      Bldg. And                 Bldg. And                 Accumulated
Property                   Land       Imprvmts.      Land       Imprvmts.       Total     Depreciation
---------------------- -----------  ------------  ------------ ------------- ------------ ------------
Lebanon, MO                                                --            --            --          --
Lenoir Festival, NC                                 1,262,314     7,187,723     8,450,037     689,234
Livingston, TX                                             --            --            --          --
MacGregor, NC                                              --            --            --          --
Merchants Festival, GA                              2,533,231    14,378,716    16,911,947   1,492,157
Mesa, AZ                                                   --            --            --          --
Millpond Village, NC                                4,512,574    22,450,283    26,962,857     291,361
Mineral Wells, TX                                          --            --            --          --
Mobile Festival, AL                                 4,853,412    28,457,423    33,310,835   2,752,415
Nashville, TN                        (13,000,197)          --            --            --          --
Nebraska City, NE                                          --            --            --          --
North Bend, WA                                             --            --            --          --
Northridge, NC                                             --            --            --          --
Oakland Park, FL                                      884,035     5,152,610     6,036,645     491,575
Patriots Plaza, SC                                  1,326,500     7,564,337     8,890,837     877,434
Robertson Corners, SC                                 595,711     3,380,509     3,976,220     505,657
Shoreside, NC                                              --            --            --          --
Smithfield, NC                                             --            --            --          --
South Cobb, FL                                         81,709       549,325       631,034      52,890
Square One, FL                                      1,820,299    10,658,166    12,478,465   1,014,259
Stanton Square, NC                                  1,415,555     8,273,519     9,689,074     798,052
Story City, IA                                             --            --            --          --
Sulphur Springs, TX                                        --            --            --          --
Tower, NC                                             666,764     4,570,194     5,236,958     656,581
Towne Centre, SC                      (6,122,730)   9,759,351    41,482,985    51,242,336   2,500,959
Towne Square, VA                                    2,725,775    15,444,678    18,170,453   1,504,790
Tri-Cities, TN                                             --            --            --          --
Tucson, AZ                                                 --            --            --          --
Tupelo, MS                                                 --            --            --          --
Union City, TN                                             --            --            --          --
University Mall, VA                                 1,145,303     6,690,768     7,836,071     645,621
Vacaville, CA                                              --            --            --          --
Waverly Place, NC                                   4,214,955     8,916,829    13,131,784     709,362
West Frankfort, IL                                         --            --            --          --
Undeveloped Land                                           --            --            --          --
                       -----------  ------------  -----------  ------------  ------------ -----------
                       $(1,514,187) $(38,835,099) $60,642,893  $288,314,141  $348,957,034 $32,294,400
                       ===========  ============  ===========  ============  ============ ===========

                                     F-27

                            KONOVER PROPERTY TRUST

                            KONOVER PROPERTY TRUST

                                                         Life on which
                                                         Depreciation
                                 Date of      Date     in latest Income
    Property                   Construction Acquired Statement if Computed
    -------------------------- ------------ -------- ---------------------
    Arcadia, LA...............                1993         5-39 yrs.
    Boaz, AL..................                1993         5-39 yrs.
    Bolling Creek, VA.........                1998         5-39 yrs.
    Branson, MO...............     1995                    5-39 yrs.
    Braves Village, SC........                1999         5-39 yrs.
    Brookneal, VA.............                1998         5-39 yrs.
    Casa Grande, AZ...........                1994
    Celebration, NC...........                1998         5-39 yrs.
    Conway, NH................                1993
    Conway, SC................                1998         5-39 yrs.
    Corsicana, TX.............                1993         5-39 yrs.
    Crossroads at Mandarin, FL                1999         5-39 yrs.
    Crossville, TN............                1993         5-39 yrs.
    Danville, VA..............                1998         5-39 yrs.
    Dare Center, NC...........                1999         5-39 yrs.
    Draper, UT................                1993         5-39 yrs.
    Dukes Plaza, VA...........                1999         5-39 yrs.
    Durham Festival, NC.......                1998         5-39 yrs.
    Eastgate Plaza, FL........                1999         5-39 yrs.
    Eastgate, NC..............                1997         5-39 yrs.
    Food Lion Plaza, VA.......                1998         5-39 yrs.
    Gateway, NC...............                1997         5-39 yrs.
    Georgetown, KY............                1993         5-39 yrs.
    Graceville, FL............                1993         5-39 yrs.
    Grove Park, SC............                1999         5-39 yrs.
    Hanson, KY................                1993         5-39 yrs.
    Hempstead, TX.............                1993         5-39 yrs.
    Hollywood Festival, FL....                1998         5-39 yrs.
    Iowa, LA..................                1993         5-39 yrs.
    Keysville, VA.............                1998         5-39 yrs.
    Kittery, ME...............                1993         5-39 yrs.
    Lake George, NY...........                1993         5-39 yrs.
    Lake Park, GA.............                1993
    Lake Point Centre, FL.....                1998         5-39 yrs.
    Lake Washington, FL.......                1999         5-39 yrs.
    LaMarque, TX..............                1994         5-39 yrs.
    Las Vegas, NV.............                1993         5-39 yrs.

                                     F-28

                            KONOVER PROPERTY TRUST

                                                       Life on which
                                                       Depreciation
                               Date of      Date     in latest Income
      Property               Construction Acquired Statement if Computed
      ---------------------- ------------ -------- ---------------------
      Lebanon, MO...........                 1993        5-39 yrs.
      Lenoir Festival, NC...                 1998        5-39 yrs.
      Livingston, TX........                 1993        5-39 yrs.
      MacGregor, NC.........                 1997        5-39 yrs.
      Merchants Festival, GA                 1999        5-39 yrs.
      Mesa, AZ..............                 1993        5-39 yrs.
      Millpond Village, NC..     2001                    5-39 yrs.
      Mineral Wells, TX.....                 1993        5-39 yrs.
      Mobile Festival, AL...                 1998        5-39 yrs.
      Nashville, TN.........                 1993        5-39 yrs.
      Nebraska City, NE.....                 1993        5-39 yrs.
      North Bend, WA........                 1993        5-39 yrs.
      Northridge, NC........                 1997        5-39 yrs.
      Oakland Park, FL......                 1998        5-39 yrs.
      Patriots Plaza, SC....                 1999        5-39 yrs.
      Robertson Corners, SC.                 1999        5-39 yrs.
      Shoreside, NC.........                 1998        5-39 yrs.
      Smithfield, NC........                 1993        5-39 yrs.
      South Cobb, FL........                 1998        5-39 yrs.
      Square One, FL........                 1998        5-39 yrs.
      Stanton Square, NC....                 1998        5-39 yrs.
      Story City, IA........                 1993        5-39 yrs.
      Sulphur Springs, TX...                 1993
      Tower, NC.............                 1997        5-39 yrs.
      Towne Centre, SC......                 2000        5-39 yrs.
      Towne Square, VA......                 1998        5-39 yrs.
      Tri-Cities, TN........                 1993        5-39 yrs.
      Tucson, AZ............                 1993        5-39 yrs.
      Tupelo, MS............                 1993        5-39 yrs.
      Union City, TN........                 1993        5-39 yrs.
      University Mall, VA...                 1998        5-39 yrs.
      Vacaville, CA.........                 1993        5-39 yrs.
      Waverly Place, NC.....                 1998        5-39 yrs.
      West Frankfort, IL....                 1993        5-39 yrs.
      Undeveloped Land......              Various
--------
(1) Buildings and improvements are depreciated based on a 15-39 year life.
    Tenant improvements are depreciated over the estimated terms of the leases, which range from 5 to 10 years.
(2) Aggregate cost of the real estate property for federal income tax purposes is approximately $364.9 million.

                                     F-29

                           KONOVER  PROPERTY  TRUST

The changes in total real estate for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                         2001          2000          1999
                                    -------------  ------------  ------------
 Balance, beginning of period...... $ 671,987,231  $630,036,944  $552,663,047
 Developed or acquired properties..    22,450,283    64,029,767    85,768,668
 Improvements......................     2,037,184     4,200,067       954,619
 Adjustment to net realizable value   (11,822,730)  (19,338,472)     (588,084)
 Sales.............................  (335,694,934)   (6,941,075)   (8,761,306)
                                    -------------  ------------  ------------
 Balance end of period............. $ 348,957,034  $671,987,231  $630,036,944
                                    =============  ============  ============

   The changes in accumulated depreciation for the years ended December 31,
2001, 2000 and 1999 are as follows:

                                       2001          2000         1999
                                   ------------  -----------  -----------
      Balance, beginning of period $ 85,495,196  $70,451,689  $55,970,612
      Depreciation................   12,035,747   17,636,493   16,702,617
      Sales.......................  (65,236,543)  (2,592,986)  (2,221,540)
                                   ------------  -----------  -----------
      Balance, end of period...... $ 32,294,400  $85,495,196  $70,451,689
                                   ============  ===========  ===========

                                     F-30

Schedule III - Real Estate and Accumulated Depreciation

                                          ---------------------------------------------------------------------------------
                                                                          Cost Capitalized                Sale Of
                                             Initial Cost to Company    Subsequent to Acquisition
---------------------------------------------------------------------------------------------------------------------------
                                                           Bldg. And                Bldg. And        Land       Bldg. And
     Property                 Encumbrances      Land        Imprvmts.       Land     Imprvmts.                  Imprvmts.
---------------------------------------------------------------------------------------------------------------------------
Arcadia, LA                            --       404,864     1,856,173       3,492    1,565,852     (408,356)    (3,422,025)
Boaz, AL                               --        34,998        42,004       4,232    1,402,927      (39,230)    (1,444,931)
Bolling Creek, VA               1,403,889       261,971     1,484,505       5,464       56,677     (149,790)
Branson, MO                            --     5,702,365    24,600,479      34,600    2,703,330   (5,736,965)   (27,303,809)
Braves Village, SC              2,650,600       693,398     3,928,356         965      508,567
Brookneal, VA                     995,763       221,968     1,257,819       5,802       32,876
Casa Grande, AZ                        --     2,220,397    10,557,446                  390,153     (858,207)    (4,909,789)
Celebration, NC                 5,226,907     1,436,628     8,140,890       4,582       81,281
Conway, NH                             --       324,652     2,277,122          --      116,768     (172,655)      (757,803)
Conway, SC                      2,950,891       708,784     4,030,308       7,822       33,886
Corsicana, TX                          --       336,335     1,533,169          --       63,979     (336,335)    (1,597,148)
Crossroads at Mandarin, FL      3,248,000       689,016     3,904,424         155        3,125
Crossville, TN                         --       519,239     2,415,619      11,389    4,218,615     (530,628)    (6,634,234)
Danville, VA                    2,039,084       465,505     2,642,090       6,019       52,033
Dare Center, NC                        --        51,215     5,034,374          78          440      (51,293)    (5,034,814)
Draper, UT                             --       718,188     4,294,019      56,513    4,432,611     (774,701)    (8,726,630)
Dukes Plaza, VA                 3,905,347     1,013,411     5,750,521      (5,702       75,514
Durham Festival, NC             6,356,014     1,296,071     7,697,319      91,831      240,553
Eastgate Plaza, FL              6,751,200     1,578,177     8,947,744          --      209,557
Eastgate, NC                           --       688,256     3,153,235    (416,226        8,479
Food Lion Plaza, VA               701,800       314,504     1,947,925      23,959       54,988
Gateway, NC                     5,498,400       816,566     3,246,925       8,628    4,610,206
Georgetown, KY                         --       937,490     6,510,116          --       59,508     (937,490)    (6,569,624)
Graceville, FL                         --       556,765     2,544,654          --      232,499     (556,765)    (2,777,153)
Grove Park, SC                  3,549,600       857,300     4,858,036          42          234
Hanson, KY                             --       308,876     1,408,641          --       26,605     (308,876)    (1,435,246)
Hempstead, TX                          --       375,487     1,711,282     (99,997       20,000     (275,490)    (1,731,282)
Hollywood Festival, FL          4,901,000       843,578     5,040,436      65,015      605,477
Iowa, LA                               --       627,061     2,860,591    (470,942    2,862,778     (156,119)    (5,723,369)
Keysville, VA                   1,367,089       321,001     1,819,008       6,600       37,399
Kittery, ME                            --       355,080     2,485,826          --      118,941     (355,080)    (2,604,767)
Lake George, NY                        --       975,466     4,441,445          --      331,667     (975,466)    (4,773,112)
Lake Park, GA                          --     1,128,056     4,801,250          --       39,827   (1,128,056)    (4,841,077)
Lake Point Centre, FL          10,736,937     2,196,485    13,013,873     160,124      403,703
Lake Washington, FL             5,997,200     1,468,320     8,320,483         457       58,655
LaMarque, TX                           --     4,066,414    11,864,248          --       63,977   (4,066,414)   (11,928,225)
Las Vegas, NV                          --     7,158,719    18,761,605                  175,639
Lebanon, MO                            --       403,915     1,889,710          --       70,086     (403,915)    (1,959,796)
Lenoir Festival, NC             5,435,849     1,175,381     6,963,471      86,933      224,252
Livingston, TX                         --       354,381     1,615,979          --       41,962     (354,381)    (1,657,941)
MacGregor, NC                          --     1,428,513     7,694,110      15,847      204,783   (1,444,360)    (7,898,893)
Merchants Festival, GA         10,000,000     2,525,209    14,309,516       8,022       69,200
Mesa, AZ                               --     1,399,858     7,060,705     524,004    3,494,489   (1,923,862)   (10,555,194)
Millpond Village, NC           17,543,048     6,523,413    22,450,283          --           --   (2,010,839)
Mineral Wells, TX                      --       315,944     1,441,675          --       17,822     (315,944)    (1,459,497)
Mobile Festival, AL            19,159,162     4,520,765    27,128,125     332,647    1,329,298
Nashville, TN                          --     5,947,579    10,078,170   1,330,263    5,058,719   (7,277,842)    (2,136,692)
Nebraska City, NE                      --       400,684     1,813,050      15,400    1,779,153     (416,084)    (3,592,203)
North Bend, WA                         --     8,428,229    12,052,296      44,941   13,888,303   (8,473,170)   (25,940,599)
Northridge, NC                         --     1,428,493     8,872,975      14,775      335,146   (1,443,268)    (9,208,121)
Oakland Park, FL                4,402,200       823,112     4,934,822      60,923      217,788
Patriots Plaza, SC              5,498,400     1,326,300     7,515,700         200       48,637
Robertson Corners, SC           2,499,800       595,711     3,375,694          --        4,815
Shoreside, NC                          --     1,050,653     5,953,703       9,645       54,651   (1,060,298)    (6,008,354)
Smithfield, NC                         --        77,667     9,064,651   1,428,125   18,148,876   (1,505,792)   (27,213,527)
South Cobb, FL                         --        74,406       473,390       7,303       75,935

                         -----------------------------------------------------
                              Adjustment to Net       Gross Amount at Which
                               Realizable Value     Carried at Close of Period
---------------------------------------------------------------------------------------------------------------------
                                        Bldg. And                 Bldg. And                 Accumulated    Date of
     Property                Land       Imprvmts.      Land       Imprvmts.       Total     Depreciation Construction
---------------------------------------------------------------------------------------------------------------------
Arcadia, LA                                                 --            --            --           --
Boaz, AL                                                    --            --            --           --
Bolling Creek, VA                                      117,645     1,541,182     1,658,827      148,385
Branson, MO                                                 --            --            --           --      1995
Braves Village, SC                                     694,363     4,436,923     5,131,286      574,570
Brookneal, VA                                          227,770     1,290,695     1,518,465      124,834
Casa Grande, AZ          (1,362,190)    (6,037,810)         --            --            --           --
Celebration, NC                                      1,441,210     8,222,171     9,663,381      772,480
Conway, NH                 (151,997)    (1,636,087)         --            --            --           --
Conway, SC                                             716,606     4,064,194     4,780,800      372,518
Corsicana, TX                                               --            --            --           --
Crossroads at
  Mandarin, FL                                         689,171     3,907,549     4,596,720      535,092
Crossville, TN                                              --            --            --           --
Danville, VA                                           471,524     2,694,123     3,165,647      280,973
Dare Center, NC                                             --            --            --           --
Draper, UT                                                  --            --            --           --
Dukes Plaza, VA                                      1,007,709     5,826,035     6,833,744      813,031
Durham Festival, NC                                  1,387,902     7,937,872     9,325,774      764,368
Eastgate Plaza, FL                                   1,578,177     9,157,301    10,735,478    1,231,002
Eastgate, NC                                           272,030     3,161,714     3,433,744      459,871
Food Lion Plaza, VA                                    338,463     2,002,913     2,341,376      199,504
Gateway, NC                                            825,194     7,857,131     8,682,325      900,490
Georgetown, KY                                              --            --            --           --
Graceville, FL                                              --            --            --           --
Grove Park, SC                                         857,342     4,858,270     5,715,612      646,160
Hanson, KY                                                  --            --            --           --
Hempstead, TX                                               --            --            --           --
Hollywood Festival, FL                                 908,593     5,645,913     6,554,506      516,065
Iowa, LA                                                    --            --            --           --
Keysville, VA                                          327,601     1,856,407     2,184,008      179,682
Kittery, ME                                                 --            --            --           --
Lake George, NY                                             --            --            --           --
Lake Park, GA                                               --            --            --           --
Lake Point Centre, FL                                2,356,609    13,417,576    15,774,185    1,287,085
Lake Washington, FL                                  1,468,777     8,379,138     9,847,915      936,354
LaMarque, TX                                                --            --            --           --
Las Vegas, NV                          (12,038,275)  7,158,719     6,898,969    14,057,688    6,569,589
Lebanon, MO                                                 --            --            --           --
Lenoir Festival, NC                                  1,262,314     7,187,723     8,450,037      689,234
Livingston, TX                                              --            --            --           --
MacGregor, NC                                               --            --            --           --
Merchants Festival, GA                               2,533,231    14,378,716    16,911,947    1,492,157
Mesa, AZ                                                    --            --            --           --
Millpond Village, NC                                 4,512,574    22,450,283    26,962,857      291,361     2,001
Mineral Wells, TX                                           --            --            --           --
Mobile Festival, AL                                  4,853,412    28,457,423    33,310,835    2,752,415
Nashville, TN                          (13,000,197)         --            --            --           --
Nebraska City, NE                                           --            --            --           --
North Bend, WA                                              --            --            --           --
Northridge, NC                                              --            --            --           --
Oakland Park, FL                                       884,035     5,152,610     6,036,645      491,575
Patriots Plaza, SC                                   1,326,500     7,564,337     8,890,837      877,434
Robertson Corners, SC                                  595,711     3,380,509     3,976,220      505,657
Shoreside, NC                                               --            --            --           --
Smithfield, NC                                              --            --            --           --
South Cobb, FL                                          81,709       549,325       631,034       52,890

                                      ---------------------
                                         Life on which
                                          Deperciation
                            Date        in latest Income
     Property             Acquired    Statement if Computed
-----------------------------------------------------------
Arcadia, LA                 1993            5-39 yrs.
Boaz, AL                    1993            5-39 yrs.
Bolling Creek, VA           1998            5-39 yrs.
Branson, MO                                 5-39 yrs.
Braves Village, SC          1999            5-39 yrs.
Brookneal, VA               1998            5-39 yrs.
Casa Grande, AZ             1994
Celebration, NC             1998            5-39 yrs.
Conway, NH                  1993
Conway, SC                  1998            5-39 yrs.
Corsicana, TX               1993            5-39 yrs.
Crossroads at
  Mandarin, FL              1999            5-39 yrs.
Crossville, TN              1993            5-39 yrs.
Danville, VA                1998            5-39 yrs.
Dare Center, NC             1999            5-39 yrs.
Draper, UT                  1993            5-39 yrs.
Dukes Plaza, VA             1999            5-39 yrs.
Durham Festival, NC         1998            5-39 yrs.
Eastgate Plaza, FL          1999            5-39 yrs.
Eastgate, NC                1997            5-39 yrs.
Food Lion Plaza, VA         1998            5-39 yrs.
Gateway, NC                 1997            5-39 yrs.
Georgetown, KY              1993            5-39 yrs.
Graceville, FL              1993            5-39 yrs.
Grove Park, SC              1999            5-39 yrs.
Hanson, KY                  1993            5-39 yrs.
Hempstead, TX               1993            5-39 yrs.
Hollywood Festival, FL      1998            5-39 yrs.
Iowa, LA                    1993            5-39 yrs.
Keysville, VA               1998            5-39 yrs.
Kittery, ME                 1993            5-39 yrs.
Lake George, NY             1993            5-39 yrs.
Lake Park, GA               1993
Lake Point Centre, FL       1998            5-39 yrs.
Lake Washington, FL         1999            5-39 yrs.
LaMarque, TX                1994            5-39 yrs.
Las Vegas, NV               1993            5-39 yrs.
Lebanon, MO                 1993            5-39 yrs.
Lenoir Festival, NC         1998            5-39 yrs.
Livingston, TX              1993            5-39 yrs.
MacGregor, NC               1997            5-39 yrs.
Merchants Festival, GA      1999            5-39 yrs.
Mesa, AZ                    1993            5-39 yrs.
Millpond Village, NC                        5-39 yrs.
Mineral Wells, TX           1993            5-39 yrs.
Mobile Festival, AL         1998            5-39 yrs.
Nashville, TN               1993            5-39 yrs.
Nebraska City, NE           1993            5-39 yrs.
North Bend, WA              1993            5-39 yrs.
Northridge, NC              1997            5-39 yrs.
Oakland Park, FL            1998            5-39 yrs.
Patriots Plaza, SC          1999            5-39 yrs.
Robertson Corners, SC       1999            5-39 yrs.
Shoreside, NC               1998            5-39 yrs.
Smithfield, NC              1993            5-39 yrs.
South Cobb, FL              1998            5-39 yrs.

Square One, FL                  9,052,347     1,692,011    10,043,077     128,288      615,089
Stanton Square, NC              4,402,200     1,401,330     7,994,573      14,225      278,946
Story City, IA                         --       601,802     2,737,481      22,653    2,059,158     (624,455)    (4,796,639)
Sulphur Springs, TX                    --       512,898     2,326,326         131      153,955     (513,029)    (2,480,281)
Tower, NC                       5,649,200       659,677     4,459,411       7,087      110,783
Towne Centre, SC               46,028,632     9,748,721    46,613,081      10,630      992,634
Towne Square, VA               14,618,032     2,951,412    15,374,453    (225,637       70,225
Tri-Cities, TN                         --       353,983     5,648,812     656,818       26,479   (1,010,801)    (5,675,291)
Tucson, AZ                             --       772,231     3,572,837      20,215      161,036     (792,446)    (3,733,873)
Tupelo, MS                             --       430,765     1,956,158      11,484    1,336,166     (442,249)    (3,292,324)
Union City, TN                         --       296,580     1,343,859       2,983      111,557     (299,563)    (1,455,416)
University Mall, VA             6,924,331     1,232,027     6,398,674     (86,724      292,094
Vacaville, CA                          --    30,008,142    49,464,506          --    1,282,847  (30,008,142)   (50,747,353)
Waverly Place, NC              10,216,155     1,944,220    11,017,247   2,270,735   (2,100,418)
West Frankfort, IL                     --       471,041     2,130,358          --       12,134     (471,041)    (2,142,492)
Undeveloped Land                              1,144,552                        --                (1,144,552)
                             ----------------------------------------------------------------------------------------------
                              229,709,075   135,694,211   524,952,838   6,216,818   76,365,926  (79,753,949)  (274,169,524)
                             ==============================================================================================

Square One, FL                                       1,820,299    10,658,166    12,478,465    1,014,259      1998     5-39 yrs.
Stanton Square, NC                                   1,415,555     8,273,519     9,689,074      798,052      1998     5-39 yrs.
Story City, IA                                              --            --            --           --      1993     5-39 yrs.
Sulphur Springs, TX                                         --            --            --           --      1993
Tower, NC                                              666,764     4,570,194     5,236,958      656,581      1997     5-39 yrs.
Towne Centre, SC                      (6,122,730)    9,759,351    41,482,985    51,242,336    2,500,959      2000     5-39 yrs.
Towne Square, VA                                     2,725,775    15,444,678    18,170,453    1,504,790      1998     5-39 yrs.
Tri-Cities, TN                                              --            --            --           --      1993     5-39 yrs.
Tucson, AZ                                                  --            --            --           --      1993     5-39 yrs.
Tupelo, MS                                                  --            --            --           --      1993     5-39 yrs.
Union City, TN                                              --            --            --           --      1993     5-39 yrs.
University Mall, VA                                  1,145,303     6,690,768     7,836,071      645,621      1998     5-39 yrs.
Vacaville, CA                                               --            --            --           --      1993     5-39 yrs.
Waverly Place, NC                                    4,214,955     8,916,829    13,131,784      709,362      1998     5-39 yrs.
West Frankfort, IL                                          --            --            --           --      1993     5-39 yrs.
Undeveloped Land                                            --            --            --           --   Various
                         -------------------------------------------------------------------------------
                         (1,514,187) (38,835,099)   60,642,893   288,314,141   348,957,034   32,294,400
                         ===============================================================================

(1)   Buildings and improvements are depreciated based on a 15-39 year life.
      Tenant improvements are depreciated over the estimated terms of the leases, which range from 5 to 10 years.

(2)   Aggregate cost of the real estate property for federal income tax purposes is approximately $364.9 million.

The changes in total real estate for the years ended December 31, 2001, 2000 and
1999 are as follows:

                                          2001             2000             1999
                                      ----------------------------------------------
Balance, beginning of period           671,987,231      630,036,944      552,663,047
Developed or acquired properties        22,450,283       64,029,767       85,768,668
Improvements                             2,037,184        4,200,067          954,619
Adjustment to net realizable value     (11,822,730)     (19,338,472)        (588,084)
Sales                                 (335,694,934)      (6,941,075)      (8,761,306)
                                      ----------------------------------------------
Balance end of period                  348,957,034      671,987,231      630,036,944
                                      ==============================================

The changes in accumulated depreciation for the years ended December 31, 2001,
2000 and 1999 are as follows:

                                         2001            2000            1999
                                    -------------------------------------------
Balance, beginning of period         85,495,196      70,451,689      55,970,612
Depreciation                         12,035,747      17,636,493      16,702,617
Sales                               (65,236,543)     (2,592,986)     (2,221,540)
                                    -------------------------------------------
Balance, end of period               32,294,400      85,495,196      70,451,689
                                    ===========================================

Report of Independent Public Accountants

To Konover Property Trust, Inc.:

We have audited the accompanying statements of net assets available for plan benefits of Konover Property Trust, Inc.'s Non-Qualified Employee Stock Purchase
Plan as of December 31, 2001 and 2000, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of Konover
Property Trust, Inc.'s Non-Qualified Employee Stock Purchase Plan at December
31, 2001 and 2000, and the changes in net assets available for plan benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Raleigh, North Carolina
March 28, 2002

                          Konover Property Trust, Inc.
                   Non-qualified Employee Stock Purchase Plan

              Statements of Net Assets Available for Plan Benefits

                                                              At December 31,
                                                             2001         2000
                                                           --------     --------
Receivable from Konover Property Trust, Inc.               $     --     $ 28,819
                                                           ========     ========
Net assets available for plan benefits                     $     --     $ 28,819
                                                           ========     ========

                 The accompanying notes to financial statements
                    are an integral part of these statements

                          Konover Property Trust, Inc.
                   Non-qualified Employee Stock Purchase Plan

         Statements of Changes in Net Assets Available for Plan Benefits

                                                        Years Ended December 31,
                                                           2001          2000
                                                        ---------     ---------
Employee contributions                                  $  12,425     $  93,062
Deductions:
     Purchases of Common Stock                             29,654        97,702
     Withdrawals                                           11,590        16,149
                                                        ---------     ---------
                                                           41,244       113,851
                                                        ---------     ---------

Net decrease                                              (28,819)      (20,789)

Net assets available for Plan benefits at
     beginning of period                                   28,819        49,608
                                                        ---------     ---------

Net assets available for Plan benefits at end of
     period                                             $      --     $  28,819
                                                        =========     =========

Shares of Common Stock purchased during year                8,159        22,512
                                                        =========     =========

                 The accompanying notes to financial statements
                    are an integral part of these statements

                          Konover Property Trust, Inc.

                   Non-qualified Employee Stock Purchase Plan

                          Notes to Financial Statements
                                December 31, 2001

1. Basis of Presentation

The accompanying financial statements of the Konover Property Trust, Inc.
Non-Qualified Employee Stock Purchase Plan (the Plan) have been prepared on the accrual basis.

2. Plan Description and Summary of Significant Plan Provisions

The Board of Directors of Konover Property Trust, Inc. (the "Company") adopted the Plan on May 29, 1997. The Plan became effective as of July 1, 1997. The maximum number of shares available under the Plan is 100,000. The number of shares available is subject to certain adjustments, as defined.

The purpose of this Plan is to provide the Company's employees with an additional opportunity to share in the ownership of the Company. Under terms of the Plan, all regular full-time employees of the Company may make voluntary payroll contributions thereby enabling them to purchase Common Stock of the
Company at 85% of the lower of the fair market value as of the beginning or end of the six-month offering periods, which commence on January 1 and July 1.

Contributions to the Plan are maintained by the Company in a non-interest bearing account until such time as the participant exercises the option to purchase shares of Common Stock from his or her available contributions or withdraws from the account. Employee contributions, which represent all net Plan assets, are considered general assets of the Company and may be subject to the claims of creditors.

The Plan is not subject to the provisions of the Employee Retirement Income
Security Act of 1974 (ERISA) and is not qualified under Section 401 (a) of the
Internal Revenue Code of 1986, as amended which relates to qualification of certain pension, profit-sharing and stock bonus plans.

All costs to administer the Plan are paid by the Company.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2002

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 1-11998

KONOVER PROPERTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	56-1819372
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3434 Kildaire Farm Road
Suite 200
Raleigh, North Carolina	27606
(Address of principal executive offices)	(Zip Code)

(919) 372-3000
(Registrant’s telephone number, including area code)

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes  ☒  No  ☐

APPLICABLE ONLY TO CORPORATE ISSUERS

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date: 31,916,354 shares of Common Stock, $0.01 par value, as of April 30, 2002.

KONOVER PROPERTY TRUST, INC.

INDEX

PART I.    FINANCIAL INFORMATION

2

PART I

Item 1.    Consolidated Financial Statements (Unaudited)

3

KONOVER PROPERTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2002	December 31, 2001
	(Unaudited)	(Audited)
ASSETS
Income producing properties:
Land	$45,220	$43,725
Buildings and improvements	245,329	240,993
Deferred leasing and other charges	14,501	14,361

	305,050	299,079
Accumulated depreciation and amortization	(35,823)	(33,373)

	269,227	265,706
Properties under development	1,054	4,694
Properties held for sale	63,107	60,701
Other assets:
Cash and cash equivalents	18,316	17,615
Restricted cash	6,475	4,956
Tenant and other receivables, net of allowance of $3,171 and $2,948 at March 31, 2002 and December 31, 2001, respectively	4,401	5,406
Notes receivable	2,628	477
Investment in and advances to unconsolidated entities	13,071	18,606
Deferred charges and other assets	6,360	6,855

	$384,639	$385,016

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Debt on income properties	$229,212	$229,709
Capital lease obligations	74	196
Accounts payable and other liabilities	10,764	10,732

	240,050	240,637
Commitments and contingencies

Minority interests	4,952	3,680

Stockholders' equity:
Convertible preferred stock, Series A, 5,000,000 shares authorized, 780,680 issued and outstanding at March 31, 2002 and December 31, 2001	18,679	18,679
Stock purchase warrants	9	9
Common stock, $0.01 par value, 100,000,000 shares authorized, 31,918,794 and 31,647,387 issued and outstanding at March 31, 2002 and December 31, 2001, respectively	319	316
Additional paid-in capital	291,045	290,453
Accumulated deficit	(170,359)	(168,756)
Deferred compensation—Restricted stock plan	(56)	(2)

	139,637	140,699

	$384,639	$385,016

The accompanying Notes to Consolidated Financial Statements are an integral part of these balance sheets.

4

KONOVER PROPERTY TRUST, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months ended March 31,
	2002	2001
	(in thousands, except per share data)
Rental operations:
Revenues:
Base rents	$7,914	$17,123
Percentage rents	422	135
Property operating cost recoveries	2,183	3,777
Other income	129	1,445

	10,648	22,480

Property operating costs:
Common area maintenance	1,061	2,554
Utilities	195	748
Real estate taxes	1,060	2,237
Insurance	179	335
Marketing	12	61
Other	693	1,045

	3,200	6,980
Depreciation and amortization	2,698	6,113

	5,898	13,093

	4,750	9,387
Other expenses:
General and administrative	1,909	1,988
Stock compensation amortization	44	380
Operating loss of sold management business	84	—
Severance and other related costs	—	5,013
Interest, net	4,523	7,776

Loss from operations	(1,810)	(5,770)
Abandoned transaction costs	—	38
Equity in (earnings) losses of unconsolidated entities	(150)	281

Loss before minority interest	(1,660)	(6,089)
Minority interest	57	164

Net loss	(1,603)	(5,925)
Preferred dividends	—	(271)

Net loss applicable to common stockholders	$(1,603)	$(6,196)

Basic loss applicable to common stockholders per share	$(0.05)	$(0.20)

Weighted-average number of common shares outstanding	31,767	31,174

Diluted loss applicable to common stockholders per share	$(0.05)	$(0.20)

Weighted-average number of diluted shares outstanding	31,767	31,174

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

5

KONOVER PROPERTY TRUST, INC.

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
Three months ended March 31, 2002
(Unaudited)
(in thousands except share data)

	Convertible Preferred Stock	Stock Purchase Warrants	Common Stock	Additional Paid in Capital
Balance at December 31, 2001	$18,679	$9	$316	$290,453
Issuance of 267,878 shares of restricted stock	—	—	3	440
Repurchase of 3,087 shares of restricted stock	—	—	—	(5)
Cancellation of 3,838 shares of restricted stock	—	—	—	(20)
OP units converted into 10,454 shares of common stock	—	—	—	99
Conversion of restricted stock into repurchase rights	—	—	—	38
Reclassification	—	—	—	40
Compensation under stock plans	—	—	—	—
Net loss	—	—	—	—

Balance at March 31, 2002	$18,679	$9	$319	$291,045

	Accumulated Deficit	Deferred Compensation Restricted Stock Plan	Total
Balance at December 31, 2001	$(168,756)	$(2)	$140,699
Issuance of 267,878 shares of restricted stock	—	(15)	428
Repurchase of 3,087 shares of restricted stock	—	—	(5)
Cancellation of 3,838 shares of restricted stock	—	20	—
OP units converted into 10,454 shares of common stock	—	—	99
Conversion of restricted stock into repurchase rights	—	(55)	(17)
Reclassification	—	(40)	—
Compensation under stock plans	—	36	36
Net loss	(1,603)	—	(1,603)

Balance at March 31, 2002	$(170,359)	$(56)	$139,637

The accompanying Notes to Consolidated Financial Statements are an integral part of this statement.

6

KONOVER PROPERTY TRUST, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended March 31,
	2002	2001
	(in thousands)
Cash flows from operating activities:
Net loss	$(1,603)	$(5,925)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of debt premium	—	(130)
Minority interest	(57)	(164)
Depreciation and amortization	2,698	6,113
Stock compensation amortization	44	380
Abandoned transaction costs	—	38
Amortization of deferred financing costs	338	588
Net changes in:
Tenant and other receivables	895	(494)
Deferred charges and other assets	378	(482)
Accounts payable and other liabilities	(806)	424
Restricted cash—operational escrows	(859)	(426)

Net cash provided by (used in) operating activities	1,028	(78)

Cash flows from investing activities:
Investment in income-producing properties	(634)	(5,480)
Net cash acquired in connection with Sunset KPT Investment, Inc.	1,928	—
Payments received on notes receivable, net	—	126
(Investment in and advances to) distributions from unconsolidated entities	(315)	425
Change in restricted cash—investing	(410)	(519)

Net cash provided by (used in) investing activities	569	(5,448)

Cash flows from financing activities:
Proceeds from debt on income properties	—	4,988
Repayment of debt on income properties	(497)	(1,230)
Deferred financing charges	(32)	(8)
Other debt repayments	(122)	(53)
Issuance of shares under employee stock purchase plan	—	28
Dividends paid	—	(4,658)
Distributions to minority member of consolidated joint venture	(240)	—
Exercise of stock purchase rights	—	62
Repurchase of common stock	(5)	(18)

Net cash used in financing activities	(896)	(889)

Net increase (decrease) in cash and cash equivalents	701	(6,415)
Cash and cash equivalents at beginning of period	17,615	10,660

Cash and cash equivalents at end of period	$18,316	$4,245

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$3,956	$7,966

The accompanying Notes to Consolidated Financial Statements an integral part of these statements.

7

KONOVER PROPERTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 2002
(Unaudited)

1.     Interim Financial Statements

Organization

Konover Property Trust, Inc. (the “Company”), formerly FAC Realty Trust, Inc., was incorporated on March 31, 1993 as a self-advised and self-managed real estate investment trust (REIT). The Company is principally engaged in the acquisition, development, ownership and operation of retail shopping centers in the Southeast. The Company's revenues are primarily derived under real estate leases with national, regional and local retailing companies.

During 2001, the Company’s Board of Directors created a Special Committee of the Board of Directors to evaluate potential long-term strategic alternatives for the Company. These alternatives may include the sale or merger of the Company or operating as a private or public company. The ultimate determination of fair value of the Company may differ from the net book value of assets recorded in the accompanying balance sheets.

On March 31, 2002, the Company's owned properties consisted of:

1.  thirty-two community shopping centers in six states aggregating approximately 4,113,000 square feet of retail space and 97,000 square feet of office space; and

2.  two centers that are held for sale consisting of a 426,000-square-foot operating community shopping center and a 230,000-square-foot non-operating outlet center.

In addition, the Company had investments in:

•	four operating community shopping center joint-ventures with 344,000 square feet; and

•	a land-development joint venture consisting of approximately 590 acres, which is currently held for sale.

The weighted-average square feet of gross leasable area was 4.6 million square feet for the three months ended March 31, 2001 and 9.4 million square feet for the same period in 2001.

In January 2002, the Company acquired the remaining interest in Sunset KPT Investment, Inc. from the affiliate of a director. As of March 31, 2002, the Company is the sole shareholder in Sunset KPT Investment, Inc., which is a wholly owned taxable REIT subsidiary. Sunset KPT Investment, Inc. has the ability to develop properties, buy and sell properties, provide equity to developers and perform third-party management, leasing and brokerage services. Sunset KPT Investment, Inc. owns undeveloped outparcels adjacent to the Millpond Village shopping center in Raleigh, North Carolina and a 60% interest in Brunswick Commercial LLC, a joint venture holding 590 acres of undeveloped land in Brunswick County, North Carolina. Prior to January 2002, the Company held substantially all of the non-voting common stock of this taxable REIT subsidiary and all of the voting common stock was held by a company affiliated with a director of the Company. Accordingly, this entity was accounted for under the equity method for investments during 2001. The accompanying 2002 consolidated financial statements include the assets, liabilities and results of operations of Sunset KPT Investment, Inc. and subsidiaries.

On December 17, 1997, following shareholder approval, the Company changed its domicile from the State of Delaware to the State of Maryland. The reincorporation was accomplished through the merger of FAC Realty, Inc. into its Maryland subsidiary, Konover Property Trust, Inc. (formerly FAC Realty Trust, Inc.). Following the reincorporation, on December 18, 1997, the Company reorganized as an umbrella partnership real estate investment trust (an “UPREIT”). The Company then contributed to KPT Properties, L.P. (formerly FAC Properties, L.P.), a Delaware limited partnership (the “Operating Partnership”), all of its assets and liabilities. In exchange for the Company’s assets, the Company received limited partnership interests (“Units”) in the Operating Partnership in an amount and designation that corresponded to the number and designation of outstanding shares of capital stock of the Company at the time. The Company is the sole general partner of the Operating Partnership and owns a 97% interest as of March 31, 2002. As additional limited partners are admitted to the Operating Partnership in exchange for the contribution of properties, the Company's percentage ownership in the Operating Partnership will decline. As the Company issues additional shares of capital stock,

8

KONOVER PROPERTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

it will contribute the proceeds for that capital stock to the Operating Partnership in exchange for a number of Units equal to the number of shares that the Company issues. The Company conducts all of its business and owns all of its assets through the Operating Partnership (either directly or through subsidiaries) such that a Unit is economically equivalent to a share of the Company’s common stock.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company, its subsidiaries and the Operating Partnership. All significant intercompany balances have been eliminated in consolidation. The accompanying 2002 consolidated financial statements include the assets, liabilities and results of operations of Sunset KPT Investment, Inc. and subsidiaries. This entity was accounted for under the equity method for investments during 2001.

Properties that are owned or that are owned less than 100% but controlled by the Operating Partnership have been consolidated. Control is demonstrated by the ability of the Operating Partnership to manage, directly or indirectly, day-to-day operations, refinance debt and sell the assets of the entity that owns the property without the consent of the other owners and the inability of the other owners to replace the general partner or manager. Investments in ventures which represent noncontrolling ownership interests or where control is deemed temporary are accounted for using the equity method of accounting. These investments are recorded initially at cost and subsequently adjusted for net equity in income (loss) and cash contributions and distributions.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (primarily consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2002 are not necessarily indicative of results that may be expected for a full fiscal year. For further information, refer to the audited financial statements and accompanying footnotes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2001.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassification

Certain amounts from prior years were reclassified to conform with current-year presentation. These reclassifications had no effect on net loss or stockholders’ equity as previously reported.

2.     Significant Accounting Policies

Cash and cash equivalents

The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Basic and diluted income per share

Basic earnings per share is calculated by dividing the income applicable to common stockholders by the weighted-average number of shares outstanding. Diluted earnings per share reflects the potential dilution that could occur if options or warrants to purchase common shares were exercised and preferred stock was converted into common shares (“potential common shares”).

For the three months ended March 31, 2002 and March 31, 2001, both basic and dilutive earnings per share are computed based on a weighted average number of shares of 31,767,226 and 31,173,502, respectively. Potential dilutive

9

KONOVER PROPERTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

common shares of 3,480,000 and 3,624,000 have been excluded from diluted earnings per share for the three months ended March 31, 2002 and March 31, 2001, respectively, because their inclusion would be antidilutive. On February 8, 2002, 259,545 shares of restricted stock were issued in settlement of a Separation and Settlement Agreement dated March 30, 2001 with a former Executive Vice President of the Company. The cost of this settlement was recorded in 2001, the period the agreement was executed.

Dividends

The Company’s policy is to make a determination regarding its dividend distributions quarterly following review of the Company’s financial results, capital availability, capital expenditures and improvement needs, strategic objectives and REIT requirements. The Company’s policy is to declare dividends in amounts at least equal to 90% of the Company’s taxable income, which is the minimum dividend required to maintain REIT status. The Company has not paid any dividends since April 2001. The Company continually undergoes an evaluation of its capital needs, including the renovation of certain community shopping centers and reduction of debt. Consistent with the Company’s policy, the Company will evaluate and determine any dividend payment each quarter based on its operating results and capital needs. Although the decision is made on a quarterly basis, the Company has no present intention to pay cash dividends until a long-term strategic direction is established.

Comprehensive Income

Comprehensive income equals net income for all periods presented.

3.     Investment in and Advances to Unconsolidated Entities

A summary of the Company's investments in and advances to unconsolidated entities at March 31, 2002 and December 31, 2001 is as follows (all investments in unconsolidated entities are accounted for under the equity method):

Entity	Location	Ownership	March 31, 2002	December 31, 2001
			(in thousands)
Community Center Ventures:
Atlantic Realty LLC (2 community centers)	Apex and Pembroke, NC	50%	$2,559	$2,501
Park Place KPT LLC	Morrisville, NC	50%	4,664	4,514
Falls Pointe KPT LLC	Raleigh, NC	50%	5,848	5,734
Taxable Subsidiaries (see Note 1):
Sunset KPT Investment, Inc.		100%	—	5,850
truefinds.com, Inc.		100%	—	7

			$13,071	$18,606

The Company guarantees the repayment of an $8.3 million mortgage debt for Falls Pointe KPT LLC, which is currently structured as a construction loan, due in December 2002. The Company anticipates that the debt will be refinanced and replaced with a permanent, non-recourse loan by mid-2002. The mortgage debt held by Atlantic Realty LLC and Park Place KPT LLC is non-recourse and has certain guarantees of the non-managing member.

4.     Reportable Segments

Prior to the outlet portfolio sale in September 2001, management determined under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” it had four reportable segments: community centers, outlet centers, Vanity Fair (VF) anchored centers, and centers held for sale/redevelopment/development. The outlet segment includes properties that generate a majority of their revenue from traditional outlet manufacturers and are destination oriented. The VF-anchored segment includes properties that have less than $1.5 million in total revenue, generate at least 20% of their revenue from VF and have less than 150,000 square feet. The 2002 presentation includes community center and held-for-sale only. The Company now includes properties under development or redevelopment in the “All others” segment column. Previously these properties had been grouped into the held-for-sale segment. The prior years segment presentation has been restated to reflect this change. The Company evaluates performance and allocates resources based on the net operating income (NOI) of the Company’s investment portfolio. The accounting

10

KONOVER PROPERTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

policies of the reportable segments are the same as those described in the summary of significant accounting policies. The Company’s reportable segments are business units that offer retail space to varied tenants and in varied geographical areas.

(All data in thousands)

	Community Centers	Outlet Centers(1)	VF Centers(1)	Held-For Sale(2)	All Others	Total
Three months ended March 31, 2002:
NOI	$6,137	$—	$—	$1,207	$104	$7,448
Total Assets	$271,253	$—	$—	$64,662	$48,724	$384,639
Three months ended March 31, 2001:
NOI	$8,908	$5,586	$890	$(101)	$217	$15,500
Total Assets	$361,751	$183,849	$42,264	$18,782	$90,328	$696,974

(1)	See Note 5 on property disposals.
(2)	Mount Pleasant Towne Centre was classified as held-for-sale during the second quarter of 2001.

4.    Properties Held For Sale

As part of the Company’s ongoing strategic evaluation of its portfolio of assets, management has been authorized to pursue the sale of certain properties that currently are not fully consistent with or essential to the Company’s long-term strategies. Management evaluates all properties on a regular basis in accordance with its long-term strategy and in the future may identify other properties for disposition or may decide to defer the pending disposition of the assets now held for sale. Assets held for sale are valued at the lower of carrying value or estimated fair value less selling costs and actual sales value may vary from these estimates. As part of the Company’s ongoing strategic evaluation of its portfolio of assets, the Company intends to sell one remaining outlet shopping center, a 426,000-square-feet community shopping center and 590 acres of undeveloped land in Brunswick County, North Carolina held in a joint venture. The Company continues to operate the community shopping center. The one remaining outlet shopping center had nominal rental operations in 2002 and 2001. The Company is actively marketing the properties.

The net carrying value of assets currently being marketed for sale at March 31, 2002 is $63.1 million. The held-for-sale community center property is encumbered by $45.9 million of indebtedness at March 31, 2002. There is no debt outstanding on the held-for-sale outlet property or the undeveloped land in Brunswick County, North Carolina.

The following summary financial information pertains to the properties held for sale at March 31, 2002 and for the three months ended March 31 (in thousands):

	2002	2001
Revenues	$1,805	$1,810
Operating expenses	598	551

NOI	1,207	1,259
Depreciation and amortization	5	537
Interest, net	923	960

Net income (loss)	$279	$(238)

5.    Property Disposals

On December 27, 2001, the Company sold its Nashville outlet property for its approximate net book value of $5.6 million.

On September 25, 2001, the Company sold a 31-property portfolio for $180 million. The portfolio consisted of nine outlet properties, 16 VF-anchored properties and six community center properties. Three of the six community centers in the portfolio have outlet tenants but meet the definition of community centers, as discussed in Note 3, due to their proximity to the local market and other property characteristics. The community centers included in the portfolio were sold because they are collateral under certain common debt facilities with certain of the outlet and VF-anchored properties.

11

KONOVER PROPERTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, the Company sold its Shoreside, NC community center on September 13, 2001 for $7.5 million.

The following summary financial information pertains to the above-mentioned properties sold for the three months ended March 31, 2001 (in thousands):

Revenues	$12,010
Operating expenses	4,260

Net operating income	7,750
Depreciation and amortization	2,839
Interest, net	3,326
Other	13

Net income	$1,572

6.    Sale of Florida Property Management Business

On February 28, 2002, the Company sold RMC/Konover Trust LLC (“RMC”), a subsidiary of Sunset KPT Investment, Inc., to RMC Management Company LLC, a Florida limited liability company whose sole member is Suzanne L. Rice, a former officer of the Company. Under the terms of the agreement, the entity affiliated with Ms. Rice will assume the operating assets, third-party liabilities and property management and leasing contracts for 70 shopping centers totaling 6.5 million square feet. The Company’s net liabilities and other obligations including office space and equipment leases and related employee benefits assumed by RMC Management Company LLC were approximately $0.2 million. The Company will retain the Sunrise, Florida office that manages and leases five of the Company’s Florida shopping centers, along with three other third-party management and leasing contracts. RMC had a net operating loss of $0.1 million for the two-month period ending February 28, 2002. This loss is reported as “Operating loss of sold management business” in the accompanying consolidated statement of operations for 2002. The operating results of RMC for 2001, which were nominal, are included in “Equity in losses of unconsolidated entities” in the accompanying 2001 consolidated statement of operations.

7.    Commitments and Contingencies

On June 11, 1999, WHE Associates, Inc., purportedly a licensed real estate broker, filed a lawsuit claiming that the Company is liable to the plaintiff for a “finder’s fee” in the amount of $2 million to $4 million. Plaintiff sought its purported fee pursuant to both breach of contract and equitable claims. At a hearing held on January 5, 2000, the plaintiff’s motion for summary judgment was denied as to its contractual claims and granted as to liability with respect to its equitable claims. The case was tried before a jury during November 2000. As the trial began, the plaintiff dismissed its contract claims and proceeded to try only the issue of damages with respect to its equitable claims. The jury returned a verdict in favor of the plaintiff as to damages with respect to those claims, and on November 27, 2000, a judgment was entered by the court in favor of the plaintiff in the amount of $2,756,550. In an opinion issued on February 1, 2002, the Maryland Court of Special Appeals reversed the $2,756,550, judgment on plaintiff’s detrimental reliance claim entered by the Circuit Court of Baltimore City on November 27, 2000. Nevertheless, it also held that there were insufficient grounds for reversal of the verdict returned on plaintiff’s remaining claims of unjust enrichment and quantum meruit. Although the appellate court left application of its ruling on the remaining claims to the trial court, it did instruct the trial court that the two remaining verdicts reflected the same damages and that the trial court should enter the judgment as to one, not both. On April 4, 2002, the trial court entered a new, significantly reduced judgment in the amount of $1,275,000, plus interest in the amount of $407,000. The Company paid the damages on April 4, 2002. The liability for the claim and related interest is included in “Accounts payable and other liabilities” in the accompanying consolidated balance sheets.

The Company previously entered into a joint venture, Atlantic Realty LLC, with Effell LLC for the development, ownership and operation of Peak Plaza Shopping Center in Apex, North Carolina and University Shopping Center in Pembroke, North Carolina. The Company, through KPT Properties, L.P., is the managing member of the joint venture and Effell is its non-managing member. On July 17, 2001, Effell, on behalf of Atlantic Realty, filed a lawsuit against the Company in the Superior Court of Wake County, North Carolina alleging that the Company breached its fiduciary duty as managing member of the joint venture by failing to adequately manage, maintain and lease the joint venture’s shopping centers and to sell its outparcels. Atlantic Realty seeks equitable relief and monetary damages. The Company believes that it has meritorious defenses against Atlantic Realty’s allegations and intends to vigorously defend

12

KONOVER PROPERTY TRUST, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

this litigation. Discovery in the matter is proceeding. Due to the inherent uncertainties of litigation, the Company is not able to predict the outcome of this litigation. At this time, the Company does not expect the result of this litigation to have a material adverse effect on its business, financial condition and results of operations.

On March 15, 2002, a purported class action lawsuit was filed on behalf of all shareholders of the Company not affiliated with any of the defendants in the Circuit Court for Baltimore City against the Company, certain officers and directors of the Company and Prometheus Southeast Retail Trust (“Prometheus”). The complaint alleges, among other things, that in connection with a non-binding offer by Prometheus to acquire all of the remaining shares of the Company that it does not already own, (1) Prometheus, as majority shareholder of the Company, is purportedly engaging in self dealing, acting in bad faith, and breaching its fiduciary duties toward the Company’s other public shareholders, and (2) the named officers and directors of the Company, who Prometheus allegedly controls, are breaching fiduciary duties to the Company’s other public shareholders. The plaintiffs seek equitable relief and monetary damages. On April 3, 2002, two additional similar purported class action lawsuits were filed. The Company believes that the defendants have meritorious defenses to the plaintiffs' allegations. The Company intends to vigorously defend this litigation.

8.     Related-Party Transactions

In 1998, the Company acquired Lake Point Centre, which had been developed by certain affiliates of Mr. Konover prior to its sale to the Company. Mr. Konover is Chairman of the Board of Directors of the Company. The amount paid by the Company for the property was $14.5 million; however, as a condition of the sale, the seller, another of Mr. Konover’s affiliates (the “Guarantor”), guaranteed certain monthly lease payments on unleased space at the center until March 2003. There were no payments received during 2001 or the first three months of 2002 pursuant to this lease-guarantee obligation. As of March 2002, affiliates of Mr. Konover owed approximately $0.5 million under this lease-guarantee obligation. The Guarantor is disputing these payments. The Company is actively pursuing the resolution of these disputes.

Item 2.    Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion should be read with the selected financial data in this section and the consolidated financial statements and notes in this report. Certain comparisons between the periods have been made on a percentage basis and on a weighted-average square-foot basis. Comparisons on a weighted-average square-foot basis adjust for square-footage added at different times during the year.

Selected Financial Data

The following information should be read with the consolidated financial statements and notes thereto included in this report.

Industry analysts generally consider Funds From Operations (“FFO”) an appropriate measure of performance for an equity REIT. FFO means net income before extraordinary items (computed in accordance with accounting principles generally accepted in the United States) excluding gains or losses on the sale of real estate plus real estate depreciation and amortization. Management believes that FFO, as defined herein, is an appropriate measure of the Company’s operating performance because reductions for depreciation and amortization charges are not meaningful in evaluating the operating results of its properties, which have historically been appreciating assets.

“EBITDA” is defined as revenues less operating costs, including general and administrative expenses, before interest, depreciation and amortization and unusual items. As a REIT, the Company is generally not subject to Federal income taxes. Management believes that EBITDA provides a meaningful indicator of operating performance for the following reasons: (i) it is industry practice to evaluate the performance of real estate properties based on net operating income (“NOI”), which is generally equivalent to EBITDA; and (ii) both NOI and EBITDA are unaffected by the debt and equity structure of the property owner.

FFO and EBITDA (i) do not represent cash flow from operations as defined by generally accepted accounting principles, (ii) are not necessarily indicative of cash available to fund all cash flow needs and (iii) should not be considered as an alternative to net income for purposes of evaluating the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.

Other data that management believes is important in understanding trends in its business and properties are also included in the following table (in thousands, except per share data).

13

	Three months ended
	March 31,
	2002	2001
Operating Data:
Rental revenues	$10,648	$22,480
Property operating costs	3,200	6,980

Net operating income	7,448	15,500
Depreciation and amortization	2,698	6,113
General and administrative	1,909	1,988
Stock compensation amortization	44	380
Operating loss of sold management business	84	—
Severance and other related costs	—	5,013
Interest, net	4,523	7,776
Abandoned transaction costs	—	38
Equity in (earnings) losses of unconsolidated entities	(150)	281

Loss before minority interest	(1,660)	(6,089)
Minority interest	57	164

Net loss	(1,603)	(5,925)
Preferred dividends	—	(271)

Loss applicable to common stockholders	$(1,603)	$(6,196)

Basic loss per common share:
Net loss applicable to common stockholders per share	$(0.05)	$(0.20)

Weighted-average common shares outstanding	31,767	31,174

Diluted loss per common share:
Net loss applicable to common stockholders per share	$(0.05)	$(0.20)

Weighted-average common shares outstanding diluted	31,767	31,174

14

	Three months ended March 31
	2002	2001
Other Data:
EBITDA:
Net loss	$(1,603)	$(5,925)
Adjustments:
Interest, net	4,523	7,776
Depreciation and amortization	2,698	6,113
Stock compensation amortization	44	380
Abandoned transaction costs	—	38
Equity in (earnings) losses of unconsolidated entities	(150)	281
Minority interest	(57)	(164)

	$5,455	$8,499

Funds from Operations (a):
Net loss	$(1,603)	$(5,925)
Adjustments:
Real estate depreciation and amortization	2,425	5,812
Share of depreciation in unconsolidated entities	102	71
Minority interest in Operating Partnership	(57)	(164)

Funds From Operations	$867	$(206)

Weighted-average shares outstanding diluted (b):	35,247	34,798

Funds Available for Distribution/Reinvestment:
Funds from Operations	$867	$(206)
Adjustments:
Stock compensation amortization	44	380
Capitalized tenant allowances	(170)	(80)
Capitalized leasing costs	(168)	(455)
Recurring capital expenditures	(54)	(397)

Funds Available for Distribution/Reinvestment	$519	$(758)

Dividends declared on quarterly earnings	$—	$4,306

Dividends declared on quarterly earnings per share	$—	$0.125

Cash Flows:
Cash flows provided by (used in)operating activities	$1,028	$(78)
Cash flows provided in (used in) investing activities	569	(5,448)
Cash flows used in financing activities	(896)	(889)

Net increase (decrease) in cash and cash equivalents	$701	$(6,415)

15

	Balance at March 31,
	2002	2001
Balance Sheet Data:
Income-producing properties including net realizable value of properties held for sale (before depreciation and amortization)	$368,157	$714,730
Total assets	$384,639	$696,974
Debt on income properties	$229,212	$403,439
Total liabilities	$240,050	$430,687
Minority interest	$4,952	$8,070
Total stockholders’ equity	$139,637	$258,217
Portfolio Property Data:
Total GLA (at end of period)(b)	4,636	9,400
Weighted average GLA(b)	4,636	9,400
Number of properties (at end of period)(b)	33	66
Occupancy (at end of period):
Operating—retail	85.7%	90.7%
Operating—office	38.8%	N/A
Held for sale(b)	95.3%	15.2%

(a)	FFO is presented in accordance with National Association of Real Estate Investment Trusts (NAREIT) Best Practices.
(b)	Excludes the Las Vegas non-operating outlet shopping center for 2002 presentation.
(c)	The following table sets forth the computation of the denominator to be used in calculating the weighted-average shares outstanding based on SFAS No. 128, “Earnings Per Share.”

	March 31,
	2002	2001
Denominator:
Denominator—weighted average common shares	31,767	31,174
Effect of dilutive securities:
Preferred stock	2,264	2,169
Restricted stock	298	475
Operating Partnership units	918	980

Dilutive potential common shares	3,480	3,624

Denominator—adjusted weighted average shares and assumed conversions	35,247	34,798

16

Results Of Operations

Three Months Ended March 31, 2002 Compared to the Three Months Ended March 31, 2001

Net Income

The Company reported a net loss applicable to common stockholders of $1.6 million, or $(0.05) per common share, for the three months ended March 31, 2002. The same period in 2001 reflected net loss applicable to common stockholders of $6.2 million, or $(0.20) per common share. The elements having a material impact on the change are discussed below:

•
The Company’s NOI decreased by $8.1 million, or 52%, to $7.4 million from $15.5 million for the same period in 2001. The decrease in NOI is primarily related to the sale of 33 properties in the second half of 2001. The NOI for these sold properties during the three months ended March 31, 2001 was $7.8 million.

•
Depreciation and amortization expense decreased by $3.4 million due to the sale of 33 properties in the second half of 2001 and the discontinuation of depreciation of the Company's Mount Pleasant Towne Centre which is currently held for sale.

•	General and administrative expenses including stock compensation amortization decreased $0.4 million.

•
Net interest expense decreased by $3.3 million, or 42%, to $4.5 million from $7.8 million for the same period in 2001 resulting from the decrease in debt outstanding pursuant to the debt payoff/assumption associated with the outlet portfolio sale in September 2001.

•	The Company incurred severance and other related costs of $5.0 million during the three months ended March 31, 2001.

Earnings Before Interest, Taxes, Depreciation, and Amortization and Funds from Operations

EBITDA was $5.5 million for the three months ended March 31, 2002, a decrease of $3.0 million or 35%, from $8.5 million for the same period in 2001. The decrease was primarily due to the decrease of $8.1 million in NOI offset by a $0.1 million decrease in general and administrative expenses and a decrease in severance and other related costs of $5.0 million.

Funds from Operations (“FFO”) for the three months ended March 31, 2002 increased $1.1 million to $0.9 million. The Company’s FFO for the same period in 2001 was $(0.2) million. FFO increased primarily as a result of:

•	$5.0 million in severance and other related costs incurred in 2001,

•	a decrease in net interest expense of $3.3 million,

•	$0.5 million increase in earnings from unconsolidated entities, and

•	a decrease in general and administrative expenses including stock compensation amortization of $0.4 million offset by an $ 8.1 million decrease in NOI.

Tenant Income

Base rent decreased 54% to $7.9 million for the three months ended March 31, 2002 from $17.1 million for the same period in 2001. The decrease in base rent for the three months ended March 31, 2002 is attributable primarily to the sale of 33 properties in the second half of 2001. The Company’s weighted-average square feet of gross leasable area in operation was 48% lower for the three months ended March 31, 2002 compared to the same period in 2001.

Recoveries from tenants decreased for the three months ended March 31, 2002 to $2.2 million compared to $3.8 million in the same period of 2001. These recoveries represent contractual reimbursements from tenants of certain common area maintenance, real estate taxes and insurance costs. On a weighted-average square-foot basis, recoveries increased to $0.47 for the three months ended March 31, 2002 when compared to $0.40 for the same period in 2001.

17

Other Income

Other income decreased $1.3 million to $0.1 million for the three months ended March 31, 2002 compared to $1.4 million in the same period of 2001 primarily as a result of lease buyouts of $1.3 million in the first quarter of 2001.

Property Operating Expenses

Property operating costs decreased $3.8 million, or 54%, to $3.2 million in 2002 from $7.0 million in the same period of 2001. The decrease in operating costs was principally due to the decrease in the weighted-average square feet in operation in 2002, which decreased 48% to 4.9 million square feet in 2002 from 9.4 million square feet in 2001. On a weighted-average square-foot basis, operating expenses decreased to $0.69 per weighted average square foot as compared to $0.74 per weighted average square foot for the same period in 2001.

General and Administrative Expenses

General and administrative expenses including stock compensation for the three months ended March 31, 2002 decreased $0.4 million, or 17%, to $2.0 million in 2001 from $2.4 million in the same period of 2001. General and administrative expenses including stock compensation increased as a percentage of revenues to 19% for the three months ended March 31, 2002 from 11% in the same period of 2001. The decrease is primarily related to a decrease in $0.3 million of stock compensation amortization, $0.3 million of rent incurred in the first quarter of 2001 for the Company’s previous corporate office space and $0.1 million incurred in the first quarter of 2001 for the Company’s corporate office move to Millpond Village offset by increases in the cost of the Special Committee of the Board of Directors and financial consultants evaluating the strategic alternatives for the Company.

Depreciation and Amortization Expense

Depreciation and amortization decreased to $2.7 million for the three months ended March 31, 2002 compared to $6.1 million in the same period of 2001. The decrease is due to the sale of the outlet portfolio and other properties in the second half of 2001 and the discontinuation of depreciation on the Company’s Mount Pleasant Towne Centre which is held for sale. Depreciation is discontinued for assets classified as held for sale.

Interest Expense

Interest expense for the three months ended March 31, 2002, net of interest income of $0.1 million, decreased by $3.3 million, or 42%, to $4.5 million compared to $7.8 million, net of interest income of $0.5 million, in the first three months of 2001. On a weighted-average basis, in the first three months of 2002, debt outstanding was $229 million, and the average interest rate was 7.4%. This compares to $401 million of outstanding debt and a 8.2% average interest rate in 2001. The reduction of debt is due to the payoff/assumption of debt associated with the outlet portfolio sale in September 2001. The Company capitalized $0.6 million of interest costs associated with its development projects in the first three months of 2001. There was no interest capitalized during the three months ended March 31, 2002.

Impact of Known Trends and Uncertainties on Results of Operations

Owned Properties

Tenant Uncertainties

The Company has two K-Mart stores in its portfolio totaling 187,000 square feet with base rents ranging from $4.98 to $5.61 per square foot. K-Mart filed for bankruptcy in 2002. The Company has received a request from K-Mart on one of the stores for a 20% rent reduction. The Company is currently negotiating this issue with K-Mart. The Company does not expect this store to be to be closed, but the Company may see an annual rent reduction of approximately $100,000 as a result of K-Mart’s restructuring.

The Company has five Winn-Dixie stores totaling 244,000 square feet. Although one of these stores is currently unoccupied, Winn Dixie continues to pay rent.

18

General and Administrative Expenses and Employee Retention

The Company down-sized its staffing levels during 2001 due to the 33 properties sold during 2001 and due to other internal cost savings efforts. The Company currently incurs approximately $0.5 million per month in recurring general and administrative expenses. This amount does not include additional costs that may be incurred as part of the Company’s evaluation of strategic alternatives and related professional advisor fees or external legal fees related to current litigation matters. General and administrative expenses will be directly impacted, up or down, based on the final strategic direction of the Company and the Company’s litigation position.

While the Company continues evaluating strategic alternatives, the employees are faced with a period of uncertainty. The Company has implemented certain compensation plans to mitigate the risk of high employee turnover. The plans include enhanced severance plans and varying levels of bonuses available to employees on certain dates. The Company continues to evaluate the stability of its workforce. General and administrative expenses may be significantly impacted if additional employee incentives are required.

Possibility of Future Write-Downs

The Company continues to investigate possible transactions including asset sales or a merger or sale of the entity as a whole. The Company follows the provisions of SFAS No. 121 in determining the impairment, if any, of its current long-lived assets. The application of these provisions differ between the sale of individual assets and the sale, merger or business combination of the Company. Additional write-downs of assets may be required in sales of individual assets.

Unconsolidated Entities

Tenant Uncertainties

The Company’s Park Place venture has a Carmike Theater with approximately 60,000 square feet of leasable area and a current base rent of $6.17 per square foot. Carmike declared bankruptcy in August 2000. The Company agreed to a rent reduction effective March 1, 2001. Carmike continues to operate at this location. The venture continues to evaluate other re-tenanting opportunities at this location and maintains certain rights to replace this tenant under certain conditions.

Liquidity and Capital Resources

Cash Flows

The Company’s cash and cash equivalents balance at March 31, 2002 was $18.3 million. Restricted cash, as reported in the financial statements, as of such date, was $6.5 million. The restricted cash is an amount the Company was required to escrow in connection with various loans. The escrows are required to provide additional loan collateral and to fund real estate taxes, property insurance, capital improvements and tenant replacement costs.

Net cash provided by operating activities was $1.0 million for the three months ended March 31, 2002. Net cash provided by investing activities was $0.6 million in that same period. The primary source and use of these funds included:

•	$1.9 million of net cash provided by the acquisition of the remaining interest in Sunset KPT Investment, Inc. and related consolidation of this entity and its subsidiaries, offset by

•	$0.6 million invested in income-producing properties,

•	$0.3 million invested in or advanced to unconsolidated entities, and

•	$0.4 million of additional restricted escrow deposits.

Net cash used in financing activities was $0.9 million for the three months ended March 31, 2002. The primary transactions included:

•	$0.2 million of distributions to a minority member of a consolidated joint venture,

•	$0.5 million for debt repayments, and

•	$0.2 million in deferred financing charges and capital lease obligation payments.

Financing Activities

19

The Company’s policy is to finance its activities with the source of capital believed by management to be most appropriate and provide the proper balance of equity and fixed and floating rate debt. Sources may include undistributed cash flow, borrowings from institutional lenders, equity issuances, and the issuance of debt securities on a secured or unsecured basis.

In connection with the sale of the outlet portfolio on September 25, 2001, the balances of the REMIC facility and the $75 million permanent credit facility were paid or assumed. In addition, simultaneous with the sale, the Company refinanced its $60 million term loan with a $58 million term loan. The $58 million term loan has an interest rate of LIBOR, with a floor of 4.0% plus 3.20%, and expires in November 2003. The term loan can be extended for an additional year providing there are no events of default and the Company extends an interest rate protection agreement for the period of extension.

On January 11, 2000, the Company closed on a $5 million line of credit with a financial institution. In March, 2000, the available borrowings were increased by $5 million to $10 million. The line of credit has an interest rate of LIBOR plus 2.0%. The line of credit balance as of March 31, 2002 was $10 million and matures in May 2002. The line of credit is secured by a community shopping center in Georgia. The Company is in the process of negotiating an extension to the term of the line of credit and reducing the principal by $1 to $2 million.

The Company may enter into additional mortgage indebtedness related to certain joint venture development projects. The Company’s policy is to extend loans to unconsolidated entities only upon terms similar to those that would be made by third parties.

Any additional debt financing, including additional lines of credit, may be secured by mortgages on the properties. Such mortgages may be recourse or non-recourse or cross-collateralized or may contain cross-default provisions. The Company does not have a policy limiting the number of mortgages that may be placed on or the amount of indebtedness that may be secured by, a particular property; however, current mortgage financing instruments limit additional indebtedness on such properties.

Current Cash Needs

Capital Expenditures

The Company anticipates capital expenditures needed to maintain its owned and venture properties will be approximately $2.3 million during 2002. In addition, the Company plans to remodel the Lake Washington shopping center in Florida. The Company estimates the remodeling will cost approximately $0.5 million in 2002. The Company’s current plan also includes an investment of $0.5 million to $1.0 million in its Mobile Festival center located in Alabama during 2003. The Company anticipates that cash generated from operations will provide these funds.

Tenant Allowance and Upfit

The Company’s plan for normal recurring lease up of space includes an estimated $5 to $10 per square foot leased for tenant allowance and/or upfit costs. Annual expenditures depend on leasing activity. The cost per square foot could be significantly higher depending on the tenant mix and overall market conditions. If the Company proceeds with its plans at Mobile Festival, tenant allowance and upfit costs may be significantly higher than normal. The Company anticipates that cash generated from operations will provide sufficient funds for these expenditures.

Development Properties

The construction loan on the Millpond Village shopping center in Raleigh, North Carolina becomes due in December 2002. The ability for the Company to refinance the entire construction loan balance depends on the status of the lease up phase of the property. The Company believes leasing activity for 2002 and the cash on hand will enable the Company to refinance this debt or obtain an extension of the debt along with a manageable level of principal reduction.

20

The construction loan on the Falls Pointe shopping center in Raleigh, North Carolina becomes due in December 2002. The Falls Pointe shopping center is 94% leased and the venture is currently in the process of obtaining permanent financing. The Company anticipates the refinancing will be completed in the second quarter of 2002 and will generate cash proceeds in excess of the construction loan. The venture plans to make distributions of this excess cash in 2002.

Park Place Venture

The debt on the Park Place shopping center in North Carolina becomes due in August 2002. The venture recently met with the current lender and requested a one-year extension on the loan. The venture believes that with continued operations and rent payments from Carmike, a tenant in bankruptcy, and the successful completion of out parcel sales pledged to be used to reduce debt principal and normal principal payments through August 2002, it will be able to refinance the loan. The venture may be required to make a capital call from the venture partners or request a loan from the Company to complete the refinancing process. Any cash needed from the Company would be funded from the Company’s available cash on hand. The Company believes it has adequate cash available to fund the potential needs of this venture, if needed.

WHE Associates, Inc. Litigation

The Company paid damages in the WHE Associates, Inc. litigation of approximately $1.7 million in April 2002. The damages were paid from current cash on hand.

Merchant’s Festival Line of Credit

The Company currently has $10 million outstanding on its line of credit secured by the Merchant’s Festival shopping center in Georgia. The line of credit expires in May 2002. The Company is in the process of obtaining an extension of the line of credit through December 2002. The Company anticipates a required principal reduction of $1 to $2 million to enable the debt to be extended. The Company will use current available cash to pay the principal reduction.

Celebration Shopping Center

The debt on the Company's Celebration shopping center in North Carolina of $5.2 million becomes due in December 2002. The Company is in the process of refinancing the debt and does not believe a principal reduction will be required.

Towne Centre

The Company believes it will sell Towne Centre shopping center located in Mount Pleasant, South Carolina during 2002. It is expected that the sale of the property would generate significant net proceeds in 2002.

Variable Rate Debt

The Company has $85.5 million of variable rate debt on its owned properties. If interest rates rose 100 basis points, it would increase annual interest costs by approximately $0.9 million. The Company anticipates cash generated from operations and its current available cash would be sufficient to cover its debt service costs on variable rate debt.

Long-Term Cash Needs

Term Loan Due 2003

The Company’s $58 million term loan expires in November 2003. The Company can extend the loan for one additional year as long as the Company does not have any loan defaults and agrees to extend its interest rate protection agreement on the loan. The Company believes it will be successful in refinancing this term loan given the expected property operations and its anticipated remaining cash reserves at the time of refinancing.

21

Las Vegas

The Company continues to market its Las Vegas property. The property consists of 25.7 acres of land and a 229,959-square-foot center previously operated as an outlet shopping center. The property is unencumbered and all sales proceeds would be available to the Company. The current economic conditions make it difficult to estimate the timing of the sale of this property.

Lazard Transaction

On August 5, 1998, stockholders approved the Lazard transaction involving Prometheus Southeast Retail LLC’s $200 million purchase of the Company’s Common Stock at $9.50 per share. All funds were used in 1999 and 1998 to fund acquisitions, debt retirement, investments in ventures, common stock repurchases and development.

As part of the Lazard transaction, the Company signed a Contingent Value Rights Agreement with PSR. Under this agreement, if PSR has not essentially doubled its investment (through stock appreciation and dividends) by January 1, 2004, the Company will be required to pay PSR, in cash or stock at its discretion, an amount necessary to achieve such a return, subject to a maximum payment of 4,500,000 shares or the cash value thereof.

Dividends

The Company’s policy is to make a determination regarding its dividend distributions quarterly following review of the Company’s financial results, capital availability, capital expenditures and improvement needs, strategic objectives and REIT requirements. The Company’s policy is to declare dividends in amounts at least equal to 90% of the Company’s taxable income, which is the minimum dividend required to maintain REIT status. The Company has not paid any dividends since April 2001. The Company continually undergoes an evaluation of its capital needs, including the renovation of certain community shopping centers and reduction of debt. Consistent with the Company’s policy, the Company will evaluate and determine any dividend payment each quarter based on its operating results and capital needs. Although the decision is made on a quarterly basis, the company has no present intention to pay cash dividends until a long-term strategic direction is established.

Economic Conditions

Inflation has remained relatively low during the past three years with certain segments of the economy experiencing disinflation, such as apparel sales. Disinflation in this market segment has slowed the growth of tenant sales, which adversely affects the Company’s revenue due to lower percentage and overage rents on some properties. Any weakness in the overall retail environment as it relates to tenant sales volumes may have an impact on the Company’s ability to renew leases at current rental rates or to re-lease space to other tenants. A decline in sales can effect renewal of tenant leases as well as the viability of the tenant, which could result in reduced revenue. Percentage and overage rent are directly impacted by sales volumes and represented 4% and 2% of the Company’s total revenue for the three months ended March 31, 2002 and 2001, respectively. Continuation of this economic trend may affect the Company’s operating centers’ occupancy rates, rental rates, and concessions, if any, granted on new leases or re-leases of space. This in turn may cause fluctuations in the cash flow from the operation and performance of the operating centers.

Disclosure Regarding Forward Looking Statements

Some of the information in this Quarterly Report on Form 10-Q are forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects under the headings “Business” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” You can identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” or other similar words. Although we believe that our plans, projections and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that our plans, projections or expectations will be achieved. When considering such forward-looking statements, you should keep in mind the following important factors that could cause our actual results to differ materially from those contained in any forward-looking statement:

•	our markets could suffer unexpected increases in development of competitive retail properties;
•	the financial condition of our tenants could deteriorate;
•	the costs of our development projects could exceed our original estimates;

22

•	we may not be able to complete development or joint venture projects as quickly or on as favorable terms as anticipated;

•	we may not be able to lease or re-lease space quickly or on as favorable terms as old leases;

•	we may have incorrectly assessed the environmental condition of our properties;

•	we may not be able to refinance debt on as favorable terms as anticipated;

•	an increase in interest rates would increase our debt service costs;

•	we could lose key executive officers and employees and/or the cost to retain such personnel may increase;

•	our markets may suffer decline in economic growth or increase in unemployment rates;

•	the perception of community shopping centers by investors might deteriorate;

•	general and administrative costs, as a percentage of revenue, may increase as the size of portfolio decreases.

Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances or to reflect the occurrence of unanticipated events.

23

Item 3—Quantitative and Qualitative Disclosures about Market Risk

The effects of potential changes in interest rates are discussed below. Our market risk discussion includes “forward-looking statements” and represents an estimate of possible changes in future earnings that would occur assuming hypothetical future movements in interest rates. These disclosures are not precise indicators of expected future results, but only indicators of reasonably possible results. As a result, actual future results may differ materially from those presented. See “Management's Discussion and Analysis of Results of Operations—Liquidity and Capital Resources,” which provides information related to these financial instruments.

To meet in part long-term liquidity requirements, the Company borrows funds at a combination of fixed and variable rates. In addition, the Company has assumed fixed rate debt in connection with acquiring properties. The Company's interest rate risk management objective is to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs. Currently, the Company is party to an interest rate agreement which limits the interest to a maximum of 9.66% on $58.0 million of variable rate debt. As of March 31, 2002, the Company had approximately $85.5 million of variable rate debt outstanding. If the weighted-average interest rate on this variable rate debt is 100 basis points higher or lower in 2002, our interest expense would have increased or decreased approximately $0.2 million for the three months ended March 31, 2002. The Company has $5.2 million of fixed rate debt maturing in 2002.

24

PART II

Item 1.    Legal Proceedings

On June 11, 1999, WHE Associates, Inc., purportedly a licensed real estate broker, filed a lawsuit claiming that the Company is liable to the plaintiff for a “finder’s fee” in the amount of $2 million to $4 million. Plaintiff sought its purported fee pursuant to both breach of contract and equitable claims. At a hearing held on January 5, 2000, the plaintiff’s motion for summary judgment was denied as to its contractual claims and granted as to liability with respect to its equitable claims. The case was tried before a jury during November 2000. As the trial began, the plaintiff dismissed its contract claims and proceeded to try only the issue of damages with respect to its equitable claims. The jury returned a verdict in favor of the plaintiff as to damages with respect to those claims, and on November 27, 2000, a judgment was entered by the court in favor of the plaintiff in the amount of $2,756,550. In an opinion issued on February 1, 2002, the Maryland Court of Special Appeals reversed the $2,756,550, judgment on plaintiff’s detrimental reliance claim entered by the Circuit Court of Baltimore City on November 27, 2000. Nevertheless, it also held that there were insufficient grounds for reversal of the verdict returned on plaintiff’s remaining claims of unjust enrichment and quantum meruit. Although the appellate court left application of its ruling on the remaining claims to the trial court, it did instruct the trial court that the two remaining verdicts reflected the same damages and that the trial court should enter the judgment as to one, not both. On April 4, 2002, the trial court entered a new, significantly reduced judgment in the amount of $1,275,000, plus interest in the amount of $407,000. The Company paid the damages on April 4, 2002.

The Company previously formed a joint venture, Atlantic Realty LLC, with Effell LLC for the development, ownership and operation of Peak Plaza Shopping Center in Apex, North Carolina and University Shopping Center in Pembroke, North Carolina. The Company, through KPT Properties, L.P., is the managing member of the joint venture and Effell is its non-managing member. On July 17, 2001, Effell, on behalf of Atlantic Realty, filed a lawsuit against the Company in the Superior Court of Wake County, North Carolina alleging that the Company breached its fiduciary duty as managing member of the joint venture by failing to adequately manage, maintain and lease the joint venture’s shopping centers and to sell its outparcels. Atlantic Realty seeks equitable relief and monetary damages. The Company believes that it has meritorious defenses against Atlantic Realty’s allegations and intends to vigorously defend this litigation. Discovery in the matter is proceeding. Due to the inherent uncertainties of litigation, the Company is not able to predict the outcome of this litigation. At this time, the Company does not expect the result of this litigation to have a material adverse effect on its business, financial condition and results of operations.

On March 15, 2002, a purported class action lawsuit was filed on behalf of all shareholders of the Company not affiliated with any of the defendants in the Circuit Court for Baltimore City against the Company, certain officers and directors of the Company and Prometheus Southeast Retail Trust (“Prometheus”). The complaint alleges, among other things, that in connection with a non-binding offer by Prometheus to acquire all of the remaining shares of the Company that it does not already own, (1) Prometheus, as majority shareholder of the Company, is purportedly engaging in self-dealing, acting in bad faith, and breaching its fiduciary duties toward the Company’s other public shareholders, and (2) the named officers and directors of the Company, who Prometheus allegedly controls, are breaching fiduciary duties to the Company’s other public shareholders. The plaintiffs seek equitable relief and monetary damages. On April 3, 2002, two additional similar purported class action lawsuits were filed. The Company believes that the defendants have meritorious defenses to the plaintiffs’ allegations. The Company intends to vigorously defend this litigation.

Item 2.    Changes in Securities and Use of Proceeds

None

Item 3.    Defaults Upon Senior Securities

None

Item 4.    Submission of Matters to a Vote of Security Holders

None

25

Item 5.    Other Information
None

Item 6.    Exhibits and Reports on Form 8-K

(a)  (1)   Included with this report is the following exhibit

Exhibit	Title

10.1	Form of Indemnification Agreement entered into with members of the Special Committee of the Board of Directors

None

(b)   Reports on Form 8-K

None

26

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

KONOVER PROPERTY TRUST, INC.

By:	/s/ DANIEL J. KELLY

Executive Vice President and Chief Financial Officer

Date: May 14, 2002

27

Appendix L

MCCARTER & ENGLISH LETTERHEAD APPEARS HERE

September 26, 2001

RE:     Konover Property Trust, Inc.
  Series A Convertible Preferred Stockholder Group

Mr. Simon Konover
Mr. J. Michael Maloney
Mr. William D. Eberle
Ms. Carol R. Goldberg
L. Glenn Orr, Jr., Esq.
Mr. Robert A. Ross
Mr. Philip A. Schonberger
Mr. Mark S. Ticotin
Mr. Andrew E. Zobler
Konover Property Trust, Inc.
3434 Kildaire Farm Rd.
Suite 200
Raleigh, NC 27606

Dear Board Members:

We represent the holders of Series A Convertible Preferred Stock of Konover Property Trust, Inc. (the “Preferred Shareholder Group”). We have been informed by counsel to the Special Committee that at the Board of Directors meeting last month no decision was made regarding whether to proceed with the liquidation of the company’s non-outlet assets at this time. Our clients object to this lack of decision and believe that it is clearly against the best interests of the company and the Preferred Shareholder Group. The company should continue liquidation plan.

As you are all no doubt aware, the Preferred Shareholder Group is entitled to a liquidation preference. The Board’s continuing delays in this process, dating back to the announcement of their intention to consider an asset sale late last year, seriously jeopardizes the value of that preference, and indeed, damages the interests of the Preferred Shareholder Group in general. It also appears at this time that there may be undue influence on the Board by other potentially conflicted shareholders of the company whose interests are not consistent with acting in the best interests of the company. We urge the Board to move forward with the liquidation of the Company’s non-outlet assets.

MCCARTER & ENGLISH, LLP
Konover Property Trust, Inc.
September 26, 2001

Although our investigation is still ongoing, as of now there may well be a basis for legal action against the Board of Directors, the Special Committee that was charged with advising the Board of Directors as to whether or not to proceed with the liquidation of the company’s non-outlet assets, and against the majority shareholders of the company. Should the Board fail to take the appropriate action we will not hesitate to proceed along those lines. In any case, we expect a full, fair and satisfactory explanation, in writing, as to the reasons and basis for the Board’s failure to act, including any professionals consulted and deliberations undertaken. If the Board does not act or we do not receive a satisfactory explanation as to the basis for the Board’s actions, or lack thereof, we will pursue all avenues available to us on behalf of our client.

We appreciate your prompt attention and responses to this very important matter.

Very truly yours,

Seth T. Taube

                                                                      Appendix M

KONOVER
PROPERTY TRUST

October 10, 2001

Seth T. Taube, Esq.
McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
P.O. Box 652
Newark, NJ 07101-0652

Dear Mr. Taube,

We are in receipt of your letter to the Board of Directors of the Company dated
September 26, 2001. We understand that the Preferred Shareholder Group desires a prompt liquidation of the Company. We must inform you, however, that the Board has not resolved to liquidate the Company.

As the Company has announced, on June 19, 2001, the Board of Directors formed a special committee composed solely of independent directors to evaluate the
Company's strategic alternatives with respect to its non-outlet assets and to make a recommendation to the full Board. Having successfully sold the outlet portfolio, the Board's principal focus is on the evaluation of the Company's strategic alternatives with respect to the remainder of the portfolio.

We intend, based on our considered business judgment, that the chosen alternative will be in the best interest of the Company, not merely the
Preferred Shareholder Group. We are devoting our efforts to achieve this goal.

Although you have requested information about the deliberations of the Board, it would be inappropriate to disclose selectively such material, non-public information.

Very truly yours,

KONOVER PROPERTY TRUST, INC.

By  /s/ J. Michael Maloney
    ----------------------------
    J. Michael Maloney
    Chief Executive Officer

cc: Rebecca Lamberth

                                                                      Appendix N

KAYE SCHOLDER LLP

                                                  William E. Wallace, Jr.
                                                  212 836-8556
                                                  Fax 212 836-7152
                                                  wwallace@kayescholer.com

                                                  425 Park Avenue
                                                  New York, New York 10022-3598
                                                  212 836-8000
                                                  Fax 212 836-8689
                                                  www.kayescholer.com

                                October 10, 2001

VIA TELECOPY AND
U.S. MAIL

Seth Taube, Esq.
McCarter & English LLP
Four Gateway Center
100 Mulberry Street
Newark, NJ 07102-4096

Dear Mr. Taube:

               I am writing in response to your letter to the Board of Directors of Konover Property Trust, Inc. As you know, we represent the Special Committee that has been set up by the Board of Directors.

               We are puzzled by the strident tone of your letter and the inaccuracies contained therein. The Board of Directors has never adopted a plan of liquidation as your letter states and, therefore, cannot continue such a plan as your letter urges.

               The Board of Directors and the Special Committee are exploring a number of alternatives for the Company, one of which includes a sale of assets and the Company has engaged Credit Suisse First Boston to solicit bids in this regard. These efforts have already resulted in the sale of the Company's outlet assets, a transaction which closed last month. Your letter implies that the
Board of Directors should liquidate the Company's assets as quickly as possible at any price so that the preferred shareholders can cash out as quickly as possible. The Special Committee does not believe that pursuing such a course of action is consistent with its duties under Maryland corporate law. We are surprised that you think otherwise and are threatening litigation as a means to advance the views of your clients.

               You further allege that "there may be undue influence on the
Board by other potentially conflicted shareholders of the company whose interests are not consistent with acting in the best interests of the company."
By this we assume you are referring to Prometheus Southeast Retails LLC, an affiliate of Lazard Freres Real Estate Investors, LLC, which holds a majority of the voting control of the Company. The Special Committee was formed specifically

KAYE SCHOLER LLP

Seth Taube, Esq.                    2                           October 10, 2001

to address any conflicts which might arise between the Company and this shareholder in exploring alternatives available to the Company. If, by your letter, you meant to impugn the integrity of the individuals who are serving on the Special Committee, you are sorely misguided. The Special Committee consists of independent, business savvy people who are not, and will not be, intimidated by any individual or group of shareholders. The Special Committee has been performing and will continue to perform, its duties as directors and members of the Special Committee in accordance with Maryland corporate law.

               Since you have threatened litigation against the Company, the
Board of Directors and the Special Committee, we have advised the Special
Committee not to share its deliberations or other information with you unless required to do so under law or pursuant to a contractual agreement.

                                                    Very truly yours,

                                                    /s/ William E. Wallace, Jr.
                                                    ---------------------------
                                                    William E. Wallace, Jr.

WEW/rls

cc: W.D.Eberle
    Carol Goldberg
    Glenn Orr

Appendix O

June 17, 2002
Special Committee of the Board of Directors of Konover
Property Trust, Inc.
3434 Kildaire Farm Road
Suite 200
Raleigh, North Carolina 27606
Attn: Mr. William Eberle, Chairman

Dear Mr. Eberle:

We are writing to you on behalf of the Series A Convertible Preferred Shareholders (the “Preferred Shareholders”) in Konover Property Trust, Inc. (“Konover” or the “Company”), as their financial advisor. The concerns expressed herein are in addition to the legal claims asserted last Friday in the Federal District Court and relate to the pricing, process and pending outcome of the strategic alternatives reviewed by the Board of Directors. Specifically, we urge you to allow us to meet with your financial advisors, Credit Suisse First Boston, and the Special Committee, prior to making any irreversible commitments on behalf of the Preferred Shareholders. We support that request on the following basis.

Regardless of the structure of the transaction, which we challenge below, our first point of issue regards the potential purchase price for a share of common stock of the Company, at least as indicated by the public bids of Prometheus Southeast Retail Trust, and its affiliates, including Lazard Freres Real Estate Investors, LLC (“Lazard”). Based upon the public filings and the Arthur Andersen audited financial statements of the Company for the year 2001 and the first quarter of 2002 as well as the 8(k) filing on May 15, 2002, the book value per share of common stock of the Company is approximately $3.87 (even including a cash out of the Lazard Contingent Value Right), or roughly twice the amount per share offered by Lazard, your 66% controlling shareholder. Undepreciated value per common share, usually a more accurate indicator of true real estate value, since well-managed real estate tends to appreciate in value, not decrease in value, is approximately $4.89 per common share. This stark discrepancy appears to suggest only two possible conclusions: first, that Lazard is purchasing the Company at a bargain price, and/or second, that the Company’s financial statements are inaccurate. The first outcome speaks for itself and is the primary reason we believe that liquidation is the only fair strategic direction for the Company. As to the second conclusion, while we note that you have stated the possibility of further impairment of value in your recent public filings, we are outraged by the suggestion of this possibility. Specifically, the Company has been a serial impairer of value, having by our count written down the value of properties on at least six occasions, for a total of between approximately $147,000,000 and $167,000,000 (depending on treatment of write downs to investments or to losses in unconsolidated entities), or between $4.48 and $5.09 per common share. Assuming hypothetically that the Lazard offer represents fair value, a suggestion we find very difficult to believe, this additional write down would cause further shareholder wealth destruction of approximately $47,000,000, or an additional $1.36 per share. Thus, the cumulative shareholder wealth destruction in this scenario approximates a stunning total of $194,000,000 to $214,000,000, or $5.91 to $6.52 per share. Moreover, since all of this impairment occurred during a strengthening real estate market, it is hard to understand why this is not prima facie evidence of gross negligence, or worse, by the Company. This result also raises a host of other questions, which, while outside the scope of this particular letter we would like to separately understand, such as why the recent termination of the Company’s CEO and CFO resulted in lush severance payments of approximately $7,000,000 for such an astonishing performance on behalf of shareholders.

Our next concern relates to the decision making process that appears to have resulted in a decision to pursue the structural choice of a corporate stock-for-stock merger, potentially with an affiliated private company, as the best solution for maximizing shareholder value. The Company has stated in various public filings that “it is evaluating various long-term strategic alternatives, including the possible sale of the Company or other business combination or remaining an independent public company,” Konover 2001 Form 10(k) page 21. The Konover 2001 Form 10(k) on page 3 states, “the Company’s immediate focus will be on working with CSFB in evaluating the Company’s strategic alternatives, which may include the sale of the Company, privatization or a merger or other business combination.” Having participated as a financial advisor to real estate companies that were both buyers and sellers under similar circumstances, we find it difficult to understand based on the publicly available facts how any of these options, especially a business combination with another company, especially a private company, could possibly be the best choice for maximizing shareholder value for either the minority common shareholders or the Preferred Shareholders. First, such a structure requires a bidder to compete on an unlevel playing field with a 66% insider owner, since any bid would merely serve as a stalking horse for Lazard, which could easily match such offer since it would require buying only 34% of the Company, or alternatively simply be vetoed by Lazard as a requisite part of the shareholder approval process. Second, a corporate transaction requires a bidder to value and purchase not only the underlying properties, but all the baggage of its other assets and liabilities. Since at last count this included at least six lawsuits, substantial severance payments and other difficult to quantify liabilities, the inhibiting impact is overwhelming for a non-insider. Third, a potential bidder that might want some but not all of the properties would likely choose not to participate in such an exercise. In summary, given the significant cost, time and energy required in such an effort, as well as the chilling and intimidating threat of a Lazard veto, it is impossible to believe that a sufficient number of bidders would participate, and thereby a true auction resulting in fair value being achieved.

A better, but not best, option would involve a cash sale of the remaining entire Company or its underlying assets, either as a portfolio or in smaller groups. Unlike the corporate merger option, bidders would be on a level playing field, since bidders would usually be free to bid on any or all of the assets, and only the assets they really wanted. Lazard would not be in a position to veto any transaction other than their own. This would undoubtedly better maximize proceeds to the Company than a highly conflicted entity transaction. Second, a bidder would not have to guess at (and bidders always are forced to guess conservatively, reducing value to shareholders) and would not have to draw assumptions about the ultimate cost of any and all liabilities, or worse, not participate at all. Third, the time, cost and complexity of underwriting a group of assets is meaningfully less than underwriting an entire company.

Based on our knowledge and experience, completing the liquidation of the Company, a process already well underway, is the outcome that would maximize value for both the Preferred Shareholders and the minority shareholders. However, liquidation, in many ways the most obvious solution, is surprisingly not mentioned by the Company in its public filings as a strategic alternative. For many of the reasons noted in the paragraph above, the greatest number of bidders are likely to participate under this liquidation scenario, since they could bid on only the assets they really wanted to own, they would not have to assume unquantifiable liabilities and Lazard would not be able to reject such offers. Because all the net proceeds of such sales are distributed to all shareholders, there is no chance that a controlling shareholder such as Lazard would benefit by purchasing the assets for anything less than full market value.

In your role as an Independent Director representing the best interests of all shareholders, it is very difficult for us to understand how your current course of action is best for any shareholder, except Lazard. A windfall to Lazard is not only possible in selling the Company at a discount in a flawed auction, it is a strong likelihood under your apparent current course of action. Further, as you are undoubtedly aware, there is strong precedent for such a liquidation strategy, as a number of real estate investment trust Boards that are, or were similarly situated to, the Company have recently chosen the liquidation option as in the clear best interests of their shareholders, including two neighborhood shopping center companies. Specifically, no less than five REITs have completed or have approved plans of liquidation in the last year, including Pacific Gulf Properties, Inc., AMRESCO Capital Trust, MGI Properties, Burnham Pacific Properties, Inc. (“Burnham”) and Malan Realty Investors, Inc. (“Malan”), the latter two companies in the same neighborhood shopping center business as yourselves.

In the case of Burnham, a neighborhood shopping center REIT, that company, with Goldman, Sachs & Co. as advisor, “undertook a review of its strategic alternatives, including consideration of a merger of the Company, a sale of all or some assets of the Company, and a reorganization of the Company. The Company’s Board of Directors subsequently determined that, in its business judgment, a liquidation of the Company was the alternative most likely to maximize shareholder value,” Burnham Schedule 14(a) Proxy Statement dated November 28, 2000 page 13. The only two potential negatives cited by the Board to the liquidation option were “stockholders will no longer participate in any future earnings or growth of our assets or benefit from any increases in the value of our assets once such assets are sold; and our stockholders may, depending on their tax bases in their stock, recognize taxable gains in connection with the completion of the liquidation,” Burnham Schedule 14(a) Proxy Statement dated November 28, 2000 page 3. Fortunately or unfortunately, those two considerations have no relevancy in the Konover case insofar as the Company has only massively destroyed shareholder value, not created it, and secondly, due to such destruction, taxable capital gains are something with which shareholders in this Company will never become acquainted. In the shareholder vote for the plan of liquidation in December 2000, 96.5% of those voting, including the preferred shareholders on an as converted basis, favored liquidation, a plan that is proceeding successfully.

With reference to Malan, a troubled retail REIT like Konover, with 58 properties containing 5.4 million square feet of space, including a number of Kmart leases, Jeffrey D. Lewis, Malan’s chief executive officer stated in a press release dated March 19, 2002, “From the time the current board was elected, our strategic plan has always included all possible options, including liquidation. At this juncture, the board has decided that liquidation offers the best possibility for shareholders to realize a premium to the current trading price of our stock.” Their plan of liquidation, already partially underway with asset sales much like Konover, will be formally effective after shareholder approval this summer.

While we understand your process is at an advanced stage, it has already been ongoing for over a year. With Independent Directors and Boards under appropriately heightened scrutiny given other recent corporate debacles, surely a delay of several weeks to reconsider this critical decision is a small cost for ensuring a fair outcome for all shareholders. We urge you to not irrevocably commit to a misguided transaction that will become enmeshed in even more litigation without the input of the Preferred Shareholder constituency.

All shareholders in Konover have suffered substantial losses over the last five years; we believe it is the fiduciary duty of the Board, especially the Independent Directors, to at least let all shareholders salvage 100% of the remaining value of the Company, not some lesser amount, even a penny less, which is unfairly stripped from the minority common shareholders and Preferred Shareholders and gifted to Lazard in a conflict of interest insider trade. Liquidation is the correct choice. We appreciate your review of this perspective and stand ready to meet with the Special Committee at your convenience.

Very truly yours,

David R. Jarvis
Senior Managing Director
Mercury Partners LLC,
on behalf of the Series A Convertible Preferred Shareholders

CC: Diserio, Martin, O’Connor & Castiglioni LLP

                                  INSTRUCTIONS

1.   If your shares are registered in your own name, please promptly complete, sign, date and mail the attached proxy card to Konover Property Trust, Inc.
     in the postage-paid envelope provided.

2.   If your shares are held in the name of a brokerage firm, bank nominee, or other institution, only it can sign a proxy card with respect to your shares and only after receiving your specific instructions. Your broker will provide you with directions regarding how to instruct your broker to vote your shares. Without your instructions, your shares will not be voted, which will have the same effect as a vote against the merger proposal.

3.   Abstentions will have the same effect as a vote against the merger proposal.

4.   If you sign and return your proxy card or give your broker instructions on how to vote your shares, you have every right to change your vote at any time before the vote is tabulated at the special meeting.

5.   If your shares are registered in your own name, you may revoke your proxy card at any time before it is voted at the special meeting by:

     (a)  delivering to Konover's secretary a written notice, bearing a later date than the previously delivered proxy card, revoking the proxy card;

     (b)  executing, dating, and delivering to Konover's secretary a subsequently dated proxy card; or

     (c)  attending the meeting and voting in person. Attendance at the meeting will not, by itself, constitute revocation of a proxy card.

     Any written notice revoking a proxy card should be delivered to: Robin W.
     Malphrus, Secretary, Konover Property Trust, Inc., 3434 Kildaire Farm Road,
     Suite 200, Raleigh, North Carolina 27606. Only your latest dated proxy card will count.

6.   If you have instructed a broker to vote your shares, you must follow the directions received from your broker in order to change your vote or to vote at the special meeting.

7.   If you have any questions about giving your proxy or if you require assistance, please call: Robin Malphrus, Secretary, Konover Property Trust,
     Inc., 3434 Kildaire Farm Road, Suite 200, Raleigh, North Carolina 27606,
     Telephone (919) 372-3000.

                               THIS IS YOUR PROXY
                             YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the special meeting of stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy card (attached below) in the enclosed envelope or by promptly instructing your broker how to vote your shares. Thank you for your attention to this matter.

                                      PROXY
                          KONOVER PROPERTY TRUST, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                TO BE HELD ON [MEETING DAY], [MEETING DATE], 2002

     The undersigned stockholder of Konover Property Trust, Inc. ("Konover"), a
Maryland corporation, hereby acknowledges receipt of the Notice of Special
Meeting and Proxy Statement dated _________, 2002 and hereby appoints [J.
Michael Maloney] and [William D. Eberle], and each of them (with full power to act alone), as proxies for the undersigned, with full power of substitution to each, for and in the name of the undersigned, to vote all shares of Konover common stock which the undersigned held of record on [record date], 2002, at the special meeting of stockholders to be held on [meeting day], [meeting date],
2002 at [meeting time], at [meeting address, city, state], and at any adjournments or postponements thereof, with all powers that the undersigned would have if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. The undersigned hereby revokes any proxy heretofore given with respect to such special meeting of stockholders.

     This proxy, when properly executed, will be voted in the manner instructed herein by the undersigned stockholder. If this proxy is executed but no instructions are given, the votes entitled to be cast by the undersigned will be cast for the approval of the merger proposal. This proxy delegates discretionary authority to vote with respect to any other matters that properly come before the meeting or any adjournment or postponement thereof.

                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

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    Please mark your votes in the following manner using dark ink only: [X].

   This proxy, when property executed, will be voted in the manner instructed below. If no instructions are indicated, this proxy will be voted for each proposal.

           The board of directors recommends a vote for each proposal.

     1.   To approve the merger of PSCO Acquisition Corp. with and into Konover
          Property Trust, Inc.; the Agreement and Plan of Merger, dated as of
          June 23, 2002, as amended on July 26, 2002, by and between PSCO
          Acquisition Corp. and Konover Property Trust, Inc.; and the amendments to the charter of Konover Property Trust, Inc. contemplated by the
          Agreement and Plan of Merger.

                  [ ]  FOR          [ ]  AGAINST              [ ]  ABSTAIN

     2.   To vote in their discretion, upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof, including, without limitation, a proposal to adjourn to provide additional time to solicit votes to approve the merger agreement and the merger.

                  [ ]  FOR          [ ]  AGAINST              [ ]  ABSTAIN

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each person should sign. If signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If signing as a corporation, please sign with full corporate name by duly authorized officer(s), stating title. If signing as a partnership, please sign in partnership name by authorized person(s).

Please vote, date, sign and promptly return this proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.

Signature:                               Dated:                  , 2002
            ---------------------------          ----------------

Signature:                               Dated:                  , 2002
            ---------------------------          ----------------

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